As filed with the Securities and Exchange Commission on May 29, 2026.

Registration No. 333-294660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital Asset Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

174 Nassau Street, Suite 2100

Princeton, New Jersey 08542

Telephone: (609) 924-0759

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Ort

Co-Chairman and Principal Executive Officer

174 Nassau Street,

Princeton, New Jersey 08542

Telephone: (609) 924-0759

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elliott Smith

Sarah Ross

Jordan Leon

Perkins Coie LLP

1155 Avenue of the Americas

New York, New York 10036

Tel: (212) 262-6900

Michael F. Meskill

Byron Egan

Emily Leitch

Jackson Walker L.L.P.

100 Congress Avenue, Suite 1100

Austin, Texas 78701

Tel: (512) 236-2000

Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*	Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Companies Act (as revised) of the Cayman Islands and a domestication under Section 10.101-10.156 of the Texas Business Organizations Code, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Texas. All securities being registered will be issued by Digital Asset Acquisition Corp. (after its domestication as a corporation incorporated in the State of Texas and the Merger (as defined herein)), the continuing entity following the Domestication and the Merger, which will be renamed “OGB Financial Company.”

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Old Glory Holding Company	Delaware	6022	87-3523038

(1)	The Co-Registrant has the following principal executive office:

Old Glory Holding Company

3401 NW 63rd Street, Ste 600

Oklahoma City, Oklahoma 73116

Telephone: 888-446-5345

(2)	The agent for service for the Co-Registrant is:

Mike P. Ring

President and Chief Executive Officer

3401 NW 63rd Street, Ste 600

Oklahoma City, Oklahoma 73116

Telephone: 888-446-5345

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION DATED MAY 29, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

DIGITAL ASSET ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS

FOR UP TO 62,075,000 SHARES OF COMMON STOCK AND

15,128,035 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

OF

DIGITAL ASSET ACQUISITION CORP.

(TO BE RENAMED “OGB FINANCIAL COMPANY” FOLLOWING DOMESTICATION IN

THE STATE OF TEXAS AND IN CONNECTION WITH THE BUSINESS COMBINATION

DESCRIBED HEREIN)

The board of directors of Digital Asset Acquisition Corp., a Cayman Islands exempted company (referred to herein prior to the Domestication (as defined below) as “DAAQ,” and subsequent to the Domestication as “OGB Pubco” or “Pubco”), has unanimously approved and determined to be in the best interests of DAAQ and its shareholders the business combination among DAAQ and Old Glory Holding Company, a Delaware corporation registered as a Bank Holding Company under the Bank Holding Company Act of 1956 (“Old Glory”) pursuant to the terms and conditions included in the Business Combination Agreement, dated January 13, 2026, between DAAQ and Old Glory (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (1) DAAQ will domesticate (the “Domestication”) as a Texas corporation in accordance with the Texas Business Organizations Code (the “TBOC”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of DAAQ (as may be amended from time to time, the “Cayman Constitutional Documents”); (2) following the Domestication, Old Glory will merge with and into OGB Pubco, upon which the separate corporate existence of Old Glory will cease and OGB Pubco will be the surviving corporation (the “Merger”); and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the Merger and the Domestication, the “Business Combination”). Upon the closing of the Business Combination (the “Closing”), Pubco will be renamed “OGB Financial Company.”

In connection with the Business Combination, DAAQ will redeem the DAAQ Public Shares properly tendered for redemption pursuant to the Cayman Constitutional Documents (the “Redemption”). Immediately prior to the Domestication, each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of DAAQ (each a “DAAQ Class B Share”) will convert automatically, on a one-for-one basis, into one Class A ordinary share, par value $0.0001 per share, of DAAQ (each a “DAAQ Class A Share” and together with the DAAQ Class B Shares, the “DAAQ Ordinary Shares”) (the “Sponsor Share Conversion”).

In connection with the Domestication and at least one day prior to the Closing, (i) each then issued and outstanding DAAQ Class A Share (that was not redeemed pursuant to the Redemption) will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of OGB Pubco (“OGB Pubco Common Stock”); (ii) each of the then issued and outstanding warrants representing the right to purchase one DAAQ Class A Share (each a “DAAQ Warrant”) shall automatically become a warrant to acquire one share of OGB Pubco Common Stock (each a “OGB Pubco Warrant”); and (iii) each of the then issued and outstanding units of DAAQ (“DAAQ Units”) will automatically separate into its component parts of one share of OGB Pubco Common Stock and one-half of one OGB Pubco Warrant.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”):

i.	each outstanding share of Class A common stock, par value $0.0001 per share, of Old Glory (each, an “Old Glory Class A Share”) will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to (A) the sum of (x) the Class A Liquidation Value (as defined in the Certificate of Incorporation of Old Glory to which such Old Glory Class A Share is entitled pursuant to the Certificate of Incorporation of Old Glory, plus (y) the product of (i) the number of shares of Class B common stock, par value $0.0001 per share, of Old Glory (each, an “Old Glory Class B Share” and, together with the Old Glory Class A Shares, “Old Glory Common Stock”) into which such Old Glory Class A Share is convertible pursuant to the Certificate of Incorporation of Old Glory, multiplied by (ii) the Per Share Participating Equity Value (as defined below), divided by (B) $10.00;

ii.	each Old Glory Class B Share will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to (A) (x) $250.0 million, adjusted for indebtedness and unrestricted cash as of the Closing, less the aggregate Class A Liquidation Value of all Old Glory Class A Shares, divided by (y) the aggregate number of shares of Old Glory Common Stock issued and outstanding on an as-converted, fully-diluted basis as of immediately prior to the Effective Time (the “Per Share Participating Equity Value”), divided by (B) $10.00 (the “Per Class B Share Stock Consideration”);

iii.	all equity awards of Old Glory (“Old Glory Equity Awards”) issued and outstanding as of immediately prior to the Effective Time will become fully vested, and will be exchanged for an equity award to be settled in a number of shares of OGB Pubco Common Stock equal to the Applicable Post-Closing Award Number, with an exercise price equal to the Applicable Post-Closing Award Price (each as defined in the Business Combination Agreement); and

iv.	each holder of any warrant that is not an Old Glory Equity Award and is not otherwise exchanged or exercised as of the Effective Time will have the right to exchange such warrant for a warrant to purchase a number of shares of OGB Pubco Common Stock equal to the Applicable Post-Closing Coverage Warrant Number, with an exercise price equal to the Applicable Post-Closing Coverage Warrant Price (each as defined in the Business Combination Agreement).

The DAAQ Units (as defined below), DAAQ Class A Shares and DAAQ Warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “DAAQU”, “DAAQ” and “DAAQW”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the OGB Pubco Common Stock issued in connection with the Business Combination is to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Such waiver would require the affirmative written consent of both parties to the Business Combination Agreement, which consent would only be provided if all other requirements to closing have occurred, including (without limitation) the Transaction Financing and Bank regulatory approvals and Nasdaq approval will be obtained upon customary or ministerial post-closing conditions, or if both such parties reasonably determine that such approval will be obtained promptly following the Closing. The listing condition may not be waived under circumstances in which Nasdaq has affirmatively denied listing of the Pubco Common Stock.

Following the Closing, the OGB Pubco Common Stock and OGB Pubco Warrants are expected to be listed under the proposed symbols “OGB” and “OGBW,” respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the OGB Pubco Common Stock and OGB Pubco Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement, but only upon the conditions set forth above. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the OGB Pubco securities would not be listed on any nationally recognized securities exchange.

In connection with the IPO (as defined below), DAAQ Sponsor LLC (the “Sponsor”), and DAAQ’s directors, executive officers and advisors (together with the Sponsor, the “DAAQ Insiders”) entered into a Letter Agreement (as defined herein) to vote their DAAQ Ordinary Shares in favor of the Business Combination Proposal (as defined herein). Further, concurrently with the execution of the Business Combination Agreement, the DAAQ Insiders entered into the Sponsor Support Agreement with DAAQ and Old Glory, dated as of January 13, 2026 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the total outstanding DAAQ Ordinary Shares.

Compensation of the Sponsor and its affiliates in connection with the Business Combination:

The Sponsor will receive at the Closing (i) 5,635,000 shares of OGB Pubco Common Stock pursuant to the Sponsor Share Conversion and the Domestication, which shares it acquired for an aggregate purchase price of $25,000 and (ii) 3,725,000 OGB Pubco Warrants upon the conversion of 3,725,000 DAAQ Warrants in the Domestication, which it acquired in a private placement consummated simultaneously with the IPO at a price of $1.00 per warrant, for an aggregate purchase price of $3,725,000 (each, a “DAAQ Private Placement Warrant”).

The securities issued to the Sponsor may result in a material dilution of the equity interests of non-redeeming holders of the DAAQ Class A Shares sold in the IPO (“DAAQ Public Shareholders”). See “Summary of the Proxy Statement Prospectus – Dilution”, “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” and “Information About DAAQ - Executive and Director Compensation”.

No compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, or any of its affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The reimbursement of expenses and advances and the securities issued to the Sponsor may result in a material dilution of the equity interests of non-redeeming DAAQ Public Shareholders. See “Summary of the Proxy Statement Prospectus – Dilution”, “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” and “Information About DAAQ - Executive and Director Compensation”.

Potential conflicts of interest in connection with the Business Combination: There may be actual or potential material conflicts of interest between or among (i) the DAAQ Insiders, Old Glory’s officers and directors and (ii) unaffiliated security holders of DAAQ. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of DAAQ’s directors and officers and the compensation of the Sponsor in connection with the Business Combination. See the section entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination”. Old Glory’s managers and executive officers have interests in the Business Combination that are different from, or in addition to, those of the DAAQ shareholders and warrant holders generally. See the section entitled “The Business Combination Proposal - Interests of the Old Glory Directors and Executive Officers”.

This proxy statement/prospectus covers (A) up to 62,075,000 shares of OGB Pubco Common Stock that are to be issued or may be issuable (including (i) up to 17,250,000 shares upon the conversion of DAAQ Public Shares, (ii) up to 5,750,000 shares upon conversion of the Founder Shares, (iii) up to 25,000,000 shares to shareholders of Old Glory in connection with the Merger (including options and warrants), (iv) up to 8,625,000 shares that may be issued upon the exercise of DAAQ Public Warrants, and (v) up to 5,450,000 shares that may be issued upon the exercise of DAAQ Private Placement Warrants) and (B) (i) up to 14,075,000 OGB Pubco Warrants upon the conversion of the DAAQ Warrants and (ii) up to 1,053,035 OGB Pubco Warrants upon conversion of certain Old Glory warrants and options.

DAAQ will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [_______], Eastern Time, on [_______], 2026 at the offices of Perkins Coie LLP located at 1155 Avenue of the Americas, New York, NY 10036, and virtually via live webcast at [_______]. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of Perkins Coie LLP at 1155 Avenue of the Americas, New York, New York 10036. You or your proxyholder will be able to attend and vote at the extraordinary general meeting in-person or online by visiting and using a control number assigned by Efficiency Inc. (f/k/a Lucky Lucko, Inc.) (“Efficiency”). To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

If you have any questions or need assistance voting your DAAQ Ordinary Shares, please contact [●], our proxy solicitor, by calling [●] , or banks and brokers can call collect at [●], or by emailing [●]@[●].com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at .

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of this proxy statement/prospectus.

This proxy statement/prospectus provides shareholders of DAAQ with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of DAAQ. It also contains or references information about DAAQ, Old Glory and OGB Pubco and certain related matters. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the board of directors of DAAQ, you should keep in mind that the Sponsor and DAAQ’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, DAAQ’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating DAAQ. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated          , 2026, and is first being mailed to DAAQ’s shareholders on or about     , 2026.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 29, 2026

DIGITAL ASSET ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 398145)

174 Nassau Street, Suite 2100

Princeton, New Jersey 08542

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON                       , 2026

TO THE SHAREHOLDERS OF DIGITAL ASSET ACQUISITION CORP.:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ”), to be held at , Eastern Time, on , 2026 at the offices of Perkins Coie LLP located at 1155 Avenue of the Americas, New York, NY 10036, and virtually via live webcast at . The extraordinary general meeting will be held for the following purposes:

Proposal No. 1 - The Business Combination Proposal - To consider and vote upon a proposal to approve, by ordinary resolution subject to the approval of the Domestication Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, the Business Combination Agreement, dated as of January 13, 2026 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among DAAQ and Old Glory Holding Company, a Delaware corporation registered as a Bank Holding Company under the Bank Holding Company Act of 1956 (“Old Glory”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication (as defined below), Old Glory will merge with and into OGB Pubco (as defined below), upon which the separate corporate existence of Old Glory will cease and OGB Pubco will be the surviving corporation,, as more fully described in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal”. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Domestication Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, DAAQ’s entry into the Business Combination Agreement, dated as of January 13, 2026, by and between DAAQ and Old Glory, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in the accompanying proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Proposal No. 2 - The Domestication Proposal - To consider and vote upon a proposal to approve, by special resolution of holders of DAAQ Class B Shares (as defined below) subject to the approval of the Business Combination Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, a change in the corporate structure and domicile of DAAQ, which will be accomplished by continuation of DAAQ from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Texas (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by DAAQ filing a certificate of corporate domestication and the proposed new certificate of formation of OGB Pubco (the “Proposed Certificate of Formation”) with the Texas Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, DAAQ will become a Texas corporation and will change its corporate name to “OGB Financial Company” (DAAQ following the Domestication and the Business Combination, “OGB Pubco”) and all outstanding securities of DAAQ will convert to outstanding securities of OGB Pubco, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal”.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of holders of Class B ordinary shares, that, subject to the approval of the Business Combination Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, DAAQ be de-registered in the Cayman Islands pursuant to Article 49 of the Cayman Constitutional Documents and section 206 of the Companies Act, and be registered by way of continuation as a corporation in the State of Texas, and that its name be changed upon continuation from “Digital Asset Acquisition Corp.” to “OGB Financial Company.”

Proposal No. 3 – The OGB Pubco Merger Proposal – To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, by a majority of the shares entitled to vote on such matter at the extraordinary general meeting as required by the Texas Business Organization Code (the “TBOC”) and the Proposed Certificate of Formation, the Merger and the Certificate of Merger, as contemplated by the Business Combination Agreement, pursuant to which, Old Glory will merge with and into OGB Pubco with OGB Pubco surviving, as a result of which all outstanding securities of Old Glory will be exchanged for outstanding securities of OGB Pubco, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “OGB Pubco Merger Proposal”.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of holders of Class B ordinary shares, that, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, and the Organizational Documents Proposal, immediately following the Domestication, the merger of Old Glory with and into OGB Pubco, with OGB Pubco surviving, on the terms and conditions set forth in the Business Combination Agreement, pursuant to TBOC Section 10.1001(d), be approved, ratified and confirmed in all respects. At the Effective Time of the Merger, (i) the Proposed Certificate of Formation will be the Certificate of Formation for OGB Pubco, (ii) the Proposed Bylaws will be the Bylaws for OGB Pubco, (iii) all Old Glory Common Stock shall be cancelled and shares of OGB Pubco Common Stock shall be issued in exchange thereof, in accordance with the Merger consideration set forth in the Business Combination Agreement, and (iv) all Old Glory Equity Awards and warrants shall be exchanged for a replacement equity award and warrant in OGB Pubco as set forth in the Business Combination Agreement.

Proposal No. 4 - The Stock Issuance Proposal - To consider and vote upon a proposal to approve, by ordinary resolution subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Organizational Documents Proposal, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of shares of OGB Pubco Common Stock in connection with the Transactions, including pursuant to subscription agreements that may be entered into prior to the Closing. We refer to this proposal as the “Stock Issuance Proposal”.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Organizational Documents Proposal, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (i) shares of OGB Pubco Common Stock to securityholders of Old Glory and (ii) any other issuances of OGB Pubco Common Stock and securities convertible into or exercisable for shares of OGB Pubco Common Stock pursuant to subscription, purchase or similar agreements DAAQ has entered, or may enter, into prior to the Closing, be approved in all respects”.

Proposal No. 5 - Organizational Documents Proposal - To consider and vote upon a proposal to approve, by special resolution of holders of DAAQ Class B Shares subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Stock Issuance Proposal, the Proposed Certificate of Formation and the proposed new Bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Formation, the “Proposed Organizational Documents”) of OGB Pubco in connection with the Business Combination, which will replace the amended and restated memorandum and articles of association of DAAQ (as may be amended from time to time, the “Cayman Constitutional Documents”). We refer to this proposal as the “Organizational Documents Proposal” and collectively with the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”. The form of each of the Proposed Certificate of Formation and the Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution of holders of Class B ordinary shares, that, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Stock Issuance Proposal, the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and Proposed Bylaws in the form attached to the proxy statement/prospectus as Annex C and Annex D, respectively, including, without limitation, the authorization of the change in authorized share capital as indicated therein, effective upon the effectiveness of the Domestication.”

Proposal No. 6 - The Advisory Organizational Documents Proposals - To consider and vote upon the following three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory, non-binding basis by ordinary resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 6A - Under the Proposed Organizational Documents, OGB Pubco would be authorized to issue (A) 250,000,000 shares of common stock, par value $0.0001 per share (“OGB Pubco Common Stock”), and (B) 50,000,000 shares of preferred stock, par value $0.0001 per share (“OGB Pubco Preferred Stock”).

Advisory Organizational Documents Proposal 6B - The Proposed Organizational Documents would adopt, that unless OGB Pubco otherwise consents in writing to the selection of an alternative forum, the sole and exclusive forum for any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Proposed Certificate of Formation or Proposed Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of such Proposed Certificate of Formation or Proposed Bylaws, or claim as to which the TBOC permits OGB Pubco to select a Texas forum shall be, to the fullest extent permitted by law, the The Proposed Organizational Documents would adopt in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division). If such Texas Business Court does not have jurisdiction, and/or there is a claim or cause of action arising under the Securities Act of 1933 (as amended) or the Securities Exchange Act of 1934 (as amended) then the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas, to the fullest extent permitted by applicable law. The Proposed Organizational Documents will also include that the fullest extent permitted by the TBOC and other applicable law, any person or entity purchasing, otherwise acquiring or holding any interest in any shares of capital stock of Pubco shall be deemed to have notice of and to have irrevocably waived, to the fullest extent permitted by law, any right to trial by jury in any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Prposed Certificate of Formation or the Proposed Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of the Proposed Certificate of Formation or the Proposed Bylaws, or any other claim as to which the TBOC permits a jury trial waiver in the governing documents of a Texas corporation.

Advisory Organizational Documents Proposal 6C - The Proposed Certificate of Formation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of OGB Pubco to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Formation.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as three separate ordinary resolutions, on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Organizational Documents be and are hereby approved and adopted:

●	Proposal No. 6A — To authorize the change in the authorized capital stock of OGB Pubco from (i) 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

●	Proposal No. 6B — To adopt the State of Texas as the exclusive forum for certain stockholder litigation.

●	Proposal No. 6C — To require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of OGB Pubco to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Formation.”

Proposal No. 7 - The Incentive Plan Proposal - To consider and vote upon a proposal to approve, by ordinary resolution subject to the Condition Precedent Proposals, an equity incentive plan in a form mutually agreed to by DAAQ and Old Glory (the “OGB Pubco Incentive Equity Plan”). We refer to this proposal as the “Incentive Plan Proposal”.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Condition Precedent Proposals, the OGB Pubco Incentive Equity Plan, in the form attached to the proxy statement/prospectus of the meeting as Annex L, be adopted and approved.”

Proposal No. 8 - The Adjournment Proposal - To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. We refer to this proposal as the “Adjournment Proposal” and to the Adjournment Proposal, collectively with the Condition Precedent Proposals, as the “Shareholder Proposals.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.”

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of the DAAQ Class A Shares (as defined below) and the DAAQ Class B Shares (as defined below) (collectively, the “DAAQ Ordinary Shares”) at the close of business on [_______], 2026 (the “Record Date”) are entitled to notice of and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

Pursuant to the Cayman Constitutional Documents, the approval of each of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the Class B ordinary shares of DAAQ, par value $0.0001 per share (“DAAQ Class B Shares”), who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the Class A ordinary shares of DAAQ, par value $0.0001 per share (“DAAQ Class A Shares”) will have no right to vote on the Domestication Proposal or the Organizational Documents Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents.

The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of DAAQ’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Each Condition Precedent Proposal is cross-conditioned on the approval of each other Condition Precedent Proposal. Therefore, if any of the Condition Precedent Proposals is not approved, all other Condition Precedent Proposals will have no effect, even if approved by the relevant holders of DAAQ Ordinary Shares. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other proposal to be voted on at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal to be voted on at the extraordinary general meeting.

The approval of the OGB Pubco Merger Proposal requires the affirmative vote of holders of a majority of DAAQ Ordinary Shares entitled to vote at the extraordinary general meeting.

The accompanying proxy statement/prospectus and proxy card are being provided to DAAQ’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of DAAQ’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of DAAQ (the “DAAQ Board”) has unanimously approved and determined to be in the best interests of DAAQ and its shareholders the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to DAAQ’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the DAAQ Board, you should keep in mind that DAAQ’s sponsor, DAAQ Sponsor LLC (the “Sponsor”) and DAAQ’s directors and officers, and/or their affiliates, have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the Sponsor and DAAQ’s officers and directors, and/or their affiliates, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating DAAQ. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” for a further discussion of these considerations.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the Closing, including the Sponsor Support Agreement, the Old Glory Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement. See “Business Combination Proposal - Related Agreements” and “Certain Relationships and Related Person Transactions” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Cayman Constitutional Documents, a holder of DAAQ Public Shares (as defined below) (a “DAAQ Public Shareholder”) may request to redeem all or a portion of such holder’s DAAQ Public Shares for cash if the Business Combination is consummated. As a DAAQ Public Shareholder, you will be entitled to receive cash for any DAAQ Public Shares to be redeemed only if you:

(i)	(a) hold DAAQ Class A Shares, whether they were purchased in the IPO as part of DAAQ units or thereafter in the open market (“DAAQ Public Shares”) or (b) hold DAAQ Public Shares through DAAQ Units and elect to separate your DAAQ units into the underlying DAAQ Public Shares and DAAQ Public Warrants (as defined in the accompanying proxy statement/prospectus) prior to exercising your redemption rights with respect to the DAAQ Public Shares;

(ii)	submit a written request to Efficiency Inc. (f/k/a Lucky Lucko, Inc.) (“Efficiency”), DAAQ’s transfer agent, including the legal name, phone number and address of the beneficial owner of the DAAQ Public Shares for which redemption is requested, that DAAQ redeem all or a portion of your DAAQ Public Shares for cash; and

(iii)	deliver your share certificates for DAAQ Public Shares (if any) along with other applicable redemption forms to Efficiency, physically or electronically through The Depository Trust Company.

DAAQ Public Shareholders must complete the procedures for electing to redeem their DAAQ Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on , 2026 (two business days prior to the initially scheduled date of the extraordinary general meeting) in order for their DAAQ Public Shares to be redeemed.

DAAQ Public Shareholders may elect to redeem DAAQ Public Shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the DAAQ Public Shares will be returned to the respective holder, broker or bank.

If a DAAQ Public Shareholder properly exercises its right to redeem all or a portion of the DAAQ Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Efficiency, and DAAQ initiates the redemption of DAAQ Public Shares in connection with the Business Combination (the “Redemption”) pursuant to the Cayman Constitutional Documents, DAAQ will redeem such DAAQ Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established at the consummation of the IPO (the “Trust Account”) (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals), calculated as of two business days prior to the Closing, divided by the number of then issued DAAQ Public Shares (the “Redemption Price”). For illustrative purposes, as of the Record Date, this would have amounted to approximately $[__] per Public Share. Prior to exercising redemption rights, DAAQ Public Shareholders should verify the market price of the DAAQ Class A Shares as they may receive higher proceeds from the sale of their DAAQ Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. DAAQ cannot assure shareholders that they will be able to sell their DAAQ Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares. If a DAAQ Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its DAAQ Public Shares for cash and will no longer own DAAQ Public Shares. Any request to redeem DAAQ Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with DAAQ’s consent, until the Closing. If a DAAQ Public Shareholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that DAAQ instruct Efficiency to return the shares (physically or electronically). The holder can make such request by contacting Efficiency, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of DAAQ - Redemption Rights” of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your DAAQ Public Shares for cash.

Notwithstanding the foregoing, a DAAQ Public Shareholder, together with any affiliate of such DAAQ Public Shareholder or any other person with whom such DAAQ Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of acquiring, holding or disposing of shares, will be restricted from redeeming its DAAQ Public Shares with respect to more than an aggregate of 15% of the then issued DAAQ Public Shares without the prior written consent of DAAQ. Accordingly, if a DAAQ Public Shareholder, alone or acting in concert or as a group for the purposes of acquiring, holding or disposing of shares, seeks to redeem more than 15% of the then issued DAAQ Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director, officer and advisor of DAAQ (collectively, the “DAAQ Insiders”) have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any DAAQ Ordinary Shares held by them. None of the DAAQ Insiders received separate consideration for their waiver of redemption rights. The Founder Shares (as defined in the accompanying proxy statement/prospectus) held by the DAAQ Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the DAAQ Insiders owned approximately [●]% of the issued and outstanding DAAQ Ordinary Shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain closing conditions, including without limitation: (i) the receipt of all required Bank Regulatory Approvals, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the Registration Statement being declared effective under the Securities Act of 1933, as amended (the “Securities Act”), (iv) the approval of DAAQ’s shareholders, (v) the approval of Old Glory Bank’s shareholders, (vi) the amount of cash available in the Trust Account and actually received by DAAQ or Old Glory Bank from a potential Transaction Financing or other financing (including non-redemption agreements) being equal to or greater than $50,000,000 (the “Minimum Closing Cash Condition”), (vii) receipt of approval from the Nasdaq Stock Market LLC (“Nasdaq”) of Pubco’s initial listing application in connection with the Business Combination, (viii) no law, order or other legal restraint being issued by any governmental entity enjoining or prohibiting the Closing, (ix) the absence of any enforcement action by any banking regulator that was not in place as of the date of the execution of the Business Combination Agreement, (x) there being no deterioration of the bank regulatory ratings from the most recent regulatory examination, (xi) the absence of any material adverse regulatory development as described in the Business Combination Agreement. We cannot assure you as to whether these conditions will be satisfied or waived.

DAAQ’s units, Class A shares and warrants are currently listed on Nasdaq under the symbols “DAAQU”, “DAAQ” and “DAAQW”, respectively. Following the Closing, OGB Pubco Common Stock and warrants to acquire shares of OGB Pubco Common Stock (“OGB Pubco Warrants”) are intended to be listed, subject to Nasdaq approval, under the proposed symbol “OGB” and “OGBW,” respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the OGB Pubco Common Stock and OGB Pubco Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the Nasdaq listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. Such waiver would require the affirmative written consent of both parties to the Business Combination Agreement, which consent would only be provided if all other requirements to closing have occurred, including (without limitation) the Transaction Financing and Bank regulatory approvals and Nasdaq approval will be obtained upon customary or ministerial post-closing conditions, or if both such parties reasonably determine that such approval will be obtained promptly following the Closing. The listing condition may not be waived under circumstances in which Nasdaq has affirmatively denied listing of the Pubco Common Stock. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the OGB Pubco securities would not be listed on any nationally recognized securities exchange.

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of the accompanying proxy statement/prospectus.

Your vote is very important.           Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting or any adjournment thereof. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting, and if the other conditions to the Closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. Therefore, if any of the Condition Precedent Proposals is not approved, all other Condition Precedent Proposals will have no effect, even if approved by the relevant holders of DAAQ Ordinary Shares. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other proposal to be voted on at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO EFFICIENCY THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND DELIVER YOUR PUBLIC SHARES TO EFFICIENCY, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS ABANDONED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING - REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the DAAQ Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Peter Ort
Principal Executive Officer and Co-Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2026 and is first being mailed to shareholders on or about                    , 2026.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our”, and “DAAQ” refer to Digital Asset Acquisition Corp. (which prior to the Domestication (as defined below) is an exempted company incorporated under the laws of the Cayman Islands and thereafter, subject to shareholder approval, will be a corporation incorporated under the laws of the State of Texas). Following the Domestication, DAAQ will be renamed “OGB Financial Company.” DAAQ, following the Domestication, is referred to in this document as “OGB Pubco.” or “Pubco.”

In this document:

“Adjournment Proposal” means the proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

“Advisory Organizational Documents Proposals” means the three proposals to be considered at the extraordinary general meeting to approve by ordinary resolution, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Ancillary Documents” means the Sponsor Support Agreement, the Old Glory Support Agreement, the Lock-Up Agreement, the Transaction Financing Agreements, the Registration Rights Agreement, and each other agreement, document, instrument and/or certificate executed or to be executed in connection with the Transactions.

“Applicable Post-Closing Award Number” means number of shares of Pubco Common Stock equal to the Per Class B Share Stock Consideration for the canceled Old Glory equity award, rounded down to the nearest whole share.

“Applicable Post-Closing Award Price” means an exercise price equal to such exercise price set forth in the applicable Old Glory equity award as of immediately prior to the Effective Time, multiplied by a fraction, (i) the numerator of which is 10, and (ii) the denominator of which is the Per Share Participating Equity Value.

“Applicable Post-Closing Coverage Warrant Number” equals the product (rounded down to the nearest whole number) of (i) the number of Old Glory Class B Shares subject to the applicable Old Glory warrants immediately prior to the Effective Time, and (ii) the Per Class B Share Stock Consideration.

“Applicable Post-Closing Coverage Warrant Price” means an exercise price equal to such exercise price set forth in the applicable Old Glory warrant as of immediately prior to the Effective Time, multiplied by a fraction, (i) the numerator of which is 10, and (ii) the denominator of which is the Per Share Participating Equity Value.

“ASC” means the Financial Accounting Standard Board’s Accounting Standards Codification.

“Bank” means the Old Glory Bank, an Oklahoma state-chartered bank that is directly wholly owned by Old Glory.

“Banking Regulator” means, as applicable, the Board of Governors of the Federal Reserve System and its designees, the Federal Reserve Bank(s) with jurisdiction, the Oklahoma State Banking Department (and, if applicable, the Oklahoma State Banking Board), the Federal Deposit Insurance Corporation, and any other federal or state bank regulatory authority with supervisory or approval jurisdiction over the Parties or the Bank.

“Bank Regulatory Approvals” means, as applicable, all filings, notices, applications, consents, waivers, non-objections, clearances, Permits and expiration of waiting periods required (i) to be provided to or obtained from any Banking Regulator in connection with the consummation of the Transactions, including (A) the Federal Reserve (including, if applicable, any FR Y-3 or related filings) and (B) the Oklahoma State Banking Commissioner, or (ii) under any applicable law, including (A) the Bank Holding Company Act of 1956 and the regulations thereunder, or, (B) the Oklahoma Banking Code and related regulations in connection with the change in control of the Bank, and (C) any other applicable federal and state banking, consumer protection, or financial services Law.

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“Business Combination” means, collectively, the Merger, the Domestication and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 13, 2026, by and between DAAQ and Old Glory, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve by ordinary resolution the Business Combination.

“Cayman Constitutional Documents” means DAAQ’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of the State of Texas to effect the Merger, a copy of the form of which is attached hereto as Annex B.

“Clear Street” means Clear Street LLC.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Cohen” means Cohen & Company Securities, LLC.

“Companies Act” means the Companies Act of the Cayman Islands (As Revised).

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal.

“DAAQ” means Digital Asset Acquisition Corp. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Texas).

“DAAQ Board” means the board of directors of DAAQ.

“DAAQ Class A Shares” means the Class A ordinary shares of DAAQ, par value $0.0001 per share.

“DAAQ Class B Shares” means the Class B ordinary shares of DAAQ, par value $0.0001 per share.

“DAAQ Insiders” means the Sponsor and Supporting Sponsor Shareholders, collectively.

“DAAQ Ordinary Shares” means (a) prior to the occurrence of the Domestication, collectively, the DAAQ Class A Shares and the DAAQ Class B Shares, and (b) from and after the occurrence of the Domestication, OGB Pubco Common Stock.

“DAAQ Private Placement Warrants” means the 5,450,000 DAAQ Warrants, each exercisable for one DAAQ Class A Share at $11.50 per share, purchased by the Sponsor and the Underwriters for an aggregate purchase price of $5,450,000, or $1.00 per warrant in a private placement that closed simultaneously with the IPO. Of the 5,450,000 DAAQ Private Placement Warrants, the Sponsor purchased 3,725,000 DAAQ Private Placement Warrants and the Underwriters purchased 1,725,000 DAAQ Private Placement Warrants.

“DAAQ Public Shareholders” means the holders of DAAQ Public Shares.

“DAAQ Public Shares” means the DAAQ Class A Shares sold in the IPO (whether they were purchased in the IPO as part of the DAAQ Units or thereafter in the open market).

“DAAQ Public Warrant Holders” means the holders of the DAAQ Public Warrants.

“DAAQ Public Warrants” means the DAAQ Warrants included in the DAAQ Units sold in the IPO (whether they were purchased in the IPO as part of the DAAQ Unit or thereafter in the open market).

“DAAQ Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of one DAAQ Class A Share and one-half of one DAAQ Public Warrant.

“DAAQ Warrant” means a redeemable warrant exercisable for a DAAQ Class A Share, which includes the DAAQ Private Placement Warrants and the DAAQ Public Warrants.

“Disclosure Schedules” means the disclosure schedules to the Business Combination Agreement.

“Domestication” means the continuation of DAAQ by way of domestication of DAAQ into a Texas corporation under the applicable provisions of the Companies Act and the TBOC; the term includes all matters and necessary or ancillary changes required in order to effect such Domestication, including the adoption of the Proposed Certificate of Formation (attached hereto as Annex C) consistent with the TBOC and changing the name and registered office of DAAQ.

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“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve, by special resolution of holders of DAAQ Class B Shares only, the Domestication.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Effective Time” means the effective time of the Merger.

“Efficiency” means Efficiency Inc. (f/k/a Lucky Lucko, Inc.).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“extraordinary general meeting” means the extraordinary general meeting of DAAQ’s shareholders, to be held at a.m. Eastern Time on [_______] at the offices of Perkins Coie LLP at 1155 Avenue of the Americas, New York, New York 10036 and virtually at [_______], and any adjournments or postponements thereof.

“Founder Shares” means an aggregate of 5,750,000 DAAQ Ordinary Shares, initially issued to the Sponsor as 5,750,000 DAAQ Class B Shares, and the DAAQ Class A Shares issued upon conversion thereof. As of the date of this proxy statement/prospectus, the Sponsor holds 5,635,000 Founder Shares.

“Fully Diluted Old Glory Capitalization” means, without duplication, the aggregate number of each Old Glory Class B Share and each Company Class A Share (on an as-converted basis) (a) issued and outstanding as of immediately prior to the Closing Date, and (b) issuable upon the exercise of any Old Glory options and warrants then issued and outstanding.

“GAAP” means U.S. generally accepted accounting principles.

“Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve by ordinary resolution the OGB Pubco Incentive Equity Plan.

“Interim Period” means the period beginning on the Signing Date and ending on the earlier of the termination of the Business Combination Agreement or the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means DAAQ’s initial public offering of 17,250,000 DAAQ Units, including 2,250,000 DAAQ Units issued as a result of the underwriters’ exercise of their over-allotment option, which closed on April 30, 2025.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“Key Old Glory Shareholders” means each director and officer of each of Old Glory and the Bank, and each shareholder beneficially owning Old Glory Common Stock equal to at least 5% of the outstanding Old Glory Common Stock as of the date of the Business Combination Agreement.

“Letter Agreement” means the letter agreement, dated April 28, 2025, by and among DAAQ and the DAAQ Insiders.

“Lock-Up Agreement” means, as the case may be, either (i) the lock-up agreement entered into by and among DAAQ, Old Glory, the Supporting Shareholders, and (ii) the lock-up agreement entered into between Old Glory and the Old Glory Other Locked-Up Shareholders, pursuant to which as set forth in the applicable lock-up agreement each of the Supporting Shareholders and the Old Glory Other Locked-Up Shareholders agreed to, among other things, not transfer any shares of OGB Pubco Common Stock received by it in connection with the Closing (subject to certain limited exceptions) for a period starting from the Closing and ending on the earlier to occur of (i) one year after the Closing Date, and (ii) after the Closing, (A) the date on which the last sale price of shares of OGB Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (B) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of OGB Pubco Common Stock for cash, securities or other property. A copy of each form of Lock-Up Agreement is attached to this proxy statement/prospectus as Annex H.

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“Merger” means, at Closing, the process in accordance with the TBOC, whereby Old Glory will merge with and into Pubco, with Pubco being the surviving company of the Merger, pursuant to the Business Combination Agreement and the Certificate of Merger.

“Nasdaq” means the Nasdaq Stock Market LLC.

“OGB Pubco Incentive Equity Plan” means the OGB Financial Company 2026 Omnibus Incentive Plan.

“OGB Pubco” or “Pubco” means the continuing entity of DAAQ following the Domestication (which will be renamed “OGB Financial Company”).

“OGB Pubco Board” means the board of directors of OGB Pubco subsequent to the Closing.

“OGB Pubco Common Stock” means the common stock of OGB Pubco, par value $0.0001 per share.

“OGB Pubco Warrant” means a warrant to acquire one share of OGB Pubco Common Stock.

“Old Glory” means Old Glory Holding Company, a Delaware limited liability company, prior to the Closing.

“Old Glory Board” means the board of directors of Old Glory.

“Old Glory Class A Liquidation Value” means, upon (i) any liquidation, dissolution, or winding up of Old Glory, or (ii) any transaction or series of related transactions (whether voluntary or involuntary) resulting in the acquisition of more than 50% of the voting securities of Old Glory or a sale of all or substantially all of the assets of Old Glory, the per-share amount to which each holder of Old Glory Class A Shares is entitled to receive from Old Glory in preference to the holders of Old Glory Class B Shares, equal to the original purchase price paid by the original holder for such Old Glory Class A Share, minus the aggregate cash dividends or distributions previously paid on such share (but not less than zero), in each case calculated as of the date of such event.

“Old Glory Class A Shares” means the Class A common stock of Old Glory, par value $0.0001.

“Old Glory Class B Shares” means the Class B common stock of Old Glory, par value $0.0001.

“Old Glory Common Stock” means, collectively, the Old Glory Class A Shares and the Old Glory Class B Shares.

“Old Glory Other Locked-Up Shareholders” means those additional Old Glory Shareholders holding shares of Old Glory Common Stock equal to at least one percent (1%) of the Fully Diluted Old Glory Capitalization immediately prior to on the Closing Date.

“Old Glory Shareholders” means the holders of equity securities of Old Glory at any time prior to the Effective Time.

“Old Glory Support Agreement” means that certain Old Glory Support Agreement, dated as of January 13, 2026 (as it may be amended or supplemented from time to time), by and among DAAQ, Old Glory and the Key Old Glory Shareholders. A copy of the Old Glory Support Agreement is attached to this proxy statement/prospectus as Annex F.

“Old Glory Written Consent” means the (i) approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (ii) termination of the Old Glory Stock Restriction Agreement, dated November 9, 2022 (as amended) and the Old Glory Registration Rights Agreement, dated November 9, 2022, effective as of the Closing, by written consent of the holders of more than 85% of the issued and outstanding Old Glory Common Stock (voting on an as-converted basis).

“Old Glory Written Consent Deadline” means ten (10) days following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve, by special resolution of holders of DAAQ Class B Shares only, the Proposed Certificate of Formation and the Proposed Bylaws. A copy of each of the Proposed Certificate of Formation and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

“Outside Date” means May 31, 2026.

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“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Potential PIPE Investors” means the investors in any Transaction Financing that DAAQ, Old Glory or OGB Pubco may raise prior to the Closing.

“Proposed Bylaws” mean the proposed Bylaws of OGB Pubco to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Certificate of Formation” means the proposed certificate of formation of OGB Pubco to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Organizational Documents” means the Proposed Certificate of Formation and the Proposed Bylaws.

“RAAQ” means Real Asset Acquisition Corp., a Cayman Islands exempted company.

“Record Date” means [_______], 2026.

“Redemption” means the redemption of the DAAQ Public Shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents.

“Redemption Price” means an amount equal to the price at which each DAAQ Class A Share may be redeemed pursuant to the Redemption, which price will be the per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of amounts not previously released to DAAQ for permitted withdrawals), divided by the number of then issued DAAQ Public Shares.

“Registration Rights Agreement” means the registration rights agreement to be entered into by and among DAAQ, Old Glory, the Sponsor, and certain other parties thereto upon the Closing. A form of the Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex G.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, and (g) the Adjournment Proposal, if presented.

“Signing Date” means January 13, 2026, the date of the Business Combination Agreement.

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“Sponsor” means DAAQ Sponsor LLC, a Delaware limited liability company.

“Sponsor Share Conversion” means the conversion, immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, of each of the then issued and outstanding DAAQ Class B Share, on a one-for-one basis, into one DAAQ Class A Share, subject to the approval of the Domestication Proposal.

“Sponsor Support Agreement” means the sponsor support agreement, dated January 13, 2026, by and among DAAQ, the DAAQ Insiders and Old Glory, as it may be amended and supplemented from time to time. A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex E.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of shares of OGB Pubco Common Stock in connection with the Transactions, including pursuant to subscription agreements that may be entered into prior to the Closing.

“Supporting Old Glory Shareholders” means each officer, director and Shareholder of Old Glory that is a party to the Old Glory Support Agreement.

“Supporting Shareholders” means, collectively, the Supporting Sponsor Shareholders and the Supporting Old Glory Shareholders.

“Supporting Sponsor Shareholders” means each officer, director and advisor of DAAQ party to the Sponsor Support Agreement.

“TBOC” means the Texas Business Organizations Code.

“Trading Day” means a day on which shares of OGB Pubco Common Stock are actually traded on the principal securities exchange or securities market on which shares of OGB Pubco Common Stock are then traded.

“Transaction Documents” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case, that was executed and delivered on the date of the Business Combination Agreement or will be executed and delivered on or prior to the Closing Date by an Old Glory Shareholder, Old Glory, OGB Pubco, DAAQ, the Sponsor and/or any of their respective affiliates, including the Related Agreements.

“Transaction Financing” means a combination of (i) private investments in shares of Pubco to be completed as of the Closing, and/or (ii) non-redemption agreements executed by holders of DAAQ Ordinary Shares, in the total aggregate amount of at least $50 million. As of the date hereof, no PIPE or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained.

“Transaction Financing Agreements” means the subscription agreements and/or non-redemption agreements to be entered into by the applicable investors in connection with the Transaction Financing.

“Transactions” means, collectively, the Business Combination and the other transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code, as promulgated by the U.S. Department of Treasury from time to time.

“Trust Account” means the trust account of DAAQ, which holds the remaining net proceeds from the IPO and the sale of the DAAQ Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of April 28, 2025, by and between DAAQ and Efficiency.

“Underwriters” means Cohen and Clear Street, the underwriters in the IPO.

“Underwriting Agreement” means that certain Underwriting Agreement between DAAQ and the Underwriters, dated April 28, 2025, relating to the IPO.

“Warrant Agreement” means the Warrant Agreement, dated as of April 28, 2025, between DAAQ and Efficiency, which governs the outstanding DAAQ Warrants.

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MARKET AND INDUSTRY DATA

DAAQ and Old Glory are responsible for the disclosure contained in this proxy statement/prospectus. Information contained in this proxy statement/prospectus concerning the market and the industry in which Old Glory competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Old Glory based on such sources and Old Glory’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. While DAAQ and Old Glory believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, neither DAAQ nor Old Glory have independently verified this third-party information or the underlying assumptions relied on therein. The industry in which Old Glory operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors - Risks Related to Our Business and Industry” and elsewhere in this proxy statement/prospectus. Further, certain data is also based on the good-faith estimates of Management of Old Glory, which Management believes is reasonable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for DAAQ’s, Old Glory’s and OGB Pubco’s respective businesses, and the timing for and ability of DAAQ and Old Glory to complete the Business Combination. These statements are based on the beliefs and assumptions of the management of DAAQ and Old Glory. Although DAAQ and Old Glory believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither DAAQ nor Old Glory can assure you that either will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about DAAQ and Old Glory prior to the Business Combination and OGB Pubco following the Business Combination, including:

●	the ability to realize the benefits expected from the Business Combination;

●	the ability to consummate the Business Combination;

●	the ability to obtain and/or maintain the listing of the OGB Pubco Common Stock and the OGB Pubco Warrants on Nasdaq following the Business Combination;

●	the ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

●	the future financial performance of OGB Pubco following the Business Combination;

●	OGB Pubco’s ability to retain or recruit, or to effect changes required in, their respective officers, key employees or directors following the Business Combination;

●	OGB Pubco’s ability to comply with laws and regulations applicable to its business; and

●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and DAAQ’s and Old Glory’s management teams’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of DAAQ, Old Glory and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing DAAQ’s or Old Glory’s management teams’ views as of any subsequent date. Neither DAAQ nor Old Glory undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

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You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	changes in domestic and foreign business, market, financial, political conditions, and in applicable laws and regulations;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements and any negotiations with respect to the Business Combination;

●	the outcome of any legal proceedings that may be instituted against DAAQ, Old Glory Bank, the combined company, or others;

●	the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of DAAQ or Old Glory Bank for the Business Combination or to satisfy other conditions to the Closing;

●	changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations;

●	the ability to meet stock exchange listing standards following the consummation of the Business Combination;

●	the risk that the Business Combination disrupts current plans and operations of DAAQ or Old Glory Bank as a result of the announcement and consummation of the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things: competition, the ability of the combined company to grow and manage growth profitably, the ability of the combined company to build or maintain relationships with customers and retain its management and key employees, the timing and amount of future capital expenditures and requirements for additional capital, and the timing of future cash flow provided by operating activities, if any;

●	costs related to the Business Combination;

●	the possibility that Old Glory Bank or the combined company may be adversely affected by other economic, business, political and/or competitive factors;

●	estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions and purchase price and other adjustments; and

●	other risks and uncertainties set forth in the section entitled “Risk Factors” herein.

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QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to DAAQ’s shareholders. DAAQ urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [●], Eastern Time, on [●] at [●], and virtually via live webcast at [●]. To participate in the extraordinary general meeting online, visit [●] and enter the 12 digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?

A.	DAAQ shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides that, among other things, following the Domestication of DAAQ to Texas as described below, Old Glory will merge with and into DAAQ, with DAAQ continuing as the surviving company, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, which is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it in its entirety.

In connection with the completion of the Business Combination, DAAQ will provide its DAAQ Public Shareholders the opportunity to redeem their DAAQ Public Shares on the terms and conditions set forth in the Business Combination Agreement and DAAQ’s governing documents. DAAQ will complete the Redemption of properly tendered DAAQ Public Shares prior to the Domestication. As a condition to the Closing, DAAQ will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a conversion under Section 10.101-10.156 of the TBOC, pursuant to which DAAQ’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Texas. Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each DAAQ Class B Share will convert automatically, on a one-for-one basis, into a DAAQ Class A Share. Immediately following such conversion, in connection with the Domestication, (i) each of the then issued and outstanding DAAQ Class A Shares will convert automatically, on a one-for-one basis, into a share of OGB Pubco Common Stock; (ii) each of the then issued and outstanding DAAQ Warrants will automatically become a OGB Pubco Warrant; and (iii) each DAAQ Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of OGB Pubco Common Stock and one-half of one OGB Pubco Warrant, per DAAQ Unit held immediately prior to the Domestication. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

THE VOTE OF DAAQ PUBLIC SHAREHOLDERS IS IMPORTANT. DAAQ PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF DAAQ AND OLD GLORY, CAREFULLY AND IN ITS ENTIRETY.

Q.	What proposals are shareholders of DAAQ being asked to vote upon?

A.	At the extraordinary general meeting, DAAQ is asking holders of DAAQ Ordinary Shares to consider and vote upon:

●	The Business Combination Proposal;

●	The Domestication Proposal;

●	The Stock Issuance Proposal;

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●	The OGB Pubco Merger Proposal;

●	The Organizational Documents Proposal;

●	The Advisory Organizational Documents Proposals;

●	The Incentive Plan Proposal; and

●	The Adjournment Proposal, if presented.

If DAAQ’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal”, “The Domestication Proposal”, “The Stock Issuance Proposal”, “The Organizational Documents Proposal”, and “The Incentive Plan Proposal.”

DAAQ will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of DAAQ should read it carefully.

After careful consideration, the DAAQ Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the OGB Pubco Merger Proposal, (d) the Stock Issuance Proposal, (e) the Organizational Documents Proposal, (f) the Advisory Organizational Documents Proposals, (g) the Incentive Plan Proposal, and (h) the Adjournment Proposal, if presented, are in the best interests of DAAQ and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, DAAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination” for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?

A.	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. Therefore, if any of the Condition Precedent Proposals is not approved, all other Condition Precedent Proposals will have no effect, even if approved by the relevant holders of DAAQ Ordinary Shares. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other proposal to be voted on at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q.	Why is DAAQ proposing the Business Combination?

A.	DAAQ was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Old Glory is the Delaware Bank Holding Company (formed in November of 2021) for Old Glory Bank, an Oklahoma Banking Corporation (formed in December of 2022). Based on DAAQ’s due diligence investigations of Old Glory and the industry in which it operates, including the financial and other information provided by Old Glory in the course of DAAQ’s due diligence investigations, the DAAQ Board believes that the Business Combination with Old Glory is in the best interests of DAAQ and its shareholders. However, there is no assurance of this. See “The Business Combination Proposal — The DAAQ Board’s Reasons for the Approval of the Business Combination” of this proxy statement/prospectus for additional information.

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Although the DAAQ Board believes that the Business Combination with Old Glory presents a unique business combination opportunity and is in the best interests of DAAQ and its shareholders, the DAAQ Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — The DAAQ Board’s Reasons for the Approval of the Business Combination”, of this proxy statement/prospectus as well as in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Our Business and Industry”.

Q.	What will Old Glory Stockholders receive in connection with the Business Combination?

A.	Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

i.	each outstanding Old Glory Class A Share will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to (A) the sum of (x) the Old Glory Class A Liquidation Value to which such Old Glory Class A Share is entitled pursuant to the Certificate of Incorporation of Old Glory, plus (y) the product of (i) the number of Old Glory Class B Shares into which such Old Glory Class A Shares are convertible pursuant to the Certificate of Incorporation of Old Glory, multiplied by (ii) the Per Share Participating Equity Value (as defined below), divided by (B) $10.00;

ii.	each outstanding Old Glory Class B Share will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to Per Class B Share Stock Consideration;

iii.	all Old Glory Equity Awards issued and outstanding as of immediately prior to the Effective Time will become fully vested, and will be exchanged for an equity award to be settled in a number of Pubco Common Stock equal to the Applicable Post-Closing Award Number, with an exercise price equal to the Applicable Post-Closing Award Price; and

iv.	each holder of any warrant that is not an Old Glory Equity Award and is not otherwise exchanged or exercised as of the Effective Time will have the right to exchange such warrant for a warrant to purchase a number of Pubco Common Stock equal to the Applicable Post-Closing Coverage Warrant Number, with an exercise price equal to the Applicable Post-Closing Coverage Warrant Price.

Q.	What equity stake will current DAAQ shareholders and Old Glory shareholders hold in OGB Pubco immediately after the consummation of the Business Combination?

Upon consummation of the Business Combination, the post-Closing share ownership of OGB Pubco under (1) the No Additional Redemptions Scenario, (2) the 25% Additional Redemptions Scenario, (3) the 50% Additional Redemptions Scenario, (4) the 75% Additional Redemptions Scenario and (5) the Maximum Additional Redemptions Scenario, excluding the dilutive effect of DAAQ Public Warrants and DAAQ Private Placement Warrants would be as follows:

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	No Additional		25% Additional		50% Additional		75% Additional		Maximum Additional
	Redemptions (2)		Redemptions (3)		Redemptions (4)		Redemptions (5)		Redemptions (6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%

DAAQ Public Shareholders	17,250,000	33.6%	12,937,500	27.6%	8,625,000	20.2%	4,312,500	11.3%	-	0.0%
DAAQ Insiders	5,750,000	11.2%	5,750,000	12.2%	5,750,000	13.5%	5,750,000	15.0%	5,750,000	16.9%
Old Glory Bank stockholders (6)	23,269,980	45.4%	23,269,980	49.6%	23,269,980	54.6%	23,269,980	60.7%	23,269,980	68.4%
Transaction Financing investors (7)	5,000,000	9.8%	5,000,000	10.6%	5,000,000	11.7%	5,000,000	13.0%	5,000,000	14.7%

Total *	51,269,980	100.0%	46,957,480	100.0%	42,644,980	100.0%	38,332,480	100.0%	34,019,980	100.0%

Potential sources of dilution:
Old Glory Bank options (8)	676,985	1.3%	676,985	1.4%	676,985	1.6%	676,985	1.8%	676,985	2.0%
Old Glory Bank warrants (8)	1,053,035	2.1%	1,053,035	2.2%	1,053,035	2.5%	1,053,035	2.7%	1,053,035	3.1%
DAAQ Private Placement warrants	5,450,000	10.6%	5,450,000	11.6%	5,450,000	12.8%	5,450,000	14.2%	5,450,000	16.0%
DAAQ Public warrants	8,625,000	16.8%	8,625,000	18.4%	8,625,000	20.2%	8,625,000	22.5%	8,625,000	25.4%

*	Percentages may not sum to 100.0% due to rounding. The percentages shown for the potential sources of dilution reflect the percentage of the total shares for the applicable scenario without including the issuance of such additional shares in each respective case.
(1)	Assumes that no DAAQ Public Shareholders exercise redemption rights with respect to their DAAQ Class A Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of DAAQ Public Shareholders, holding 4,312,500 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $44.3 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(3)	Assumes that 50% of DAAQ Public Shareholders, holding 8,625,000 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $88.6 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(4)	Assumes that 75% of DAAQ Public Shareholders, holding 12,937,500 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $132.9 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(5)	Assumes that all of DAAQ Public Shareholders, holding 17,250,000 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $177.1 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(6)	Assumes (i) there is no aggregate indebtedness or unrestricted cash of Old Glory and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), and (ii) the Base Purchase Price (as defined in the Business Combination Agreement) is $250 million.
(7)	Assumes 5,000,000 shares issued at $10 per share for minimum Transaction Financing proceeds of $50 million. As of the date hereof, no PIPE or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained. The amounts presented assume a Transaction Financing sufficient to satisfy such condition for illustrative purposes only.
(8)	Old Glory Bank options and warrants have been reduced by a 0.43 multiplier

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The following table illustrates the potential dilutive effect of OGB Pubco Warrants and DAAQ Private Placement Warrants assuming (i) all OGB Pubco Warrants are exercised and (ii) all DAAQ Private Placement Warrants are exercised:

	No Additional		25% Additional		50% Additional		75% Additional		Maximum Additional
	Redemptions (2)		Redemptions (3)		Redemptions (4)		Redemptions (5)		Redemptions (6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%

DAAQ Public Shareholders	17,250,000	25.7%	12,937,500	20.6%	8,625,000	14.8%	4,312,500	8.0%	-	0.0%
DAAQ Public Warrant Holders (7)	8,625,000	12.9%	8,625,000	13.7%	8,625,000	14.8%	8,625,000	15.9%	8,625,000	17.3%
DAAQ Insiders	5,750,000	8.6%	5,750,000	9.2%	5,750,000	9.8%	5,750,000	10.6%	5,750,000	11.5%
Sponsor Private Placement Warantholders	3,725,000	5.6%	3,725,000	5.9%	3,725,000	6.4%	3,725,000	6.9%	3,725,000	7.5%
DAAQ initial underwriter warrantholders	1,725,000	2.6%	1,725,000	2.7%	1,725,000	3.0%	1,725,000	3.2%	1,725,000	3.5%
Old Glory Bank stockholders (8)	23,269,980	34.7%	23,269,980	37.1%	23,269,980	39.8%	23,269,980	43.0%	23,269,980	46.7%
Old Glory Bank option holders (10)	676,985	1.0%	676,985	1.1%	676,985	1.2%	676,985	1.3%	676,985	1.4%
Old Glory Bank warrant holders (10)	1,053,035	1.6%	1,053,035	1.7%	1,053,035	1.8%	1,053,035	1.9%	1,053,035	2.1%
Transaction Financing investors (9)	5,000,000	7.5%	5,000,000	8.0%	5,000,000	8.6%	5,000,000	9.2%	5,000,000	10.0%

Total *	67,075,000	100.0%	62,762,500	100.0%	58,450,000	100.0%	54,137,500	100.0%	49,825,000	100.0%

* Percentages may not sum to 100.0% due to rounding.

(1) Share ownership presented under each redemptions scenario in the tables above are only presented for illustrative purposes. DAAQ cannot predict how many DAAQ Public Shareholders will exercise their right to have their DAAQ Public Shares redeemed for cash. As a result, the redemption amount and the number of DAAQ Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current DAAQ Shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors - Risks Related to the Business Combination - The ability of DAAQ Public Shareholders to exercise redemption rights with respect to a large number of DAAQ Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your DAAQ Public Shares”.

(2) This scenario assumes that no DAAQ Public Shares are redeemed, which is a redemptions scenario that could occur.

(3) Assumes that 25% of DAAQ Public Shareholders, holding 4,312,500 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $44.3 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.

(4) Assumes that 50% of DAAQ Public Shareholders, holding 8,625,000 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $88.6 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.

(5) Assumes that 75% of DAAQ Public Shareholders, holding 12,937,500 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $132.9 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.

(6) Assumes that all of DAAQ Public Shareholders, holding 17,250,000 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $177.1 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.

(7) Assumes that DAAQ Public Shareholders warrant to purchase 1/2 share of DAAQ for each 1 share owned is exercised in all scenarios.

(8) Assumes (i) there is no aggregate indebtedness or unrestricted cash of Old Glory and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), (ii) the Base Purchase Price (as defined in the Business Combination Agreement) is $250 million.

(9) Assumes 5,000,000 shares issued at $10 per share for minimum Transaction Financing proceeds of $50 million. As of the date hereof, no PIPE or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained. The amounts presented assume a Transaction Financing sufficient to satisfy such condition for illustrative purposes only.

(10) Old Glory Bank options and warrants have been reduced by a 0.43 multiplier.

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Q.	How has the announcement of the Business Combination affected the trading price of DAAQ Class A Shares?

A.	On January 12, 2026, the last trading date prior to the public announcement of the Business Combination, DAAQ Units, DAAQ Class A Shares and DAAQ Public Warrants closed at $10.37, $10.25 and $0.41, respectively. As of March 24, 2026, the last practicable trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each DAAQ Unit, DAAQ Class A Share and DAAQ Public Warrant was $10.40, $10.23 and $0.36, respectively.

Q.	Will DAAQ or Old Glory obtain new financing in connection with the Business Combination?

A.	DAAQ and Old Glory have agreed to use commercially reasonable efforts to obtain new financing in the form of Transaction Financing in connection with the Business Combination, the proceeds of which will be counted toward achieving the Minimum Closing Cash Condition in the Business Combination Agreement. DAAQ and Old Glory will publicly disclose the execution of any Transaction Financing agreements in a timely manner through a press release or a Current Report on Form 8-K.

Q.	Why is DAAQ proposing the Domestication?

A.	The DAAQ Board believes that there are significant advantages to OGB Pubco that will arise as a result of a change of DAAQ’s domicile to the State of Texas, including (a) the modernization, predictability and flexibility of the TBOC, (b) Texas’s business-oriented principles of corporate governance and (c) the increased ability for Texas corporations to attract and retain qualified directors. Further, the DAAQ Board believes that any direct benefit that the TBOC provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Reasons for the Domestication”.

To effect the Domestication, DAAQ will file an application for deregistration in the Cayman Islands with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Formation and a certificate of corporate conversion with the Secretary of State of the State of Texas, under which DAAQ will be domesticated and continue as a Texas corporation.

The approval of the Domestication Proposal is a condition to the Closing under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Class B Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of DAAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.	What amendments will be made to the Cayman Constitutional Documents?

A.	The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, DAAQ’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Formation and the Proposed Bylaws, in each case, under the TBOC, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

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Q.	How will the Domestication affect my DAAQ Class A Shares, DAAQ Warrants and DAAQ Units?

A.	Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each DAAQ Class B Share issued and outstanding will be automatically converted into one DAAQ Class A Share. Immediately following such conversion, in connection with the Domestication, (a) each DAAQ Class A Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of OGB Pubco Common Stock, (b) each DAAQ Warrant will be automatically converted into a OGB Pubco Warrant on substantially the same terms as the DAAQ Warrants, and (c) each DAAQ Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of OGB Pubco Common Stock and one-half of one OGB Pubco Warrant in lieu thereof (provided that no fractional OGB Pubco Warrants will be issued).

Q.	What are the material U.S. federal income tax considerations of the Domestication?

A.	As discussed more fully under “U.S. Federal Income Tax Considerations” of this proxy statement/prospectus, whether the Domestication will qualify as an F Reorganization (as defined below) is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code , i.e., an F Reorganization (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

●	a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of DAAQ shares entitled to vote or 10% or more of the total value of all classes of DAAQ shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by DAAQ the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the DAAQ Class A Shares held directly by such U.S. Holder;

●

a U.S. Holder whose DAAQ Class A Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its DAAQ Class A Shares as if such U.S. Holder exchanged its DAAQ Class A Shares for OGB Pubco Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by DAAQ the “all earnings and profits” amount attributable to such U.S. Holder’s DAAQ Class A Shares; and

●

a U.S. Holder whose DAAQ Class A Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of DAAQ’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

DAAQ does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”, because DAAQ is a blank check company with no current active business prior to the Business Combination, and based upon the composition of its income and assets, and upon a review of its financial statements, DAAQ believes that it likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication. However, DAAQ’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to DAAQ’s status as a PFIC for the taxable year which ends as a result of the Domestication. In addition, DAAQ’s U.S. counsel expresses no opinion with respect to DAAQ’s PFIC status for any taxable year. If DAAQ were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain (but not loss) on the exchange of DAAQ Class A Shares or DAAQ Warrants for OGB Pubco Common Stock or OGB Pubco Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election” with respect to their DAAQ Class A Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to DAAQ Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — II. U.S. Holders”.

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Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of DAAQ Class A Shares and DAAQ Warrants for OGB Pubco Common Stock and OGB Pubco Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s OGB Pubco Common Stock after the Domestication.

Although the redemptions of holders that exercise redemption rights with respect to DAAQ Class A Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would still be subject to the potential tax consequences of the Domestication, and for U.S. Holders, the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities”.

Q.	What are the material U.S. federal income tax considerations of the Merger?

A.	DAAQ, holders of DAAQ Class A Shares and holders of DAAQ Public Warrants are not expected to be subject to any material U.S. federal income tax consequences solely as a result of the Merger. DAAQ and Old Glory intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, it is the opinion of Loeb & Loeb LLP that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are factual and legal uncertainties as to whether the Merger qualifies as a “reorganization” under Section 368(a) of the Code, and therefore the tax treatment of the Merger is inherently uncertain. Moreover, the qualification of the reorganization will be based on facts that cannot be confirmed until the time of Closing or following the Closing. Furthermore, because the provisions of Section 368(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Merger that are beyond the control of DAAQ and Old Glory, the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code is not free from doubt. Although this disclosure assumes that the Merger will so qualify, the IRS or a court could take a different view. U.S. Holders of Old Glory Securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization” under Section 368 of the Code. If the Merger qualifies as a reorganization, then Old Glory and Old Glory Shareholders are not expected to recognize gain or loss as a result of the receipt of Pubco Securities in exchange for Old Glory Securities pursuant to the Merger. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Old Glory Securities are expected to recognize taxable gain or loss with respect to such exchange. For a more complete discussion of certain U.S. federal income tax considerations of the Merger, see “U.S. Federal Income Tax Considerations of the Merger for Holders of Old Glory Securities and Old Glory”.

xviii

Q.	Do I have redemption rights?

A.	If you are a DAAQ Public Shareholder, you have the right to request that we redeem all or a portion of your DAAQ Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. DAAQ Public Shareholders may elect to redeem all or a portion of the DAAQ Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”.

Notwithstanding the foregoing, a DAAQ Public Shareholder, together with any affiliate of such DAAQ Public Shareholder or any other Person with whom such DAAQ Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of acquiring, holding or disposing of shares, will be restricted from redeeming its DAAQ Public Shares with respect to more than an aggregate of 15% of the then issued DAAQ Public Shares without the prior written consent of DAAQ. Accordingly, if a DAAQ Public Shareholder, alone or acting in concert or as a group for the purposes of acquiring, holding or disposing of shares, seeks to redeem more than 15% of the then issued DAAQ Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The DAAQ Insiders have agreed to waive their redemption rights with respect to all of their Founder Shares in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the Redemption Price. None of the DAAQ Insiders received separate consideration for their waiver of redemption rights.

Q.	How do I exercise my redemption rights?

A.	If you are a DAAQ Public Shareholder and wish to exercise your right to redeem the DAAQ Public Shares, you must:

(a)

(i) hold DAAQ Public Shares or (ii) hold DAAQ Public Shares through DAAQ Units and elect to separate your DAAQ Units into the underlying DAAQ Public Shares and DAAQ Public Warrants prior to exercising your redemption rights with respect to the DAAQ Public Shares;

(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the DAAQ Public Shares for which redemption is requested, that DAAQ redeem all or a portion of your DAAQ Public Shares for cash; and

(c)	deliver your share certificates for DAAQ Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

DAAQ Public Shareholders must complete the procedures for electing to redeem their DAAQ Public Shares in the manner described above prior to [●], Eastern Time, on [●], 2026 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their DAAQ Public Shares to be redeemed.

The address of Efficiency is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

DAAQ Public Shareholders will be entitled to request that their DAAQ Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[●] per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of DAAQ’s creditors, if any, which could have priority over the claims of the DAAQ Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to DAAQ Public Shareholders electing to redeem their DAAQ Public Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with DAAQ’s consent, until the Closing. Furthermore, if a holder of a DAAQ Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that DAAQ permit the withdrawal of the request for redemption and instruct Efficiency, to return the share certificates (physically or electronically). The holder can make such request by contacting Efficiency, at the address or email address listed in this proxy statement/prospectus.

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No request for redemption will be honored unless the holder’s DAAQ Public Shares have been delivered (either physically or electronically) to Efficiency, at least two business days prior to the initial scheduled date of the extraordinary general meeting.

If a DAAQ Public Shareholder properly makes a request for redemption and delivers its DAAQ Public Shares as described above, then, if the Business Combination is consummated, DAAQ will redeem the DAAQ Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), calculated as of two business days prior to the consummation of the Business Combination, divided by the number of DAAQ Public Shares. If the Business Combination is abandoned, the DAAQ Public Shares will be returned to the respective holder, broker or bank.

If you are a DAAQ Public Shareholder and you exercise your redemption rights, such exercise will not result in the loss of any DAAQ Public Warrants that you may hold.

For a discussion of the potential dilutive impact of redemptions on non-redeeming shareholders, see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Dilution”.

Q.	If I am a DAAQ Public Warrant Holder, can I exercise redemption rights with respect to my DAAQ Public Warrants?

A.	No. The DAAQ Public Warrant Holders have no redemption rights with respect to such securities.

DAAQ cannot assure the DAAQ Public Warrant Holders that they will be able to sell their DAAQ Public Warrants in the open market as there may not be sufficient liquidity in such securities when DAAQ Public Warrant Holders wish to sell their DAAQ Public Warrants. Further, while the level of redemptions of DAAQ Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of DAAQ Public Shares increase, a holder of OGB Pubco Warrants following the Closing who exercises such OGB Pubco Warrants will ultimately own a greater interest in OGB Pubco because there would be fewer shares outstanding overall.

Q.	How do the DAAQ Public Warrants differ from the DAAQ Private Placement Warrants, and what are the related risks for any DAAQ Public Warrant Holders after the Business Combination?

A.	The DAAQ Public Warrants are identical to the DAAQ Private Placement Warrants in material terms and provisions, except that the DAAQ Private Placement Warrants (including the shares issuable upon exercise of the DAAQ Private Placement Warrants) may not be transferred, assigned or sold by the holders until 30 days after the Closing and (ii) are entitled to registration rights.

Following the Closing, we may redeem your unexpired OGB Pubco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding DAAQ Public Warrants and DAAQ Private Placement Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per OGB Pubco Warrant, provided that the last reported sales price of OGB Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the OGB Pubco Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding OGB Pubco Warrants could force you (i) to exercise your OGB Pubco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your OGB Pubco Warrants at the then-current market price when you might otherwise wish to hold your OGB Pubco Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding OGB Pubco Warrants are called for redemption, is likely to be substantially less than the market value of your OGB Pubco Warrants.

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Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.	The U.S. federal income tax consequences of exercising your redemption rights with respect to your DAAQ Public Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your DAAQ Public Shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of your DAAQ Public Shares qualifies for sale treatment will depend largely on the total number of shares of DAAQ stock you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning DAAQ Public Warrants and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the shares of DAAQ stock outstanding both before and after the redemption. Redeeming U.S. Holders generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its DAAQ Class A Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its DAAQ Class A Shares (if the redemption were treated as a corporate distribution). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations for Holders of Old Glory Securities”.

All DAAQ Public Shareholders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.	Following the closing of the IPO (including the full exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $172,500,000 (or $10.00 per DAAQ Unit) of the net proceeds from the IPO and the sale of the DAAQ Private Placement Warrants was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $[●] and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of all of the DAAQ Public Shares if DAAQ is unable to complete a business combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date) and (c) the redemption of any DAAQ Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of DAAQ’s obligation to redeem 100% of the DAAQ Public Shares in connection with its initial business combination or if it does not complete a business combination by January 30, 2027 (or such later date approved at a duly called general meeting) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, subject to applicable law.

In connection with the Business Combination, the funds deposited in the Trust Account will be released to pay holders of DAAQ Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of OGB Pubco following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination”.

Q.	Did the DAAQ Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.	The DAAQ Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Business Combination. The DAAQ Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was in the best interest of DAAQ and its shareholders.

The DAAQ Board also determined, without seeking a valuation from a financial advisor, that Old Glory’s fair market value was at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of the Business Combination Agreement. Accordingly, investors will be relying on the judgment of the DAAQ Board in valuing Old Glory’s business, and assuming the risk that the DAAQ Board may not have properly valued such business. See the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Domestication and the Business Combination”.

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Q.	What happens if a substantial number of the DAAQ Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.	Our DAAQ Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of DAAQ Public Shareholders are reduced as a result of redemptions by DAAQ Public Shareholders.

In the event of significant redemptions, with fewer DAAQ Public Shares and DAAQ Public Shareholders, the trading market for OGB Pubco Common Stock may be less liquid than the market for shares of DAAQ Class A Shares was prior to the Business Combination, DAAQ may not be able to satisfy the Minimum Closing Cash Condition in the Business Combination Agreement, and OGB Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into OGB Pubco’s business will be reduced and OGB Pubco may not be able to achieve its business plans.

The table below presents the Trust Account value per share to a DAAQ Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios. This Trust Account value per share includes the per share cost of the deferred underwriting commission of up to $6,900,000.

As of December 31, 2025
Trust Account Value	$177,124,457
Total Public Shares	17,250,000
Trust Account Value per Public Share	$10.27

	No	25%	50%	75%	Maximum
	Additional	Additional	Additional	Additional	Additional
	Redemptions (1)	Redemptions (2)	Redemptions (3)	Redemptions (4)	Redemptions (5)
Redemptions ($)	$-	$44,281,114	$88,562,229	$132,843,343	$177,124,457
Redemptions (Shares)	-	4,312,500	8,625,000	12,937,500	17,250,000.00
Deferred Underwriting Commissions	$(6,900,000)	$(5,175,000)	$(3,450,000)	$(1,725,000)	$-
Cash left in the Trust Account post redemptions less deferred underwriting commission	$184,024,457	$138,018,343	$92,012,229	$46,006,114	$-
Public Shares post redemption	17,250,000	12,937,500	8,625,000	4,312,500	-
Remaining Trust Proceeds Per Public Share	$10.67	$10.67	$10.67	$10.67	(6)

(1)	This scenario assumes that (i) no DAAQ Public Shares are redeemed, which is a redemptions scenario that could occur and (ii) the full $6.9 million deferred underwriting commissions is paid from the Trust Account.
(2)	This scenario assumes that (i) 4,312,500 DAAQ Public Shares, or 25% of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $44.3 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur and (ii) $5.2 million, or 75%, of the deferred underwriting commission is paid from the Trust Account.
(3)	This scenario assumes that (i) 8,625,000 DAAQ Public Shares, or 50% of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $88.6 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur and (ii) $3.5 million, or 50%, of the deferred underwriting commission is paid from the Trust Account.
(4)	This scenario assumes that (i) 12,937,500 DAAQ Public Shares, or 75% of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $132.8 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur and (ii) $1.7 million, or 25%, of the deferred underwriting commission is paid from the Trust Account.
(5)

This scenario assumes that (i) 17,250,000 DAAQ Public Shares, or 100% of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $177.1 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur and (ii) none of the deferred underwriting commission is paid from the Trust Account.

(6)	The redemptions and deferred underwriting commissions exceed the amount held in the Trust Account.

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For a discussion of the potential dilutive impact of redemptions on non-redeeming shareholders, see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Dilution”.

Furthermore, to the extent that DAAQ Public Shareholders redeem their DAAQ Public Shares in connection with the Business Combination, their DAAQ Public Warrants will remain issued and outstanding notwithstanding the redemption of their DAAQ Public Shares. Following the consummation of the Business Combination, all of the DAAQ Warrants will become OGB Pubco Warrants.

For information on the relative ownership levels of holders of OGB Pubco equity securities following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of OGB Pubco equity securities following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake will current DAAQ shareholders and Old Glory Shareholders hold in OGB Pubco immediately after the consummation of the Business Combination?”

Q.	What conditions must be satisfied to complete the Business Combination?

A.	The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the adoption and/or approval, as applicable, by DAAQ’s shareholders of the Condition Precedent Proposals, (ii) the registration statement of which the accompanying proxy statement/prospectus forms a part becoming effective, (iii) receipt of all required Bank Regulatory Approvals, (iv) approval of the listing of the OGB Pubco Common Stock on Nasdaq, (v) approval from Old Glory’s shareholders of the Business Combination, (vi) satisfaction of the Minimum Closing Cash Condition, (vii) neither Old Glory nor its wholly-owed subsidiary, Old Glory Bank, an Oklahoma state-chartered bank (the “Bank”), becoming subject to any formal enforcement action by any Banking Regulator (as defined in the Business Combination Agreement) that was not in place as of the date of the execution of the Business Combination Agreement, (viii) there being no deterioration of the bank regulatory ratings from the most recent regulatory examination, (ix) continued material compliance with Old Glory’s FDIC-approved strategic plan governing its Community Reinvestment Act obligations (the “CRA Strategic Plan”), and (x) neither Old Glory nor the Bank shall have experienced a material adverse development with respect to BSA, AML or sanctions compliance, in each case, as evidenced by written notice from a Banking Regulator. For more information about conditions to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Business Combination Agreement”.

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be consummated in the second half of 2026. This date depends, among other things, on the approval of the proposals to be put to DAAQ shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by DAAQ’s shareholders at the extraordinary general meeting and DAAQ elects to adjourn the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Business Combination Agreement” of this proxy statement/prospectus.

Q.	What happens if the Business Combination is not consummated?

A.	DAAQ will not complete the Domestication to the State of Texas unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement (or by their nature are to be satisfied at Closing). If DAAQ is not able to complete the Business Combination with Old Glory by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, DAAQ will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the DAAQ Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), divided by the number of then issued DAAQ Public Shares, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the DAAQ Warrants may be worthless.

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Q.	Following the Business Combination, will OGB Pubco’s securities trade on a stock exchange?

A.	Yes. DAAQ intends to apply to list the OGB Pubco Common Stock and OGB Pubco Warrants on Nasdaq under the proposed symbols “OGB” and “OGBW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), DAAQ is required to cause the OGB Pubco Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Such waiver would require the affirmative written consent of both parties to the Business Combination Agreement, which consent would only be provided if all other requirements to closing have occurred, including (without limitation) the Transaction Financing and Bank regulatory approvals and Nasdaq approval will be obtained upon customary or ministerial post-closing conditions, or if both such parties reasonably determine that such approval will be obtained promptly following the Closing. The listing condition may not be waived under circumstances in which Nasdaq has affirmatively denied listing of the Pubco Common Stock. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the OGB Pubco Common Stock and OGB Pubco Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the OGB Pubco securities would not be listed on any nationally recognized securities exchange.

The DAAQ Units outstanding as of immediately prior to the Domestication will, as a result of the Domestication, automatically be canceled and each holder thereof will receive one share of OGB Pubco Common Stock and one-half of one OGB Pubco Warrant, for each DAAQ Unit. As a result, the DAAQ Units will no longer trade as separate securities following the Closing.

Q.	Do I have appraisal rights in connection with the Business Combination?

A.	DAAQ’s shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under the Companies Act or the TBOC. The Merger is occurring pursuant to the TBOC after the Domestication, therefore neither of the constituent companies to the Merger will fall within the application of the Companies Act. DAAQ shareholders are entitled to exercise their right of redemption as set forth in the subsection entitled “Extraordinary General Meeting of DAAQ — Redemption Rights” and the DAAQ Board has determined that the redemption amount payable to DAAQ Public Shareholders who exercise such redemption rights represents the fair value of those DAAQ Ordinary Shares. Further, under the TBOC, DAAQ shareholders do not have appraisal rights in connection with this Business Combination because the shares of DAAQ are listed on Nasdaq, a national securities exchange.

Q.	What do I need to do now?

A.	DAAQ urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. DAAQ’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.	If you are a holder of record of DAAQ Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person (including virtually) at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

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Q.	If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.	When and where will the extraordinary general meeting be held?

A.	The extraordinary general meeting will be held at [●], New York City time, on [●] at [●], and virtually via live webcast at [●].

Q.	Who is entitled to vote at the extraordinary general meeting?

A.	DAAQ has fixed [●], 2026 as the Record Date for the extraordinary general meeting. If you were a shareholder of DAAQ at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person (including virtually) or is represented by proxy at the extraordinary general meeting.

Q.	How many votes do I have?

A.	DAAQ shareholders are entitled to one vote at the extraordinary general meeting for each DAAQ Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were [●] DAAQ Ordinary Shares issued and outstanding, of which [●] were issued and outstanding DAAQ Public Shares.

Q.	What constitutes a quorum?

A.	A quorum of DAAQ shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding DAAQ Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy or by duly authorized representative of proxy (if a corporation or other non-natural person). As of the Record Date for the extraordinary general meeting, [●] DAAQ Ordinary Shares would be required to achieve a quorum.

Q.	What vote is required to approve each proposal at the extraordinary general meeting?

A.	Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Class B Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of DAAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents.

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OGB Pubco Merger Proposal — The approval of the OGB Pubco Merger Proposal requires the affirmative vote of holders of a majority of DAAQ Ordinary Shares entitled to vote at the extraordinary general meeting.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Class B Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under the Companies Act, being the affirmative vote of holders of a majority of a majority of the DAAQ Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The DAAQ Insiders have agreed to vote all the Founder Shares and any DAAQ Public Shares hold by them in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the DAAQ Insiders owned approximately [●]% of the issued and outstanding DAAQ Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of DAAQ — How do the DAAQ Insiders intend to vote their DAAQ Ordinary Shares?”.

The Business Combination was not structured to require the approval of at least a majority of DAAQ’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Q.	What are the recommendations of the DAAQ Board?

A.	The DAAQ Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of DAAQ’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The DAAQ Board, after careful consideration, determined that the Business Combination is in the best interests of DAAQ and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “The Extraordinary General Meeting — Recommendation of the Board” for more information.

The DAAQ Board believes that each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Organizational Documents Proposal, each of the separate Advisory Organizational Documents Proposals, the Incentive Plan Proposal, and the Adjournment Proposal (if put to a vote) is in the best interests of DAAQ and its shareholders and recommends that DAAQ shareholders vote “FOR” each proposal being submitted to a vote of the DAAQ shareholders at the extraordinary general meeting.

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For a description of the DAAQ Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the DAAQ Board, see the subsection entitled “The Business Combination Proposal — The DAAQ Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the DAAQ Board in favor of approval of these proposals, you should keep in mind that the Sponsor and DAAQ’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated DAAQ shareholders. Please see the subsection entitled “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination”.

Q.	How do the DAAQ Insiders intend to vote their DAAQ Ordinary Shares?

A.	The DAAQ Insiders have agreed to vote all the Founder Shares and any DAAQ Public Shares held by them in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the DAAQ Insiders owned an aggregate of 5,750,000 Founder Shares, representing approximately [●]% of the issued and outstanding DAAQ Ordinary Shares. The Business Combination was not structured to require the approval of at least a majority of DAAQ’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. To the extent that any of the DAAQ Insiders purchase DAAQ Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of DAAQ – Permitted Purchases of DAAQ Public Shares” for additional information.

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, DAAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination”.

Q.	Do the Sponsor and DAAQ’s directors and officers have interests in the Business Combination that differ from or are in addition to the interests of DAAQ’s shareholders generally?

A.	Yes. The Sponsor and DAAQ’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of DAAQ’s shareholders generally. The DAAQ Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that DAAQ’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination” for more information.

Q.	Who is the Sponsor?

A.	DAAQ Sponsor LLC, a Delaware limited liability company, which we refer to in this proxy statement/prospectus as the “Sponsor”, was formed prior to the IPO for the purpose of acting as the sponsor of DAAQ. Other than its investment in DAAQ and its work on behalf of DAAQ, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 on December 11, 2024, to cover certain pre-IPO expenses, in exchange for the issuance of 5,750,000 Founder Shares, or approximately $0.004 per share, which included an aggregate of up to 750,000 Founder Shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of DAAQ’s independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of DAAQ’s advisors (for an aggregate of 40,000 Founder Shares) at the same per-share price that the Sponsor purchased such shares, resulting in the Sponsor holding an aggregate of 5,635,000 Founder Shares. In connection with the closing of the IPO, the Sponsor purchased 3,725,000 DAAQ Private Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $3,725,000. The Sponsor is controlled by Peter Ort, DAAQ’s Co-Chairman and Principal Executive Officer, and Jeff Tuder, DAAQ’s Co-Chairman and Chief Financial Officer. The issuance of the Founder Shares and Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

For information about conflicts of interest with respect to the Sponsor, see “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination”. For information about the compensation of the Sponsor and our officers and directors, see “Information About DAAQ — Executive and Director Compensation”. For information about the securities owned by the Sponsor, including transfer restrictions and required forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Person Transactions”.

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Q.	What happens if I sell my DAAQ Ordinary Shares before the extraordinary general meeting?

A.	The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your DAAQ Public Shares after the Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to scheduled date of the extraordinary general meeting.

Q.	How can I vote my shares without attending the extraordinary general meeting?

A.	If you are a shareholder of record of our DAAQ Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of DAAQ Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. Shareholders may send a later-dated, signed proxy card to DAAQ’s Principal Executive Officer at DAAQ’s address set forth below so that it is received by DAAQ’s Principal Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on [●]) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to DAAQ’s Principal Executive Officer, which must be received by DAAQ’s Principal Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?

A.	If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of OGB Pubco. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of DAAQ. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your DAAQ Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the extraordinary general meeting pursuant to the procedures described in this proxy statement/prospectus.

Q.	What happens if I vote against the Business Combination Proposal?

A.	If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the Closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date). If we fail to complete an initial business combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date), then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the DAAQ Public Shareholders.

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Q.	What should I do with my share certificates, warrant certificates or unit certificates?

A.	DAAQ Public Shareholders must complete the procedures for electing to redeem their DAAQ Public Shares, including the delivery of their DAAQ Public Shares, in the manner described above prior to [●], Eastern Time, on [●], 2026 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their DAAQ Public Shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. DAAQ Public Shareholders who do not elect to have their DAAQ Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their DAAQ Public Shares.

Upon the Domestication, holders of DAAQ Units, DAAQ Class A Shares (including holders of DAAQ Class B Shares that have their DAAQ Class B Shares automatically converted into DAAQ Class A Shares pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement immediately prior to the Domestication) and DAAQ Warrants will receive shares of OGB Pubco Common Stock and OGB Pubco Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their DAAQ Units, DAAQ Class A Shares (unless such holder elects to redeem the DAAQ Public Shares in accordance with the procedures set forth above), or DAAQ Warrants.

Q.	What should I do if I receive more than one set of voting materials?

A.	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your DAAQ Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.	DAAQ will pay the cost of soliciting proxies for the extraordinary general meeting. DAAQ has engaged [●] to assist in the solicitation of proxies for the extraordinary general meeting. DAAQ has agreed to pay [●] a fee of $[●], plus disbursements. DAAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of DAAQ Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of DAAQ Class A Shares and in obtaining voting instructions from those owners. DAAQ’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the extraordinary general meeting?

A.	The preliminary voting results are expected to be announced at the extraordinary general meeting. DAAQ will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

[●]

[●]

[●]

Tel: [●] (toll-free) or

[●] (banks and brokers can call collect)

Email: [●]

You also may obtain additional information about DAAQ from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. If you are a DAAQ Public Shareholder and you intend to seek redemption, you will need to deliver the certificates for your DAAQ Public Shares (if any) along with the redemption forms (either physically or electronically) to Efficiency, at the address below prior to the extraordinary general meeting. DAAQ Public Shareholders must complete the procedures for electing to redeem their DAAQ Public Shares in the manner described above prior to [●], Eastern Time, on [●], 2026 (two business days prior to the initial scheduled date of the extraordinary general meeting) in order for their DAAQ Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Efficiency Inc.

415 Mission St, San Francisco, CA

Attention: Carol Nguyen

Email: info@useefficiency.com

Phone: 415.340.6708

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes and the other documents referred to herein) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 26. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information”.

Parties to the Business Combination

DAAQ

Digital Asset Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On April 30, 2025, DAAQ consummated its IPO of 17,250,000 DAAQ Units, including the issuance of 2,250,000 DAAQ Units as a result of the Underwriters’ exercise of their over-allotment option in full. Each DAAQ Unit was sold at a price of $10.00 per DAAQ Unit, generating gross proceeds of $172,500,000. Each DAAQ Unit consists of one DAAQ Class A Share and one-half of one DAAQ Warrant, with each whole DAAQ Warrant entitling the holder thereof to purchase one DAAQ Class A Share for $11.50 per share. Simultaneously with the sale of the 17,250,000 DAAQ Units in the IPO, DAAQ completed the private sale of an aggregate of 5,450,000 DAAQ Private Placement Warrants, to the Sponsor and Cohen and Clear Street at a purchase price of $1.00 per DAAQ Private Placement Warrant, generating gross proceeds of $5,450,000. Of the 5,450,000 DAAQ Private Placement Warrants, the Sponsor purchased 3,725,000 DAAQ Private Placement Warrants, Cohen purchased 1,466,250 DAAQ Private Placement Warrants and Clear Street purchased 258,750 DAAQ Private Placement Warrants. A portion of the proceeds of the sale of the Private Placement Warrants was placed in the Trust Account in connection with the closing of the IPO. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

DAAQ’s prospectus for its IPO and the Cayman Constitutional Documents provide that it has until January 30, 2027 to complete an initial business combination.

DAAQ’s securities are traded on Nasdaq under the ticker symbols “DAAQ,” “DAAQU” and “DAAQW.” DAAQ’s principal executive offices are located at 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542 and its phone number is (609) 924-0759.

Old Glory

Old Glory is the Delaware Bank Holding Company (formed in November of 2021) for Old Glory Bank, an Oklahoma Banking Corporation, which it acquired on November 30, 2022.

Old Glory Bank has grown in about three years from its position as a small rural bank in Oklahoma with just a few hundred customers to a nationally known, full-service digital-first bank with approximately 85,000 retail and business accounts across all fifty states. Formerly known as First State Bank in Elmore City, established in 1903, Old Glory Bank has maintained its physical branch in Elmore City, OK (population less than 1,000) while also providing a full-featured, digital-first platform to customers in all 50 states, plus in several countries.

Old Glory acquired First State Bank in Elmore City, effective November 30, 2022 and changed its name to Old Glory Bank (“Bank” or “OGB”). Five months later, in April 2023, OGB started opening online retail accounts. Another six months later, in October 2023, OGB started opening online business accounts.

In less than three years, OGB grew from $10 million in deposits as of April 2023, to $265 million in deposits as of February 28, 2026, by having a customer value proposition that focuses on three key elements:

1.	First, OGB delivers a distinctive brand and set of values to what otherwise is a generic marketplace for banking products. OGB has demonstrated that people will connect with, and be drawn to, a bank if they identify with that respects their values and beliefs. This concept is known as “an Identity Commerce Play.” Old Glory Bank (OGB) has proudly become the leading Bank “for” America by serving as a purpose-driven freedom economy company.

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2.	Second, OGB implemented comprehensive software (core and customer-facing front-end) and proprietary products to create a user-first “Digital Branch” for consumers and businesses (accessed by mobile app and online banking tools). Old Glory Bank is a full-service bank with checking and savings accounts, home loans (including HELOCs and VA loans), debit cards with 40,000+ free ATMs, credit cards, early direct deposit, free accounts, free overdraft limits, personal loans and business loans. Proprietary products include Old Glory Pay, Old Glory Cash-IN, Old Glory Protect, and Old Glory Alliance. Terms and Conditions apply. Because of its focus on digital-first products and customer service in Durant, OK, OGB’s 50-state reach was achieved without the traditional costs of building and staffing physical locations in all 50 states. OGB has brought digital banking to the customer, wherever she is. And, unlike a digital-only bank, OGB, as a digital-first bank, believes its customer model is superior, as it has a 124-year-old physical branch on Main Street in Elmore City, OK, where customers can visit (about 40 miles south of Historic Route 66).

3.	Third, by being a chartered bank, and not a “trust” charter or a fintech “challenger/neo bank” (that relies on a contractual relationship with a third-party bank), we are able to honor our commitment to not debank people with whom we disagree or to improperly share our customers’ transactional data with the government. Further, with a “bank” charter, we can serve as the customer’s important “relationship of first deposit,” which we believe creates a more “sticky” customer relationship. Also, with a “bank” charter we can lawfully conduct 50-state lending without making filings required by non-bank lenders. As a state-chartered bank, we enjoy all of the interstate banking benefits of an OCC chartered “national” bank because of Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994.

To date, Old Glory has meaningfully invested its capital to develop and launch all of its digital-first banking products and services and this is investment and attention to service is why we believe we have increased deposits by 25x in 36 months (from $10mm of deposits in April of 2023 to over $265mm of deposits as of March 2026) with one of the lowest cost of funds in the industry. OGB’s investment in technology and hiring and retaining team members, has resulted in negative operating losses for each calendar year of our operations (starting in 2023). OGB intends to launch its Next Gen Banking (summarized immediately below), which we believe will result in OGB being the first bank to fully integrate crypto into daily banking. However, during our more than 1,100 days of operations (since April of 2023), OGB has been “undercapitalized” (less than 4% Tier 1 Leverage Ratio) for only about 110 of those days. Further, in May 2024, OGB entered into a Consent Order (as described beginning on page 58), primarily for not having sufficient capital. Additionally, in connection with the audit of each of Old Glory’s financial statement for the calendar year 2024 and 2025, our auditor has identified a “going concern risk,” which generally means a company would not have sufficient funds to operate for 12 months, and management has identified certain material weaknesses in our internal controls. Notwithstanding all of these challenges, we are now in our 37th month of operations (since launching digital banking in April of 2023), serving customers in all 50 states, providing all of the premium banking products and services customers expect from a premium 50-state digital first bank (including having an American-based call center answering customer calls from 8am-8pm CT, six days a week), continuing to grow deposits every quarter since launch and, upon the closing of these Transactions, planning to launch Next Gen Banking (immediately below). We believe we accomplished these feats (with limited capital) because of the focus on our mission by our incredible and passionate team members, all of whom are expected to continue providing services following the consummation of these Transactions.

Summary of Next Generation Banking Platform

OGB recognizes that customers are increasingly interested in obtaining, holding and transacting in digital assets and payment stablecoins. There are several factors driving this interest: (i) crypto currencies (e.g., Bitcoin, Ethereum and XRP) can serve as a hedge against inflationary pressure placed on fiat currencies, (ii) payments and remittances using digital currencies, especially fiat-backed payment stablecoins, are quicker and more secure than traditional payments methods, and (iii) digital currencies are maintained on decentralized ledgers (blockchains) that provide comfort to individuals who we believe are wary of the actions by certain mega banks and overreaching governments.

To grow and strengthen OGB’s appeal as a digital-first bank for individuals and businesses throughout America, OGB has formulated a strategy to roll out a series of digital asset products and services, known as Next Gen Banking.

At the initial launch of Next Gen Banking will expect to enable customers to do the following: (i) view on OGB’s consolidated dashboard, fiat accounts (e.g., checking and savings), loans (car loans, mortgage loans, and crypto-backed loans), and digital asset holdings within the customer’s self-custodial wallet (e.g., MetaMask), (ii) conduct instantaneous exchanges between fiat currency and OGB payment stablecoin (OGUSD), thereby permitting an easy on-off ramp of fiat with the blockchain, (iii) easily obtain crypto-secured liquidity access lines, and (iv) participate in OGB’s patent-pending Freedom Offramp, to quickly send certain digital assets (e.g., Ethereum) to our proprietary address (our “Freedom Offramp”), for a frictionless exchange to fiat and immediate deposit such fiat into the customer’s OGB account (e.g., a similar experience as to when a customer wires foreign currency, and the US bank exchanges into US dollars and deposits into the customer’s account).

If launched as expected, Next Gen Banking will rely on OGB’s own stablecoin OGUSD, which will be implemented as an ERC-20 compatible token (using an extended ERC-20 contract), be backed by cash and US Treasuries with maturities of 93 days or less, and will be in full compliance with the material operational requirements of the GENIUS Act, even though the GENIUS Act is not effective until January 2027. As of the date hereof, Management has not yet determined the proper allocation for its backing account between cash (in Fed Funds) and US Treasuries (93 days or less), but our current working model is 20% in cash (Fed Funds) and 80% in US Treasuries. Regardless of our allocation that we select for launch of our OGUSD, we will adjust promptly if our expected allocation is not appropriate for actual customer redemptions. We have some risk by issuing a stablecoin, both because of future clarifications that may come from regulations promulgated under the GENIUS Act, but also because stablecoins may face periods of uncertainty, loss of trust, or rapid redemption requests, which we more fully discuss below on pages 51-53.

OGB’s Next Generation Banking Platform is driven by proprietary technology developed by OGB’s internal development team and is architected to avoid dependency on any single third-party service provider, with all middleware, infrastructure, and vendor integrations structured to be non-exclusive and readily replaceable. The platform is supported by a host of market-tested vendors. The launch of Next Gen Banking is anticipated to occur in Q2 of 2026, and only following the consummation of this business Combination.

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Old Glory’s corporate offices are also located at 3401 NW 63rd St., Suite 600, Oklahoma City, Oklahoma 73116, and Old Glory’s phone number is (888) 446-5345.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, DAAQ is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, following the Redemption and the Sponsor Share Conversion, DAAQ will complete the Domestication whereby it will change its jurisdiction of incorporation from the Cayman Islands to Texas (DAAQ following the Domestication is referred to herein as Pubco) and change its name to “OGB Financial Company” and thereafter, Old Glory will merge with and into Pubco, with Pubco continuing as the surviving company, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The DAAQ Board’s Reasons for the Approval of the Business Combination”, the DAAQ Board concluded that the Business Combination met the evaluation criteria for an initial business combination disclosed in the prospectus for the IPO.

Organizational Structure

In connection with the completion of the Business Combination, DAAQ will provide its DAAQ Public Shareholders the opportunity to redeem their DAAQ Public Shares on the terms and conditions set forth in the Business Combination Agreement and DAAQ’s governing documents. DAAQ will complete the Redemption of properly tendered DAAQ Public Shares at least one day prior to the Domestication.

Prior to and as a condition of the Closing, pursuant to the Domestication, DAAQ will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Texas. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal.”

The following diagrams illustrate in simplified terms the current structure of DAAQ and Old Glory and the expected structure of Pubco immediately following the Closing.

Simplified Pre-Combination Structure

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Simplified Post-Combination Structure – The following diagram illustrates in simplified terms the expected structure of OGB Pubco immediately following the Closing. The percentages shown reflect the economic interests in OGB Pubco on a combined basis, assuming no redemptions.

Business Combination Agreement Consideration

The Business Combination Agreement ascribes a pre-money equity value to Old Glory of $250 million to be paid in shares of OGB Pubco Common Stock in accordance with the terms thereof. Pursuant to the Business Combination Agreement, at the Effective Time, (i) each outstanding Old Glory Class A Share will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to (A) the sum of (x) the Old Glory Class A Liquidation Value to which such Old Glory Class A Share is entitled pursuant to the Certificate of Incorporation of Old Glory, plus (y) the product of (i) the number of Old Glory Class B Shares into which such Old Glory Class A Shares are convertible pursuant to the Certificate of Incorporation of Old Glory, multiplied by (ii) the Per Share Participating Equity Value (as defined below), divided by (B) $10.00; (ii) each outstanding Old Glory Class B Share will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to (A) (x) $250.0 million, adjusted for indebtedness and unrestricted cash as of the Closing, less the aggregate Old Glory Class A Liquidation Value of all Old Glory Class A Shares, divided by (y) the aggregate number of Old Glory Common Stock issued and outstanding on an as-converted, fully-diluted basis as of immediately prior to the Effective Time (the “Per Share Participating Equity Value”), divided by (B) $10.00 (the “Per Class B Share Stock Consideration”); (iii) all equity awards of Old Glory (“Old Glory Equity Awards”) issued and outstanding as of immediately prior to the Effective Time will become fully vested, and will be exchanged for an equity award to be settled in a number of OGB Pubco Common Stock equal to the Applicable Post-Closing Award Number, with an exercise price equal to the Applicable Post-Closing Award Price; and (iv) each holder of any warrant that is not an Old Glory Equity Award and is not otherwise exchanged or exercised as of the Effective Time will have the right to exchange such warrant for a warrant to purchase a number of OGB Pubco Common Stock equal to the Applicable Post-Closing Coverage Warrant Number, with an exercise price equal to the Applicable Post-Closing Coverage Warrant Price.

Closing Conditions

The Business Combination is subject to the satisfaction or waiver of certain closing conditions, including, among others, approval of the Business Combination and related agreements and transactions by the respective shareholders of DAAQ and Old Glory, the completion of the Domestication, satisfaction of the Minimum Closing Cash Condition, the absence of certain regulatory actions, and the performance of DAAQ and Old Glory in all material respects all of their respective obligations and covenants under the Business Combination Agreement.

For further details, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions”.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “Business Combination Proposal - Related Agreements”.

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Old Glory Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, DAAQ and the Supporting Old Glory Shareholders entered into the Old Glory Support Agreements, pursuant to which each of the Supporting Old Glory Shareholders agreed to, among other things, (i) execute and deliver a written consent approving and adopting the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby, (ii) not to transfer any of the Old Glory Common Stock held by it through the Closing, and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, DAAQ, the DAAQ Insiders and Old Glory entered into the Sponsor Support Agreement, pursuant to which each of the Supporting Sponsor Shareholders, agreed to, among other things, (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby (including the Domestication) and (ii) waive, subject to the consummation of the Business Combination, any and all anti-dilution rights with respect to the rate that the DAAQ Class B Shares convert into the DAAQ Class A Shares in connection with the Business Combination.

Lock-Up Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, DAAQ, Old Glory, the Supporting Shareholders entered into the Lock-Up Agreements, pursuant to which each of the Supporting Shareholders and Old Glory Other Locked-Up Shareholders agreed to, among other things, not transfer any shares of OGB Pubco Common Stock received by it in connection with the Closing (subject to certain limited exceptions) for a period starting from the Closing and ending on the earlier to occur of (i) one year after the Closing Date, and (ii) after the Closing, (A) the date on which the last sale price of shares of OGB Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (B) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of OGB Pubco’s stockholders having the right to exchange their shares of OGB Pubco Common Stock for cash, securities or other property.

Additional holders of Old Glory Common Stock may enter into Lock-Up Agreements prior to or in connection with the Closing.

Registration Rights Agreement

At the Closing, Pubco, the Supporting Sponsor Shareholders and the Supporting Old Glory Shareholders will enter into the Registration Rights Agreement, pursuant to which, among other things, Pubco will provide certain customary registration rights, on the terms and subject to the conditions therein, with respect to the securities of Pubco held by such holders following the Business Combination.

The Domestication Proposal

As a condition to Closing pursuant to the terms of the Business Combination Agreement, DAAQ must complete the Domestication. The Domestication Proposal, if approved by special resolution of the holders of DAAQ Class B Shares, will authorize a change of DAAQ’s jurisdiction of incorporation from the Cayman Islands to the State of Texas. Accordingly, while DAAQ is currently governed by the Companies Act, upon the Domestication, Pubco will be governed by the TBOC. There are differences between Cayman Islands corporate law and Texas corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, DAAQ encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

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Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, (a) each DAAQ Class B Share then issued and outstanding will automatically convert into one DAAQ Class A Share, and (b) each of DAAQ Unit then issued and outstanding will automatically separate into one DAAQ Class A Share and one-half of one DAAQ Warrant. Immediately following such conversion, in connection with the Domestication, (a) each DAAQ Class A Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of OGB Pubco Common Stock, and (b) each whole DAAQ Warrant will automatically become a OGB Pubco Warrant to acquire one share of OGB Pubco Common Stock in accordance with its terms.

The DAAQ Board has unanimously approved the Domestication Proposal. For additional information, see the section entitled “The Domestication Proposal” of this proxy statement/prospectus.

OGB Pubco Merger Proposal

DAAQ is asking its shareholders to approve the Merger and the Certificate of Merger, as contemplated by the Business Combination Agreement, pursuant to which, Old Glory will merge with and into OGB Pubco with OGB Pubco surviving, as a result of which all outstanding securities of Old Glory will be exchanged for outstanding securities of OGB Pubco. DAAQ shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A-1 to this proxy statement/prospectus. Please see the section above entitled “The Business Combination Proposal” for additional information regarding the Merger. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

For additional information, see the section of this proxy statement/prospectus entitled “OGB Pubco Merger Proposal.”

The Stock Issuance Proposal

DAAQ will ask its shareholders to approve, by ordinary resolution, the Stock Issuance Proposal for purposes of complying with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

The aggregate number of shares of OGB Pubco Common Stock that Pubco will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of OGB Pubco Common Stock outstanding before such issuance and may result in a change of control of the registrant, and for these reasons, DAAQ is seeking the approval of DAAQ shareholders for the issuance of (i) up to an estimated [●] shares of OGB Pubco Common Stock to the Old Glory Shareholders and (ii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements we may enter into prior to Closing. Approval of the Stock Issuance Proposal is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Stock Issuance Proposal.”

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The Organizational Documents Proposal

DAAQ will ask its shareholders to approve, by special resolution of holders of DAAQ Class B Shares, the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the TBOC. The DAAQ Board has unanimously approved the Organizational Documents Proposal. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Organizational Documents Proposal.”

The Advisory Organizational Documents Proposals

DAAQ will ask its shareholders to approve by ordinary resolution on a non-binding advisory basis four separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the TBOC. The DAAQ Board has unanimously approved the Advisory Organizational Documents Proposals. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

Proposal No. 6 — The Advisory Organizational Documents Proposals — To consider and vote upon the following three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 6A — Under the Proposed Organizational Documents, Pubco would be authorized to issue (A) 250,000,000 shares of OGB Pubco Common Stock, and (B) 50,000,000 shares of OGB Pubco preferred stock.

Advisory Organizational Documents Proposal 6B — The Proposed Organizational Documents would adopt, that unless OGB Pubco otherwise consents in writing to the selection of an alternative forum, the sole and exclusive forum for any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Proposed Certificate of Formation or Proposed Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of such Proposed Certificate of Formation or Proposed Bylaws, or claim as to which the TBOC permits OGB Pubco to select a Texas forum shall be, to the fullest extent permitted by law, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division). If such Texas Business Court does not have jurisdiction, and/or there is a claim or cause of action arising under the Securities Act of 1933 (as amended) or the Securities Exchange Act of 1934 (as amended) then the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas, to the fullest extent permitted by applicable law.

Advisory Organizational Documents Proposal 6C — The Proposed Certificate of Formation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of Pubco to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Formation.

The Incentive Plan Proposal

DAAQ is proposing that its shareholders approve by ordinary resolution the OGB Pubco Incentive Equity Plan, which will become effective upon the Closing and will be used by OGB Pubco on a going-forward basis following the Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal”.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize DAAQ to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the DAAQ Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

For additional information, see the section of this proxy statement/prospectus entitled “The Adjournment Proposal”.

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Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             at                , New York City time, at the offices of Perkins Coie LLP at 1155 Avenue of the Americas, New York, New York 10036, and virtually via live webcast at                    . Shareholders may attend and vote in person or by visiting                     and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the extraordinary general meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by                at                  . To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of DAAQ Ordinary Shares:

●	If your shares are registered in your name with Efficiency and you wish to attend the extraordinary general meeting virtually, go to , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend virtually.

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [●]. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting Efficiency, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Efficiency at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

DAAQ’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned DAAQ Ordinary Shares at the close of business on [●], which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each DAAQ Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. DAAQ Warrants do not have voting rights. At the close of business on the Record Date, there were [●] DAAQ Ordinary Shares outstanding, of which [●] were DAAQ Public Shares, with the rest being Founder Shares held by the Sponsor.

Quorum and Vote of DAAQ Shareholders

A quorum of DAAQ shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy or by duly authorized representative of proxy (if a corporation or other non-natural person). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, [●] DAAQ Ordinary Shares would be required to achieve a quorum. The DAAQ Insiders have agreed to vote all the Founder Shares and any DAAQ Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the DAAQ Insiders own [●]% of the issued and outstanding DAAQ Ordinary Shares. As a result, DAAQ would need only [●], or approximately [●]% of the DAAQ Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of DAAQ’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

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The proposals presented at the extraordinary general meeting require the following votes:

●	Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

●	Domestication Proposal — The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Class B Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of DAAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents.

●	OGB Pubco Merger Proposal — The approval of the OGB Pubco Merger Proposal requires the affirmative vote of holders of a majority of DAAQ Ordinary Shares entitled to vote at the extraordinary general meeting.

●	Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

●	Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Class B Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

●	Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

●	Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

●	Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a DAAQ Public Shareholder may request to redeem all or a portion of its DAAQ Public Shares for cash in connection with the completion of the Business Combination. As a DAAQ Public Shareholder, you will be entitled to receive cash for any DAAQ Public Shares to be redeemed only if you:

(a)

(i) hold DAAQ Public Shares or (ii) hold DAAQ Public Shares through DAAQ Units and elect to separate your DAAQ Units into the underlying DAAQ Public Shares and DAAQ Public Warrants prior to exercising your redemption rights with respect to the DAAQ Public Shares;

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(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the DAAQ Public Shares for which redemption is requested, that DAAQ redeem all or a portion of your DAAQ Public Shares for cash; and

(c)	deliver your share certificates for DAAQ Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their DAAQ Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                       (two business days before the initial scheduled date of the extraordinary general meeting) in order for their DAAQ Public Shares to be redeemed.

DAAQ Public Shareholders may elect to redeem all or a portion of the DAAQ Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the DAAQ Public Shares will be returned to the respective holder, broker or bank. If the Redemption is consummated, and if a DAAQ Public Shareholder properly exercises its right to redeem all or a portion of the DAAQ Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Efficiency, DAAQ will redeem such DAAQ Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals), calculated as of two business days prior to the Closing, , divided by the number of then issued DAAQ Public Shares. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[●] per issued and outstanding DAAQ Public Share. If a DAAQ Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its DAAQ Public Shares for cash and will no longer own DAAQ Public Shares. See the section of the proxy statement/prospectus entitled “Extraordinary General Meeting of DAAQ — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your DAAQ Public Shares for cash.

If DAAQ is not able to complete the Business Combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date), DAAQ may seek to amend the provisions of the Cayman Constitutional Documents to extend the time it has to complete an initial business combination and, in connection therewith and in accordance with the terms of the Cayman Constitutional Documents, DAAQ will provide the DAAQ Public Shareholders with the opportunity to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (which interest shall be net of taxes payable), divided by the number of Public Shares then in issue, subject to applicable law. For additional information, see the section of this proxy statement/prospectus entitled “Information about DAAQ – Redemption If No Business Combination.”

Notwithstanding the foregoing, a DAAQ Public Shareholder, together with any affiliate of such DAAQ Public Shareholder or any other Person with whom such DAAQ Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of acquiring, holding or disposing of shares, will be restricted from redeeming its DAAQ Public Shares with respect to more than an aggregate of 15% of the then issued DAAQ Public Shares without the prior written consent of DAAQ. Accordingly, if a DAAQ Public Shareholder, alone or acting in concert or as a group for the purposes of acquiring, holding or disposing of shares, seeks to redeem more than 15% of the then issued DAAQ Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to, among other things, vote in favor of all proposals being presented at the extraordinary general meeting, regardless of how the DAAQ Public Shareholders vote. As of the Record Date, the Sponsor owns [●]% of the issued and outstanding DAAQ Ordinary Shares.

Holders of the DAAQ Public Warrants will not have redemption rights with respect to the DAAQ Public Warrants.

For a discussion of the potential dilutive impact of redemptions on non-redeeming shareholders, see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Dilution”.

Appraisal Rights

DAAQ’s shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under the Companies Act, given the Merger is occurring pursuant to the TBOC after the Domestication, therefore neither of the constituent companies to the Merger will fall within the application of the Companies Act. Under the TBOC, shareholders dissenting from certain fundamental transactions (e.g., mergers, asset sales) do not obtain appraisal if the shares are listed on a national securities exchange. Because the DAAQ shares are listed on Nasdaq, the DAAQ shareholders will not have appraisal rights in connection with this Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. DAAQ has engaged [●] to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of DAAQ — Revoking Your Proxy.”

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Certain Interests of DAAQ’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the DAAQ Board in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that the DAAQ Insiders have interests in such Shareholder Proposals that are different from, or in addition to and/or in conflict with, those of the DAAQ shareholders generally. Further, DAAQ’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to DAAQ — Conflicts of Interest”. We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The DAAQ Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. DAAQ shareholders should take these interests into account in deciding whether to approve the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	The DAAQ Insiders currently hold an aggregate of 5,750,000 Founder Shares that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of DAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of DAAQ’s four advisors (for an aggregate of 40,000 Founder Shares) at the same per-share price that the Sponsor purchased such shares, or approximately $0.004 per share. As a result of the Underwriters’ election to exercise their over-allotment option in full on April 30, 2025, none of the Founder Shares were forfeited, resulting in the Sponsor holding 5,635,000 Founder Shares. The shares of OGB Pubco Common Stock that the DAAQ Insiders and their permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per DAAQ Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of OGB Pubco Common Stock will be subject to lock-up restrictions, we believe such shares have less value.

●

The Sponsor purchased 3,725,000 DAAQ Private Placement Warrants for $3,725,000, or $1.00 per DAAQ Private Placement Warrant, in a private placement that closed simultaneously with the IPO.  The 3,725,000 OGB Pubco Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per DAAQ Public Warrant on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such OGB Pubco Warrants will be subject to lock-up restrictions, we believe such warrants have less value.

●	Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the DAAQ Class A Shares included in the DAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of OGB Pubco Common Stock trade below $10.00 per share and the DAAQ Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of DAAQ Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while DAAQ Public Shareholders will realize a gain only if the post-Closing trading price exceeds $10.00 per share.

●	The Sponsor will lose its entire investment in us if we do not complete a business combination by January 30, 2027 (or, if such date is extended at a duly called meeting of the DAAQ shareholders, such later date). If we do not consummate a business combination by such date, we will as promptly as reasonably possible but not more than ten business days thereafter, redeem the DAAQ Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares and the DAAQ Private Placement Warrants held by the Sponsor will be worthless.

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●	The DAAQ Insiders have agreed not to redeem any of the Founder Shares or DAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination. None of the DAAQ Insiders received separate consideration for their waiver of redemption rights.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party or a prospective target business reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per DAAQ Public Share and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes paid or payable and up to $100,000 of interest to pay liquidation expenses, subject to certain exceptions.

●	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to DAAQ. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $[___] was outstanding under such working capital loans.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $[___] of reimbursable out-of-pocket expenses were outstanding.

●	Pursuant to the Registration Rights Agreement, DAAQ’s officers, directors and advisors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the OGB Pubco Common Stock and OGB Pubco Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and DAAQ’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to DAAQ Public Shareholders. In the aggregate, the Sponsor has approximately $[___] million at risk that depends upon the completion of a business combination, as of [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. Such amount consists of (a) approximately $[●] million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[●] per DAAQ Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $3.725 million representing the value of the DAAQ Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

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The financial and personal interests of the Sponsor, as well as DAAQ’s directors and officers, may have influenced their motivation in identifying and selecting Old Glory as a business combination target, completing an initial business combination with Old Glory and influencing the operation of the business following the initial business combination. In considering the recommendations of the DAAQ Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination” and “The Business Combination Proposal — Interests of the Old Glory Directors and Executive Officers.”

Compensation Received by the Sponsor, its Affiliates and DAAQ Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and DAAQ’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	5,635,000 shares of OGB Pubco Common Stock upon conversion of 5,635,000 Founder Shares.	$25,000

	3,725,000 OGB Pubco Warrants upon the conversion of 3,725,000 DAAQ Private Placement Warrants.	$3,725,000

Kristin Smith	25,000 shares of OGB Pubco Common Stock upon conversion of 25,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Rebecca Rettig	25,000 shares of OGB Pubco Common Stock upon conversion of 25,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Thomas Trowbridge	25,000 shares of OGB Pubco Common Stock upon conversion of 25,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Boaz Avital	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

CJ Jouhal	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

David Namdar	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Curtis Weldon	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

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Ownership of Pubco

Upon consummation of the Business Combination, the post-Closing share ownership of OGB Pubco under (1) the No Additional Redemptions Scenario, (2) the 25% Additional Redemptions Scenario, (3) the 50% Additional Redemptions Scenario, (4) the 75% Additional Redemptions Scenario and (5) the Maximum Additional Redemptions Scenario, excluding the dilutive effect of DAAQ Public Warrants and DAAQ Private Placement Warrants would be as follows:

	No Additional		25% Additional		50% Additional		75% Additional		Maximum Additional
	Redemptions (1)		Redemptions (2)		Redemptions (3)		Redemptions (4)		Redemptions (5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%

DAAQ Public Shareholders	17,250,000	33.6%	12,937,500	27.6%	8,625,000	20.2%	4,312,500	11.3%	-	0.0%
Sponsor and affiliates (6)	5,750,000	11.2%	5,750,000	12.2%	5,750,000	13.5%	5,750,000	15.0%	5,750,000	16.9%
Old Glory Bank stockholders (7)	23,269,980	45.4%	23,269,980	49.6%	23,269,980	54.6%	23,269,980	60.7%	23,269,980	68.4%
Transaction Financing investors (8)	5,000,000	9.8%	5,000,000	10.6%	5,000,000	11.7%	5,000,000	13.0%	5,000,000	14.7%

Total *	51,269,980	100.0%	46,957,480	100.0%	42,644,980	100.0%	38,332,480	100.0%	34,019,980	100.0%

Potential sources of dilution:
Old Glory Bank options (9)	676,985	1.3%	676,985	1.4%	676,985	1.6%	676,985	1.8%	676,985	2.0%
Old Glory Bank warrants (9)	1,053,035	2.1%	1,053,035	2.2%	1,053,035	2.5%	1,053,035	2.7%	1,053,035	3.1%
DAAQ Private Placement warrants	5,450,000	10.6%	5,450,000	11.6%	5,450,000	12.8%	5,450,000	14.2%	5,450,000	16.0%
DAAQ Public warrants	8,625,000	16.8%	8,625,000	18.4%	8,625,000	20.2%	8,625,000	22.5%	8,625,000	25.4%

*	Percentages may not sum to 100.0% due to rounding. The percentages shown for the potential sources of dilution reflect the percentage of the total shares for the applicable scenario without including the issuance of such additional shares in each respective case.
(1)	Assumes that no DAAQ Public Shareholders exercise redemption rights with respect to their DAAQ Class A Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of DAAQ Public Shareholders, holding 4,312,500 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $44.3 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(3)	Assumes that 50% of DAAQ Public Shareholders, holding 8,625,000 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $88.6 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(4)	Assumes that 75% of DAAQ Public Shareholders, holding 12,937,500 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $132.9 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(5)	Assumes that all of DAAQ Public Shareholders, holding 17,250,000 DAAQ Public Shares, will exercise their redemption rights for an aggregate payment of approximately $177.1 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemption scenario that could occur.
(6)	Includes 5,635,000 shares held by the Sponsor, 75,000 shares held by DAAQ independent directors and 40,000 shares held by DAAQ advisors.
(7)	Assumes (i) there is no aggregate indebtedness or unrestricted cash of Old Glory and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), (ii) the Base Purchase Price (as defined in the Business Combination Agreement) is $250 million.
(8)	Assumes 5,000,000 shares issued at $10.00 per share for minimum Transaction Financing proceeds of $50 million. As of the date hereof, no PIPE or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained. The amounts presented assume a PIPE or other Transaction Financing sufficient to satisfy such condition for illustrative purposes only.
(9)	Old Glory Bank options and warrants have been reduced by a 0.43 multiplier.

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Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself).

	No Additional		25% Additional		50% Additional		75% Additional		Maximum Additional
	Redemptions (1)		Redemptions (2)		Redemptions (3)		Redemptions (4)		Redemptions (5)
	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share

DAAQ net tangible book value per share as of December 31, 20025 (unadjusted) (6)	23,000,000	7.45	23,000,000	7.45	23,000,000	7.45	23,000,000	7.45	23,000,000	7.45
Accretion (dilution) of DAAQ Shareholders assuming the redemption of shares	23,000,000	7.45	18,687,500	6.80	14,375,000	5.75	10,062,500	3.82	5,750,000	(1.02)
Accretion (dilution) of DAAQ Shareholders assuming the exercise of Public Warrants (7)	31,625,000	8.55	27,312,500	8.28	23,000,000	7.91	18,687,500	7.36	14,375,000	6.49
Accretion (dilution) of DAAQ Shareholders assuming the exercise of Public Warrants and Private Placement Warrants (8)	37,075,000	8.99	32,762,500	8.82	28,450,000	8.60	24,137,500	8.30	19,825,000	7.87
Accretion (dilution) of DAAQ assuming the cash settlement of deferred underwriting fee (9)	37,075,000	8.80	32,762,500	8.66	28,450,000	8.48	24,137,500	8.23	19,825,000	7.87
Initial offering price of DAAQ		$10.00		$10.00		$10.00		$10.00		$10.00

Pro forma net tangible book value per share from potentially dilutive securities and other related events, excluding the Business Combination		$8.80		$8.66		$8.48		$8.23		$7.87

Dilution to non-redeeming shareholders		$(1.20)		$(1.34)		$(1.52)		$(1.77)		$(2.13)

(1)	This scenario assumes that no DAAQ Public Shares are redeemed, which is a redemptions scenario that could occur.
(2)	This scenario assumes that 4,312,500 DAAQ Public Shares, or 25% of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $44.3 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur.
(3)	This scenario assumes that 8,625,000 DAAQ Public Shares, or 50% of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $88.6 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur.

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(4)	This scenario assumes that 12,937,500 DAAQ Public Shares, or 75% of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $132.8 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur.
(5)	This scenario assumes that 17,250,000 DAAQ Public Shares, or all of the DAAQ Public Shares, are redeemed for an aggregate payment of approximately $177.1 million (based on the estimated per-share redemption price of approximately $10.27 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, which is a redemptions scenario that could occur.
(6)	Calculated by adding DAAQ’s Class A redeemable shares ($177,124) to the December 31, 2025 shareholders’ deficit ($5,840) and dividing by 23,000,000 total shares outstanding - 17,250,000 Class A redeemable shares and 5,750,000 Class B ordinary shares.
(7)	Assumes 8,625,000 DAAQ Public Warrants are exercised at an exercise price of $11.50 per share in all scenarios.
(8)	Assumes 5,450,000 DAAQ Private Placement Warrants are exercised at an exercise price of $11.50 per share in all scenarios.
(9)	Assumes 100% payment of the $6.9 million deferred underwriting fee in the no redemption scenario, 75% payment or $5.2 million in the 25% redemption scenario, 50% payment or $3.5 million in the 50% redemption scenario, 25% payment or $1.7 million in the 75% redemption scenario, and no payment in the maximum redemption scenario.

Regulatory Matters

Neither DAAQ nor Old Glory are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal - Business Combination Agreement - Closing Conditions - Conditions to the Obligations of Each Party”. Such regulatory approval includes approval by the Federal Reserve of OGB Financial Company becoming a “bank holding company” under the Bank Holding Company Act of 1956. On February 5, 2026, Old Glory and DAAQ submitted an application for OGB Financial Company to become a bank holding company on a FR Y-3 Section 3(a)(1) Application. As of the date hereof, such application is still pending and there can be no assurances that such approval will be obtained. In connection with such application, the Federal Reserve typically requests comment from the FDIC and the OSBD, but such input does not rise to a separate approval requirement under applicable law.

It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of DAAQ

The DAAQ Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of DAAQ and DAAQ’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The DAAQ Board, after careful consideration, determined that the Business Combination is fair in the best interests of DAAQ and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “The Extraordinary General Meeting - Recommendation of the Board” for more information.

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and DAAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination”.

Background and Material Terms of the Business Combination

DAAQ is a special purpose acquisition company that was incorporated on December 9, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Starting May 2025, DAAQ’s management and its advisors surveyed the landscape of potential acquisition opportunities for acquisition targets. From May 24, 2025 to July 2, 2025, DAAQ engaged in detailed discussions with eleven potential targets (in addition to Old Glory). DAAQ management ultimately decided not to pursue such alternate targets but to focus its efforts instead on Old Glory. The terms of the Business Combination Agreement are the result of negotiations between the representatives of DAAQ and Old Glory, which occurred between July and August 2025. For more information, see “The Business Combination Proposal - Background of the Business Combination”.

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The DAAQ Board’s Reasons for the Approval of the Business Combination

Before reaching its unanimous decision on January 12, 2026, the DAAQ Board consulted with its management team, legal counsel and other advisors. The DAAQ Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the DAAQ shareholders. In light of the complexity of those factors, the DAAQ Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the DAAQ Board may have given different weight to different factors in their evaluation of the Business Combination.

Further, the prospectus for the IPO identified the general criteria and guidelines that DAAQ believed would be important in evaluating prospective target businesses, although DAAQ also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The DAAQ Board considered these criteria in its evaluation of Old Glory, which include (i) Old Glory’s business, (ii) Old Glory’s management team, (iii) Old Glory’s potential to scale such that the profit contribution from existing business offsets both fixed costs and investment in high return on capital opportunities, (iv) Old Glory’s strategically nimble nature, (v) review of other business combination opportunities reasonably available to DAAQ, (vi) the Old Glory Shareholders’ retained interest, and (viii) review of selected public companies.

For a description of the DAAQ Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the DAAQ Board, see the subsection entitled “The Business Combination Proposal - The DAAQ Board’s Reasons for the Approval of the Business Combination”.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of the outstanding DAAQ Class A Shares are redeemed in connection with the Business Combination and (ii) assuming that all of the DAAQ Class A Shares are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

No Redemption
Sources of Funds		Uses of Funds
Old Glory Rollover Equity (1)	$232,700	Company Rollover (1)	$232,700
Investments held in Trust Account	177,124	Transaction expenses (2)	8,563
Proceeds from Transaction Financing (4)	50,000	Payment of deferred underwriting fee (3)	6,900
		Cash to balance sheet	211,661
Total Sources	$459,824	Total Uses	$459,824

(1)	Represents the aggregate value of shares issued to Old Glory shareholders/members at a deemed value of $10.00 per unit, which per-unit value may change (which change would result in either a decrease or increase in the total number of shares Old Glory shareholders/members will receive). Assumes $250,000,000 of New Old Glory Common Stock issued to current Old Glory shareholders/members, including option and warrant holders. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)	Represents an estimated amount inclusive of advisory, printing, legal and accounting fees to be paid upon the close of the Business Combination.

(3)	Assumes 100% payment of the $6.9 million deferred underwriting fee in the no redemption scenario

(4)	Consists of proceeds from the non redemption of 5,000,000 shares of OGB Pubco Common Stock, which were sold at $10 per share and not redeemed prior to the Closing or other type of financing. As of the date hereof, no non-redemption agreements or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained. The amounts presented assume Transactions Financing sufficient to satisfy such condition for illustrative purposes only.

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Maximum Redemption
Sources of Funds		Uses of Funds
Old Glory Rollover Equity (1)	$232,700	Company Rollover (1)	$232,700
Investments held in Trust Account	-	Transaction expenses (2)	8,539
Proceeds from Transaction Financing (4)	50,000	Payment of deferred underwriting fee (3)	-
		Cash to balance sheet	41,461
Total Sources	$282,700	Total Uses	$282,700

(1)	Represents the aggregate value of shares issued to Old Glory shareholders/members at a deemed value of $10.00 per unit, which per-unit value may change (which change would result in either a decrease or increase in the total number of shares Old Glory shareholders/members will receive). Assumes $250,000,000 of New Old Glory Common Stock issued to current Old Glory shareholders/members, including option and warrant holders. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)	Represents an estimated amount inclusive of advisory, printing, legal and accounting fees to be paid upon the close of the Business Combination.

(3)	Assumes no payment of the $6.9 million deferred underwriting fee in the maximum redemption scenario

(4)	Consists of proceeds from the non redemption of 5,000,000 shares of OGB Pubco Common Stock, which were sold at $10 per share and not redeemed prior to the Closing or other type of financing. As of the date hereof, no non-redemption agreements or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained. The amounts presented assume Transactions Financing sufficient to satisfy such condition for illustrative purposes only.

U.S. Federal Income Tax Considerations of the Domestication and for Holders of DAAQ Class A Shares Exercising Redemption Rights

For a discussion summarizing certain material U.S. federal income tax considerations and consequences of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities”.

U.S. Federal Income Tax Considerations of the Merger

For a discussion summarizing certain material U.S. federal income tax considerations and consequences of the Merger, please see “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities” and “U.S. Federal Tax Income Tax Considerations for Holders of Old Glory Securities”.

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Summary Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 26. In particular, such risks include, but are not limited to, the following:

Risks Related to DAAQ and the Business Combination

●	The DAAQ Insiders and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the DAAQ shareholders generally.

●	The DAAQ Insiders have agreed to vote in favor of the Business Combination, regardless of how our DAAQ Public Shareholders vote.

●	The ability of our DAAQ Public Shareholders to exercise redemption rights with respect to a large number of our DAAQ Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your DAAQ Public Shares.

●	The ability of our DAAQ Public Shareholders to exercise redemption rights with respect to a large number of our DAAQ Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your DAAQ Public Shares.

●

The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may elect to purchase DAAQ Public Shares or DAAQ Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the DAAQ Public Shares or DAAQ Public Warrants.

●	Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in OGB Pubco.

●	DAAQ cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Old Glory’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

●	DAAQ (or Pubco) will not have any right to make damage claims against Old Glory for the breach of any representation, warranty or covenant made by Old Glory in the Business Combination Agreement.

●	DAAQ’s shareholders will experience dilution due to the issuance of shares of OGB Pubco Common Stock and securities convertible into the shares of OGB Pubco Common Stock to the Old Glory shareholders as consideration in the Business Combination.

●	Subsequent to the consummation of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pubco’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

●	Pubco’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus .

●	The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Pubco’s future results .

●	There can be no assurance that the OGB Pubco Common Stock and OGB Pubco Warrants issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

●	There is substantial doubt about our ability to continue as a going concern.

●	If third parties bring claims against DAAQ, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

●	DAAQ’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the DAAQ Public Shareholders.

●	We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

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●	If, before distributing the proceeds in the Trust Account to our DAAQ Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

●	If, after DAAQ distributes the proceeds in the Trust Account to its DAAQ Public Shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, a liquidator or a bankruptcy, insolvency or other court may seek to recover such proceeds, and the members of the DAAQ Board may be viewed as having breached their fiduciary duties to DAAQ or DAAQ’s creditors, thereby exposing the members of the DAAQ Board and DAAQ to claims of punitive damages.

●	Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete the Business Combination, or any other initial business combination, and results of operations.

●	There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with the Redemption.

●	If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

●	We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, including foreign investment regulations and review by government entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

●	DAAQ’s shareholders may be held liable for claims by third parties against DAAQ to the extent of distributions received by them upon redemption of their shares.

●	DAAQ’s Letter Agreement with the DAAQ Insiders may be amended without shareholder approval.

●	If you or a “group” of shareholders are deemed to hold in excess of 15% of the DAAQ Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our DAAQ Public Shares.

●	You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your DAAQ Public Shares or DAAQ Public Warrants, potentially at a loss.

●	A DAAQ Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

●	The net cash available to Pubco from the Trust Account and the financings described in this proxy statement/prospectus in respect of each DAAQ Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of OGB Pubco Common Stock to be issued to the Old Glory shareholders.

●

If a DAAQ Public Shareholder fails to receive notice of our offer to redeem the DAAQ Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its DAAQ Public Shares, such DAAQ Public Shares may not be redeemed.

●	If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the DAAQ Public Shareholders may be forced to wait beyond such date before redemption from the Trust Account.

●	The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, and any such conditions may not be satisfied on a timely basis, if at all.

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●	The exercise of DAAQ’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the DAAQ shareholders’ best interest.

●	DAAQ may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

●	The terms of the DAAQ Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding DAAQ Public Warrants.

●	The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our DAAQ Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

●	A provision of the Warrant Agreement may make it more difficult for DAAQ to consummate the Business Combination.

Risks Related to Our Business and Industry

●	We may not be able to successfully execute our business plan.

●	We may not be able to continue to operate Bank as intended if we are not successful in consummating this Business Combination and, as a result, we may not be able to continue as a going concern.

●	Negative public opinion could damage our reputation and adversely affect our earnings.

●	If we fail to maintain a consistently high level of consumer satisfaction and trust in our brand, our financial condition would be materially and adversely affected.

●	We are reliant on earned media and social media to connect with consumers, and limitations on our ability to obtain new customers through those channels could adversely affect our profitability.

●	Fluctuations in interest rates by the Federal Reserve Board may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

●	The small and medium sized businesses that we intend to lend to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Bank, which could materially harm our operating results.

●	Prepayments of loans may negatively impact Bank’s business.

●	Bank’s lending activities may subject us to the risk of environmental liabilities.

●	If Bank’s actual credit losses exceed the Allowance for Credit Losses (ACL), as determined under the Current Expected Credit Loss (CECL) model, earnings could be adversely affected.

●	Our per-customer lending limit may limit our growth.

●	Our sales of residential mortgage loans into the secondary market may not continue to provide us with noninterest income.

●	Bank’s financial condition, earnings and asset quality could be adversely affected if we are required to repurchase loans originated for sale by our residential lending department.

●	We may be adversely affected by the soundness of other financial institutions.

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●	Our investment securities portfolio is subject to credit risk, market risk, and liquidity risk.

●	We will not have any material diversification.

●	Becoming profitable depends substantially on our ability to open new bank accounts and attract deposits at a sustainable acquisition cost, which is subject to many unpredictable factors.

●	If we are unable to broaden our customer base and expand relationships with other potential customers, our business may be negatively impacted.

●	Our current financial situation creates substantial doubt whether we will continue as a going concern if this Business Combination is not consummated as intended.

●	Our business and results of operations have in the past been, and may in the future be, adversely affected by the financial markets, fiscal, monetary, and regulatory policies, and economic conditions generally.

●	Fluctuations in interest rates could negatively affect the demand for our checking and savings product.

●	We are exposed to financial risks that may be partially mitigated but cannot be eliminated by our hedging activities, which carry their own risks.

●	We currently face and will continue to face significant competition, and many current and future competitors may have significantly more resources.

●	Regulations promulgated under the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) may conflict with the statute, requiring litigation and dispute.

●	Stablecoins may face periods of uncertainty, loss of trust, or systemic shocks resulting in the potential for rapid redemption requests (or runs).

●	As a relatively new innovation, stablecoins are particularly susceptible to operational challenges and risks, including due to surges in demand.

●	Any negative publicity regarding stablecoins or the broader digital asset industry may have an outsized negative effect on consumer confidence.

●	The acceptance of the Bank’s stablecoins could be negatively impacted by the disruptions in secondary marketplaces that facilitate the purchase and sale of the Bank’s stablecoins.

●	Although the GENIUS Act clarified that “payment stablecoins” are not “securities” under U.S. federal securities laws and our offers and sales of OGUSD are not securities transactions, any classification of a payment stablecoin as a “security,” or our offer or sale of OGUSD as securities transactions, would subject us to additional regulation and could materially impact the operation of our business.

●	The loss or destruction of private keys required to access any digital assets held in custody for our own account or for our customers may be irreversible.

●	Management has identified three material weaknesses in its internal control over our financial reporting.

●	Some members of our management team lack experience leading a public company.

●	We could be affected adversely by risks associated with our process and procedures associated with our new business products, particularly Next Gen Banking.

●	We could lose or fail to attract the personnel necessary to operate our business.

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●	We anticipate raising additional capital in the future to the extent that the retention of future profits is insufficient to fulfill and/or maintain our regulatory capital ratio requirements, which will have an effect on a shareholder’s relative ownership stake.

●	We may not be able to manage our growth effectively.

●	We operate in rapidly evolving industries and have limited experience in parts of our product segments, which may make it difficult for us to successfully identify and address the risks and uncertainties we face.

●	We have a history of losses and may experience net losses in the future and there is no assurance that our revenue and business model will be successful.

Risks Related to Legal, Compliance, and Regulations

●	We consented to the issuance of a Consent Order in May of 2024.

●	We are currently subject to stringent capital requirements, and our failure to meet such requirements could limit our activities.

●	If the Bank fails to maintain “adequate capitalization,” this will limit our growth in the future.

●	We are subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to sanctions.

●	We face industry typical risks of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

●	If we are unable to manage the risks associated with fraudulent activity, our brand and reputation, business, financial condition and results of operations could be adversely affected.

●	We depend on the accuracy and completeness of information about our customers and counterparties, and our financial condition could be adversely affected if we rely on misleading information.

Risks Related to Technology and Intellectual Property

●	We may not be able to launch Next Gen Banking on a commercially viable basis on the timetable we anticipate, or at all.

●	An increase in fraudulent activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure (including fines and other penalties), and could reduce the use and acceptance of our offerings.

●	The anticipated launch of digital asset trading in the U.S. and use of blockchain technology in our product offerings will subject us to laws and regulations relating to cryptocurrencies and blockchain technology in various jurisdictions where we conduct our business, and to other risks. Such laws and regulations can be complex and are subject to change, and complying with them across various jurisdictions imposes operational, time, and cost constraints on our business. Our actual or perceived failure to comply with such obligations or to address other risks related to these technologies could harm our business and/or result in reputational harm, loss of customers, material financial penalties and legal liabilities.

●	Cryptocurrencies have in the past experienced, and may in the future experience, periods of extreme price volatility. These uncertainties, as well as future accounting and tax developments, or other requirements relating to cryptocurrencies could expose us to litigation, regulatory action and possible liability, and have an adverse effect on our business.

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●	We are dependent on third party vendors for the supply of key materials and components for our products.

●	Technology disruptions or failures, including a failure in our operational or security systems or infrastructure, or those of third parties with whom we do business, could disrupt our business, cause legal or reputational harm and adversely impact our results of operations and financial condition.

●	The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

●	Cyberattacks and other data and security breaches could result in serious harm to our reputation and adversely affect our business.

●	The collection, processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

●	Bank’s risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

●	We could be adversely affected if we inadequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and may encounter disputes from time to time relating to our use of the intellectual property of third parties.

Risks Related to OGB Pubco’s Securities Following the Consummation of the Business Combination

●	The requirements of being a public company in the U.S., if the Proposed Business Combination is completed, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

●	If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of OGB Pubco’s securities may decline.

●	Even if DAAQ consummates the Business Combination, there is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

●	Your unexpired OGB Pubco Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

●	The warrants may have an adverse effect on the market price of the OGB Pubco Common Stock.

●

You may only be able to exercise your DAAQ Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of OGB Pubco Common Stock from such exercise than if you were to exercise such DAAQ Public Warrants for cash.

●	If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Old Glory securities may be required to pay substantial U.S. federal income taxes.

●	The Proposed Certificate of Formation and Proposed Bylaws will provide, subject to limited exceptions, that the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division), will be the be the sole and exclusive forum for certain stockholder litigation matters, and if the Texas Business Court does not have jurisdiction, and/or there is a claim or cause of action arising under the Securities Act of 1933 (as amended) or the Securities Exchange Act of 1934 (as amended), then the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

●	The market price and trading volume of the OGB Pubco Common Stock may be volatile and could decline significantly following the Business Combination.

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●	OGB Pubco will issue shares of OGB Pubco Common Stock as consideration in the Business Combination and may issue additional shares of OGB Pubco Common Stock or other equity or convertible debt securities without approval of the holders of OGB Pubco Common Stock, which would dilute then-existing ownership interests and may depress the market price of the OGB Pubco Common Stock.

●	There will be material differences between your current rights as a holder of Old Glory Common Stock and the rights you will have as a holder of OGB Pubco Common Stock, some of which may adversely affect you.

●	If securities or industry analysts do not publish research, publish inaccurate or unfavorable research, or cease publishing research about OGB Pubco, its share price and trading volume could decline significantly.

●	Stockholders have no ability to control the management of the Company.

●	We may experience uninsured losses.

●	Future resales of shares of OGB Pubco Common Stock issued to Old Glory stockholders and other significant stockholders may cause the market price of the OGB Pubco Common Stock to drop significantly, even if OGB Pubco’s business is doing well.

●	We do not expect that OGB Pubco will pay dividends in the foreseeable future after the Business Combination.

●	The existence of indemnification rights to OGB Pubco’s directors, officers, and employees may result in substantial expenditures by OGB Pubco and may discourage lawsuits against its directors, officers, and employees.

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RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus. The use of “we” and “our” shall generally mean DAAQ, with respect to periods prior to the Business Combination and OGB Pubco after the Business Combination. The use of “we”, “our”, or the “Company”, with respect to Old Glory’s business (or OGB Pubco’s) after the Business Combination, shall generally refer to Old Glory before the Business Combination or OGB Pubco after the Business Combination, respectively.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of DAAQ and Old Glory.

Risks Related to DAAQ and the Business Combination

The DAAQ Insiders and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the DAAQ shareholders generally.

When you consider the recommendation of the DAAQ Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the DAAQ Insiders have interests in such proposals that are different from, in addition to and/or in conflict with, those of the DAAQ shareholders generally. These interests include, among other things:

●	The Sponsor and DAAQ’s independent directors and advisors currently hold an aggregate of 5,750,000 Founder Shares that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of DAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of DAAQ’s four advisors (for an aggregate of 40,000 Founder Shares) at the same per-share price that the Sponsor purchased such shares, or approximately $0.004 per share. As a result of the Underwriters’ election to exercise their over-allotment option in full on April 30, 2025, none of the Founder Shares were forfeited, resulting in the Sponsor holding 5,635,000 Founder Shares. The Sponsor is controlled by Peter Ort, DAAQ’s Principal Executive Officer and Co-Chairman, and Jeff Tuder, DAAQ’s Chief Financial Officer and Co-Chairman. Messrs. Ort and Tuder have an economic interest in 5,635,000, or 100%, of the Founder Shares held by the Sponsor. Each other director, officer and advisor of DAAQ have economic interests in the Founder Shares. The shares of OGB Pubco Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per DAAQ Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of OGB Pubco Common Stock will be subject to lock-up restrictions, we believe such shares have less value.

●	The Sponsor purchased 3,725,000 DAAQ Private Placement Warrants for $3,725,000, or $1.00 per DAAQ Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The Sponsor is controlled by Peter Ort, DAAQ’s Principal Executive Officer and Co-Chairman, and Jeff Tuder, DAAQ’s Chief Financial Officer and Co-Chairman. Messrs. Ort and Tuder have an economic interest in 3,725,000, or 100%, of the DAAQ Private Placement Warrants held by the Sponsor. The 3,725,000 OGB Pubco Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per DAAQ Public Warrant on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such OGB Pubco Warrants will be subject to lock-up restrictions, we believe such warrants have less value.

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●	Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the DAAQ Class A Shares included in the DAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of OGB Pubco Common Stock trade below $10.00 per share and the DAAQ Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of DAAQ Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while DAAQ Public Shareholders will realize a gain only if the post-Closing trading price exceeds $10.00 per share.

●	The Sponsor will lose its entire investment in us if we do not complete a business combination by January 30, 2027 (or, if such date is extended at a duly called meeting of the DAAQ shareholders, such later date). If we do not consummate a business combination by such date, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the DAAQ Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares and DAAQ Private Placement Warrants held by the Sponsor will be worthless.

●	The DAAQ Insiders have agreed not to redeem any of the Founder Shares or DAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination. None of the DAAQ Insiders received separate consideration for their waiver of redemption rights.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party or a prospective target business reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per DAAQ Public Share and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes paid or payable and up to $100,000 of interest to pay liquidation expenses, subject to certain exceptions.

●	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to DAAQ. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $[●] was outstanding under such working capital loans.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $[__] of reimbursable out-of-pocket expenses were outstanding.

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●	Pursuant to the registration rights agreement, DAAQ’s officers, directors and advisors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the OGB Pubco Common Stock and OGB Pubco Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and DAAQ’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to DAAQ Public Shareholders. In the aggregate, the Sponsor has approximately $[___] million at risk that depends upon the completion of a business combination as of [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. Such amount consists of (a) approximately $[___] million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[●] per DAAQ Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $3.725 million representing the value of the DAAQ Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as DAAQ’s directors and officers, may have influenced their motivation in identifying and selecting Old Glory as a business combination target, completing an initial business combination with Old Glory and influencing the operation of the business following the initial business combination. In considering the recommendations of the DAAQ Board to vote for the Shareholder Proposals, the DAAQ shareholders should consider these interests.

The DAAQ Insiders have agreed to vote in favor of the Business Combination, regardless of how our DAAQ Public Shareholders vote.

As of the Record Date, our Sponsor owned approximately [___]% of our issued and outstanding DAAQ Ordinary Shares. The DAAQ Insiders also may from time to time purchase DAAQ Public Shares prior to our initial Business Combination. The Cayman Constitutional Documents provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of DAAQ, including the Founder Shares. As a result, in addition to the Founder Shares, we would need 5,750,001, or 33%, of the 17,250,000 DAAQ Public Shares to be voted in favor of an initial business combination in order to have our initial Business Combination approved, assuming all outstanding shares are voted and the parties to the Letter Agreement do not acquire any DAAQ Class A Shares. Assuming that only the holders of one-third of the issued and outstanding DAAQ Ordinary Shares, representing a quorum under the Cayman Constitutional Documents, vote their DAAQ Ordinary Shares at a general meeting of DAAQ, we will not need any DAAQ Public Shares in addition to the Founder Shares to be voted in favor of an initial business combination in order to approve an initial business combination. Accordingly, if we seek shareholder approval of the Business Combination, the agreement by the DAAQ Insiders to vote in favor of the Business Combination will increase the likelihood that an ordinary resolution will be passed, being the requisite shareholder approval for the Business Combination. As a result, no affirmative votes from other DAAQ Public Shareholders would be required to approve the Business Combination. Accordingly, the agreement by the DAAQ Insiders will cause us to receive an ordinary resolution, being the requisite shareholder approval for the Business Combination.

The ability of our DAAQ Public Shareholders to exercise redemption rights with respect to a large number of our DAAQ Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your DAAQ Public Shares.

We do not know how many DAAQ Public Shareholders may exercise their redemption rights. If a larger number of DAAQ Public Shares are submitted for the Redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to Pubco following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we complete an alternate initial business combination or until we liquidate the Trust Account if we are unable to complete an initial business combination within the time period provided by the Cayman Constitutional Documents. If you are in need of immediate liquidity, you could attempt to sell your DAAQ Public Shares in the open market; however, at such time our DAAQ Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate or you are able to sell your DAAQ Public Shares in the open market.

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The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may elect to purchase DAAQ Public Shares or DAAQ Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the DAAQ Public Shares or DAAQ Public Warrants.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding DAAQ or its securities, DAAQ’s officers and directors and/or their affiliates may enter into a written plan to purchase DAAQ’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire DAAQ Public Shares, vote their DAAQ Public Shares in favor of the Condition Precedent Proposals or not redeem their DAAQ Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase DAAQ Public Shares or other DAAQ Warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (or (2) increase the amount of cash available to Pubco following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of DAAQ and Pubco securities may be reduced and the number of beneficial holders of DAAQ and Pubco securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting DAAQ or Old Glory directly or by DAAQ’s receipt of redemption requests submitted by shareholders (in the case of DAAQ Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates purchase DAAQ Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates were to purchase DAAQ Public Shares or other DAAQ Warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may purchase DAAQ Public Shares or other DAAQ Warrants outside the Redemption, along with the purpose of such purchases;

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●	if the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates were to purchase DAAQ Public Shares from DAAQ Public Shareholders, they would do so at a price no higher than the Redemption Price;

●	this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

●	the amount of securities purchased outside of the Redemption by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	the identities of the security holders who sold to the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates; and

●	the number of DAAQ Public Shares for which DAAQ has received redemption requests pursuant to the Redemption offer.

Entering into any such arrangements may have a depressive effect on the price of the OGB Pubco Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting. In addition, the public “float” of our DAAQ Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in Pubco.

Information regarding our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by our management team, our advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for our initial business combination, that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by each of the members of our management team, our advisors or their respective affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

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DAAQ cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to Old Glory’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

Even though DAAQ conducted due diligence on Old Glory, this diligence may not have surfaced all material issues with Old Glory, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of Old Glory’s and outside of DAAQ’s or Pubco’s control may later arise.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Old Glory pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the OGB Pubco Common Stock that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on Pubco’s financial condition, results of operations and the share price of OGB Pubco Common Stock, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

DAAQ (or Pubco) will not have any right to make damage claims against Old Glory for the breach of any representation, warranty or covenant made by Old Glory in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing. As a result, DAAQ (or Pubco) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Old Glory at the time of the Business Combination.

DAAQ’s shareholders will experience dilution due to the issuance of shares of OGB Pubco Common Stock and securities convertible into the shares of OGB Pubco Common Stock to the Old Glory shareholders as consideration in the Business Combination.

DAAQ’s shareholders will experience immediate dilution as a consequence of the issuance of shares of OGB Pubco Common Stock to the Old Glory shareholders as consideration in the Business Combination. Currently, DAAQ Public Shareholders and the Sponsor own 75% and 25% of the issued and outstanding DAAQ Ordinary Shares, respectively. Based on Old Glory’s and DAAQ’s current capitalization (and the assumptions described under the section of this proxy statement/prospectus entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) under the Maximum Redemption Scenario, it is expected that immediately after the consummation of the Business Combination, DAAQ Public Shareholders will hold no shares of OGB Pubco Common Stock and the DAAQ Insiders will hold 5,750,000 shares of OGB Pubco Common Stock, representing 16.9% of the OGB Pubco Common Stock, while the Old Glory shareholders will hold 23,269,980 shares of OGB Pubco Common Stock (assuming (i) there is no aggregate indebtedness of Old Glory and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each DAAQ Public Share may be redeemed pursuant to the Redemption is approximately $[___]), representing 68.4% of the OGB Pubco Common Stock, and (ii) under the No Redemption Scenario, it is expected that immediately after the consummation of the Business Combination, DAAQ Public Shareholders will hold 17,250,000 shares of OGB Pubco Common Stock, representing 33.6% of the OGB Pubco Common Stock and the DAAQ Insiders will hold an aggregate of 5,750,000 shares of OGB Pubco Common Stock, representing 11.2% of the OGB Pubco Common Stock, while the Old Glory shareholders will hold 23,269,980 shares of OGB Pubco Common Stock (assuming (i) there is no aggregate indebtedness of New Glory Bank and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each DAAQ Public Share may be redeemed pursuant to the Redemption is approximately $[___]), representing 45.4% of the OGB Pubco Common Stock. For a discussion of the potential dilutive impact of redemptions on non-redeeming shareholders, see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Dilution”.

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Subsequent to the consummation of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pubco’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although DAAQ has conducted due diligence on Old Glory, DAAQ cannot assure you that this diligence revealed all material issues that may be present in Old Glory, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DAAQ’s or Old Glory’s control will not later arise. As a result, Pubco may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with DAAQ’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about Pubco or its securities. In addition, charges of this nature may cause Pubco to violate net worth or other covenants to which it may be subject. Accordingly, any DAAQ shareholder who chooses to remain a stockholder of Pubco following the Business Combination could suffer a reduction in the value of their shares.

Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by DAAQ’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Pubco’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Pubco’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of Pubco. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Pubco’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Old Glory. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Old Glory and DAAQ and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Pubco’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: changes in domestic and foreign business, market, financial, political conditions, and in applicable laws and regulations, competition, the ability to grow and manage growth profitably, the ability to build or maintain relationships with customers and retain its management and key employees, the timing and amount of future capital expenditures and requirements for additional capital, the timing of future cash flow provided by operating activities, if any, and other economic, business, political and/or competitive factors. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

There can be no assurance that the OGB Pubco Common Stock and OGB Pubco Warrants issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

DAAQ intends to apply to list the OGB Pubco Common Stock and OGB Pubco Warrants on Nasdaq under the proposed symbols “OGB” and “OGBW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), DAAQ is required to cause the OGB Pubco Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Such waiver would require the affirmative written consent of both parties to the Business Combination Agreement, which consent would only be provided if all other requirements to closing have occurred, including (without limitation) the Transaction Financing and Bank regulatory approvals and Nasdaq approval will be obtained upon customary or ministerial post-closing conditions, or if both such parties reasonably determine that such approval will be obtained promptly following the Closing. The listing condition may not be waived under circumstances in which Nasdaq has affirmatively denied listing of the Pubco Common Stock. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the OGB Pubco Common Stock and OGB Pubco Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Pubco securities would not be listed on any nationally recognized securities exchange.

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There is substantial doubt about our ability to continue as a going concern.

As of December 31, 2025, DAAQ had $1,060,921 in our operating bank account, and working capital surplus of $1,037,010. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. Management’s plans to address this need for capital are discussed in the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DAAQ”. If we are unable to raise additional funds to alleviate liquidity needs and complete the Business Combination or another initial business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the DAAQ shareholders, such later date), then we will be forced to, as promptly as reasonably possible but not more than ten business days thereafter, redeem the DAAQ Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), divided by the number of then issued DAAQ Public Shares, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the DAAQ Warrants may be worthless. Our liquidity condition raises substantial doubt about our ability to continue as a going concern. The financial statements of DAAQ contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

If third parties bring claims against DAAQ, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

DAAQ’s placing of funds in the Trust Account may not protect those funds from third party claims against DAAQ. Although DAAQ seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the DAAQ Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against DAAQ’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, DAAQ’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of DAAQ under the circumstances. WithumSmith+Brown, PC, DAAQ’s independent registered public accounting firm, and the Underwriters will not execute agreements with DAAQ waiving such claims to the monies held in the Trust Account.

Examples of possible instances where DAAQ may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with DAAQ and will not seek recourse against the Trust Account for any reason. Upon the Redemption, if we are unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, DAAQ will be required to provide for payment of claims of creditors that were not waived that may be brought against DAAQ within the 10 years following the Redemption. Accordingly, the per-share redemption amount received by DAAQ Public Shareholders could be less than the $10.00 per DAAQ Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to DAAQ if and to the extent any claims by a third party for services rendered or products sold to DAAQ (except for its independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per DAAQ Public Share and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per DAAQ Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under DAAQ’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act. However, DAAQ has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and DAAQ believes that the Sponsor’s only assets are securities of DAAQ. Therefore, DAAQ cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.00 per DAAQ Public Share. In such event, DAAQ may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your DAAQ Public Shares. None of DAAQ’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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DAAQ’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the DAAQ Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per DAAQ Public Share; and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes paid or payable and up to $100,000 of interest to pay liquidation expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, DAAQ’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While DAAQ currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to DAAQ, it is possible that DAAQ’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If DAAQ’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to DAAQ Public Shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of DAAQ Public Shares). Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our DAAQ Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the DAAQ Public Shareholders, DAAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in DAAQ’s bankruptcy estate and subject to the claims of third parties with priority over the claims of DAAQ’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by DAAQ’s shareholders in connection with our liquidation may be reduced.

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If, after DAAQ distributes the proceeds in the Trust Account to its DAAQ Public Shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, a liquidator or a bankruptcy, insolvency or other court may seek to recover such proceeds, and the members of the DAAQ Board may be viewed as having breached their fiduciary duties to DAAQ or DAAQ’s creditors, thereby exposing the members of the DAAQ Board and DAAQ to claims of punitive damages.

If, after DAAQ distributes the proceeds in the Trust Account to its DAAQ Public Shareholders, it files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition”. As a result, a liquidator or a bankruptcy, insolvency or other court could seek to recover some or all amounts received by DAAQ’s shareholders. In addition, the DAAQ Board may be viewed as having breached its fiduciary duty to DAAQ’s creditors and/or having acted in bad faith, thereby exposing itself and DAAQ to claims of punitive damages, by paying DAAQ Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete the Business Combination, or any other initial business combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination, or any other initial business combination, and results of operations.

On January 24, 2024, the SEC adopted a series of new rules relating to SPACs (the “SPAC Rules”) requiring, among other items, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and de-SPAC transactions; (iii) the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and (iv) both the SPAC and the target company’s status as co-registrants on de-SPAC registration statements.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the SPAC Rules and related guidance may increase the costs of and the time needed to complete the Business Combination, or any other initial business combination, and may constrain the circumstances under which we could complete such transaction.

There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with the Redemption.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax.

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On November 21, 2025, the Treasury released final regulations on the implementation of the Excise Tax that generally apply to any repurchases or redemptions that occur after December 31, 2022. Any repurchases or redemptions that follow the Domestication in connection with the Business Combination may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax in connection with the Business Combination would depend on a number of factors, including the fair market value of the redemptions and repurchases in connection with the Business Combination and the nature and amount of any other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination). Although the Excise Tax would be payable by us and not by the redeeming holder, any Excise Tax payable by us due to redemptions in connection with the Business Combination could reduce the amount of cash available to pay redemptions or reduce the cash contribution to the business after the Business Combination, which could result in the remaining shareholders economically bearing the impact of such Excise Tax.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination, and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

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In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to us we do not believe that our principal activities will subject us to the Investment Company Act. To this end, DAAQ was formed for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with Old Glory. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with Old Glory, or another initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any DAAQ Public Shares properly submitted in connection with a shareholder vote to further amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our DAAQ Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our DAAQ Public Shareholders as part of the Redemption. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our DAAQ Warrants would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, our DAAQ Public Shareholders may receive only approximately $[___] per DAAQ Public Share, which is based on estimates as of the Record Date, or less in certain circumstances, and our DAAQ Warrants may expire worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, including foreign investment regulations and review by government entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

The Business Combination or another initial business combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is empowered to require parties to certain transactions subject to CFIUS jurisdiction to make mandatory filings, to charge filing fees related to CFIUS filings (voluntary or mandatory), and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to the transaction choose not to file voluntarily. In the case that CFIUS determines an investment to present risks to U.S. national security, CFIUS has the power to require mitigation measures with respect to the transaction or recommend that the President of the United States block the transaction if the parties do not voluntarily abandon it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and its implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford foreign investors certain information or governance rights in certain U.S. businesses that have a nexus to “critical technologies”, “critical infrastructure” and/or “sensitive personal data”.

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Our Sponsor is a Delaware-organized entity and its economic interests are owned by U.S. citizens. Our Sponsor is controlled by Messrs. Ort and Tuder, who are both U.S. citizens and the Sponsor’s managing members. Accordingly, we do not believe that our Sponsor is a “foreign person” as defined in the CFIUS regulations. We are organized in the Cayman Islands and may be deemed a foreign person by CFIUS. It is also possible that non-U.S. persons could be involved in the Business Combination or another initial business combination (e.g., as existing shareholders of a target company or as Transaction Financing investors), which may increase the risk that our initial business combination becomes subject to regulatory review, including review by CFIUS. If a particular proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay our proposed initial business combination, require mitigation measures with respect to such initial business combination or request the President of the United States to order us to divest all or a portion of the U.S. target business of our initial business combination that we acquired without first obtaining CFIUS approval. This may limit the attractiveness of, delay or prevent us from pursuing certain target companies that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have any foreign ownership issues. In addition, certain businesses may be subject to rules or regulations that limit or impose additional requirements with respect to foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate our initial business combination within the applicable time period required under our Cayman Constitutional Documents, including as a result of extended regulatory review of a potential initial business combination, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the DAAQ Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), divided by the number of then issued and outstanding DAAQ Public Shares, which redemption will completely extinguish DAAQ Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, the DAAQ Warrants may be worthless.

DAAQ’s shareholders may be held liable for claims by third parties against DAAQ to the extent of distributions received by them upon redemption of their shares.

If DAAQ is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, DAAQ was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by DAAQ’s shareholders. Furthermore, DAAQ’s directors may be viewed as having breached their fiduciary duties to DAAQ or its creditors and/or may have acted in bad faith, thereby exposing themselves and DAAQ to claims, by paying DAAQ Public Shareholders from the Trust Account prior to addressing the claims of creditors. DAAQ cannot assure you that claims will not be brought against it for these reasons. DAAQ and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of DAAQ’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

DAAQ’s Letter Agreement with the DAAQ Insiders may be amended without shareholder approval.

DAAQ’s Letter Agreement with the DAAQ Insiders contains provisions relating to transfer restrictions of the Founder Shares and DAAQ Private Placement Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While DAAQ does not expect the DAAQ Board to approve any amendments to the Letter Agreement prior to DAAQ’s initial Business Combination, it may be possible that the DAAQ Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from DAAQ’s shareholders and may have an adverse effect on the value of an investment in DAAQ’s securities. Concurrently with the execution of the Business Combination Agreement, DAAQ and the DAAQ Insiders entered into the Sponsor Support Agreement with Old Glory, pursuant to which DAAQ, the Sponsor and the Supporting Sponsor Shareholders agreed to vote their shares in favor of all proposals being presented at the extraordinary general meeting. Amendment of the Sponsor Support Agreement would require approval from DAAQ, Old Glory and the Sponsor, but would not require approval from DAAQ’s shareholders.

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If you or a “group” of shareholders are deemed to hold in excess of 15% of the DAAQ Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our DAAQ Public Shares.

The Cayman Constitutional Documents provide that a DAAQ Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) for the purposes of acquiring, holding or disposing of shares, will be restricted from redeeming its DAAQ Public Shares with respect to more than an aggregate of 15% of the then issued DAAQ Public Shares, which we refer to as the “Excess Shares”, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of DAAQ Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your DAAQ Public Shares or DAAQ Public Warrants, potentially at a loss.

Our DAAQ Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those DAAQ Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any DAAQ Public Shares properly submitted in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our DAAQ Public Shares if we do not complete our initial business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the DAAQ shareholders, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our DAAQ Public Shares if we are unable to complete an initial business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the DAAQ shareholders, such later date), subject to applicable law and as further described herein. In no other circumstances will DAAQ Public Shareholders have any right or interest of any kind in the Trust Account. Holders of DAAQ Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the DAAQ Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your DAAQ Public Shares or DAAQ Public Warrants, potentially at a loss.

A DAAQ Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a stockholder may be able to sell its shares of OGB Pubco Common Stock in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in Old Glory’s share price and may result in a lower value realized now than a DAAQ Public Shareholder might realize in the future had the shareholder redeemed their DAAQ Public Shares. Similarly, if a DAAQ Public Shareholder does not redeem their DAAQ Public Shares, the shareholder will bear the risk of ownership of OGB Pubco Common Stock after the consummation of the Business Combination, and a stockholder may not be able to sell its OGB Pubco Common Stock in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A DAAQ Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

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The net cash available to Pubco from the Trust Account and the financings described in this proxy statement/prospectus in respect of each DAAQ Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of OGB Pubco Common Stock to be issued to the Old Glory shareholders.

In recent litigation following the closing of other “deSPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target shareholders in the business combination. While such litigation has been brought against Delaware SPACs in Delaware courts (and DAAQ is a Cayman Islands exempted company), and without acknowledging the relevance of the net cash per share information or the merits of any such claim, DAAQ Public Shareholders should be aware that the net cash available to Pubco from the Trust Account and the financings described in this proxy statement/prospectus in respect of each DAAQ Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of OGB Pubco Common Stock to be issued to Old Glory shareholders due to the expenses attributable to DAAQ, and dilution from the 5,750,000 shares of OGB Pubco Common Stock that will be issued upon conversion of the Founder Shares.

For illustrative purposes, assuming an estimated Redemption Price of $10.27 per share, (1) under the No Additional Redemption Scenario, such amount would be equal to approximately $4.13 per share, which is the quotient of (a) $211.7 million, which is the maximum aggregate transaction proceeds, including (i) all of the cash remaining from the Trust Account (assuming no further redemptions), less (ii) the amount of estimated transaction expenses of DAAQ of $8.6 million, plus the aggregate Transaction Financing proceeds of $50.0 million, divided by (b) the sum of (i) 17,250,000 (which is the number of DAAQ Public Shares outstanding assuming no further redemptions), plus (ii) 23,260,980 (which is the number of shares issuable to Old Glory shareholders assuming (I) there is no aggregate indebtedness of Old Glory and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (II) the amount at which each DAAQ Public Share may be redeemed pursuant to the Redemption is approximately $10.27 plus (iii) 5,750,000 (which is the number of Founder Shares that will be outstanding upon the Closing), and (iv) 5,000,000 shares from the Transaction Financing and (2) under the Maximum Redemption Scenario, such amount would be equal to $1.22 per share, which is the quotient of (a) $41.5 million, which is the minimum aggregate transaction proceeds, including (i) the cash remaining in the Trust Account (after additional redemptions), less (ii) the amount of estimated transaction expenses of DAAQ of $8.6 million, plus (iii) aggregate Transaction Financing proceeds of $50.0 million divided by (b) the sum of (i) 23,269,980 (which is the number of shares issuable to Old Glory shareholders assuming (I) there is no aggregate indebtedness of Old Glory and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (II) the amount at which each DAAQ Public Share may be redeemed pursuant to the Redemption is approximately $10.27 as consideration in the Business Combination plus (ii) 5,750,000 (which is the number of Founder Shares that will be outstanding upon the Closing), plus 5,000,000 shares from the Transaction Financing. In either case, such “net cash per public share” would be less than the $5.20 price per share ascribed to the OGB Pubco Common Stock to be issued to Old Glory shareholders in the Business Combination Agreement.

For additional information, including calculations of the net cash available from the Trust Account per DAAQ Public Share and calculations of the net tangible book value per share see the sections of this proxy statement/prospectus entitled “Questions and Answers For Shareholders of DAAQ — What happens if a substantial number of the DAAQ Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” and “Summary of the Proxy Statement/Prospectus — Dilution”.

If a Public Shareholder fails to receive notice of our offer to redeem the DAAQ Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its DAAQ Public Shares, such DAAQ Public Shares may not be redeemed.

Pursuant to the Cayman Constitutional Documents, a DAAQ Public Shareholder may request to redeem all or a portion of its DAAQ Public Shares for cash in connection with the completion of the Business Combination. DAAQ Public Shareholders may demand. As a DAAQ Public Shareholder, you will be entitled to receive cash for any DAAQ Public Shares to be redeemed only if you:

(a)	(i) hold DAAQ Public Shares or (ii) hold DAAQ Public Shares through DAAQ Units and elect to separate your DAAQ Units into the underlying DAAQ Public Shares and DAAQ Public Warrants prior to exercising your redemption rights with respect to the DAAQ Public Shares;

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(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the DAAQ Public Shares for which redemption is requested, that DAAQ redeem all or a portion of your DAAQ Public Shares for cash; and

(c)	deliver your share certificates for DAAQ Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

DAAQ Public Shareholders must complete the procedures for electing to redeem their DAAQ Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on               (two business days before the initial scheduled date of the extraordinary general meeting) in order for their DAAQ Public Shares to be redeemed. Any DAAQ Public Shareholder who fails to properly elect to redeem their DAAQ Public Shares and deliver their DAAQ Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section entitled “Extraordinary General Meetings of DAAQ — Redemption Rights” for the procedures to be followed if you wish to have your DAAQ Public Shares redeemed for cash.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the DAAQ Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of amounts not previously released to us for permitted withdrawals and up to $100,000 of interest to pay liquidation expenses), will be used to fund the Redemption, as further described herein. Any redemption of DAAQ Public Shareholders from the Trust Account will be effected automatically by function of our Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to the DAAQ Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the Redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their DAAQ Public Shares. Only upon our redemption or any liquidation will DAAQ Public Shareholders be entitled to distributions if we are unable to complete the Business Combination or another initial business combination.

The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, including the Minimum Closing Cash Condition, and any such conditions may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by DAAQ’s shareholders is not obtained, failure to close the Transaction Financing, or that there are not sufficient funds in the Trust Account to meet the Minimum Closing Cash Condition, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other closing conditions are not satisfied.

The completion of the Business Combination is conditioned on, among other things, meeting the Minimum Closing Cash Condition. Failure to close the Transaction Financing could make the Minimum Closing Cash Condition harder to achieve, unless the parties agree to waive the Minimum Closing Cash Condition, which is not expected because waiving this requirement would impact obtaining approval from the Federal Reserve. As of the date of this proxy statement/prospectus, no PIPE or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained.

If DAAQ does not complete the Business Combination, DAAQ could be subject to various risks, including:

●	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

●	negative reactions from the financial markets, including declines in the price of the DAAQ Class A Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

●	the attention of DAAQ management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

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The exercise of DAAQ’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the DAAQ shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require DAAQ to agree to amend the Business Combination Agreement, to consent to certain actions taken by Old Glory, or to waive rights that DAAQ is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Old Glory’s business, a request by Old Glory to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on Old Glory’s business. In any of such circumstances, it would be at DAAQ’s discretion, acting through the DAAQ Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for DAAQ and DAAQ’s shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, DAAQ does not believe there will be any changes or waivers that DAAQ management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of DAAQ’s shareholders, DAAQ will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on DAAQ’s shareholders are required prior to the vote on the Business Combination Proposal.

DAAQ may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on DAAQ’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect DAAQ’s and Old Glory’s respective businesses, financial condition and results of operation.

We may amend the terms of the DAAQ Warrants in a manner that may be adverse to holders of DAAQ Public Warrants with the approval by the holders of at least 50% of the then outstanding DAAQ Public Warrants.

The DAAQ Warrants were issued in registered form under the Warrant Agreement between Efficiency, as warrant agent, and DAAQ. The Warrant Agreement provides that the terms of the DAAQ Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable, provided that the approval by the holders of at least 50% of the then issued and outstanding DAAQ Public Warrants is required to make any such change. Accordingly, we may amend the terms of the DAAQ Public Warrants in a manner adverse to a holder of DAAQ Public Warrants if holders of at least 50% of the then outstanding DAAQ Public Warrants approve of such amendment. Although our ability to amend the terms of the DAAQ Public Warrants with the consent of at least 50% of the then outstanding DAAQ Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period, or decrease the number of DAAQ Class A Shares purchasable upon exercise of a warrant.

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The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our DAAQ Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York; and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the DAAQ Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the DAAQ Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

A provision of the Warrant Agreement may make it more difficult for DAAQ to consummate the Business Combination.

If: (i) DAAQ issues additional DAAQ Class A Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per DAAQ Class A Share (with such issue price or effective issue price to be determined in good faith by the DAAQ Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (iii) the volume weighted average trading price of DAAQ Class A Shares during the 20 trading day period starting on the trading day prior to the day on which DAAQ consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the DAAQ Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

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Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the DAAQ Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the extraordinary general meeting, the DAAQ Board determines that it would be in the best interests of DAAQ to adjourn the extraordinary general meeting to give DAAQ more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the DAAQ Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the DAAQ Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

Risks Related to the Domestication and the Business Combination

The Domestication may result in adverse tax consequences for holders of DAAQ Class A Shares and DAAQ Warrants.

The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — II. U.S. Holders”) of DAAQ Class A Shares or DAAQ Warrants generally would recognize gain or loss with respect to its DAAQ Class A Shares or DAAQ Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding OGB Pubco Common Stock or OGB Pubco Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its DAAQ Class A Shares or DAAQ Warrants surrendered. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on OGB Pubco Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

●	a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by DAAQ the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the DAAQ Class A Shares held directly by such U.S. Holder;

●	a U.S. Holder whose DAAQ Class A Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its DAAQ Class A Shares as if such U.S. Holder exchanged its DAAQ Class A Shares for OGB Pubco Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by DAAQ the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367 of the Code) attributable to such U.S. Holder’s DAAQ Class A Shares; and

●	a U.S. Holder whose DAAQ Class A Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of DAAQ’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

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Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging DAAQ Warrants for OGB Pubco Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. DAAQ believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of DAAQ Class A Shares to recognize gain under the PFIC rules on the exchange of DAAQ Class A Shares for OGB Pubco Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s DAAQ Class A Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges DAAQ Warrants for OGB Pubco Warrants; under current law, however, the elections mentioned above do not apply to DAAQ Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of DAAQ. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”.

Although the redemptions of holders that exercise redemption rights with respect to DAAQ Class A Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and for U.S. Holders, the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

There could be limitations on the utilization of the historic U.S. net operating loss carryforwards of Old Glory.

OGB Pubco’s ability to utilize Old Glory’s historic U.S. net operating loss carryforwards to reduce future taxable income following the consummation of the Merger may be subject to various limitations under the Code. In general, Section 382 of the Code imposes such a limitation upon the occurrence of ownership changes resulting from issuances of a company’s stock or the sale or exchange of such company’s stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of such company’s stock by such shareholders during any three-year period. The limitation (a “Section 382 limitation”) with respect to the loss carryforwards of a company that has undergone such an ownership change generally is equal to (i) the fair market value of such company’s equity multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax-exempt bonds during the month in which the ownership change occurs. In addition, the Section 382 limitation is increased if there are recognized built-in gains during the five-year post-change period, but only to the extent of any net unrealized built-in gain existing on the date of the ownership change. The Merger could result in an ownership change under Section 382 of the Code with respect to Old Glory. As a result, OGB Pubco could be subject to the Section 382 limitation with respect to Old Glory’s loss carryforwards that exist on the date of the Merger.

Risks Related to OGB’s Business and Industry following Consummation of the Business Combination

OGB may not be able to successfully execute our business plan.

The execution of our business plan following consummation of the Transactions poses many challenges and is based on a number of assumptions. We may not be able to successfully execute our business plan. If, for instance, we experience significant cost overruns on our product launches, including Next Gen Banking, or if our business plan is more costly than we anticipate, these factors may impact execution of our business plan. We cannot predict with certainty our future revenues or results from our operations. In addition, we may consider expanding our business beyond what is currently contemplated in our business plan. Depending on the financing requirements of a potential acquisition or new product opportunity, we may be required to raise additional capital through the issuance of equity or debt. If we are unable to raise additional capital on acceptable terms, we may be unable to pursue a potential acquisition or new product opportunity.

OGB may not be able to continue to operate the Bank as intended if we are not successful in consummating this Business Combination and, as a result, we may not be able to continue as a going concern.

Bank’s liquidity ratio as of December, 2025, is approximately 91% (See this financial data at https://banks.data.fdic.gov/bankfind-suite/bankfind). This means that we believe there is sufficient liquidity to satisfy any likely customer withdrawals, even if much higher than our legacy withdrawals. However, the amount of capital that we have is not currently sufficient to fund our continued growth and operating losses if this Business Combination is not successful. Therefore, under generally accepted accounting standards, there is substantial doubt about the Company’s ability to continue as a going concern, as disclosed in Note 2 of the December 31, 2025 financial statements. The financial statements do not include any adjustment to the carrying amounts and classification of assets, liabilities and reported expenses that may be necessary if Old Glory were unable to continue as a going concern. There can be no assurance that Old Glory will be successful raising funds through the proposed business combination or acquiring additional funding at levels sufficient to fund future operations beyond the current cash runway. If Old Glory is unable to raise additional capital in sufficient amounts or on terms acceptable to it, Old Glory may have to significantly reduce its operations or delay, sell, or wind-down its operations.

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Negative public opinion could damage our reputation and adversely affect our earnings.

Reputational risk is inherent in our business. An important element of our customer acquisition model is that our target customers share our values and identify with our brand. Negative public opinion, and thus lower customer acquisition conversion, can result from our actual or alleged conduct in any number of activities. For example, as a result of this Business Combination, media attention on our Consent Order could impact our ability to attract new customers and/or retain existing customers. However, considering the frequency of banks entering into consent orders and other enforcement actions, there appears to be no correlation between a bank entering into a consent order and a reduction of customers.

If we fail to maintain a consistently high level of consumer satisfaction and trust in our brand, our financial condition would be materially and adversely affected.

If consumers do not trust our brand or have a positive experience, they will not bank with us and use our (debit and credit) payment cards. If consumers do not use our payment cards, our revenue will be reduced. If we are unable to maintain a consistently high level of positive consumer experience, we will lose existing consumers. If we are unable to maintain a consistently high level of positive customer experience, we will lose existing consumers and businesses. In addition, our ability to attract new consumers and businesses is highly dependent on our reputation and on positive recommendations from our existing consumers and businesses.

We are reliant on earned media and social media to connect with consumers, and limitations on our ability to obtain new customers through those channels could adversely affect our profitability.

We intend to rely on our ability to attract consumers to our online banking website and convert them into new customers in a cost-effective manner. We will rely, in part, on earned media (PR), social media, and other online sources (SEO) for our website traffic. These marketing efforts may prove unsuccessful due to a variety of factors, including increased costs to use online advertising platforms and ineffective campaigns, as well as certain factors not within our control, such as a change to the search engine ranking algorithms, which may be intentional by third-party platforms as a retaliation against our pro-America views.

Fluctuations in interest rates by the Federal Reserve Board may reduce net interest income and otherwise negatively impact our financial condition and results of operations.

Net interest income is the difference between the amounts received by Bank on interest-earning assets and the interest paid by Bank on interest-bearing liabilities. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply and international economic weaknesses and disorder and instability in domestic and foreign financial markets.

Changes in interest rates can have a material effect on many areas of our business, including net interest income, deposit costs, and loan volume and delinquency. Interest rates are highly sensitive to many factors that are not predictable or controllable, including general economic conditions, expectations about future events, including the level of economic activity, federal monetary and fiscal policy, and geopolitical stability, as well as the policies of various governmental and regulatory agencies. Additionally, competitive factors heavily influence the interest rates we can earn on our loan and investment portfolios and the interest rates we pay on our deposits.

Because Bank is a rapidly growing bank, we have a very small loan portfolio (less than 7% of assets as of December 31, 2025). Currently, our net interest income is dependent on the interest that the Federal Reserve pays Bank, which is currently approximately 3.5 - 3.75% as of the date of this proxy statement/prospectus. We do expect the Federal Reserve Board to continue to lower the Federal Funds Rate, which will adversely impact our net interest income for the periods until we grow our loan portfolio and prudently invest in fixed income instruments.

Once the Bank grows its loan portfolio, it is certain that these assets (loans) that earn us income will have a longer holding period than our deposit accounts that fund these loans. This inherent imbalance that is typical among banks can create significant earnings volatility as market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, primarily, our deposits; which would result in a decrease in our interest rate spread. In a period of declining interest rates, which we currently expect, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates.

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Among the instruments of monetary policy used by the Federal Reserve Board to implement their objectives are open-market operations in U.S. Government securities and federal funds, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These instruments of monetary policy are used in varying combinations to influence the overall level of bank loans, investments, and deposits, and the interest rates charged on loans and paid for deposits. The Federal Reserve Board frequently uses these instruments of monetary policy, especially its open-market operations and the discount rate, to influence the level of interest rates, thereby affecting the strength of the economy, the level of inflation, or the price of the dollar in foreign exchange markets. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banking institutions in the past and are expected to continue to do so in the future. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, and we cannot predict the effects of such policies upon our business, financial condition, and results of operations.

The small and medium sized businesses that we intend to lend to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Bank, which could materially harm our operating results.

As we grow our lending program following consummation of the Business Combination, we intend to target our commercial customer business development and marketing strategy primarily to serve the banking and financial services needs of small-and-medium sized businesses. To date, our average loan size has been approximately $250,000, but our target business loan is $750,000 to $1 million. We are not certain that we can originate or underwrite these types of loans and we may not achieve our target sized business loan. Further, these smaller businesses that we serve may have fewer financial resources in terms of capital or borrowing capacity than larger entities, frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete, and may experience significant volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability, or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. If general economic conditions negatively impact the area in which our small- to medium-size business customers operate or they are otherwise affected by adverse business conditions, this could cause us to incur substantial loan losses that could negatively affect our results of operations and financial condition.

We note that the Bank’s “holding company,” OGB Financial Company (OGB Pubco), will be a Texas corporation upon the consummation of this Business Combination, yet we have no intent to over-allocate our loan or deposit origination efforts to Texas, to the detriment of customers in any other state.

Prepayments of loans may negatively impact Bank’s business.

Generally, Bank’s customers may prepay the principal amount of their outstanding loans at any time. The speed at which such prepayments occur, as well as the size of such prepayments, are within our customers’ discretion. Fluctuations in interest rates, in certain circumstances, may also lead to high levels of loan prepayments, which may also have an adverse impact on net interest income. If customers prepay the principal amount of their loans, and we are unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates, our interest income will be reduced. A significant reduction in interest income could have a negative impact on our results of operations and financial condition.

Bank’s lending activities may subject us to the risk of environmental liabilities.

As Bank grows its lending practice following consummation of the Business Combination, a portion of Bank’s loan portfolio may be secured by real property. In such cases, in the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

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If Bank’s actual credit losses exceed the Allowance for Credit Losses (ACL), as determined under the Current Expected Credit Loss (CECL) model, earnings could be adversely affected.

The Financial Accounting Standards Board recently adopted a new accounting standard that became effective for the fiscal year ending December 31, 2023. The CECL model requires earlier recognition of expected credit losses on loans and certain other instruments, compared to the incurred loss model. CECL requires advanced modeling techniques, heavy reliance on assumptions, and dependence on historical data that may not accurately forecast losses. We are currently in compliance with these new CECL standards.

We do not believe our actual losses will exceed our ACL, but if our assumption proves to be incorrect, or if certain intervening events occur (like fraud by a customer or macro-economic developments), our credit for losses may not be sufficient to cover losses inherent in our loan portfolio, and adjustments may be necessary to address different economic conditions or adverse developments in the loan portfolio.

Bank regulators, as part of their supervisory functions, periodically review our ACL. Such regulators may require us to increase our provision for loan losses or to recognize further loan losses, based on their judgment, which may be different from the opinion of our management. Any such increase in the allowance could adversely affect our financial condition and results of operations.

Our per-customer lending limit may limit our growth.

Bank is limited in the amount we can loan to a single borrower by the amount of our capital. Specifically, under current law, with certain limited exceptions we may lend up to 30% of our unimpaired capital and surplus to any one borrower; however, our current internal policies limit this amount to 15%, unless the Board of Directors of the Bank determines otherwise. This limit on the dollar amount we can lend is significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our lending limit from conducting business with us. We can accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy may not always be available. We may not be able to attract or maintain customers seeking larger loans, and we may not be able to sell participations in such loans on terms we consider favorable.

Our sales of residential mortgage loans into the secondary market may not continue to provide us with noninterest income.

The residential mortgage business is highly competitive and highly susceptible to changes in market interest rates, consumer confidence levels, employment statistics, the capacity and willingness of secondary market purchasers to acquire and hold or securitize loans, and other factors beyond our control.

Prior to the Business Combination, Bank sold substantially all of our home loans into the secondary market and Bank intends to continue that process following the Business Combination. Any change in the attractiveness of our home loans to the secondary market may adversely impact our ability to originate home loans. Further, the loss of services of one or more loan officers could have the effect of reducing the level of our mortgage production or the rate of growth of production. As a result of these factors, we cannot be certain that we will be able to continue to increase the volume or percentage of revenue or net income produced by our residential mortgage business.

Bank’s financial condition, earnings and asset quality could be adversely affected if we are required to repurchase loans originated for sale by our residential lending department.

The residential mortgage loans originated by Bank that are sold to secondary market investors are subject to contractually specified and limited recourse provisions. We may be required to repurchase a previously sold mortgage loan and/or indemnify the investor if there is a misrepresentation of fact(s), including fraud, negligence, material misstatement in the loan documents, or noncompliance with applicable law. The recourse/indemnity period for fraud, material misstatement, breach of representations and warranties, noncompliance with law, or similar matters could be as long as the term of the loan. Mortgages subject to recourse are collateralized by single-family residential properties, have loan-to-value ratios of 80% or less, or have private mortgage insurance. Our experience to date has been minimal in the case of loan repurchases or indemnification due to default, fraud, breach of representations, material misstatement, or legal noncompliance. Should repurchases become a material issue, our earnings and asset quality could be adversely impacted, which could adversely impact the value of our common stock.

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We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. As our business grows, we may have exposure to many different industries and counterparties and may routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional customers. Many of these transactions expose us to credit risk in the event of a default by a counterparty or customer. In addition, our credit risk may be exacerbated when the collateral held by Bank cannot be liquidated or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure of Bank. Any such losses could have a material adverse effect on our financial condition and results of operations.

Our investment securities portfolio is subject to credit risk, market risk, and liquidity risk.

Bank has classified all of our debt securities as available-for-sale pursuant to the Accounting Standards Codification (“ASC”) Topic 320 (“ASC 320”) of the Financial Accounting Standards Board relating to accounting for investments. ASC 320 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive income (loss). Shareholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. There can be no assurance that the market value of our investment portfolio will not decline, causing a corresponding decline in shareholders’ equity.

Management believes that several factors will affect the market values of our investment portfolio. These risk factors include, but are not limited to, rating agency downgrades of the securities, defaults of the issuers of the securities, lack of market pricing of the securities, and instability in the credit markets. Lack of market activity with respect to some securities has, in certain circumstances, required us to base our fair market valuation on unobservable inputs. Any changes in these risk factors, in current accounting principles or interpretations of these principles, could impact our assessment of fair value and thus the determination of credit losses of the securities in the investment securities portfolio. Write-downs of investment securities would negatively affect our earnings and regulatory capital ratios.

We will not have any material diversification.

The principal business of Old Glory and its subsidiaries (both before and after the Business Combination) is the business and activities of the Bank. If the Bank is unable to reach a “critical mass” of bank account openings, debit card users, and a safe and sound loan portfolio, for any reason, including because of lack of market acceptance, the Company will not be able to achieve its financial goals.

Becoming profitable depends substantially on our ability to open new bank accounts and attract deposits at a sustainable acquisition cost, which is subject to many unpredictable factors.

Our ability to obtain a relationship with new consumers and businesses depends on the willingness of consumers and businesses, on a national basis, to use and trust our mobile banking services and then use our products and features that generate income for us, including Old Glory Debit cards, Credit cards, Old Glory Pay, Old Glory Alliance, and loans. In addition to interest revenue, we generate non-interest revenue when consumers pay with our Old Glory cards at a retail or online checkout. If we are not able to grow our base of consumers and businesses who use our cards, we will not be able to grow our revenue substantially. Similarly, if we are not able to safely and soundly grow our lending practice, we will not be able to grow our revenue substantially.

If we are unable to broaden our customer base and expand relationships with other potential customers, our business may be negatively impacted.

We currently have approximately 80,000 retail accounts and 5,000 commercial accounts, serving customers in all 50 states. However, we need to continue to grow our customer base, expand our deposit base, and increase our non-interest income to achieve profitability. If we fail to do this, our business will be negatively impacted.

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Bank’s current financial situation creates substantial doubt whether we will continue as a going concern if this Business Combination is not consummated as intended.

Since inception, Old Glory has incurred losses from operations and a negative capital deficit. As a result of the above, in connection with Bank’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that our financial condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date of our December, 31 2025 financial statements, if this Business Combination is not consummated as intended. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern. The report of our auditor includes a going concern paragraph.

Bank’s business and results of operations have in the past been, and may in the future be, adversely affected by the financial markets, fiscal, monetary, and regulatory policies, and economic conditions generally.

Our business and results of operations are directly affected by elements beyond our control, including general economic, political, social and health conditions in the U.S. and in countries abroad. These elements can arise suddenly and the full impact can remain unknown or result in adverse effects, including, but not limited to, extreme volatility in credit, equity and foreign currency markets, changes to buying patterns of our customers and prospective customers or reductions in the credit quality of our customers, and changes to the financial condition of our technology platform clients and prospective clients.

In particular, markets in the U.S. or abroad have been and may in the future be affected by the level and volatility of interest rates, availability and market conditions of financing, recessionary pressures, inflation and hyperinflation, supply chain disruptions, changes in consumer spending, employment levels, labor shortages, changes to fiscal policy, including expansion of U.S. federal deficit spending and resultant debt issuance, federal government shutdowns, developments related to the U.S. federal debt ceiling, changes in legislation, regulations or policy, energy prices, home prices, commercial property values, bankruptcies, a default by a significant market participant or class of counterparties, market volatility, liquidity of the global financial markets, the growth of global trade and commerce, exchange rates, trade policies, the availability and cost of capital and credit, disruption of communication, transportation or energy infrastructure and investor sentiment and confidence. Additionally, global markets have been, and may in the future be, adversely affected by the current or anticipated impact of climate change, extreme weather events or natural disasters, the emergence or continuation of widespread health emergencies or pandemics, cyberattacks or campaigns, military conflict (e.g., the confrontation in Venezuela, the ongoing conflict in the Middle East and the ongoing war in Ukraine), terrorism or other geopolitical events which may affect our results of operations. For example, although we do not have operations in the locations impacted by these conflicts, the ongoing conflict in these locations has led, and could in the future lead, to macroeconomic effects, including volatility in commodity prices and the supply of energy resources, instability in financial markets, supply chain interruptions, and political and social instability, as well as an increase in cyberattacks and espionage. Also, any sudden or prolonged market downturn in the U.S. or abroad, as a result of the above factors or otherwise, could adversely affect our business, results of operations and financial condition, including capital and liquidity levels. We are not able to predict with any certainty the ultimate impact that any of these events, as well as any other future events, may have on our business.

Significant downturns in the securities markets or in general economic and political conditions have in the past and may in the future also decrease the demand for our products and services and could in the future result in our customers reducing their engagement with our platform. In addition, such significant downturns may cause default rates on our loans to increase and cause funding and liquidity concerns for our current and prospective customers. Any of these changes could cause our future performance to be uncertain or unpredictable, and could have an adverse effect on our business, financial condition and results of operations. In addition, a prolonged weakness in the U.S. equity markets or a general extended economic downturn could cause our customers to incur losses, which in turn could cause our brand and reputation to suffer. If our reputation is harmed, the willingness of our existing customers and potential new customers to do business with us could be negatively impacted, which would adversely affect our business, financial condition and results of operations.

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Our business is sensitive to interest rates, and interest rates are highly sensitive to many factors that are beyond our control, including global, domestic and local economic conditions and the policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. The Federal Reserve increased interest rates throughout 2022 and 2023 before lowering interest rates in 2024 and 2025, and we are unable to predict whether interest rates will increase or decrease in the future. Further changes to prevailing interest rates could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but such changes have in the past and could in the future also affect (i) our ability to originate loans at competitive rates; (ii) our ability to pay a competitive variable annual percentage yield for deposits; (iii) the fair value of our financial assets and liabilities; (iv) the average duration of our loan portfolios and other interest-earning assets; (v) the mix of lending products we originate which is influenced by demand for refinancing products; and (vi) the competition faced by our deposit products from other investment products which may become more attractive as interest rates rise.

Interest rate changes and other actions, including balance sheet management, lending facilities, and various quantitative measures and similar actions taken by the Federal Reserve or other central banks, are beyond our control and difficult to predict. These actions affect interest rates and the value of financial instruments, increase the likelihood of a more volatile market, influence the strength or weakness of the U.S. dollar and the resulting direction of change in gross domestic product, and affect other assets and liabilities and can impact our customers. Any economic downturn, especially in the regions in which we operate, may adversely affect our asset quality, deposit levels, loan demand and results of operations.

Changes or uncertainty with respect to existing laws, regulations and policies, including changes in guidance and interpretation by regulatory authorities, and evolving priorities, including those related to financial regulation, taxation, international trade, fiscal policy, cybersecurity and privacy, digital assets, climate change (including any required reduction of greenhouse gas emissions) and healthcare, may adversely impact U.S. or global economic activity and our customers, our earnings and operations. For example, changes, or proposed changes, to certain U.S. trade and international investment policies, particularly with important trading partners (including China and the European Union (the “EU”)) have in recent years negatively impacted financial markets. Actions taken by other countries, particularly China, to restrict the activities of businesses, could also negatively affect financial markets. An escalation of tensions, such as a trade war between certain countries or a further escalation in conflict in the Middle East or Eastern Europe or new conflict in Latin America, could lead to further measures that adversely affect financial markets, disrupt world trade and commerce and lead to trade retaliation, including through the use of duties and tariffs, foreign exchange measures or the large-scale sale of U.S. Treasury Bonds.

Any of these developments could adversely affect our business, our customers, the value of our loan portfolios, our level of charge-offs and provision for credit losses, our capital levels, our liquidity and our results of operations.

Fluctuations in interest rates could negatively affect the demand for our checking and savings product.

Falling, low or fluctuating interest rates, such as the declining interest rates in 2024 and 2025, could have had in the past, and may have in the future, a negative impact on the demand for our checking and savings products. Checking and savings accounts provide customers a digital banking experience that offers a variable annual percentage yield, which is at our discretion. If we are not able to offer competitive interest rates on deposit accounts, demand for our checking and savings products may decrease, which may impact our ability to access deposits as a more cost-effective source of funding for our loans. Although we have been in an elevated interest rate environment in recent years, interest rates declined in 2024 and 2025, and there is no guarantee that the interest rate we offer on our deposit accounts will remain competitive. In a falling or low interest rate environment, account holders and prospective account holders may be discouraged from using these products, which would adversely affect our business, financial condition, results of operations, cash flows and future prospects.

We are exposed to financial risks that may be partially mitigated but cannot be eliminated by our hedging activities, which carry their own risks.

We continue to use, and may in the future use, financial instruments for hedging and risk management purposes in order to protect against possible fluctuations in interest rates, or for other reasons that we deem appropriate. However, any current and future hedges we enter into will not completely eliminate the risk associated with fluctuating interest rates, and our hedging activities may prove to be ineffective.

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The success of our hedging strategy will be subject to our ability to correctly assess counterparty risk and the degree of correlation between the performance of the instruments used in the hedging strategy and any changes in interest rates, along with our ability to continuously recalculate, readjust and execute hedges in an efficient and timely manner. Therefore, though we may enter into transactions to seek to reduce risks, unanticipated changes may create a more negative consequence than if we had not engaged in any such hedging transactions. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the instruments being hedged. Any such imperfect correlation may prevent us from achieving the effect of the intended hedge and expose us to risk of loss. Any failure to manage our hedging positions properly or inability to enter into hedging instruments under acceptable terms, or any other unintended or unanticipated economic consequences of our hedging activities, could affect our financial condition and results of operations.

Even with the benefit of increased capital from this Business Combination, it is possible that Bank may not be able to continue to grow deposits or grow its business loan portfolio.

In the first 36 months of Bank’s operations (since April 2023), we have grown deposits more than 25 times (from $10 million in deposits to over $265 million in deposits). Further, during this period, we launched similar bank products and loan types we believe are typically offered by 50-state digital first banks. During this 36 month period, we have intentionally limited our loan growth to only about 100 business loans, with an average loan size of approximately $250,000.

In order to achieve profitability, we have to keep growing deposits, plus grow our business loan portfolio, both in the number of our business loans, and also in the size per business loan. Our goal is to increase our average size business loan to $750,000 to $1 million. We may not be able to source and identify (which is known as “originate”) this loan size. If we are able to originate this desired loan size, such borrower may not meet our lending standards (which is known as “underwriting” standards). We currently plan to hire at least one additional full time employee in our business loan group, plus continue to improve our loan origination and loan processing technology. Even with an additional employee and improved technology, lending has risks, especially due to our focus on small and medium sized businesses.

As we note above, on page 47, small and medium sized business borrowers are often more vulnerable than larger enterprises to adverse economic conditions, including inflationary pressures, rising interest rates, labor shortages, supply-chain disruptions, and cyclical downturns. These borrowers typically have more limited financial resources, less access to alternative sources of capital, and shorter operating histories than larger companies, which may impair their ability to withstand operating disruptions or reduced cash flows.

This means that our business to small and medium sized businesses may be less fully collateralized than other types of commercial loans and often depend heavily on the ongoing cash flows and personal guarantees of business owners. As a result, deterioration in the financial condition of the owner of a business we serve could lead to higher delinquency rates, increased charge-offs, and higher provisions for credit losses. In addition, small and medium sized business lending often requires more intensive underwriting, monitoring, and servicing than larger commercial credits, which may increase our operating costs and strain risk management resources as loan volumes grow.

If we do not accurately assess the creditworthiness of small and medium sized business borrowers, if macro economic conditions in America deteriorate, or if our risk management and internal controls do not scale effectively with growth in this segment, our asset quality could be materially and adversely affected, which would likely make it more difficult for us to become profitable. An increase in nonperforming assets or credit losses could also result in heightened regulatory scrutiny and limitations on future growth.

We currently face and will continue to face significant competition, and many current and future competitors may have significantly more resources.

We face significant competition in traditional banking. While we believe we will be one of the first banks to offer decentralized products with traditional banking, other existing banks and newly announced banks have communicated their intent to offer similar products and services. Many of these competitors will have substantially more resources than we do, which may give them significant competitive advantages over us.

Although there may be certain regulatory and other barriers to enter the markets we serve, we nonetheless expect our competition to continue to increase. We face competition from both established banks and crypto companies that are attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to digital financial services products, significantly greater financial, technical, marketing, and other resources, and larger customer bases than we do. This may allow them to offer more competitive pricing or other terms or features, a broader range of digital financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share or revenues, they may offer terms, including fee structures, that are more favorable than ours, which could result in a decrease of our market share or revenues or lead us to adopt less profitable business practices, or otherwise exert downward pressure on our results of operations.

Our current or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services, which could attract customers away from our products and services. If we are unable to successfully compete in the new digital asset age, our business, results of operations, financial condition, and prospects could suffer materially.

Regulations promulgated under the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”) may conflict with the statute, requiring litigation and dispute.

The GENIUS Act provides guidance around the issuance of payment stablecoins by a Permitted Payment Stablecoin Issuer. As set forth in the GENIUS Act, this term “Permitted Payment Stablecoin Issuer” is defined to include, inter alia, subsidiaries of insured depository institutions that have been approved to issue payment stablecoins under section 5 of the GENIUS Act.

Section 5 of the GENIUS Act requires the applicable regulators to “…establish a process and framework for the licensing, regulation, examination, and supervision of such entities that prioritizes the safety and soundness of such entities.” Therefore, a subsidiary of the Bank will be the Permitted Payment Stablecoin Issuer; however, there is a risk that the regulators who promulgate regulations under the GENIUS Act may try to take positions that create confusion, delays, or contrary legal positions. This could require the Bank and similarly situated entities to dispute such regulations, to include filing lawsuits. For example, the OCC (which is not the Bank’s regulator) recently issued 376 pages of proposed regulations under the GENIUS Act, and on April 10, 2026, the FDIC (which is the Bank’s regulator) issued 46 pages of proposed rules under the GENIUS Act (single spaced, in three columns per page), notwithstanding the bill introduced by Senator Bill Hagerty that comprises of GENIUS Act, substantially as passed by Congress, was only 56 pages (doubled spaced in one column).

We note, however, that until the effective date of the GENIUS Act, which is likely January 2027, there exists no law that prohibits a company, including a bank like Old Glory Bank, from issuing a payment stablecoin. For example, we are still subject to a Consent Order from a 2023 exam because of a lack of capital (as otherwise discussed herein), but we do not take the position that issuing a payment stablecoin is a “material deviation” from our business plan (as defined in such Consent Order), because we consider a stablecoin to be nothing more than payment via a digital “certified check,” that cannot be forged, altered, or counterfeited. A digital stablecoin is much more secure than a paper check because of the security and proof that comes from the blockchain, unlike a paper check that is easily (and frequently) altered or forged.

Both before and following the finalization of regulations by the FDIC under the GENIUS Act, we may disagree with our regulators over the interpretation of applicable law, including the GENIUS Act. We note that this is not uncommon in banking and to date, we have always been able to reach agreement with our regulators about material factual and legal issues. If a situation arose in which we could not reach agreement about a material fact or legal issue that was important to our business or operations, such dispute may result in litigation, which could delay our growth and our achieving profitability. Further, such litigation would be expensive and if the results were adverse to us, could materially hinder our business plans, including in connection with Next Gen Banking.

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Stablecoins may face periods of uncertainty, loss of trust, or systemic shocks resulting in the potential for rapid redemption requests (or runs).

OGUSD is a U.S. dollar-denominated payment stablecoin issued by Old Glory Bank and can be redeemable by the lawful holder at one U.S. dollar per token upon presentation to Old Glory Bank. Without limiting the foregoing, from a macro industry perspective, payment stablecoins may be subject to periods of uncertainty, loss of market confidence, or systemic shocks that can result in rapid and concentrated redemption requests, sometimes referred to as “runs,” irrespective of Old Glory Bank’s 100% reserve account will be fully backed by cash and short-term U.S. Treasury bills (93 days or less) and audited monthly, as otherwise described herein.

Nevertheless, even if there is never an “actual” risk to the redemption of OGUSD, not all payment stablecoin issuers may have such rigorous standards, which means, from an industry (macro) perception, holders may have uncertainty or a loss of trust in payment stablecoins, generally, which may lead to significant and concentrated redemption requests, including at Old Glory Bank, which means we may need to liquidate a significant portion of our backing account, causing us (and other payment stablecoin issuers) to liquidate short-term US Treasuries and, in extreme cases, the market for such short-term U.S. government obligations might not be sufficiently liquid for Old Glory Bank to liquidate them in a way that allows us to meet redemption demands in a timely manner, which could potentially lead to redemption delays.

In addition, given the foundational role that payment stablecoins play in global digital asset markets, stablecoin growth has generally been tied closely to growth in digital asset, in general. As a result, systemic risks that manifest themselves in the digital asset markets (unrelated to payment stablecoins) may nevertheless lead to higher-than-normal redemption requests on payment stablecoins (including OGUSD), even when no actual risk to the redemption value of such pable stablecoins, leading to significant and concentrated redemption requests, including at Old Glory Bank. Thus, even though Old Glory Bank may be unable to predict the timing or severity of any runs on stablecoins, including OGUSD, all of our reserves will be held in cash (Fed Funds) or short-term Treasuries (93 days or less), we do not expect any actual material disruptions of redemptions.

As a relatively new innovation, stablecoins are particularly susceptible to operational challenges and risks, including due to surges in demand.

The relative novelty of payment stablecoins like OGUSD may pose macro operational challenges and risks. In particular, some blockchains that support stablecoins have limited operating histories, have not been validated in production, have vulnerabilities that could be abused by malicious users, and are still in the process of developing and making significant decisions that will affect their respective underlying blockchains. Those features could lead to novel industry-wide operational risks related to the settlement and validation of transactions, which could result in fraudulent misuse of such blockchains involving the Bank stablecoins or otherwise adversely affect the stablecoins whose protocols are built on top of such blockchains. Failures in one or more public blockchains could result in sustained periods in which end-users cannot access or transfer their Bank stablecoins, which could result in the Bank stablecoins losing their reputation as a safe and reliable payment technology. Furthermore, we may in the future encounter periods of extreme and persistent minting activities, which may result in operational delays. Such delays in processing users’ minting requests could negatively impact our ability to attract market entrants and may cause demand to shift toward our competitors.

Moreover, the governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular blockchain network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or otherwise stymie such network’s utility and ability to respond to challenges and grow.

Any negative publicity regarding stablecoins or the broader digital asset industry may have an outsized negative effect on consumer confidence.

As is the case with other novel technology, compared to more established and well-known industries, any negative publicity regarding blockchain technology and digital assets companies could have an outsized negative effect on confidence in blockchain technology in general and the Bank’s stablecoins (OGUSD) in particular. For example, since the inception of blockchain technology, there have been incidents of smart contract developers acting maliciously and misappropriating funds, and numerous digital asset businesses and platforms have been sued, investigated, or shut down due to fraud, illegal activities, the sale or issuance of unregistered securities, manipulative practices, business failure, and cyberattacks or security breaches. In addition, the energy usage and environmental impact of certain blockchains have attracted considerable attention, which could potentially create a negative consumer sentiment and perception of digital assets and delay a wider acceptance and use of the Bank’s stablecoins, whether or not the Bank’s stablecoins are available on those blockchains.

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The acceptance of the Bank’s stablecoins could be negatively impacted by the disruptions in secondary marketplaces that facilitate the purchase and sale of the Bank’s stablecoins.

The various markets for stablecoins have varying degrees of liquidity. There is no assurance that there will be an active and liquid secondary market for any market participant to buy or sell OGUSD (the Bank’s stablecoin). We provide the ability for customers to mint and redeem OGUSD directly from us on a one-for-one basis for the U.S. dollar. All holders can purchase, sell, or exchange our OGUSD stablecoins in the secondary markets. However, significant disruptions at secondary marketplaces caused by technical, operational, security, legal, or regulatory issues could cause non-Bank customers to have limited access to markets to obtain our stablecoin, cause non-Bank customers to have limited access to markets to exchange their Bank stablecoins for fiat currency or other digital assets from a source other than the Bank, or cause temporary market pricing dislocations, which could have a material adverse effect on the acceptance and use of the Bank stablecoins.

Although the GENIUS Act provides that that a “payment stablecoin” is not a “security” under U.S. federal securities laws and, thus, we believe that our offers and sales of OGUSD are not securities transactions, any classification of a payment stablecoin as a “security,” or our offer or sale of OGUSD as securities transactions, would subject us to additional regulation and could materially impact the operation of our business.

The GENIUS Act expressly provides in Section 17 thereof that a “payment stablecoin” is not a security, as follows: “Section 2(a)(1) of the Securities Act of 1933 (15 U.S.C. 77b(a)(1)) is amended by adding at the end the following: “The term ‘security’ does not include a payment stablecoin issued by a permitted payment stablecoin issuer, as such terms are defined in section 2 of the GENIUS Act.” We believe that OGUSD will qualify as a “payment stablecoin” under the GENIUS Act.

We acknowledge that our issuance of a OGUSD prior to the effective date of the GENIUS Act (which effective date is anticipated to be January 2027) may result in a court, federal regulator, state regulator, state attorney general, or other regulatory authority taking a different view, even though SEC’s Division of Corporation Finance provided guidance on April 4, 2025, that a “covered stablecoin” is not a security. We believe OGUSD is a “covered stablecoin,” which is defined as follows in such SEC guidance:

Covered Stablecoins are crypto assets designed and marketed for use as a means of making payments, transmitting money, or storing value. They are designed to maintain a stable value relative to USD and are backed by USD and/or other assets that are considered low-risk and readily liquid so as to allow a Covered Stablecoin issuer to honor redemptions on demand.[6] These assets are held in a reserve with a USD-value that meets or exceeds the redemption value of the Covered Stablecoins in circulation. A Covered Stablecoin issuer mints and redeems Covered Stablecoins on a one-for-one basis with USD at any time and in unlimited quantities. In other words, a Covered Stablecoin issuer always stands ready to mint a Covered Stablecoin for one USD (or the relevant fraction) and redeem a Covered Stablecoin for one USD (or the relevant fraction), and there is no limitation on the amount of Covered Stablecoins that the issuer mints or redeems. Through this fixed-price, unlimited mint-redeem structure, the market price of a Covered Stablecoin is likely to remain stable relative to USD.

Covered Stablecoins are minted by the issuer and offered and sold by the issuer or designated intermediaries. In some cases, any holder may be eligible to mint or redeem a Covered Stablecoin directly with the issuer on a one-for-one basis corresponding to the value of USD. In other cases, only designated intermediaries may be eligible to mint or redeem a Covered Stablecoin directly with the issuer on a one-for-one basis corresponding to the value of USD. In the latter case, holders other than a designated intermediary cannot mint or redeem the Covered Stablecoin directly with the issuer and can purchase and sell the Covered Stablecoin only through secondary market transactions, which could include transactions with designated intermediaries.

In summary, we believe that prior to and following the effectiveness of the GENIUS Act, our OGUSD will not be a “security.” Notwithstanding this guidance, we acknowledge that the law may change and/or a certain court, state regulator, state attorney general, or other regulatory authority may take a different view.

If one or more or our private stablecoins were classified as “securities,” or offered or sold in securities transactions, we and other market participants engaging in stablecoins would be subject to significant additional regulation, much of which is incompatible with our current practices.

The loss or destruction of private keys required to access any digital assets held in custody for our own account or for our customers may be irreversible.

Digital assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the digital assets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the digital assets held in such a wallet.

Through the Closing of the Business Combination, Old Glory Bank will have never held any digital assets, either for its own or account or as a custodian, including having never held any keys to any wallet relating to any coin or token on the blockchain (or otherwise). Upon the launch of Next Gen Banking (described below commencing on page 55), Old Glory Bank intends to only own, hold, or control digital assets in these limited circumstances: (i) a de minimis amount of digital assets used to pay blockchain network fees incurred in the ordinary course of the Bank’s operations, (ii) digital assets temporarily held while the Bank acts as principal in Old Glory Swap transactions (described on page 194 below), commencing upon when the Bank receives a customer’s token or coin and continuing until the Bank liquidates same as so described; (iii) as inventory of its own payment stablecoin, OGUSD, (iv) as a pledgee in connection with pledged digital assets in which we are the secured lender, and/or (v) a limited inventory of USDC (Circle’s payment stablecoin), in an amount not to exceed 0.02% (20 bps) of the Bank’s assets, merely to provide and replenish liquidity in Uniswap liquidity pools.

In connection with the Bank’s limited holding of these digital assets, the Bank will hold such digital assets in digital wallets controlled by the Bank. The private keys to those wallets are generated and stored within FIPS 140-2 validated hardware security modules. Such private keys are non-exportable and cannot be copied, viewed, or removed by any Bank employee (or other representative). All transactions involving private keys are cryptographically signed within the hardware security module, and for transactions above to-be-determined thresholds (as determined by the Bank’s Audit and Compliance Committed), multi-signature authorization will be required. The Bank does not hold its own-account digital assets at a third-party cryptocurrency exchange, or with a third-party custodian, with the noted exception of the transitional process of the disposition of digital assets acquired in Old Glory Swap transactions. To clarify, this means that we will not store the private keys relating to our limited digital assets holdings with a third party, including any exchange such as Kraken.

To the extent that any of such private keys relating to wallets containing digital assets held for our own account is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the digital assets held in the related wallet. Further, we cannot provide assurance that our wallet will not be hacked or compromised. Digital assets and blockchain technologies have been, and may in the future be, subject to cyberattacks or security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ digital assets could adversely affect our customers’ ability to access or sell their digital assets, require us to reimburse our customers for their losses, and subject us to significant financial losses in addition to losing customer trust in us and our products. The total value of digital assets that could be in our possession and control is likely to be significantly greater than the total value of insurance coverage that would compensate us in the event of theft or other loss of funds.

Management identified three weaknesses in our internal control over our financial reporting.

In connection with our recent audit of our financial statements, management identified the following three material weaknesses in our internal controls.

●	Old Glory did not design and maintain effective controls over restricted access and segregation of duties within the general ledger as certain personnel have administrator access to execute certain conflicting transactions. Further, certain individuals have the ability to prepare and post journal entries without an independent review required by someone other than the preparer. Additionally, for certain periods of review, there were no formal documented review controls over journal entries and the controls over review of reconciliations did not operate for a sufficient period of time.

●	Old Glory did not design and maintain effective controls over access for the financially significant applications, including Prologue, Cleartouch, Paylocity, Q2 Console, Alloy & Payments Exchange. Additionally, management did not perform permission reviews for any applications in their environment and did not review any system standard security logs for changes performed by administrators throughout the year.

●	Old Glory did not design and maintain effective controls over the evaluation of SOC reports for service organizations that host applications.

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Each such material weakness is a deficiency, or a combination of deficiencies, in internal control over our financial reporting, such that there is a possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. Old Glory has already taken actions and continues to take actions to remediate these material weaknesses. Old Glory’s management will continue to monitor and evaluate the relevance of its risk-based approach and the effectiveness of our internal controls and procedures over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Old Glory’s, and thereby OGB Pubco’s, intended business, operations, and accounting are expected to be substantially more complex than Old Glory’s has been to date. It may be time-consuming, difficult, and costly for OGB Pubco to develop and implement the internal control and reporting procedures required by the Exchange Act. OGB Pubco may need to hire additional financial reporting, internal control, and other finance personnel in order to develop and implement appropriate internal control and reporting procedures. If OGB Pubco is unable to comply with the internal control over financial reporting requirements of the Exchange Act, then it may not be able to obtain the required independent accountant consents, which may preclude it from keeping its filings current with the SEC.

Some members of our management team lack experience leading a public company.

Some members of our management team lack experience in operating a public company which may place us in a competitive disadvantage to other companies with more management members with this experience. This lack of experience may also result in our management team’s lack of adequate preparation for the challenges present in public companies, whether business, legal, and other challenges that our management members may face. OGB Pubco’s financial performance may be adversely impacted due to this lack of public company management experience. In addition, the requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate, which may also affect our financial performance.

We could be affected adversely by risks associated with our process and procedures associated with our new business products, particularly Next Gen Banking.

A major initiative of our business is the successful launch of Next Gen Banking described elsewhere herein. While substantially all of the associated development and technology work has been completed, there exists a risk that we are not able to implement and test the necessary processes and procedures to safely and soundly provide these products and services to our customers and minimize the potential of fraud losses.

If this risk materializes, the losses could disrupt our ongoing business, distract management, and otherwise have a material adverse effect on our business, results of operations and financial performance.

We could lose or fail to attract the personnel necessary to operate our business.

Our success depends in large part on our ability to continue to attract and retain key management, technology, innovation, operations, and other banking personnel. As we develop additional manufacturing capabilities and expand the scope of our operations, we may require more skilled personnel. While we historically have had great success in recruiting highly qualified and passionate personnel to support our company and mission, that may change in the future. Our failure to attract or retain qualified personnel could have a material adverse effect on our business.

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We anticipate raising additional capital in the future to the extent that the retention of future profits is insufficient to fulfill and/or maintain our regulatory capital ratio requirements, which will have an effect on a shareholder’s relative ownership stake.

While it is possible that raising additional capital could lead to an increase in the book value of existing shares, the issuance of additional equity securities would increase the number of shares outstanding and result in dilution to the relative ownership interests of existing stockholders, as a percentage of the total ownership. Any such dilution may also adversely affect earnings per share, voting power and the market price of our common stock.

As a bank holding company, we are subject to regulatory capital requirements that mandate the maintenance of minimum capital ratios. Our ability to satisfy these requirements depends in part on our ability to generate and retain earnings, as well as to access external sources of capital. If our future earnings are insufficient to support required capital levels, or if regulatory requirements become more stringent, we may be required to raise additional capital through the issuance of equity or equity-linked securities, which could occur on terms that are dilutive to existing shareholders or otherwise unfavorable.

Moreover, our current liquidity constraints heighten the likelihood that we will need to seek additional capital in the near term. There can be no assurance that such capital will be available when needed, on acceptable terms, or at all. Market conditions, our financial performance, and regulatory considerations may limit our ability to raise capital or increase the cost of such capital. If we are unable to raise sufficient capital to meet applicable regulatory requirements, we could become subject to heightened regulatory scrutiny, limitations on our operations, or other supervisory actions, which could materially and adversely affect our business, financial condition and results of operations.

In addition, any future capital raising transactions may involve securities that have rights, preferences and privileges that are senior to those of our common stock, which could further adversely impact the rights of existing shareholders. The extent of dilution and the terms of any future capital raises cannot be predicted at this time.

We will qualify as an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies” it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

Upon the consummation of the Business Combination, we will be subject to the ongoing reporting requirements of the Exchange Act, but as an issuer with less than $1.235 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency,” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because it will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of shares of OGB Pubco Common Stock may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of shares of OGB Pubco Common Stock may be more volatile.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of OGB Pubco Common Stock held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of DAAQ Public Shares in the IPO.

Additionally, we will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Even if we cease to qualify as an emerging growth company, we will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million, measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million, measured on the last business day of our second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may make comparison of its financial statements with other public companies difficult or impossible.

We may not be able to manage our growth effectively.

We expect to continue to add a significant number of new account openings each calendar quarter. The operational team and infrastructure that we built to handle this growth, along with our management systems, financial and management controls and information systems may be inadequate to support our growth. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain team members. We place a lot of importance on our culture, which we believe is an important contributor to our early success. As we grow, we may have difficulty maintaining our culture or adapting it sufficiently to meet the needs of our operations. Our failure to foster and maintain our corporate culture could also harm our business and operating results.

We operate in rapidly evolving industries and have limited experience in parts of our product segments, which may make it difficult for us to successfully identify and address the risks and uncertainties we face.

We operate in rapidly evolving industries which may make it difficult to successfully identify risks to our business and evaluate our future prospects. In particular, we plan to rapidly expand our operations to include or grow, among other things, deposit accounts, credit cards, investment services, technology solutions, home loan originations, small business financing solutions, alternative investments, digital asset and blockchain innovations, and we have limited experience in these areas. We face numerous challenges to our success, including our ability to:

●	increase or maintain the number, volume and types of, and add new features to, the loans we extend to our customers as the market for loans evolves and as we face new and increasing competitive threats;
●	increase the number of customers utilizing our non-lending products, including our direct deposit feature, and maintain and build on the loyalty of existing customers by increasing their use of new or additional products;

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●	further establish, diversify and refine our checking and savings, credit card, and investment offerings to meet evolving consumer needs and preferences, such as the introduction of products based on digital asset and blockchain innovations;
●	offer an attractive annual percentage yield on our deposits compared to our competitors and manage deposit costs;
●	diversify our revenue streams across our products and services;
●	favorably compete as a service provider with other companies and banks, including traditional and alternative technology-enabled lenders, financial service providers, broker-dealers, social media and other commerce platforms and applications that offer peer-to-peer, in-app and social commerce payment capabilities;
●	continue to realize the benefits of operating a bank;
●	introduce new products or other offerings, as well as new or improved technologies, to meet the needs of our existing and prospective customers or to keep pace with competitive lending, checking and savings, credit card, investment, technology, including digital asset, blockchain and AI innovations, and other developments;
●	successfully navigate the evolving regulatory environment for digital assets and blockchain technology;
●	maintain or increase the effectiveness of our direct marketing and other sales and marketing efforts, and maintain our brand;
●	successfully design, develop, integrate, operate and maintain technology systems at scale and with a high degree of reliability that support our customer growth and product adoption;
●	successfully navigate economic conditions and fluctuations in the credit markets, including fluctuating inflation and interest rates, and economic uncertainty;
●	establish fraud prevention strategies that proactively identify threat vectors and mitigate losses;
●	defend our platform from information security vulnerabilities, cyberattacks or malicious attacks;
●	effectively manage the growth of our business;
●	effectively manage our expenses;
●	obtain debt or equity capital on attractive terms or at all;
●	adequately respond to macroeconomic and other exogenous challenges, including fluctuating interest rates, market volatility, particularly in the financial services industry, changes in consumer confidence, consumer discretionary spending and loan delinquency rates, pandemics or other health-related crises, the confrontation in Venezuela, the ongoing conflict in the Middle East, the ongoing war in Ukraine, and significant changes related to governmental policy, rules and regulations or executive actions;
●	maintain successful relationships with our governmental regulatory agencies and law enforcement authorities, as well as self-regulatory agencies; and
●	anticipate and react to changes in an evolving regulatory and political environment.

We may not be able to successfully address the risks and uncertainties we face, which could negatively impact our business, financial condition, results of operations, cash flows and future prospects.

We have a history of losses and may experience net losses in the future and there is no assurance that our revenue and business model will be successful.

We have a history of net losses. We may incur net losses in the future, and any such losses may fluctuate significantly from quarter to quarter. We will need to continue to generate and sustain significant revenues for our business generally and achieve greater scale and generate increasing operating cash flows in future periods, as well as successfully navigate the macroeconomic environment, in order to achieve a level of profitability. We intend to continue to invest in new products and businesses, which has in the past and may in the future cause us to fund and operate aspects of our business at a loss. We also intend to continue to invest in sales and marketing, technology, and additional products and services in order to enhance our brand, our brand recognition and our value proposition to our customers and prospective customers, and these continued investments and costs could create further challenges to achieving profitability. Our general and administrative expenses have in the past and may in the future increase to meet the increased compliance and other requirements associated with operating as a public company and a bank holding company, operating a bank, and evolving regulatory requirements and policy changes.

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We are continuously refining our revenue and business model. There is no assurance that our revenue and business model, or any changes to our revenue and business model to better position us with respect to our competitors, will be successful. Our efforts to continue to grow our business may be more costly than we expect, and we may not be able to maintain or increase our revenue sufficiently to offset our higher operating expenses. We may incur future losses, and we may be unable to achieve and maintain profitability for a number of reasons, including the risks described in this S-4, unforeseen expenses, difficulties, complications and delays, differences between our assumptions and estimates and results, the effects of macroeconomic conditions and other unknown events.

Risks Related to Legal, Compliance, and Regulations

We consented to the issuance of a Consent Order in May of 2024.

The Bank consented to the issuance of a Consent Order by the FDIC and the Oklahoma State Banking Department (OSBD), dated May 1, 2024, FDIC-24-0016b (the “Consent Order”). This Consent Order from 2024 is attached as Exhibit 99.2. Although this Consent Order does not require the payment of any fine or impose any penalty, and does not require the change in the business or activity of Bank, it did mandate that Bank fully adopt, operationalize, and internally audit the many dozens of written policies and procedures for ISP (Information Security Program), BCP (Business Continuing Plan), and IRP (Incident Response Planning), which Bank already has done, plus establish Bank’s Tier 1 Leverage Ratio requirement at 14%, which more than 3x the 4% ratio necessary to be “Adequately Capitalized” under Section 38 of the Federal Deposit Insurance Act. The Consent Order also required Bank to produce an updated business plan with performance goals, as well as a written capital plan to ensure that Management is monitoring capital levels, which plans were timely submitted. The Consent Order also placed a limitation on Bank’s ability to pay dividends or bonuses without prior written consent, neither of which has been requested by Bank to-date.

This Consent Order was issued upon the consummation of a joint exam that started in June, 2023, a mere seven (7) months following our purchase of a 120 year old bank. There were no material deficiencies noted about our actual customer operations, including AML/BSA, mortgages, loans, customer disclosures, fees, liquidity, etc., only a failure to fully complete, operationalize, and audit all of the necessary written policies and procedures, of this 120 year old bank. We have since had the time to adopt and operationalize all such missing policies and procedures.

Once we consummate this Business Combination and achieve the net proceeds expected therein (as otherwise described herein), we firmly believe that the Bank will be able to have this Consent Order lifted and we believe at that time, we will be able to negotiate with the FDIC and OSBD to have a more reasonable Tier 1 Leverage Ratio, such as 7-9%. For reference, the Community Bank Leverage Ratio, in which banks having less than 10 billion in assets generally qualify, only requires a Tier 1 Leverage Ratio of 9%, but such 9% will be lowered to 8% effective on July 1, 2026, as described in a Joint Release by the FDIC, the Federal Reserve Board, and the OCC, dated April 23, 2026. Separate from the Bank agreeing to maintain a 14% Tier 1 Leverage Ratio in such Consent Order, Management believes that the other material terms of such Consent Order, summarized below, have been materially complied with:

Enhanced Board Oversight

●	The board of directors of Bank was required to increase its direct oversight of the Bank’s operations, risk management, and compliance activities, including approval and monitoring of Bank policies, management performance, and adherence to regulatory requirements.

Regulatory Approval of Directors and Executive Officers

●	The Bank must notify the FDIC and OSBD of any resignation or termination of directors or executive officers.
●	The Bank must obtain prior regulatory approval before appointing or employing new directors or executive officers.

Business Plan Requirements

●	Within 90 days of the effective date of the Consent Order, the Bank was required to submit an updated, regulator-approved business plan covering its operations for 2024–2026, including earnings projections, growth strategy, balance sheet composition, and capital planning.
●	Material deviations from the approved plan, including new products or changes exceeding 10% of projected balance sheet items, require prior regulatory approval.

Capital Plan and Capital Maintenance

●	The Bank was required to submit a written capital plan within 90 days of the effective date.
●	The Bank must maintain a Tier 1 leverage capital ratio of at least 14%, calculated after establishing an adequate allowance for credit losses.
●	If the Bank fails to meet required capital levels, it must submit and implement a regulator-approved capital improvement plan, which may include raising additional equity, reducing assets, or pursuing a merger or sale.

Restrictions on Dividends and Bonuses

●	The Bank may not declare or pay dividends or bonuses without the prior written approval of the FDIC and OSBD.

Interest Rate Risk Management

●	The board of directors must ensure that an interest rate risk management model is prepared and reviewed quarterly, with documented assumptions.

Correction of Regulatory Violations

●	Within 60 days, the Bank was required to correct all violations of law and regulatory deficiencies identified in its September 18, 2023 examination and implement controls to ensure future compliance.

Information Technology and Cybersecurity Enhancements

●	The Bank must implement enhanced IT audit, cybersecurity, information security, and vendor-risk management controls, including:

○	Independent third-party IT and cybersecurity audits within 90 days
○	Creation of a formal audit-issue tracking system within 30 days
○	Adoption or revision of key policies (including incident response, electronic funds transfer, and information security policies) within 90 days
○	Achieving baseline cybersecurity maturity across all regulatory domains within 120 days
○	Full testing of business continuity and incident response plans within 120 days

Vendor Management and Operational Controls

●	The Bank must improve third-party vendor analysis, development controls, and operational support processes within specified timeframes.

Quarterly Progress Reporting

●	The Bank is required to submit quarterly written progress reports to the FDIC and OSBD detailing compliance efforts until released in writing by the regulators.

Duration and Enforcement

●	The Consent Order is binding on the Bank and its institution-affiliated parties and remains in effect unless modified or terminated by the FDIC and OSBD.
●	The Consent Order does not preclude additional supervisory or enforcement actions by regulators.

We are currently subject to stringent capital requirements, and our failure to meet such requirements could limit our activities.

We have failed to maintain a Tier 1 leverage ratio of at least 14% required by our 2024 Consent Order (as described elsewhere herein). This has resulted in regulators placing limitations on our activities, including our ability to pay dividends on our common stock and our ability to make acquisitions (neither of which we have current plans to do). Once we consummate this Business combination, we intend to meet with the FDIC and the OSBD to discuss this Consent Order, and we firmly believe that we can lower our minimum Tier 1 capital ratio requirement to an industry standard of 7-9%. If we do not consummate this Business Combination, then we will have to pursue an alternative outcome for the Bank, because we cannot continue to fail to meet our obligatory leverage ratios. Such alternatives may include a sale or organized wind-down of the Bank. If we take neither of these alternative actions, we would expect other regulatory actions to be taken, including actions to enjoin “unsafe or unsound” practices. Of course, a condition of this Business Combination requires gross capital, from new investments or from DAAQ shareholders agreeing to not redeem, of at least $50 million in gross proceeds. Thus, a successful Business Combination solves our Tier 1 Leverage Ratio requirements, and that is why we are focused on the Business Combination’s success.

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If the Bank fails to maintain “adequate capitalization,” this will limit our growth in the future.

On September 11, 2025, the FDIC notified the Bank that its Tier 1 capital level fell within the “Undercapitalized” capital category. As a result, the Bank is subject to mandatory requirements of Section 38 of the Federal Deposit Insurance Act including:

●	the Bank must submit an acceptable capital restoration plan;

●	the Bank must comply with asset growth restrictions for each quarter that it does not maintain at least a 4% Tier 1 Leverage Ratio;

●	the Bank must not pay dividends or any other capital distributions without prior approval; and

●	the Bank must obtain the FDIC’s prior approval to make any acquisition, open any new branch offices, engage in any new line of business, or make any transfers or payments to any affiliate, including Old Glory, other than for the fair value of services.

The net proceeds to the Bank from this Business Combination will ensure that the Bank stays above a 4% Tier 1 Leverage Ratio until the time when management expects the Bank to become profitable. Prior to the Closing, if the Bank is not able to continue to raise capital each month, the Bank will drop below a 4% Tier 1 Leverage Ratio. As of the date of this proxy statement/prospectus, May 29, 2026, the Bank has Tier 1 Leverage Ratio of less than 4%.

We are in technical non-compliance with the Business Combination Agreement because our Tier 1 Leverage Ratio is less than 4% as of the date of this preliminary proxy statement, which is May 29, 2026.

As set forth in the Business Combination Agreement, Old Glory agreed to maintain capital ratios sufficient to remain “adequately capitalized” under applicable prompt corrective action regulations, 12 CFR Part 324, Subpart H, which means a Tier 1 Leverage Ratio of at least 4%. As of the date hereof, we have not been able to raise additional capital to maintain a Tier 1 Leverage Ratio, when taking into account our recent deposit growth and monthly deficit earnings. We have provided notice of this situation to DAAQ, which we believe non-compliance is non-material, because the net proceeds to the Bank from this Business Combination will ensure that the Bank stays above a 4% Tier 1 Leverage Ratio until the time when management expects the Bank to become profitable.

We are subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to sanctions.

The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations prohibit discriminatory lending practices by financial institutions. The U.S. Department of Justice, federal banking agencies, and other federal agencies are responsible for enforcing these laws and regulations. A challenge to an institution’s compliance with fair lending laws and regulations could result in a wide variety of sanctions and/or directives, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, restrictions on entering new business lines, and restrictions on making certain community investments or other costly expenditures, such as opening new branch offices. Private parties may also challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Additionally, the Consumer Financial Protection Bureau (“CFPB”) was created to centralize responsibility for consumer financial protection and has broad rulemaking authority to administer and carry out the purposes and objectives of federal consumer financial laws with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider, identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. The ongoing broad rulemaking powers of the CFPB have potential to have a significant impact on the operations of financial institutions offering consumer financial products or services. The CFPB may propose new rules on consumer financial products or services, which could have an adverse effect on our business, financial condition and results of operations if any such rules limit our ability to provide such financial products or services.

We face industry typical risks of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The BSA, the Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. The federal banking agencies and FinCEN are authorized to impose significant civil money penalties for violations of those requirements and have recently engaged in coordinated enforcement efforts against banks and other financial services providers with the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including any acquisition plans.

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Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

If we are unable to manage the risks associated with fraudulent activity, our brand and reputation, business, financial condition and results of operations could be adversely affected.

Fraud is prevalent in the financial services industry and is increasing as perpetrators become more sophisticated. We use several identity and fraud detection tools, including tools provided by third-party vendors, to predict and otherwise validate or authenticate applicant-reported data and data derived from third-party sources. If such efforts are insufficient to accurately detect and prevent fraud, the level of fraud-related losses could increase.

High profile fraudulent activity also could negatively impact our brand and reputation. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also negatively impact our brand and reputation. Further, if there is any increase in fraudulent activity that increases the need for human intervention in screening account and loan application data, the level of automation on our platform could decline and negatively affect our unit economics. If we are unable to manage these risks, our business, financial condition and results of operations could be adversely affected.

We depend on the accuracy and completeness of information about our customers and counterparties, and our financial condition could be adversely affected if we rely on misleading information.

In deciding whether to extend credit or to enter into other transactions with customers and counterparties, we rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information that we do not independently verify as a matter of course. We also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to customers, we may assume that a customer’s financial statements conform with accounting principles generally accepted in the United States and present fairly, in all material respects, the customer’s financial condition, results of operations, and cash flows. If any such information is misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the applicant, another third-party, or one of our employees, we generally bear the risk of loss associated with the misrepresentation. We may not detect all misrepresented information in our approval process. Any such misrepresented information could adversely affect our business, financial condition, and results of operations.

Risks Related to Intellectual Property and Technology

We may not be able to launch Next Gen Banking on a commercially viable basis on the timetable we anticipate, or at all.

We cannot guarantee that we will be able to launch Next Gen Banking on the timetable we anticipate, or at all. Further, the adoption by our customers of wanting to integrate crypto into daily banking may not be as widely accepted as we anticipate, resulting in our not achieving the adoption that we expect.

In addition, before we release any product to market, we subject it to numerous tests. These tests may encounter problems and delays for a number of reasons, many of which are beyond our control. If these tests reveal technical defects or reveal that our products do not meet performance or security goals, our anticipated timeline for launching any of these products on a commercially viable basis could be delayed, further impacting customer adoption.

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An increase in fraudulent activity could lead to reputational damage to our brand and material legal, regulatory and financial exposure (including fines and other penalties), and could reduce the use and acceptance of our offerings.

Financial institutions like us, as well as our customers, colleagues, regulators, vendors and other third parties, have experienced a significant increase in fraudulent activity in recent years and will likely continue to be the target of increasingly sophisticated fraudsters and fraud rings in the future. This is particularly true for our newer products where we have limited experience evaluating customer behavior and performing tailored risk assessments, such as checking and savings, credit card and digital assets.

We develop and maintain systems and processes aimed at detecting and preventing fraudulent activity, which require significant investment, maintenance and ongoing monitoring and updating as technologies and regulatory requirements change and as efforts to overcome security and anti-fraud measures become more sophisticated. Despite our efforts, we have in the past and may in the future be subject to fraudulent activity, which may affect our results of operations. For example, our general and administrative expenses in the past have included charges related to fraud events. The possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments, particularly as a large part of our workforce works remotely. Risks associated with each of these include theft of funds and other monetary loss, the effects of which could be compounded if not detected quickly. Fraudulent activity may not be detected until well after it occurs and the severity and potential impact may not be fully known for a substantial period of time after it has been discovered.

Fraudulent activity and other actual or perceived failures to maintain a product’s integrity and/or security has led to increased regulatory scrutiny and may lead to regulatory investigations and intervention (such as mandatory card reissuance), increased litigation (including class action litigation), remediation, fines and response costs, negative assessments of us and our subsidiaries by regulators and rating agencies, reputational and financial damage to our brand, and reduced usage of our products and services, all of which could have a material adverse impact on our business.

Our NextGen offering exposes us to additional fraud risk. Cryptocurrency transactions and related activities are subject to elevated fraud risks due to factors such as pseudonymity, rapid transaction settlement, limited ability to reverse transactions, evolving fraud techniques, and the use of decentralized or third-party platforms that may be outside our control. Fraudulent activities may include account takeovers, social engineering schemes, scams, theft of private keys, malware attacks, and misuse of our platforms to facilitate illicit activity.

While we employ fraud detection, monitoring, and compliance controls designed to mitigate these risks, such controls may be less effective in identifying or preventing cryptocurrency-related fraud compared to traditional financial products, particularly as fraudsters continue to adapt their methods. If fraud occurs, we may incur financial losses, increased operational and compliance costs, customer remediation expenses, regulatory scrutiny, reputational harm, and potential legal liability. Any failure to effectively prevent, detect, or respond to cryptocurrency-related fraud could materially and adversely affect our business and results of operations.

Successful fraudulent activity and other incidents related to the actual or perceived failures to maintain the integrity of our processes and controls could negatively affect us, including harming the market perception of the effectiveness of our security measures or harming the reputation of the financial system in general, which could result in reduced use of our products and services. Such events could also result in legislation and additional regulatory requirements. Following the consummation of the Business Combination, and prior to the launch of Next Gen Banking, we intend to purchase additional liability insurance to cover liabilities or losses that may occur in connection with our offering of certain digital asset products under Next Gen Banking, but there can be no assurance that we can actually purchase insurance (or at viable premiums) and if we can, that the liabilities or losses we may incur will then be covered by such policies or that the amount of such insurance will be adequate.

The anticipated launch of digital asset trading in the U.S. and use of blockchain technology in our product offerings will subject us to laws and regulations relating to cryptocurrencies and blockchain technology in various jurisdictions where we conduct our business, and to other risks. Such laws and regulations can be complex and are subject to change, and complying with them across various jurisdictions imposes operational, time, and cost constraints on our business. Our actual or perceived failure to comply with such obligations or to address other risks related to these technologies could harm our business and/or result in reputational harm, loss of customers, material financial penalties and legal liabilities.

Later in 2026, we plan to launch NextGen Banking in the U.S., allowing our customers to buy, sell and hold digital assets, which, along with any additional cryptocurrency products and other products that utilize blockchain technology that we may offer in the future, subjects us to additional regulations, licensing requirements, and other obligations. Compliance with any such regulations, requirements, or obligations may be complex and costly. Cryptocurrencies are not considered legal tender, are not backed by most governments, and have experienced technological flaws and various law enforcement and regulatory interventions. In addition, in the U.S. and certain other jurisdictions, certain cryptocurrencies may be deemed to be securities and subject to the securities laws of the relevant jurisdictions. The rapidly evolving regulatory landscape with respect to cryptocurrencies may subject us to registrations, inquiries, or investigations from regulators and governmental authorities; require us to make product changes; restrict or discontinue product offerings; and implement additional and potentially costly controls. If we fail to comply with regulations, requirements, prohibitions or other obligations applicable to us, we could face regulatory or other enforcement actions and potential fines or reputational harm, be forced to cease offering cryptocurrency products, and other consequences, including significant financial losses.

Cryptocurrencies have in the past experienced, and may in the future experience, periods of extreme price volatility. These uncertainties, as well as future accounting and tax developments, or other requirements relating to cryptocurrencies could expose us to litigation, regulatory action and possible liability, and have an adverse effect on our business.

As we enter into and expand our cryptocurrency product and service offerings, the risks associated with failing to safeguard and manage cryptocurrencies held by us or our custodians, or that our service providers transfer on behalf of our customers, may increase. In addition, a number of errors could occur in the process of depositing or withdrawing cryptocurrencies such as typos, mistakes or failure to include information required by the blockchain network, or any other internal failures or deficiencies in our own systems or those of any custodian or other third party provider we may use, could, in each case, materially and adversely affect our customers and our operations. In addition, cryptocurrencies and blockchain technologies have been, and might in the future be, subject to security breaches, hacking or other malicious activities. Failures in internal controls or key management practices, whether by us or a service provider, could lead to irreversible asset loss or unauthorized transfers. Defaults by counterparties or systemic stress in crypto-asset markets may also pose significant liquidity, settlement, or valuation risks. Any such failure or event could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of our services, and result in significant penalties and fines and additional restrictions.

In addition, we may rely on third parties for certain aspects of cryptocurrency offerings and reliance on third parties involves risks. For example, inappropriate access to, theft, destruction or other loss of cryptocurrency assets held by any counterparty we may use, insufficient insurance coverage by us or any such counterparty to reimburse us for all such losses, such counterparty’s failure to maintain effective controls over the custody, asset and settlement services provided to us, such counterparty’s inability to purchase or liquidate cryptocurrency holdings, and defaults on financial or performance obligations by counterparty financial institutions, could materially and adversely affect our financial performance and significantly harm our business.

In addition, we plan to integrate blockchain technology from third-party providers into certain of our products. Any number of technical changes, software upgrades, cybersecurity incidents or other changes to the underlying blockchain networks might occur from time to time, causing incompatibility, technical issues, disruptions or security weaknesses to our products. If we or our third party providers are unable to identify, troubleshoot and resolve any such issues successfully, we might no longer be able to support such products, our customers’ assets might be frozen or lost, the security of our products might be compromised and our platforms and technical infrastructure might be affected, all of which could cause revenue to decline and expose us to potential liability for customer losses.

We are dependent on third party vendors for the supply of key materials and components for our products.

We have established relationships with several critical third party vendors, including Cleartouch (a Fiserv company - NASDAQ: FISV) for our core and Q2 Holdings Inc. (NYSE: QTWO) for certain consumer front-end elements. The Master Agreements for both vendors are attached as Exhibits 99.3 and 99.4. The agreement with Fiserv Solutions, LLC was executed on June 13, 2022 and terminates January 22, 2030.  The agreement includes upfront implementation fees, as well as monthly fixed and variable fees based on service utilization throughout the term of the agreement. The agreement with Q2 Software, Inc. was executed on June 1, 2022 and terminates January 31, 2030.  The agreement includes upfront implementation fees, as well as monthly fixed and variable fees based on service utilization throughout the term of the agreement. The failure by one of these critical vendors to supply technology and services in a timely manner could harm our ability to serve our customers. The complete failure or shutdown by one of these critical vendors would have a material adverse impact on our ability to operate, because doing a core conversion or deploying a new customer interface is a material and lengthy undertaking.

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Our oversight of third-party service providers is subject to regulation, supervision and examination by our prudential and other regulators, and if our oversight is found to be lacking, it may adversely affect our business.

Because we are a bank holding company subject to regulation, supervision and examination by the Federal Reserve, and because Bank is subject to regulation, supervision and examination by the FDIC and Oklahoma Banking Department, and Bank and its affiliates are subject to regulations issued by the CFPB, our and Bank’s oversight of third-party service providers is subject to regulatory oversight. In recent years, the Federal Reserve, OCC and FDIC increased their focus on regulating banks’ relationships and oversight over third-party service providers. For example, these agencies published interagency guidance and a joint statement on banks’ vendor management practices and arrangements with third parties to deliver bank products and services in May 2024 and July 2024, respectively, and these and other regulatory authorities continued to scrutinize and take enforcement actions against banks and their business partners for insufficient third-party management programs.

Technology disruptions or failures, including a failure in our operational or security systems or infrastructure, or those of third parties with whom we do business, could disrupt our business, cause legal or reputational harm and adversely impact our results of operations and financial condition.

Bank is dependent on the secure, efficient, and uninterrupted operation of our technology infrastructure, including computer systems, related software applications and data centers, as well as those of certain third parties and affiliates. Our websites and computer/telecommunication networks must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which are critical to our business. We may experience service disruptions and failures caused by system or software failure, fire, power loss, telecommunications failures, team member misconduct, human error, computer hackers, computer viruses and disabling devices, malicious or destructive code, denial of service or information, as well as natural disasters, health pandemics and other similar events, and our disaster recovery planning may not be sufficient for all situations. The implementation of technology changes and upgrades to remain current and to integrate new technology systems may also cause service interruptions. Any such disruption could interrupt or delay our ability to provide services to our clients and loan applicants and could also impair the ability of third parties to provide critical services to us.

Additionally, the technology and other controls and processes we have created to help us identify misrepresented information in our loan origination operations were designed to obtain reasonable, not absolute, assurance that such information is identified and addressed appropriately. Accordingly, such controls may not have detected, and may fail in the future to detect, all misrepresented information in our loan origination operations. If our operations are disrupted or otherwise negatively affected by a technology disruption or failure, this could result in material adverse impacts on our business. We do not carry business interruption insurance sufficient to compensate us for all losses that may result from interruptions in our service as a result of systems disruptions, failures and similar events.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our Old Glory Pay payments platform relies on some proprietary technology to make our platform available to customers and merchants. In addition, we may increasingly rely on open-source (including block-chain) or third-party technological innovation as we expand our platform. If we are unable to successfully innovate and continue to deliver a superior client experience, the demand for our Old Glory Pay may decrease, and our growth and operations may be harmed. Maintaining and improving this technology will require significant capital expenditures, which may be in excess of our budget.

Cyberattacks and other data and security breaches could result in serious harm to our reputation and adversely affect our business.

Bank is dependent on information technology networks and systems, including the internet, to securely collect, process, transmit and store electronic information. In the ordinary course of our business, we receive, process, retain and transmit proprietary information and sensitive or confidential data, including the public and non-public personal information of our team members and customers. Despite devoting significant time and resources to ensure the integrity of our information technology systems, we may not be able to in the future anticipate or implement effective preventive measures against all security breaches or unauthorized access of our information technology systems or the information technology systems of third-party vendors that receive, process, retain and transmit electronic information on our behalf.

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The techniques we use to obtain unauthorized, improper or illegal access to our systems and those of our third-party vendors, our data, our team members’, clients’ and loan applicants’ data or to disable, degrade or sabotage service are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such techniques change frequently and are often not recognized or detected until after they have been launched, and, therefore, we may be unable to anticipate these techniques and may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience. Security attacks can originate from a wide variety of sources, including third parties such as computer hackers, persons involved with organized crime or associated with external service providers, or foreign state or foreign state supported actors. Those parties may also attempt to fraudulently induce team members, clients and loan applicants or other users of our systems to disclose sensitive information in order to gain access to our data or that of our team members, clients and loan applicants.

Cybersecurity risks for financial institutions have significantly increased in recent years. Additionally, cyberattacks on local and state government databases and offices, including the rising trend of ransomware attacks, expose us to the risk of losing access to critical data and the ability to provide services to our clients. These attacks can cause havoc and have at times led title insurance underwriters to prohibit us from issuing policies, and to suspend closings, on properties located in the affected counties or states.

Any penetration of our, or our third-party vendors’, information technology systems, network security, or mobile devices or other misappropriation or misuse of personal information of our team members, clients or loan applicants, including wire fraud, phishing attacks and business e-mail compromise, could cause interruptions in the operations of our businesses, financial loss to our clients or loan applicants, damage to our computers or operating systems and to those of our clients, loan applicants and counterparties, and subject us to increased costs, litigation, disputes, damages, and other liabilities. In addition, the foregoing events could result in violations of applicable privacy and other laws. If this information is inappropriately accessed and used by a third-party or a team member for illegal purposes, such as identity theft, we may be responsible to the affected individuals for any losses they may have incurred as a result of misappropriation. In such an instance, we may also be subject to regulatory action or investigation or be liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our team members’, clients’ and loan applicants’ information. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. In addition, our remediation efforts may not be successful, and we may not have adequate insurance to cover these losses.

Security breaches could also significantly damage our reputation with our customers. Any publicized security problems affecting our businesses and/or those of such third parties may negatively impact the market perception of our products and discourage clients from doing business with us.

The collection, processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

In the processing of consumer transactions, we receive, transmit and store a large volume of personally identifiable information and other user data. The collection, sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by us and our businesses. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. In the United States, regulations and interpretations concerning personally identifiable and data security promulgated by state and federal regulators, including the CFPB and FTC, could conflict or give rise to differing views of personal privacy rights. We could be materially and adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

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Our failure, and/or the failure by the various third-party vendors and service providers with whom we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations could damage our reputation or the reputation of these businesses, discourage potential users from our products and services and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could materially and adversely affect our business, financial condition and results of operations.

Bank’s risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Bank’s risk management framework is designed to minimize risk and loss. We seek to identify, measure, monitor, report, and control exposure to risk, including, but not limited to, strategic, market, liquidity, compliance, and operational risks. While we use a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, our earnings could be negatively impacted as a result of our failure to properly anticipate and manage these risks.

We could be adversely affected if we inadequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and may encounter disputes from time to time relating to our use of the intellectual property of third parties.

Trademarks and other intellectual property and proprietary rights are important to our success and our competitive position. We rely on a combination of trademarks, service marks, copyrights, and domain names, as well as confidentiality procedures and contractual provisions to protect our intellectual property and proprietary rights. Despite these measures, third parties may attempt to disclose, obtain, copy or use intellectual property rights owned or licensed by us, and these measures may not prevent misappropriation, infringement, reverse engineering or other violation of intellectual property or proprietary rights owned or licensed by us, particularly in foreign countries where laws or enforcement practices may not protect our proprietary rights as fully as in the United States. Furthermore, confidentiality procedures and contractual provisions can be difficult to enforce and, even if successfully enforced, may not be entirely effective. In addition, we cannot guarantee that we have entered into confidentiality agreements with all team members, partners, independent contractors or consultants that have or may have had access to our trade secrets and other proprietary information.

Our success and ability to compete also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. We may encounter disputes from time to time concerning intellectual property rights of others, including our competitors, and we may not prevail in these disputes. Third parties may raise claims against us alleging an infringement, misappropriation or other violation of their intellectual property rights, including trademarks, copyrights, patents, trade secrets or other intellectual property or proprietary rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid all alleged infringements, misappropriations or other violations of such intellectual property rights.

Risks Related to OGB Pubco’s Securities Following the Consummation of the Business Combination.

The requirements of being a public company in the U.S., if the Proposed Business Combination is completed, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the United States will require significant resources and management attention. After the Closing, we will become subject to certain reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, and Nasdaq. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

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If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of OGB Pubco’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of OGB Pubco’s securities may decline. The market values of these securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which DAAQ’s shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of DAAQ Class A Shares, the market value of shares of OGB Pubco Common Stock and securities convertible into or exercisable for shares of OGB Pubco Common Stock issued in the Business Combination may be higher or lower than the values of these securities on earlier dates.

In addition, following the Business Combination, shares of OGB Pubco Common Stock will not have any redemption rights like the DAAQ Public Shares had, and fluctuations in the price of shares of OGB Pubco Common Stock could contribute to the loss of all or part of your investment. The trading price of shares of OGB Pubco Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond DAAQ’s, Old Glory’s or OGB Pubco’s control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of shares of OGB Pubco Common Stock. Additionally, any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment and shares of OGB Pubco Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of OGB Pubco Common Stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of shares of OGB Pubco Common Stock irrespective of OGB Pubco’s operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to OGB Pubco could depress OGB Pubco’s share price regardless of OGB Pubco’s business, prospects, financial conditions or results of operations. A decline in the market price of OGB Pubco’s securities also could adversely affect OGB Pubco’s ability to issue additional securities and OGB Pubco’s ability to obtain additional financing in the future.

Even if DAAQ consummates the Business Combination, there is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

Upon consummation of the Business Combination, the DAAQ Warrants will become OGB Pubco Warrants. The exercise price for the OGB Pubco Warrants will be $11.50 per share of OGB Pubco Common Stock, subject to adjustment. There is no guarantee that the OGB Pubco Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the OGB Pubco Warrants may expire worthless.

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Your unexpired OGB Pubco Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Outstanding OGB Pubco Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per OGB Pubco Warrant, provided that the last reported sales price of the OGB Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date OGB Pubco sends the notice of redemption to the OGB Pubco Warrant holders. If and when the warrants become redeemable by OGB Pubco, OGB Pubco may not exercise its redemption rights if the issuance of share of OGB Pubco Common Stock upon exercise of the OGB Pubco Warrants is not exempt from registration or qualification under applicable state blue sky laws or OGB Pubco is unable to effect such registration or qualification, subject to OGB Pubco’s obligation in such case to use its best efforts to register or qualify the shares of OGB Pubco Common Stock under the blue sky laws of the state of residence in those states in which the DAAQ Warrants were initially offered by DAAQ in its IPO. Redemption of the outstanding OGB Pubco’s Warrants could force you (a) to exercise your OGB Pubco Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (b) to sell your OGB Pubco Warrants at the then-current market price when you might otherwise wish to hold your OGB Pubco Warrants or (c) to accept the nominal redemption price which, at the time the outstanding OGB Pubco Warrants are called for redemption, is likely to be substantially less than the market value of your OGB Pubco Warrants.

The warrants may have an adverse effect on the market price of the OGB Pubco Common Stock.

DAAQ issued 8,625,000 DAAQ Public Warrants to purchase 8,625,000 DAAQ Class A Shares as part of the DAAQ Units offered in the IPO, in connection with the closing of the IPO, DAAQ issued in private placements an aggregate of 5,450,000 DAAQ Private Placement Warrants, at $1.00 per warrant. In addition, the Sponsor may convert any working capital loans made to DAAQ into up to an additional 1,500,000 warrants, which would be identical to the DAAQ Private Placement Warrants, at the price of $1.00 per warrant. Upon the Domestication, the OGB Pubco Warrants will entitle the holders to purchase shares of OGB Pubco Common Stock. Such OGB Pubco Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the OGB Pubco Common Stock.

You may only be able to exercise your DAAQ Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of OGB Pubco Common Stock from such exercise than if you were to exercise such DAAQ Public Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of DAAQ Public Warrants who seek to exercise their DAAQ Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of OGB Pubco Common Stock issuable upon exercise of the DAAQ Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if OGB Pubco has so elected and the shares of OGB Pubco Common Stock are at the time of any exercise of a DAAQ Public Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the DAAQ Public Warrants for redemption.

If you exercise your DAAQ Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the DAAQ Public Warrants for that number of shares of OGB Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of OGB Pubco Common Stock underlying the DAAQ Public Warrants, multiplied by the excess of the “fair market value” of shares of OGB Pubco Common Stock (as defined in the next sentence) over the exercise price of the DAAQ Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of OGB Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of DAAQ Public Warrants, as applicable. As a result, you would receive fewer shares of OGB Pubco Common Stock from such exercise than if you were to exercise such DAAQ Public Warrants for cash.

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If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of Old Glory Securities may be required to pay substantial U.S. federal income taxes.

DAAQ and Old Glory intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, it is the opinion of Loeb & Loeb LLP that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are factual and legal uncertainties as to whether the Merger qualifies as a “reorganization” under Section 368(a) of the Code, and therefore the tax treatment of the Merger is inherently uncertain. Moreover, the qualification of the reorganization will be based on facts that cannot be confirmed until the time of Closing or following the Closing. Furthermore, because the provisions of Section 368(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Merger that are beyond the control of DAAQ and Old Glory, the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code is not free from doubt. Although this disclosure assumes that the Merger will so qualify, the IRS or a court could take a different view. U.S. Holders of Old Glory Securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization” under Section 368 of the Code. Neither DAAQ nor Old Glory intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations of the Merger to Holders of Old Glory Securities and Old Glory - I. U.S. Holder”) that exchanges its Old Glory Securities for Pubco Securities in the Merger generally could recognize taxable gain in connection with such exchange in an amount equal to the amount realized by a U.S. Holder in excess of their adjusted tax basis, if any, and any such gain could be substantial. For more information on certain material U.S. federal income tax consequences of the Merger to U.S. Holders of Old Glory Securities, see “U.S. Federal Income Tax Considerations of the Merger to Holders of Old Glory Securities and Old Glory”.

The Proposed Certificate of Formation and Proposed Bylaws will provide, subject to limited exceptions, that the Texas Business Court or the Federal or State courts of Texas, as applicable, will be the sole and exclusive forum for certain stockholder litigation matters (including applicable security laws), which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders. Further, the Proposed Certificate of formation and Proposed Bylaws require a waiver of jury trial to the fullest extent of applicable law.

The Proposed Certificate of Formation and Proposed Bylaws will require that, to the fullest extent permitted by law and unless Pubco otherwise consents in writing to the selection of an alternative forum, the sole and exclusive forum for any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, OGB Pubco’s Certificate of Formation or its Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of such Certificate of Formation or Bylaws, or claim as to which the TBOC permits OGB Pubco to select a Texas forum shall be, to the fullest extent permitted by law, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division). If such Texas Business Court does not have jurisdiction, and/or there is a claim or cause of action arising under the Securities Act of 1933 (as amended) or the Securities Exchange Act of 1934 (as amended) then the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas (“State Court”), to the fullest extent permitted by applicable law. This means that either such Texas Business Court, such Federal Court, or such State Court, as applicable, will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, (iii) any action asserting a claim against Pubco, its directors, officers, employees or agents arising pursuant to any provision of the TBOC, the Proposed Certificate of Formation or the Proposed Bylaws, and/or (iv) any action asserting a claim against Pubco, its Directors, officers, employees or agents governed by the internal affairs doctrine; in each such case subject to such Southern District of Texas having personal jurisdiction over the indispensable parties named as defendants therein.

Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit Pubco by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Pubco’s directors and officers.

While the Supreme Court of Texas has upheld provisions of the certificates of formation of other Texas corporations that are similar to the exclusive forum provision in the Proposed Certificate of Formation, a court of a state other than the State of Texas could decide that such provisions are not enforceable under the laws of that state.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Proposed Certificate of Formation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Proposed Organizational Documents will include that the fullest extent permitted by the TBOC and other applicable law, any person or entity purchasing, otherwise acquiring or holding any interest in any shares of capital stock of Pubco shall be deemed to have notice of and to have irrevocably waived, to the fullest extent permitted by law, any right to trial by jury in any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Proposed Certificate of Formation or the Proposed Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of the Proposed Certificate of Formation or the Proposed Bylaws, or any other claim as to which the TBOC permits a jury trial waiver in the governing documents of a Texas corporation. If such jury trial waiver is enforceable, such disputes would be decided by a judge rather than a jury, which could affect the outcome of such proceedings. Judges may differ from juries in their interpretation of facts, assessment of damages, and application of equitable considerations. As a result, the waiver of a jury trial may limit Pubco’s ability to obtain a potentially more favorable verdict from a jury or reduce negotiating leverage in settlement discussions.

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The market price and trading volume of the OGB Pubco Common Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which the shares of OGB Pubco Common Stock to be issued in the Business Combination are expected to be traded, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for the OGB Pubco Common Stock following the Business Combination, the market prices of shares of OGB Pubco Common Stock may be volatile and could decline significantly. In addition, the trading volumes in shares of the OGB Pubco Common Stock may fluctuate and cause significant price variations to occur. If the market prices of OGB Pubco Common Stock decline significantly, you may be unable to resell your shares of OGB Pubco Common Stock at or above the market price of the shares of OGB Pubco Common Stock as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of shares of OGB Pubco Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for OGB Pubco’s revenues, results of operations, cash flows, level of indebtedness, liquidity, or financial condition;

●	actual or anticipated variations in our quarterly operating results;

●	announcements by OGB Pubco or its competitors of significant business developments;

●	OGB Pubco’s ability to obtain adequate working capital financing;

●	loss of any strategic relationships;

●	actions by OGB Pubco’s stockholders (including transactions in shares of OGB Pubco Common Stock);

●	changes in applicable laws or regulations, court rulings, enforcement, and legal actions;

●	sale of shares of OGB Pubco Common Stock or other securities in the future;

●	changes in market valuations of similar companies and general market conditions in our industry;

●	publication (or lack of publication) of research reports about OGB Pubco;

●	the trading volume of shares of OGB Pubco Common Stock;

●	additions or departures of key management personnel;

●	speculation in the press or investment community;

●	continuing increases in market interest rates, which may increase OGB Pubco’s cost of capital;

●	changes in our industry;

●	actual, potential, or perceived control, accounting, or reporting problems;

●	changes in accounting principles, policies, and guidelines;

●	other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to COVID-19) natural disasters, war, acts of terrorism, or responses to these events;

●	Our ability to execute OGB Pubco’s business plan; and

●	general economic and market conditions.

In addition, the securities markets have periodically experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the OGB Pubco Common Stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If OGB Pubco were involved in any similar litigation it could incur substantial costs and its management’s attention and resources could be diverted from running the business and implementing its business plan.

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OGB Pubco will issue shares of OGB Pubco Common Stock as consideration in the Business Combination and may issue additional shares of OGB Pubco Common Stock or other equity or convertible debt securities without approval of the holders of OGB Pubco Common Stock, which would dilute then-existing ownership interests and may depress the market price of the OGB Pubco Common Stock.

We anticipate that, following the Business Combination, (i) former holders of Old Glory securities will own approximately 80.0% of the outstanding shares of OGB Pubco Common Stock, (ii) former DAAQ Public Shareholders will own approximately 6.3% of the outstanding shares of OGB Pubco Common Stock, (iii) the DAAQ Insiders will own approximately 11.2% of the outstanding shares of OGB Pubco Common Stock, and (iv) the Representative will own approximately 2.5% of the outstanding shares of OGB Pubco Common Stock. These percentages assume that no shares of Common Stock are redeemed in connection with the Business Combination and do not take into account any Warrants to purchase Common Stock that will be outstanding following the Business Combination. If the actual facts differ from these assumptions, these percentages will differ.

OGB Pubco may continue to require capital investment to support its business and may issue additional shares of OGB Pubco Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of its stockholders in certain of circumstances.

OGB Pubco’s issuance of additional shares of OGB Pubco Common Stock or other equity or convertible debt securities would have the following effects: (i) OGB Pubco’s existing stockholders’ proportionate ownership interest in OGB Pubco would decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding shares of OGB Pubco Common Stock may be diminished; and (iv) the market price of OGB Pubco Common Stock may decline.

There will be material differences between your current rights as a holder of Old Glory Common Stock and the rights you will have as a holder of OGB Pubco Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, Old Glory stockholders will no longer be stockholders of Old Glory but will be stockholders of OGB Pubco. There will be material differences between the current rights of Old Glory stockholders and the rights that you will have as a holder of the shares of OGB Pubco Common Stock, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Old Glory stockholders and the OGB Pubco stockholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Stockholder Rights.”

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research, or cease publishing research about OGB Pubco, its share price and trading volume could decline significantly.

The trading market for OGB Pubco Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about OGB Pubco or its business. OGB Pubco may be unable to sustain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of OGB Pubco, or if these securities or industry analysts are not widely respected within the general investment community, the demand for OGB Pubco Common Stock could decrease, which might cause its share price and trading volume to decline significantly. In the event that OGB Pubco obtains securities or industry analyst coverage or, if one or more of the analysts who cover OGB Pubco downgrade their assessment of OGB Pubco or publish inaccurate or unfavorable research about OGB Pubco’s business, the market price and liquidity for OGB Pubco Common Stock could be negatively impacted.

Stockholders have no ability to control the management of the Company.

All decisions with respect to the management of OGB Pubco are made exclusively by the Board of Directors, subject only to voting rights in favor of stockholders as required by law. Stockholders will have to rely on the judgment of the Board of Directors in the operation of the OGB Pubco and errors in the Board of Directors’ business judgment could have a material adverse effect on OGB Pubco and its results from operations.

We may experience uninsured losses.

While OGB Pubco will have insurance to cover casualty losses and general liability, such insurance may not provide the coverage anticipated. Additionally, there are certain types of occurrences (generally of a catastrophic nature) that are either uninsurable or not economically insurable. Upon any such occurrence, OGB Pubco would likely suffer a loss of both anticipated profits and invested capital.

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Future resales of shares of OGB Pubco Common Stock issued to Old Glory stockholders and other significant stockholders may cause the market price of the OGB Pubco Common Stock to drop significantly, even if OGB Pubco’s business is doing well.

Pursuant to the Business Combination Agreement, immediately after Closing the Old Glory Securityholders will hold approximately [●]% of the outstanding shares of OGB Pubco Common Stock, approximately [●]% of which will be eligible for sale immediately after the consummation of the Business Combination. These percentages assume that no shares of Common Stock are redeemed in connection with the Business Combination and do not take into account any Warrants to purchase Common Stock that will be outstanding following the Business Combination. If the actual facts differ from these assumptions, these percentages will differ. Pursuant to the Lock-Up Agreements, certain OGB Pubco stockholders will be restricted, subject to certain exceptions, from selling any of the OGB Pubco Common Stock that they receive in or hold at the Effective Time, which restrictions will expire and therefore additional shares of OGB Pubco Common Stock will be eligible for resale 12 months after the Effective Time.

Subject to the Lock-Up Agreements, the Old Glory stockholders that are a party thereto (which are all of Old Glory’s executive officers and directors and stockholders that hold more than 1% of the outstanding stock of Old Glory immediately prior to the consummation of the Business Combination) may not sell OGB Pubco Common Stock for up to 12 months.

Upon expiration of the Lock-Up Periods, and upon effectiveness of the registration statement that OGB Pubco files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144, certain former DAAQ shareholders and certain other significant stockholders of OGB Pubco may sell large amounts of OGB Pubco Common Stock in the open market or in privately-negotiated transactions, which could have the effect of increasing the volatility in OGB Pubco’s share price or putting significant downward pressure on the price of the OGB Pubco Common Stock.

We do not expect that OGB Pubco will pay dividends in the foreseeable future after the Business Combination.

We expect that OGB Pubco will retain most, if not all, of its available funds and any future earnings after the Business Combination to satisfy our Tier 1 Leverage Ratio and to otherwise fund our operations and the growth of our customer deposits. As a result, we do not expect that OGB Pubco will pay any cash dividends on the OGB Pubco Common Stock in the foreseeable future.

Following completion of the Business Combination, OGB Pubco’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount, and form of such dividends, if any, will also require approval of the applicable regulators, and other factors deemed relevant by the board of directors. There is no guarantee that the shares of OGB Pubco Common Stock will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the OGB Pubco Common Stock should not rely on an investment in shares of OGB Pubco Common Stock as a source for any future dividend income.

The existence of indemnification rights to OGB Pubco’s directors, officers, and employees may result in substantial expenditures by OGB Pubco and may discourage lawsuits against its directors, officers, and employees.

The charter and bylaws for OGB Pubco will contain indemnification provisions for its directors, officers, and employees. Such indemnification obligations could result in OGB Pubco incurring substantial expenditures to cover the cost of settlement or damage awards against its directors, executive officers, and employees, which it may be unable to recoup. These provisions and resultant costs may also discourage OGB Pubco from bringing a lawsuit against its directors and executive officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by its stockholders against its directors and officers even though such actions, if successful, might otherwise benefit OGB Pubco and its stockholders.

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EXTRAORDINARY GENERAL MEETING OF DAAQ

DAAQ is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the DAAQ Board for use at the extraordinary general meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides DAAQ shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at         , New York City time, on          , 2026 at the offices of Perkins Coie LLP located at 1155 Avenue of the Americas, New York, NY 10036, or virtually via live webcast at                .

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, DAAQ is asking holders of DAAQ Ordinary Shares to consider and vote upon:

●	the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

●	the Domestication Proposal. The Proposed Certificate of Formation is attached to this proxy statement/prospectus as Annex C;

●	the OGB Pubco Merger Proposal;

●	the Stock Issuance Proposal;

●	the Organizational Documents Proposal. The Proposed Certificate of Formation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively;

●	the Advisory Organizational Documents Proposals;

●	the Incentive Plan Proposal. The OGB Pubco Incentive Equity Plan is attached to this proxy statement/prospectus as Annex I; and

●	the Adjournment Proposal (if presented).

Each Condition Precedent Proposal (i.e., the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal, and the Organizational Documents Proposal) is cross-conditioned on the approval of each other Condition Precedent Proposal. Therefore, if any of the Condition Precedent Proposals is not approved, all other Condition Precedent Proposals will have no effect, even if approved by the relevant holders of DAAQ Ordinary Shares. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other proposal to be voted on at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the DAAQ Board

The DAAQ Board believes that the Business Combination Proposal and the Shareholder Proposals to be presented at the extraordinary general meeting are in the best interest of DAAQ’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

For a description of the DAAQ Board’s reasons for, and its unanimous recommendation of, the approval of the Business Combination, see the subsection entitled “The Business Combination Proposal - The DAAQ Board’s Reasons for the Approval of the Business Combination”.

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When you consider the recommendation of the DAAQ Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the DAAQ Insiders have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated DAAQ shareholders. Please see the subsection entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination”.

Record Date; Who is Entitled to Vote

DAAQ shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned DAAQ Ordinary Shares at the close of business on [●], 2026, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each DAAQ Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such DAAQ Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. DAAQ Warrants do not have voting rights. As of the close of business on the Record Date for the extraordinary general meeting, there were [●] DAAQ Ordinary Shares issued and outstanding, of which [●] were issued and outstanding DAAQ Public Shares.

The Sponsor and each director, officer and advisor of DAAQ have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any DAAQ Ordinary Shares held by them. None of the DAAQ Insiders received separate consideration for their waiver of redemption rights. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding DAAQ Ordinary Shares.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. DAAQ believes all the Shareholder Proposals will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Proxies relating to “street name” shares that are returned to DAAQ but marked by brokers as “not voted” are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Quorum and Vote of DAAQ Shareholders

A quorum of DAAQ shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy or by duly authorized representative of proxy (if a corporation or other non-natural person). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, [●] DAAQ Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any DAAQ Public Shares it may hold in favor of all the Shareholder Proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding DAAQ Ordinary Shares. The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As a result, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of DAAQ’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

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The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of DAAQ Ordinary Shares.

The approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Class B Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of DAAQ Class A Shares will have no right to vote on the Domestication Proposal or the Organizational Documents Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents. The Domestication Proposal and the Organizational Documents Proposal are conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Proposal and the Organizational Documents Proposal will have no effect, even if approved by holders of DAAQ Class B Shares.

The approval of the OGB Pubco Merger Proposal requires the affirmative vote of holders of a majority of DAAQ Ordinary Shares entitled to vote at the extraordinary general meeting. The OGB Pubco Merger Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the OGB Pubco Merger Proposal will have no effect, even if approved by holders of DAAQ Ordinary Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of DAAQ Ordinary Shares.

The approval of the Organizational Documents Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of holders of a majority of the DAAQ Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. None of the separate Advisory Organizational Documents Proposals is conditioned upon the approval of any other proposal.

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each DAAQ Class A Share and each DAAQ Class B Share that you own in your name entitles you to one vote on each Shareholder Proposal on which such DAAQ Ordinary Share is entitled to vote. Your proxy card shows the number of DAAQ Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your DAAQ Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the DAAQ Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

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You Can Attend the Extraordinary General Meeting and Vote During the Meeting.

●	You can attend the extraordinary general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.

●	If your shares are registered in your name with Efficiency and you wish to attend the extraordinary general meeting virtually, go to , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [●]@[●].com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Efficiency, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Efficiency at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way DAAQ can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a DAAQ shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	sending another proxy card with a later date;

●	notifying Peter Ort, Principal Executive Officer and Co-Chairmans of DAAQ, in writing before the extraordinary general meeting that you have revoked your proxy; or

●	attending the extraordinary general meeting in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your DAAQ Ordinary Shares, you may call [●], our proxy solicitor, by calling [●] , or banks and brokers can call collect at [●] , or by emailing [●]@[●].com.

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Redemption Rights

Pursuant to the Cayman Constitutional Documents, a DAAQ Public Shareholder may request to redeem all or a portion of its DAAQ Public Shares for cash in connection with the Business Combination. As a DAAQ Public Shareholder, you will be entitled to receive cash for any DAAQ Public Shares to be redeemed only if you:

(a)	(i) hold DAAQ Public Shares or (ii) hold DAAQ Public Shares through DAAQ Units and elect to separate your DAAQ Units into the underlying DAAQ Public Shares and DAAQ Public Warrants prior to exercising your redemption rights with respect to the DAAQ Public Shares;

(b)	submit a written request to Efficiency, including the legal name, phone number and address of the beneficial owner of the DAAQ Public Shares for which redemption is requested, that DAAQ redeem all or a portion of your DAAQ Public Shares for cash; and

(c)	deliver the certificates for your DAAQ Public Shares (if any) along with the redemption forms to Efficiency, physically or electronically through DTC.

DAAQ Public Shareholders must complete the procedures for electing to redeem their DAAQ Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their DAAQ Public Shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights will be treated as an election to have such DAAQ Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly.

DAAQ Public Shareholders may elect to redeem all or a portion of the DAAQ Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the DAAQ Public Shares will be returned to the respective holder, broker, bank or nominee. If the Business Combination is consummated, and if a DAAQ Public Shareholder properly exercises its redemption rights to redeem all or a portion of the DAAQ Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Efficiency, DAAQ will redeem such DAAQ Public Shares for the Redemption Price, being a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), calculated as of two business days prior to the Closing, divided by the number of then issued DAAQ Public Shares. For illustrative purposes, as of the Record Date, this would have amounted to approximately $[__] per issued and outstanding DAAQ Public Share. If a DAAQ Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its DAAQ Public Shares for cash and will no longer own DAAQ Public Shares.

If DAAQ is not able to complete the Business Combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date), DAAQ may seek to amend the provisions of the Cayman Constitutional Documents to extend the time it has to complete an initial business combination and, in connection therewith and in accordance with the terms of the Cayman Constitutional Documents, DAAQ will provide the DAAQ Public Shareholders with the opportunity to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (which interest shall be net of taxes payable), divided by the number of Public Shares then in issue, subject to applicable law. For additional information, see the section of this proxy statement/prospectus entitled “Information about DAAQ – Redemption If No Business Combination.”

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DWAC. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their DAAQ Public Shares.

Any request for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with DAAQ’s consent, until the Closing. Furthermore, if a holder of a DAAQ Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that DAAQ permit the withdrawal of the redemption request and instruct Efficiency to return the certificate (physically or electronically). The holder can make such request by contacting Efficiency at the address or email address listed in this proxy statement/prospectus.

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No request for redemption will be honored unless the holder’s DAAQ Public Shares have been delivered (either physically or electronically) to Efficiency at least two business days prior to the initial scheduled date of the extraordinary general meeting.

Notwithstanding the foregoing, a DAAQ Public Shareholder, together with any affiliate of such DAAQ Public Shareholder or any other person with whom such DAAQ Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of acquiring, holding or disposing of shares, will be restricted from redeeming its DAAQ Public Shares with respect to more than an aggregate of 15% of the then issued DAAQ Public Shares. Accordingly, if a DAAQ Public Shareholder, alone or acting in concert or as a group for the purposes of acquiring, holding or disposing of shares, seeks to redeem more than 15% of the then issued DAAQ Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

For a discussion of the potential dilutive impact of redemptions on non-redeeming shareholders, see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Dilution”.

The DAAQ Insiders have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the consummation of the Business Combination with respect to any DAAQ Ordinary Shares held by them. None of the DAAQ Insiders received separate consideration for their waiver of redemption rights. The Founder Shares held by the DAAQ Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding DAAQ Ordinary Shares.

Holders of the DAAQ Warrants will not have redemption rights with respect to the DAAQ Warrants.

The closing price of DAAQ Public Shares on March 24, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.23. As of the Record Date, funds in the Trust Account totaled $[●] and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $[●] per issued and outstanding DAAQ Public Share.

Prior to exercising redemption rights, DAAQ Public Shareholders should verify the market price of the DAAQ Public Shares as they may receive higher proceeds from the sale of their DAAQ Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. DAAQ cannot assure its shareholders that they will be able to sell their DAAQ Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their DAAQ Public Shares.

Appraisal Rights

DAAQ’s shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination or the Domestication under the Companies Act, given the Merger is occurring pursuant to the TBOC after the Domestication, therefore neither of the constituent companies to the Merger will fall within the application of the Companies Act. Under the TBOC, shareholders do not have appraisal rights in connection with this Business Combination because the DAAQ shares are listed on Nasdaq, a national exchange.

Proxy Solicitation

DAAQ is soliciting proxies on behalf of the DAAQ Board. This solicitation is being made by mail but also may be made by telephone or in person. DAAQ and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. DAAQ will file with the SEC all scripts and other electronic communications as proxy soliciting materials. DAAQ will bear the cost of the solicitation.

DAAQ has engaged [●] to assist in the solicitation process and will pay [●] a fee of $[_______], plus disbursements.

DAAQ will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. DAAQ will reimburse them for their reasonable expenses.

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DAAQ Shareholders

As of the Record Date, there were 23,000,000 DAAQ Ordinary Shares issued and outstanding, which include the 5,750,000 Founder Shares held by the DAAQ Insiders, and the 17,250,000 DAAQ Public Shares. As of the Record Date, there was an aggregate of 14,075,000 DAAQ Warrants outstanding, which includes the 3,725,000 and 1,725,000 DAAQ Private Placement Warrants held by the Sponsor and the Underwriters, respectively, and 8,625,000 DAAQ Public Warrants.

Permitted Purchases of DAAQ Public Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding DAAQ or its securities, DAAQ’s directors, officers, managers, advisors and/or their affiliates may enter into a written plan to purchase DAAQ’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire DAAQ Public Shares, vote their DAAQ Public Shares in favor of the Condition Precedent Proposals or not redeem their DAAQ Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase DAAQ Public Shares or DAAQ Warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, or (2) increase the amount of cash available to Pubco following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of DAAQ and Pubco securities may be reduced and the number of beneficial holders of DAAQ and Pubco securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting DAAQ or Old Glory directly or by DAAQ’s receipt of redemption requests submitted by shareholders (in the case of DAAQ Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates purchase DAAQ Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, DAAQ’s or Old Glory’s respective directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates were to purchase DAAQ Public Shares or DAAQ Warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may purchase DAAQ Public Shares or DAAQ Warrants from DAAQ Public Shareholders outside the Redemption, along with the purpose of such purchases;

●	if the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates were to purchase DAAQ Public Shares from DAAQ Public Shareholders, they would do so at a price no higher than the Redemption Price;

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●	this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

●	the amount of securities purchased outside of the Redemption by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	the identities of the security holders who sold to the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates; and

●	the number of DAAQ Public Shares for which DAAQ has received redemption requests pursuant to the Redemption offer.

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I. THE BUSINESS COMBINATION PROPOSAL

Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Business Combination Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about DAAQ, Old Glory, or any other matter.

Structure of the Business Combination

On January 13, 2026, DAAQ entered into the Business Combination Agreement with Old Glory, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Old Glory will merge with and into Pubco, with Pubco continuing as the surviving company.

Prior to and as a condition of the Closing, pursuant to the Domestication, DAAQ will change its jurisdiction of incorporation by migrating to and domesticating as a Texas corporation in accordance with the TBOC and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal.”

The following diagrams illustrate in simplified terms the current structure of DAAQ and Old Glory and the expected structure of Pubco immediately following the Closing (ownership voting and economic percentages are presented assuming no redemptions and exclude shares of OGB Pubco Common Stock issuable upon exercise of [●] OGB Pubco Warrants.

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Simplified Pre-Combination Structure

Simplified Post-Combination Structure – The following diagram illustrates in simplified terms the expected structure of OGB Pubco immediately following the Closing. The percentages shown reflect the economic interests in OGB Pubco on a combined basis, assuming no redemptions.

Business Combination Consideration

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

i.	each outstanding Old Glory Class A Share will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to (A) the sum of (x) the Old Glory Class A Liquidation Value to which such Old Glory Class A Share is entitled pursuant to the Certificate of Incorporation of Old Glory, plus (y) the product of (i) the number of Old Glory Class B Shares into which such Old Glory Class A Shares are convertible pursuant to the Certificate of Incorporation of Old Glory, multiplied by (ii) the Per Share Participating Equity Value, divided by (B) $10.00;

ii.	each outstanding Old Glory Class B Share will be canceled and exchanged for a number of shares of OGB Pubco Common Stock equal to the Per Class B Share Stock Consideration;

iii.	all Old Glory Equity Awards issued and outstanding as of immediately prior to the Effective Time will become fully vested, and will be exchanged for an equity award to be settled in a number of OGB Pubco Common Stock equal to the Applicable Post-Closing Award Number, with an exercise price equal to the Applicable Post-Closing Award Price; and

iv.	each holder of any warrant that is not an Old Glory Equity Award and is not otherwise exchanged or exercised as of the Effective Time will have the right to exchange such warrant for a warrant to purchase a number of OGB Pubco Common Stock equal to the Applicable Post-Closing Coverage Warrant Number, with an exercise price equal to the Applicable Post-Closing Coverage Warrant Price.

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Representations and Warranties

The Business Combination Agreement contains representations and warranties of DAAQ and Old Glory, certain of which are qualified by materiality and material adverse effect and knowledge and, as applicable, are further modified and limited by the Disclosure Schedules. The representations and warranties of DAAQ are also qualified by information included in DAAQ’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of Old Glory

The Business Combination Agreement contains representations and warranties of Old Glory relating to, among other things, organization and qualification, capitalization, authority, financial statements, undisclosed liabilities, consents and requisite governmental approvals, no violations, permits, material contracts, absence of changes, litigation, compliance with applicable law, employee plans, environmental matters, intellectual property, labor matters, insurance, tax matters, brokers, real and personal property, transactions with affiliates, data privacy and security, compliance with international trade and anti-corruption laws, information supplied, regulatory compliance, investigation, and that there are no additional representations or warranties.

Representations and Warranties of DAAQ

The Business Combination Agreement contains representations and warranties of DAAQ relating to, among other things, organization and qualification, authority, consents and requisite governmental approvals; no violations, brokers, information supplied, permits, absence of changes, capitalization of DAAQ, SEC filings, trust account, transactions with affiliates, litigation, compliance with applicable law, internal controls, listing, financial statements, no undisclosed liabilities, tax matters, business activities, parent contracts, investigation, and that there are no additional representations and warranties.

Old Glory Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of Old Glory are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, “Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence has had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations or financial condition of Old Glory and its subsidiaries (collectively, the “Group Companies”), taken as a whole, or (ii) the ability of Old Glory to consummate the Transactions

DAAQ Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of DAAQ are qualified in whole or in part by a material adverse effect standard on the ability of DAAQ to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “DAAQ Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of DAAQ to consummate the Transactions.

Survival of Representations and Warranties

Except as expressly provided the Business Combination Agreement or in the case of a fraud claim against a person, none of the representations and warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any other certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements

Old Glory has made covenants relating to, among other things, conduct of business, efforts to consummate; litigation, confidentiality and access to information, public announcements, tax matters, exclusive dealing, preparation of registration statement / proxy statement, Old Glory shareholder approval, indemnification; directors’ and officers’ insurance, PCAOB financials, FIRPTA certificates, Transaction Financing Agreements, and notification of certain matters.

DAAQ has made covenants relating to, among other things, conduct of business, efforts to consummate; litigation, confidentiality and access to information, public announcements, tax matters, exclusive dealing, preparation of registration statement / proxy statement, DAAQ shareholder approvals, trust account, indemnification; directors’ and officers’ insurance, post-closing directors and officers, PCAOB financials, OGB Pubco Incentive Equity Plan, Transaction Financing Agreements, and Nasdaq listing.

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Conduct of Business

During the period from the date of the Business Combination Agreement through the earlier of the termination of the Business Combination Agreement or the Closing Date (the “Interim Period”), each of Old Glory and DAAQ has agreed to, among other things, operate its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations.

In addition, Old Glory has agreed not to take, among others, the following actions during the Interim Period, subject to certain specified exceptions:

●	declare or pay dividends or repurchase any outstanding equity securities of any Group Company;

●	enter into mergers, acquisitions or similar business combination transactions;

●	amend any Group Company’s governing documents or adjust, split, combine or reclassify any equity securities;

●	sell, assign, lease, or otherwise dispose of any material assets or properties of the Group Companies (other than intellectual property);

●	transfer, issue, sell, assign, grant or otherwise dispose of, or subject to a lien any equity securities of any Group Company, subject to certain exceptions;

●	incur any indebtedness, other than ordinary course trade payables;

●	except in the ordinary course of business, enter into, amend, modify, extend, renew or terminate any real property lease or any material contract, subject to certain exceptions;

●	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

●	transfer, assign, license, encumber or otherwise dispose of any intellectual property rights that are owned by any of the Group Companies;

●	disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any person;

●	make material changes to executive compensation or employee benefit plans, or hire or terminate executive officers with annual cash compensation exceeding $100,000 outside of ordinary course of business;

●	make or change any material tax elections or settle material tax claims;

●	enter into any settlement involving payment in excess of $500,000 in the aggregate or imposing material non-monetary obligations;

●	proposed effect a plan of liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

●	make material changes to accounting methods, except as may be required by PCAOB standards, GAAP, or applicable law;

●	enter into any new line of business or expand any existing line of business requiring regulatory approval.

Conduct of Business of DAAQ

During the Interim Period, DAAQ has agreed, among other things, not to, subject to certain specified exceptions:

●	amend or modify the Trust Agreement or the Cayman Constitutional Documents;

●	declare or pay dividends or repurchase or redeem any outstanding equity securities of DAAQ, other than, for the avoidance of doubt, for the Redemption;

●	enter into mergers, acquisitions or similar business combination transactions;

●	make or change any material tax elections or settle material tax claims;

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●	adjust, split, combine or reclassify any equity securities of DAAQ;

●	transfer, issue, sell, assign, grant or otherwise dispose of, or subject to a lien, any equity securities of DAAQ, other than pursuant to the Transaction Financing Agreements;

●	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business;

●	except as expressly required by the Transaction Financing Agreements, incur, create or assume any material indebtedness or guarantee the indebtedness of any other person;

●	enter into, renew, modify or revise any DAAQ related party transaction, subject to certain exceptions;

●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

●	propose or effect a plan of liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving DAAQ;

●	change DAAQ’s methods of accounting in any material respect, except as may be required by PCAOB standards, GAAP, or applicable law;

●	enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions;

●	modify or amend the Trust Agreement or Transaction Financing Agreements; or

●	take any action that would cause DAAQ to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Covenants of Old Glory

Pursuant to the Business Combination Agreement, Old Glory has agreed, among other things:

●	During the Interim Period, Old Glory will, and will cause each Group Company to, (A) conduct its businesses in the ordinary course consistent with safe and sound banking practices, (B) maintain all permits required by any Banking Regulator, (C) maintain capital ratios sufficient to remain “adequately capitalized” under applicable prompt corrective action regulations, 12 CFR Part 324, Subpart H (D) maintain a composite CAMELS rating and management component consistent with Old Glory’s most recent exam and comply with the Bank’s Strategic Plan that was approved by the FDIC under the Community Reinvestment Act of 1977, and (E) maintain in effect policies and procedures reasonably designed to ensure compliance with applicable laws, including BSA/AML, OFAC, consumer compliance and fair lending requirements.

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●	To the extent permitted by applicable law or otherwise subject to Bank Regulatory Approvals, Old Glory will promptly either: (A) notify DAAQ in writing of (1) any written indication from any Banking Regulator of its intent to commence any formal or informal supervisory action, (2) any material adverse examination finding or any downgrades or threatened downgrades in CAMELS or CRA ratings, (3) any communications from any Banking Regulator that, individually or in the aggregate, could reasonably be expected to delay, condition or prevent the receipt of any Bank Regulatory Approval, or (4) any material compliance failures relating to BSA/AML, sanctions, consumer compliance or safety and soundness, or (B) notify DAAQ that Old Glory intends to solicit Bank Regulatory Approval to release any information contained in items (A)(1) through (A)(4) above that cannot be provided to DAAQ under applicable law.

●	Without DAAQ’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Old Glory will not, and will not cause any Group Company to, (A) take any action or enter into any agreement that would reasonably be expected to materially impede or delay receipt of any Bank Regulatory Approval, (B) make any material change to risk management, compliance or internal audit programs that would reasonably be expected to increase regulatory risk, or (C) adopt or implement any new product, service or line of business or material geographic expansion that would require prior notice to or approval by a Banking Regulator.

●	Old Glory will request from the relevant Banking Regulators permission to share certain confidential information. In situations in which Bank Regulatory Approval is not obtained Old Glory will use commercially reasonable efforts to provide appropriate redacted or summarized versions or to make such information available for review on an “outside counsel only” basis. DAAQ and Old Glory will, to the extent reasonably practicable and permitted by applicable law, coordinate to enter into any agreements to preserve applicable privileges.

●	Old Glory will pay all filing fees required in connection with the Bank Regulatory Approvals.

●	If any internal reorganizations, bank mergers, branch consolidations, new business activities, or other post-Closing transactions or activities involving any Group Company are contemplated by any Group Company and require additional Bank Regulatory Approvals under applicable Law, the parties to the Business Combination Agreement will cooperate in good faith, and Old Glory will, prior to the Closing, take such reasonably requested actions as are necessary to facilitate DAAQ’s or Pubco’s ability to obtain such Bank Regulatory Approvals following the Closing, including providing notice to the appropriate Banking Regulators.

●	If the Bank is deemed undercapitalized, significantly undercapitalized, or critically undercapitalized under PCA Regulations at any time prior to Closing, Old Glory will provide notice to DAAQ as soon as reasonably possible.

●	During the Interim Period, upon reasonable advance written notice, Old Glory will provide, or cause to be provided, to DAAQ and its representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies).

●	During the Interim Period, Old Glory will not, and will cause the other Group Companies not to, and will direct its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, encourage, consider, discuss, negotiate or facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an acquisition proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an acquisition proposal; (iii) enter into any contract or other arrangement or understanding regarding an acquisition proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of any Group Company (or any affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. Old Glory agrees to (A) notify DAAQ promptly upon receipt of any acquisition proposal by any Group Company, and to describe the terms and conditions of any such acquisition proposal in reasonable detail and (B) keep DAAQ fully informed on a current basis of any modifications to such offer or information.

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●	Old Glory will use all commercially reasonable efforts to deliver to DAAQ (i) by January 31, 2026, the consolidated audited financial statements for Old Glory and its subsidiaries, for calendar year 2024, which have been audited in accordance with GAAP and PCAOB standards (collectively, the “2024 PCAOB Financial Statements”), (ii) by February 28, 2026, the consolidated audited financial statements for Old Glory and its subsidiaries, for the calendar year 2025, which have been audited in accordance with GAAP and PCAOB standards (collectively, the “2025 PCAOB Financial Statements,” and together with the 2024 PCAOB Financials Statements, the “PCAOB Financial Statements”), and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in this Registration Statement / Proxy Statement and any other filings to be made by DAAQ with the SEC in connection with the Transactions, in each case, fairly presenting in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended, and in accordance with GAAP, PCAOB standards and securities applicable laws.

●	At or prior to the Closing, Old Glory will deliver, or cause to be delivered, to DAAQ (a) a certificate, duly executed by Old Glory, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that Old Glory has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to DAAQ, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from Old Glory certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by Old Glory.

Covenants of DAAQ

Pursuant to the Business Combination Agreement, DAAQ has agreed, among other things, to:

●	During the Interim Period, upon reasonable advance written notice, DAAQ will provide, or cause to be provided, to Old Glory and its representatives during normal business hours reasonable access to the directors, officers, books and records of DAAQ (in a manner so as to not interfere with the normal business operations of DAAQ).

●	From the date of the Business Combination Agreement until the earliest of (i) the Closing, (ii) an FS Delivery Delay, or (iii) the termination of the Business Combination Agreement in accordance with its terms, DAAQ will not direct its representatives not to, directly or indirectly: (i) solicit, initiate, encourage, consider, discuss, negotiate or facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an acquisition proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to an acquisition proposal; (iii) enter into any contract or other arrangement or understanding regarding an acquisition proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of DAAQ; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. DAAQ agrees to (A) notify Old Glory promptly upon receipt of any acquisition proposal and to describe the terms and conditions of any such acquisition proposal in reasonable detail and (B) keep Old Glory fully informed on a current basis of any modifications to such offer or information.

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●	Upon satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement and provision of notice thereof to Efficiency, (i) in accordance with and pursuant to the Trust Agreement, at the Closing, DAAQ (a) will cause any documents, certificates, opinions and notices required to be delivered to Efficiency pursuant to the Trust Agreement to be delivered and (b) will use its reasonable best efforts to cause Efficiency to, and Efficiency will be obligated to (1) pay as and when due all amounts payable to the DAAQ Public Shareholders pursuant to the redemption, (2) pay the amounts due to the underwriters of DAAQ’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, and (3) immediately thereafter, pay all remaining amounts then available in the Trust Account to DAAQ for immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account will terminate, except as otherwise provided therein.

●	DAAQ will take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time the OGB Pubco Board will consist of seven (7) directors (appointed in accordance and such that, as of the Closing, the OGB Pubco Board will comply with Nasdaq rules) and will consist of three classes of directors, of which (x) two (2) directors will be designated by the Sponsor, and (y) five (5) directors will be designated by Pubco.

●	Prior to the DAAQ shareholders meeting, the DAAQ Board will approve and adopt the OGB Pubco Incentive Equity Plan in a form mutually agreed to by DAAQ and Old Glory. The total number of OGB Pubco Common Stock to be reserved for issuance pursuant to the OGB Pubco Incentive Equity Plan will be equal to four percent (4%) of the aggregate number of OGB Pubco Common Stock that will be outstanding as of immediately after the Closing, calculated on a fully-diluted basis (but not giving effect to the number of shares to be reserved under the OGB Pubco Incentive Equity Plan).

●	From the date of the Business Combination Agreement through the Closing, DAAQ will remain listed as a public company on Nasdaq and will prepare and submit a listing application in connection with the transactions contemplated hereby, covering the OGB Pubco Common Stock to be issued hereunder in connection with the Closing (the “Listing Application”). DAAQ will use its commercially reasonable efforts to cause (i) the Listing Application to be approved by the Nasdaq, (ii) Pubco to satisfy all applicable initial and continuing listing requirements of Nasdaq, and (iii) the OGB Pubco Common Stock to be issued hereunder to be approved for listing on Nasdaq under the trading ticker “OGB” (and Old Glory will reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event as of immediately following the Closing.

Joint Covenants of Old Glory and DAAQ

In addition, each of Old Glory and DAAQ has agreed, among other things:

●	Each of Old Glory and DAAQ will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions.

●	Each of Old Glory and DAAQ will (and to the extent required, will cause its affiliates to) (i) as promptly as reasonably practicable (and in any event within ten (10) business days) following the date of the Business Combination Agreement prepare and file the notification required of it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) with respect to the Transactions, and (ii) provide a reasonable response as promptly as reasonably practicable to any requests by any governmental entity for additional information and documentary material that may be requested pursuant to the HSR Act.

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●	Old Glory and DAAQ will use commercially reasonable efforts to obtain, as promptly as practicable, all Bank Regulatory Approvals and to make all notices, filings and submissions required to be made with any governmental entity in connection therewith.

●	During the Interim Period, DAAQ, on the one hand, and Old Glory, on the other hand, will each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, DAAQ or any of its representatives (in their capacity as a representative of DAAQ) or, in the case of Old Glory, any Group Company or any of their respective representatives (in their capacity as a representative of a Group Company). DAAQ and Old Glory will each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, DAAQ will, subject to and without limiting the covenants and agreements, and the rights of Old Glory, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought by any holder of DAAQ Ordinary Shares; provided, however, that in no event will DAAQ or any of its respective representatives settle or compromise any such Transaction Litigation brought by a holder or holders of DAAQ Ordinary Shares without the prior written consent of Old Glory (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event will Old Glory or any of its representatives settle or compromise any Transaction Litigation without DAAQ’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

●	During the Interim Period, each of DAAQ and Old Glory will, and will cause their respective representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement DAAQ and Old Glory mutually agree to seek in connection with the Transactions.

●	Each of DAAQ and Old Glory will use commercially reasonable efforts to (i) cause each submission or filing of the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; and (ii) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff.

●	Each of DAAQ and Old Glory will use commercially reasonable efforts to have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC and to keep such Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions.

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●	Each of DAAQ and Old Glory agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of DAAQ, as provided in the Cayman Constitutional Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, will survive the Transactions and will continue in full force and effect from and after the Effective Time, for a period of six (6) years and (ii) DAAQ will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable law, during such six (6)-year period, DAAQ will advance, or cause to be advanced, expenses in connection with such indemnification as provided in Cayman Constitutional Documents or other applicable agreements as in effect as of immediately prior to the Effective Time.

●	Each of DAAQ and Old Glory agrees to use commercially reasonable efforts to complete the Transaction Financing.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties to the Business Combination Agreement, including among other things:

●	the receipt of all required Bank Regulatory Approvals, without any condition or limitation that would reasonably be expected to have a material effect on Old Glory or the Bank following the Closing.

●	all applicable waiting periods under the HSR Act will have expired or otherwise been terminated.

●	no order, law or other legal restraint issued by any governmental entity enjoining or prohibiting the consummation of the Transactions will be in effect.

●	the Registration Statement / Proxy Statement will have become effective in accordance with the provisions of the Securities Act and no stop order will have been issued by the SEC or remain in effect with respect to the Registration Statement / Proxy Statement.

●	the Old Glory Written Consent will have been obtained.

●	the DAAQ shareholder approvals will have been obtained.

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●	the Closing Aggregate Cash Amount will be equal to or greater than $50,000,000 (the “Minimum Closing Cash Condition”).

●	the Registration Rights Agreement will have been entered into.

●	the Listing Application will have been approved by Nasdaq and Pubco will be in compliance with any applicable listing requirements of Nasdaq immediately following Closing; and

●	(i) neither the Bank nor Old Glory will have become subject to any formal enforcement action by any Banking Regulator that was not in place as of the date of the Business Combination Agreement, (ii) neither the Bank’s most recent composite CAMELS rating will have diminished since the prior exam nor the Bank be in material noncompliance with the Bank’s CRA Strategic Plan, (iii) neither the Bank nor Old Glory will have experienced a material adverse development in BSA/AML or sanctions compliance as evidenced by written notice from a Banking Regulator, and (iv) the Bank must remain adequately capitalized or better under 12 CFR Part 324, Subpart H, (PCA Regulations) the Bank.

Conditions to the Obligations of Old Glory

The obligations of Old Glory to consummate and effect the Business Combination is subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing exclusively by Old Glory:

●	(i) certain representations and warranties of DAAQ in the Business Combination Agreement will be true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a DAAQ Material Adverse Effect.

●	DAAQ will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing.

●	at or prior to the Closing, DAAQ will have delivered, or caused to be delivered to Old Glory certificate duly executed by an authorized officer of DAAQ, dated as of the Closing Date, to the effect that certain conditions specified in the Business Combination Agreement are satisfied.

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Conditions to the Obligations of DAAQ

The obligations of DAAQ to consummate and effect the Business Combination is subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing exclusively by DAAQ.

●	(i) representations and warranties of Old Glory in the Business Combination Agreement will be true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect.

●	Old Glory will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it at or prior to the Closing.

●	since the date of the Business Combination Agreement, no Company Material Adverse Effect will have occurred.

●	at or prior to the Closing, Old Glory will have delivered to DAAQ a certificate duly executed by an authorized officer of Old Glory, dated as of the Closing Date, to the effect that certain conditions specified in the Business Combination Agreement are satisfied.

Termination; Effectiveness

Old Glory and DAAQ will be able to terminate the Business Combination Agreement by mutual written consent. Additionally, either Old Glory or DAAQ would be able to terminate the Business Combination Agreement:

●	if the Transactions will not have been consummated on or prior to May 31, 2026 (the “Outside Date”); provided, that (i) the right to terminate the Business Combination Agreement will not be available to DAAQ if any DAAQ’s breach of any of its covenants or obligations under the Business Combination Agreement will have proximately caused the failure to consummate the Transactions on or before the Outside Date and (ii) the right to terminate this Agreement will not be available to Old Glory if Old Glory’s breach of its covenants or obligations under the Business Combination Agreement will have proximately caused the failure to consummate the Transactions on or before the Outside Date;

●	if any governmental entity will have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order or other action will have become final and non-appealable;

●	if the DAAQ Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, DAAQ’s shareholders have duly voted and the DAAQ shareholder approvals were not obtained.

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Old Glory would be able to terminate the Business Combination Agreement:

●	upon written notice to DAAQ, if there is any breach of the representations or warranties of DAAQ or if there is any breach by DAAQ of any covenant or agreement on the part of DAAQ set forth in the Business Combination Agreement such that the condition to the Closing would not be satisfied as of the Closing and the breach or breaches of such representations, warranties, covenants or agreements, is (or are) not cured or cannot be cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to DAAQ by Old Glory and (ii) the Outside Date; provided, however, Old Glory is not then in breach of the Business Combination Agreement so as to prevent the conditions to the Closing from being satisfied.

DAAQ would be able to terminate the Business Combination Agreement:

●	upon written notice to Old Glory, if there is any breach of any of the representations or warranties of Old Glory or if there is any breach by Old Glory of any covenant or agreement on the part of Old Glory set forth in the Business Combination Agreement such that the condition to the Closing would not be satisfied as of the Closing and the breach or breaches of such representations, warranties covenants or agreements, is (or are) not cured or cannot be cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to Old Glory by DAAQ and (ii) the Outside Date; provided, however, that DAAQ is not then in breach of the Business Combination Agreement so as to prevent the conditions to the Closing from being satisfied;

●	if the Old Glory Written Consent has not been obtained on or prior to the Old Glory Written Consent Deadline; and

●	by DAAQ, if (i) the 2024 PCAOB Financial Statements have not been delivered to Old Glory by January 31, 2026, or (ii) the 2025 PCAOB Financial Statements have not been delivered to Old Glory by February 28, 2026 (either of such events, an “FS Delivery Delay”).

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, to the extent not prohibited by applicable law (a) extend the time for the performance of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties (of the other party hereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in the Business Combination Agreement. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by DAAQ and Old Glory.

Expenses

In the event of the termination of the Business Combination Agreement, the entire Business Combination Agreement will become void (and there will be no liability or obligation on the part of the parties to the Business Combination Agreement or their respective representatives), with the exception of covenant on confidentiality and access to information, effect of termination, and the miscellaneous provisions, each of which will survive such termination and remain a valid and binding obligation of the parties to the Business Combination Agreement in accordance with their respective terms.

In addition, (a) the termination of the Business Combination Agreement will not relieve either DAAQ or Old Glory from liability for any intentional and willful breach of the Business Combination Agreement prior to such termination and (b) if the Business Combination Agreement is terminated because the Transactions have not been consummated on or prior to the Outside Date due to the failure of the Bank Regulatory Approval Condition to be satisfied on or prior to the Outside Date, and assuming the committed Closing Aggregate Cash was at least $50,000,000, then Old Glory will, within ten (10) business days of such termination, issue to DAAQ $10,000,000 of the Old Glory Class A Shares, which shares will be issued based on a price per share equal to the quotient of the (x) the Equity Value, divided by (y) the Fully Diluted Company Capitalization.

DAAQ and Old Glory agree that they are entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches and to specific enforcement of the terms and provisions of the Business Combination Agreement, without posting a bond or undertaking and without proof of damages, in addition to any other remedy to which any party is entitled under the Business Combination Agreement, at law or equity.

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Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of DAAQ and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Registration Rights Agreement

At the Closing, Pubco, the Supporting Sponsor Shareholders and the Supporting Old Glory Shareholders will enter into the Registration Rights Agreement, pursuant to which, among other things, Pubco will provide certain customary registration rights, on the terms and subject to the conditions therein, with respect to the securities of Pubco held by such holders following the Business Combination.

Old Glory Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, DAAQ, Old Glory, and Supporting Old Glory Shareholders entered into a Old Glory Support Agreements, pursuant to which the Supporting Old Glory Shareholders generally agreed to, among other things:

(i)	approve and adopt the Business Combination Agreement and the consummation of the transactions contemplated thereby;

(ii)	vote against any acquisition proposal with respect to Old Glory or any proposal or offer that constitutes or could reasonably be expected to lead to an acquisition proposal with respect to Old Glory; and

(iii)	vote against any other matter, action or proposal that would reasonably be expected to result in a breach of any of Old Glory’s covenants, agreements or obligations under the Business Combination Agreement.

Pursuant to the Old Glory Support Agreements, each Supporting Old Glory Shareholders have agreed not to transfer any of the Old Glory Common Stock held by it through the Closing, and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the DAAQ, Old Glory and the DAAQ Insiders entered into the Sponsor Support Agreement pursuant to which the DAAQ Insiders agreed to, among other things:

(i)	vote in favor of the adoption of each of the Shareholder Proposals;

(ii)	vote against any acquisition proposal with respect to DAAQ or any proposal or offer that constitutes or could reasonably be expected to lead to an acquisition proposal with respect to DAAQ (in each case, other than the Shareholder Proposals);

(v)	vote against any other matter, action or proposal that would reasonably expected to result in a breach of any of DAAQ’s covenants, agreements or obligations under the Business Combination Agreement.

In addition, pursuant to the Sponsor Support Agreement, the DAAQ Insiders agreed to waive, subject to the consummation of the Transaction, any and all anti-dilution rights with respect to the rate that the Founder Shares convert into DAAQ Class A Shares in connection with the transactions contemplated by the Business Combination Agreement. The Sponsor Support Agreement terminates upon the earlier to occur of the Effective Time, the termination of the Business Combination Agreement, the dissolution or liquidation of DAAQ in accordance with the terms of the Cayman Constitutional Documents or the written agreement of the DAAQ Insiders, DAAQ and Old Glory.

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Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, DAAQ, Old Glory and the Supporting Shareholders entered into Lock-Up Agreements, pursuant to which each of the Supporting Shareholders agreed to, among other things, not transfer any shares of OGB Pubco Common Stock received by it in connection with the Closing (subject to certain limited exceptions) for a period starting from the Closing and ending on the earlier to occur of (i) one year after the Closing Date, and (ii) after the Closing, (A) the date on which the last sale price of shares of OGB Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (B) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of OGB Pubco Common Stock for cash, securities or other property.

Additional holders of Old Glory Common Stock may enter into Lock-Up Agreements prior to or in connection with the Closing.

Background of the Business Combination

DAAQ is a Nasdaq-listed blank check company, incorporated in the Cayman Islands as an exempted company on December 9, 2024, for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While DAAQ could pursue an acquisition opportunity in any industry, sector or geographic location, DAAQ intended to focus on targets in the digital asset and cryptocurrency sectors.

Prior to the consummation of the IPO, neither DAAQ, nor anyone acting on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with DAAQ.

After the IPO, DAAQ’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of DAAQ were contacted by, and representatives of DAAQ contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. DAAQ’s officers and directors and their affiliates also brought to DAAQ’s attention potential target business candidates. During this search process, DAAQ management held numerous preliminary conversations with companies in the digital asset and crypto sectors. DAAQ entered into substantive discussions with three potential business combination opportunities in addition to Old Glory, including entering into a non-binding letter of intent with a potential business combination target described as Company C below. These potential targets were in several different segments of the digital asset ecosystem and discussions occurred at various times following the IPO.

Other Potential Business Combination Candidates

The potential target companies (other than Old Glory) with which DAAQ’s management team engaged in substantive discussions consisted of the following:

●	Prior to engaging in discussions with Old Glory, DAAQ evaluated a potential business combination with a tokenization company (“Company A”). DAAQ’s management team spent considerable time researching the sector and the business and had several in-person and virtual meetings. Company A and its business model demonstrated considerable promise and extensive growth, and DAAQ management presented the company with a non-binding letter of intent, which was never executed. During the course of these discussions, Company A separately hired advisors and embarked on a process by which it intended to select a business combination partner. Ultimately, Company A’s owners determined not to pursue a business combination with DAAQ in favor of another strategic transaction.

●	DAAQ also evaluated a potential business combination with a crypto staking and financial products company (“Company B”). DAAQ’s management team spent considerable time investigating the sector and the business and had several in-person and virtual meetings with representatives of Company B. Company B had a strong brand, and proven ability to generate positive EBITDA and free cash flow across all market conditions. While a more mature and profitable business, Company B had several organic and inorganic growth initiatives it expected to be able to undertake with new funding. DAAQ management strongly considered presenting the company with a non-binding letter of intent. Ultimately, DAAQ concluded that Company B was not a viable target at this point as it believed Company B should continue to execute its strategic plans as a private company and attempt to access the public markets at a later date as the various organic and inorganic initiatives played out.

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●	DAAQ evaluated a business combination with another crypto asset management company (“Company C”). DAAQ management had meetings with representatives of Company C during the summer of 2025 and provided Company C with indicative terms for a potential business combination with DAAQ in September 2025. These terms were negotiated over the course of the rest of September 2025, with a non-binding letter of intent executed on September 26, 2025. As DAAQ continued to evaluate the opportunity, DAAQ management became increasingly concerned about Company C’s public company readiness and its ability to navigate increasingly volatile crypto markets. As a result, DAAQ management ultimately determined not to pursue a business combination with Company C and on November 19, 2025, DAAQ and Company C mutually terminated their letter of intent and ceased discussions thereafter.

Business Combination with Old Glory

On October 7, 2025, Messrs. Ort and Tuder received an email from a Managing Director at Clear Street LLC (“Clear Street”) regarding the potential to enter into a business combination with one of its clients, Old Glory. As one of the Co-Managers of DAAQ and RAAQ’s initial public offerings, Clear Street was aware that Messrs. Ort and Tuder had two SPAC vehicles seeking to enter into a business combination with a target and was aware of DAAQ’s focus on merging with a company in the digital asset sector. Given that DAAQ was then under a letter of intent with Company C (as described above), the Sponsor concluded that it was appropriate to discuss the possibility of Old Glory entering into a business combination with RAAQ, the other SPAC managed by members of the Sponsor that was seeking a business combination target but in the real asset sector.

On October 9, 2025, Mr. Ort held an initial virtual meeting with Mike Ring, President and Chief Executive Officer of Old Glory, to learn about Old Glory. Old Glory had previously started working with Clear Street, who had been previously engaged as the exclusive financial advisor and placement agent for Old Glory and was empowered by Old Glory to identify Old Glory to potential SPAC partners. In this capacity, Clear Street advised Old Glory generally with respect to its readiness to pursue a transaction with a SPAC and assisted Old Glory in identifying and pursuing a potential business combination. Consistent with market practice, Clear Street performed limited due diligence on certain of these potential SPAC targets, including RAAQ and DAAQ by reviewing publicly available information regarding each entity, including reviewing their respective public filings, but did not conduct independent financial, legal, tax, regulatory, operational or commercial due diligence, and did not conduct site visits or perform confirmatory or non-public diligence. After its initial introduction of the parties, Clear Street had no ongoing role in the evaluation, negotiation, approval or consummation of the Business Combination on behalf of DAAQ. Clear Street did not act as an advisor to RAAQ or DAAQ in connection with the Business Combination and did not otherwise participate in the negotiation or structuring of the transaction on behalf of DAAQ.

On November 6, 2025, Clear Street notified Old Glory of certain conflicts of interest that Clear Street had with RAAQ, notably that Clear Street served as an underwriter for RAAQ’s IPO, in connection with which Clear Street received: (i) underwriting discounts and commissions of $250,000, (ii) 258,750 private placement warrants, and (iii) an entitlement to a deferred underwriting fee of up to $1,035,000 (assuming no redemptions) upon the consummation of a business combination by RAAQ. Clear Street subsequently notified Old Glory that the same conflicts of interest exist with DAAQ.

In addition to the limited due diligence on certain potential SPAC targets described above, and consistent with Clear Street’s internal transaction approval process when serving as a placement agent, Clear Street held numerous conference calls with management of Old Glory and reviewed materials in a virtual data room. Clear Street’s diligence on Old Glory consisted of a review of Old Glory’s historical financial performance, an evaluation of Old Glory’s business model, an assessment of Old Glory’s position in the market in which it operates, and conducting third-party background checks on certain members of Old Glory’s leadership team.

On October 16, 2025, Messrs. Ort and Tuder held a follow-up virtual meeting with Mr. Ring to introduce Mr. Tuder to Old Glory and to review a demo of Old Glory’s technology and digital asset capabilities.

Over the course of the next several days, Messrs. Ort and Tuder reviewed publicly available materials related to Old Glory, including its regulatory filings. Over the ensuing weeks representatives from Old Glory provided Messrs. Ort and Tuder with additional information about their company.

Both Mr. Ring and David Bright, Old Glory’s Chief Financial Officer, had experience working with public companies and Old Glory had been operated with the goal of becoming a public company. Messrs. Ort and Tuder believed that because both Old Glory and Old Glory Bank were regulated entities, and Old Glory had already been required to make public filings, the transition to being an Exchange Act reporting company would be manageable by Old Glory’s management team. Further, Messrs. Ort and Tuder recognized that because of the amount of existing publicly available information about Old Glory and Old Glory Bank, it would be less burdensome to conduct a due diligence review of Old Glory, as compared to a company without public filings, which represented a benefit to doing a business combination with Old Glory, relative to other potential private company targets.

In those initial meetings, representatives from RAAQ, including Messrs. Ort and Tuder, and Mr. Bright also discussed a possible timeline for Old Glory to deliver PCAOB audited financial statements for 2024 and 2025, and the parties’ willingness to proceed to negotiate a letter of intent that would outline certain key terms of a potential business combination transaction. As due diligence proceeded, such meetings and discussions also included exchanges of information related to aspects of Old Glory’s business plans and a detailed demonstration of Old Glory’s Next Generation Banking Platform (discussed in more detail elsewhere in this proxy statement/prospectus), and the overall timeline for a business combination transaction, if pursued.

During meetings held in the third week of October 2025, representatives from RAAQ, including Messrs. Ort and Tuder, representatives of Clear Street and Old Glory, including Messrs. Ring, Bright, and Ohlhausen, discussed, among other matters, a preliminary outline of the types of terms and provisions to be included in definitive agreements related to a potential business combination, if pursued, as well as the service providers each party might need to engage in connection with the transaction and estimates of costs that might be associated therewith.

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In the fourth week of October 2025, after representatives from RAAQ, including Messrs. Ort and Tuder, and representatives of Old Glory, including Messrs. Mr. Ring, Bright, and Ohlhausen expressed their mutual desire to formally pursue a potential business combination, RAAQ’s sponsor instructed its legal counsel, Perkins Coie LLP (“Perkins”), to prepare an initial draft of a letter of intent for a business combination between RAAQ and Old Glory (the “Initial LOI”), which Initial LOI was prepared and sent to Old Glory on October 27, 2025.

The terms proposed in the Initial LOI included, among other things, that (i) the aggregate transaction consideration deliverable to security holders of Old Glory upon consummation of the proposed Business Combination (consisting of newly-issued Pubco securities, with each Pubco share to be valued, for such purpose, at the Redemption Price) would be based on a pre-money enterprise value attributed to Old Glory of $175 million, assuming no Old Glory net indebtedness as of the Closing Date, which was proposed by RAAQ as an initial negotiating position between the parties; (ii) Pubco shares delivered at Closing to certain Old Glory stockholders would be subject to lock-up restrictions substantially identical to those on the sponsor’s founder shares; (iii) the parties would collaborate to seek to identify and enter into a financing transaction to be consummated in connection with the proposed Business Combination in an aggregate gross amount of at least $25 million; and (v) the board of directors of Pubco after the Closing would be composed of seven directors, two of whom would be designated by the Sponsor. The Initial LOI did not contemplate the Business Combination Agreement containing conditions to either party’s obligation to consummate the proposed Transaction associated with the delivery, at Closing, of (A) a minimum amount of proceeds to Pubco, or (B) the requirement for obtaining all regulatory approvals.

During the next 48 hours following delivery to Old Glory of the Initial LOI, representatives of RAAQ, including Messrs. Ort and Tuder, Clear Street, and representatives of Old Glory, including Messrs. Ring, Bright, and Ohlhausen, discussed and negotiated various terms contained in the Initial LOI. Old Glory proposed to RAAQ revised terms related to, among other things, the proposed adjustment to Old Glory’s pre-money enterprise value to $250 million, the Minimum Closing Cash Condition, and making receipt of approval from necessary regulatory agencies a condition to Closing.

Ultimately, the parties signed a letter of intent, dated October 31, 2025 (the “LOI”). The terms of the LOI included that (i) the transaction consideration to be reflected in the Business Combination Agreement, subject to the results of due diligence, would be based on a $250 million pre-money enterprise value of Old Glory, which value reflected negotiations between the parties following preliminary due diligence and discussions; (ii) Pubco shares delivered at the Closing to certain Old Glory security holders representing a to be agreed percentage of Old Glory’s outstanding equity on a fully-diluted basis would be subject to post-Closing lock-up restrictions substantially identical to those applicable to the founder shares; (iii) the closing of the Business Combination would be conditioned upon the Minimum Closing Cash Condition, (iv) the Closing would be conditioned upon the receipt of all regulatory approvals, and (v) that the post-closing board of directors of Pubco would consist of seven directors, five of whom would be designated by Old Glory, and two of whom would be designated by RAAQ.

Subsequent to the execution of the LOI, a “kick-off” meeting was held via video conference in early November 2025 among each party’s representatives and their legal counsel. During this meeting, the participants discussed the anticipated terms of the proposed business combination outlined in the LOI and an anticipated timeline for the proposed transaction. Following that meeting, Old Glory began populating a virtual data room (the “VDR”) containing information about Old Glory.

The exclusivity period in the non-binding LOI between DAAQ and Company C was set to expire on November 24, 2025. Before then, DAAQ concluded that it no longer intended to pursue a business combination with Company C due to, among other things, a material change in crypto market conditions since entering into its LOI with Company C.

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Thereafter, the boards of directors of RAAQ and DAAQ with input from their respective management teams, including Messrs. Ort and Tuder, and representatives of Old Glory, including Messrs. Ring, Bright, and Ohlhausen determined that given Old Glory’s crypto-first business model, Old Glory aligned more closely with DAAQ’s IPO investment thesis of combining with a target in the digital asset and cryptocurrency sector than RAAQ’s investment thesis of combining with a target in sectors underpinned by real assets. On November 21, 2025, the RAAQ board approved the assignment of the LOI between Old Glory and RAAQ to DAAQ, which assignment was subject to the approval of the DAAQ Board. Following the unanimous approval by the RAAQ board, DAAQ management convened a board meeting to discuss the assignment and assumption of the LOI to DAAQ. At such meeting, the assignment and assumption was unanimously approved by the DAAQ Board. On November 25, 2025, DAAQ and RAAQ entered into an Assignment and Assumption Agreement whereby RAAQ assigned its executed LOI with Old Glory to DAAQ and DAAQ accepted the assignment.

During the period between assignment and assumption of the LOI and execution of the Business Combination Agreement, DAAQ and its representatives, including its outside counsel, conducted extensive legal, business and financial due diligence on Old Glory. Old Glory, DAAQ and their respective representatives held numerous legal and business diligence meetings and engaged in related communication while the DAAQ management team, including Messrs. Ort and Tuder, provided periodic updates to the DAAQ Board regarding the status of due diligence and transaction negotiations. Legal due diligence efforts conducted by DAAQ’s legal counsel focused on, among other areas, Old Glory’s regulatory capital requirements, key regulatory items including AML/BSA, prior capital raises, historical financial reporting, governing documents, material contracts, intellectual property, employment, benefits arrangements and stock options.

Business and financial due diligence conducted by DAAQ’s representatives focused on, among other things, business, accounting and information technology-related diligence questions, Old Glory’s business plans and strategy (including Old Glory’s Next Generation Banking Platform), historical financial and operating results, deposit growth, industry positioning and competition, accounting and financial oversight functions, processes, security, and technology. Detailed discussions further included anticipated timelines, incremental expenses, critical vendors and other requirements to be satisfied in connection therewith.

As part of DAAQ’s due diligence efforts, on December 8, 2025, two members of the DAAQ Board, Mr. Ort and Thomas R. Trowbridge IV, conducted an in-person meeting with representatives of Old Glory in Atlanta, Georgia. During the visit, Messrs. Ort and Trowbridge met with Mr. Ring and Eric Ohlhausen, co-founder and Chief Strategy Officer of Old Glory Bank. Messrs. Ring and Ohlhausen discussed with Messrs. Ort and Trowbridge detailed marketing plans on attracting the crypto community to Old Glory Bank upon the launch of Next Generation Banking Platform.

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In December 6, 2025, Perkins sent an initial draft of the Business Combination Agreement to Old Glory and its legal counsel, Loeb & Loeb LLP (“Loeb”). From then until the date of execution of the Business Combination Agreement on January 13, 2026, DAAQ, Perkins, Old Glory and Loeb exchanged multiple drafts of the Business Combination Agreement and the Ancillary Documents prepared and to be entered into in connection with the Business Combination Agreement and the proposed transaction, as further described below. DAAQ, Old Glory, and their respective legal counsels also held weekly meetings to discuss aspects of the proposed Business Combination Agreement, which were supplemented by additional meetings between the parties and their respective representatives to discuss particular topics, including, for example (and without limitation), allocation of responsibilities for preparing documents and disclosure information, status of the preparation and audit of financial statements, domestication of DAAQ, formation of Pubco, and other matters. With regard to the Ancillary Documents, the principal topics discussed and ultimately agreed upon by the parties included which Old Glory holders would execute the Company Support Agreement and Lock-Up Agreement. During this time, the DAAQ management team kept the DAAQ Board apprised of the status of the negotiations between the parties of the Business Combination Agreement, as well as other developments affecting the transaction process and timeline. During the course of these negotiations, Mr. Ring and Messrs. Ort and Tuder discussed the composition of the OGB Pubco Board which will be in place at Closing and decided that Mr. Ort would continue as a director of OGB Pubco following the Closing. There were no other discussions regarding the potential continuing involvement of other individuals affiliated with DAAQ.

While the parties continued to negotiate the Business Combination Agreement and Ancillary Documents, Old Glory, DAAQ and their respective advisors worked on a draft investor presentation describing Old Glory and its business as well as the proposed Business Combination (the “Investor Presentation”). The parties continued to refine the Investor Presentation until the transaction announcement.

On January 10, 2026, the DAAQ Board convened a virtual meeting to consider the terms of the Business Combination Agreement and the transactions contemplated thereby (the “DAAQ Board Meeting”), which meeting was attended by all of the members of the DAAQ Board. Prior to the DAAQ Board Meeting, members of the DAAQ Board were provided with the final form of the Business Combination Agreement and final forms of all of the Ancillary Documents. They also received a brief overview of fiduciary duties of directors in considering the proposed Business Combination, relative to other potential opportunities, prepared by Cayman Islands legal counsel to DAAQ. The meeting was also attended, at DAAQ’s invitation, by representatives of Perkins. At the DAAQ Board Meeting, Messrs. Ort and Tuder, along representatives from Perkins and other advisors, presented a detailed presentation to the DAAQ Board regarding (i) the terms of the Business Combination Agreement and the transactions contemplated thereby, (ii) the results of legal diligence carried out by Perkins with respect to Old Glory, (iii) the results of business and technology diligence carried out by DAAQ’s representatives with respect to Old Glory, (iv) the fiduciary duties of directors when considering whether to authorize a potential business combination transaction (incorporating the prior input on fiduciary duties provided by Cayman Islands legal counsel to DAAQ), and (v) the scope of the matters to be evaluated and approved by the DAAQ Board in connection with the proposed Business Combination as further described in draft resolutions circulated to the DAAQ Board members prior to the DAAQ Board Meeting.

After further review and discussion, including questions from members of the DAAQ Board posed to legal counsel and to the DAAQ management team regarding the Business Combination, the chairman of the DAAQ Board Meeting determined to call such meeting to a close, opting to cause a unanimous written consent to approve the potential Business Combination and other matters connected therewith. On January 12, 2026, the unanimous written consent was signed and delivered by the DAAQ Board approving the Business Combination.

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On January 13, 2026, DAAQ and Old Glory executed the Business Combination Agreement and the applicable Ancillary Agreements and issued a joint press release announcing the transaction. Since the date that the Business Combination Agreement was executed, the parties have held, and expect to continue to hold, regular discussions regarding the timing of consummating the Business Combination and various preparatory efforts in connection therewith, as well as discussions with potential financing transaction investors.

DAAQ Board’s Reasons for Approval of the Business Combination

On January 12, 2026, the DAAQ Board unanimously (i) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby and (ii) determined that the Business Combination is in the best interests of DAAQ and the DAAQ shareholders. The DAAQ Board also recommended that (i) the DAAQ Shareholders approve and adopt the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby and the other Shareholder Proposals to be presented at the extraordinary general meeting.

In evaluating the Business Combination and before making these determinations and recommendations, the DAAQ Board reviewed and discussed the results of the due diligence performed by DAAQ and its advisors on Old Glory, which included:

●	analysis of the digital and crypto banking industries with a specific focus on industry trends and relevant differences between banking charters being pursued by both traditional banks, neo-banks and crypto/digital asset operating companies. This focused on Old Glory’s relative positioning and capabilities versus their competitors;

●	extensive meetings (both virtually and in-person) and calls with Old Glory’s management team regarding Old Glory’s operations, regulatory status, digital banking platform, intellectual property, financial outlook, competition, investment philosophy, business strategy, future potential crypto banking platform, and current and future customer acquisition strategies, among other customary due diligence matters;

●	consultation with its financial advisors to review and assess the capital markets outlook for Old Glory;

●	discussion of operational due diligence and public company readiness;

●	legal review of Old Glory’s patents, trademarks, and intellectual property; and

●	financial and accounting due diligence.

The DAAQ Board members considered a wide variety of factors in connection with their evaluation of the Business Combination. In light of the complexity of those factors, the DAAQ Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the DAAQ Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for the IPO (the “DAAQ IPO Prospectus”), DAAQ identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although DAAQ indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines:

●	High-caliber Executive and Management Team;

●	Market-leading Product or Service Operating within Accepted Regulatory Frameworks;

●	Potential for Growth in Excess of Relevant Industry Average;

●	High Barriers to Entry;

●	Solid Base of Recurring Revenue;

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●	Resilient to Economic Cycles;

●	Established, High-quality Customer Base;

●	Long-term Customer Relationships / Contracts;

●	Attractive Overall Financial Profile;

●	Opportunity for Operational Improvements;

●	Attractive Steady-state Margins and Free Cash Flow Characteristics; and

●	Will Benefit from DAAQ’s Long-term Sponsorship as It Seeks to Accelerate Growth in Public Markets

These illustrative criteria were not intended to be exhaustive. DAAQ stated in the DAAQ IPO Prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant.

In considering the Business Combination with Old Glory, the DAAQ Board concluded that Old Glory generally satisfied the above criteria or had the potential to satisfy them as its business strategy is executed. With respect to the various financial-related criteria, the DAAQ Board noted that Old Glory has incurred historical losses. The DAAQ Board considered management’s view that these losses were largely attributable to investments in building its digital banking infrastructure and developing its crypto and digital asset platform. The DAAQ Board also considered Old Glory’s historical growth in accounts and deposits and management’s expectation that additional capital from the Business Combination could enable Old Glory to continue its growth and ability to expand its operations and product offerings. Based on these considerations, the DAAQ Board determined that Old Glory’s growth has been substantially limited by a lack of capital and that Old Glory’s historical financial losses were not necessarily indicative of its long-term growth potential. The DAAQ Board ultimately concluded that Old Glory’s anticipated business model and the likelihood that it could become one of the first banks to fully integrate traditional banking with crypto and digital assets offered significant opportunities for growth and strategic value (as described more fully in the factors below). The DAAQ Board considered the following positive factors, although not weighted or in any order of significance:

High-Growth Bank and FinTech with Attractive Customer Acquisition Costs and Low Cost of Funding Utilizing A Full Banking License. Old Glory is a nationwide online bank serving customers in all 50 states. The DAAQ Board noted that Old Glory has been able to attract customers with relatively low customer acquisition costs through earned media exposure, word of mouth and other organic marketing channels. The DAAQ Board also considered Old Glory’s ability to retain customers within its core customer base, which management believes contributes to a relatively low cost of funding. The DAAQ Board believed that this combination of relatively low customer acquisition costs and cost of funding could provide Old Glory with flexibility as it continues to develop its digital banking platform.

Unique and Valuable Strategic Asset. Old Glory is positioned to potentially become the first state chartered bank to integrate crypto banking, stablecoin and digital asset related products into its digital banking platform, subject to applicable regulatory considerations and approvals. Unlike companies operating under certain trust charters, which may have limitations on the types of banking activities they may conduct, Old Glory operates under a state bank charter that management believes permits a broader range of banking services and products, subject to applicable regulatory requirements. The DAAQ Board believed that this positioning could provide Old Glory with potential strategic advantages as it develops its digital asset related offerings.

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Valuation. The DAAQ Board considered Old Glory to be an industry disruptor and thus its valuation a reflection of a mix of its status as a state-chartered bank, significant historical growth pattern, low customer acquisition costs, low cost of funding and significant growth potential rather than solely historical financial results. The DAAQ Board considered the pre-money enterprise value of Old Glory of $250 million in light of other industry disruptors with similar business models, target customers and growth profiles such as Erebor Bank (a private crypto-focused start-up bank that raised capital at a valuation of approximately $4 billion in December 20251), Varo Bank (a private neobank which raised multiple rounds of capital at valuations in excess of $1 billion), Chime Financial (a fintech company which completed an IPO in 2025 at a valuation in excess of $10 billion), and SoFi (a fintech company with a 2025 market cap in excess of $15 billion). For relative size comparisons, (i) at the time of its valuation referenced above, Erebor Bank had not yet received its bank charter or launched operations, both of which occurred in February 2026,2 (ii) Varo Bank reported assets of $374 million and deposits of $220 million on its March 31, 2026 Call Report (with assets of $376 million and deposits of $211 million at December 31, 2025), (iii) Chime Financial reported in its February 25, 2026 8-K that it had $2.2 billion in revenue in 2025 and that in 2026 it anticipates achieving its first full year of net income profitability, and (iv) SoFi reported total assets of approximately $51 billion in December 2025. As of May 29, 2026, Old Glory Bank has $265 million in deposits.

The DAAQ Board viewed Old Glory’s pre-money enterprise value as attractive in comparison to these other companies, and reflective of its current deposit base, product offering capabilities and capital and regulatory constraints, while also capturing its potential to achieve significant growth over time. In addition, the DAAQ Board considered the implied valuation of the transaction, including the implied pro forma enterprise value of the combined company of approximately $441.3 million, which reflected the combined company’s valuation after giving effect to the transaction structure, including cash in trust assuming no redemptions, expected other financing proceeds, and transaction expenses, and believed that with the capital raised from the Business Combination, the combined company would have the resources to scale significantly and continue its significant growth trajectory. Based on its overall evaluation of Old Glory, including Old Glory’s historical growth pattern, customer acquisition costs, cost of funding, and potential for future growth subject to alleviating the capital constraints it has experienced, the DAAQ Board believed the transaction represented an attractive opportunity for investors.

Significant Historical Account and Deposit Growth with Continued Growth Potential. Old Glory started offering online accounts in April 2023 and since then, Old Glory has grown its deposits and number of customer accounts from approximately $10 million and 0 online accounts, respectively, to approximately $245 million in deposits and approximately 80,000 personal and business accounts as of December 31, 2025. The DAAQ Board noted that this growth occurred with a relatively limited amount of capital, which management indicated constrained additional growth due to regulatory capital requirements, including its Tier 1 capital ratio requirements (described on Page 62). The DAAQ Board considered that the capital expected to be available following the Business Combination could enable Old Glory to continue expanding its customer base, deposits and product offerings, including its crypto and digital asset banking platform.

Regulatory Constraints and Consent Order; Expected Impact of the Business Combination. The DAAQ Board considered that Old Glory is currently subject to the Consent Order, which, among other things, requires Old Glory to maintain a Tier 1 leverage ratio of 14% and imposes certain operational limitations, including restrictions on capital distributions and requirements to obtain prior regulatory approval before engaging in certain activities, such as acquisitions, opening new branches or entering new lines of business. The DAAQ Board also considered that Old Glory is currently operating below certain required capital thresholds, which subjects it to additional regulatory restrictions, including limitations on growth and operations. In evaluating the Business Combination, the DAAQ Board considered management’s view that Old Glory’s current regulatory constraints are primarily driven by insufficient capital and that the net proceeds from the Business Combination, assuming satisfaction of the minimum cash condition, are expected to enable Old Glory to meet its applicable capital requirements, including those under the Consent Order. The DAAQ Board further considered management’s expectation that, following the closing of the Business Combination and the strengthening of Old Glory’s capital position, Old Glory would seek to have the Consent Order lifted or modified and to operate with capital requirements more consistent with industry standards, although no assurance can be given that such outcomes will be achieved within any particular timeframe or at all. The DAAQ Board also considered the risks that, if the Business Combination is not consummated or if sufficient capital is not raised, Old Glory would likely continue to be subject to these regulatory constraints, which could materially limit its ability to execute its business plan and may require Old Glory to pursue alternative strategic outcomes. Based on these considerations, the DAAQ Board viewed the Business Combination as an important means of addressing Old Glory’s existing regulatory and capital constraints and enabling it to pursue its growth strategy.

Experienced and Proven Management Team. Old Glory’s current management team has the ability to operate and launch new and innovative products and grow its customer and deposit base. They are expected to remain as management of OGB Pubco after the Closing. Old Glory’s Chief Executive Officer, Mike Ring, has been in his role since acquiring Old Glory in 2022, and during his tenure, Old Glory has grown from a one-branch bank in Oklahoma with $10 million in deposits to a nationwide digital bank with customers in all 50 states. Other key members of Old Glory management, including Chief Financial Officer David Bright and Chief Innovation Officer Michael Staw, have also been integral to Old Glory’s growth and bring significant and relevant experience to OGB Pubco as a future public company. For additional information on the management of OGB Pubco after the Closing, see the section entitled “Management of OGB Pubco Following the Business Combination.”

Benefit from DAAQ’s Relationships and Experience. DAAQ’s founders and certain members of the DAAQ Board have had successful careers as operators and investors in the digital asset industry with deep familiarity with the rapidly evolving changes in the digital asset ecosystem and could be a strategic advantage to Old Glory. The DAAQ Board believed that this experience, together with DAAQ’s relationships with investors and prior SPAC transaction experience, could be beneficial to Old Glory as a public company.

The DAAQ Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

Benefits Not Achieved. The risk that the potential benefits of the Business Combination or anticipated performance of Old Glory may not be fully achieved, or may not be achieved within the expected timeframe and that the results of operations of Pubco’s business may differ materially from Old Glory’s historical growth.

Liquidation of DAAQ. The risks and costs to DAAQ if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in DAAQ being unable to effect an initial business combination within the required timeframe under the DAAQ Articles and force DAAQ to liquidate and the DAAQ Warrants to expire worthless.

Shareholder Vote. The risk that the DAAQ Shareholders may fail to approve the Business Combination.

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control, including, among others, approval of the Business Combination and related agreements and transactions by the respective shareholders of DAAQ and Old Glory, the completion of the Domestication, satisfaction of the Minimum Closing Cash Condition, the absence of certain regulatory actions, and the performance of DAAQ and Old Glory in all material respects of their respective obligations and covenants under the Business Combination Agreement.

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses. The fees and expenses associated with completing the Business Combination.

DAAQ Public Shareholders Will Have a Minority Ownership Interest in Pubco. The fact that current DAAQ Shareholders will experience immediate dilution as a consequence of the issuance of Pubco Common Shares as consideration in the Business Combination and, as a result, such DAAQ Shareholders will collectively own a minority interest in OGB Pubco after the Closing. Having a minority ownership interest may reduce the influence that current DAAQ Shareholders have on the management of Pubco.

1 https://www.pymnts.com/news/banking/2025/erebor-sees-valuation-tech-focused-bank-hit-4-billion-dollars/

2 https://www.airwallex.com/us/blog/erebor-bank

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Absence of Possible Structural Protections for Minority Shareholders. The Business Combination does not require approval of a majority of unaffiliated security holders, and the DAAQ Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.

Other Risks. The various other risks associated with the Business Combination, DAAQ’s business and the businesses of Old Glory described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the DAAQ Board also recognized and considered that the Sponsor, its affiliates and some officers and directors of DAAQ may have interests in the Business Combination that are in addition to, and that may be different from, the interests of the DAAQ shareholders resulting in potential conflicts of interest, including those described elsewhere in this section and in the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination”.

After considering the foregoing factors, the DAAQ Board concluded that the potential benefits that they expected DAAQ and the DAAQ shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the DAAQ Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of DAAQ and its shareholders.

Old Glory Board’s Reasons for Approval of the Business Combination

Ther reason why Old Glory started working with and engaged Clear Street, is because the Board of Directors of Old Glory determined that the most feasible path for raising the capital OGB needed to launch Next Gen Banking and grow into profitability, was a deSPAC transaction. Old Glory had been successful in raising about $50 million in capital from small investors, but OGB’s Board of Directors believed that public market was necessary to raise significant additional funds, and a successful deSPAC would result in the company being public. In addition, the board believes that Old Glory can be a viable “retail” stock if it its stock is listed on a major exchange and Old Glory continues to execute and grow. Thus, with a public company stock, Old Glory could likely have access to capital, long-term.

The Board of Directors did not believe that a traditional underwritten IPO was a viable option for Old Glory because of Old Glory’s relative small size. Separately, the Board of Directors did not desire to solicit traditional private equity or venture capital funds because of the importance of Old Glory maintaining its mission to serve Main Street and not be subject to influence from larger investors.

When Old Glory started working with Clear Street, Messrs. Ring, Bright, and Ohlhausen met with multiple SPACs that were seeking a target. From the initial meeting with Mr. Ort, and then later with Mr. Tuder, Messrs. Ring, Bright, and Ohlhausen believed that these individuals shared the passion for the value proposition of Old Glory to deliver a distinct brand set of values with a focus on technology and customer service, delivered by a chartered bank (and not a “trust” charter or “neo” bank) to honor Old Glory’s mission of not debanking people who disagreed with us. Further, Mr. Ort and Mr. Tuder shared Old Glory’s passion to fully integrate crypto into daily banking. The Board of Directors recognized that because Old Glory continues to be a founder-led company, having a SPAC partner that shares the same values and views is vital to continued growth and product launches.

Notably, most SPACs that had approached Old Glory through Clear Street were of relative size and most had similar stockholders. Thus, the Board of Directors of Old Glory was intent on identifying the right relationship with the “humans” involved at the SPAC because a deSPAC transaction can be a long and difficult process. Mr. Ring, having been a deal lawyer for more than 30 years and having done hundreds of deals before meeting Messrs. Ort and Tuder, appreciated the ability of Messrs. Ort and Tuder to be able to focus on the smaller issue when necessary, but also recognize the bigger structure and issues that could impact Old Glory’s long-term success.

Notably, most SPACs that had approached Old Glory through Clear Street were of relative size and most had similar stockholders. Thus, the Board of Directors of Old Glory was intent on identifying the right relationship with the “humans” involved at the SPAC because a deSPAC transaction can be a long and difficult process. Having the right partner is critical to a successful transaction, in the view of the Board of Directors of Old Glory. Mr. Ring, having been a deal lawyer for more than 30 years and having done hundreds of deals before meeting Messrs. Ort and Tuder, had an informed view that the manner in which potential partners address issues and terms early in the discussions, and negotiated deal points early in the process, was frequently an indicator in how the rest of the deal would progress. Mr. Ring appreciated the ability of Messrs. Ort and Tuder to be able to focus on the smaller issue when necessary, but also recognize the bigger structure and issues that could impact Old Glory’s long-term success.

When Old Glory received the first draft of a term sheet from Messrs. Ort and Tuder, Old Glory paused discussions with all other SPACs. Then, when the parties finished negotiations of the material points of this Business Combination, and entered into a term sheet, Old Glory formally terminated all other discussions with other SPAC.

Satisfaction of the 80% Test

It is a requirement under the Cayman Constitutional Documents and Nasdaq listing requirements that the target business acquired in DAAQ’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for DAAQ’s initial business combination. As of January 13, 2026, the date of the execution of the Business Combination Agreement, the balance of funds held in the Trust Account was at least $177 million, and 80% thereof represents approximately $141.6 million. The DAAQ Board considered all of the factors described above and the fact that the aggregate consideration for DAAQ was the result of arm’s length negotiations with Old Glory. As a result, the DAAQ Board concluded that the fair market value of the business to be acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of DAAQ’s management team and the DAAQ Board, the DAAQ Board believes that the members of the management team and the DAAQ Board are qualified to determine whether the Business Combination meets the 80% test.

Interests of Certain DAAQ Persons in the Business Combination

When you consider the recommendation of the DAAQ Board in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that the DAAQ Insiders have interests in such Shareholder Proposals that are different from, or in addition to and/or in conflict with, those of the DAAQ Shareholders generally. Further, DAAQ’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to DAAQ — Conflicts of Interest”. We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The DAAQ Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. DAAQ shareholders should take these interests into account in deciding whether to approve the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	The DAAQ Insiders currently hold an aggregate of 5,750,000 Founder Shares that were initially purchased by the Sponsor for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of DAAQ’s three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of DAAQ’s four advisors (for an aggregate of 40,000 Founder Shares) at the same per-share price that the Sponsor purchased such shares, or approximately $0.004 per share. As a result of the Underwriters’ election to exercise their over-allotment option in full on April 30, 2025, none of the Founder Shares were forfeited, resulting in the Sponsor holding 5,635,000 Founder Shares. The shares of OGB Pubco Common Stock that the DAAQ Insiders and their permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per DAAQ Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of OGB Pubco Common Stock will be subject to lock-up restrictions, we believe such shares have less value.

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●	The Sponsor purchased 3,725,000 DAAQ Private Placement Warrants for $3,725,000, or $1.00 per DAAQ Private Placement Warrant, in a private placement that closed simultaneously with the IPO. The 3,725,000 OGB Pubco Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●] million based upon the closing price of $[●] per DAAQ Public Warrant on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such OGB Pubco Warrants will be subject to lock-up restrictions, we believe such warrants have less value.

●	Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the DAAQ Class A Shares included in the DAAQ Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of OGB Pubco Common Stock trade below $10.00 per share and the DAAQ Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of DAAQ Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while DAAQ Public Shareholders will realize a gain only if the post-Closing trading price exceeds $10.00 per share.

●	The Sponsor will lose its entire investment in us if we do not complete a business combination by January 30, 2027 (or, if such date is extended at a duly called meeting of the DAAQ shareholders, such later date). If we do not consummate a business combination by such date, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the DAAQ Public Shares for a per-share price, payable in cash, equal to aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), divided by the number of then issued DAAQ Public Shares, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,750,000 DAAQ Ordinary Shares that the Sponsor initially purchased for $25,000 would be worthless because following the Redemption, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 3,725,000 DAAQ Private Placement Warrants that the Sponsor paid $3,725,000 to purchase will expire worthless.

●	The DAAQ Insiders have agreed not to redeem any of the Founder Shares or DAAQ Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination. None of the DAAQ Insiders received separate consideration for their waiver of redemption rights.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for our independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per DAAQ Public Share and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes paid or payable and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.

●	The continuation of one of our existing directors, Mr. Peter Ort, as a director of Pubco following the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the OGB Pubco Board determines to pay to its directors.

●	One of our existing Directors, Mr. Thomas Trowbridge, owns 177,301 shares of Class B Common Stock of Old Glory, which represents less than 0.4% on Fully Diluted Old Glory Capitalization as of the Closing Date.

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●	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to DAAQ. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $[●] was outstanding under such working capital loans.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by DAAQ from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $[●] of reimbursable out-of-pocket expenses were outstanding.

●	Pursuant to the registration rights agreement, DAAQ’s officers, directors and advisors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the OGB Pubco Common Stock and OGB Pubco Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and DAAQ’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to DAAQ Public Shareholders. In the aggregate, the Sponsor has approximately $[●] million at risk that depends upon the completion of a business combination, as of [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. Such amount consists of (a) approximately $[●] million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[●] per DAAQ Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $3.725 million representing the value of the DAAQ Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as DAAQ’s directors and officers, may have influenced their motivation in identifying and selecting Old Glory as a business combination target, completing an initial business combination with Old Glory and influencing the operation of the business following the initial business combination. In considering the recommendations of the DAAQ Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

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Compensation Received by the Sponsor, its Affiliates and DAAQ Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and DAAQ’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	5,635,000 shares of OGB Pubco Common Stock upon conversion of 5,635,000 Founder Shares.	$25,000

	3,725,000 OGB Pubco Warrants upon the conversion of 3,725,000 DAAQ Private Placement Warrants.	$3,725,000

Kristin Smith	25,000 shares of OGB Pubco Common Stock upon conversion of 25,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Rebecca Rettig	25,000 shares of OGB Pubco Common Stock upon conversion of 25,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Thomas Trowbridge	25,000 shares of OGB Pubco Common Stock upon conversion of 25,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Boaz Avital	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

CJ Jouhal	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

David Namdar	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Curtis Weldon	10,000 shares of OGB Pubco Common Stock upon conversion of 10,000 Founder Shares.	Services in connection with identifying, investigating and completing an initial business combination.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

●	DAAQ: The DAAQ Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including Old Glory’s future business and financial condition and prospects, strong management team, and in light of the other opportunities for business combinations reasonably available to DAAQ. The DAAQ Board also considered the potential detriments of the Business Combination to DAAQ, including the reliance on projections, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomics risks, the absence of possible structural protections for minority shareholders, and the risks and costs to DAAQ if the Business Combination is not achieved, including the risk that it may result in DAAQ being unable to complete a business combination and force DAAQ to redeem the DAAQ Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirement of other applicable law, and the DAAQ Warrants to expire worthless. For more information, see “— The DAAQ Board’s Reasons for the Approval of the Business Combination,” and various risks described under the section entitled “Risk Factors.”

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●	Sponsor: The Sponsor expects to receive substantial consideration in the Business Combination, including (i) 5,635,000 shares of OGB Pubco Common Stock upon conversion of 5,635,000 DAAQ Class A Shares, consisting of 5,635,000 DAAQ Class A Shares resulting from the Sponsor Share Conversion and (ii) 3,725,000 OGB Pubco Warrants upon the conversion of 3,725,000 DAAQ Private Placement Warrants. As a result of the low price paid by the Sponsor for its equity in DAAQ, the Sponsor is likely to be able to make a substantial profit on its investment even at a time when DAAQ Public Shareholders have lost significant value. For more information, see “— Compensation Received by the Sponsor, its Affiliates and DAAQ Directors and Executive Officers.” The Sponsor will only be able to realize a return on their equity in DAAQ (which may be materially higher than the return realized by DAAQ Public Shareholders and holders of DAAQ Public Warrants) if DAAQ completes a business combination by January 30, 2027 (or if such date is extended at a duly called meeting of the DAAQ Shareholders (including the Extension Meeting), such later date). Additionally, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, DAAQ may be unable to consummate a business combination and be forced to redeem the DAAQ Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), divided by the number of then issued DAAQ Public Shares, resulting in the Sponsor and its affiliates’ investment being worthless.

●	Unaffiliated DAAQ Public Shareholders: The unaffiliated DAAQ Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their DAAQ Public Shares in connection with the consummation of the Business Combination. Non-redeeming DAAQ Public Shareholders will have the opportunity to participate in the potential future growth of Old Glory, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the DAAQ Board described more fully in “— The DAAQ Board’s Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of DAAQ and the business of Old Glory, as described further under the section entitled “Risk Factors,”, the potential conflicts of interest described under “— Interests of Certain DAAQ Persons in the Business Combination,” and the potential material dilution they may experience as described more fully in the section entitled “Dilution.” Redeeming DAAQ Public Shareholders have the opportunity to receive a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to US$100,000 to pay liquidation expenses), calculated as of two business days prior to the consummation of the Business Combination, divided by the number of then issued DAAQ Public Shares. However, redeeming DAAQ Public Shareholders face the potential of not realizing any future growth in value of Old Glory following the Business Combination.

●	Old Glory: OGB will benefit from this Business Combination because its holding company following the Closing, OGB Financial Company, will have its stock listed on a major exchange, plus have access to gross proceeds of at least $50 million in Transaction Financing relating to this Business Combination. That Transaction Financing will be critical to solving the Bank’s capital needs. Once Old Glory has a publicly traded stock, and assuming the Bank continues to execute and grow into profitability, then Management predicts that it will be able to raise capital in the future as may be necessary. Further, the early investors at Old Glory who may want to liquidate their investment, plus team members (who have historically worked without a cash bonus) who may need access to funds, may be able to sell some stock as appropriate (subject to applicable law and the Lock-Up Agreements).

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of DAAQ as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of DAAQ immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination. Under this method of accounting, DAAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Old Glory issuing stock for the net assets of DAAQ, accompanied by a recapitalization.

Regulatory Matters

Neither DAAQ nor Old Glory are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the filing required by and the waiting period under the HSR Act and the other regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

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Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of one-third of the DAAQ Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of DAAQ Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Domestication Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, DAAQ’s entry into the Business Combination Agreement, dated as of January 13, 2026, by and between DAAQ and Old Glory, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in the accompanying proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT DAAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The DAAQ Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of DAAQ’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and DAAQ Insiders also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination” for a further discussion.

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II. THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, subject to the approval of the other Condition Precedent Proposals, DAAQ is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal, and completion of the Domestication, is a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal or any of the other Condition Precedent Proposals is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to Closing, the DAAQ Board has unanimously approved a change of DAAQ’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Texas. To effect the Domestication, DAAQ will file an application for deregistration in the Cayman Islands with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Formation and a certificate of domestication with the Secretary of State of the State of Texas (the “Certificate of Domestication”), under which DAAQ will be domesticated and continue as a Texas corporation. In connection with the Domestication and prior to the Business Combination, DAAQ will be renamed “OGB Financial Company.”

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each DAAQ Class B Share issued and outstanding will be automatically converted into one DAAQ Class A Share. Immediately following such conversion, in connection with the Domestication (a) each DAAQ Class A Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of OGB Pubco Common Stock, (b) each DAAQ Warrant will automatically become a redeemable OGB Pubco Warrant on the same terms as the DAAQ Warrants, and (c) each DAAQ Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of OGB Pubco Common Stock and one-half of one OGB Pubco Warrant. No fractional OGB Pubco Warrants will be issued upon such cancellation.

The Domestication Proposal, if approved, will authorize a change of DAAQ’s jurisdiction of incorporation from the Cayman Islands to the State of Texas. Accordingly, while DAAQ is currently governed by the Companies Act, upon the Domestication, Pubco will be governed by the TBOC. DAAQ encourages shareholders to carefully consult the information set out below under “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Reasons for the Domestication

The DAAQ Board believes that it would be in the best interests of DAAQ, simultaneously with the completion of the Business Combination, to effect the Domestication. Further, the DAAQ Board believes that any direct benefit that the TBOC provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Pubco will operate within the United States following the Business Combination, it was the view of the DAAQ Board that Pubco should be structured as a corporation organized in the United States.

The DAAQ Board believes that there are several reasons why a reincorporation in Texas is in the best interests of DAAQ and its shareholders. These additional reasons can be summarized as follows:

●	Modernization, Predictability and Flexibility of Texas Law. Texas has adopted a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Corporations have chosen Texas initially as a state of incorporation or have subsequently changed their corporate domicile to Texas. The legislature and courts in Texas have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The TBOC has been recently revised and updated to accommodate changing legal and business needs. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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●	Business-Oriented Corporate Governance. Texas corporate law provides a clear and contemporary structure for the management of corporations and the conduct of directors and officers. By codifying established corporate governance principles such as the business judgment rule, the TBOC reflects the legislature’s intent to position the state as a leading jurisdiction for corporate law. These reforms align Texas’s corporate statutes with the needs of modern businesses seeking clarity, flexibility, and predictability in governance. The statutory framework demonstrates an understanding of the governance and liability considerations that are important to public companies and their boards of directors. Texas has also established specialized business courts to adjudicate complex commercial and corporate-governance matters, enhancing consistency and expertise in the resolution of corporate disputes. As the number of public companies incorporated in Texas continues to grow and the state’s body of corporate jurisprudence develops, the DAAQ Board believes that being governed by this evolving legal framework will provide a stable and predictable environment for corporate decision-making. Moreover, Texas’s body of law on the fiduciary duties of directors provides appropriate protection for Pubco’s shareholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Domestication from the Cayman Islands to Texas is attractive to directors, officers, and shareholders alike. Pubco’s incorporation in Texas may make Pubco attractive to future candidates for the OGB Pubco Board, as many candidates are increasingly familiar with the recent developments in Texas corporate law. To date, DAAQ has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Texas law provides clear statutory protection for directors and officers. Thus, the DAAQ Board believes that providing the benefits afforded to directors by Texas law will enable Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Texas law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Texas law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Texas will enable DAAQ to compete more effectively with other companies in attracting and retaining new directors.

Reasons for the Name Change

The DAAQ Board believes that it would be in the best interests of DAAQ to, in connection with the Domestication and simultaneously with the Business Combination, change its corporate name to “OGB Financial Company” in order to more accurately reflect the business purpose and activities of Pubco.

Regulatory Approvals; Third-Party Consents

DAAQ is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal.” DAAQ must comply with applicable United States federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon DAAQ and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Texas necessary to effect the Domestication.

Proposed Certificate of Formation and Proposed By-Laws

Commencing with the effective time of the Domestication, the Proposed Certificate of Formation and the Proposed Bylaws will govern the rights of stockholders in Pubco.

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A chart comparing your rights as a holder of DAAQ Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of OGB Pubco Common Stock can be found in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

Prior to the Domestication, the rights of the shareholders of DAAQ and the relative powers of the DAAQ Board are governed by the Companies Act and the Cayman Constitutional Documents. The Companies Act and the Cayman Constitutional Documents govern the rights of DAAQ’s shareholders. When the Domestication is completed, the rights of stockholders of Pubco will be governed by the laws of the State of Texas, including the TBOC, rather than by the laws of the Cayman Islands. The Companies Act differs in some material respects from laws generally applicable to Texas corporations and their shareholders, including the TBOC. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. Certain differences exist between the Companies Act and the TBOC that will alter certain of the rights of shareholders of DAAQ and affect the powers of the OGB Pubco Board and management following the Domestication. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of DAAQ. Below is a summary chart outlining the material differences between the rights of DAAQ shareholders before the consummation of the Business Combination, and the rights of Pubco stockholders after the Business Combination. These differences in shareholder rights result from the differences between the applicable laws and respective governing documents of DAAQ and Pubco.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents, the complete text of the Proposed Certificate of Formation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. We urge stockholders to carefully consult the information set out below, the Cayman Constitutional Documents and the Proposed Organizational Documents.

	Pubco	DAAQ	Old Glory[1]
Authorized Share Capital	According to the Proposed Certificate of Formation, the authorized share capital of Pubco will consist of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock.	According to the Cayman Constitutional Documents, the share capital of DAAQ is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each..	According to its Delaware Certificate of Incorporation, the authorized capital stock of Old Glory is 100,000,000 shares of Common Stock, $0.0001 par value per share, issued in two classes: (A) “Class A Common Stock,” and (B) “Class B Common Stock.” The Class A Common Stock comprises 25,000,000 shares, and the Class B Common Stock comprises 75,000,000 shares.

Rights of Preferred Shares	The directors may issue from time to time, out of the authorized share capital of Pubco (other than the authorized but unissued ordinary shares), series of preferred shares in their absolute discretion and without approval of the members.	Under the Cayman Constitutional Documents, the board of directors has general and unconditional authority to issue unissued ordinary shares with or without preferred, deferred or other special rights or restrictions, including with respect to dividends, voting or return of capital, without shareholder approval, subject to Cayman Islands law.	Old Glory has no preferred stock authorized or issued.

1 Note that all governing documents of Old Glory terminate on the closing of the Business Combination.

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Number and Qualification of Directors

Unless otherwise determined by Pubco in a general meeting, the number of directors shall be no less than three persons, provided however that the board of directors may increase or reduce the limits in the number of directors from time to time.

According to the Proposed Certificate of Formation, (i) the OGB Pubco Board will initially have 7 directors and be a classified board with three classes of directors — Class I directors, Class II directors and Class III directors, and (ii) there will no special qualifications necessary for directors; provided, however, the Federal Reserve must approve each director of Pubco, so long as it is a bank holding company.

	Under the Cayman Constitutional Documents, the number of directors shall be determined from time to time in accordance with the articles thereof. There is no age limit or shareholding qualification required for directors, and no specific qualifications are required except as may be imposed by applicable law, Nasdaq listing standards or the Cayman Constitutional Documents.	Old Glory’s Certificate of Incorporation and Bylaws provide that Old Glory shall have such number of Directors as determined by Board (or by the stockholders at the annual meeting) from time to time. As of the date hereof, Old Glory has 5 directors.

Election/Removal of Directors

The Class I directors will initially have a term of one year, until the later of the 2027 annual meeting of the stockholders of the OGB Pubco Board, the Class II directors will initially have a term of two years, or until the later of the 2028 annual meeting of the stockholders of the OGB Pubco Board, and the Class III directors will initially have a term of three years, or until the later of the 2029 annual meeting of the stockholders of the OGB Pubco Board, in each case until such member’s successor is elected and qualified.

Thereafter, each director will have a term of three years, and in each annual meeting, OGB Pubco stockholders will only vote for the election of those directors whose term expires at that annual meeting.

At each such vote when a quorum is present, the vote required for election of a director for such class shall be by a plurality of the votes cast by shareholders present in person or represented by proxy at the meeting entitled to vote thereon.

Because the directors are elected by specific classes, the Proposed Certificate of Formation provides that directors may only be removed for cause, as otherwise permitted under TBOC Section 21.409.

Under the Cayman Constitutional Documents,

prior to the consummation of the Business Combination, directors may only be appointed and removed by an ordinary resolution of the holders of DAAQ Class B Shares, and for the avoidance of doubt, holders of DAAQ Class A Shares have no right to nominate or vote on the appointment or removal of any directors.

Directors at Old Glory have no set term and Old Glory conducts annual stockholder elections to elect (and re-elect) Directors, who serve until their earlier death, resignation, or removal (which removal can be with or without cause, by the affirmative vote of a majority of the voting shares).

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Shareholder Approval of Mergers and Business Combinations	The Proposed Certificate of Formation provides that for mergers and certain business combinations, approval by at least a two-third (2/3) vote of the outstanding shares entitled to vote is generally required.	Subject to the Cayman Constitutional Documents, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of at least two-thirds of the shares who, being present in person or by proxy and entitled to vote, vote at the meeting of shareholders.	Neither Old Glory’s Certificate of Incorporation nor Bylaws impose any special percentage for stockholders to vote in favor of mergers and business combinations and applicable law otherwise applies.

Shareholder Votes for Routine Matters	Most routine matters (other than director elections and matters requiring a specified vote) are passed by a majority of shares present in person or by proxy and entitled to vote at a meeting with quorum, unless governing documents specify a different threshold (not less than majority).	Under the Cayman Constitutional Documents, routine matters submitted to shareholders are generally approved by an ordinary resolution, which requires the affirmative vote of a simple majority of the votes cast by shareholders present in person or represented by proxy at a duly convened general meeting with a quorum, unless Cayman Islands law or the Cayman Constitutional Documents require a different voting standard.	Neither Old Glory’s Certificate of Incorporation nor Bylaws impose any special vote in favor of routine matters brought before the stockholders and applicable law otherwise applies.

Appraisal Rights	Shareholders dissenting from certain fundamental transactions (e.g., mergers, asset sales) may obtain appraisal and receive the fair value of their shares as determined in a judicial proceeding, unless not otherwise required under TBOC Section 10.356, such as for when shares are listed on a national exchange (e.g., Nasdaq). If applying, a court, not a jury, determines value, and procedures are governed by TBOC Chapter 10, Subchapter H.	In accordance with the Companies Act, the shareholders of a constituent company that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Stockholders of Old Glory have certain appraisal rights under Section 262 of the Delaware General Corporation Law (“DGCL”) from certain fundamental transactions (e.g., mergers, asset sales), exclusive of any element of value arising from the transaction itself, as determined by the Delaware Court of Chancery.

Appraisal rights are not available for any class of stock that is held by more than 2,000 stockholders. Old Glory’s Class B Common Stock is held by more than 2,000 stockholders and appraisal rights are not otherwise available. Holders of Old Glory’s Class A Common Stock are bound by a Stock Restriction Agreement that provides typical “drag along” obligations if a transaction is approved by the Board of Directors and at least 85% of the outstanding Common Stock.

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Inspection of Books and Records	Under TBOC Section 21.218, a shareholder who has held shares for at least six months or owns at least 5% of outstanding shares may inspect the corporation’s books, records of account, minutes, and share transfer records upon written demand stating a proper purpose.	Shareholders who are not directors generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Under Section 220 of the DGCL, stockholders of a Delaware corporation have the right, subject to certain conditions and limitations, to inspect certain books and records of the corporation.

In general, a stockholder of a Delaware corporation may inspect a corporation’s stock ledger, list of stockholders, and other books and records provided that the stockholder makes a written demand under oath stating a proper purpose for the inspection. A “proper purpose” is defined as a purpose reasonably related to the stockholder’s interest as a stockholder, such as investigating potential misconduct, mismanagement, or breaches of fiduciary duty, or valuing the stockholder’s shares.

The scope of inspection under Section 220 is limited to those books and records that are necessary and essential to accomplish the stated proper purpose. A stockholder is not entitled to conduct a general or unlimited inspection, and the corporation may impose reasonable confidentiality restrictions on any materials produced.

Stockholder/Shareholder Lawsuits	Any shareholder or group of shareholders who own not less than 3% of outstanding shares may file derivative suits on behalf of the corporation after making a demand on the board; standing and other requirements apply under TBOC §§21.551–21.563.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.	Stockholders of Delaware corporations may bring lawsuits against the corporation, its directors, and its officers. Such lawsuits are often brought purporting to be class actions or derivative actions and frequently allege, among other things, that directors breached their fiduciary duties of care or loyalty, failed to disclose material information, or approved transactions at inadequate value.

Fiduciary Duties of Directors	Directors owe duties of care, loyalty, and obedience under Texas Law. Duties require acting prudently, in good faith, and in the best interest of the corporation.

A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Directors of a Delaware corporation owe fiduciary duties to the corporation and its stockholders under Delaware law. The primary fiduciary duties are the duty of care and the duty of loyalty. These duties require directors to act in good faith, with the care that an ordinarily prudent person would reasonably be expected to exercise, and in a manner they reasonably believe to be in the best interests of the corporation and its stockholders.

Indemnification of Directors and Officers	TBOC permits corporations to indemnify directors and officers for expenses from legal proceedings, except for misconduct or certain improper benefit scenarios. Mandatory indemnification in limited circumstances; permissive in others.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to actual fraud or willful neglect or willful default.	Section 145 of the DGCL permits a Delaware corporation to indemnify its directors and officers against certain expenses, judgments, fines, and settlement amounts incurred in connection with legal proceedings arising by reason of the fact that such person is or was a director or officer of the corporation.

Limited Liability of Directors	To the fullest extent permitted by the TBOC, no director or officer of the Pubco shall be liable to the Pubco or its shareholders for monetary damages for any act or omission in such person’s capacity as a director or officer.	Liability of directors may be limited, except with regard to their own actual fraud, willful neglect or willful default.	Section 102(b)(7) of the DGCL permits a Delaware corporation to include provisions in its certificate of incorporation limiting the personal liability of directors, and in certain cases officers, for monetary damages arising from breaches of fiduciary duty in their capacity as such. Old Glory includes this type of provision in its Certificate of Incorporation.

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Vacancies on the Board of Directors	The Proposed Certificate of Formation provides that, except as otherwise required by the TBOC, director vacancies shall be filled only (1) by a vote of a majority of the remaining members of the board of directors in the particular class of directors (even if less than a quorum) or (2) by a sole remaining director in such class. Any directors appointed or elected by the board of directors or shareholders to fill a vacancy can only serve until the next election by the shareholders of that class of directors.	Under the Cayman Constitutional Documents, any vacancy on the board of directors may be filled by a resolution of the remaining directors. A director appointed to fill a vacancy holds office in accordance with the terms of the articles and Cayman Islands law.	Director vacancies are filled only (1) by a vote of a majority of the remaining members of the board of directors in the particular class of directors (even if less than a quorum) or (2) by a sole remaining director in such class. Any directors appointed or elected by the board of directors or shareholders to fill a vacancy can only serve until the next election by the shareholders of that class of directors

Amendments to Bylaws	The Proposed Certificate of Formation provides that the board of directors is authorized to amend, repeal or adopt new bylaws. Additionally, the shareholders may amend or repeal the bylaws only by the affirmative vote of two-thirds of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon. Notwithstanding the aforementioned restrictions, shareholders may set certain qualifications for directors from time to time.	Under the Cayman Constitutional Documents, the memorandum of association and the articles of association may generally be amended by a special resolution of shareholders (subject to the terms of the Cayman Constitutional Documents), as defined under the Companies Act.

Old Glory’s Bylaws may be adopted (a) by the affirmative vote of the majority of the voting power of all of the then-outstanding shares of the voting stock of Old Glory entitled to vote, or (b) by the Board at any regular or special meeting.

Shareholder Meetings

The Proposed Certificate of Formation provides that the Board shall call annual meetings and may call special meetings subject to certain notice restrictions. Annual meetings are called by the board of directors at certain designated places and times provided in the meeting notice, provided that a shareholder need not be physically present to participate in such meeting. The board of directors are required to provide written notice of an annual meeting to shareholders at least ten days before the date of the meeting. Special shareholder meetings may be called by the board of directors, the chairman of the board of directors, the chief executive officer, the president, or by shareholders holding 50% (or the highest percentage of ownership that may be set under the TBOC) of the shares entitled to vote on the proposed action of such meeting. Under the TBOC, the president of a corporation is required to have the right to call a shareholder meeting as are shareholders holding a specified percentage of the shares entitled to vote at such meeting. Written notice for special meetings must be given at least ten days prior the date of the meeting.

Further, no shareholder or group of shareholders may to the fullest extent permitted by the TBOC and applicable law: (i) institute any derivative or other action in the name of behalf of the Pubco unless it beneficially owns not less than 3% of its outstanding Common Stock; (ii) call any meeting of shareholders of the Pubco unless it beneficially owns not less than 50% of the outstanding Common Stock; (iii) demand to inspect books or records of the Pubco if the Pubco reasonably determines that the demand is in connection with an active, pending or expected derivative proceeding or civil lawsuit in which the Pubco and the shareholder are or are expected be adversarial named parties; and/or (iv) submit a shareholder proposal unless the proposing shareholder or group of shareholders has continuously held, for at least the minimum period required or permitted by the TBOC, shares representing at least the minimum ownership required or permitted by the TBOC.

Under the Cayman Constitutional Documents, general meetings of shareholders may be convened by the board of directors in accordance with the articles. Cayman Islands law does not require DAAQ to hold annual general meetings. Written notice of a general meeting must be given to shareholders in accordance with the notice periods and procedures set forth in the articles, and shareholders may attend and vote in person or by proxy, including through the use of electronic means as permitted by the articles.

Annual meetings of the stockholders for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time, date and place as the Board shall determine by resolution.

Special meetings of the stockholders may be called at any time by the Board, or shall be called by the Chief Executive Officer, President or Secretary at the request in writing of a majority of the Board, or at the request in writing of stockholders owning a majority of the voting power, or any certificate filed under Section 151(g) of the DGCL.

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Action by Written Consent	The Proposed Certificate of Formation provides that, unless otherwise provided under the TBOC, there is no right for shareholders to consent to any action in writing in lieu of a meeting.	Under the Cayman Constitutional Documents and Cayman Islands law, shareholders may take action by unanimous written resolution only to the extent permitted under the Companies Act and the articles; otherwise, shareholder action must be taken at a duly convened general meeting.	Any action required or permitted to be taken at any meeting of the stockholders, or any action which may be taken at any meeting of the stockholders (annual, special, or otherwise), may be taken without a meeting, with or without prior notice, if a consent or consents in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at meeting at which all shares entitled to vote thereon were present and voted.

Dividends	Subject to the TBOC and other applicable law, the Proposed Certificate of Formation provides that the board of directors may declare dividends at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock.	Under the Cayman Constitutional Documents and subject to Cayman Islands law, dividends may be declared and paid by the directors or the shareholders, as applicable, out of profits or other funds legally available for distribution. Dividends may be paid in cash or in kind, or by the distribution of assets, as provided in the articles.	Old Glory’s board of directors may declare dividends at any regular or special meeting.

Supermajority Voting Provisions

According to the Proposed Certificate of Formation, certain actions require a two-thirds vote of the shareholders:

● the adoption of any agreement for the merger or business combination, subject to certain exceptions;

● the authorization of any sale, lease or exchange of all or substantially all of Pubco’s assets;

● dissolution or liquidation of Pubco; and

● the shareholders’ vote to amend or repeal any bylaws.

The Cayman Constitutional Documents do not contain supermajority voting provisions, subject to certain limited exceptions. Shareholder actions generally require approval by an ordinary resolution, except where Cayman Islands law or the Cayman Constitutional Documents require approval by a special resolution.

Old Glory’s Certificate of Incorporation requires the affirmative vote of 85% of the outstanding shares entitled to vote for an amendment of any provisions relating to the Class A Common Stock of Old Glory (Article V of such Certificate of Incorporation).

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of DAAQ. There will be no accounting effect or change in the carrying amount of the assets and liabilities of DAAQ as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of DAAQ immediately following the Domestication will be the same as those immediately prior to the Domestication.

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Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The holders of DAAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents. The failure to vote and abstentions will have no effect on the outcome of the proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of DAAQ Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of holders of Class B ordinary shares, that, subject to the approval of the Business Combination Proposal, the OGB Pubco Merger Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, DAAQ be de-registered in the Cayman Islands pursuant to Article 49 of the Cayman Constitutional Documents and section 206 of the Companies Act, and be registered by way of continuation as a corporation in the State of Texas, and that its name be changed upon continuation from “Digital Asset Acquisition Corp.” to “OGB Financial Company.”

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT DAAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and DAAQ’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain DAAQ Persons in the Business Combination” for a further discussion of these considerations.

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III. THE OGB PUBCO MERGER PROPOSAL

Overview

DAAQ is asking its shareholders to approve the Merger and the Certificate of Merger, as contemplated by the Business Combination Agreement, pursuant to which, Old Glory will merge with and into OGB Pubco with OGB Pubco surviving, as a result of which all outstanding securities of Old Glory will be exchanged for outstanding securities of OGB Pubco. DAAQ Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A-1 to this proxy statement/prospectus. Please see the section above entitled “The Business Combination Proposal” for additional information regarding the Merger. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval

The Closing is conditioned on, among other things, the approval of the OGB Pubco Merger Proposal at the extraordinary general meeting. The OGB Pubco Merger Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the OGB Pubco Merger Proposal is approved, but any of the other Condition Precedent Proposal is not approved, the OGB Pubco Merger Proposal will not be adopted and the Business Combination will not proceed, unless the condition requiring the approval of such Proposal is waived, to the extent permitted by the applicable law and regulations.

The OGB Pubco Merger Proposal will be approved and adopted in accordance with the TBOC and the Proposed Certificate of Formation, only if DAAQ obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than a majority of the outstanding DAAQ Ordinary Shares entitled to vote on such matter at the extraordinary general meeting, voting as a single class. Abstentions, while considered present for purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the extraordinary general meeting or an abstention from voting will have no effect on the outcome of the vote on the OGB Pubco Merger Proposal. DAAQ Insiders have agreed to vote any DAAQ Ordinary Shares held by them in favor of the OGB Pubco Merger Proposal.

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT DAAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OGB PUBCO MERGER PROPOSAL.

The existence of financial and personal interests of DAAQ’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and DAAQ’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” for a further discussion of these considerations.

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IV. THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, DAAQ’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Why DAAQ Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules, including 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, OGB Pubco may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock and securities convertible into or exercisable for common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Effect of Proposal on Current Shareholders

If the Stock Issuance Proposal is adopted, and assuming the other Condition Precedent Proposals are also approved and the Business Combination is consummated, we currently expect to issue up to [●] shares of OGB Pubco Common Stock in connection with the consummation of the Business Combination. For further details, see the section entitled “The Business Combination Proposal.” The issuance of such shares would result in significant dilution to DAAQ’s stockholders, and would afford DAAQ’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Pubco.

In the event that this proposal is not approved by DAAQ shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by DAAQ shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of OGB Pubco Common Stock pursuant to the Business Combination Agreement, such shares of OGB Pubco Common Stock will not be issued.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Stock Issuance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of DAAQ Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Organizational Documents Proposal, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (i) shares of OGB Pubco Common Stock to the Old Glory Shareholders and (ii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements DAAQ has entered, or may enter, into prior to Closing, be approved in all respects”.

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT DAAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and DAAQ’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” for a further discussion of these considerations.

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V. THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Business Combination Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, DAAQ will replace the current amended and restated memorandum and articles of association of DAAQ (as may be amended from time to time) under the Companies Act (the “Existing Memorandum”) and the current amended and restated memorandum and articles of association of DAAQ (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Companies Act, with a proposed new certificate of formation (the “Proposed Certificate of Formation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Formation, the “Proposed Organizational Documents”) of OGB Pubco, in each case, pursuant to the TBOC.

DAAQ’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents.

Reasons for the Amendments

The DAAQ Board’s reasons for proposing the Proposed Organizational Documents are set forth below and more fully detailed for each of the Advisory Organizational Documents Proposals set forth in the section entitled “The Advisory Organizational Documents Proposal”. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Formation, a copy of which is included as Annex C, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex D:

●	To change the corporate name from “Digital Asset Acquisition Corp.” to “OGB Financial Company”;

●	To decrease the total number of shares of our capital stock from (a) 500,000,000 DAAQ Class A Shares, 50,000,000 DAAQ Class B Shares and 5,000,000 preference shares, each with a par value of $0.0001 per share, of DAAQ to (b) 300,000,000 shares of OGB Pubco capital stock which consists of (A) 250,000,000 shares of OGB Pubco Common Stock and (B) 50,000,000 shares of OGB Pubco Preferred Stock, each with a par value of $0.0001 per share.

●	To amend the terms of the shares, in particular to provide that each holder of record of a share of OGB Pubco Common Stock shall have one vote;

●	To amend the terms for the authorizations of shares of OGB Pubco;

●	To classify the OGB Pubco Board into three classes of directors — Class I directors, Class II directors and Class III directors; and

●	To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Formation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the OGB Pubco Merger Proposal and the Stock Issuance Proposal, the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and Proposed Bylaws in the form attached to the proxy statement/prospectus as Annex C and Annex D, respectively, including, without limitation, the authorization of the change in authorized share capital as indicated therein, effective upon the effectiveness of the Domestication.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the DAAQ Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of DAAQ Ordinary Shares.

The Sponsor has agreed to vote all the Founder Shares and any DAAQ Public Shares it may hold in favor of the Organizational Documents Proposal.

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT DAAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of DAAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and DAAQ’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” for a further discussion.

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Vi. THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Business Combination Proposal, the other Condition Precedent Proposals, including the Organizational Documents Proposal, are approved and the Business Combination is consummated, DAAQ will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of OGB Pubco, under the TBOC.

DAAQ’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These three proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, DAAQ is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on DAAQ, the DAAQ Board, Old Glory or the OGB Pubco Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, DAAQ intends that the Proposed Organizational Documents will take effect from the registration of DAAQ in the State of Texas as a corporation under the laws of the State of Texas, assuming approval of the Business Combination Proposal and the Organizational Documents Proposals.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of DAAQ, which are included as exhibits on an Annual Report on Form 10-K, and, the complete text of the Proposed Certificate of Formation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the TBOC, DAAQ encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “The Domestication Proposal”- Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 6A)

The Cayman Constitutional Documents authorize 555,000,000 DAAQ shares, consisting of 500,000,000 DAAQ Class A Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares.

See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Certificate of Formation authorizes (A) 250,000,000 shares of OGB Pubco Common Stock, and (B) 50,000,000 shares of OGB Pubco Preferred Stock, each with a par value of $0.0001 per share.

See Article IV, subsection (A) of the Proposed Certificate of Formation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 6B)	The Cayman Constitutional Documents provide that unless DAAQ consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Constitutional Documents or otherwise related in any way to each shareholder’s shareholding in DAAQ, including but not limited to: (i) any derivative action or proceeding brought on DAAQ’s behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of DAAQ’s current or former director, officer or other employee to DAAQ or its shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Cayman Constitutional Documents; or (iv) any action asserting a claim against DAAQ governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Cayman Constitutional Documents do not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.	The Proposed Organizational Documents would adopt, that unless OGB Pubco otherwise consents in writing to the selection of an alternative forum, the sole and exclusive forum for any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Proposed Certificate of Formation or Proposed Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of such Proposed Certificate of Formation or Proposed Bylaws, or claim as to which the TBOC permits OGB Pubco to select a Texas forum shall be, to the fullest extent permitted by law, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division). If such Texas Business Court does not have jurisdiction, and/or there is a claim or cause of action arising under the Securities Act of 1933 (as amended) or the Securities Exchange Act of 1934 (as amended) then the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas, to the fullest extent permitted by applicable law.

See Article 54 of the Cayman Constitutional Documents.

These provisions are inapplicable to claims seeking to enforce any liability or duty created by the Securities Act or the Exchange Act; and any other claim for which the U.S. federal courts have exclusive jurisdiction.

See Article X, subsection (B) of the Proposed Certificate of Formation.

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	Cayman Constitutional Documents	Proposed Organizational Documents
Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 6C)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the DAAQ Ordinary Shares represented in person or by proxy and entitled to vote at an extraordinary general meeting and who vote at the extraordinary general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

In addition to any vote required by applicable law or the Proposed Certificate of Formation (including any certificate of designation relating to any series of Preferred Stock), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in the Proposed Certificate of Formation shall require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of OGB Pubco entitled to vote thereon, voting together as a single class: Article V (amendment to Proposed Certificate of Formation and Proposed Bylaws), Article VI (OGB Pubco Board), Article VII (D&O liability), Article VIII (stockholder consent in lieu of meeting, annual and special meetings of stockholders), Article IX (stockholder relationships) and Article X(B) (forum).

See Article V(A) of the Proposed Certificate of Formation.

The Proposed Certificate of Formation permits the OGB Pubco Board to amend, alter, repeal or rescind the Proposed Bylaws without the consent or vote of the stockholders of OGB Pubco.

See Article V, subsection (B) of the Proposed Certificate of Formation.

The Proposed Bylaws adopt provisions permitting holders of outstanding shares of capital stock to adopt, amend or repeal the Proposed Bylaws, provided they receive the affirmative vote of at least two-thirds of the voting power.

See Section 40 of the of the Proposed Bylaws and Article V(B) of the Proposed Certificate of Formation.

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Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as three separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Organizational Documents be and are hereby approved and adopted:

●	Proposal No. 6A — To authorize the change in the authorized capital stock of OGB Pubco from (i) 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares and 5,000,000 preference shares, par value $0.0001 per share, to 250,000,000 shares of common stock, par value $0.0001 per share, and (B) 50,000,000 shares of preferred stock, par value $0.0001 per share.

●	Proposal No. 6B — To adopt the State of Texas as the exclusive forum for certain stockholder litigation.

●	Proposal No. 6C — To require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of OGB Pubco to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Formation.”

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Sponsor has agreed to vote all the Founder Shares and any DAAQ Public Shares it may hold in favor of the Advisory Organizational Documents Proposal.

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT DAAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

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VII. THE INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination and the other Condition Precedent Proposals are approved, DAAQ shareholders are also being asked to approve and adopt the OGB Financial Company 2026 Incentive Equity Plan (the “OGB Pubco Incentive Equity Plan”). Prior to the Closing Date, the DAAQ Board will adopt the OGB Pubco Incentive Equity Plan, subject to shareholder approval at the extraordinary general meeting. Following the Business Combination, all equity and equity-based awards are intended to be granted under the OGB Pubco Incentive Equity Plan. For further information about the OGB Pubco Incentive Equity Plan, please refer to the complete copy of the OGB Pubco Incentive Equity Plan, which is attached hereto as Annex I.

After careful consideration, the DAAQ Board believes that approving the OGB Pubco Incentive Equity Plan is in the best interests of OGB Pubco. The OGB Pubco Incentive Equity Plan promotes ownership in OGB Pubco by its employees, non-employee directors and consultants, and aligns incentives between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our common stock. Therefore, the DAAQ Board recommends that shareholders approve the OGB Pubco Incentive Equity Plan.

Summary of the OGB Pubco Incentive Equity Plan

The following summary describes the material terms of the OGB Pubco Incentive Equity Plan. This summary is not a complete description of all provisions of the OGB Pubco Incentive Equity Plan and is qualified in its entirety by reference to the OGB Pubco Incentive Equity Plan, a copy of which is attached hereto as Annex I, and we urge you to read it in its entirety.

Purpose

The purpose of the OGB Pubco Incentive Equity Plan is to provide a means through which we and our affiliates may attract and retain key personnel and to provide a means whereby certain of our and our affiliates’ directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) can acquire and maintain an equity interest, or be paid incentive compensation, which may be measured by reference to the value of the shares of common stock, thereby strengthening their commitment to our and our affiliates’ welfare and aligning their interests with those of our shareholders. The OGB Pubco Incentive Equity Plan has been established to advance our interests by providing for the grant to participants of stock and stock-based awards.

Administration

The OGB Pubco Incentive Equity Plan will be administered by the compensation committee of OGB Pubco, except with respect to matters that are not delegated to the compensation committee by the OGB Pubco Board (whether pursuant to committee charter or otherwise). As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable. With respect to any award to which Section 16 of the Exchange Act applies, the Administrator will be the OGB Pubco Board or a committee of the OGB Pubco Board, which committee consists of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for our common stock. For awards made to a member of the OGB Pubco Board who is not an employee of the Company, the “Administrator” means the OGB Pubco Board.

The compensation committee (or OGB Pubco Board, as applicable) will have the discretionary authority to administer and interpret the OGB Pubco Incentive Equity Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the OGB Pubco Incentive Equity Plan and awards, and otherwise do all things necessary or desirable to carry out the purposes of the OGB Pubco Incentive Equity Plan or any award.

The compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the OGB Pubco Board and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate.

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Eligibility

Employees, non-employee directors, consultants and advisors of OGB Pubco and Old Glory Bank are eligible to participate in the OGB Pubco Incentive Equity Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to employees and employees of certain of our affiliates (including Old Glory Bank). Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or our subsidiary companies (including Old Glory Bank) on the date of grant of the award. As of the date of this proxy statement/prospectus, approximately 85 employees of Old Glory Bank and approximately 6 non-employee directors of OGB Pubco and 4 non-employees directors of Old Glory Bank would be eligible to participate in the OGB Pubco Incentive Equity Plan following the Business Combination, including all of our executive officers of OGB Pubco and Old Glory Bank. In addition, certain consultants and advisors of OGB Pubco and Old Glory Bank may, in the future, become eligible to participate in the OGB Pubco Incentive Equity Plan, though, as of the date of this proxy statement/prospectus, no grants to any consultants or advisors are expected.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the OGB Pubco Incentive Equity Plan (the “Share Pool”) is [number of shares equal to 4%]. The number of shares of our common stock delivered in satisfaction of awards under the OGB Pubco Incentive Equity Plan is determined (i) by reducing the Share Pool by the number of shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by reducing the Share Pool by the full number of shares covered by any portion of a SAR which is settled in shares of our common stock (and not only the number of shares delivered in settlement of a SAR), and (iii) by increasing the Share Pool by any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by us without the issuance of shares of our common stock (or retention, in the case of restricted stock or unrestricted stock) of shares of our common stock. The number of shares available for delivery under the OGB Pubco Incentive Equity Plan will not be increased by any shares that have been delivered under the OGB Pubco Incentive Equity Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the OGB Pubco Incentive Equity Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us. No fractional shares will be delivered under the OGB Pubco Incentive Equity Plan.

Director limits

The maximum value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the OGB Pubco Incentive Equity Plan and cash fees or other compensation paid by us to any such director for services as a director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any awards under the OGB Pubco Incentive Equity Plan based on their grant date fair value and assuming maximum payout.

Types of awards

The OGB Pubco Incentive Equity Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, restricted stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with certain awards under the OGB Pubco Incentive Equity Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

●	Stock options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the OGB Pubco Incentive Equity Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of ISOs granted to certain shareholders). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the OGB Pubco Incentive Equity Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without shareholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of ISOs granted to certain shareholders). The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any covered transaction (as defined below).

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●	Restricted and unrestricted stock and stock units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

●	Performance awards. The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

●	Other share-based awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines.

●	Substitute awards. The Administrator may grant substitute awards under the OGB Pubco Incentive Equity Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition, which substitute awards may have terms and conditions that are inconsistent with the terms and conditions of the OGB Pubco Incentive Equity Plan.

Vesting; Terms of Awards

The Administrator determines the terms and conditions of all awards granted under the OGB Pubco Incentive Equity Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award.

Unless otherwise provided in an award agreement, on the termination of a participant’s employment or service: (i) all unvested awards are forfeited, (ii) vested stock options and SARs will remain exercisable for three months following the participant’s termination of employment or service (other than due to death or disability) and one year following the participant’s termination of employment or service due to death or disability, but in no event past the stated term of the stock option or SAR and (iii) all awards (whether or not vested or exercisable) will terminate on the termination of a participant’s employment or service for “cause” (as defined in the OGB Pubco Incentive Equity Plan) or circumstances that in the determination of the Administrator would have constituted grounds for “cause”.

Recovery of Compensation

The Administrator may provide that any outstanding award (whether or not vested or exercisable), the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the OGB Pubco Incentive Equity Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

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Transferability of Awards

Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides, SARs and nonqualified stock options may be exercised only by the participant.

Effect of a Covered Transaction

In the event of certain “covered transactions” (as defined in the OGB Pubco Incentive Equity Plan and which generally includes the consummation of a reorganization, merger, share exchange or consolidation of the Company of more than 50% of the shares of our common stock, a sale of all or substantially all of our assets, acquisition of 35% or more of the total combined voting power, certain replacements of the OGB Pubco Board members, or a liquidation or dissolution), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

●	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

●	The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, with payment subject to such terms and conditions as the Administrator determines. If the per share exercise or purchase price (or base value) of an award (or portion thereof) is equal to or greater than the fair market value of one share of common stock, such award (or portion thereof) may be cancelled with no payment due; and/or

●	The acceleration of exercisability, lapse of restrictions or delivery of shares in respect of any award, in full or in part.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Any share of common stock and any cash or other property or other award delivered to a participant in connection with a covered transaction may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate.

The Administrator is not required to treat participants or awards (or portions thereof) in a uniform manner in connection with a covered transaction.

Adjustment Provisions

In the event of certain corporate transactions, including a stock dividend, extraordinary cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in our capital structure, the Administrator shall make appropriate adjustments to the Share Pool, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event. The Administrator may also make any such adjustments if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the OGB Pubco Incentive Equity Plan or any outstanding awards.

Amendments and Termination

The Administrator may at any time amend the OGB Pubco Incentive Equity Plan or any outstanding award and may at any time terminate the OGB Pubco Incentive Equity Plan as to future grants. However, except as expressly provided in the OGB Pubco Incentive Equity Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the OGB Pubco Incentive Equity Plan will be conditioned on shareholder approval to the extent required by applicable law, regulations or stock exchange requirements. However, the following amendments do not require a participant’s consent: (i) adjustments to an award pursuant to the OGB Pubco Incentive Equity Plan’s adjustment provisions, (ii) any amendment that the Administrator deems necessary or desirable for the purpose of complying the OGB Pubco Incentive Equity Plan or an award with changes in accounting standards or applicable laws, regulations or rules or (iii) any amendment that causes a stock option intended to be an “incentive stock option” within the meaning of Section 422 of the Code (an “ISO”) to become a nonqualified stock option.

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Term

No awards shall be granted under the OGB Pubco Incentive Equity Plan after the completion of ten years from the date on which the OGB Pubco Incentive Equity Plan is approved by the DAAQ Board or approved by our shareholders (whichever is earlier), but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the OGB Pubco Incentive Equity Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the OGB Pubco Incentive Equity Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the OGB Pubco Incentive Equity Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The OGB Pubco Incentive Equity Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which we are not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the OGB Pubco Incentive Equity Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

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Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant recognizes ordinary income upon settlement of the restricted stock unit following vesting in an amount equal to the cash (if the award is cash settled) or the fair market value of the shares (if stock settled) transferred to the participant, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Code Section 409A

Application of Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. While the awards to be granted pursuant to the OGB Pubco Incentive Equity Plan are expected to be designed to be exempt from or to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section and do not comply with its requirements, a participant could be subject to additional taxes and interest.

Registration with the SEC

If the OGB Pubco Incentive Equity Plan is approved by our shareholders and becomes effective, OGB Pubco is expected to file with the SEC a registration statement on Form S-8 registering the OGB Pubco Common Stock reserved for issuance under the OGB Pubco Incentive Equity Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

DAAQ did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of the date of this proxy statement/prospectus.

New Plan Benefits

No awards have been previously granted under the OGB Pubco Incentive Equity Plan and no awards have been granted under the OGB Pubco Incentive Equity Plan subject to shareholder approval of the OGB Pubco Incentive Equity Plan. The awards that are to be granted to any participant or group of participants are indeterminable as of the date of this proxy statement/prospectus because future awards under the OGB Pubco Incentive Equity Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Interest of Directors and Executive Officers

All members of the OGB Pubco Board and all executive officers of OGB Pubco will be eligible for awards under the OGB Pubco Incentive Equity Plan and, thus, have a personal interest in the approval of the OGB Pubco Incentive Equity Plan. Nevertheless, the DAAQ Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the OGB Pubco Incentive Equity Plan.

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Condition Precedent Proposals, the OGB Pubco Incentive Equity Plan, in the form attached to the proxy statement/prospectus of the meeting as Annex I, be adopted and approved.”

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. If the Condition Precedent Proposals are not approved, the Incentive Plan Proposal will not be presented at the extraordinary general meeting. The Incentive Plan Proposal will only become effective if the Business Combination is completed.

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT DAAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

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VIII. THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the DAAQ Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, DAAQ and their members and shareholders, respectively, to make purchases of DAAQ Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting, or otherwise increase the likelihood of the Closing. See “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination”.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the DAAQ Board may not be able to adjourn the extraordinary general meeting to a later date (i) in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, and (ii) in the event that adjourning the extraordinary general meeting to a later date would allow for additional time for arrangements that would increase the likelihood of the Closing, in which event the likelihood of the Closing would be decreased.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the DAAQ Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if DAAQ determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.”

Recommendation of the DAAQ Board

THE DAAQ BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of DAAQ’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of DAAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and DAAQ’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain DAAQ Persons in the Business Combination” for a further discussion of these considerations.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF DAAQ Securities and PUBCO SEcurities

The following discussion is a summary of certain U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of DAAQ Class A Shares and DAAQ Warrants (each, an “DAAQ Security”) of the Domestication, (b) for Holders of DAAQ Class A Shares that exercise their redemption rights in connection with the Business Combination, (c) for Holders of DAAQ Securities of the Merger and (d) of the ownership and disposition of OGB Pubco Common Stock and OGB Pubco Warrants (each, a “Pubco Security”). With respect to the ownership and disposition of Pubco Securities, this discussion is limited to (x) Pubco Securities received in connection with the Domestication or the Merger, and (y) OGB Pubco Common Stock received upon the exercise of the OGB Pubco Warrants. This section applies only to Holders that hold their DAAQ Securities and Pubco Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of DAAQ, or (ii) to any person holding Founder Shares, DAAQ Private Placement Warrants or any securities that may be issued by Pubco pursuant to the Transaction Financing. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules with respect to the DAAQ Securities or Pubco Securities;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold or will hold the DAAQ Securities or Pubco Securities through such partnerships or pass-through entities;

●	U.S. expatriates or former long-term residents of the United States;

●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of DAAQ’s shares or Pubco’s stock;

●	persons that acquired their DAAQ Securities or Pubco Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold or will hold their DAAQ Securities or Pubco Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds DAAQ Securities or Pubco Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any DAAQ Securities or Pubco Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the Merger the exercise of redemption rights with respect to DAAQ Class A Shares and the ownership and disposition of Pubco Securities.

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This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. DAAQ has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO DAAQ CLASS A SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO DAAQ CLASS A SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because the components of a DAAQ Unit are generally separable at the option of the holder, the holder of a DAAQ Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying DAAQ Class A Share and DAAQ Warrant components of the DAAQ Unit, and the discussion below with respect to actual Holders of DAAQ Class A Shares and DAAQ Warrants also should apply to holders of DAAQ Units (as the deemed owners of the underlying DAAQ Class A Shares and DAAQ Warrants that constitute the DAAQ Units). Accordingly, the separation of a DAAQ Unit into one DAAQ Class A Share and the one-half of one DAAQ Warrant underlying the DAAQ Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of DAAQ Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any redemption rights) with respect to any DAAQ Class A Shares and DAAQ Warrants held through DAAQ Units (including alternative characterizations of DAAQ Units).

I.	TAX TREATMENT OF THE DOMESTICATION

The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, DAAQ will change its jurisdiction of incorporation from the Cayman Islands to Texas, and, in connection with the Closing, will be renamed “OGB Financial Company.”

Whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. The obligations of DAAQ to undertake the Domestication and the Business Combination are not conditioned on the receipt of an opinion regarding the Domestication’s qualification as an F Reorganization. DAAQ has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each Holder of DAAQ Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if DAAQ (a) transferred all of its assets and liabilities to Pubco in exchange for all of the outstanding stock and warrants of Pubco; and (b) then distributed such shares of stock and warrants of Pubco to the holders of securities of DAAQ in liquidation of DAAQ. The taxable year of DAAQ will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization, a Holder of DAAQ Securities generally would be treated for U.S. federal income tax purposes as having exchanged its DAAQ Securities for Pubco Securities in a taxable transaction.

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II.	U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a DAAQ Security or a Pubco Security, as applicable, who or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.	Tax Effects of the Domestication to U.S. Holders

1.	Generally

Assuming the Domestication qualifies as an F Reorganization, a U.S. Holder of DAAQ Securities generally is not expected to recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “- 3. Effects of Section 367 to U.S. Holders of DAAQ Class A Shares” and “- 5. PFIC Considerations”.

Subject to the discussion below under the section entitled “- 5. PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of DAAQ Securities generally would recognize gain or loss with respect to its DAAQ Securities in an amount equal to the difference, if any, between the fair market value of the corresponding Pubco Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its DAAQ Securities surrendered.

Although the redemptions of U.S. Holders that exercise redemption rights with respect to DAAQ Class A Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. All U.S. Holders considering exercising redemption rights with respect to DAAQ Class A Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights, including the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “- 5. PFIC Considerations”: (a) the tax basis of a share of OGB Pubco Common Stock or a OGB Pubco Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the DAAQ Class A Share or DAAQ Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of OGB Pubco Common Stock or a OGB Pubco Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the DAAQ Class A Share or DAAQ Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the OGB Pubco Common Stock and OGB Pubco Warrants would be equal to the fair market value of such OGB Pubco Common Stock and OGB Pubco Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such OGB Pubco Common Stock and OGB Pubco Warrants would begin on the day following the date of the Domestication. Holders who hold different blocks of DAAQ Securities (generally, DAAQ Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of DAAQ Securities.

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3.	Effects of Section 367 to U.S. Holders of DAAQ Class A Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “- 5. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

Although the redemptions of U.S. Holders that exercise redemption rights with respect to DAAQ Class A Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

a.	U.S. Holders Who Own 10 Percent or More (By Vote or Value) of DAAQ Shares

Subject to the discussion below under the section entitled “- 5. PFIC Considerations,” a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend deemed paid by DAAQ the “all earnings and profits amount” attributable to the DAAQ Class A Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of DAAQ Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its DAAQ Class A Shares is the net positive earnings and profits of DAAQ (as determined under Treasury Regulations under Section 367 of the Code) attributable to such DAAQ Class A Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such DAAQ Class A Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock generally is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock. DAAQ does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If DAAQ’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its DAAQ Class A Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of DAAQ’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by DAAQ under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

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b.	U.S. Holders Who Own Less Than 10% (By Vote or Value) of DAAQ Shares

Subject to the discussion below under the section entitled “- 5. PFIC Considerations,” a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose DAAQ Class A Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to its DAAQ Class A Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s DAAQ Class A Shares as described below.

Subject to the discussion below under the section entitled “- 5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to OGB Pubco Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such OGB Pubco Common Stock over the U.S. Holder’s adjusted tax basis in the DAAQ Class A Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of DAAQ Class A Shares (generally, DAAQ Class A Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by DAAQ the “all earnings and profits amount” attributable to its DAAQ Class A Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from DAAQ (or Pubco) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s DAAQ Class A Shares and (B) a representation that the U.S. Holder has notified DAAQ (or Pubco) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to DAAQ or Pubco no later than the date such tax return is filed. In connection with this election, Pubco will reasonably cooperate with U.S. Holders of DAAQ Class A Shares, upon request, to make available to such requesting U.S. Holders information regarding DAAQ’s earnings and profits. DAAQ does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that DAAQ had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its DAAQ Class A Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by DAAQ under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS DAAQ CLASS A SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose DAAQ Class A Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “- 5. PFIC Considerations”.

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4	Tax Consequences for U.S. Holders of DAAQ Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “- 3. Effects of Section 367 to U.S. Holders of DAAQ Class A Shares - a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of DAAQ Shares” relating to a U.S. Holder’s ownership of DAAQ Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “- 5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of DAAQ Warrants should not be subject to U.S. federal income tax with respect to the exchange of DAAQ Warrants for OGB Pubco Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “- 3. Effects of Section 367 to U.S. Holders of DAAQ Class A Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if DAAQ is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least seventy five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

b.	PFIC Status of DAAQ

Because DAAQ is a blank check company with no current active business prior to the Business Combination, and based upon the composition of its income and assets, and upon a review of its financial statements, DAAQ believes that it likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication. However, DAAQ’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to DAAQ’s status as a PFIC for the taxable year which ends as a result of the Domestication. In addition, DAAQ’s U.S. counsel expresses no opinion with respect to DAAQ’s PFIC status for any taxable year.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include a DAAQ Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of DAAQ Class A Shares and DAAQ Warrants as a result of the Domestication if:

(i)	DAAQ were classified as a PFIC at any time during such U.S. Holder’s holding period in such DAAQ Class A Shares or DAAQ Warrants; and

(ii)	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such DAAQ Class A Shares or in which DAAQ was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such DAAQ Class A Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants.

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The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of DAAQ. Under these rules (the “excess distributions regime”):

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s DAAQ Class A Shares or DAAQ Warrants;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which DAAQ was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year or portion thereof (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by DAAQ, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “- 3. Effects of Section 367 to U.S. Holders of DAAQ Class A Shares”.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of DAAQ Class A Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their DAAQ Class A Shares and DAAQ Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its DAAQ Class A Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include a DAAQ Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations issued under the PFIC rules, if finalized in their current form, would apply to cause gain recognition on the exchange of DAAQ Warrants for OGB Pubco Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of DAAQ Class A Shares or a U.S. Holder of DAAQ Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if DAAQ is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

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ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of DAAQ Class A Shares will depend on whether the U.S. Holder has made a timely and effective election to treat DAAQ as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of DAAQ Class A Shares during which DAAQ qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s DAAQ Class A Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its DAAQ Class A Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its DAAQ Class A Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its DAAQ Class A Shares is contingent upon, among other things, the provision by DAAQ of a “PFIC Annual Information Statement” to such U.S. Holder. Pubco will reasonably cooperate with any requesting U.S. Holder to provide PFIC Annual Information Statements to such requesting U.S. Holder of DAAQ Class A Shares with respect to each taxable year for which DAAQ is determined to be a PFIC. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to DAAQ Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their DAAQ Class A Shares. As a result, an Electing Shareholder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “- 3. Effects of Section 367 to U.S. Holders of DAAQ Class A Shares,” and subject to the discussion above under “- A. Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of DAAQ, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of DAAQ Class A Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq. No assurance can be given that DAAQ Class A Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their DAAQ Class A Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its DAAQ Class A Shares at the end of its taxable year over its adjusted tax basis in its DAAQ Class A Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its DAAQ Class A Shares over the fair market value of its DAAQ Class A Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its DAAQ Class A Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its DAAQ Class A Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the DAAQ Class A Shares in which DAAQ is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, DAAQ Class A Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the DAAQ Warrants.

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THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS OF DAAQ SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.	Tax Effects to U.S. Holders of Exercising Redemption Rights

1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of DAAQ Class A Shares that exercises its redemption rights with respect to its DAAQ Class A Shares will depend on whether the redemption qualifies as a sale of under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “- 3. Taxation of Redemption Treated as a Sale”. If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “- 2. Taxation of Redemption Treated as a Distribution”.

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of DAAQ stock treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning DAAQ Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of DAAQ outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in DAAQ or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of DAAQ Warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of DAAQ’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of DAAQ’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the Pubco stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest DAAQ if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning DAAQ Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in DAAQ. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in DAAQ will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “- 2. Taxation of Redemption Treated as a Distribution”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining DAAQ stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its DAAQ Warrants or possibly in other DAAQ stock constructively owned by it.

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Redeeming U.S. Holders generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “- A. Tax Effects of the Domestication to U.S. Holders - 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its DAAQ Class A Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its DAAQ Class A Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who actually or constructively own at least five percent (5%) by vote or value (or, if DAAQ Class A Shares is not then publicly traded, at least one percent (1%) by vote or value) or more of the total outstanding DAAQ stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication and the consequences thereof to them based on their particular circumstances.

2.	Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “- 1. Generally”, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from DAAQ’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of DAAQ’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “- 3. Taxation of Redemption Treated as a Sale”.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “- A. Tax Effects of the Domestication to U.S. Holders - 5. PFIC Considerations” with respect to any corporate distributions deemed received on its DAAQ Class A Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

3.	Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “- 1. Generally”, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. It is unclear, however, whether certain the redemption rights with respect to the DAAQ Public Shares may suspend the running of the applicable holding period of the DAAQ Public Shares for this purpose. If the running of the holding period for the DAAQ Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption that is treated as a sale of the DAAQ Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “- A. Tax Effects of the Domestication to U.S. Holders - 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its DAAQ Class A Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of DAAQ Class A Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

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ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

C.	Tax Consequences of the Merger to DAAQ and U.S. Holders of DAAQ Securities

Neither DAAQ nor any U.S. Holder of DAAQ Securities that received Pubco Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

D.	Tax Consequences of Ownership and Disposition of Pubco Securities

1.	Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of OGB Pubco Common Stock (other than certain distributions of Pubco stock or rights to acquire Pubco stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its OGB Pubco Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the OGB Pubco Common Stock and will be treated as described below under the section entitled “- 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities”.

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2.	Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities

Upon a sale or other taxable disposition of Pubco Securities (which, in general, would include a redemption of OGB Pubco Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Pubco Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pubco Securities so disposed of. See the section entitled “- A. Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its Pubco Securities following the Domestication. See the section entitled “- 3. Exercise, Lapse or Redemption of OGB Pubco Warrants” below for a discussion regarding a U.S. Holder’s tax basis in OGB Pubco Common Stock acquired pursuant to the exercise of a OGB Pubco Warrant. See the section entitled “U.S. Federal Income Tax Considerations of the Merger to Holders of Old Glory Securities and Old Glory - I. U.S. Holders” below for a discussion of a U.S. Holder’s adjusted tax basis in its OGB Pubco Common Stock following the Merger.

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3.	Exercise, Lapse or Redemption of OGB Pubco Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of OGB Pubco Common Stock upon exercise of OGB Pubco Warrants for cash. The U.S. Holder’s tax basis in the shares of OGB Pubco Common Stock received upon exercise of the OGB Pubco Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the OGB Pubco Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the OGB Pubco Common Stock received upon exercise of the OGB Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the OGB Pubco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the OGB Pubco Warrants. If any OGB Pubco Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed OGB Pubco Warrants.

The tax consequences of a cashless exercise of OGB Pubco Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the OGB Pubco Common Stock received would equal the U.S. Holder’s basis in the OGB Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the OGB Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the OGB Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the OGB Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the OGB Pubco Common Stock would include the holding period of the OGB Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of OGB Pubco Warrants equal to the number of shares of OGB Pubco Common Stock having a value equal to the exercise price for the total number of OGB Pubco Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the OGB Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the OGB Pubco Common Stock that would have been received in a regular exercise of the OGB Pubco Warrants deemed surrendered and the U.S. Holder’s tax basis in the OGB Pubco Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the OGB Pubco Common Stock received would equal the sum of the U.S. Holder’s tax basis in the OGB Pubco Warrants deemed exercised and the aggregate exercise price of such OGB Pubco Warrants. It is unclear whether a U.S. Holder’s holding period for the OGB Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the OGB Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the OGB Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the OGB Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems OGB Pubco Warrants for cash or if it purchases OGB Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “- 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities.” Prior to the Closing, any of the DAAQ Insiders or their affiliates may purchase DAAQ Public Shares or DAAQ Public Warrants in privately negotiated transactions or in the open market. For more information on such transactions and how such purchases would comply with Rule 14e-5, see the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of DAAQ – Permitted Purchases of DAAQ Public Shares.”

4	Possible Constructive Distributions

Consistent with the DAAQ Warrants, the terms of each OGB Pubco Warrant provide for an adjustment to the number of shares of OGB Pubco Common Stock for which the OGB Pubco Warrant may be exercised or to the exercise price of the OGB Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the OGB Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of OGB Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the OGB Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Pubco stock, or as a result of the issuance of a stock dividend to holders of shares of Pubco stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “- 1. Taxation of Distributions” in the same manner as if the U.S. Holders of the OGB Pubco Warrants received a cash distribution from Pubco equal to the fair market value of such increased interest.

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E.	Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of Pubco Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

III.	NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a DAAQ Security or Pubco Security, as applicable, who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. Holder.

A.	Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of DAAQ Securities unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its DAAQ Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., Pubco, rather than a non-U.S. corporation, i.e., DAAQ, after the Domestication.

Although the redemptions of Non-U.S. Holders that exercise redemption rights with respect to DAAQ Class A Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, Non-U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication. Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

B.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of DAAQ Class A Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders - B. Tax Effects to U.S. Holders of Exercising Redemption Rights - 1. Generally”. Regardless of whether it is treated as a sale of DAAQ Class A Shares or as a corporate distribution on the DAAQ Class A Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such DAAQ Class A Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

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C.	Tax Consequences of the Merger to DAAQ and Non-U.S. Holders of DAAQ Securities

Neither DAAQ nor any Non-U.S. Holder of DAAQ Securities that received Pubco Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

D.	Tax Consequences of Ownership and Disposition of Pubco Securities

1.	Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Pubco stock or rights to acquire Pubco stock) made to a Non-U.S. Holder of shares of OGB Pubco Common Stock, to the extent paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Pubco will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of OGB Pubco Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the OGB Pubco Common Stock, which will be treated as described below under the section entitled “- 2. Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities”. In addition, if Pubco determines that it is likely to be classified as a “United States real property holding corporation” (see the section entitled “- 2. Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities” below), the applicable withholding agent may withhold fifteen (15%) of any distribution that exceeds Pubco’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise.

A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

2.	Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Pubco Securities (including an expiration or redemption of the OGB Pubco Warrants as described below under the section entitled “- 3. Exercise, Lapse or Redemption of OGB Pubco Warrants”), unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

●	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

●	Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Pubco Security being disposed of, except, in the case where shares of OGB Pubco Common Stock are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), (x) the Non-U.S. Holder is disposing of OGB Pubco Common Stock and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of OGB Pubco Common Stock at all times within the shorter of the five-year period preceding such disposition of OGB Pubco Common Stock or such Non-U.S. Holder’s holding period for such OGB Pubco Common Stock or (y) the Non-U.S. Holder is disposing of OGB Pubco Warrants and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of the total fair market value of OGB Pubco Warrants (provided the OGB Pubco Warrants are considered to be “regularly traded”) at all times within the shorter of the five-year period preceding such disposition of OGB Pubco Warrants or such Non-U.S. Holder’s holding period for such OGB Pubco Warrants. There can be no assurance that OGB Pubco Common Stock or OGB Pubco Warrants will be treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to OGB Pubco Common Stock or OGB Pubco Warrants, including how a Non-U.S. Holder’s ownership of OGB Pubco Warrants impacts the five percent (5%) threshold determination with respect to OGB Pubco Common Stock and whether the five percent (5%) threshold determination with respect to OGB Pubco Warrants must be made with or without reference to the DAAQ Private Placement Warrants. In addition, special rules may apply in the case of a disposition of OGB Pubco Warrants if OGB Pubco Common Stock is considered to be “regularly traded”, but OGB Pubco Warrants are not considered to be “regularly traded”. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

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Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Pubco may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. Pubco is not expected to be a United States real property holding corporation immediately after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether Pubco would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Pubco Securities.

3.	Exercise, Lapse or Redemption of OGB Pubco Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of OGB Pubco Common Stock upon exercise of OGB Pubco Warrants for cash. The Non-U.S. Holder’s tax basis in the share of OGB Pubco Common Stock received upon exercise of OGB Pubco Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such OGB Pubco Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the OGB Pubco Common Stock received upon exercise of the OGB Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the OGB Pubco Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the OGB Pubco Warrants. If any OGB Pubco Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed OGB Pubco Warrants. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any such loss recognized.

Consistent with the DAAQ Warrants, the OGB Pubco Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of OGB Pubco Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the OGB Pubco Common Stock received would equal the Non-U.S. Holder’s tax basis in the OGB Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the OGB Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the OGB Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the OGB Pubco Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the OGB Pubco Common Stock would include the holding period of the OGB Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of OGB Pubco Warrants equal to the number of shares of OGB Pubco Common Stock having a value equal to the exercise price for the total number of OGB Pubco Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the OGB Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the OGB Pubco Common Stock that would have been received in a regular exercise of the OGB Pubco Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the OGB Pubco Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “- 2. Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities”. It is unclear whether a Non-U.S. Holder’s holding period for the OGB Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the OGB Pubco Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the OGB Pubco Warrants exercised therefor.

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Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the OGB Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems OGB Pubco Warrants for cash or if Pubco purchases OGB Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “- 2. Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities”.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of OGB Pubco Warrants.

4.	Possible Constructive Distributions

Similar with the DAAQ Warrants, the terms of each OGB Pubco Warrant provide for an adjustment to the number of shares of OGB Pubco Common Stock for which the OGB Pubco Warrant may be exercised or to the exercise price of the OGB Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of Pubco Old Glory if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of OGB Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the OGB Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Pubco stock, or as a result of the issuance of a stock dividend to holders of shares of Pubco stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Pubco equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “- D. Tax Consequences of Ownership and Disposition of Pubco Securities - 1. Taxation of Distributions”.

E.	Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Pubco Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid U.S. information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.	Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on Pubco Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Pubco Securities.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF Old Glory SECURITIES AND Old Glory

The following discussion is a summary of certain material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) who exchange Old Glory Class A Common Stock, Old Glory Class B Common Stock and Old Glory warrants (each, an “Old Glory Security”) for OGB Pubco Common Stock and OGB Pubco Warrants (each, a “Pubco Security”), as applicable, in the Merger. This section applies only to Holders that hold their Old Glory Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address the U.S. federal income tax consequences to any person receiving any securities that may be issued by Pubco pursuant to the Transaction Financing. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to Holders subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules with respect to the Old Glory Securities;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	partnerships (including entities or arrangements treated as partnerships) for U.S. federal income tax purposes, or persons that hold the Old Glory Securities through such partnerships;

●	subchapter S corporations or persons that hold the Old Glory Securities through such entities;

●	grantor trusts;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

●	cooperatives;

●	U.S. expatriates or former long-term residents of the United States;

●	except as specifically provided below, persons that directly, indirectly or constructively own five percent or more (by vote or value) of all classes of Old Glory’s stock;

●	persons that acquired their Old Glory Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

●	persons that hold their Old Glory Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes holds Old Glory Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any Old Glory Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The parties to the Business Combination Agreement have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

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THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE MERGER TO HOLDERS OF Old Glory SECURITIES AND Old Glory. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER TO HOLDERS OF OLD GLORY SECURITIES AND OLD GLORY MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH HOLDER OF Old Glory SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I.	U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of an Old Glory Security, as applicable, who or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Old Glory and DAAQ intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, it is the opinion of Loeb & Loeb LLP that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are factual and legal uncertainties as to whether the Merger qualifies as a “reorganization” under Section 368(a) of the Code, and therefore the tax treatment of the Merger is inherently uncertain. Moreover, the qualification of the reorganization will be based on facts that cannot be confirmed until the time of Closing or following the Closing. Furthermore, because the provisions of Section 368(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Merger that are beyond the control of DAAQ and Old Glory, the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code is not free from doubt. Although this disclosure assumes that the Merger will so qualify, the IRS or a court could take a different view. U.S. Holders of Old Glory Securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a “reorganization” under Section 368 of the Code. Neither DAAQ nor Old Glory intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge.

If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders of Old Glory Securities generally would not recognize gain or loss on the exchange of Old Glory Securities for Pubco Securities as a result of the Merger. If so treated, each U.S. Holder’s tax basis in the Pubco Securities received in the Merger would be the same as such Holder’s tax basis in the Old Glory Securities surrendered in the Merger in exchange therefor, and the holding period of the Pubco Securities received in the Merger by the U.S. Holder would include the holding period of the Old Glory Securities surrendered in the Merger in exchange therefor.

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If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of Old Glory Securities generally would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the Pubco Securities received in exchange for such surrendered Old Glory Securities upon completion of the Merger and (ii) the holder’s adjusted tax basis in the Old Glory Securities surrendered. If a U.S. Holder acquired different blocks of Old Glory Securities at different times or at different prices, such Holder should consult its tax advisor regarding the appropriate manner in which Pubco Securities should be allocated among different blocks of Old Glory Securities. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if such Old Glory Securities have been held for more than one year at the time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If so treated, a U.S. Holder’s tax basis in the Pubco Securities received in the Merger generally would be equal to the fair market value of such Pubco Securities, and the U.S. Holder’s holding period in such Pubco Securities generally would begin on the day following the Merger.

U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the Merger.

II.	NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of an Old Glory Security who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. Holder.

The Merger is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder with respect to the receipt of Pubco Securities in exchange for Old Glory Securities if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a Non-U.S. Holder generally is not expected to be subject to U.S. federal income or withholding tax in respect of gain recognized on a taxable exchange of its Old Glory Securities for Pubco Securities resulting from the Merger unless such Non-U.S. Holder would be subject to U.S. federal income tax under the rules described above under “U.S. Federal Income Tax Considerations for Holders of DAAQ Securities and Pubco Securities - III. Non-U.S. Holders – D. Tax Consequences of Ownership and Disposition of Pubco Securities - 2. Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities” with respect to a taxable disposition of Old Glory Securities.

Under certain circumstances, Non-U.S. Holders could be subject to U.S. federal income tax on any gain realized if Old Glory is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period during which the Non-U.S. Holder held equity in Old Glory, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. Old Glory believes that it is not, and has not been during such period, a United States real property holding corporation.

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III.	Old Glory Equity Awards

Holders of Old Glory Equity Awards that remain outstanding at the Effective Time will become fully vested and will be exchanged for a replacement equity award (each, a “New Pubco Equity Award”) to be settled into such number of shares of OGB Pubco Common Stock equal to the Applicable Post-Closing Award Number, with an exercise price equal to the Applicable Post-Closing Award Price (each as defined in the Business Combination Agreement).

Assuming that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, we believe that the replacement of Old Glory Equity Awards for New Pubco Equity Wards will be considered a “non-recognition” event for each holder, resulting in no taxable gain to the holder from this Merger. However, to the extent that the holder held an incentive stock option under Section 422 of the Code (each, an “ISO”) prior to the Merger, and otherwise benefiting from certain favorable tax treatment, we believe that each such ISO automatically converts to a non-qualified stock option. Accordingly, we expect that no holder of New Pubco Equity Awards will have the favorable tax treatment that might have existed as an ISO, pre-Merger.

We note that no holder of an Old Glory Equity Award (including if holding ISOs) is required to participate in this replacement and, prior to the Merger, each holder will have the right and opportunity to exercise their Old Glory Equity Awards, pay their applicable “strike” price, and participate in the Merger as if otherwise holding Old Glory Class B Shares. However, we believe that holders who will have an Applicable Post-Closing Award Price that is greater than $10.00 will not have the financial incentive to exercise their Old Glory Equity Awards and will likely accept the replacement New Pubco Equity Ward, even if losing the tax benefit of an ISO.

IV.	Old Glory Bank

Old Glory Bank is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Business Combination. If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, Old Glory generally would be expected to recognize gain or loss on the exchange of its assets in an amount equal to the difference between (i) the fair market value of the Merger consideration received in exchange for such assets and (ii) Old Glory’s adjusted tax basis in the exchanged assets, subject to Old Glory’s potential utilization of net operating losses, if any, to offset any potential gain.

V.	Reporting Requirements

Each Holder that receives shares of Pubco Securities in the Merger may be required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the Old Glory Securities exchanged and Pubco Securities received in exchange therefor.

Additionally, Holders that are required to file U.S. federal income tax returns and who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding equity of Old Glory may be required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in its Old Glory Securities surrendered in the Merger, the fair market value of such Old Glory Securities, the date of the Merger and the name and employer identification number of the parties to the reorganization. Holders should consult their tax advisors regarding the application of these rules to the Merger.

A Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Merger, unless such Holder properly establishes an exemption or provides its correct tax identification number on an IRS Form W-9 and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

All Holders of Old Glory Securities are urged to consult their tax advisors as to the tax consequences to them of the Merger. The discussion of CERTAIN material U.S. federal income tax consequences contained herein is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Tax consequences may vary with, or be dependent on, individual circumstances. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF EACH HOLDER’S OWN SITUATION.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of DAAQ and Old Glory Bank adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the historical unaudited balance sheet of DAAQ as of March 31, 2026 with the historical unaudited consolidated balance sheets of Old Glory Holding Company as of March 31, 2026 on a pro forma basis as if the Business Combination had been consummated as of that date.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the historical unaudited statement of operations of DAAQ for the three months ended March 31, 2026 and the historical unaudited consolidated statement of loss of Old Glory Holding Company for the three months ended March 31, 2026 on a pro forma basis as if the Business Combination had been consummated as of January 1, 2026.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited statement of operations of DAAQ for the year ended December 31, 2025 and the historical audited consolidated statement of loss of Old Glory Holding Company for the year ended December 31, 2025 on a pro forma basis as if the Business Combination had been consummated as of January 1, 2025.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only, have not been reviewed by an independent public accounting firm, and does not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.

Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Description of the Transactions

On January 13, 2026, DAAQ a Cayman Islands exempted company, entered into the Business Combination Agreement with Old Glory Bank.

The Business Combination Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of DAAQ and Old Glory Bank.

The Business Combination and the Domestication

The Business Combination Agreement provides that, among other things: (i) DAAQ will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Texas (the “Domestication”) and, in connection therewith, will change its name to “OGB Financial Company” (“Pubco”), and (ii) Old Glory Bank will merge with and into Pubco, with Pubco continuing as the surviving company (the “Merger”). The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to collectively as the “Business Combination”.

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Subject to, and in accordance with the terms and conditions of the Business Combination Agreement: (i) immediately prior to the Domestication, (x) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of DAAQ (each, a “Class B Ordinary Share”) will convert automatically, on a one-for-one basis, into one Class A ordinary share, par value of $0.0001 per share, of DAAQ (each a “Class A Ordinary Share”) and (y) each of the then issued and outstanding units of DAAQ will automatically separate into one Class A Ordinary Share and one-half of one warrant to purchase one Class A Ordinary Share (each, a “DAAQ Warrant”); and (ii) in connection with the Domestication, (x) each then issued and outstanding Class A Ordinary Share that was not redeemed will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Pubco (the “Pubco Common Stock”); and (y) each then issued and outstanding DAAQ Warrant will automatically become a warrant to acquire one share of Pubco Common Stock in accordance with its terms.

Merger Consideration

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the effective time of the Merger:

(i) each outstanding share of Class A common stock of Old Glory Bank (each, an “Old Glory Bank Class A Share”) will be canceled and exchanged for a number of shares of Pubco Common Stock equal to (A) the sum of (x) the Class A Liquidation Value to which such Old Glory Bank Class A Share is entitled pursuant to the Certificate of Incorporation of Old Glory Bank, plus (y) the product of (i) the number of shares of Class B common stock of Old Glory Bank into which such Old Glory Bank Class A Share is convertible pursuant to the Certificate of Incorporation of Old Glory Bank, multiplied by (ii) the Per Share Participating Equity Value (as defined below), divided by (B) $10.00;

(ii) each outstanding share of Class B common stock of Old Glory Bank (each, an “Old Glory Bank Class B Share” and, together with the Old Glory Bank Class A Shares, the “Old Glory Bank Shares”) will be canceled and exchanged for a number of shares of Pubco Common Stock equal to (A) (x) $250.0 million, adjusted for indebtedness and unrestricted cash as of the Closing, less the aggregate Class A Liquidation Value of all Old Glory Bank Class A Shares, divided by (y) the aggregate number of Old Glory Bank Shares issued and outstanding on an as-converted, fully-diluted basis as of immediately prior to the Effective Time (the “Per Share Participating Equity Value”), divided by (B) $10.00 (the “Per Class B Share Stock Consideration”);

(iii) all equity awards of Old Glory Bank (“Old Glory Bank Equity Awards”) issued and outstanding as of immediately prior to the Effective Time will become fully vested, and will be exchanged for an equity award to be settled in a number of Pubco Shares equal to the Applicable Post-Closing Award Number, with an exercise price equal to the Applicable Post-Closing Award Price (each as defined in the Business Combination Agreement); and

(iv) each holder of any warrant that is not an Old Glory Bank Equity Award and is not otherwise exchanged or exercised as of the Effective Time will have the right to exchange such warrant for a warrant to purchase a number of Pubco Shares equal to the Applicable Post-Closing Coverage Warrant Number, with an exercise price equal to the Applicable Post-Closing Coverage Warrant Price (each as defined in the Business Combination Agreement).

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The following summarizes the aggregated value of the Merger Consideration:

PubCo
Common Stock
Old Glory Bank consideration	25,000,000
Value per share	$10
Total Merger Consideration	$250,000,000

Closing Conditions

The obligation of DAAQ and Old Glory Bank to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the receipt of all required Bank Regulatory Approvals, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the Registration Statement being declared effective under the Securities Act of 1933, as amended (the “Securities Act”), (iv) the Minimum Closing Cash Condition, (vii) the Registration Rights Agreement (as defined below) being entered into, (viii) receipt of approval from the Nasdaq Stock Market LLC (“Nasdaq”) of Pubco’s initial listing application in connection with the Business Combination, (ix) no law, order or other legal restraint being issued by any governmental entity enjoining or prohibiting the closing of the Business Combination, (x) neither Old Glory Bank nor its wholly-owed subsidiary, Old Glory Bank, an Oklahoma state-chartered bank (the “Bank”), becoming subject to any formal enforcement action by any Banking Regulator (as defined in the Business Combination Agreement) that was not in place as of the date of the execution of the Business Combination Agreement, (xi) there being no deterioration of the bank regulatory ratings from the most recent regulatory examination, (xii) continued material compliance with the CRA Strategic Plan, and (xiii) neither Old Glory Bank nor the Bank shall have experienced a material adverse development with respect to BSA, AML or sanctions compliance, in each case, as evidenced by written notice from a banking regulator.

In addition, (i) the obligation of Old Glory Bank to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, the accuracy of the representations and warranties of DAAQ, subject to certain materiality thresholds, and (ii) the obligation of DAAQ to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to (A) the accuracy of the representations and warranties of Old Glory Bank, subject to certain materiality thresholds, and (B) there having not occurred a Company Material Adverse Effect (as defined in the Business Combination Agreement).

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by mutual written consent of DAAQ and Old Glory Bank, (ii) by DAAQ if Old Glory Bank breaches any of its representations and warranties or if Old Glory Bank fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing would not be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by Old Glory Bank if DAAQ breaches any of its representations and warranties or DAAQ fails to perform any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing would not be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) subject to certain limited exceptions, by either DAAQ or Old Glory Bank if the Business Combination is not consummated by May 31, 2026 (the “Outside Date”), (v) by either DAAQ or Old Glory Bank if DAAQ shareholders do not provide certain required approvals at the shareholder meeting held for such purpose, (vi) by DAAQ if Old Glory Bank’s shareholders do not deliver to DAAQ a written consent approving the Business Combination (the “OGB Shareholder Consent”) within ten days of the Registration Statement being declared effective under the Securities Act, and (vii) by DAAQ, if (A) the 2024 Audited Financials have not been delivered by Old Glory Bank by January 31, 2026, or (B) the 2025 Audited Financials have not been delivered by Old Glory Bank by February 28, 2026.

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If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except (i) in the case of intentional and willful breach prior to the termination of the Business Combination Agreement and (ii) if the Business Combination Agreement is terminated because the Business Combination has not closed by the Outside Date, as a result of the failure to receive the required Bank Regulatory Approvals but the Minimum Cash Condition would otherwise have been satisfied, then Old Glory Bank will issue $10.0 million of Old Glory Bank Class A Shares to DAAQ within 10 business days of such termination.

The Business Combination is expected to close in the first half of 2026, subject to the receipt of the required approvals by the shareholders of DAAQ and Old Glory Bank and fulfilment of the other closing conditions.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, DAAQ, the Sponsor and each director, officer and advisor of DAAQ (collectively, the “Supporting Sponsor Shareholders”) and Old Glory Bank entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which each of the Supporting Sponsor Shareholders, agreed to, among other things, (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby (including the Domestication) and (ii) waive, subject to the consummation of the Business Combination, any and all anti-dilution rights with respect to the rate that the DAAQ Class B Shares convert into the DAAQ Class A Shares in connection with the Business Combination.

Old Glory Support Agreements

Concurrently with the execution of the Business Combination Agreement, DAAQ and certain shareholders of Old Glory Bank (the “Supporting Old Glory Shareholders”) entered into support agreements (the “Old Glory Support Agreements”), pursuant to which each of the Supporting Old Glory Shareholders agreed to, among other things, (i) execute and deliver a written consent approving and adopting the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby no later than ten days after the effective date of the Registration Statement, (ii) not to transfer any of the Old Glory Bank Shares held by it through the Closing, and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, DAAQ, Old Glory Bank, the Supporting Sponsor Shareholders and the Supporting Old Glory Shareholders (together with the Supporting Sponsor Shareholders, the “Supporting Shareholders”) entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which each of the Supporting Shareholders agreed to, among other things, not transfer any shares of Pubco Common Stock received by it in connection with the Closing (subject to certain limited exceptions) for a period starting from the Closing and ending on the earlier to occur of (i) one year after the Closing Date, and (ii) after the Closing, (A) the date on which the last sale price of shares of Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (B) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property.

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Accounting for the Transactions

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pubco, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and Old Glory Bank will be treated as the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of Companies issuing shares at the Closing for the net assets of DAAQ as of the Closing Date, accompanied by a recapitalization. The net assets of DAAQ will be stated at historical cost, with no goodwill or other intangible assets recorded.

Old Glory Bank has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Old Glory Bank will have the majority voting interest in the Pubco under two of three scenarios, the 50% redemption and maximum redemption scenarios;

●	The Pubco. Board will be composed as follows: Old Glory Bank will have the right to designate five (5) directors and DAAQ will have the right to designate two (2) directors (a majority of the Board who will qualify as independent directors under the Securities Act and the Nasdaq rules);

●	Old Glory Bank senior management will be the senior management of the Pubco. post-merger;

●	The business of Pubco. will comprise the ongoing operations of Old Glory Bank.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared, assuming three redemption scenarios as follows:

Scenario 1 — The “No Redemption Scenario” assumes that no holders of DAAQ Public Shares exercise their right to have their DAAQ Public Shares redeemed for their pro rata share of the Trust Account.

Scenario 2 — The “50% Redemption Scenario” assumes that 50% holders of DAAQ Public Shares exercise their right to have their DAAQ Public Shares redeemed for their pro rata share of the Trust Account.

Scenario 3 — The “Maximum Redemption Scenario” assumes that all DAAQ Public Shares are redeemed. This scenario would not satisfy the $50 million Minimum Closing Cash Condition required to consummate the Business Combination.

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Scenario 1,2 and 3 (as discussed above) have been prepared assuming no Transaction Financing of $50 million of Class A common stock at $0.0001 par value, which is the Minimum Closing Cash Condition. As of the date hereof, no PIPE or other Transaction Financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Closing Cash Condition, but there can be no assurance that any such financing will be obtained.

The following table sets out share ownership of shares of OGB Pubco Common Stock on a Pro Forma basis assuming the three scenarios discussed above, excluding the potential dilutive effect of outstanding Stock Options and common stock warrants:

	As of March 31, 2026		As of December 31, 2025
	No Redemption		No Redemption
	Scenario		Scenario
	Common Stock	Percentage	Common Stock	Percentage
DAAQ Public Shareholders (1)	17,250,000	37.26%	17,250,000	37.28%
DAAQ Insiders (2)	5,750,000	12.42%	5,750,000	12.43%
Old Glory Bank stockholders (3)	23,293,252	50.32%	23,269,980	50.29%
	46,293,252	100.00%	46,269,980	100.00%

	50% Redemption		50% Redemption
	Scenario		Scenario
	Common Stock	Percentage	Common Stock	Percentage
DAAQ Public Shareholders (1)	8,625,000	22.90%	8,625,000	22.91%
DAAQ Insiders (2)	5,750,000	15.26%	5,750,000	15.27%
Old Glory Bank stockholders (3)	23,293,252	61.84%	23,269,980	61.81%
	37,668,252	100.00%	37,644,980	100.00%

	Maximum Redemption		Maximum Redemption
	Scenario		Scenario
	Common Stock	Percentage	Common Stock	Percentage
DAAQ Public Shareholders (1)	-	0.00%	-	0.00%
DAAQ Insiders (2)	5,750,000	19.80%	5,750,000	19.81%
Old Glory Bank stockholders (3)	23,293,252	80.20%	23,269,980	80.19%
	29,043,252	100.00%	29,019,980	100.00%

(1) Consists of shares of OGB Pubco Common Stock held by DAAQ Public Shareholders

(2) Consists of shares of OGB Pubco Common Stock held by DAAQ Insiders

(3) Represents shares of OGB Pubco Common Stock issued to Old Glory Holding Company stockholders as merger consideration pursuant to the Business Combnation Agreement, excluding shares allocated for options and warrants.

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DIGITAL ASSET ACQUISITION CORP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2026

			Scenario 1:			Scenario 2:			Scenario 3:
			No Redempton Scenario			50% Redempton Scenario			Maximum Redempton Scenario
		Old Glory	Transaction			Transaction			Transaction
	DAAQ	Bank	Accounting		Pro-Forma	Accounting		Pro-Forma	Accounting		Pro-Forma
(In Thousands)	(Historical)	(Historical)	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
Assets

Cash and cash equivalents	$614	$45,971	$(6,900)	B	$34,122	$(3,450)	B	$37,584	$-	B	$41,046
			(5,563)	D		(5,551)	D		(5,539)	D
Marketable securities held in trust	178,583	-	(178,583)	A	-	(178,583)	A	-	(178,583)	A	-
Investment securities available for sale	-	202,916	178,583	A	381,499	89,292	A	292,208	-	A	202,916

Loans receivable	-	22,631	-		22,631	-		22,631	-		22,631
Less:allowance for credit losses	-	(369)	-		(369)	-		(369)	-		(369)
NET LOANS	-	22,262	-		22,262	-		22,262	-		22,262

Intangible assets	-	95	-		95	-		95	-		95
Premises and equipment	-	471	-		471	-		471	-		471
Other assets	91	7,635	-		7,726	-		7,726	-		7,726
TOTAL ASSETS	$179,288	$279,350	$(12,463)		$446,175	$(98,293)		$360,345	$(184,122)		$274,516

Liabilities and Stockholders’ Equity

Deposits:
Non interest bearing	$-	$103,324	$-		$103,324	$-		$103,324	$-		$103,324
Interest bearing	-	166,195	-		166,195	-		166,195	-		166,195
TOTAL DEPOSITS	-	269,519	-		269,519	-		269,519	-		269,519

Deferred underwriting fee payable	6,900	-	(6,900)	B	-	(6,900)	B	-	(6,900)	B	-
Accrued Interest and other liabilities	66	936	-		1,002	-		1,002	-		1,002
TOTAL LIABILITIES	6,966	270,455	(6,900)		270,521	(6,900)		270,521	(6,900)		270,521

Commitments and Contingencies
Class A ordinary shares subject to redemption, 17,250,000 shares	178,583	-	(178,583)	C	-	(178,583)	C	-	(178,583)	C	-

Stockholders’ Equity:
Class A common stock, $0.0001 par value	-	2	2	C	10	1	C	9	-	C	8
			3	E		3	E		3	E
			3	G		3	G		3	G
Class B common stock, $0.0001 par value	1	2	(3)	G	-	(3)	G	-	(3)	G	-
Surplus	-	61,103	178,581	C	230,222	89,291	C	144,393	-	C	58,565
			(5,841)	F		(5,841)	F		(5,841)	F
			(5,563)	D		(5,551)	D		(5,539)	D
			(3)	E		(3)	E		(3)	E
			-	B		3,450	B		6,900	B
			1,945	I		1,945	I		1,945	I
Accumulated deficit	(6,262)	(51,771)	5,841	F	(54,137)	5,841	F	(54,137)	5,841	F	(54,137)
	-	-	(1,945)	I		(1,945)	I		(1,945)	I
Accumulated other comprehensive loss	-	(441)	-		(441)	-		(441)	-		(441)
TOTAL STOCKHOLDERS’ EQUITY	(6,261)	8,895	173,020		175,654	87,190		89,824	1,361		3,995

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$179,288	$279,350	$(12,463)		$446,175	$(98,293)		$360,345	$(184,122)		$274,516

A	Reflects the liquidiation and reclassification of funds held in the Trust Account to investment securities available for sale that becomes available following the Business Combination.
Under the No Redemption Scenario, this amount is $178,583. Under the 50% Redemption Scenario this amount is $89,292. Under the Maximum Redemption Scenario this amount is $0.
B	Reflects payment of the $6.9 million of deferred underwriting fee payable. The payment amount is scaled based on the level of redemptions in the Trust. Under the Maximum Redemption Scenario no deferred underwiting fee is paid.
C	Reflects the reclassification of SPAC’s Class A common stock subject to redemption to permanent equity.
D	Reflects payment of preliminary estimated transaction costs expected to be incurred by SPAC and Old Glory Bank including underwriting fees, legal, accounting, audit, printing, SEC filing fees, advisory, director & officer tail insurance and other transaction related fees incurred as part of the Business Combination.
E	Represents 23,293,252 OGB PubCo common shares of par value $0.0001 issued to Old Glory Bank shareholders as merger consideration pursuant to the Business Combination Agreement
F	Represents the elimination of DAAQ’s historical accumulated deficit to surplus
G	Represents automatic conversion of DAAQ Class B stock (5,750,000 shares) and Old Glory Bank Class B stock (22,948,379 shares) to Class A common stock at par value of $0.0001
I	Reflects the accelerated vesting of Old Glory Bank’s remaining unvested option and warrant expense as of March 31, 2026

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DIGITAL ASSET ACQUISITION CORP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

			Scenario 1:			Scenario 2:			Scenario 3:
			No Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
		Old Glory	Transaction			Transaction			Transaction
	DAAQ	Bank	Accounting		Pro-Forma	Accounting		Pro-Forma	Accounting		Pro-Forma
(In Thousands)	(Historical)	(Historical)	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined

Interest income	$7	$3,095	$-		$3,102	$-		$3,102	$-		$3,102
Net earnings on marketable securities held in Trust Account	1,458	-	-	K	1,458	(729)	K	729	(1,458)	K	-
Total interest income	1,465	3,095	-		4,560	(729)		3,831	(1,458)		3,102

Interest expense	-	549	-		549	-		549	-		549

Net interest income	1,465	2,546	-		4,011	(729)		3,282	(1,458)		2,553

Provision for credit losses	-	196	-		196	-		196	-		196

Net interest income after provision for credit losses	1,465	2,350	-		3,815	(729)		3,086	(1,458)		2,357

Noninterest income	-	892	-		892	-		892	-		892

Noninterest expense	426	7,787	(426)	J	9,733	(426)	J	9,733	(426)	J	9,733
	-	-	1,946	L	-	1,946	L	-	1,946	L	-

Loss before income taxes	1,039	(4,545)	(1,520)		(5,026)	(2,249)		(5,755)	(2,978)		(6,484)

Income taxes	-	-	-		-	-		-	-		-

Net income (loss)	$1,039	$(4,545)	$(1,520)		$(5,026)	$(2,249)		$(5,755)	$(2,978)		$(6,484)

DAAQ Class A ordinary shares
Net income	$779
Basic and diluted weighted average shares outstanding	17,250,000
Basic and diluted net income per share	$0.05

DAAQ Class B ordinary shares
Net income	$260
Basic and diluted weighted average shares outstanding	5,750,000
Basic and diluted net income per share	$0.05

Old Glory Holding Company
Net loss		$(4,545)			$(5,026)			$(5,755)			$(6,484)
Basic and diluted weighted average shares outstanding		44,264,315			46,293,252			37,668,252			29,043,252
Basic and diluted net loss per share		$(0.10)			$(0.11)			$(0.15)			$(0.22)

J	Reflects the elimination of DAAQ’s non-recurring operating expenses
K	Reflects the pro rata adjustment to net earnings on the marketable securities held in Trust based on the level of redemptions. 50% of earnings are lost in the 50% redemptions scemario, 100% of earnings are lost in the maximum redemptions scenario
L	Reflects the accelerated vesting expense of Old Glory Bank’s remaining unvested option and warrant expense as of March 31, 2026

156

DIGITAL ASSET ACQUISITION CORP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

			Scenario 1:			Scenario 2:			Scenario 3:
			No Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
		Old Glory	Transaction			Transaction			Transaction
	DAAQ	Bank	Accounting		Pro-Forma	Accounting		Pro-Forma	Accounting		Pro-Forma
(In Thousands)	(Historical)	(Historical)	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined

Interest income	$17	$9,929	$-		$9,946	$-		$9,946	$-		$9,946
Net earnings on marketable securities held in Trust Account	4,607	-	2,304	K	6,911	(1,152)	K	3,455	(4,607)	K	-
Total interest income	4,624	9,929	2,304		16,857	(1,152)		13,401	(4,607)		9,946

Interest expense	-	1,861	-		1,861	-		1,861	-		1,861

Net interest income	4,624	8,068	2,304		14,996	(1,152)		11,540	(4,607)		8,085

Provision for credit losses	-	371	-		371	-		371	-		371

Net interest income after provision for credit losses	4,624	7,697	2,304		14,625	(1,152)		11,169	(4,607)		7,714

Noninterest income	-	3,297	-		3,297	-		3,297	-		3,297

Noninterest expense	379	25,836	(379)	J	27,976	(379)	J	27,976	(379)	J	27,976
	-	-	2,140	L	-	2,140	L	-	2,140	L	-

Loss before income taxes	4,245	(14,842)	543		(10,055)	(2,913)		(13,510)	(6,368)		(16,965)

Income taxes	-	-	-		-	-		-	-		-

Net income (loss)	$4,245	$(14,842)	$543		$(10,055)	$(2,913)		$(13,510)	$(6,368)		$(16,965)

DAAQ Class A ordinary shares
Basic net income	$2,880
Basic weighted average shares outstanding	11,626,027
Basic net income per share	$0.25

Diluted net income	$2,870
Diluted weighted average shares outstanding	11,626,027
Diluted net income per share	$0.25

DAAQ Class B ordinary shares
Basic net income	$1,364
Basic weighted average shares outstanding	5,505,479
Basic net income per share	$0.25

Diluted net income	$1,374
Diluted weighted average shares outstanding	5,565,068
Diluted net income per share	$0.25

Old Glory Holding Company
Basic and diluted net income		$(14,842)			$(10,055)			$(13,510)			$(16,965)
Basic and diluted weighted average shares outstanding		42,705,299			51,269,980			42,644,980			34,019,980
Basic and diluted net income per share		$(0.35)			$(0.20)			$(0.32)			$(0.50)
J	Reflects the elimination of DAAQ’s non-recurring operating expenses
K	Reflects the pro rata adjustment to net earnings on the marketable securities held in Trust based on the level of redemptions assuming the transaction occurred on January 1, 2025. 50% of earnings are lost in the 50% Redemptions Scemario, 100% of earnings are lost in the Maximum Redemptions Scenario,
L	Reflects the accelerated vesting expense of Old Glory Bank’s remaining unvested option and warrant expense as of December 31, 2025.

157

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation and Accounting Policies

The unaudited Pro Forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited Pro Forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Old Glory Bank will experience. Old Glory Bank and DAAQ did not have any historical relationship prior to the Business Combination. Accordingly, no Pro Forma adjustments were required to eliminate activities between companies.

The following unaudited Pro Forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing Pro Forma adjustment criteria with simplified Pro Forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional Pro Forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. Old Glory Bank and DAAQ have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma condensed combined financial information.

The historical financial statements of Old Glory Bank have been prepared in accordance with U.S. GAAP. The historical financial statements of DAAQ have been prepared in accordance with U.S. GAAP. The unaudited Pro Forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Old Glory Bank and DAAQ.

DAAQ has elected to provide the unaudited Pro Forma condensed combined financial information under three different redemption scenarios as more fully described below:

Scenario 1 — The “No Redemption Scenario” assumes that no holders of DAAQ Public Shares exercise their right to have their DAAQ Public Shares redeemed for their pro rata share of the Trust Account.

Scenario 2 — The “50% Redemption Scenario” assumes that 50% holders of DAAQ Public Shares exercise their right to have their DAAQ Public Shares redeemed for their pro rata share of the Trust Account.

Scenario 3 — The “Maximum Redemption Scenario” assumes that all DAAQ Public Shares are redeemed. This scenario would not satisfy the $50 million Minimum Closing Cash Condition required to consummate the Business Combination.

158

The following tables set out share ownership of OGB Pubco Common Stock on a pro forma basis assuming the three scenarios described above:

	As of March 31, 2026		As of December 31, 2025
	No Redemption		No Redemption
	Scenario		Scenario
	Common Stock	Percentage	Common Stock	Percentage
DAAQ Public Shareholders (1)	17,250,000	37.26%	17,250,000	37.28%
DAAQ Insiders (2)	5,750,000	12.42%	5,750,000	12.43%
Old Glory Bank stockholders (3)	23,293,252	50.32%	23,269,980	50.29%
	46,293,252	100.00%	46,269,980	100.00%

	50% Redemption		50% Redemption
	Scenario		Scenario
	Common Stock	Percentage	Common Stock	Percentage
DAAQ Public Shareholders (1)	8,625,000	22.90%	8,625,000	22.91%
DAAQ Insiders (2)	5,750,000	15.26%	5,750,000	15.27%
Old Glory Bank stockholders (3)	23,293,252	61.84%	23,269,980	61.81%
	37,668,252	100.00%	37,644,980	100.00%

	Maximum Redemption		Maximum Redemption
	Scenario		Scenario
	Common Stock	Percentage	Common Stock	Percentage
DAAQ Public Shareholders (1)	-	0.00%	-	0.00%
DAAQ Insiders (2)	5,750,000	19.80%	5,750,000	19.81%
Old Glory Bank stockholders (3)	23,293,252	80.20%	23,269,980	80.19%
	29,043,252	100.00%	29,019,980	100.00%

(1) Consists of shares of OGB Pubco Common Stock held by DAAQ Public Shareholders

(2) Consists of shares of OGB Pubco Common Stock held by DAAQ Insiders

(3) Represents shares of OGB Pubco Common Stock issued to Old Glory Holding Company stockholders as merger consideration pursuant to the Business Combnation Agreement, excluding shares allocated for options and warrants.

159

Note 2 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pubco, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and Old Glory Bank will be treated as the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of Old Glory Bank issuing shares at the Closing for the net assets of DAAQ as of the Closing Date, accompanied by a recapitalization. The net assets of DAAQ will be stated at historical cost, with no goodwill or other intangible assets recorded.

Old Glory Bank has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Old Glory Bank will have the majority voting interest in the Pubco under two of three scenarios, the 50% redemption and maximum redemption scenarios;

●	The Pubco. board will be composed as follows: Old Glory Bank will have the right to designate five (5) directors and DAAQ will have the right to designate two (2) directors (a majority of the board who will qualify as independent directors under the Securities Act and the Nasdaq rules);

●	Old Glory Bank senior management will be the senior management of the Pubco. post-merger;

●	The business of Pubco. will comprise the ongoing operations of Old Glory Bank.

Another determining factor was that DAAQ does not meet the definition of a “business” pursuant to ASC 805-10-55, Business Combinations (“ASC 805”), and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of DAAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to DAAQ over the fair value of DAAQ’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

160

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026

A	Reflects the liquidation and reclassification of funds held in the Trust Account to investment securities available for sale that becomes available following the Business Combination. Under the No Redemption Scenario, this amount is $178,583. Under the 50% Redemption Scenario this amount is $89,292. Under the Maximum Redemption Scenario this amount is $0.

B	Reflects payment of the $6.9 million deferred underwriting fee payable. The payment amount is scaled based on the level of redemptions. Under the Maximum Redemption Scenario no deferred underwriting fee is paid.

C	Reflects the reclassification of DAAQ’s Class A Common Stock subject to redemption to permanent equity.

D	Reflects payment of preliminary estimated transaction costs expected to be incurred by DAAQ and Old Glory Bank including underwriting fees, legal, accounting, audit, printing, SEC filing fees, advisory, director & officer tail insurance and other transaction related fees incurred as part of the Business Combination.

E	Represents 23,293,252 shares of OGB Pubco Common Stock issued to Old Glory Bank shareholders as merger consideration pursuant to the Business Combination Agreement, excluding shares allocated to outstanding options and warrants.

F	Represents the elimination of DAAQ’s historical accumulated deficit to surplus.

G	Represents the automatic conversion of DAAQ Class B Shares (5,750,000 shares) and OGB Class B stock (22,948,379 shares) to Class A stock.

I	Reflects the accelerated vesting of Old Glory Bank’s remaining unvested option and warrant expense as of March 31, 2026

Note 4 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2026 and the year ended December 31, 2025

J	Reflects the elimination of DAAQ’s non-recurring operating expenses.

K	Reflects the adjustment to net earnings on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred at the beginning of the year and assuming a 4% rate of return. A pro-rata adjustment is also made to reflect the level of redemptions in the Trust.

L	Reflects the accelerated vesting of Old Glory Bank’s remaining unvested option and warrant expense as of March 31, 2026 and December 31, 2025.

161

Note 5 — Net Earnings per Share

Net earnings per share represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the period. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. For example, If the number of DAAQ Public Shares described under the “Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

	As of March 31, 2026
	No	50%	Maximum
	Redemptions	Redemptions	Redemptions

Shares of OGB Pubco Common Stock held by DAAQ Public Shareholders	17,250,000	8,625,000	-
Shares of OGB Pubco Common Stock held by DAAQ Insiders	5,750,000	5,750,000	5,750,000
Shares of OGB Pubco Common Stock held by Old Glory Bank stockholers	23,293,252	23,293,252	23,293,252

Total pro-forma shares of OGB Pubco common stocks oustanding	46,293,252	37,668,252	29,043,252

	For the Three Months Ended March 31, 2026
	No	50%	Maximum
	Redemptions	Redemptions	Redemptions
Pro forma net loss	$(5,026)	$(5,755)	$(6,484)

Weighted average shares outstanding of common stock - basic and diluted	46,293,252	37,668,252	29,043,252

Net loss per share - basic and diluted	$(0.11)	$(0.15)	$(0.22)

Excluded securities: (1)
Old Glory Bank options (2)	665,065	665,065	665,065
Old Glory Bank warrants (2)	1,041,683	1,041,683	1,041,683
DAAQ Private Placement warrants	5,450,000	5,450,000	5,450,000
DAAQ Public warrants	8,625,000	8,625,000	8,625,000

	As of December 31, 2025
	No	50%	Maximum
	Redemptions	Redemptions	Redemptions

Shares of OGB Pubco Common Stock held by DAAQ Public Shareholders	17,250,000	8,625,000	-
Shares of OGB Pubco Common Stock held by DAAQ Insiders	5,750,000	5,750,000	5,750,000
Shares of OGB Pubco Common Stock held by Old Glory Bank stockholers	23,269,980	23,269,980	23,269,980

Total pro-forma shares of OGB Pubco common stocks oustanding	46,269,980	37,644,980	29,019,980

	For the Year Ended December 31, 2025
	No	50%	Maximum
	Redemptions	Redemptions	Redemptions
Pro forma net loss	$(10,055)	$(13,510)	$(16,965)

Weighted average shares outstanding of common stock - basic and diluted	46,269,980	37,644,980	29,019,980

Net loss per share - basic and diluted	$(0.22)	$(0.36)	$(0.58)

Excluded securities: (1)
Old Glory Bank options (2)	676,985	676,985	676,985
Old Glory Bank warrants (2)	1,053,035	1,053,035	1,053,035
DAAQ Private Placement warrants	5,450,000	5,450,000	5,450,000
DAAQ Public warrants	8,625,000	8,625,000	8,625,000

(1) The potentially dilutive oustatnding options and warrants were excluded from the computation of basic and diluted pro forma net loss per share because their effect would have been anti-dilutive

(2) Old Glory Bank options and warrants have been reduced by a .43 multiplier

162

INFORMATION ABOUT DAAQ

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to DAAQ prior to the consummation of the Business Combination.

General

DAAQ is a special purpose acquisition company that was incorporated on December 9, 2024 as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. DAAQ has neither engaged in any operations nor generated any operating revenues as of the date of this proxy statement/prospectus.

Initial Public Offering

On December 11, 2024, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering and formation costs in consideration for 5,750,000 Founder Shares. In January 2025, the Sponsor transferred 25,000 Founder Shares to each of our three independent directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of our four advisors (for an aggregate of 40,000 Founder Shares) at the same per-share price that the Sponsor purchased such shares, or approximately $0.004 per share.

The registration statement for our IPO was declared effective on April 28, 2025. On April 30, 2025, we consummated our IPO of 17,250,000 DAAQ Units, including the issuance of 2,250,000 DAAQ Units as a result of the Underwriters’ exercise of their over-allotment option in full. Each DAAQ Unit was sold at a price of $10.00 per DAAQ Unit, generating gross proceeds of $172,500,000. Each DAAQ Unit consists of one DAAQ Class A Share and one-half of one DAAQ Warrant, with each whole DAAQ Warrant entitling the holder thereof to purchase one DAAQ Class A Share for $11.50 per share.

Simultaneously with the sale of the 17,250,000 DAAQ Units in our IPO, we completed the private sale of an aggregate of 5,450,000 DAAQ Private Placement Warrants to the Sponsor and Cohen at a purchase price of $1.00 per DAAQ Private Placement Warrant, generating gross proceeds of $5,450,000. Of the 5,450,000 DAAQ Private Placement Warrants, the Sponsor purchased 3,725,000 Private Placement Warrants, Cohen purchased 1,466,250 DAAQ Private Placement Warrants and Clear Street purchased 258,750 DAAQ Private Placement Warrants.

Upon the closing of the IPO and the sale of the DAAQ Private Placement Warrants, $172,500,000 was placed in the Trust Account with Efficiency acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to DAAQ to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination, (ii) the redemption of DAAQ Public Shares if DAAQ is unable to complete an initial business combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date), subject to applicable law, or (iii) the redemption of DAAQ Public Shares properly submitted in connection with a shareholder vote to further amend DAAQ’s Cayman Constitutional Documents to (A) modify the substance or timing of DAAQ’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of its DAAQ Public Shares if DAAQ has not consummated an initial business combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of its creditors, if any, which could have priority over the claims of DAAQ Public Shareholders.

DAAQ’s prospectus for its IPO and the Cayman Constitutional Documents provide that it has until January 30, 2027 to complete an initial business combination.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of the Record Date, there was $[●] in investments and cash held in the Trust Account.

163

Fair Market Value of Old Glory’s Business

DAAQ’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes paid or payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. DAAQ will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The DAAQ Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of Business Combination

If DAAQ seeks shareholder approval in connection with any proposed business combination, as it is doing in connection with the Business Combination, it may only complete such proposed business combination, including the Business Combination, if it receives an ordinary resolution under Cayman Islands law and its Cayman Constitutional Documents, which requires the affirmative vote at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of DAAQ.

Voting Restrictions in Connection with Shareholder Meeting

DAAQ’s Sponsor, directors, executive officers and advisors have entered into a Letter Agreement with DAAQ to vote their shares in favor of the Business Combination Proposal, and DAAQ also expects them to vote their shares in favor of all other Shareholder Proposals being presented at the extraordinary general meeting. Further, concurrently with the execution of the Business Combination Agreement, DAAQ, the Sponsor and the Supporting Sponsor Shareholders entered into the Sponsor Support Agreement with Old Glory, pursuant to which the Sponsor and the Supporting Sponsor Shareholders agreed to vote their shares in favor of the Shareholder Proposals being presented at the extraordinary general meeting.

As of the Record Date, the Sponsor owned approximately [●]% of the total outstanding DAAQ Ordinary Shares.

Permitted Purchases of Securities

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding DAAQ or its securities, DAAQ’s officers and directors and/or their affiliates may enter into a written plan to purchase DAAQ’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire DAAQ Public Shares, vote their DAAQ Public Shares in favor of the Condition Precedent Proposals or not redeem their DAAQ Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase DAAQ Public Shares or DAAQ Warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, or (3) increase the amount of cash available to Pubco following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of DAAQ and Pubco securities may be reduced and the number of beneficial holders of DAAQ and Pubco securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

164

The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting DAAQ or Old Glory directly or by DAAQ’s receipt of redemption requests submitted by shareholders (in the case of DAAQ Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates purchase DAAQ Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates were to purchase DAAQ Public Shares or DAAQ Warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates may purchase DAAQ Public Shares or DAAQ Warrants from DAAQ Public Shareholders outside the Redemption, along with the purpose of such purchases;

●	if the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates were to purchase DAAQ Public Shares from DAAQ Public Shareholders, they would do so at a price no higher than the Redemption Price;

●	this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

●	the amount of securities purchased outside of the Redemption by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	the identities of the security holders who sold to the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, DAAQ’s or Old Glory’s directors, managers, officers, advisors and their affiliates; and

●	the number of DAAQ Public Shares for which DAAQ has received redemption requests pursuant to the Redemption offer.

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Redemption If No Business Combination

DAAQ has until January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date) to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its shareholders may approve in accordance with the Cayman Constitutional Documents), DAAQ will as promptly as reasonably possible, but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the DAAQ Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (including interest earned thereon and net of amounts not previously released to DAAQ for permitted withdrawals and up to U$100,000 to pay liquidation expenses), divided by the number of then issued and outstanding DAAQ Public Shares, which redemption will completely extinguish the DAAQ Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the DAAQ Public Shareholders may only receive $10.00 per share, or possibly less, and the DAAQ Warrants will expire without value to the holder. In certain circumstances, the DAAQ Public Shareholders may receive less than $10.00 per share on the Redemption.

The DAAQ Insiders have entered into a Letter Agreement with DAAQ, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if DAAQ fails to complete its initial business combination by January 30, 2027 (or such later date approved at a duly called general meeting). However, if the Sponsor or management team acquired, or in the future acquires, DAAQ Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such DAAQ Public Shares if DAAQ fails to complete its initial business combination by January 30, 2027 (or such later date approved at a duly called general meeting).

The DAAQ Insiders have agreed, pursuant to written agreements with DAAQ, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of DAAQ’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its DAAQ Public Shares if DAAQ does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless DAAQ provides its DAAQ Public Shareholders with the opportunity to redeem their DAAQ Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and net of amounts not previously released to DAAQ for permitted withdrawals and up to U$100,000 to pay liquidation expenses, divided by the number of then issued and outstanding DAAQ Public Shares.

DAAQ expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from proceeds held outside the Trust Account, although DAAQ cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, DAAQ may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

Without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by DAAQ Public Shareholders upon DAAQ’s liquidation would be approximately $[__] as of the Record Date. The proceeds deposited in the Trust Account could, however, become subject to the claims of DAAQ’s creditors who would have higher priority than the claims of DAAQ Public Shareholders. DAAQ cannot assure you that the actual per-share redemption amount received by DAAQ Public Shareholders will not be substantially less than $[__]. While DAAQ intends to pay such amounts, if any, DAAQ cannot assure you that DAAQ will have funds sufficient to pay or provide for all creditors’ claims.

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Although DAAQ seeks, and will continue to seek, to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with DAAQ waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its DAAQ Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against DAAQ’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, DAAQ management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of DAAQ under the circumstances. Examples of possible instances where DAAQ may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, DAAQ’s independent registered public accounting firm, and the Underwriters have not, and will not, execute agreements with DAAQ waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with DAAQ and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to DAAQ if and to the extent any claims by a third party for services rendered or products sold to DAAQ (except for WithumSmith+Brown, PC), or a prospective target business with which DAAQ has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per DAAQ Public Share and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes paid or payable and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act. However, DAAQ has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and DAAQ believes that the Sponsor’s only assets are securities of DAAQ. Therefore, DAAQ cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for DAAQ’s initial business combination and redemptions could be reduced to less than $10.00 per DAAQ Public Share. In such event, DAAQ may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your DAAQ Public Shares. None of DAAQ’s officers or directors will indemnify DAAQ for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per DAAQ Public Share and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per DAAQ Public Share due to reductions in the value of the trust assets, in each case less taxes paid or payable and up to $100,000 of interest to pay liquidation expenses, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, DAAQ’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While DAAQ currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to DAAQ, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, DAAQ cannot assure you that due to claims of creditors the actual value of the per-share Redemption Price will not be less than $10.00 per DAAQ Public Share.

DAAQ seeks, and will seek, to reduce the possibility the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which DAAQ does business execute agreements with DAAQ waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under DAAQ’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act.

If DAAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against DAAQ that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of DAAQ’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, DAAQ cannot assure you it will be able to return $10.00 per DAAQ Public Share to its DAAQ Public Shareholders. Additionally, if DAAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against DAAQ that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy, insolvency or other court could seek to recover some or all amounts received by DAAQ’s shareholders. Furthermore, the DAAQ Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and DAAQ to claims of punitive damages, by paying DAAQ Public Shareholders from the Trust Account prior to addressing the claims of creditors. DAAQ cannot assure you that claims will not be brought against it for these reasons.

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The DAAQ Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our DAAQ Public Shares if we do not complete our initial Business Combination within the completion window, (ii) in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the DAAQ Public Shares if we do not complete our initial Business Combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective DAAQ Public Shares for cash in connection with our initial Business Combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event that we seek shareholder approval in connection with our initial Business Combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its DAAQ Public Shares. Such DAAQ Public Shareholder must have also exercised its redemption rights described above. These provisions of the Cayman Constitutional Documents, like all provisions of the Cayman Constitutional Documents, may be amended with a shareholder vote (subject to the terms contained therein).

Properties

DAAQ’s principal executive offices are located in 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542. Our executive offices are provided to us by our Sponsor, and we have agreed to pay our Sponsor up to $20,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.

Employees

DAAQ currently has two officers: Peter Ort and Jeff Tuder. These individuals are not obligated to devote any specific number of hours to DAAQ’s matters but they intend to devote as much of their time as they deem necessary to DAAQ’s affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for DAAQ’s initial business combination and the stage of the initial business combination.

Directors and Executive Officers

DAAQ’s directors and executive officers are as follows:

Name	Age	Position
Peter Ort	55	Principal Executive Officer and Co-Chairman
Jeff Tuder	52	Chief Financial Officer and Co-Chairman
Kristin Smith	44	Director
Rebecca Rettig	46	Director
Thomas Trowbridge	51	Director

Peter Ort has served as our Principal Executive Officer and as Co-Chairman of our board of directors since December 2024. Mr. Ort is a General Partner at Cambium Capital Management LP, a venture capital firm focused on early-stage investments in the advanced computing sector. Mr. Ort is currently a Co-Chairman and Principal Executive Officer of Real Asset Acquisition Corp. (Nasdaq: RAAQ) and a Principal Executive Officer at Space Asset Acquisition Corp (Nasdaq: SAAQ). He is currently an independent director of Concord Acquisition Corp II (NYSE: CNDA) and was previously an independent director of Concord Acquisition Corp and Concord Acquisition Corp III. He previously co-founded CurAlea Associates LLC, which provides customized software and advisory solutions to wealth and asset managers. Mr. Ort started his career at Goldman Sachs in the Investment Banking Division and became Managing Director and co-head of the Investment Management Division’s Hedge Fund Strategies Group. Mr. Ort is a member of the board or advisory board of a number of privately held technology companies and is an active investor in early-stage companies and venture capital funds in the digital asset, cryptocurrency, and other sectors. Mr. Ort graduated from Duke University, obtained J.D. and M.B.A. degrees from New York University, is a member of the New York and New Jersey State Bars, and was a Fulbright Scholar in Japan.

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Jeff Tuder has served as our Chief Financial Officer and as Co-Chairman of our board of directors since December 2024. Mr. Tuder founded Tremson Capital Management, LLC to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. Mr. Tuder is currently a Co-Chairman and Chief Financial Officer of Real Asset Acquisition Corp. (Nasdaq: RAAQ) and the Chief Financial Officer of Space Asset Acquisition Corp (Nasdaq: SAAQ). Mr. Tuder is currently CEO of Concord Acquisition Corp II (NYSE: CNDA) and was previously CEO of Concord Acquisition Corp and Concord Acquisition Corp III. Prior to founding Tremson, Mr. Tuder held various investment positions at JHL Capital Group, a multi-strategy hedge fund, KSA Capital Management, a deep value long/short equity fund, and CapitalSource Finance, where he was a Managing Director and Head of its Special Opportunity credit investment business. Mr. Tuder began his career as a private equity professional at Fortress Investment Group, where he underwrote and managed private equity investments for Fortress’ various investment vehicles; Nassau Capital, LLC, which managed the private assets of Princeton University’s Endowment; and ABS Capital Partners, a private equity firm affiliated with Alex. Brown & Sons. Mr. Tuder is currently an Operating Partner at Atlas Merchant Capital, LLC. He is currently Chairman of the Board of Directors and the Audit and Compensation Committees of Inseego Corporation (Nasdaq: INSG) and an independent Director of GCT Semiconductor (NYSE: GCTS). Mr. Tuder received a B.A. in English Literature from Yale College.

Kristin Smith has served on our board of directors since April 30, 2025. Ms. Smith has been the chief executive officer of the Blockchain Association since September 2018. Ms. Smith has also served on the board of directors and also as an audit committee member of Skybridge Opportunity and GII Funds since January 2022. Some of Ms. Smith’s achievements include being named the Washingtonian’s Most Influential People in 2023 and 2024 and named as Fortune’s 40 Under 40 in Government and Politics in 2020.

Rebecca Rettig has served on our board of directors since April 30, 2025. Ms. Rettig is a legal veteran in the digital asset space, having transitioned to the industry in 2017, after a number of years as a litigator at Cravath, Swaine & Moore LLP. Rebecca has worked on legal and policy issues in the digital asset space for a number of years, first as a partner at a number of AmLaw firms and then as in-house counsel at some of the largest software developers in the space, including but not limited to the Aave Companies (now Avara) (from March 2021 to March 2024), Polygon Labs (from January 2023 to January 2025) and now at Jito Labs (since January 2025), where she oversees the global legal, policy and compliance work. Rebecca currently serves as a member of the U.S. Commodity Futures and Trade Commission’s Global Markets Advisory Committee Subcommittee on Digital Assets as well as the New York Department of Financial Services Virtual Currency Advisory Board. She also serves as an advisor to a number of prominent digital asset companies across various parts of the industry. Rebecca has pioneered legal and regulatory solutions in permissionless and decentralized software systems and has worked with global regulators and policymakers on developing sound laws and regulations for the digital asset industry that both protect consumers and allow for continued innovation.

Thomas Trowbridge has served on our board of directors since April 30, 2025. Mr. Trowbridge has served as the CEO of Cloudless Labs since September 2019. Mr. Trowbridge has also served on the board of directors of Stronghold Digital Mining (Nasdaq: SDIG) since October 2021 and sits on its compensation committee.

Executive and Director Compensation

Except as described herein, none of our executive officers or directors have received any cash compensation for services rendered to us as of the date of this proxy statement/prospectus.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial Business Combination, including the following payments, all of which, if made prior to the completion of our initial Business Combination, will be paid from funds held outside the Trust Account or pursuant to permitted withdrawals:

●	Repayment of up to an aggregate of $300,000 in loans made to us by our Sponsor to cover IPO-related and organizational expenses;

●	Reimbursement for office space and administrative support services made available to us by our Sponsor, in an amount up to $20,000 per month;

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●	Payment of consulting, success or finder fees to our officers, independent directors, officers, advisors, consultants or their respective affiliates in connection with and prior to the consummation of our initial Business Combination;

●	We may engage our Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with our initial Business Combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

●	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

●	Repayment of loans which may be made by our Sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into private placement warrants of Pubco at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DAAQ Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

In addition, we have agreed, pursuant to the administrative services and indemnification agreement with our Sponsor relating to the monthly payment for office space and administrative services described above, that we will indemnify our Sponsor from any claims arising out of or relating to the IPO or DAAQ’s operations or conduct of DAAQ’s business or any claim against our Sponsor alleging any expressed or implied management or endorsement by our Sponsor of any of DAAQ’s activities or any express or implied association between our Sponsor and DAAQ or any of its affiliates, which agreement will provide that the indemnified parties cannot access the funds held in the Trust Account.

Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, or another initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination, or another initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may have influenced, or may in the future influence our management’s motivation in identifying or selecting Old Glory, or another target business, but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination, or another initial business combination, was or will be a determining factor in our decision to proceed with the Business Combination or any other potential initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and DAAQ’s directors, officers, advisors and their affiliates in connection with the Business Combination and related transactions.

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Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
DAAQ Sponsor LLC	5,635,000 shares of OGB Pubco Common Stock upon the conversion of 5,635,000 DAAQ Class A Shares.	$25,000

DAAQ Sponsor LLC	3,725,000 OGB Pubco Warrants upon the conversion of 3,725,000 DAAQ Private Placement Warrants.	$3,725,000

Independent directors	40,000 shares of OGB Pubco Common Stock upon the conversion of 40,000 DAAQ Class A Shares.	$160

Advisors	10,000 shares of OGB Pubco Common Stock upon the conversion of 10,000 DAAQ Class A Shares.	$40

DAAQ Sponsor LLC, Officers, Directors, or their respective affiliates	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination.	Expenses incurred in connection with identifying, investigating, negotiating and completing an initial business combination.

Number and Terms of Officers and Directors

The DAAQ Board consists of five members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting within one year after our first full fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, which consists of Kristin Smith, will expire at our first annual general meeting. The term of office of the second class of directors, which consists of Rebecca Rettig and Thomas Trowbridge, will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Peter Ort and Jeff Tuder, will expire at the third annual general meeting.

DAAQ’s officers are appointed by the DAAQ Board and serve at the discretion of DAAQ Board, rather than for specific terms of office. The DAAQ Board is authorized to appoint officers as it deems appropriate pursuant to the Cayman Constitutional Documents.

Director Independence

The rules of Nasdaq require that a majority of the DAAQ Board be independent within one year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The DAAQ Board has determined that Kristin Smith, Rebecca Rettig and Thomas Trowbridge are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. DAAQ’s independent directors have regularly scheduled meetings at which only independent directors are present.

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Committees of the DAAQ Board of Directors

The DAAQ Board has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the DAAQ Board and has the composition and responsibilities described below.

Audit Committee

DAAQ has established an audit committee of the board of directors. Kristin Smith, Rebecca Rettig and Thomas Trowbridge serve as the members of the audit committee, each of whom meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Thomas Trowbridge serves as the chairperson of the audit committee. Each member of the audit committee is financially literate and the DAAQ Board has determined that Thomas Trowbridge qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

DAAQ adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	assisting board oversight of: (1) the integrity of DAAQ’s financial statements; (2) compliance with legal and regulatory requirements; (3) DAAQ’s independent auditor’s qualifications and independence; and (4) the performance of DAAQ’s internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by DAAQ;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by DAAQ, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with DAAQ in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing: (1) the independent auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss DAAQ’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DAAQ”;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The DAAQ Board has established a compensation committee of the board of directors. The members of the compensation committee are Rebecca Rettig and Thomas Trowbridge, each of whom is an independent director under Nasdaq standards. Thomas Trowbridge serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to DAAQ’s chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of DAAQ’s chief executive officer based on such evaluation;

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●	reviewing and making recommendations to the DAAQ Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of DAAQ’s other officers;

●	reviewing executive compensation policies and plans;

●	implementing and administering incentive compensation equity-based remuneration plans;

●	assisting management in complying with DAAQ’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for executive officers and employees;

●	producing a report on executive compensation to be included in DAAQ’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

DAAQ does not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e) (2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the DAAQ Board. The DAAQ Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Kristin Smith, Rebecca Rettig and Thomas Trowbridge. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The DAAQ Board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual meeting of shareholders (or, if applicable, an extraordinary general meeting). DAAQ shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in the Cayman Constitutional Documents.

DAAQ has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Advisors to the Board of Directors

DAAQ has an advisory board comprised of Boaz Avital, CJ Jouhal, David Namdar and Curtis Weldon, who has each served since April 30, 2025. Such individuals will assist our management team with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire in an initial business combination, including this Business Combination. The advisors are neither paid nor reimbursed for any out-of-pocket expenses in connection with the search of acquisition targets before or after the consummation of our initial Business Combination. We have not currently entered into any formal arrangements or agreements with the members of our advisory board to provide services to us and they will have no fiduciary obligations to present business opportunities to us.

Boaz Avital is the Head of Product at Anchorage Digital and a founding engineer of the company, leading the product and engineering development of the Anchorage Digital platform from its inception. He oversees the product roadmap across all verticals and offerings, including custody, staking, settlement, trading, and lending. Anchorage Digital prides itself on its design-focused approach, delivering a secure and user-friendly institutional asset platform. Before helping found Anchorage Digital, Boaz led a large engineering team at Twitter, where he built mission-critical, high-scale infrastructure that served as the backbone for all of Twitter’s products and services. Boaz holds a Bachelor of Science degree in Electrical Engineering and Computer Science from the University of California, Berkeley.

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CJ Jouhal has served as the Head of Engineering at Anchorage Digital since October of 2022. Prior to joining Anchorage Digital, Mr. Jouhal was the CTO at CLEAR for 3 years, which included it going public in 2021. Prior to CLEAR, CJ was the Head of Technology at Zocdoc. CJ has also held leadership roles at various companies such as Audible (an Amazon company), eBay and De Lage Landen. Mr. Jouhal holds a Bachelor of Science degree in Computer Science from the University of Pittsburgh and a Masters of Science in Telecommunication & Network Engineering from the University of Pennsylvania.

David Namdar is an American entrepreneur and angel investor with deep expertise in blockchain, digital assets and cryptocurrencies. He is currently a General Partner at Abound Capital. He was also a founding partner of two digital asset-focused financial services firms, SolidX Partners in 2014 and Galaxy Digital in 2017. His involvement in Cryptocurrency started in 2012. He is known for being an early bitcoin investor and cryptocurrency entrepreneur, and was featured in the Financial Times article The Bitcoin Believers in 2013. Mr. Namdar began his career at Goldman Sachs and UBS Hong Kong, First New York and Millennium Management. Mr. Namdar holds a bachelor’s degree in finance and international business from USC’s Marshall School of Business.

Curtis Weldon is an American politician and educator. Congressman Weldon served as a Republican member of the U.S. House of Representatives from 1987 to 2007, representing the 7th district of Pennsylvania. Congressman Weldon served as vice-chair of the Armed Services Committee and the House Homeland Security Committee. Congressman Weldon holds a B.A. in Russian Studies from West Chester University.

Code of Ethics

DAAQ adopted a Code of Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Ethics as an exhibit to the registration statement for our IPO. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website, when available. The information included on our website is not incorporated by reference into this proxy statement/prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	duty to not improperly fetter the exercise of future discretion;

(iv)	duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Cayman Constitutional Documents or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to at least one other entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. The Cayman Constitutional Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.

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Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties, contractual obligations or other material management relationships. The fiduciary duties owed by such individuals are prescribed by applicable law based on the jurisdiction of such entity’s incorporation, formation or organization.

Individual	Entity	Entity’s Business	Affiliation
Peter Ort	Cambium Capital Management LP	Venture Capital Firm	General Partner

	Concord Acquisition Corp II	Special Purpose Acquisition Company	Director

	Space Asset Acquisition Corp.	Special Purpose Acquisition Company	Principal Executive Officer

	Real Asset Acquisition Corp.	Special Purpose Acquisition Company	Principal Executive Officer and Co-Chairman

Jeff Tuder	Tremson Capital Management, LLC	Investment Management	Managing Member

	Inseego Corp.	Mobile/Edge Devices	Director

	Concord Acquisition Corp II	Special Purpose Acquisition Company	Chief Executive Officer

	Space Asset Acquisition Corp.	Special Purpose Acquisition Company	Chief Financial Officer

	GCT Semiconductor Holding, Inc.	4G/5G Fabless Semiconductor	Director

	Real Asset Acquisition Corp.	Special Purpose Acquisition Company	Chief Financial Officer and Co-Chairman

	Atlas Merchant Capital, LLC	Asset Management	Operating Partner

Kristin Smith	Blockchain Association	Cryptocurrency Non-Profit Advocacy Organization	Chief Executive Officer

	Skybridge Opportunity and GII Funds	Investment Management	Director

	Filecoin Foundation	Cryptocurrency	Director

	Kaymac Corporation	Consulting Firm	Owner

Rebecca Rettig	Jito Labs	Cryptocurrency	Counsel

Thomas Trowbridge	Cloudless Labs	Cryptocurrency	Chief Executive Officer

The precise duties owed by a director or officer to an entity can vary depending on the law of jurisdiction of the entity’s formation, and in some cases, may be varied by contractual arrangement with the entity and/or its equity holders. However, in general, the typical common law duties owed by a director or officer to an entity are to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director or officer (as applicable) in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director or officer (as applicable) without those skills.

As described above, certain of DAAQ’s officers and directors have extensive experience with other special purpose acquisition companies (“SPACs”), certain of which have offered their shareholders the opportunity to redeem their public shares in connection with an initial business combination or an extension of time by which such SPAC has to complete an initial business combination. A summary of the level of redemptions associated with each such event is provided below.

Individual	SPAC	SPAC Status	De-SPAC Company	Extensions and Redemptions
Peter Ort Jeff Tuder	Concord Acquisition Corp II (Concord II)	Concord II is seeking a target company to complete a de-SPAC transaction.	N/A

On August 29, 2023, Concord II held a special meeting of its stockholders at which its stockholders approved a proposal to extend the date by which Concord II had to consummate an initial business combination from September 3, 2023, to June 3, 2024. In connection with the meeting, stockholders holding approximately 13,310,731 shares of Concord II’s Class A common stock exercised their right to redeem such shares, which represented approximately 48% of the shares subject to possible redemption.

On May 31, 2024, Concord II held another special meeting to extend its outside date to March 3, 2025. In connection with this meeting, holders of 12,498,716 shares of Concord II’s Class A common stock exercised the right to redeem such shares, which represented approximately 85% of the shares then subject to possible redemption.

On February 28, 2025, Concord II held another special meeting to extend its outside date to December 31, 2025. In connection with this meeting, holders of 2,191,753 shares of Concord II’s Class A common stock exercised the right to redeem such shares, which represented approximately 97% of the shares then subject to possible redemption.

On December 16, 2025, Concord II held another special meeting of shareholders whereby the shareholders voted to extend the date by which Concord II had to consummate a business combination from December 31, 2025 to December 31, 2026.

In connection with the meeting, none of the holders of Class A common stock of Concord II exercised its right to redeem its shares for cash.

	Concord Acquisition Corp III (“Concord III”)	The DeSPAC was completed in March 2024.	GCT Semiconductor Holding, Inc.

On May 4, 2023, Concord III held a special meeting of its stockholders at which its stockholders approved a proposal to extend the date by which Concord III had to consummate an initial business combination from May 8, 2023, to November 8, 2023. In connection with the meeting, stockholders holding approximately 30,460,066 shares of Concord III’s Class A common stock exercised their right to redeem such shares, which represented approximately 88% of the shares subject to possible redemption.

On November 7, 2023, Concord III held another special meeting to extend its outside date to August 8, 2024. In connection with this meeting, holders of 98,573 shares of Concord III’s Class A common stock exercised the right to redeem such shares, which represented approximately 24% of the shares then subject to possible redemption.

On February 27, 2024, Concord III held a special meeting to approve its De-SPAC transaction, whereby the holders of 3,766,839 shares of Concord III’s Class A common stock exercised their right to redeem such shares, which represented approximately 96% of the shares subject to possible redemption.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against DAAQ or any members of its management team in their capacity as such, and DAAQ and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

DAAQ has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, DAAQ’s annual reports contain consolidated financial statements audited and reported on by DAAQ’s independent registered public accounting firm.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DAAQ

The following discussion and analysis of the financial condition and results of operations of Digital Asset Acquisition Corp. (for purposes of this section, “DAAQ,” “we,” “us” and “our”) should be read in conjunction with the audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. DAAQ’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in Cayman Islands on December 9, 2024 formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). We intend to effectuate our initial Business Combination using cash from the proceeds of our initial public offering (the “Initial Public Offering”) and the sale of the Private Placement Warrants (as defined below), the proceeds of the sale of our shares in connection with our initial Business Combination pursuant to the forward purchase agreements (or backstop agreements we may enter into or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

Business Combination with Old Glory Bank

On January 13, 2026, the Company and Old Glory Bank’s Bank Holding Company (“Old Glory Bank”), entered into a definitive business combination agreement (the “Business Combination Agreement”) to create OGB Financial Company, a Texas corporation to be listed on Nasdaq under the reserved ticker symbol “OGB” (“Pubco”). Old Glory Bank is a digital-first financial institution focused on personal and small-business banking services.

The transaction is expected to be funded by a combination of the Company’s Trust Account and expected proceeds from a public investment in private equity. Existing Old Glory Bank investors will rollover 100% of their equity as part of the transaction. The closing of the transaction (the “Closing”) is expected to occur in the second quarter of 2026 and is subject to approval by the shareholders of the parties and other customary closing conditions, including regulatory approval.

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Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period from December 9, 2024 (inception) through March 31, 2026 were organizational activities and those necessary to prepare for our Initial Public Offering, as described below. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We will generate non-operating income in the form of interest income on assets held in our Trust Account (defined below) after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2026, we had net income of $1,038,689, which resulted from investment earnings on marketable securities held in the Trust Account of $1,457,920 and investment earnings on marketable securities held in the Operating Account of $7,211 offset by general and administrative expenses of $426,442. General and administrative expenses increased significantly compared to the prior year, primarily due to incremental operational costs following the Initial Public Offering, such as the monthly Sponsor fee, accounting and audit fees. In addition, we incurred expenses during the current period related to due diligence activities for the initial Business Combination.

For the three months ended March 31, 2025, we had a net loss of $54,616, which resulted from general and administrative expenses of $54,616.

Liquidity, Capital Resources and Going Concern

For the three months ended March 31, 2026, net cash used in operating activities was $446,855. Net income of $1,038,689 was adjusted for earnings on marketable securities in our Trust Account of $1,457,920. Changes in operating assets and liabilities used $27,624 of cash for operating activities primarily due to the payment of accrued expenses.

For the three months ended March 31, 2025, net cash used in operating activities was $—, as the net loss of $54,616 was adjusted for changes in operating assets and liabilities.

The Company’s Initial Public Offering was declared effective on April 28, 2025. On April 30, 2025, the Company consummated the Initial Public Offering of 17,250,000 units, (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), including 2,250,000 Units issued pursuant to the exercise of the Underwriters’ (as defined below) over-allotment option in full, generating gross proceeds of $172,500,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”), generating gross proceeds of $5,450,000. Of the 5,450,000 Private Placement Warrants, the underwriters of the Initial Public Offering (the “Underwriters”) purchased an aggregate of 1,725,000 Private Placement Warrants and DAAQ Sponsor LLC, the Company’s sponsor (the “Sponsor”), purchased 3,725,000 Private Placement Warrants.

Following the closing of the Initial Public Offering on April 30, 2025, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account located in the United States (the “Trust Account”).

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our initial Business Combination. We may withdraw interest to pay our taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest earned on the amount in the Trust Account will be sufficient to pay our taxes. We expect the only taxes payable by us out of the funds in the Trust Account will be income and franchise taxes, if any. To the extent that our ordinary shares or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

After taking into consideration the consummation of the Initial Public Offering, we do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

In connection with our assessment of going concern considerations in accordance with ASC Topic 205-40, “Presentation of Financial Statements - Going Concern,” we have determined that the mandatory liquidation raises substantial doubt about our ability to continue as a going concern. Management continues to seek to complete the Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after January 30, 2027.

Off-Balance Sheet Arrangements

As of March 31, 2026 and December 31, 2025, we did not have any off-balance sheet arrangements.

Contractual Obligations

Registration Rights

The holders of the (i) Class B ordinary shares, which were issued in a private placement prior to the closing of the Initial Public Offering (the “Founder Shares”), (ii) Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. Pursuant to the registration rights agreement and assuming $1,500,000 of working capital loans are converted into warrants, the Company will be obligated to register up to 12,700,000 Class A ordinary shares and 6,500,000 warrants. The number of Class A ordinary shares includes (i) 5,750,000 Class A ordinary shares to be issued upon conversion of the Founder Shares, (ii) 5,450,000 Class A ordinary shares underlying the Private Placement Warrants and (iii) 1,500,000 Class A ordinary shares underlying the warrants that may be issued upon conversion of working capital loans. The number of warrants includes up to 5,450,000 Private Placement Warrants and 1,500,000 warrants that may be issued upon the conversion of working capital loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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Underwriting Agreement

The Company granted the Underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting commissions. Simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the over-allotment option to purchase the additional 2,250,000 Units at a price of $10.00 per Unit.

The Underwriters were entitled to (1) an underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate, of which (i) $0.10 per Unit was paid to the Underwriters in cash at the closing of the Initial Public Offering and (ii) $0.10 per Unit was used by the Underwriters to purchase Private Placement Warrants, and (2) a deferred fee of $0.40 per Unit, or $6,900,000. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, and will be based on the amount of funds remaining in the Trust Account after shareholder redemptions of Public Shares in connection with the consummation of a Business Combination.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor and each director, officer and advisor of the Company (collectively, the “Supporting Sponsor Shareholders”) and Old Glory Bank entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which each of the Supporting Sponsor Shareholders, agreed to, among other things, (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby and (ii) waive, subject to the consummation of the Business Combination, any and all anti-dilution rights with respect to the rate that the Class B ordinary shares convert into the Class A ordinary shares in connection with the Business Combination.

Old Glory Bank Support Agreements

Concurrently with the execution of the Business Combination Agreement, the Company and certain shareholders of Old Glory Bank (the “Supporting Company Shareholders”) entered into support agreements (the “Company Support Agreements”), pursuant to which each of the Supporting Company Shareholders agreed to, among other things, (i) execute and deliver a written consent approving and adopting the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby no later than ten days after the effective date of the registration statement on Form S-4 to be filed with the SEC, (ii) not to transfer any of the Old Glory Bank Shares held by it through the Closing, and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, the Company, Old Glory Bank, the Supporting Sponsor Shareholders and the Supporting Company Shareholders (together with the Supporting Sponsor Shareholders, the “Supporting Shareholders”) entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which each of the Supporting Shareholders agreed to, among other things, not transfer any shares of common stock, par value $0.0001 per share, of Pubco (“Pubco Common Stock”) received by it in connection with the Closing (subject to certain limited exceptions) for a period starting from the Closing and ending on the earlier to occur of (i) one year after the date of Closing, and (ii) after the Closing, (A) the date on which the last sale price of shares of Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the date of Closing, or (B) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property.

Additional holders of Old Glory Bank Shares may enter into Lock-Up Agreements prior to or in connection with the Closing.

Registration Rights Agreement

Concurrently with the Closing, Pubco, the Supporting Sponsor Shareholders and the Specified Company Shareholders (as defined in the Business Combination Agreement) will enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, among other things, Pubco will provide certain customary registration rights, on the terms and subject to the conditions therein, with respect to the securities of Pubco held by such holders following the Business Combination.

Critical Accounting Estimates

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The critical accounting policies that involve the most significant management judgments and estimates used in preparation of the Company’s financial statements, or are the most sensitive to change from outside factors, are discussed under “Critical Accounting Estimates” in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

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INFORMATION ABOUT OLD GLORY

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company”, “we”, “us”, “our”, and other similar terms refer to Old Glory prior to the consummation of the Business Combination.

Overview of Old Glory Structure Today

First State Bank in Elmore City was established in 1903 and operated as an Oklahoma banking corporation (“First State Bank”), with its home office (and sole location) in Elmore City, Oklahoma.

Prior to November 30, 2022, First State Bank was wholly owned by Elmore City Bancshares, Inc., an Oklahoma Corporation (“FSB HoldCo”). FSB HoldCo was wholly owned by Bluechip Bancshares, LLC, an Oklahoma limited liability company (“Bluechip”).

Old Glory Holding Company, a Delaware bank holding company, purchased from Bluechip on November 30, 2022, all of the equity securities of FSB Hold Co. Old Glory Holding Company maintains its principal office in Oklahoma City, OK.

Old Glory Intellectual Property Holdings, LLC, is a Georgia limited liability company (“OGIP”), formed in March 2022, and is currently wholly owned by Old Glory Holding Company. OGIP has no employees, revenue, costs, or expenses, and its sole activity is holding certain domain names and intellectual property of Old Glory Bank.

As of the date hereof, this is the corporate structure of Old Glory Bank:

OGB’s Digital-First Business

People used to select the bank that was closest to their home, but in the age of digital banking, customers can select a bank that is closest to their values. Old Glory Bank (OGB) has become the bank for freedom-minded individuals who believe in the “greatness and freedoms of America” and who do not want to be at risk of being debanked for having a view different than their bank.

Old Glory Bank will continue to prioritize digital-first banking without abandoning its original, physical bank location (the “Elmore City Bank”). The Elmore City Bank will continue to provide full services to its local community, as it has for over 120 years. These services include loans, deposits and all other services the bank provided to individuals and businesses prior to our acquisition in 2022. Management is committed to NEVER abandon the local Elmore City community, and it will continue to support the Bank’s presence there.

Old Glory Bank also acts like a community-oriented bank in connection with its digital-first product and offerings (the “Digital Branch”), but our “community” is not tied to a geographic location, but to a value-system for those individuals who believe in the greatness of America and the US Constitution. Our Digital Branch is proud to serve customers from outside the “walk-in” area of Elmore City and has generated two strong differentiators for OGB: (i) a low cost of deposits (approximately 86 basis points for the three months ended March 31,2026), and (ii) a strong level of fee income, that represents approximately 1.34% of average assets for the three months ended March 31, 2026.

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OGB’s low cost of deposits is a direct result of its identity commerce strategy. Customers want to bank at OGB because of its brand and mission. Our customers are passionate about banking at an institution that represents their values, and especially one that delivers an industry-leading technology experience and exceptional customer service. Accordingly, OGB does not need to entice customers with high rates of interest and/or pay a bonus or reward the way that some commodity-oriented banks frequently do to differentiate themselves from the broader market. For example, here are a just few examples of what some other banks pay to convince a customer to open an account, as of the date hereof:2

●	Chase Bank is offering a $400 Bonus to for new customers.[3]
●	Wells Fargo is offering a $325 Bonus for new customers.[4]
●	Trust is offering a $400 Reward for new customers.[5]
●	PNC is offering a $400 Bonus for new customers.[6]

OGB has never paid a reward or bonus to any customer to open an account. Further, Management believes it is the brand position of OGB, plus its great products and services, that result in nearly 40% of OGB’s deposit base generating no interest expense as of March 31, 2026. Even for those 60% of accounts that are interest bearing, the vast majority are savings and NOW accounts that pay a modest 1.25% APR as of March 31, 2026. The Bank’s identity commerce business model also drives customer retention, as OGB is not vulnerable to the levels of attrition faced by generic banks who have a customer base that is sensitive to interest rates paid on deposit accounts. OGB’s customers come for the brand, stay for its great service and products, and we believe are difficult to lure away.

OGB also enjoys a high degree of non-interest income generated from several recurring business lines: (i) interchange fees associated with debit card usage, (ii) account-based service charges, and (iii) the origination and sale of home loans. In total, these business lines generated non-interest income of 1.34% against the Bank’s average assets for the three months ended March 31, 2026.

OGB also benefits from the power of scale with a sizable customer account base relative to other banks the size of OGB. OGB’s interchange revenue yields a 0.75% against its average assets for the three months ended March 31, 2026. The second largest contribution to OGB’s high level of non-interest income derives from account-based service fees and charges. Similar to its experience with interchange revenue, OGB enjoys a high level of account fees relative to its assets (yielding 0.38% against average assets for the three months ended March 31, 2026). OGB achieves this by leveraging technology rather than costly branch locations to efficiently serve a high volume of accounts, even those with relatively low balances, in furtherance of its commitment to Main Street and Middle America. Further, OGB’s in-bound model of lead generation for home loans enables it to generate fees from the sale of loans generated by serving its large customer base (delivering a further 0.18% against the bank’s average assets for the three months ended March 31, 2026).

Of course, customers can walk into our beautiful physical branch in Elmore City, OK, and open a bank account, but over 99% of all new accounts are opened and managed online (since April of 2023). With our online account opening platform, it normally takes less than 8 minutes for a customer to complete the process. About 50% of new accounts are automatically opened in instances in which our Customer Information Program (“CIP”) and Know Your Customer (“KYC”) solutions detect no anomalies. About 40-45% of our new accounts require a “human review,” likely because the customer inputted some data wrong, our technology tools determine that a customer is high-risk (based on our settings to comply with our AML/BSA policies and procedures), and/ or some other data point created a concern under CIP or KYC policies and procedures (e.g., the place where the customer is opening her account is not her home). If a new account requires “human review,” we call this a “Referral.” Referrals typically are resolved within two business days, and the vast majority are one business day. Finally, about 5-10% of our new account requests are rejected for fraud. OGB has now successfully opened more than 85,000 accounts in 36 months (since April 2023), and we believe our team is very effective in executing its processes and procedures.

We have a robust collection of Compliance, Onboarding & Risk (New Accounts), and Fraud Teams represented by a dedicated group of eighteen full-time professionals. Among that group, four professionals work in Compliance to ensure that we adhere to our regulatory requirements and follow best practice. Our investment in fraud management is extremely important, as well, because ID Theft and account takeovers continue to be some of the biggest threats to banks. Old Glory Bank invests heavily in both technology and human review to limit these risks, and, in 2025, we had only $414,000 of losses from fraud and disputes, against $1.5 billion in bank transactions and $180 million in card transactions.

Our Onboarding & Risk (New Accounts) Team is composed of five full-time employees, and our Fraud Team is composed of eight full-time employees, who collectively average over ten years of prior banking experience. Each of these two teams is managed by its own Assistant Vice President, both of whom report directly to the Bank’s Chief Risk Officer. Of this department’s combined fourteen team members, more than half have anti-fraud certifications that range from Certified Anti-Money Laundering Specialist, Certified Fraud Examiner, Certified Financial Crime Specialist, Certified Cyber Crimes Investigator, and FINRA Financial Industry Regulatory Authority) Series 6, 7, 9, and 10.

2 Terms and Conditions apply.

3 See https://www.chase.com/

4 See https://www.wellsfargo.com/

5 See https://www.truist.com/checking/open-checking

6 See https://www.pnc.com/en/personal-banking/banking/checking/campaigns/checking-vw-tiered-offer.html

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In October 2023, we started opening “online” business accounts with the general public and have already opened more than 5,000 new business accounts. Opening a business account is a more complex process than a retail consumer account, because CDD (customer due diligence) for a business customer requires much more “human” involvement than the CIP of a consumer account. Because most business accounts opened by U.S. banks are still opened within a traditional branch, there were few, if any, third-party virtual solutions available for Old Glory Bank to license. So, in 2023, we built our own digital onboarding platform for business banking, and we believe we have an attractive user experience for business account opening. Approximately 99% of Old Glory Bank’s business accounts are opened using our online and mobile interfaces rather than onsite within our Elmore City Bank location.

Approximately 30% of U.S. consumers hold an account with a digital-only bank, and for 75% of those users, it is their primary account. A significant majority of consumers (77 percent) prefer to manage their bank accounts primarily through a mobile app or a computer. Only 8% of customers report visiting a branch as their primary banking method, and only 5% report using an ATM as their primary bank method.

Legacy Community banks and credit unions face a challenge, with average funding costs jumping from 0.74% to 2.85% between 2020 and 2024. Meanwhile, Fintechs and digital-first banks have captured 44% of new checking accounts, as traditional geographic-based growth strategies of banks are failing. In the 10-year period of 2009 through 2019, community banks declined in number by 30%. Community banks have trailed non-community banks in overall earnings because community banks have been unable to generate a sufficient level of non-interest income. In contrast, challenger banks generate non-interest income from card programs and can do so at scale because they invested in streamlined, digital-first retail banking services.

As a forward-thinking organization, Old Glory Bank is a community bank that has invested in digital-first retail and business banking services to grow customers via its Digital Branch and generate non-interest income through its card programs, account fees, and home loans. This combined approach delivers a meaningful increase in revenue from what otherwise could be created only from “walk-in” customers in and around Elmore City, OK. In summary, Old Glory Bank provides the banking services that small businesses and lower-middle income customers want – spending/checking accounts with convenient payment tools, robust online/mobile banking interfaces, exceptional customer service, and a personal appeal not found at the mega banks.

The Digital Branch

We use the term “Digital Branch” to reference online banking, whereby a customer can securely access Old Glory Bank through her computer and mobile device (e.g., laptop, cell phone, iPad) from any location. The user-interface through which a customer engages with to access our Digital Branch is known in the industry as the “front-end.”

Old Glory Bank’s core system for account processing and transaction processing is ClearTouch, a Fiserv company (NASDAQ: FISV). The bank’s “front end” interface solution utilized by its customers to interact with OGB is licensed from Texas-based Q2 (NYSE: QTWO). Other third-party systems have been integrated with the Bank’s online platform in the area of fraud monitoring, financial reporting, loan processing, budgeting and asset liability management.

ClearTouch uses best-in-class solutions and third-party applications through an Enterprise Services Framework (ESF), which is a technology infrastructure that creates significant efficiencies for management. ClearTouch’s ESF ecosystem, as supplemented by our other vendors Hubspot, Snowflake, Sigma, Monday.com and GitHub allow our OGB inhouse technology team to design “dashboards” and customizable reports as requested by our operations team. These tools allow us to automate many functions and processes, track customer interactions, create meaningful workflows, and automatically assign completion dates and track progress to ensure our team members fulfill requests quickly and efficiently. These systems have enabled OGB to onboard and serve over 80,000 new accounts that have been created since the launch of the Digital Branch in April 2023.

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Q2 is our front-end that integrates with our core (ClearTouch) to provide our customers an industry-best digital banking and exceptional cash management experience, from a single, data-powered platform. Q2 has a single platform architecture, which enables Old Glory Bank to create a unified, relevant, and exceptional experience for every kind and size of account holder. A single platform also makes it easier to aggregate, analyze, and act on data—so that we can deliver the right experience to the right user at the right time in a secure environment. These solutions include secure digital onboarding, remote check deposit, wires and ACHs. In addition, business customers can customize their banking interface for internal controls and administration of accounts.

While many banks use Q2, our extensive customization, branding, and integration of additional products and features, ensures that our OGB front-end “looks and feels” superior to other banks using Q2.

Old Glory Bank currently offers the following banking features:

Mobile App	Web App	Call Center	Debit Card	Credit Card (through 3rd party issuer)

Demand Deposit Account	Bill Pay	Savings Account	Charitable Round-Up	Digital Account Opening

Sign-up for Direct Deposit	ACH to Fund Account	ACH to KYC Validate	Peer-to-Peer Payments	Bank-to-Bank Transfers

No Charge ATM*	No Charge overdraft Up to $200	Multi-Factor Authentication	Transfer between accounts	App Authenticate with biometrics

Mobile Check Deposits	Electronic Statements	Direct Deposit Payroll Up to 3 days early	Freeze Debit	Set PIN Number

Paper Checks	Order New Debit/ATM Cards	View Recent Transactions	Fraud Alerts	Deposit Alerts

Transaction Amount Alerts	International Transactions	Spending Limits	Remote cash deposits	Line of Duty Death Benefit

Mobile Banking View Examples. Below are sample screens that a customer sees when using her Old Glory Bank front-end:

●	Convenient access to transaction history of accounts held not only at OGB but also at external institutions.

●	Mapping tools that present the location of a merchant associated with a particular transaction, thereby helping customers to recall legitimate transactions or have the confidence to question unfamiliar transactions.

●	Budgeting tools and financial analysis of transactions to assist customers in achieving savings goals and gaining insight into their spending.

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TRANSFER & PAYMENTS

Transfer Money
Transfer money from one account to another

Bill Pay/Send a Check
Bill Pay service to add payees, make electronic payments, and send checks

CardSwap
Easily migrate your recurring subscription payments to your Old Glory Bank card

SEND MONEY

Customer to Customer Transfer
Send money to anyone with a Freedom Checking or Savings Account

ACCOUNT MANAGEMENT

Manage External Accounts
Connect accounts from other institutions to make transfers a breeze

Online Activity
View your online banking transactions

Primary Products and Services

Old Glory Bank has two primary product lines: Consumer Banking Products and Business Banking Products. Consumer accounts represent approximately 94% of the total number of accounts held at the bank as of March 31, 2026. While consumers hold the preponderance of the Bank’s total number of accounts, the value of the deposits held in such consumer accounts is only approximately 72% of the Bank’s total deposits as of March 31, 2026. Many of the Bank’s revenue streams (such as interchange revenue and account activity fees) track with the relative value of the deposits held by consumers versus businesses.

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Below is a detailed breakdown of revenue by product as a percentage of the Bank’s total income (i.e., the aggregate of interest income and noninterest income) for the three months ended March 31, 2026 and the year ended December 31, 2025:

	Three Months Ended	Year Ended
Sources of Revenue	March 31, 2026	December 31, 2025
Consumer Banking
Investment income generated from deposits	47.3%	51.5%
Interchange income	9.1%	10.2%
Interest income from loans	1.8%	2.8%
Deposit account fees	5.0%	5.1%
Fee income from the sale of loans	2.9%	3.8%
	66.1%	73.4%
Business Banking
Investment income generated from deposits	18.0%	13.2%
Interchange income	3.5%	2.6
Interest income from loans	8.4%	5.1%
Deposit account fees	1.9%	1.9%
	31.8%	22.8%
Miscellaneous
Investment income generated from equity	2.2%	2.5%
Other	0.0%	1.3%
	2.2%	3.8%

	100.0%	100%

Consumer Banking Products

We believe that our consumer banking products are competitive with the biggest banks in America (including the challenger/neo banks). Because of our Dashboard technology that allows customers to link their OGB account with a third-party bank, we know that many of our customers also have banking relationships with the mega banks, including Wells Fargo, Chase Bank, Bank of America, and PNC. Accordingly, Management believes that its products are viewed by its customers to be comparable to those of such institutions. Through continued social media promotion, earned media speaking engagements by the Bank’s prominent co-founders, and an expanded use of television and radio commercials, the Bank intends to continue to grow the reach and adoption of its brand, mission and product set. Here is a summary of many features of the Bank’s consumer products:

1.	Free Spending/Checking Accounts and Savings Accounts.

2.	CDs

3.	Domestic call Center in Durant, OK from 8am-8pm Mon - Sat, staffed by Middle American team members.

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4.	Free Access to 40,000 ATMs – plus low-fee access to almost every ATM on the planet.

5.	Debit Cards, plus “digital issuance” to permit immediate access to funds prior to card delivery.

6.	Credit Cards (four tiers for consumers and three for businesses, including a cash-back option).

7.	Old Glory Pay – our closed-loop, cancel proof version of payment tools such as PayPal.

8.	No-Fee Overdraft Security.

9.	Savings-Linked Overdraft Security.

10.	Free Bill Pay and ACH Payments.

11.	Personal Financial Planner Dashboard.

12.	Savings Goals that automatically move funds into self-determined savings buckets.

13.	Integrated Card Manager – robust debit/credit card controls, reporting, and payments.

14.	Charitable Round-Up Options–automatically donate funds to beneficiaries such as Folds of Honor, Operation Triage, and America’s Vet Dogs.

15.	Home Loans, including VA.

16.	Old Glory Cash-IN – cash deposits at 88,000 retailers (discussed below in greater detail).

17.	Old Glory Alliance – Our own Crowd Funding site that serves as an alternative to GoFundMe, but that will not cancel pro-American campaigns (discussed elsewhere in greater detail).

18.	Old Glory Protect– As a free benefit to qualifying customers, if a police officer, firefighter, member of the Military or US Border Patrol agent opens an account with Old Glory Bank, sets up direct deposit, and is killed in the line of duty, their designated loved ones receive a death benefit of $100,000 (discussed below in greater detail).

Note: Terms and conditions apply to all products and features.

Non-Loan Interest Income

While Old Glory Bank implemented its technology infrastructure, introduced an expanded set of products, and onboarded the team members needed to support a nationally focused financial institution, the Bank chose to refrain from aggressively making new loans to consumers and businesses during its first few years of operation (since April of 2023). Accordingly, a relatively high portion of the Bank’s interest revenue (i.e., 87% for the three months ended March 31, 2026) relates to interest earned from lending funds to the Federal Reserve and from amounts invested in securities and lent to other banks.

Interest Income from Loans

As described below, Old Glory Bank intends to expand its lending operation in future periods, with an emphasis on business loans, but has no intent to exceed a loan to asset ratio of 50%. Nevertheless, through the targeted solicitation of consumer loans to the Bank’s growing base of customers, interest income from consumer and business loans is expected to grow as a percentage of total revenue (currently representing approximately 13% of interest revenue).

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Fees from the Sale of Mortgages

The Bank intends to continue to grow its “internal” home loan operation that focuses on inbound leads from the Bank’s existing customer base. This internal home loan group currently generates approximately 3% of the Bank’s total revenue for the three months ended March 31, 2026. Across most markets nationwide, the mortgage industry is competitive and requires marketing expenditure to generate customers. OGB sources its mortgage borrowers primarily from its existing, broad base of consumer customers. OGB’s primary model in this product line is to sell to investor groups the mortgages that it originates. OGB prices its loans to be competitive in the marketplace and, in promoting its loans, it emphasizes its attentive customer service and pro-America appeal. Because OGB has a growing, nationwide base of consumer customers, Management believes that it can continue to cost-effectively generate leads from its existing customer base, as well as from promotion of its mortgage offering to a broader audience through social media channels.

Interchange Revenue from Consumers’ Debit Card Usage

A meaningful amount of revenue is generated from the transactions associated with use of Old Glory Bank’s debit cards by its consumer customers. As further outlined elsewhere, interchange fees are what merchants pay to issuing banks like Old Glory Bank when customers use a Bank’s payment cards. This category of consumer-generated revenue represented 12.6% of the Bank’s total revenue for the three months ended March 31, 2026. Aggregate interchange revenue (irrespective of its percentage of total Bank Revenue) is expected to grow as Old Glory Bank’s customer base grows and as a greater portion of the Bank’s customers implement direct deposit of their compensation and benefits payments into their Old Glory Bank accounts.

Credit Cards

Old Glory Bank issues, indirectly, a highly competitive credit card to its customers through Elan Financial (a division of US Bank). In the future, Old Glory Bank may consider issuing a credit card directly, but this current third-party approach ensures a solution today for our customers, yet creates no financial risk to Old Glory Bank from credit or disputes. The Bank’s partner-provided credit card program currently generates an insignificant portion of the Bank’s interchange revenue, with the preponderance of such revenue being generated by the Bank’s directly issued debit cards.

Old Glory Cash-IN

Despite all of the great features of mobile banking, the big challenge for customers of most online banking solutions is the ability to deposit cash. With online banking, it is easy to deposit a check using a phone, and it easy to withdraw cash from an ATM, but the ability to deposit cash typically is a challenge when moving from branch-based banking to online/mobile banking.

Our innovative technology team has solved this problem, and we have been able to deploy a solution that allows Old Glory Bank customers to walk into approximately 88,000 various retail locations around the country to deposit cash, including major grocers, drug store chains, “big box” general retailers, truck stops, convenience stores and other retailers that participate in the deposit network. Examples include Walmart, Walgreens, Circle K, Dollar General, Family Dollar, CVS, PILOT, and Loves. Our app provides access to a convenient geolocator tool to easily find the nearest location that accepts a Cash-IN deposit transaction. Our customer simply shows the cashier a bar code generated within our app, and the cashier scans it. Once the customer completes the transaction by giving cash to the cashier, the cash is credited immediately to the customer’s Old Glory Bank account.

Old Glory Cash-IN is made available to our customers primarily as a convenience offering to address the needs of customers who require the ability to deposit cash into their bank account(s), thereby making Old Glory Bank competitive with banks that maintain networks of physical branch locations. Under the Bank’s current pricing, there is no charge to make a deposit of $200.00 or more. For smaller deposits, the current fee charged to a customer is $2.99. The aggregate revenue generated by users of Cash-IN is negligible (less than 1.0% of total revenue for the three months ended March 31, 2026), as our customers have embraced the service to such an extent that the average Cash-IN deposit exceeds $360.00. Accordingly, relatively few Cash-IN deposit transactions generate the $2.99 transaction fee.

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To achieve this important customer feature, we integrated our front-end and core with a leading third-party payment facilitator, InComm Payments service. InCom Payments offers the “VanillaDirect” solution.7

Here are sample screens shots from our App for Old Glory Cash-In:

Old Glory Alliance - Crowd Funding

Americans are some of the most charitable people in the world. Over the years, online services have been introduced to the marketplace that allow individuals and organizations to initiate fundraising campaigns that benefit specific individuals, charitable causes or other forms of advocacy. Crowd funding site GoFundMe has a great product offering and a robust user interface. However, several outlets have reported that GoFundMe has canceled legal campaigns for political reasons, as noted in the Fox Business, Washington Examiner and Daily Signal articles linked here:

https://www.foxbusiness.com/media/gofundme-accused-targeting-conservatives-bans-removals

https://www.washingtonexaminer.com/news/1575759/five-times-gofundme-shut-down-conservative-fundraisers/

https://www.dailysignal.com/2022/02/09/gofundmes-sordid-history-of-censorship-of-conservative-causes/

Old Glory Alliance is OGB’s crowd funding solution that allows people to support causes and campaigns that are important to them and that share their values. As with Old Glory Bank’s bank accounts, we will never cancel a lawful campaign, even if we disagree with the views or politics of the fundraising campaign’s sponsor or of its beneficiary. We promote Old Glory Alliance through our website and through social media posts.

Old Glory Alliance is an attractive customer deposit acquisition model because the cost of deposits is zero, as we do not pay interest on these accounts. Actually, the cost of the deposits generated through Old Glory Alliance is less than zero, because donors pay us a “convenience fee” (currently 3.0%) to accept their donations into these accounts on which we make a small margin. Because we have not yet had the capacity to properly promote Old Glory Alliance since its launch, its impact as a revenue and deposit generator remains negligible.

7 In addition to the stored-value card that VanillaDirect offers (generally on the Mastercard network), which OGB does not currently offer, VannillaDirect also offers the ability for customers to pay certain bills, which OGB currently does not offer. See www.vanilladirect.com

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Old Glory Protect – “We Protect those who Protect You”

Old Glory Bank does not just say it supports first responders and members of our military, it actually has done something tangible. If a Bank customer is in the Military (active duty, reserve, or guard) or serves as a police officer, a firefighter (including volunteers), or an agent in the US Border Patrol, (any of which we refer to as a Protector) and the customer establishes direct deposit with Old Glory Bank (in an aggregate amount of at least $1,000 per month), then they qualify for Old Glory Protect. If such a customer pays the ultimate sacrifice and dies in the “line of duty,” the customer’s family (or other beneficiary designated), will receive a $100,000 death benefit.

The Bank promotes Old Glory Protect through our website and social media posts. We intend to coordinate promotional campaigns facilitated by organizations that serve the various military and first responder constituencies that are eligible for coverage.

Everest Reinsurance Company (A.M. Best A+) provides the underwriting for Old Glory Protect. Participation in the Old Glory Protect program is free to the qualifying customer. Although we cover the cost of the death benefit premium, our average ROI on this product is estimated to exceed 300% when considering the net contribution of a typical individual customer relationship (interchange revenue, value of deposited funds, transactional revenue, mortgage loan revenue, etc.) in relation to the amount that we pay for the premium. In addition, we anticipate a significant degree of positive goodwill being generated among the general population by promoting Old Glory Bank as “the bank that protects those who protect you.” We are not aware of any bank that has ever done something like this for the heroes who keep us safe.

Old Glory Protect was launched in August 2024. The expense associated with the premium payments made by OGB are posted as a Marketing Expense in our financial reporting.

Old Glory Pay

To serve America with a cancel-proof financial solution that won’t cancel customers for their views or the industry they operate in, it was not enough to only offer consumer and business banking solutions. We also saw a need to deliver a digital payment solution, like Zelle, Venmo, or PayPal. For example, PayPal selectively excludes lawful transactions they disagree with, including firearms and ammunition.8 Additionally, OGB has actual knowledge PayPal terminating lawful accounts from direct conversations with customers of Old Glory Bank who switched to Old Glory Pay from PayPal. Further, there are news reports that confirm PayPal has terminated the accounts of organizations holding views they don’t support.9

We believe that Main Street wants a payment solution that does not pick and choose which customers should be served. And, for our solution, we chose not to simply be a typical payment facilitator (a Pay Fac), because transfers would still ride on third-party payment rails (and therefore not be cancel-proof) and would be vulnerable to the improper, voluntary sharing of data with government entities that many large financial institutions have proven to facilitate. Therefore, we developed and launched a proprietary, closed-loop digital payment solution called Old Glory Pay. We use the term “closed-loop” because Old Glory Pay does not rely on any third-party transfer partners (“rails”). Old Glory Pay can be utilized only for transfers between existing customers of OGB (i.e., on both sides of a transaction). Further, we do not allow third-party banks (e.g., Chase, Bank of America, etc.) to integrate with Old Glory Pay, because if we did, these third-party banks could (i) cancel the transaction (e.g., for buying ammunition) and/or (ii) improperly provide payment data to the government (e.g., for buying a bible).10 We believe we are the first chartered bank that owns and controls its own closed-loop digital payment solution.

Old Glory Pay is exclusive to Old Glory Bank customers who we believe love using Old Glory Pay to send payments peer-to-peer (P2P) to other users of Old Glory Pay (who must have accounts with Old Glory Bank). It’s safe, secure, and instantaneous. We discuss peer-to-merchant (P2M) transactions in the Business Banking Products section, below.

8 PayPal’s Acceptable Use Policy strictly prohibits the use of its services for transactions involving “ammunition, firearms, or certain firearm parts or accessories.” See https://www.paypal.com/us/legalhub/paypal/acceptableuse-full

9 PayPal cancels accounts of Free Speech Union and The Daily Sceptic, UnHerd, by Mark Johson, dated September 21, 2022.

10 Report: How the Federal Government Weaponized the Bank Secrecy Act to Spy on Americans. Press Release, dated December 6, 2024. See https://judiciary.house.gov/media/press-releases/report-how-federal-government-weaponized-bank-secrecy-act-spy-americans

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Business Banking Products

Most “online” (digital-first) banks focus on consumer (retail) banking. We originally planned to wait until late 2024 or early 2025 to integrate and launch business banking. However, once we announced consumer banking in early 2023, our customers immediately communicated strong demand for business banking. Middle America wants an online/mobile banking platform for small business. Therefore, in 2023, we built a business banking technology and customer relationship team and safely deployed and launched business banking in record time to meet demand. Our offering has been so well-received in the marketplace that we have opened, to-date, over 5,000 business accounts. We routinely create 250+ new business accounts each month, which is many times the rate experienced by some community banks even larger than OGB.

Here are our key business banking features:

1.	Consolidated Dashboard – you decide which business and personal accounts to display

2.	Integration with QuickBooks and Quicken

3.	Online Bill Pay

4.	Online Wire Portal

5.	Online ACH Payments – vendors, payroll, taxes

6.	Credit Cards (three tiers, including cash-back option)

7.	Commercial Lending, including SBA and USDA (see associated risks, below)

8.	Owner Controls - add/remove authorized Users and change Access

9.	Custom Account Alerts – monitor balances, transactions, other Activity

10.	Old Glory Pay – as further described above in the Consumer Banking Products section, Old Glory Pay is a service designed for use by the Bank’s business customers, as well as its consumer customers.

Launching Business Banking was a heavy lift because the platform is not merely a “re-skinned” retail product. Business Banking has a completely different architecture. Plus, there was no third-party product available for onboarding a business customer digitally, so we had to build that capability.

Making commercial loans can be a significant source of our anticipated profits following this Business Combination. Loans generally generate greater interest income than do investments, even after accounting for losses. That being said, there are associated risk factors that can contribute potentially to greater than anticipated delinquency within our current/future loan portfolio. Such risks include industry concentration, geographic concentration, collateral illiquidity and credit risk. Nevertheless, we believe that the nature of our nationwide customer acquisition strategy helps mitigate these risks to a large degree, compared to the traditional, geographically localized customer acquisition model of most banks.

Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial loans generally expose a lender to greater credit risk than loans secured by owner-occupied, one- to four-family real estate. Commercial real estate and commercial loans also have greater credit risk than residential real estate loans because repayment is dependent on income being generated in amounts sufficient to cover operating expenses, property maintenance and debt service, and because repayment is generally dependent upon the successful operation of the borrower’s business. In its pursuit of an attractive net interest margin, Management has determined that OGB’s exceptionally low cost of funds (approximately 0.86% for the three months ended March 31, 2026) enables the Bank to focus initially on lower risk investments and federal funds, as opposed to pursuing aggressive loan growth. Over time, as the Bank pursues a measured degree of loan growth, its net interest margin will improve further and be particularly high among its peers due to its low cost of funds.

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Non-Loan Interest Income

As noted in the Consumer Banking Product section of this Business Plan, a significant portion of the Bank’s interest income currently is generated from funds being placed with the Federal Reserve, other banks, and investment securities. The deployment of business account deposits into such instruments generated over 18% of total revenue for the three months ended December 31, 2026 and over 13% in 2025.

Business Loan Interest Income

To date, the Bank has engaged in a modest level of lending to its business customers. However, following the successful consummation of the Business Combination, the Bank intends to more actively seek lending opportunities, both from existing business customers and from participation loans with third-party banks. Interest from business loans represented approximately 8% of total revenue for the three months ended March 31, 2026 and slightly over 5% for the year ended December 31, 2025. As the Bank continues to attract business banking customers that are drawn to its technology, customer service and pro-America values, it acquires a growing installed base of prospects for its business loans. The Bank offers its customers a range of traditional lending products, including Small Business Administration loans, working capital lines of credit, vehicle loans and the financing of property, plant and equipment. In addition to marketing to its existing and future bases of business customers, the Bank intends to participate in (i.e., fund a portion of) loans originated by other financial institutions looking to spread their credit risk (“participation loans”). The Bank already done several participation loans. By adding these loan participations, the Bank is able to (i) complement its proven ability to generate liquidity from low-cost deposits with (ii) the recurring loan pipelines in place at other established financial institutions. Given that business loans (as well as consumer loans) generally receive a higher rate of interest income than do funds placed with the Federal Reserve (i.e., Federal Funds) or investments, the Bank’s ongoing expansion of its direct and indirect (obtained through participation) loan portfolio will have a favorable impact on its net income margin, even after taking into account the allocated cost of booking the appropriate allowances for credit losses.

Management employs established credit losses methodologies (CECL) to properly assess the potential credit losses of its loan portfolio. The Bank considers the historical credit loss experience on business loans with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the Bank’s business loans. Management incorporates qualitative and quantitative factors, including information related to underwriting practices, when estimating allowances for credit losses under CECL.

Interchange Revenue from Business Customers’ Debit Card Usage

The Bank introduced debit cards to its business accounts in early 2024. Revenue generated from this product line has grown meaningfully from 0.3% of the Bank’s total revenue in 2024, to 3.5% of the Bank’s total revenue for the three months ended March 31, 2026. We believe interchange revenue from business debit card usage will continue to grow as a result of the continued expansion of the Bank’s business banking customer base. In addition to growing interchange revenue by increasing the number of accounts that can be accessed by debit cards, the Bank intends to grow interchange revenue by driving business customers to more frequently utilize their cards through in-app messaging, email communications, and social media posts.

Old Glory Pay P2M Transactions

We encourage our business customers (“merchants”) to accept Old Glory Pay as a payment solution (P2M) for transacting with their customers. Among the breadth of payment solutions, only Old Glory Pay is assured to be private and secure.

We note that for Old Glory Pay to be a better solution for P2M transactions, Old Glory Pay would need superior administration screens and a better integration solution for existing payment gateways. However, because of our attention on creating and launching Next Gen Banking (described elsewhere herein), and our belief that payment stablecoins are the superior method that the Freedom Economy will want to use to remit payments, we have no current plans to improve the functionality of Old Glory Pay from its current state.

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Other Sources of Revenue

Given that cash is fungible, it is worth noting that a portion of the interest income that the Bank generates from loans, investments and the purchase of Federal Funds can be associated with the Bank’s invested capital (i.e., equity), as opposed to consumer- or business-sourced customer deposits. Based on the ratio of the Bank’s equity to its deposits, 2.2% of total revenue for the three months ended March 31, 2026 was associated with interest earned on non-customer-sourced funds.

Old Glory Unlimited

One of the challenges that small banks face is the perception by Main Street consumers that the FDIC will always protect depositors at “mega” banks (that are too big to fail and provide services to America’s elite), even if greatly in excess of applicable insurance limits, which is exactly what occurred with the mega bank failures in 2023. However, the FDIC may not protect depositors at a Main Street bank (serving Middle America) which is exactly what occurred with the failure of First National Bank of Lindsay in 2024, a year later.

Many small banks solve this challenge by sharing deposits with other banks, pursuant to a common service operated by IntraFi. However, this solution has never been attractive to Old Glory Bank, because it would undermine our commitment to PSL – Privacy, Security, and Liberty. That “other” bank may not share our values and commitments, and our customers would not want us sending their money to an unidentified third-party bank.

Instead, to solve the fear by customers of a Main Street bank failure, and no FDIC support above the insurance limit, we soon plan to launch Old Glory Unlimited. This product will be integrated into our App (first business and then retail), such that a customer can seamlessly move cash out of an OGB bank account, directly into US Treasuries, and then back again, in mere minutes. With this solution, the customer actually has direct T-bill ownership, down to knowing the actual CUSIP number.

Old Glory Unlimited will be quick and frictionless for our customers who want to hold deposits materially in excess of FDIC insurance limits. While the net interest margin (NIM) we earn on deposits placed into Old Glory Unlimited will be less than when we hold as cash in our normal accounts, we believe this will be incremental NIM (with no increase in cost) because it will be “found” deposits from customers that would not otherwise place such high-dollar deposits with Old Glory Bank. Our analysis suggests that the reduced NIM from these deposits will exceed the reduced NIM from the cannibalization of deposits removed from our bank accounts into Old Glory Unlimited. Thus, this is a net revenue generator for Old Glory Bank and removes the final “stigma” for larger deposit customers to bank with Old Glory Bank, a bank that the FDIC would never consider “too big to fail” and, thus, would not likely protect depositors in excess of insurance limits.

We are still working on this technology integration, and fully analyzing our fee structure, but we believe we have a solution available to us with Jiko Bank, who currently provides this B2B service to several financial institutions, as reflected on its home page at www.jiko.com. We believe Old Glory Bank can be the first FDIC insured bank to utilize this service by Jiko. We estimate that we can launch Old Glory Unlimited in Q2 or Q3 of 2026. Of course, prior to such launch, we will adopt and test all applicable policies and procedures. While it is our informed view that Old Glory Unlimited does not need regulatory approval, it has been our history to demonstrate certain new products to our regulatory agencies prior to launch and, thus, we intend to do a full demonstration of Old Glory Unlimited to the FDIC and Oklahoma State Banking Division (“OSBD”) prior to launch. For example, we did a full demonstration of Old Glory Pay to the FDIC and OSBD in March 2023, prior to launch, even though regulatory approval was also not required to launch such product.

We do not believe a core integration of the Jiko service will be difficult and we do not believe that creating and adopting the necessary policies and procedures will be difficult or cumbersome for our team. Thus, our launch date will be determined by when Management desires to allocate the internal resources to such efforts.

Next Generation Banking

The convergence of blockchain technology and traditional banking is reshaping the financial landscape, driving demand for digital assets that deliver both innovation and trust. OGB is committed to leading this transformation by offering secure, compliant, and user-friendly digital asset solutions as an integrated component of everyday banking, with such solutions being delivered by an organization with the stature of a regulated, trusted financial institution.

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Market Acceptance of Crypto

Consumer interest in cryptocurrency products in the United States has shown steady and significant growth in recent years, with ownership rates climbing notably amid favorable regulatory shifts and renewed market optimism. A recent survey by Security.org indicates that around 28-30% of American adults now own cryptocurrency as of 2026, up from lower figures in prior years including 15% in 2021 and approximately 27% in 2024. This estimated current level of market penetration equates to approximately 70.4 million US adults. This expansion reflects increasing consumer comfort with digital assets, driven by factors such as portfolio diversification, potential price appreciation, and greater accessibility through familiar platforms.

A key indicator of this growing demand is the surge in ownership of major cryptocurrencies and the diversification within portfolios. As presented in Security.org’s survey results, ownership of Bitcoin remains dominant, held by about 74% of crypto owners, while assets like Ethereum, Dogecoin, Solana, and stablecoins such as USDC (provided by Circle) have seen rising popularity. USDC ownership, for example, increased from 12% to 18% among crypto holders over recent years. Many current owners express intentions to buy more, with 61% planning additional purchases in 2026, signaling sustained retail enthusiasm even after market fluctuations.

The sector’s increasing legitimacy is further evidenced by mainstream financial institutions embracing crypto-oriented products, particularly through regulated investment vehicles like spot Bitcoin ETFs. These ETFs have attracted substantial inflows, with BlackRock’s iShares Bitcoin Trust (IBIT) alone drawing $25 billion in net inflows throughout 2025 (sixth largest such ETF in the US), and the overall U.S. spot Bitcoin ETF complex seeing tens of billions in cumulative investments. Institutions like JPMorgan have boosted their holdings in these products significantly (reporting a 64% increase in IBIT shares to nearly 5.3 million, valued at around $343 million), while also accepting Bitcoin ETFs as collateral for loans and exploring broader crypto trading and leveraged products for clients.

This buy-in from respected providers such as JPMorgan, BlackRock, Fidelity, and others underscores crypto’s transition from a speculative niche to a recognized asset class within traditional finance. By offering accessible, regulated exposure to cryptocurrencies via ETFs and related services, these institutions are meeting and fueling consumer demand, bridging the gap between retail investors and institutional-grade products. Overall, the combination of rising ownership, enthusiastic future buying intent, and integration by major financial players demonstrates a maturing market with robust and expanding demand in the U.S.

Old Glory Bank’s Next Gen Strategy

This section presents OGB’s roadmap for digital currency services, including its stablecoin vision and implementation plan, detailing how its proprietary, USD-backed stablecoin, to be called OGUSD, intend to operate at the intersection of digital innovation and regulated banking. In addition to providing user-friendly tools to manage a broad set of crypto holdings, both internal and external to OGB, we plan to have our own USD-backed stablecoin, OGUSD, implemented as an ERC-20 compatible token. Our aim is to deliver a digital dollar that is as accessible and user-friendly as a traditional bank deposit, while enabling the advantages of programmability, real-time settlement, and seamless integration with both crypto and fiat based financial systems. We desire to achieve this objective, even though there are risks with payment stablecoins, such as a payment stablecoin issuer (i.e., an issuer other than Old Glory Bank) may not comply with prudent backing account requirements and, thus, such backing accounts at such other issuers may not be only cash and short-term US Treasuries. However, at OGB, we intend to comply with the material operational requirements of GENIUS Act and, thus, upon launch (i.e., even before the applicable effective date of the GENIUS Act) so we believe there is no material redemption risk from holding a OGUSD.

The lynchpin of OGB’s digital asset solutions will be the issuance of OGUSD, which we anticipate occurring within 60 days following the Closing Date. By combining regulatory rigor with technical innovation, OGUSD is designed to set a new standard for GENIUS Act compliant payment stablecoins: instantly spendable, and seamlessly connected to both traditional and blockchain-based financial services.

With customer expectations shifting toward unified digital experiences and programmable money, OGB recognizes the necessity of providing blockchain based solutions that adhere to the highest standards of trust, transparency, and regulatory compliance. The OGUSD stablecoin is central to this vision, serving as the foundation for secure digital payments, seamless fulfillment of fiat-to-crypto conversion (and vice-versa), and real-world utility through payments and remittances.

As of the date hereof, OGB has already completed all technical requirements to deploy OGUSD, including the user-interface for both our App and browser interface. OGB has also already written the applicable smart contracts for such token, which smart contracts have already been successfully audited by OGB’s vendor, OpenZepplin. Prior to launch, we will need to complete further testing and then disconnect the front end from our “sandbox” core and connect same to our actual core, but that is a routine process and we do not expect any challenges that we can not then promptly solve to achieve our time line.

We note that there is a risk that we may not effectively maintain or operate the infrastructure necessary to create a preferred customer experience when minting or redeeming an OGUSD, so we intend to manage our growth to match our technical ability. However, we believe the trend towards payment stablecoins will continue because of the ease and low-cost nature of payments on the blockchain, vs traditional rails. For example, in the month of February (2026), stablecoin volume reached $7.2 trillion surpassing the US ACH network for the first time in history.11 This was repeated in March, with total stablecoin value reaching $7.5 trillion, again surpassing the US ACH network.12 Therefore, we believe it is important to successfully launch and operate OGUSD payment stablecoins.

OGB desires to offer OGUSD for the same reason why we offer checks, ACHs, wires, and Old Glory Pay. It is not for “fee” income, which is de minimis (other than for wires). We offer multiple payment solutions because we want to “win the customer” and making payments more convenient, quicker, more secure, and with less friction, will help us to continue grow our customers and deposits. With regard to making payments and remittances via a stablecoin, we believe there is no solution available that is quicker and less reliant on a third-party that may be tied to certain “banking hours.” For example, there is no ability to send a wire outside of banking hours (e.g., nights and weekends), regardless as to how critical the payment is.

Management notes that FIL 7-2025 expressly confirms (on its face) that FDIC-supervised institutions (like OGB) may otherwise engage in permissible crypto-related activities without receiving prior FDIC approval. As set forth therein, “Crypto-related activities” include, but are not limited to, acting as crypto-asset custodians; maintaining stablecoin reserves; issuing crypto and other digital assets; acting as market makers or exchange or redemption agents; participating in blockchain- and distributed ledger-based settlement or payment systems, including performing node functions; as well as related activities such as finder activities and lending. However, when the GENIUS Act becomes effective (likely January of 2027), stablecoin issuers like OGB must comply with such law and applicable regulations. For a state-chartered, non-member bank, like OGB, that means regulations by the state of Oklahoma and the FDIC. On April 10, 2026, the FDIC issued 46 pages of proposed rules under the GENIUS Act (single spaced, in three columns per page). OGB, like all similarly situated payment stablecoin issuers must be prepared to comply with such regulations upon their effectiveness, which may result in changes to our product and plans.

11 ‘Rails Have Shifted’—Stablecoins Topped ACH At $7.5 Trillion A Month. By Boaz Sobrado, Forbes Digital, dated April 20, 2026.

12 Id.

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GENIUS Act

The GENIUS Act (Guidance and Establishing National Innovation for US Stablecoins) was signed into law in July 2025. Among a range of governing principles, the legislation serves to define how stablecoins issued in the US are to be backed (by cash and short-term Treasury’s), which entities are authorized to serve as an issuer (banks and individually approved, regulated entities), and how they are to be administered (including the issuer’s technical capacity to burn, seize or freeze the stablecoin). OGB is ready to capitalize on its brand-specific identity in the marketplace, both today under existing law, and upon the effectiveness of the GENIUS Act.

Of course, we believe the correct legal view has always been that there is no law that restricts any company, including a bank, from issuing a dollar-backed payment stablecoin. We have always believed, as our CEO Mike Ring testified in front of the Senate Committee on Debanking in February 2025, that FIL 16-2022 was not based on appropriate legal or banking theory and was part of an intentional program by the Biden Administration to choke-out legal crypto activities.

The FDIC confirmed our view relating to crypto activities in FIL 7-2025. Then, on August 15, 2025, the Federal Reserve ended the Biden-era supervisory program when it withdrew SR-23-7, from August 2023, that created a novel activities supervision program relating to crypto activities. While not applicable to Old Glory Bank, as a state-chartered bank, the OCC has also confirmed an end to regulatory restrictions on crypto and stablecoin activities in its Interpretive Letter 1183, issued on March 7, 2025, which rescinded its Interpretive Letter 1179.

In summary, we believe that a chartered bank may engage in crypto activities, including dollar-backed stablecoins, so long as otherwise done in a safe and sound manner, in compliance with applicable law. Our crypto and stablecoin activities will be conducted in a safe and sound manner and will be compliant with applicable law, including the operational requirements of the GENIUS Act, even though not yet effective. This means that Old Glory Bank intends to comply with all of the operational components of the GENIUS Act, to the best of our understanding based on the plain reading of such statute, even though not in effect until January 18, 2027 (or such earlier date that is 120 days following final regulations by the FDIC).

OGB is not proposing that it can comply with “future” regulations involving how to “apply” to be a Permitted Payment Stablecoin Issuer, but instead, we intend to comply with the operational requirements of issuing and maintain a stablecoin as expressly set forth in the GENIUS Act, which are summarized here:

●	One-to-One Reserve Backing – OGB will maintain backing account reserves for its OGUSD at all times on a 1:1 basis equal to the outstanding amount of OGUSD in circulation.

●	Permissible Reserve Assets – OGB’s Backing account reserves shall be limited to (i) US fiat (including in Fed Funds), or (ii) US Treasury bills (with a maturity of 93 days or less). Further OGB will not rehypothecate the reserves in its backing account.

●	Segregation and Custody – OGB will segregated its reserve account (with its wholly owned subsidiary).

●	Redemption – OGB will adopt, implement, and publicly disclose its redemption policies providing for timely conversion or redemption of payment stablecoins at par.

●	Terms and Conditions – The terms and conditions of use of OGUSD will be in plain language and clearly disclose all fees associated with purchasing or redeeming OGUSD.

●	Reporting and Audits – OGB will publish monthly public reports describing (i) the number of outstanding OGUSD, (ii) the composition and value of reserve assets. Further OGB will have monthly examinations of reserve assets by a registered public account firm, which we expect to be Crowe LLP, which is in addition to monthly certifications from OGB’s CEO and CFO regarding the accuracy of reserve information.

●	No Interest or Yield – OGB will not pay interest or other yield in connection with the holding, use, or retention of OGUSD (unless otherwise revoked or amended by subsequent law).

●	No Tying - OGB will not limit the minting or redemption of OGUSD to customers that pay for other products of OGB. OGB offers free accounts and will continue to do so to comply with this provision of the GENIUS Act.

●	Risk Management and Compliance – OGB will ensure that its KYC/CIP and transaction monitoring are compliance with the Bank Secrecy Act and other applicable law.

Expected Minimum Viable Product (MVP) of Next Gen Banking

Old Glory Bank’s entire mission in connection with its Next Gen Banking is to bring digital assets to Main Street so that “regular folks” (i.e., people who are not “crypto-bros”) can easily conduct lawful transactions via digital assets and benefit from the security, speed, low-cost, and convenience that can only be achieved through the blockchain and decentralized finance (DeFi).

Following the Closing, upon the occurrence all of the following conditions (which we anticipate will be within 60 days following such closing), OGB will undertake the process of deploying the initial products of Next Gen Banking in safe and sound manner:

(i)	OGB has completed and tested all of its compliance and AML programs, policies, and procedures around MVP;

(ii)	OGB has received a favorable external audit of all of its applicable smart contracts necessary for its MVP;

(iii)	OGB has received a favorable external audit of all of its proprietary code and APIs used in its MVP;

(iv)	OGB has completed its extensive testing and account reconciliations for all products connected to its MVP; and

(v)	OGB again demonstrates all functions and features to the FDIC and OSBD and fully answers all of their questions and concerns.

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In connection with the initial launch of Next Gen Banking, we expect to enable customers13 to do the following:

1.	Wallet Linking. Link a customer’s self-custodial wallet (e.g., MetaMask) to our consolidated dashboard (similar to how a customer links a third-party bank account or loan today) so that in one dashboard, a customer can view both fiat and crypto accounts.

a.	Wallet Linking Process. To link a self-custodial wallet, the customer initiates a cryptographic signature challenge through the banking application. This process confirms that the customer has signing authority for the wallet without exposing the private key to the bank. The signed message is verified on the bank’s servers, and upon successful verification, the wallet address is associated with the customer’s account.

b.	Compliance Screening. Before a wallet is linked, Old Glory Bank performs a risk assessment and KYC check through its blockchain analytics provider (TRM Labs). This screening identifies exposure to sanctioned entities, illicit activity, or elevated risk indicators. Wallets failing the screening cannot be linked.

c.	Security Model. The customer retains full custody and control of their assets. The Bank’s role is limited to monitoring linked wallet addresses for transaction activity (e.g., off-ramp deposits) and executing corresponding fiat-side operations. Private keys are never transmitted, stored, or processed by Old Glory Bank systems.

d.	Transaction Authorization. For operations requiring on-chain transactions from the customer’s wallet (such as token-to-token swaps from a self-custodial wallet), the customer must approve a token allowance via the standard ERC-20 “approve( )” function, granting the platform permission to transfer specified tokens on their behalf. This approval is performed directly in the customer’s wallet application.

e.	Material Risks to OGB from Wallet Linking. Management is of the view that when a customer links a self-custodial wallet to our OGB dashboard, OGB will have the same general risk as to when a customer links (for example) a third-party bank account to our OGB dashboard (which happens every day in the ordinary course of our business). One such risk is that the customer may not actually be the authorized user of such third-party bank account. Same with a self-custodial wallet, in that the customer may not actually be the authorized user of such self-custodial wallet, although we believe that the nature of a protecting a self-custodial wallet makes an account take-over much more difficult with a self-custodial wallet than a typical bank account. Another risk is that the funds in the linked third-party bank account are sanctioned or illicit. Same with a self-custodial wallet, although with a wallet, we have a third-party service (TRM Labs) to review each linked wallet, yet we have no similar service to review the third-party bank accounts linked to our dashboard. Another risk to linking accounts/wallets is that a customer may use a third-party bank account as a “gateway” to distribute illicit funds taken in connection with an OGB account take-over. A linked self-custodial wallet could also be used as a gateway, same as a linked third-party bank account. In summary, we believe there is no incremental risk from a customer linking a self-custodial wallet than linking a third-party bank account.

2.	OGUSD. Mint OGB’s stablecoin (OGUSD) and deposit such coins into the customer’s self-custodial wallet. Redeem OGUSD and deposit the applicable fiat into the customer’s account at OGB. OGUSD will be an ERC-20 stablecoin that is designed for interoperability, which can be used across multiple Decentralized Exchanges (DEXs) on the Ethereum network. Because all ERC-20 stablecoins adhere to the same standard, they are easily tradable, swappable, and usable as liquidity in various protocols like Uniswap, Curve, and SushiSwap.

3.	OGB Freedom Offramp. Exchange select crypto tokens into fiat to deposit into a customer’s account. Our goal is to make the deposit of crypto into a bank to be similar to how a customer deposits a check or how a wire of foreign currency is exchanged by a bank into US Dollars and then deposited into a customers demand deposit account. This transaction will be accomplished via our patent-pending OGB Freedom Offramp. A customer will merely send accepted crypto from their self-custodial wallet to our OGB Freedom Offramp, where we will then reference the applicable spot-price and deposit the associated fiat value into the customer’s bank account (savings or checking). This will occur behind the scenes, much like a bank that converts FX into US Dollars “behind the scenes” using a particular market (spot) price for that FX currency. Our Terms and Conditions will very clearly describe the methodology for obtaining the spot price (like a bank’s T&Cs describe the methodology for converting FX into US Dollars), plus clearly disclose applicable fees. OGB will utilize the “commercial” exchange services of Coinbase, Kraken, Binance and other exchanges to accomplish this exchange instantaneously. In connection with a final authorization (signature) of such transaction, the customer will be informed of the fee/spread to complete such transaction. In connection with the launch of our OGB Freedom Offramp, Management expects that the following coins and tokens to be available for customers to convert into fiat: BTC, ETH, USDC, USDT, WBTC, and OGUSD. Additional coins and tokens will likely be added after review and analysis by the Bank’s Audit and Compliance Committee.

In evaluating whether to support an additional coin or token the Bank’s Audit and Compliance Committee is expected to apply the following standards of inclusion:

● Regulatory and legal classification. Such Committee will evaluate whether such proposed coin or token is reasonably characterized as a non-security under U.S. federal securities laws, using all then available law and regulatory guidance.

● Market liquidity and price transparency. The Committee will evaluate whether such proposed coin or token has sufficient and observable trading liquidity on established trading venues with which the Bank then or may maintain a commercial relationship, such that the Bank can obtain reliable, independent pricing and, where applicable, execute disposition transactions without undue market impact. Further, such proposed coin or token must have a reliable independent pricing source for ongoing valuation.

● Custody and operational capability. The Committee will evaluate whether such proposed coin or token has an underlying blockchain network that is compatible with the Bank’s applicable custody arrangements and operational controls and such network must exhibit adequate reliability and transaction finality.

● Financial crimes compliance. The Committee will evaluate whether such proposed coin or token is capable of being monitored under the Bank’s BSA/AML program, including through blockchain analytics tools, and such proposed coin or token must not present unacceptable sanctions or illicit-finance risk, as determined by such Committee.

13 It is important to note that Old Glory Bank offers Next Gen services only to its customers. Thus, any person that wants these products and services must become a customer of Old Glory Bank, which includes complying with OGB’s KYC/CIP programs.

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4.	Liquidity Access Lines (LALs). Customers in good standing will be able to get a loan by pledging (actually, over-pledging) certain crypto assets. OGB will securitize the pledged crypto pursuant to UCC Article 9 (and Article 12 when applicable). Crypto collateral is “perfected” through control (possession), just like perfection of a car is done through the possession of a car title. Securitization of crypto is done by holding the private keys (like holding a title to a car). This occurs via an atomic action consisting of (i) a crypto transfer from the user wallet to an OGB-controlled wallet over which the customer retains no unilateral transfer authority, and (ii) the transfer of loan proceeds to the user wallet. Custody of the OGB-controlled wallet is protected by bank grade security protocols, including HSM based multisig access (described more fully below, in clause g.). For loans over a certain amount as established from time to time (e.g., $10,000), OGB will also file a UCC-1 in the customer’s state of residence.

a.	Loans up to a certain amount (e.g., $10,000) will generally be self-service for a customer in good standing. This will be similar to a “cash secured” credit card and will not be based on a customer’s credit. Loans over such specific amount will require human review and will involve a certain level of a credit review, dependent on the size of the loan and history of the customer with OGB.

b.	Loans will generally accrue interest with continuous compounding, have no pre-payment penalty, and will otherwise comply with all fair lending laws and regulations. Customers will be required to pay accrued interest monthly, and the loan balance will mature in 5 years. The interest rate will reset every 24 months at the then Prime rate.

c.	The minimum LTV formula for these loans will always be subject to review and change, but OGB’s current methodology is that the available credit will equal the product of (i) the coin’s 104 week low, multiplied by (ii) the number of coins pledged, multiplied by (iii) 0.75, unless such “low point” is within the prior 90 days, whereupon 0.75 will be replaced by 0.6.

d.	If the value of the pledged collateral declines to less than the minimum LTV, the customer will be notified to either pledge additional collateral or pay down the loan. Our App will show a “countdown clock” and if the customer does not act within the preset time, OGB will immediately liquidate the collateral, pay off the balance of the loan, and return any balance to the customer (less any exchange fees for liquidation).

e.	Of course, all such terms and conditions will be provided to the customers in a manner that complies with applicable law, including under the Truth in Lending Act, implemented by Regulation Z (12 CFR Part 1026). Although Regulation Z only applies to consumer loans, it is our intent to comply with Regulation Z for business loans.

f.	In connection with the launch of our LALs, Management expects that the following coins and tokens to be available for customers to pledge as security: BTC, ETH, USDC, USDT, WBTC, and OGUSD. Additional coins and tokens will be added after review and analysis by the Bank’s Audit and Compliance Committee, in the manner described on Page 193 above.

g.

In connection with the Bank taking a pledge of accepted digital assets, the customer will authorize the Bank (via the Bank’s application), a transaction transferring the pledged digital assets from the customer’s wallet to the Bank’s wallet. That transaction is authorized using the customer’s own wallet and private keys, which are not transferred to, or held by, or visible to the Bank. The Bank takes custody of the pledged assets by controlling the private keys to the Bank-controlled wallet that receives them.

●	The private keys to the Bank’s wallet are generated and stored exclusively within FIPS 140-2 validated hardware security modules (HSMs) operated within the Bank’s Microsoft Azure environment. They are not held on, or by, any third-party cryptocurrency exchange, and are not held in browser-based or other software wallets. The keys are non-exportable, which means they cannot be copied, viewed, or removed from the HSM by any Bank employee. Every transaction is cryptographically signed within the HSM boundary.

●	Authority to invoke the HSM signing function is gated by the Bank’s Microsoft Entra ID identity and access controls. Routine, low-value transactions, such as the release of pledged collateral upon repayment of a loan in full, are executed by the Bank’s lending application. Signing authority for these transactions is held only by the application’s runtime identity, not by any individual, and the application is developed and deployed under the Bank’s software development lifecycle controls, which require independent code review and segregated deployment approvals. Transactions exceeding certain to-be-determined amounts (e.g., $10,000) will require multi-signature authorization, under which multiple independent authorized signers (Bank employees) must each approve the transaction before it will execute.

●	Because the private keys are maintained by the Bank within online HSMs in order to permit authorized signing, the Bank does not use air-gapped “cold” storage for Liquidity Access Line collateral. The Bank characterizes the configuration as “warm” storage, which means the private key material is isolated within validated hardware and cannot be exported, while signing authority is restricted through identity-based access controls and, for transactions above defined thresholds (e.g., $10,000), multi-signature approval is required.

5.	Old Glory Swap. When a customer uses a stock trading app, like Robin Hood, the customer is not actually interacting with the NYSE, and the customer is not participating in the market maker activities. What the customer sees is a seamless exchange of fiat for stocks. Our Old Glory Swap product will accomplish the same experience for crypto, but for crypto it is much easier because crypto exchanges are decentralized, resulting in an unlimited number of market makers and easy connectivity. Also, instead of electronic transfer agents (who keep track of shares of the stock), crypto transactions are written to the blockchain, easily verifiable and accessible. Therefore, our Next Gen Banking platform will contain a simple “buy now” and “sell now” (i.e. “swap” fiat for crypto, and then back again) so that customers can buy (and sell) crypto assets as easily as they order a new debit card, but with none of the friction normally associated with using a crypto exchange. OGB will be seamlessly linked to various crypto exchanges to create a Main Street experience for our customers. OGB will have a “commercial” account with various exchanges, and we intend to mark up only slightly this preferred pricing, because our “business” revenue is not intended to be like an exchange. Our “business” is being a bank, and this additional service is like a bank providing checks, debit cards, and ATMs. Old Glory Swap is not about revenue, it is about a basic product feature that is necessary for customer acquisition in the digital age. We are certain that this type of product will soon be a ubiquitous service offered by banks, but we intend to be first (and likely the best). In connection with the launch of our Old Glory Swap, Management expects that the following coins and tokens to be available for customers to swap: BTC, ETH, USDC, USDT, WBTC, and OGUSD. Additional coins and tokens will be added after review and analysis by the Bank’s Audit and Compliance Committee, in the manner described on Page 193 above.

We note that Old Glory Swap performs “swaps” directly with our customers as the principal holding title of such coin or token through the completion of the transaction. The process operates as follows.

First, the customer indicates, through the Bank’s App, the source and destination of the swap. The customer may select either a Bank deposit account or a supported coin or token. This means the customer may swap from fiat to any supported token, from any supported token to fiat, or from any supported token to any other supported token. Old Glory Swap does not permit swaps from fiat to fiat.

On the swap screen, the interface will then display to the customer the guaranteed results of the swap, which is valid for 15 seconds. When the customer is swapping for fiat, the interface displays the exact U.S. dollar amount the customer will receive upon confirming the transaction, which amount of fiat is reduced by all costs and fees (which amounts are itemized and separately displayed).

When the customer is swapping for digital assets (coins or tokens), the interface displays the exact number of coins or tokens the customer will receive, which excludes costs and fees, which will also be itemized and displayed. Such spot price (including the costs and fees) is only valid for 15 seconds and will expire if the customer does not timely authorize such transaction. We note that costs and fees for a swap of digital asset will be deducted from the Customer’s bank account (similar to how we deduct from a customer’s account ATM Fees).

In calculating the swap price, OGB relies on the then-current market conditions and is determined by reference to the rates the Bank can purchase or sell (as the case may be) such applicable coins and tokens via its commercial account (currently with Kraken), as adjusted by our procedures from time to time to account for our learned knowledge of price drift the Bank would expect to experience on a transaction of the proposed size. Upon the customer’s timely confirmation, the swap is executed.

If the swap is for fiat, the Bank in a series of near simultaneous transactions: (i) purchases such coin/token from such customer for the applicable price, reduced by costs and fees (as displayed in the App), (ii) transfers such net amount of fiat into the customer’s account, and (iii) liquidates such coin/token via its commercial account with Kraken.

If the swap is for another supported coin or token, then the Bank buys/sells such digital assets for the applicable price, plus costs and fees (as displayed in the App). The transaction is accomplished by the Bank in a series of near-simultaneous transactions: (i) purchases such coin/token from the customer, (ii) liquidates such purchased coin/token through its commercial account with Kraken, (iii) purchases the corresponding coin/token that the customer now wants through its commercial account with Kraken, (iv) sells such corresponding coin/token to the customer, and (v) debits the customer’s account for the applicable costs and fees.

Based on the speed of the near simultaneous buying and selling of such coins and tokens by the Bank, and the fee margin that Old Glory Bank will earn on each transaction, plus the view by Management that prices can generally increase as quickly as they can decrease, we believe that there is no material price risk to OGB in connection with these near simultaneous purchases and sales. However, if a situation did exist that (either temporarily or permanently) resulted in any given coin or token having such price volatility that OGB could not purchase and sell such coin or token without undue risk, then such coin or token would be immediately removed from Old Glory Swap.

OGB’s compliance and fraud teams are well suited to support its crypto operations. OGB’s Next Gen banking platform is supported by proprietary technology developed by OGB’s internal development team. Below are several proposed screenshots of the user interface:

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View Crypto Prices

See Holdings & Instantly Onramp USD Fiat into OGUSD Stablecoin

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Instantly Off-Ramp Crypto into USD Fiat Accounts via the OGB Freedom Offramp

View Transaction History between Fiat and Crypto Accounts

Liquidity Access Line: Request a Loan

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View Active Loans

We are confident that the products offered in Next Gen will serve as a significant customer acquisition tool for OGB because “Main Street” wants an easy solution to integrate digital assets with fiat assets, and to use our solutions, a person must first be a customer of OGB and have gone through our KYC/CIP or KYB/CDD.

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Customer Service

Old Glory Bank partnered with a female-owned call center in Durant, OK, called OmniCare 360. We offer live agent customer service in the “heart” of America, Mon-Sat, 8am-8pm (CT). Management fully recognizes that, in the absence of a branch network, our customer service representatives (CSRs) are the primary contact for our customers. The CSR’s need to know and love our mission and products, which they do.

Our CSRs only work with Old Glory Bank, even though OmniCare 360 has many other clients. Members of Old Glory Bank Management personally train, teach culture, and conduct award ceremonies. Our senior leadership (including our CEO) participates in quarterly and annual award ceremonies to ensure our CSR’s always feel connected to our great brand.

Old Glory Bank Customer Service

●	Call Center in Durant, OK – 8:00 a.m. to 8:00 p.m. Mon-Sat
●	Average Pick Up Time: 10 seconds
●	Average Handling Time: 7.6 minutes

Great customer service at Old Glory Bank is not only important to compete with the best banks in America, but it is the “tip of the spear” for product data and customer challenges. Management has customer service data that includes call volume, call-drivers, and reasons for the creation of service tickets. Call drivers are particularly important to understand if there are product or customer challenges.

Identity Commerce Play

Old Glory Bank has shown that the act of purchasing is often tied with a consumer’s identity. Old Glory Bank has successfully become the bank that openly identifies with America. We loudly and proudly support Liberty and Freedom, as well as respect for the American flag and the contributions of our military, law enforcement and first responders.

Our primary marketing strategy has been earned media (PR), including press, Radio/TV, social media, and word of mouth. Based on our own surveys, less than 35% of our new customers come from paid media.

Target Customers

Old Glory Bank’s target demo will continue to be the Freedom Community (i.e., people who believe in America, the Flag, and the Constitution), but also now the DeFi/Crypto Community (thanks to our Next Gen Banking).

These two communities intersect very well, because they both believe in the right to not be cancelled (debanked), and both believe in no improper government surveillance, like we saw with Operation Arctic Frost and following January 6th.

Earned Media

An important element of Glory Bank’s strategy for customer acquisition, to keep our paid acquisitions low, is earned media and social media. Below are examples of the significant coverage of Old Glory Bank by national media programs (television news programs, talk shows and video/radio podcasts) that have discussed Old Glory Bank while speaking to our well-known co-founders.

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● Bill O’Reilly interviewing Larry Elder on Bill O’Reilly’s No Spin News show	● Fox & Friends in the Morning hosting John Rich on their morning news show

● Maria Bartiromo with John Rich on Fox Business	● Mike Huckabee hosting Governor Mary Fallin-Christensen on his cable talk show Huckabee	● Jay Sekulow interviewing John Rich on his radio show

● Sean Hannity interviewing Larry Elder on the Sean Hannity (radio) Show	● Gene Bailey interviewing John Rich on the news show Flashpoint

Direct Deposit and Card Use

Old Glory Bank recognizes that merely acquiring new accounts is insufficient to generate non-interest revenue. Follow-up customer contact and engagement focuses on driving each new customer to switch their direct deposits (paychecks, government benefits, etc.), to Old Glory Bank, and to make their Old Glory Bank card their card of choice. Our Core solutions provides us the customer and data analytics necessary to have this level of engagement with our customers, plus this data allows our team to immediately review and react to the results of particular earned media campaigns. In other words, more data leads to better consumer insights, which leads to improved customer scale and card activation, which generates more non-interest income.

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We recognize getting people to change banks can be difficult. One of the methods by which Old Glory Bank incentivizes customers to switch some (or all) of their direct deposit to Old Glory Bank is to make their direct deposit available up to three days early (this is known in the industry as “Early Direct Deposit”). While this is a common feature offered by many challenger banks and some credit unions, most traditional banks are not taking advantage of this high-demand, no-cost, feature.

There is no cost to Old Glory Bank for this feature and no accountable risk, because the payroll company has already made the deposit with Old Glory Bank. This feature is different from a pay-day “advance,” because Early Direct Deposit is merely allowing a customer to get immediate access to her funds, as opposed to waiting the next business day. This feature is not a “loan” or a “pay day advance,” and the CFPB has confirmed same.

To incentivize customers to use their Old Glory Bank debit card, Old Glory Bank offers “Charitable Round-up” solutions to its customers. Charitable giving is an important attribute of our target customer. We believe that when our Old Glory customers know that if they use their Old Glory Bank card, as opposed to a competing card in their wallet, they can easily “round-up” their purchase to the nearest dollar (with 100% of the round-up going to charity), then they will reach for an Old Glory Bank Card. We have multiple charities available for Round-up, including several that support veteran service organizations.

Affiliate Marketing Programs

There are dozens of organizations with members that overlap and perfectly align with our OGB target demographic of lower and middle-income pro-America customers. To promote our offerings to specialized audiences, OGB has contracted with several organizations that have membership bases whose values are consistent with those of OGB. Such relationships include nominal revenue share and/or nominal fees paid for such promotion. Relationship examples:

●	The NRA Business Alliance and Clubs & Associations. OGB is the preferred bank for businesses and organizations that are members of the NRA. OGB offers preferred pricing to the NRA’s members and is promoted on the NRA’s site and in its communications.

●	MidwayUSA Foundation (nationwide charitable organization that raises funds for youth shooting sports teams across the country).

●	Association for Mature American Citizens. Organization that caters to conservative retirees.

Commitment to CRA

The Community Reinvestment Act (CRA) is a 45 year-old statute that requires depository institutions “to demonstrate that their deposit facilities serve the convenience and needs of the communities in which they are chartered to do business … consistent with the safe and sound operation of such institutions.”

On February 7, 2025, we obtained approval from the FDIC of our CRA Strategic Plan. As of December 31, 2025, we complied with all of our commitments in our plan for 2025.

We do not believe that the change in the bank holding company for Old Glory Bank, as contemplated herein, will have any impact on this CRA Strategic Plan and we intend to continue to fulfill these obligations.

Capital Challenges and Lack of Profits

OGB was able to launch all of these banking products and services described above, including preparing to launch Next Gen Bank, all while continuing to have limited capital resources. Because of OGB’s meaningful investments to launch these digital-first banking products and services, OGB has not yet achieved profitability. Upon consummation of these Transactions, OGB believes it will have sufficient funds to meaningfully carry out its business plan.

Because of this lack of capital, during our first 1,100+ days of operations (since April of 2023), OGB has been “undercapitalized” (less than 4% Tier 1 Leverage Ratio) for about 110 of those days. Further, in May 2024, OGB entered into its Consent Order (as described beginning on page 58), primarily for not having sufficient capital. Additionally, in connection with the audit of each of Old Glory’s financial statement for calendar year 2024 and 2025, our auditor has identified a “going concern risk,” which generally means a company would not have sufficient funds or capital to operate for 12 months, and management recommended the correction of certain material weaknesses in our internal controls. Notwithstanding all of these challenges, we are now in our 37th month of operations (since launching digital banking in April of 2023), serving customers in all 50 states, providing all of the premium banking products and services described above (including having an American-based call center answering customer calls from 8am-8pm CT, six days a week), continuing to grow deposits every quarter since launch and, upon the closing of these Transactions, planning to launch Next Gen Banking. We believe we accomplished these feats (with limited capital) because of the focus on our mission by our incredible and passionate team members, all of whom are expected to continue providing services following the consummation of these Transactions.

As discussed below, in the section entitled Competition, we do not consider any particular bank to be our “competitor,” but to compare what OGB’s incredible team has developed and launched during the prior 36 months (since the launch of online banking in April of 2023), Management frequently compares OGB’s operations, growth, team member efficiencies, and investments to Varo Bank, which is a 50-state digital first bank that launched in 2020, with its first full year of operations in 2021, 2 years earlier than OGB.

As of 12/31/25, Varo Bank had (i) $211 million in deposits (vs $247 million for OGB has of 12/31/25), and (ii) 330 full time employees (vs 78 for OGB).14 For calendar years 2021 through 2025, Varo Bank had $763 million in operating losses, which includes $606 million in operating losses during its first full 3 years of operations, 2021-2024 (vs less than $40 million in operating losses for OGB in its first 3 years of operations).15 Although Varo Bank has more than 4 times the number of full time employees of OGB (as of 12/31/25), and had less deposits than OGB (as of 12/31/25), it also provides less products than OGB, including Varo Bank not offering business banking, business loans, or home loans.16

Competition

To date, we have not seen a specific competitor to Old Glory Bank’s value proposition. We have never considered other physical banks in Oklahoma as competitors. And, we have not seen another digital-first bank utilize our mission or values to compete in the Freedom Economy. Our main competitors are the “generic” mega banks, who have great online products, but who have not adopted a marketing position to openly support America, Liberty, Freedom, and respect for the American flag and the contributions of our military, law enforcement and first responders. To the contrary, we believe that many large banks have taken the opposite approach, including having taken punitive action against individuals and businesses operating within the cryptocurrency ecosystem or having certain religious beliefs or political affiliations. Thus, by being a bank that identifies with the beliefs and values of the target demographic, we have shown that Old Glory Bank represents a competitive option for a significant number of people, which is why our cost of funds and customer acquisition costs are materially less than any of the mega banks.

Another differentiating feature provided by Old Glory Bank is its highly accessible call center. While “big” banks generally have call centers, Management’s experience is that most mid-size and small community banks do not have a call center due to the associated cost and complexity. Management believes that our call center in Durant, OK, staffed by “humans” who answer the phone and talk with customers, is an important competitive distinction for Old Glory Bank.

14 See Varo Bank’s Consolidated Reports of Condition and Income for 12/31/25.

15 See Varo Bank’s Consolidated Reports of Condition and Income for each of 12/31/21, 12/31/22, 12/31/23, 12/31/24, and 12/31/25. See Old Glory Bank’s Consolidated Reports of Condition and Income for each of 12/31/23, 12/31/24, and 12/31/25. Note, none of these Reports reflect “consolidated” operations of a bank’s holding company, if applicable.

16 See Varo Bank’s products and features at www.varomoney.com

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Board of Directors of OGB Pubco (OGB Financial Company)

At OGB Pubco, the only change from Old Glory Holding Company (the existing bank holding company) will be that (i) Mr. Joseph Meade will replace Mr. Anthony Dieste on the Board of Directors of OGB Financial Company (while still performing his Director role at Old Glory Bank), and (ii) two new Directors, Peter Ort and Michael Sonnenshein will be added, putting the total number of Directors at 7. We note that the Federal Reserve must approve the addition of Mr. Ort and Mr. Sonnenshein to serve a Director of OGB Financial Company.

Mike Ring – Mr. Ring is the President and CEO of OGB Financial Company and will be the President and CEO at Old Glory Bank. Mr. Ring is a corporate lawyer (JD and LLM in Tax), and prior to forming his own law firm, was a partner in the Corporate and Securities Group of the international law firm, Greenberg Traurig, LLP. Mr. Ring has more than 25 years working directly with small and mid-cap companies and has been highly successful in building and coaching executive teams. Mr. Ring is also a founder and Chief Operating Officer of Haymon Sports, a sports management firm of professional boxers and owner of the Premier Boxing Champions series (PBC), the world’s largest and most successful boxing company. Mr. Ring was also one of the founders and Board Members of Katz Broadcasting, the creator of four over-the-air networks. Prior to joining Old Glory Holding Company in 2021 and serving as President & CEO of Old Glory Bank (a subsidiary of OGB Financial Company), Mr. Ring held the position of managing partner of the Ring Firm (a law firm in the Atlanta, GA area). Mr. Ring has served as a director on the boards of both Old Glory Holding Company and its subsidiary Old Glory Bank. In both cases, Mr. Ring was selected for his extensive experience working with high growth businesses, his knowledge of public company regulations as a former securities attorney, and his ability to understand financial concepts and financial statements, as formed throughout his earlier years as a tax attorney.

Secretary Ben Carson - Secretary Carson is an American retired neurosurgeon and politician who served as the 17th United States Secretary of Housing and Urban Development from 2017 to 2021. From 2021 until September 2025, Secretary Carson served as Founder and Chairman of The American Cornerstone Institute, a tax-exempt entity that champions conservative solutions to the problems facing our nation. These fundamental “cornerstones” are Faith, Liberty, Community, and Life. He has served as National Advisor for Nutrition, Health, and Housing at the U.S. Department of Agriculture since September 2025. Since 2021, Secretary Carson has served on the board of Old Glory Bank (a subsidiary of Old Glory Holding Company). Secretary Carson was a candidate for President of the United States in the 2016 Republican primaries. He is considered a pioneer in the field of neurosurgery. Secretary Carson has written six best-selling books. The Board has concluded that Secretary Carson should serve as a director because of his executive administrative experience and wide recognition throughout the country, which serve to provide critical oversight of internal controls and decisions regarding capital formation.

Joseph (Joe) Meade – Mr. Meade worked at the FDIC for 40 years and retired in 2024 as the Assistant Regional Director with oversight of examinations and bank applications in Oklahoma, Texas, and Arkansas. Mr. Meade also served as Acting Deputy Regional Director in both the Dallas and San Francisco Regional Offices and served as a Section Chief in the Washington Office with oversight of enforcement actions and Large Banks. Mr. Meade also spent over 20 years as an instructor for the FDIC in the Washington headquarters. Mr. Meade joined the board of Old Glory Bank in 2024 (a subsidiary of OGB Financial Company). He has served as a director of Chain Bridge Partners, LLP, a financial regulatory advisory firm since 2024, as well. Mr. Meade was an advisor for the Southwest Graduate School of Banking at Southern Methodist University. He is a graduate of Fort Hays State University in Hays, Kansas and the Graduate School of Banking at the University of Wisconsin in Madison, Wisconsin. The Board concluded that Mr. Meade should serve as a director because of his extensive experience with credit risk assessment, regulatory compliance, and enterprise risk management.

Larry Elder - Mr. Elder is an American talk radio host, author, politician, and attorney who has hosted The Larry Elder Show since the 1990’s. He returned to hosting the program in 2024 after a period focused on political campaigns for California’s 2021 gubernatorial race and for the US presidential primaries in advance of the 2024 presidential election. Mr. Elder’s calling card is “we have a country to save,” and that means returning to the bedrock Constitutional principles of limited government and maximum personal responsibility. Mr. Elder is a New York Times best-selling author of four books, including his latest “A Lot Like Me: A Father and Son’s Journey to Reconciliation.” His national TV show “Moral Court” was syndicated across the country and was at one time top rated in New York, Los Angeles and Chicago. He won a Los Angeles Emmy for “Best News Special” in 1999 and in 2015 was awarded a star on the Hollywood Walk of Fame. The Board has concluded that Mr. Elder should serve as a director because of his extensive experience in media, public policy analysis, and entrepreneurship, which provide valuable perspective on economic policy, regulatory issues, and the impact of government policies on businesses and individuals.

Dan Schneider - Mr. Schneider has served as Vice President of The Media Research Center since September of 2022. He is a lawyer, policy professional, and political strategist. From 2014 until 2022, Mr. Schneider worked for The American Conservative Union (ACU), where he was instrumental in helping ACU re-imagine its flagship event, The Conservative Political Action Conference, known as CPAC. At ACU, Mr. Schneider served as Executive Director. Mr. Schneider started his career in Washington as chief of staff to Congressman Jim Ryun of Kansas. He went on to serve in the George W. Bush Administration, first as the White House Liaison to Labor Secretary Elaine L. Chao, then as an aid to the President, and finally as an acting assistant secretary at the Department of Health and Human Services. Before joining ACU, Mr. Schneider held a unique position in the U.S. Senate; over five years, he personally selected 300 participants to serve on various bipartisan boards and commissions in the executive branch during the Obama Administration. The Board has concluded that Mr. Schneider should serve as a director because of his extensive experience in public policy and government affairs, combined with his deep understanding of free speech issues and the impact of regulatory and cultural pressures on businesses. Furthermore, Mr. Schneider’s executive leadership experience in large-scale events and nonprofit organizations demonstrates strong organizational and strategic capabilities of benefit to OGB Financial Company.

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Peter Ort - Mr. Ort serves as Co-Chairman and Principal Executive Officer of Digital Asset Acquisition Corporation. Since 2020, Mr. Ort has served as a General Partner at Cambium Capital Management LP, a venture capital firm focused on early-stage investments in the advanced computing sector. He is currently an independent director of Concord Acquisition Corp II (NYSE: CNDA) and was previously an independent director of Concord Acquisition Corp and Concord Acquisition Corp III. Mr. Ort co-founded CurAlea Associates LLC in 2010, which provides customized software and advisory solutions to wealth and asset managers and which he left in 2022. Mr. Ort started his career at Goldman Sachs in the Investment Banking Division and became Managing Director and co-head of the Investment Management Division’s Hedge Fund Strategies Group. Mr. Ort is a member of the board or advisory board of a number of privately held technology companies and is an active investor in early-stage companies and venture capital funds in the digital asset, cryptocurrency, and other sectors. Mr. Ort graduated from Duke University, obtained J.D. and M.B.A. degrees from New York University, is a member of the New York and New Jersey State Bars, and was a Fulbright Scholar in Japan. The Board has concluded that Mr. Ort should serve as a director because of his extensive experience in investment management, venture capital, fintech, and digital assets, as well as his deep operational and strategic expertise. His background in capital markets, hedge fund strategies, and emerging financial technologies provides the Board with critical insight into risk management, product innovation, treasury operations, and the evolving regulatory landscape affecting modern community banking and digital finance.

Michael Sonnenshein – Mr. Sonnenshein is a leading executive in digital assets, having served as CEO and on the Board of Directors of Grayscale Investments from 2021 to May 2024 after joining in 2014 and rising through the ranks. He was instrumental in driving growth at Grayscale to tens of billions in AUM. Previously, he worked as a financial advisor at JPMorgan Securities and analyst at Barclays Wealth. In December 2024, Mr. Sonnenshein joined Securitize as Chief Operating Officer and was promoted to President to advance real-world asset tokenization, departing in late 2025 to continue advising in the sector. A recognized expert in crypto regulation and institutional investor adoption, Mr. Sonnenshein has regularly appeared on CNBC and Bloomberg, spoken at the World Economic Forum, earned Business Insider honors in 2018 and 2021, and holds a BBA from Emory University’s Goizueta Business School and an MBA from NYU Stern. The Board has concluded that Mr. Sonnenshein should serve as a director because of his extensive senior leadership experience in digital asset management, cryptocurrency investing, and financial technology innovation, combined with his deep background in traditional financial services. His proven track record in scaling regulated financial products, navigating complex regulatory environments, and bridging traditional finance with blockchain technology provides the Board with critical strategic insight into product development, capital markets, risk management, and the evolving digital asset landscape.

Board of Directors of Old Glory Bank

There will be no changes to the Board of Directors of Old Glory Bank as a result of this Business Combination.

Bennett Brown – Mr. Brown is the Chief Credit Officer of Old Glory Bank. Mr. Brown has more than 50 years in banking, including 7 years as a Bank Examiner at the OCC. Mr. Brown has been a Market President for various big banks and has been President and CEO of 3 community banks, plus started 2 de novo banks. Brown served in the US Army and was stationed at Fort Sill, Oklahoma, in the 1970’s. Prior to joining Old Glory Bank in 2022, Mr. Brown worked for Heritage Southeast Bank. The Board concluded that Mr. Brown should serve as a director due to his extensive experience as a community bank CEO and his understanding of bank operations, compliance requirements, and credit assessment.

Clay Christensen – Mr. Christensen is a founding partner in the law firm of Christensen Law Group, in Oklahoma City, OK, where he has worked since 2011. Mr. Christensen is an experienced litigator, specializing in banking, business transactions, and employment. Mr. Christensen is also a former owner and member of the Board of Directors of First State Bank, where he served for more than 10 years. Prior to ownership of First State Bank, Mr. Christensen was also involved in First State Bank as legal counsel and advisor since 1992. The Board determined that Mr. Christensen should join the board because his background as a banking attorney and previous bank director, as well as his understanding of community bank operations, enable him to provide critical oversight of the Bank’s financial statements, internal controls, and strategic capital decisions.

Governor Mary Fallin-Christensen — Governor Fallin served as the 27th governor of Oklahoma from 2011 to 2019. She was the first and only woman to be elected Governor of Oklahoma. Governor Fallin also served two terms in the US House of Representatives (5th Congressional District), and she was the first Oklahoma congresswoman since Alice Mary Robertson in 1920. Governor Fallin served on the Committees for Small Business, Armed Services, Natural Resources, and Transportation & Infrastructure. Governor Fallin was also elected to serve as the 14th Lieutenant Governor of Oklahoma and served for three terms. Governor Fallin served as chair of the National Lieutenant Governors Association and the chair of the Republican Lieutenant Governors Association. Since 2020, Governor Fallin has served as a Senior Advisor for EMBLEM Strategies, an economic development and project management consulting firm. The Board selected Governor Fallin for her executive management skills and practical experience with governmental and regulatory bodies.

Joseph (Joe) Meade – Please refer to bio above.

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Mike Ring – Please refer to bio above.

Sean Spicer – Mr. Spicer is an accomplished American political aide and television host. From 2020 until 2023, Mr. Spicer hosted a show produced by NewsMax Media. Since 2017, Mr. Spicer has worked for strategic consulting firm RigWil, LLC, where he currently serves as President. Since 2023, he has hosted the Sean Spicer Show, which offers political commentary and is delivered through YouTube, Substack and other channels. In 2025, Mr. Spicer joined the board of Old Glory Bank (a subsidiary of OGB Financial Company). Mr. Spicer holds a Bachelor of Arts degree from Connecticut College and a master’s degree in National Security and Strategic Studies from the Naval War College. Mr. Spicer has a notable military background and serves as a Captain (Select) in the U.S. Navy Reserve. Mr. Spicer is widely recognized for his role as the 30th White House Press Secretary and White House Communications Director under President Donald Trump in 2017. Before his work at the White House, Mr. Spicer served as Communications Director for the Republican National Committee from 2011 to 2017 and as its Chief Strategist from 2015 to 2017. Mr. Spicer has worked with various investment entities, gaining extensive knowledge in the financial arena. Mr. Spicer remains an influential figure in media and politics, known for his commitment to his country and American values. The Board concluded that Mr. Spicer should serve as a director due to his experience as a spokesman, as a veteran, and as a well-known personality, which Old Glory Bank believes will help promote interest in its banking services.

Senior Officers of OGB Pubco

The following sets forth the senior officers of OGB Financial Company.

Mike Ring – President and CEO. Please refer to bio above.

Eric Ohlhausen – Corporate Secretary. Mr. Ohlhausen served as a commercial loan officer at Citizens & Southern National Bank and its acquirer NationsBank prior to NationsBank’s acquisition of Bank of America. Mr. Ohlhausen has held the title of CFO and other Senior Officer positions at various financial services companies, including Brightwell Payments, DoubleNetPay, Greenlight, and Greenwood Financial. Mr. Ohlhausen earned a B.A. in economics from the University of Virginia and an MBA from England’s Manchester Business School, which included studies at the International University of Japan. Until 2022, Mr. Ohlhausen worked as a senior vice president of Venadar (a strategy consulting firm) and as a principal in advisory firm Elkmont Group. Mr. Ohlhausen has served as corporate secretary of Old Glory Holding Company since March of 2021. Since 2022, Mr. Ohlhausen has served Old Glory Bank (a subsidiary of OGB Financial Company) in a number of capacities in addition to his current role as Chief Strategy Officer and Corporate Secretary, including Chief Operating Officer and President of Old Glory Pay.

David Bright –Chief Financial Officer. Mr. Bright has more than 33 years of experience in bank finance, including as the former CFO of two Nasdaq / OTC traded bank organizations and as a banking partner of one of the Big Four Accounting Firms, KPMG. Mr. Bright served as Chief Financial Officer, Chief Administrative Officer & Treasurer of Mountain Commerce Bancorp from 2020 until joining Old Glory Bank in 2025. Mr. Bright has significant experience in finance, capital markets, SEC reporting and investing and has a current PA CPA license. Mr. Bright has a BS in Accounting from Bob Jones University (1992) Magna Cum Laude, and a MA in Theology, Calvary Baptist Theological Seminary (2008), Magna Cum Laude.

Senior Officers of Old Glory Bank

There will be no changes to the senior officers of Old Glory Bank as a result of the Business Combination.

Mike Ring – President and CEO. Please refer to bio above.

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Mike Boylson – Chief Marketing Officer. Mr. Boylson joined Old Glory Bank in 2022. Previously, he served as Chief Marketing Officer of JCPenney, where he worked for more than 30 years, including more than ten years in marketing and communications. For eight years while Mr. Boylson was CMO, JCPenney had its strongest growth period in history (2003-2011). As CMO of JCPenney, Mr. Boylson managed the strategic branding for JCPenney’s top-8 private brands, plus oversaw all customer service call centers, and also managed an active customer relationship list of over 44 million. In 2006, JCPenney won the NRF Worldwide Brand Launch of the Year, for “Everyday Matters,” which Mr. Boylson managed the creation and execution. Mr. Boylson was named to Brandweek’s Power Players 8 years in a row and was inducted into the Retail Advertising Hall of Fame in 2006.

Bennett Brown – Chief Credit Officer. Please refer to bio above.

David Bright –Chief Financial Officer. Please refer to bio above.

K. Brent Ballard - Compliance Officer. Mr. Ballard joined Old Glory Bank in January of 2026. He is a compliance and risk management professional with over 15 years of experience supporting the stability and regulatory adherence of major financial institutions. His career began in 2011 at KPMG LLP, where he provided consulting services to some of the nation’s largest banks, focusing on compliance, risk assessment, and regulatory requirements. In January of 2021, Mr. Ballard joined the Federal Reserve Bank of Richmond as a key member of a dedicated supervisory team overseeing a top-10 financial institution. In this role, he delivered supervisory oversight and ongoing monitoring across multiple risk domains, including enterprise risk, operational risk, compliance risk, strategic risk, and reputational risk. He also served as the Richmond Fed’s representative for Category III banks in cross-portfolio risk and compliance discussion groups, contributing to system-wide supervisory coordination. Mr. Ballard holds a Bachelor of Science in Accounting from the University of Richmond.

Harvey Castoreno – BSA and Compliance Officer. Mr. Castoreno joined Old Glory Bank in December of 2025. He has spent nearly fifteen years in banking, serving in various roles, including BSA Officer, AML Manager, and Due Diligence Analyst throughout that period. He also has experience with Branch Administration, Deposit Operations, Loan Processing, and Commercial Banking. From 2013 until 2022, Mr. Castoreno served as BSA/AML Manager for First Financial Bankshares, and he performed enhanced due diligence for Silvergate Bank from 2022 until 2023. From 2023 until 2024, Mr. Castoreno served as BSA/AML Team Lead for Cross River Bank. From late 2024 until his departure to Old Glory Bank, Mr. Castoreno served as AML Investigator for Guidehouse, a professional services firm.

Geritt Guillaume – Technology Risk and Regulatory Controls Administrator. Mr. Guillaume came to the Bank in January of 2026 with nearly twenty years’ experience in various roles relating to bank security, bank vendor management, information security, PCI compliance, technology management, and process controls. From 2014 until early 2022, Mr. Guillaume served as Senior Account Executive for SBS CyberSecurity. Subsequently in 2022, he served Rhonemus Group as SVP, Practice Leader. Mr. Guillaume founded Ensemble SP (an independent recruiting and talent acquisition firm) in mid-2022, at which we worked as a Principal Consultant until October of 2023. From late 2023 until joining Old Glory Bank in 2026, Mr. Guillaume worked at American Security & Privacy (a consulting firm that serves the banking sector).

John Kingma – Chief Product & Technology Officer and Information & Security Officer. Mr. Kingma has more than nineteen years of experience in banking, including business banking and bank technology. Prior to joining Old Glory Bank in February of 2023, Mr. Kingma served as the Chief Information Officer of First Community Bank of Michigan, a ten-branch bank responsible for more than $1B in transactions annually that he joined in 2006. Mr. Kingma leads the Bank’s business banking team in addition to his role as Chief Product Technology & Information Security Officer.

Eric Ohlhausen –Chief Strategy Officer; Corporate Secretary. Please refer to bio above.

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Michael Staw - Chief Innovation Officer. In 1998, Mr. Staw started and ran RealTime Gaming (RTG), a pioneer in online gaming software. RTG had more than 50 licensees and hundreds of thousands of simultaneous users. In 2002, Mr. Staw created his own closed-loop wallet for online payment processing and was an early leader in payment processing, data analytics, security, and consumer privacy. Mr. Staw also founded Bidcactus, one of the first, and then the largest, penny auction sites. Mr. Staw is the founder of Scaledfury, a software development, data security, and consulting company, that has done projects for the KY state lottery and security audits for fortune 500 companies since 2017. Mr. Staw left Scaledfury to join Old Glory Bank in 2022.

Anne Marie Ring – Chief Legal and Administrative Officer. Ms. Ring joined Old Glory Bank in 2022. Her 22-year legal career began in the Greenberg Traurig, LLP international law firm, where she worked in Corporate and Intellectual Property law. Ms. Ring then worked as in-house counsel at RaceTrac Petroleum, where she was responsible for contracts and operational matters. Leading up to her position at Old Glory Bank, Ms. Ring was a co-founder and partner at The Ring Firm, PC, where she practiced corporate, human resources, and intellectual property law. In addition, Ms. Ring has spent over twenty years serving her community as a leader on the boards of various community groups and non-profit organizations.

Andrea Valentin – Chief Risk Officer. Ms. Valentin came to Old Glory Bank in May of 2023 with over twenty years of experience in banking and financial services. She previously served as VP of the Prepaid Operations division of US Bank, where she worked from 2008 until 2023 and was responsible for the Prepaid Financial Intelligence Unit (FIU), bank relations/program management, Reg E dispute processing, complaint response teams, and KYC/CIP, AML, and fraud prevention. Ms. Valentin is a founding member and President of the Financial Fraud Consortium (FFC). She serves on the ACFE Scholarship foundation as its chair and as an advisory board member to the Northeast Florida Chapter of the Association of Certified Financial Crime Specialists (ACFCS). Ms. Valentin has a BA in accounting from the University of Central Florida and an MBA in Economic Crime and Fraud Management from Utica College.

William “Bill” Shine – Executive Chairman. Mr. Shine joined Old Glory Bank in 2022. Previously, he spent more than twenty years at The Fox News Channel (from 1996 to 2017), culminating in his position as Co-President of Fox News Channel and President of the Fox Business Network. Bill also served from 2018 to 2019 as White House Deputy Chief of Staff for Communications for the 45th Administration.

Financial Management

The following is a summary of Old Glory Bank’s revenue and expense sources for the three months ended March 31, 2026 as reported and as a percentage of average assets:

		As a % Of
	Actual	Avg Assets
(dollars in thousands)

Net Interest Income	2,546	3.81%
Provision for Credit Losses	196	0.29%
Noninterest Income	892	1.34%
Noninterest Expenses	7,787	11.66%
Net Loss	(4,545)	-6.80%

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Net Interest Income

Old Glory Bank generates net interest income like a typical bank, earning a spread on the interest earned from cash and investments, less the interest paid on deposits. The following summarizes the components of our net interest income for the three months ended March 31, 2026, both in dollar value and as a percentage of average assets:

	Three Months Ended March 31,
	2026
	Average		Yield/
	Balance	Interest	Cost
(dollars in thousands)

Assets:
Interest-bearing deposits in other banks	$26,058	$226	3.47%
Federal funds sold	26,268	242	3.69%
Taxable securities available for sale	184,945	2,220	4.80%
Tax-exempt securities available for sale (1)	156	1	3.25%
Loans receivable	19,695	406	8.25%
Total interest-earning assets	257,122	3,095	4.82%
Noninterest-earning assets	10,087
Total assets	$267,209

Liabilities and Shareholders’ Equity:
Interest-bearing demand deposits	$47,398	151	1.27%
Savings deposits	99,900	305	1.22%
Time deposits	10,685	93	3.48%
Total interest-bearing deposits	157,983	549	1.39%
Noninterest-bearing deposits	98,563
Other liabilities	1,257
Total liabilities	257,803
Shareholders’ equity	9,406
Total liabilities and shareholders’ equity	$267,209
Net interest income, taxable equivalent		$2,546
Tax equivalent net interest rate spread (3)			3.43%
Tax equivalent net interest margin (4)			3.96%
Cost of funds			0.86%

Net interest-earning assets (2)	$99,139
Percentage of average interest-earning assets to average interest-bearing liabilities	162.75%

(1) Tax-exempt investments are calculated assuming a 21% federal tax rate

(2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities

(3) Tax-equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4) Tax equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets

OGB intends to further expand its loan portfolio after securing additional capital in from this Business Combination. This should enable OGB’s net interest margin to expand further, subject to further reductions in interest rates.

210

Liquidity

As of March 31, 2026 OGB’s liquidity ratio was as follows:

March 31,
2026

Cash and cash equivalents	$45,971
Investment securities available for sale	202,916

Total liquidity	$248,887

Total assets	$279,350

Liquidity ratio	89.1%

In addition, OGB had loan-to-deposit ratio of 8.4% and no wholesale borrowings as of March 31, 2026. OGB intends to begin to build a loan portfolio after obtaining additional capital in 2026 but does not intend to operate with a liquidity ratio less than 50% in the foreseeable future. OGB’s net non-core funding ratio ranks in the lowest 10% of its peer group based on most recently available UBPR data.

OGB will manage its liquidity through the following processes:

●	Quarterly sources and uses forecasting, including stress scenarios and back-testing

●	Maintaining a robust liquidity and ALCO policy

●	Contingency Funding Plan

As part of monthly board meetings and quarterly ALCO meetings of Old Glory Bank, the CFO presents an analysis of liquidity and addresses liquidity stress, if any.

Investment Portfolio

At March 31, 2026, OGB’s investment portfolio is composed of the following:

	March 31, 2026
	Amortized Cost	Fair Value

US Treasury notes	$200	$201
Agency mortgage-backed securities	105,836	105,863
Municipal	157	156
Agency note	-	-
Agency guaranteed student loan bonds	97,164	96,696

Total	$203,357	$202,916

As a result of the primarily floating rate nature of OGB’s investment portfolio, OGB has very low interest rate risk, represented by a duration of less than one-half of one year. With the exception of one municipal security, all investments are backed by a US government or agency guarantee. OGB’s investment portfolio yields of approximately 4.6% for the month of March, 2026 place it in the 95th percentile of its peer group based on most recently available UBPR data.

OGB intends to continue to maintain a robust investment portfolio in the future, which offers greater liquidity, lower credit risk, lower interest rate risk, reasonable yields and higher efficiency than a loan portfolio.

211

Loan Portfolio

The following summarizes the composition and growth of the loan portfolio through March 31, 2026:

	Jun, 2024	Sep, 2024	Dec, 2024	Mar, 2025	Jun, 2025	Sep, 2025	Dec, 2025	Mar, 2026
Residential real estate	$545	1,010	600	4,017	3,638	1,823	1,896	2,178
Commercial real estate	789	471	349	1,712	5,159	9,430	9,887	11,506
Commercial and Industrial	954	995	2,338	2,182	3,631	3,486	4,301	7,034
Consumer and other	70	192	423	2,257	2,289	1,918	1,455	1,687
Overdrafts	351	54	75	96	172	306	163	226
	$2,709	2,722	3,785	10,264	14,889	16,963	17,702	22,631

Due to capital restraints, OGB has elected to invest most of its deposit funds into more liquid investment choices like cash and available-for-sale debt securities. Assuming the completion of this Business Combination, OGB intends to modestly increase its lending activities which will result in a growing loan portfolio.

The weighted average rate of the loan portfolio was approximately 7.5% as of March 31, 2026 placing it in the 85th percentile of its peer group based on the most recently available UBPR data. OGB sells a substantial portion of its residential loan portfolio in order to limit interest rate risk.

Deposit Portfolio

The following summarizes the composition and growth of OGB’s deposit portfolio through March 31, 2026:

	Jun, 2024	Sep, 2024	Dec, 2024	Mar, 2025	Jun, 2025	Sep, 2025	Dec, 2025	Mar, 2026
Non-interest bearing transaction	$47,269	52,992	60,392	65,824	83,927	84,136	92,241	103,324
Interest bearing transaction accounts	12,950	18,178	27,285	32,864	39,701	39,047	48,141	51,615
Savings	68,222	75,201	81,591	88,233	91,250	96,312	97,168	102,368
Time deposits	75	2,962	3,741	4,407	6,706	7,057	9,148	12,212
Total deposits	$128,516	149,333	173,009	191,328	221,584	226,552	246,698	269,519

Because of the high relative percentage of non-interest deposits (nearly 40%) and low relative percentage of time deposits (5%), OGB enjoys an unusually low cost-of-deposits of 86 bp for the three months ended March 31, 2026, placing its interest exoense to average earning assets in the bottom 10% of its peer group based on most recently available UBPR data. In addition, OGB pays only 1.25% interest on its NOW and savings deposits. While financial institution deposits typically are viewed as a commodity that often requires high interest rates to attract customers, OGB’s customers do business with OGB because they identify with the brand and the mission rather than to obtain the highest interest rate.

OGB’s deposit base is also unique because of the high number of deposit accounts it has compared to its asset size. The following illustrates the growth in the number of both consumer and small business deposit accounts that OGB has experienced through March 31, 2026:

	Jun, 2024	Sep, 2024	Dec, 2024	Mar, 2025	Jun, 2025	Sep, 2025	Dec, 2025	Mar, 2026
Retail	$58,074	60,555	63,162	68,279	71,714	77,538	78,679	80,949
Small business	1,125	1,444	1,794	2,330	2,641	3,085	3,870	5,238
Total deposits	$59,199	61,999	64,956	70,609	74,355	80,623	82,549	86,187

Securing low-cost deposits from customers in all 50 states who are passionate about the brand will continue to be the keystone of OGB’s business strategy.

212

Interchange Fee Revenue

Because of the large number of deposit accounts, OGB generates a material amount of interchange fees from customers using their debit and credit cards. Interchange fees, which average 90 bps - 95 bp’s of the transaction amount, are what merchants pay issuing banks every time customers use their bank cards. Most community banks of OGB’s size do not have the ability to maximize interchange fee income because they have an insufficient number of customers utilizing their own card program or they share the revenue with a third-party card issuer. Even many regional banks fail to take advantage of this opportunity. It was only within the last decade that Fintechs (such as Chime) highlighted to the industry the opportunity to maximize interchange revenue through volume. Old Glory Bank is able take advantage of interchange revenue because of its high volume of customers (as illustrated above under Deposits). And unlike a typical Fintech’s card program (which has to share interchange fees and the interest generated from deposited funds with a sponsor bank because the Fintech is not a chartered bank itself), Old Glory Bank is a chartered bank and does not have to share a portion of the interchange fee it receives as the issuing bank.

Old Glory Bank earns less interchange revenue on debit card transactions in which a customer enters their “PIN” into a terminal (e.g., a gas station pump), than when a customer “signs” their name (e.g., a legacy “card” transaction). Management notes that merchants are trending towards using more PIN terminals and, thus, the interchange revenue we earn as a percentage of card spend will not likely increase.

The following illustrates the growth in monthly card spend and related interchange revenue through the month of March, 2026:

	Jun-24	Sep-24	Dec-24	Mar-25	Jun-25	Sep, 2025	Dec, 2025	Mar, 2026
Monthly Card Spend	$9,100	9,681	12,672	14,297	14,799	15,923	18,772	19,818

	Jun-24	Sep-24	Dec-24	Mar-25	Jun-25	Sep, 2025	Dec, 2025	Dec, 2025
Monthly Interchange Revenue	$82	88	107	133	131	145	182	181
% of Spend	0.90%	0.91%	0.84%	0.93%	0.89%	0.91%	0.97%	0.91%

Deposit Fees

Like all banks, Old Glory Bank also generates fee income from monthly service charges, wire transfers, ACHs, cash deposit fees, non-sufficient funds (“NSF”), etc. For retail banking, our fee amounts generally cost less than our peers because of our focus on not “nickeling and diming” our customers. However, for business banking, we do generally charge the same amount as our peers, and business banking is one of our fastest growing divisions. Because of the high and growing volume of deposit accounts we service, deposit fees have become an important source of fee revenue for OGB.

The following illustrates the growth in monthly deposit fees through the month of March, 2026:

	Jun-24	Sep-24	Dec-24	Mar-25	Jun-25	Sep, 2025	Dec, 2025	Mar, 2026
Monthly Deposit Fees	$21	28	37	41	76	116	92	86
% of Transaction Accounts	0.03%	0.04%	0.04%	0.04%	0.06%	0.09%	0.07%	0.06%

Mortgage Banking

OGB continues to sell most of its residential production in order to limit its interest rate risk. The following table summarizes the loans sold and corresponding gains during the five quarters ending March 31, 2026:

	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026
Loans sold	$4,705	5,655	8,909	4,884	5,638
Gain on sale	$92	110	212	94	117
% Gain	1.96%	1.95%	2.38%	1.92%	2.08%

Stablecoin Revenue

The annual transaction value of stablecoins exceeded $27 trillion in 2024, surpassing that of Visa and Mastercard combined.17 Estimates suggest that the aggregate current market capitalization for stablecoins is about $267 billion, and Citigroup projects it will grow to between $1.9 trillion and $4 trillion by 2030.18 In the month of February (2026), stablecoin volume reached $7.2 trillion, surpassing the US ACH network for the first time in history.19 This was repeated in March, with total stablecoin value reaching $7.5 trillion, again surpassing the US ACH network.20

Issuers of stablecoins earn revenue on reserves held in their backing account, both when kept in Fed Funds and short-term (93 days or less) US Treasuries (which currently have a yield of 3.66%). OGB believes it is well positioned to capture a portion of this growth and earn such revenue, less any costs or fees to maintain its backing account and desired liquidity pools.

Capital

The following summarizes OGB’s regulatory capital ratios through March 31, 2026:

	Jun, 2024	Sep, 2024	Dec, 2024	Mar, 2025	Jun, 2025	Sep, 2025	Dec, 2025	Mar, 2026
Leverage Ratio	7.78%	7.12%	5.80%	5.90%	4.60%	4.43%	4.17%	3.42%
Total Capital Ratio	85.13%	84.48%	61.28%	50.72%	27.61%	17.13%	18.80%	14.59%

As a result of exceptional deposit growth since opening for business in 2023 and operating losses necessary to create and grow a 50-state digital bank, OGB has experienced a decline in its capital ratios as outlined above.

Upon the Closing, we expect to a capital infusion to OGB of at least $44 million.

17 Stablecoins and Financial Stability, Matthew Wells, Federal Reserve Bank of Richard, dated Q4 of 2025. https://www.richmondfed.org/publications/research/econ_focus/2025/q4_federal_reserve

18 Id.

19 ‘Rails Have Shifted’—Stablecoins Topped ACH At $7.5 Trillion A Month. By Boaz Sobrado, Forbes Digital, dated April 20, 2026.

20 Id.

213

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OLD GLORY

The following discussion and analysis provide information that the management of Old Glory Holding Company (referred to as the “Company,” “we,” “us,” and “our”) believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion and analysis should be read together with (i) the section of this prospectus entitled “Summary Historical Consolidated Financial Information of Old Glory Holding Company” (ii) our audited consolidated financial statements as of and for the years ended December 31, 2025 and 2024, and the related notes thereto,,and (iii) our unaudited consolidated financial statements as of March 31, 2026 and for the three months ended March 31, 2026 and 2025, each of which is included elsewhere in this prospectus. All amounts are in 000’s unless otherwise indicated.

This discussion includes forward-looking statements based on current expectations and projections. These statements involve risks and uncertainties, and actual results could differ materially from those discussed. A detailed description of potential risk factors can be found under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW

Old Glory Bank is an online community-oriented bank, but our “community” is not tied to a geographic location, but to a value-system for those individuals who believe in the greatness of America and the US Constitution. People used to select a bank that was closest to their home, but in the age of mobile banking, customers can now select a bank that is closest to their identity. Customers can still walk into our beautiful physical branch in Elmore City, OK, and open a bank account, but nearly all new accounts are opened and managed online.

The Bank has two primary product lines: Consumer Banking Products and Business Banking Products. As of the date of this filing, consumer deposit accounts represent approximately 94% of the total number of accounts held at the Bank, but only approximately 72% of the value of the Bank’s total deposits. Many of the Bank’s revenue streams (such as interchange revenue, account activity fees, and deposit service charges) track with the relative value of the deposits held by consumers versus businesses.

At March 31, 2026, we had total assets of $279.4 million, an 8.5% increase from total assets of $257.4 million at December 31, 2025. The largest component of our total assets is investment securities available for sale, which represent $202.9 million, or 72.6%, of our total assets. The Company continues to maintain the majority of its assets in highly liquid investment securities while it obtains the necessary capital for future growth. Deposit balances of $269.5 million comprise the vast majority of our liability balances and have grown approximately $22.8 million, or 9.2%, since December 31, 2025. Total stockholders equity was $8.9 million at March 31, 2026 or 3.2% of assets.

Like most banks, we derive the majority of our income from interest received on our cash, investments and loans. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is the amount of net interest income, or the difference between the income on our interest-earning assets, such as cash, loans and investments, and the expense on our interest-bearing liabilities, such as deposits. In addition to earning interest on our loans and investments, we earn income through fees and other charges to our clients.

214

SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial information for the periods and as of the dates indicated. We derived our balance sheet and income statement data as of March 31, 2026 and for the three months ended March 31, 2026 and 2025 from our unaudited consolidated financial statements. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus.

	As of
	March 31,	December 31,
(dollars in thousands, except per share data)	2026	2025
Balance Sheet Data:
Total assets	$279,350	257,421
Cash and cash equivalents	45,971	72,399
Investment securities available for sale	202,916	162,706
Loans	22,631	17,702
Allowance for credit losses	369	227
Deferred technology expenses	2,608	2,624
Deposits	269,519	246,698
Stockholders’ equity	8,895	9,774
Common shares outstanding at period end (000’s)	44,625	43,943
Book value	$0.20	0.22
Loans to deposits	8.40%	7.18%
Asset Quality Ratios:
Nonperforming loans to total loans	0.9%	0.7%
Nonperforming assets to total assets	0.1%	0.0%
Allowance for credit losses to nonperforming loans	186.4%	186.1%
Allowance for credit losses to total loans	1.63%	1.28%
Bank Capital Ratios:
Total risk-based capital ratio	14.59%	18.80%
Tier 1 risk-based capital ratio	14.02%	18.37%
Leverage ratio	3.42%	4.17%
Tangible common equity to assets	3.18%	3.80%

	Three Months Ended March 31,
Selected Results of Operations Data:	2026	2025
Interest income	$3,095	2,030
Interest expense	549	399
Net interest income	2,546	1,631
Provision for credit losses	196	67
Net interest income after provision for credit losses	2,350	1,564
Noninterest income	892	566
Noninterest expenses	7,787	6,244
Loss before income tax expense	(4,545)	(4,114)
Income tax expense	-	-
Net loss available to common shareholders	$(4,545)	(4,114)
Per Common Share Data:
Basic earnings per share	$(0.10)	(0.10)
Diluted earnings per share	$(0.10)	(0.10)
Weighted average common shares outstanding (000’s)
Basic	44,264	42,069
Diluted	44,264	42,069
Performance Ratios:
Return on average assets	-6.80%	-8.66%
Return on average equity	-193.28%	-165.79%
Net interest rate spread, tax equivalent	3.43%	3.02%
Net interest margin, tax equivalent	3.96%	3.51%
Cost of funds	0.86%	0.89%
Noninterest income to average assets	1.34%	1.19%
Noninterest expense to average assets	11.66%	13.14%
Net charge-offs to average total loans	0.27%	0.00%
Growth in revenue	156.49%

215

CRITICAL ACCOUNTING ESTIMATES

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the U.S. and with general practices within the banking industry in the preparation of our consolidated financial statements. Our significant accounting policies are described in Note 1 to our audited consolidated financial statements as of December 31, 2025.

Certain accounting policies inherently involve a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported, which could have a material impact on the carrying values of our assets and liabilities and our results of operations. We consider these accounting policies and estimates to be critical accounting policies. We have identified the determination of the allowance for credit losses, the fair valuation of financial instruments and income taxes to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, management has reviewed and approved these critical accounting policies and estimates and has discussed these policies with the Company’s Audit Committee.

Allowance for Credit Losses

The allowance for credit losses (“ACL”) is management’s current estimate of expected credit losses that will result from the inability of our borrowers to make required loan payments, with particular applicability on our balance sheet to loans and unfunded loan commitments. Estimating the amount of the ACL requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the ACL; some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes are worse than management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

See Note 1 – Nature of Operations and Significant Accounting Policies, and Note 4 – Loans and Allowance for Credit Losses to our audited consolidated financial statements for further detailed descriptions of our estimation process and methodology related to the ACL

Fair Valuation of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis, including securities available for sale. Assets and liabilities carried at fair value inherently include subjectivity and may require the use of significant assumptions, adjustments and judgment including, among others, discount rates, rates of return on assets, cash flows, default rates, loss rates, terminal values and liquidation values. A significant change in assumptions may result in a significant change in fair value, which in turn, may result in a higher degree of financial statement volatility and could result in significant impact on our results of operations, financial condition or disclosures of fair value information.

The fair value hierarchy requires use of observable inputs first and subsequently unobservable inputs when observable inputs are not available. Our fair value measurements involve various valuation techniques and models, which involve inputs that are observable (Level 1 or Level 2 in fair value hierarchy), when available. The level of judgment required to determine fair value is dependent on the methods or techniques used in the process. Assets and liabilities that are measured at fair value using quoted prices in active markets (Level 1) do not require significant judgment while the valuation of assets and liabilities when quoted market prices are not available (Levels 2 and 3) may require significant judgment to assess whether observable or unobservable inputs for those assets and liabilities provide reasonable determination of fair value. See Note 10 to the Consolidated Financial Statements for additional information regarding the fair values measured at each level of the fair value hierarchy, additional discussion regarding fair value measurements, and a brief description of how fair value is determined for categories that have unobservable inputs.

Income Taxes

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income taxes during the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable earnings and prudent and feasible tax planning strategies. Management weighs both the positive and negative evidence, giving more weight to evidence that can be objectively verified. Because of the Company’s recurring losses, a full valuation allowance against net deferred tax assets has been established.

216

RESULTS OF OPERATIONS

Net Interest Income and Margin

The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of deposits for the three months ended March 31, 2026 and 2025. We derived these yields or costs by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. During the same periods, we had no securities purchased with agreements to resell. All investments were purchased with an original maturity of over one year. Nonaccrual loans are included in earning assets in the following tables. Loan yields have been reduced to reflect the negative impact on our earnings of loans on nonaccrual status.

	Three Months Ended			Three Months Ended
	March 31, 2026			March 31, 2025
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
(dollars in thousands)

Assets:
Interest-bearing deposits in other banks	$26,058	$226	3.47%	$21,429	$194	3.62%
Federal funds sold	26,268	242	3.69%	147,181	1,594	4.33%
Taxable securities available for sale	184,945	2,220	4.80%	9,722	115	4.73%
Tax-exempt securities available for sale (1)	156	1	3.25%	225	1	2.25%
Loans receivable	19,695	406	8.25%	7,321	126	6.88%
Total interest-earning assets	257,122	3,095	4.82%	185,878	2,030	4.37%
Noninterest-earning assets	10,087			4,169
Total assets	$267,209			$190,047

Liabilities and Shareholders’ Equity:
Interest-bearing demand deposits	$47,398	151	1.27%	$29,289	111	1.52%
Savings deposits	99,900	305	1.22%	84,933	260	1.22%
Time deposits	10,685	93	3.48%	3,783	28	2.96%
Total interest-bearing deposits	157,983	549	1.39%	118,005	399	1.35%
Noninterest-bearing deposits	98,563			61,106
Other liabilities	1,257			1,010
Total liabilities	257,803			180,121
Shareholders’ equity	9,406			9,926
Total liabilities and shareholders’ equity	$267,209			$190,047
Net interest income, taxable equivalent		$2,546			$1,631
Tax equivalent net interest rate spread (3)			3.43%			3.02%
Tax equivalent net interest margin (4)			3.96%			3.51%
Cost of funds			0.86%			0.89%

Net interest-earning assets (2)	$99,139			$67,873
Percentage of average interest-earning assets to average interest-bearing liabilities	162.75%			157.52%

(1) Tax-exempt investments are calculated assuming a 21% federal tax rate

(2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities

(3) Tax-equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4) Tax equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets

217

Our level of net interest income is determined by the level of earning assets and the management of our net interest margin. Net interest income increased $0.9 million, or 56.1%, from $1.6 million for the three months ended March 31, 2025 to $2.5 million for the same period in 2026. The change between the periods was primarily the net result of the following factors:

●	Average interest-earning assets increased $71.2 million, or 38.3%, from $185.9 million to $257.1 million, driven primarily by increases in taxable securities available for sale and loans receivable.
●	Average net interest-earning assets increased $31.3 million, or 46.1%, from $67.9 million to $99.1 million, due primarily to a $37.5 million, or 61.3%, increase in noninterest-bearing deposits.
●	Cost of funds decreased 3 bp from 0.89% to 0.86%, while the yield on average interest-earning assets increased 45 bp from 4.37% to 4.82%. These changes resulted in tax equivalent net interest rate spread and net interest margin increasing 41 bp and 45 bp, respectively. The yield earned on average interest-earning assets during 2025 was impacted by the effect of 3 rate cuts implemented by the Federal Reserve.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following tables set forth the effect which the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Three Months Ended
	March 31, 2026 vs March 31, 2025
	Increase (Decrease) Due to Change in
(dollars in thousands)	Volume	Rate	Rate/Volume	Total
Interest income
Interest-bearing deposits in other banks	$168	(33)	(103)	32
Federal funds sold	(5,238)	(952)	4,838	(1,352)
Taxable securities available for sale	8,291	7	(6,193)	2,105
Tax-exempt securities available for sale	(2)	2	-	1
Loans receivable	852	100	(672)	280
Total interest income	4,071	(876)	(2,130)	1,065
Interest expense
Interest-bearing demand deposits	(275)	(71)	305	(40)
Savings deposits	(183)	(3)	141	(45)
Time deposits	(204)	20	120	(65)
Total interest expense	(662)	(54)	566	(150)
Net interest income, taxable equivalent	$3,409	(930)	(1,564)	915

As indicated in the table above, increases in the volume of interest-earning assets – driven by strong deposit growth – were solely responsible for the $0.9 million increase in net interest income during the three months ended March 31, 2026 as compared to the same period in 2025, and were more than enough to offset the negative effect of changes due to rates.

Provision for Credit Losses

The provision for credit losses, which includes a provision for losses on unfunded commitments, is a charge to earnings to maintain the allowance for credit losses and reserve for unfunded commitments at levels consistent with management’s assessment of expected losses in the loan portfolio at the balance sheet date. We review the adequacy of the allowance for credit losses on a quarterly basis. Please see the discussion below under “Results of Operations – Allowance for Credit Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

218

Following is an analysis of the provision for credit losses:

	Three Months Ended March 31,
(dollars in thousands)	2026	2025
Provision for credit loss	$196	$67
Net charge-offs	54	-
Loan growth	4,929	6,479

Provision to net charge-offs	362.96%	NM
Provision less net charge-offs to loan growth	2.88%	1.03%

The provision for credit losses increased from less than $0.1 million for the three months ended March 31, 2025 to $0.2 million for same period in 2026 primarily as a result of the following factors:

●	A $0.1 million specific reserve established for a Commercial & Industrial loan; and
●	$4.9 million in loan growth during the three months ended March 31, 2026 which required the establishment of an initial allowance for credit losses.

The Company continues to experience low levels of specific reserves and net charge-offs which has resulted in minimal provisions for credit losses during the last two years. Given the Company’s limited loss history, we utilize peer data in our estimation of expected credit losses.

Noninterest Income

The following table summarizes the Company’s noninterest income for the three months ended March 31, 2026 as compared to the same period in 2025:

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
(in thousands)
Service charges and fees	$251	115	136	118.3%
Gain on sale of loans	117	92	25	27.2%
Interchange income	502	347	155	44.7%
Other	22	12	10	83.3%

Total noninterest income	$892	566	326	57.6%

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Noninterest income increased to $0.9 million for the three months ended March 31, 2026 from $0.6 million in the same period of 2025, an increase of $0.3 million or 57.6%. The following factors had an impact on noninterest income during these periods:

●	Service charges and fees increased $0.1 million, or 118.3%, due to increases in wire fees, monthly service charges and NSF fees as the Company’s deposit base expanded to in excess of 80,000 deposit accounts at March 31, 2026.
●	Interchange income increased $0.2 million, or 44.7%, due to expansion in the purchasing levels of the Company’s growing deposit base. Monthly card spend of the Company’s customers was $19.8 million in March, 2026 as compared to $14.3 million in March, 2025. The Company earns approximately 95 bp for each dollar spent.

Noninterest Expense

The following table summarizes the Company’s noninterest expense for the three months ended March 31, 2026 compared to the same period in 2025:

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
(in thousands)
Salaries and employee benefits	$2,638	2,554	84	3.3%
Stock compensation expense	883	275	608	221.1%
Occupancy	42	53	(11)	-20.8%
Data processing & technology	2,394	1,797	597	33.2%
Interchange	269	153	116	75.8%
Insurance	149	84	65	77.4%
Marketing and advertising	317	295	22	7.5%
Consultants	98	144	(46)	-31.9%
Customer care	319	190	129	67.9%
Professional	100	15	85	566.7%
Bank director fees	81	69	12	17.4%
Holding company director fees	100	119	(19)	-16.0%
Miscellaneous	397	496	(99)	-20.0%

Total noninterest expense	$7,787	6,244	1,543	24.7%

Noninterest expense increased to $7.8 million for the three months ended March 31, 2026 from $6.2 million in the same period of 2025, an increase of $1.5 million or 24.7%. The following factors had an impact on noninterest expense during these periods:

●	Stock compensation expense increased $0.6 million, or 221.1%, due primarily to 150,000 shares of restricted stock issued to employees and vendors during the three months ended March 31, 2026.
●	Data processing & technology increased $0.6 million, or 33.2%, due to scheduled increases in the Company’s contract with a core technology vendor, as well as costs to build out the Company’s digital asset products.
●	Interchange expenses increased $0.1 million, or 75.8%, as the Company’s debit card volume increased approximately 38% since March 31, 2025 to $19.8 million per month.
●	Customer care expense increased $0.1 million, or 67.9%, as the Company continues to build out its Oklahoma based call center capable of handling over 80,000 deposit accounts.

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Income Taxes

Due to its operating losses, the Company does not have current tax expense and maintains a full valuation allowance against the value of its net deferred tax assets - including net operating losses. The Company must be able to demonstrate a sustained level of future taxable income, combined with tax planning strategies and reversal of existing taxable temporary differences, before reversal of the valuation allowance is appropriate. The Company will continue to report an effective tax rate of 0% until such time that the valuation allowance is reversed.

FINANCIAL CONDITION

Total assets increased $21.9 million, or 8.5%, from $257.4 million at December 31, 2025 to $279.4 million at March 31, 2026. The change was primarily from the following factors:

Cash and Cash Equivalents

Cash and cash equivalents decreased $26.4 million, or 36.5%, as the Company continued to invest a portion of its excess cash in securities available for sale. The Company continues to be highly liquid with cash and investment securities available for sale comprising approximately 89% of total assets at March 31, 2026..

Investment Securities Available For Sale

The following table summarizes the composition of the investment portfolio as of March 31, 2026 and December 31, 2025:

	March 31, 2026		December 31, 2025
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
(dollars in thousands)
US Treasury notes	$200	$201	$4,198	$4,203
Agency mortgage-backed securities	105,836	105,863	99,656	99,425
Municipal	157	156	158	156
Agency note	-	-	2,000	2,003
Agency guaranteed student loan bonds	97,164	96,696	57,245	56,919

Total	$203,357	$202,916	$163,257	$162,706

During 2025 and the first three months of 2026, the Company utilized a significant portion of its excess cash and cash equivalents to purchase investment securities available for sale with approximately 100 bp of higher yield. At March 31, 2026, approximately 99% of the investment portfolio is floating rate, substantially reducing the possibility of unrealized losses, and nearly 100% of the portfolio is government guaranteed.

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The following table summarizes the maturity distribution and yield of the investment portfolio by investment type as of March 31, 2026. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2026
	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
(dollars in thousands)
US Treasury notes	-	-	201	4.27%	-	-	-	-	201	4.27%
Agency mortgage-backed securities	-	-	-	-	-	-	105,863	4.54%	105,863	4.54%
Municipal	156	1.39%	-	-	-	-	-	-	156	1.39%
Agency guaranteed student loan bonds	-	-	-	-	4,310	4.56%	92,386	4.70%	96,696	4.69%

Total	156	1.39%	201	4.27%	4,310	-	198,249	4.61%	202,916	4.61%

Due to the primarily floating rate nature of the Company’s investment portfolio, combined with the amortizing nature of the agency mortgage-backed securities and agency guaranteed student loan bonds, reference to maturity dates is not a meaningful benchmark for measuring interest rate risk. A better measure of interest rate risk for the Company’s investment portfolio would be effective duration, which was less than 0.5 yrs at March 31, 2026.

Loans Receivable

The following table summarizes the composition of the loan portfolio as of March 31, 2026 and December 31, 2025:

	March 31, 2026		December 31, 2025
		% of		% of
		Gross		Gross
(dollars in thousands)	Loans	Loans	Loans	Loans
Residential real estate	$2,178	9.6%	$1,899	10.7%
Commercial real estate	11,506	50.8%	10,268	58.0%
Commercial and industrial	7,034	31.1%	3,917	22.1%
Consumer and other	1,913	8.5%	1,618	9.1%
Total loans	22,631	100.0%	17,702	100.0%
Less: Allowance for credit losses	(369)		(227)
Loans, net	$22,262		$17,475

The Company’s loan portfolio represented only 8.1% and 6.9% of total assets at March 31, 2026 and December 31, 2025, respectively, as the Company currently prefers the higher liquidity and lower credit risk profile of the investment portfolio as compared to loans receivable. Commercial real estate comprised the largest portion of the loan portfolio at March 31, 2026, but comprised less than 5% of total assets and 126% of Tier 1 regulatory capital as of the same date.

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The following table summarizes the contractual maturity distribution of the loan portfolio as of March 31, 2026, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

March 31, 2026
						Maturing Over One Year
(dollars in thousands)	One Year or Less	One through Five Years	Five through Fifteen Years	Over Fifteen Years	Total	Fixed Rate	Floating Rate
Residential real estate	$-	$506	$553	$1,119	$2,178	$2,178	$-
Commercial real estate	82	1,833	9,129	462	11,506	11,287	137
Commercial and industrial	1,023	3,352	2,659	-	7,034	5,680	331
Consumer and other	273	964	676	-	1,913	1,640	-
Total loans and leases	$1,378	$6,655	$13,017	$1,581	$22,631	$20,785	$468

The Company’s loan portfolio has a weighted average contractual maturity of approximately 10 years. However, substantially all of the loans require monthly principal and interest payments, resulting in a shorter weighted average life.

Allowance For Credit Losses

The following table summarizes the amount and allocation of our allowance for credit losses as of March 31, 2026 and December 31, 2025:

	Allowance		Allowance
	Allocation		Allocation
	To Loan Categories	Total Loans	As A % of Loans
(dollars in thousands)
March 31, 2026

Residential real estate	$25	$2,178	1.15%
Commercial real estate	128	11,506	1.11%
Commercial and industrial	201	7,034	2.86%
Consumer and other	15	1,913	0.78%

Total	$369	$22,631	1.63%

December 31,2025

Residential real estate	$11	$1,899	0.58%
Commercial real estate	96	10,268	0.93%
Commercial and industrial	109	3,917	2.78%
Consumer and other	11	1,618	0.68%

Total	$227	$17,702	1.28%

The Company’s allowance for credit losses as a percentage of loans increased from 1.28% at December 31, 2025 to 1.63% at March 31, 2026, due primarily to a $100 thousand specific reserve established for a $488 thousand Commercial and Industrial loan during the three months ended March 31, 2026. The Company believes this loan is appropriately reserved for after consideration of a 75% SBA guarantee.

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The following table summarizes net charge-offs as a percentage of average loans for the three months ended March 31, 2026 and 2025:

			Ratio Of Net (Charge-offs)
	Net (Charge-offs)	Average	Recoveries to
	Recoveries	Loans	Average Loans
(dollars in thousands)
Three Months Ended March 31, 2026

Residential real estate	$-	$1,586	0.0%
Commercial real estate	-	10,780	0.0%
Commercial and industrial	-	5,442	0.0%
Consumer and other	(54)	1,887	-2.9%
Total	$(54)	$19,695	-0.3%

Three Months Ended March 31, 2025

Residential real estate	$-	$2,306	0.0%
Commercial real estate	-	2,277	0.0%
Commercial and industrial	-	1,899	0.0%
Consumer and other	-	839	0.0%
Total	$-	$7,321	0.0%

Net charge-offs to average loans increased from 0.0% for the three months ended March 31, 2025 to 0.3% for the same period in 2025. This increase was primarily the result of net charge-offs related to overdrawn deposit accounts included in Consumer and other loans.

Deposits

The following table summarizes the average balance and average rate of the deposit portfolio as of and for the three months ended March 31, 2026 and 2025:

	As of And For the Three Monhs Ended
	March 31, 2026			March 31, 2025
	Average	% of	Average	Average	% of	Average
(dollars in thousands)	Balance	Total	Rate	Balance	Total	Rate
Noninterest-bearing demand	$98,563	38.4%	—	$61,106	34.1%	—
Interest-bearing demand	47,398	18.5%	1.27%	29,289	16.4%	1.52%
Savings	99,900	38.9%	1.22%	84,933	47.4%	1.22%
Time	10,685	4.2%	3.48%	3,783	2.1%	2.96%
Total average deposits	$256,546	100.0%	0.86%	$179,111	100.0%	0.89%

The average rate on the Company’s deposit portfolio decreased from 0.89% for the three months ended March 31, 2025 to 0.86% for the same period in 2026 due primarily to an increase in non-interest-bearing demand deposits from 34.1% of deposits to 38.4% of deposits over the same period. This decrease was offset by increases in offered rates on time deposits.

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The following table details the maturity distribution of our time deposits greater than $250,000 as of March 31, 2026:

March 31,
(dollars in thousands)	2026
Three months or less	$774
Three to six months	790
Six to twelve months	-
More than twelve months	-
Total	$1,564

The Company’s deposit portfolio is comprised primarily of retail and small business customers with balances under $1 million. At March 31, 2026, the Company only had 9 deposit relationships with combined balances in excess of $1 million, representing only 8.5% of deposits. Uninsured deposits at March 31, 2026 were approximately $30.6 million, or 12.4% of deposits.

Liquidity

Liquidity is our ability to fund operations, to meet depositor withdrawals, to provide for customers’ credit needs, and to meet maturing obligations and existing commitments. Our liquidity principally depends on our cash flows from operating activities, investment in and maturity of assets, and changes in balances of deposits. We seek to ensure our funding needs are met by maintaining a level of liquidity through asset and liability management. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows and loan repayments are far less predictable and are not subject to the same degree of control.

The following table details our liquidity profile as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
(dollars in thousands)
Cash and cash equivalents	$45,971	72,399
Investment securities available for sale	202,916	162,706

Total liquidity	$248,887	$235,105

Total assets	$279,350	$257,421

Liquidity ratio	89.1%	91.3%

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Our ability to maintain and expand our deposit base serves as our primary source of liquidity, with the liquidation of investment securities serving as a secondary source of liquidity. In addition, we will receive cash from the maturity and monthly paydown of loans and investment securities. The Company’s investment portfolio is intentionally comprised of predominantly floating rate securities so that they can quickly be converted to cash with minimal risk of unrealized losses. We do not currently have automatic access to borrowed funds facilities, so we maintain a higher level of liquidity to compensate for the risk of unforeseen liquidity needs.

We believe that our existing stable base of core deposits will enable us to successfully meet our short and long-term liquidity needs. However, as liquidity needs arise, we have the ability to sell a portion of our investment securities portfolio should we be required to meet those needs. We also have a $100 million secured borrowing line with the Federal Reserve Discount Window. This line, however, is subject to secondary review by the Federal Reserve before usage.

Capital Resources

On May 1, 2024, the Bank agreed to a Consent Order from the FDIC and the Oklahoma State Banking Department (“State”), addressing, among other items, Board oversight, monitoring policies, internal control testing, management, operations, and increased capital for the Bank. See the Company’s audited and unaudited consolidated financial statements for more details of the Consent Order.

On September 11, 2025, the FDIC notified the Bank that its Tier 1 capital level fell within the “Undercapitalized” capital category. As a result, the Bank is subject to mandatory requirements of Section 38 of the Federal Deposit Insurance Act. See the Company’s audited and unaudited consolidated financial statements for more details of this notification.

The following table summarizes the Company’s stockholders’ equity as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
(dollars in thousands)
Total stockholders’ equity	$8,895	$9,774
Total assets	279,350	257,421
Total shares outstanding (000’s)	44,625	43,943

Tangible common equity to assets	3.2%	3.8%

Book value per share	$0.20	$0.22

Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for credit losses, subject to certain limitations. We are also required to maintain capital at a minimum level based on Tier 1 capital to total average assets, which is known as the Tier 1 leverage ratio.

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Regulatory capital rules, which we refer to as Basel III, impose minimum capital requirements for bank holding companies and banks. The Basel III rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies other than “small bank holding companies,” generally holding companies with consolidated assets of less than $3 billion. In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of minimum risk-based capital requirements. This buffer must consist solely of common equity Tier 1, but the buffer applies to all three measurements (common equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer consists of an additional amount of CET1 equal to 2.5% of risk-weighted assets.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements as of March 31, 2026 and December 31, 2025:

	Actual		Required for Capital Adequacy Purposes			Minimum Requirements To Be Well Capitalized Under Prompt Corrective Action Regulations
(000’s omitted)	Amount	Ratio	Amount		Ratio	Amount	Ratio

March 31, 2026:

Total Capital to risk weighted assets	$9,510	14.59%	$5,215		8.00%	$6,518	10.00%
Tier 1 (Core) Capital to risk weighted assets	$9,138	14.02%	$3,911		6.00%	$5,215	8.00%
Common Tier 1 (CET1)	$9,138	14.02%	$2,933		4.50%	$4,237	6.50%
Tier 1 (Core) Capital to average assets	$9,138	3.42%	$10,685	*	4.00%	$13,356	5.00%

December 31, 2025:

Total Capital to risk weighted assets	$10,245	18.80%	$4,360		8.00%	$5,450	10.00%
Tier 1 (Core) Capital to risk weighted assets	$10,015	18.37%	$3,270		6.00%	$4,360	8.00%
Common Tier 1 (CET1)	$10,015	18.37%	$2,453		4.50%	$3,543	6.50%
Tier 1 (Core) Capital to average assets	$10,015	4.17%	$9,616	*	4.00%	$12,020	5.00%

●	The May, 2024 Consent Order requires a Tier 1 leverage ratio of 14%. This would result in required Tier 1 capital of $37.4 million and $33.7 million at March 31, 2026 and December 31, 2025, respectively

227

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in our consolidated financial statements. Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. We seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Risk

The following table summarizes the Company’s commitments to extend credit as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
(dollars in thousands)
Home equity unused lines of credit	$374	$568
Construction loan commitments	57	5
Commercial lines of credit	597	100

Total	$1,028	$673

Commitments to extend credit are agreements to lend to a client as long as the client has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Based on historical experience, we anticipate that a significant portion of these lines of credit will not be funded. We evaluate each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in our lending, investing and deposit gathering activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business.

We actively monitor and manage our interest rate risk exposure to seek to control the mix and maturities of our assets and liabilities utilizing a process we call asset/liability management. The essential purposes of asset/liability management are to seek to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates.

228

Our asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, adjusting the interest rate during the life of an asset or liability, or by the use of derivatives such as interest rate swaps and other hedging instruments. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Our full board currently serves as our ALCO committee, and asset liability management matters are discussed not less than quarterly.

The following table summarizes the forecasted impact on net interest income using a base case scenario given upward and downward movements in interest rates of 100, 200, and 300 basis points based on forecasted assumptions of prepayment speeds, nominal interest rates and loan and deposit repricing rates. Estimates are based on current economic conditions, historical interest rate cycles and other factors deemed to be relevant. However, underlying assumptions may be impacted in future periods which were not known to management at the time of the issuance of the consolidated financial statements. Therefore, management’s assumptions may or may not prove valid. No assurance can be given that changing economic conditions and other relevant factors impacting our net interest income will not cause actual occurrences to differ from underlying assumptions. In addition, this analysis does not consider any strategic changes to our balance sheet which management may consider as a result of changes in market conditions.

Change In
Net Interest Income
From Base
Up 300 basis points	19.8%
Up 200 basis points	13.4%
Up 100 basis points	8.2%
Base	0.0%
Down 100 basis points	-16.7%
Down 200 basis points	-37.4%
Down 300 basis points	-59.6%

Contractual Obligations

All time deposits have an original maturity of one year or less.

The Company has the following operating leases for office space as of March 31, 2026:

				Future
(dollars in thousands)			Related	Lease
Description	Address	Expiration	Party	Commitments

Office Building	Roswell, GA	Apr 30, 2029	N	$96

Office Building	Oklahoma City, OK	Dec 31, 2026	Y	18

				$114

The Company has entered into several agreements for various data processing functions with varying payment requirements and expiration dates. The 2 most significant of these contracts require combined annual commitments of approximately $7.0 million and expire in 2030.

Accounting, Reporting, and Regulatory Matters

See Note 1 – “Nature of Operations and Significant Accounting Policies” in the notes to our audited consolidated financial statements for a discussion on the effects of recently issued accounting pronouncements.

229

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OLD GLORY

The following discussion and analysis provide information that the management of Old Glory Holding Company (referred to as the “Company,” “we,” “us,” and “our”) believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion and analysis should be read together with (i) the section of this proxy statement/prospectus entitled “Summary Historical Consolidated Financial Information of Old Glory Holding Company” (ii) our audited consolidated financial statements as of and for the years ended December 31, 2025 and 2024, and the related notes thereto, each of which is included elsewhere in this proxy statement/prospectus.

This discussion includes forward-looking statements based on current expectations and projections. These statements involve risks and uncertainties, and actual results could differ materially from those discussed. A detailed description of potential risk factors can be found under “Risk Factors” and elsewhere in this proxy statement/prospectus.

OVERVIEW

Old Glory Bank is an online community-oriented bank, but our “community” is not tied to a geographic location, but to a value-system for those individuals who believe in the greatness of America and the US Constitution. People used to select a bank that was closest to their home, but in the age of mobile banking, customers can now select a bank that is closest to their identity. Customers can still walk into our beautiful physical branch in Elmore City, OK, and open a bank account, but nearly all new accounts are opened and managed online.

The Bank has two primary product lines: Consumer Banking Products and Business Banking Products. As of the date of this filing, consumer deposit accounts represent approximately 95% of the total number of accounts held at the Bank, but only approximately 79% of the value of the Bank’s total deposits. Many of the Bank’s revenue streams (such as interchange revenue, account activity fees, and deposit service charges) track with the relative value of the deposits held by consumers versus businesses.

At December 31, 2025, we had total assets of $257.4 million, a 40.4% increase from total assets of $183.4 million at December 31, 2024. The largest component of our total assets is investment securities available for sale, which represent $162.7 million, or 63.2%, of our total assets. The Company continues to maintain the majority of its assets in highly liquid investment securities while it obtains the necessary capital for future growth. Deposit balances of $246.7 million comprise the vast majority of our liability balances and have grown approximately $73.7 million, or 42.6%, in the last 12 months. Total stockholders equity was $9.8 million at December 31, 2025 or 3.8% of assets.

Like most banks, we derive the majority of our income from interest received on our cash, investments and loans. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is the amount of net interest income, or the difference between the income on our interest-earning assets, such as cash, loans and investments, and the expense on our interest-bearing liabilities, such as deposits. In addition to earning interest on our loans and investments, we earn income through fees and other charges to our clients.

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SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial information for the periods and as of the dates indicated. We derived our balance sheet and income statement data for the years ended December 31, 2025 and 2024 from our audited consolidated financial statements. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto, which are included elsewhere in this proxy statement/prospectus.

	As of And For The
	Years Ended December 31,
(dollars in thousands, except per share data)	2025	2024

BALANCE SHEET DATA
Total assets	$257,421	183,401
Cash and cash equivalents	72,399	174,605
Investment securities available for sale	162,706	423
Loans	17,702	3,785
Allowance for credit losses	227	43
Deferred technology expenses	2,624	3,170
Deposits	246,698	173,009
Stockholders’ equity	9,774	10,266
SELECTED RESULTS OF OPERATIONS DATA
Interest income	$9,929	6,828
Interest expense	1,861	1,008
Net interest income	8,068	5,820
Provision for credit losses	371	18
Net interest income after provision for credit losses	7,697	5,802
Noninterest income	3,297	2,773
Noninterest expenses	25,836	23,061
Loss before income tax expense	(14,842)	(14,486)
Income tax expense	-	-
Net income available to common shareholders	$(14,842)	(14,486)
PER COMMON SHARE DATA
Basic earnings per share	$(0.35)	(0.36)
Diluted earnings per share	$(0.35)	(0.36)
Common shares outstanding at period end (000’s)	43,943	41,686
Weighted average number of common shares outstanding (000’s)
Basic	42,705	40,365
Diluted	42,705	40,365
Book value	$0.22	0.25
Tangible common equity to assets	3.80%	5.60%
SELECTED FINANCIAL RATIOS
Performance Ratios:
Return on average assets	-6.78%	-10.40%
Return on average equity	-156.98%	-149.80%
Net interest rate spread, tax equivalent	3.33%	3.87%
Net interest margin, tax equivalent	3.84%	4.39%
Noninterest income to average assets	1.51%	1.99%
Noninterest expense to average assets	11.80%	16.56%
Loans to deposits	7.18%	2.19%
Asset Quality Ratios:
Nonperforming assets to total loans	2.8%	0.0%
Nonperforming assets to total assets	0.2%	0.0%
Net charge-offs to average total loans	1.4%	0.0%
Allowance for credit losses to nonperforming loans	46.5%	NM
Allowance for credit losses to total loans	1.28%	1.14%
Bank Capital Ratios:
Total risk-based capital ratio	18.80%	61.29%
Tier 1 risk-based capital ratio	18.37%	61.03%
Leverage ratio	4.17%	5.80%
Growth Ratios:
Change in assets	40.36%	85.72%
Change in deposits	42.59%	100.52%
Change in revenue	32.26%	80.75%

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CRITICAL ACCOUNTING ESTIMATES

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the U.S. and with general practices within the banking industry in the preparation of our consolidated financial statements. Our significant accounting policies are described in Note 1 to our Consolidated Financial Statements as of December 31, 2025.

Certain accounting policies inherently involve a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported, which could have a material impact on the carrying values of our assets and liabilities and our results of operations. We consider these accounting policies and estimates to be critical accounting policies. We have identified the determination of the allowance for credit losses, the fair valuation of financial instruments and income taxes to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, management has reviewed and approved these critical accounting policies and estimates and has discussed these policies with the Company’s Audit Committee.

Allowance for Credit Losses

The allowance for credit losses (“ACL”) is management’s current estimate of expected credit losses that will result from the inability of our borrowers to make required loan payments, with particular applicability on our balance sheet to loans and unfunded loan commitments. Estimating the amount of the ACL requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the ACL; some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes are worse than management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

See Note 1 – Nature of Operations and Significant Accounting Policies, and Note 4 – Loans and Allowance for Credit Losses to our consolidated financial statements for further detailed descriptions of our estimation process and methodology related to the ACL

Fair Valuation of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis, including securities available for sale. Assets and liabilities carried at fair value inherently include subjectivity and may require the use of significant assumptions, adjustments and judgment including, among others, discount rates, rates of return on assets, cash flows, default rates, loss rates, terminal values and liquidation values. A significant change in assumptions may result in a significant change in fair value, which in turn, may result in a higher degree of financial statement volatility and could result in significant impact on our results of operations, financial condition or disclosures of fair value information.

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The fair value hierarchy requires use of observable inputs first and subsequently unobservable inputs when observable inputs are not available. Our fair value measurements involve various valuation techniques and models, which involve inputs that are observable (Level 1 or Level 2 in fair value hierarchy), when available. The level of judgment required to determine fair value is dependent on the methods or techniques used in the process. Assets and liabilities that are measured at fair value using quoted prices in active markets (Level 1) do not require significant judgment while the valuation of assets and liabilities when quoted market prices are not available (Levels 2 and 3) may require significant judgment to assess whether observable or unobservable inputs for those assets and liabilities provide reasonable determination of fair value. See Note 10 to the Consolidated Financial Statements for additional information regarding the fair values measured at each level of the fair value hierarchy, additional discussion regarding fair value measurements, and a brief description of how fair value is determined for categories that have unobservable inputs.

Income Taxes

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income taxes during the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable earnings and prudent and feasible tax planning strategies. Management weighs both the positive and negative evidence, giving more weight to evidence that can be objectively verified. Because of the Company’s recurring losses, a full valuation allowance against net deferred tax assets has been established.

RESULTS OF OPERATIONS

Net Interest Income and Margin

The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of deposits for the years ended December 31, 2025 and 2024. We derived these yields or costs by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. During the same periods, we had no securities purchased with agreements to resell. All investments were purchased with an original maturity of over one year. Nonaccrual loans are included in earning assets in the following tables. Loan yields have been reduced to reflect the negative impact on our earnings of loans on nonaccrual status.

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	2025			2024
	Average		Yield/	Average		Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost

Assets:
Interest-bearing deposits in other banks	$108,919	$4,697	4.31%	$114,697	$5,837	5.09%
Federal funds sold	33,685	1,445	4.29%	14,427	721	5.00%
Taxable securities available for sale	54,087	2,726	5.04%	160	15	9.38%
Tax-exempt securities available for sale (1)	202	18	8.91%	322	28	8.70%
Loans receivable	13,172	1,047	7.95%	3,087	233	7.55%
Total interest-earning assets	210,065	9,933	4.73%	132,693	6,834	5.15%
Noninterest-earning assets	8,854			6,572
Total assets	$218,919			$139,265

Liabilities and Shareholders’ Equity:
Interest-bearing demand deposits	$35,232	520	1.48%	$11,418	140	1.23%
Savings deposits	91,527	1,133	1.24%	66,073	822	1.24%
Time deposits	6,134	208	3.39%	1,357	46	3.39%
Total interest-bearing deposits	132,893	1,861	1.40%	78,848	1,008	1.28%
Noninterest-bearing deposits	75,522			49,890
Other liabilities	1,049			857
Total liabilities	209,464			129,595
Shareholders’ equity	9,455			9,670
Total liabilities and shareholders’ equity	$218,919			$139,265
Net interest income, taxable equivalent		$8,072			$5,826
Tax equivalent net interest rate spread (3)			3.33%			3.87%
Tax equivalent net interest margin (4)			3.84%			4.39%
Cost of funds			0.89%			0.78%

Net interest-earning assets (2)	$77,172			$53,845
Percentage of average interest-earning assets to average interest-bearing liabilities	158.07%			168.29%

(1)	Tax-exempt investments are calculated assuming a 21% federal tax rate
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities
(3)	Tax-equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets

Our level of net interest income is determined by the level of earning assets and the management of our net interest margin. Net interest income increased $2.2 million, or 38.6%, from $5.8 million for the year ended December 31, 2024 to $8.1 million for the same period in 2025. The change between the periods was primarily the net result of the following factors:

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Average interest-earning assets increased $77.4 million, or 58.3%, from $132.7 million to $210.1 million, driven primarily by increases in federal funds sold, taxable securities available for sale and loans receivable.

Average net interest-earning assets increased $23.3 million, or 43.3%, from $53.8 million to $77.2 million, due primarily to a $25.6 million increase in noninterest-bearing deposits.

Cost of funds increased 11 bp from 0.78% to 0.89%, while the yield on average interest-earning assets declined 42 bp from 5.15% to 4.73%. These changes resulted in tax equivalent net interest rate spread and net interest margin declining 54 bp and 55 bp, respectively. The yield earned on average interest-earning assets during 2025 was impacted by the effect of 3 rate cuts implemented by the Federal Reserve as the Bank continues to maintain the majority of its interest-earning assets in floating rate securities and cash.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following tables set forth the effect which the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Year Ended
	December 31, 2025 vs. 2024
	Increase (Decrease) Due to Change in
			Rate/
(dollars in thousands)	Volume	Rate	Volume	Total

Interest income
Interest-bearing deposits in other banks	$(294)	(891)	45	(1,140)
Federal funds sold	962	(102)	(136)	724
Taxable securities available for sale	5,056	(7)	(2,338)	2,711
Tax-exempt securities available for sale (1)	(10)	0	-	(10)
Loans receivable	761	12	40	814
Total interest income	6,475	(987)	(2,389)	3,099
Interest expense
Interest-bearing demand deposits	292	29	59	380
Savings deposits	317	(4)	(2)	311
Time deposits	162	0	2	164
Total interest expense	771	24	59	854
Net interest income, taxable equivalent	$5,704	(1,012)	(2,448)	2,246

As indicated in the table above, increases in the volume of interest-earning assets – driven by strong deposit growth – were solely responsible for the $2.2 million increase in net interest income during 2025, and were more than enough to offset the negative effect of changes due to rates.

Provision for Credit Losses

The provision for credit losses, which includes a provision for losses on unfunded commitments, is a charge to earnings to maintain the allowance for credit losses and reserve for unfunded commitments at levels consistent with management’s assessment of expected losses in the loan portfolio at the balance sheet date. We review the adequacy of the allowance for credit losses on a quarterly basis. Please see the discussion below under “Results of Operations – Allowance for Credit Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

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Following is an analysis of the provision for credit losses:

	Years Ended December 31,
	2025	2024
Provision for credit loss	$371	$18
Net charge-offs	187	-
Loan growth	13,917	594

Provision to net charge-offs	198.40%	NM
Provision less net charge-offs to loan growth	1.32%	3.03%

The provision for credit losses increased from less than $0.1 million for the year ended December 31, 2024 to $0.4 million for the year ended December 31, 2025 primarily as a result of the following factors:

●	A $0.2 million increase in net charge-offs on loans driven by an increase in overdraft losses; and
●	$14.0 million in loan growth during 2025 which required the establishment of an initial allowance for credit losses.

The Company continues to experience low levels of specific reserves and net charge-offs which has resulted in minimal provisions for credit losses during the last two years. Given the Company’s limited loss history, we utilize peer data in our estimation of expected credit losses.

Noninterest Income

The following table summarizes the Company’s noninterest income for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
(in thousands)	2025	2024	Change

Service charges and fees	$899	277	622
Gain on sale of loans	508	961	(453)
Gain on sale of investment securities	132	-	132
Interchange income	1,693	1,499	194
Other	65	36	29

Total noninterest income	$3,297	2,773	524

Noninterest income increased to $3.3 million for the year ended December 31, 2025 from $2.8 million in the same period of 2024, an increase of $0.5 million or 18.9%. The following factors had an impact on noninterest income during these periods:

●	Service charges and fees increased $0.6 million, or 224.5%, due to increases in wire fees, monthly service charges and NSF fees as the Company’s deposit base expanded to in excess of 80,000 deposit accounts at December 31, 2025.

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●	Gain on sale of loans declined $0.5 million, or 47.1%, due to the sale of the Company’s mortgage subsidiary in April, 2024. The Company internal home loan division sold approximately $24.2 million of loans during 2025 at an average gain of approximately 2%.

●	Gain on sale of investment securities increased $0.1 million, or 100%, as the Company sold certain securities at a gain during 2025 in order to supplement regulatory capital levels.

●	Interchange income increased $0.2 million, or 12.9%, due to expansion in the purchasing levels of the Company’s growing deposit base. Monthly card spend exceeded $16 million per month in December, 2025 compared to approximately $12 million in December, 2024. The Company earns approximately 95 bp for each dollar spent.

Noninterest Expense

The following table summarizes the Company’s noninterest expense for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
(in thousands)	2025	2024	Change

Salaries and employee benefits	$10,875	10,296	579
Stock compensation expense	1,099	687	412
Occupancy	208	224	(16)
Data processing & technology	6,457	5,648	809
Interchange	843	543	300
Insurance	389	273	116
Marketing and advertising	1,328	1,142	186
Consultants	490	1,090	(600)
Customer care	1,312	1,046	266
Professional	402	219	183
Bank director fees	308	242	66
Holding company director fees	488	515	(27)
Miscellaneous	1,637	1,136	501

Total noninterest expense	$25,836	23,061	2,775

Noninterest expense increased to $25.8 million for the year ended December 31, 2025 from $23.1 million in the same period of 2024, an increase of $2.8 million or 12.0%. The following factors had an impact on noninterest expense during these periods:

●	Salaries and benefits increased $0.6 million, or 5.6%, as the average number of employees increased from 75 for full year 2024 to 85 for full year 2025 due to growth in the size of the Company.

●	Stock compensation expense increased $0.4 million, or 60.0%, due primarily to 472,167 of new warrants issued during 2025.

●	Data processing & technology increased $0.8 million, or 14.3%, due to scheduled increases in the Company’s contract with its core processing vendor. The Company also experienced a 27% increase in the number of its deposit accounts during 2025 to nearly 83,000 accounts at December 31, 2025.

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●	Interchange expenses increased $0.3 million, or 55%, as the Company’s debit card volume increased approximately 33% during 2025 to over $16 million per month, with annual revenues approaching $1.7 million.

●	Consultants expense declined $0.6 million, or 55%, as the Company transitioned certain new customer onboarding functions to its customer care team.

●	Customer care expense increased $0.3 million, or 25.4%, due to a 27% increase in the number of deposit accounts during 2025, and the transition of certain customer onboarding functions to the customer care team.

Income Taxes

Due to its operating losses, the Company does not have current tax expense and maintains a full valuation allowance against the value of its net deferred tax assets - including net operating losses. The Company must be able to demonstrate a sustained level of future taxable income, combined with tax planning strategies and reversal of existing taxable temporary differences, before reversal of the valuation allowance is appropriate. The Company will continue to report an effective tax rate of 0% until such time that the valuation allowance is reversed.

FINANCIAL CONDITION

Total assets increased $74.0 million, or 40.4%, from $183.4 million at December 31, 2024 to $257.4 million at December 31, 2025. The change was primarily from the following factors:

Cash and Cash Equivalents

Cash and cash equivalents decreased $102.2 million, or 58.5%, as the Company invested a portion of its excess cash in securities available for sale. The Company continues to be highly liquid with cash and investment securities available for sale comprising approximately 91% of total assets.

Investment Securities Available For Sale

The following table summarizes the composition of the investment portfolio as of December 31, 2025 and 2024:

	December 31, 2025		December 31, 2024
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

US Treasury notes	$4,198	$4,203	$198	$198
Agency mortgage-backed securities	99,656	99,425	-	-
Municipal	158	156	236	225
Agency note	2,000	2,003	-	-
Agency guaranteed student loan bonds	57,245	56,919	-	-

Total	$163,257	$162,706	$434	$423

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During 2025, the Company utilized a significant portion of its excess cash and cash equivalents to purchase investment securities available for sale with approximately 100 bp of higher yield. At December 31, 2025, approximately 96% of the investment portfolio is floating rate, substantially reducing the possibility of unrealized losses, and nearly 100% of the portfolio is government guaranteed.

The following table summarizes the maturity distribution and yield of the investment portfolio by investment type as of December 31, 2025. Expected maturities nay differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2025
	Less Than One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

US Treasury notes	4,001	4.25%	202	4.27%	-	-	-	-	4,203	4.26%
Agency mortgage-backed securities	-	-	-	-	-	-	99,425	4.91%	99,425	4.91%
Municipal	156	1.39%	-	-	-	-	-	-	156	1.39%
Agency note	-	-	2,003	4.70%	-	-	-	-	2,003	4.70%
Agency guaranteed student loan bonds	-	-	4,421	4.95%	-	-	52,498	5.11%	56,919	5.10%

Total	4,157	4.14%	6,626	4.85%	-	-	151,923	4.98%	162,706	4.95%

Due to the primarily floating rate nature of the Company’s investment portfolio, combined with the amortizing nature of the agency mortgage-backed securities and agency guaranteed student loan bonds, reference to maturity dates is not a meaningful benchmark for measuring interest rate risk. A better measure of interest rate risk for the Company’s investment portfolio would be effective duration, which was 0.09 yrs at December 31, 2025.

Loans Receivable

The following table summarizes the composition of the loan portfolio as of December 31, 2025 and 2024:

	December 31, 2025		December 31, 2024
		% of		% of
	Loans	Gross Loans	Loans	Gross Loans

Residential real estate	$1,899	10.7%	$522	13.8%
Commercial real estate	10,268	58.0%	960	25.4%
Commercial and industrial	3,917	22.1%	1,724	45.5%
Consumer and other	1,618	9.1%	579	15.3%
Total loans	17,702	100.0%	3,785	100.0%
Less: Allowance for credit losses	(227)		(43)
Loans, net	$17,475		$3,742

The Company’s loan portfolio represented only 6.9% and 2.1% of total assets at December 31, 2025 and 2024, respectively, as the Company currently prefers the higher liquidity and lower credit risk profile of the investment portfolio as compared to loans receivable. Commercial real estate comprised the largest portion of the loan portfolio at December 31, 2025, but comprised less than 4% of total assets and approximately 100% of total regulatory capital as of the same date.

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The following table summarizes the contractual maturity distribution of the loan portfolio as of December 31, 2025, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

December 31, 2025
		One through	Five through	Over		Maturing Over One Year
	One Year or Less	Five Years	Fifteen Years	Fifteen Years	Total	Fixed Rate	Floating Rate
Residential real estate	$406	$365	$-	$1,128	$1,899	$1,493	$-
Commercial real estate	133	1,646	8,027	462	10,268	9,993	142
Commercial and industrial	615	2,691	611	-	3,917	3,246	56
Consumer and other	54	673	891	-	1,618	1,564	-
Total loans and leases	$1,208	$5,375	$9,529	$1,590	$17,702	$16,296	$198

The Company’s loan portfolio has a weighted average maturity of approximately 10 years. However, substantially all of the loans require monthly principal and interest payments, resulting in a shorter weighted average life.

Allowance For Credit Losses

The following table summarizes the amount and allocation of our allowance for credit losses as of December 31, 2025 and 2024:

	Allowance		Allowance
	Allocation	Total	Allocation
	To Loan Categories	Loans	As A % of Loans

December 31, 2025

Residential real estate	$11	$1,899	0.58%
Commercial real estate	96	10,268	0.93%
Commercial and industrial	109	3,917	2.78%
Consumer and other	11	1,618	0.68%

Total	$227	$17,702	1.28%

December 31, 2024

Residential real estate	$11	$522	2.11%
Commercial real estate	1	960	0.10%
Commercial and industrial	27	1,724	1.57%
Consumer and other	4	579	0.69%

Total	$43	$3,785	1.14%

The Company’s allowance for credit losses as a percentage of loans increased from 1.14% at December 31, 2024 to 1.28% at December 31, 2025 due primarily to a $30 specific reserve established for a $488 Commercial and industrial loan as of December 31, 2025. The Company believes this loan is appropriately reserved for after consideration of a 75% SBA guarantee.

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The following table summarizes net charge-offs as a percentage of average loans for the years ended December 31, 2025 and 2024:

			Ratio Of
			Net (Charge-offs)
	Net (Charge-offs)	Average	Recoveries to
	Recoveries	Loans	Average Loans

Year Ended December 31, 2025

Residential real estate	$-	$3,497	0.0%
Commercial real estate	-	4,665	0.0%
Commercial and industrial	(20)	3,184	-0.6%
Consumer and other	(167)	1,826	-9.1%
Total	$(187)	$13,172	-1.4%

Year Ended December 31, 2024

Residential real estate	$-	$848	0.0%
Commercial real estate	-	532	0.0%
Commercial and industrial	-	1,446	0.0%
Consumer and other	-	261	0.0%
Total	$-	$3,087	0.0%

Net charge-offs to average loans increased from 0.0% for the year ended December 31, 2024 to 1.4% for the year ended December 31, 2025. This increase was primarily the result of net charge-offs related to overdrawn deposit accounts included in Consumer and other loans due to a fraud event experienced during 2025.

Deposits

The following table summarizes the average balance and average rate of the deposit portfolio for the years ended December 31, 2025 and 2024:

	2025			2024
	Average	% of	Average	Average	% of	Average
	Balance	Total	Rate	Balance	Total	Rate
Noninterest-bearing demand	$75,522	36.2%	—	$49,890	38.8%	—
Interest-bearing demand	35,232	16.9%	1.48%	11,418	8.9%	1.23%
Savings	91,527	43.9%	1.24%	66,073	51.3%	1.24%
Time	6,134	2.9%	3.39%	1,357	1.1%	3.39%
Total average deposits	$208,415	100.0%	0.89%	$128,738	100.0%	0.78%

The average rate on the Company’s deposit portfolio increased from 0.78% for the year ended December 31, 2024 to 0.89% for the year ended December 31, 2025 due primarily to a slight decrease in non-interest-bearing demand deposits from 38.8% of deposits to 36.2% of deposits over the same period. This decrease was offset by increases in interest-bearing demand and time deposits as a percentage of total deposits.

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The Company has not materially changed the rates it pays for deposit funds over the last two years, despite 3 rate cuts in 2024 and 3 further rate cuts in 2025. While the Company’s depositors are not as rate sensitive as those of the broader banking industry, the Company has tried to support its customer base by maintaining deposit rates at early 2024 levels.

The following table details the maturity distribution of our time deposits greater than $250,000 as of December 31, 2025:

December 31,
2025
Three months or less	$-
Three to six months	767
Six to twelve months	783
More than twelve months	-
Total	$1,550

The Company’s deposit portfolio is comprised primarily of retail and small business customers with balances under $1 million. At December 31, 2025, the Company only had 7 deposit relationships with combined balances in excess of $1 million, representing only 8.5% of deposits. Uninsured deposits at December 31, 2025 were approximately $30.6 million, or 12.4% of deposits.

Liquidity

Liquidity is our ability to fund operations, to meet depositor withdrawals, to provide for customers’ credit needs, and to meet maturing obligations and existing commitments. Our liquidity principally depends on our cash flows from operating activities, investment in and maturity of assets, and changes in balances of deposits. We seek to ensure our funding needs are met by maintaining a level of liquidity through asset and liability management. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows and loan repayments are far less predictable and are not subject to the same degree of control.

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The following table details our liquidity profile as of December 31, 2025 and 2024:

	December 31,
	2025	2024

Cash and cash equivalents	$72,399	174,605
Investment securities available for sale	162,706	423

Total liquidity	$235,105	$175,028

Total assets	$257,421	$183,401

Liquidity ratio	91.3%	95.4%

Our ability to maintain and expand our deposit base serves as our primary source of liquidity, with the liquidation of investment securities serving as a secondary source of liquidity. In addition, we will receive cash from the maturity and monthly paydown of loans and investment securities. The Company’s investment portfolio is intentionally comprised of predominantly floating rate securities so that they can quickly be converted to cash with minimal risk of unrealized losses. We do not currently have access to borrowed funds facilities, so we maintain a higher level of liquidity to compensate for the risk of unforeseen liquidity needs.

We believe that our existing stable base of core deposits will enable us to successfully meet our short and long-term liquidity needs. However, as liquidity needs arise, we have the ability to sell a portion of our investment securities portfolio should we be required to meet those needs.

Compliance with the Consent Order

The Bank committed meaningful attention and resources to comply with the 2024 Consent Order, which is summarized beginning on page 58. Management believes that all material terms have been materially complied with, other than the 14% Tier 1 Leverage Ratio, which the capital from this Transaction will satisfy. However, until such Consent Order is terminated, the Bank’s operations are subject to certain limitations, including the following:

•	The Bank may not declare or pay dividends or bonuses without the prior written approval of the FDIC and OSBD. This limitation has never had an adverse impact on the Bank’s operations because it has never had any intent on paying dividends and our great team members are incentivized with equity, not cash. Management is of the view that by the time the Bank would be profitable and have a desire to pay dividends or bonuses, this Consent Order will have otherwise been terminated.
•	The Bank may not have a material deviation from the approved business plan including new products or changes exceeding 10% of projected balance sheet items without prior approval. To the extent that the Bank has had a material deviation or launches new products that were not in its business plan (that exceed 10% of projected balance sheet items), the Bank must obtain prior regulatory approval.
•	The Bank must obtain regulatory approval before appointing new directors or hiring executive officers. To date, each request by the Bank has been timely approved and Management does not believe that will change in the future.

Capital Resources

On May 1, 2024, the Bank agreed to a Consent Order from the FDIC and the Oklahoma State Banking Department (“State”), addressing, among other items, Board oversight, monitoring policies, internal control testing, management, operations, and increased capital for the Bank. See footnote 17 to the Company’s audited consolidated financial statements for more details of the Consent Order.

On September 11, 2025, the FDIC notified the Bank that its Tier 1 capital level fell within the “Undercapitalized” capital category. As a result, the Bank is subject to mandatory requirements of Section 38 of the Federal Deposit Insurance Act. See footnote 17 to the Company’s audited consolidated financial statements for more details of this notification.

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The following table summarizes the Company’s stockholders’ equity as of December 31, 2025 and 2024:

	December 31,
	2025	2024

Total stockholders’ equity	$9,774	10,266
Total assets	257,421	183,401
Total shares outstanding (000’s)	43,943	41,686

Tangible common equity to assets	3.8%	5.6%

Book value per share	$0.22	$0.25

Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for credit losses, subject to certain limitations. We are also required to maintain capital at a minimum level based on Tier 1 capital to total average assets, which is known as the Tier 1 leverage ratio.

Regulatory capital rules, which we refer to as Basel III, impose minimum capital requirements for bank holding companies and banks. The Basel III rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies other than “small bank holding companies,” generally holding companies with consolidated assets of less than $3 billion. In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of minimum risk-based capital requirements. This buffer must consist solely of common equity Tier 1, but the buffer applies to all three measurements (common equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer consists of an additional amount of CET1 equal to 2.5% of risk-weighted assets.

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The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements as of December 31, 2025 and 2024:

	Actual		Required for Capital Adequacy Purposes		Minimum Requirements To Be Well Capitalized Under Prompt Corrective Action Regulations
(000’s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2025:

Total Capital to risk weighted assets	$10,245	18.80%	$4,360	8.00%	$5,450	10.00%
Tier 1 (Core) Capital to risk weighted assets	$10,015	18.37%	$3,270	6.00%	$4,360	8.00%
Common Tier 1 (CET1)	$10,015	18.37%	$2,453	4.50%	$3,543	6.50%
Tier 1 (Core) Capital to average assets	$10,015	4.17%	$9,616	4.00%	$12,020	5.00%

December 31, 2024:

Total Capital to risk weighted assets	$10,035	61.29%	$1,310	8.00%	$1,637	10.00%
Tier 1 (Core) Capital to risk weighted assets	$9,992	61.03%	$982	6.00%	$1,310	8.00%
Common Tier 1 (CET1)	$9,992	61.03%	$737	4.50%	$1,064	6.50%
Tier 1 (Core) Capital to average assets	$9,992	5.80%	$6,890	4.00%	$8,613	5.00%

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in our consolidated financial statements. Rather, our financial statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. We seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

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Off-Balance Sheet Risk

The following table summarizes the Company’s commitments to extend credit as of December 31, 2025 and 2024:

	December 31,
	2025	2024

Home equity unused lines of credit	$568	$-
Construction loan commitments	5	-
Commercial lines of credit	100	-

Total	$673	$-

Commitments to extend credit are agreements to lend to a client as long as the client has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Based on historical experience, we anticipate that a significant portion of these lines of credit will not be funded. We evaluate each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in our lending, investing and deposit gathering activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business.

We actively monitor and manage our interest rate risk exposure to seek to control the mix and maturities of our assets and liabilities utilizing a process we call asset/liability management. The essential purposes of asset/liability management are to seek to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates.

Our asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, adjusting the interest rate during the life of an asset or liability, or by the use of derivatives such as interest rate swaps and other hedging instruments. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Our full board currently serves as our ALCO committee, and asset liability management matters are discussed not less than quarterly.

The following table summarizes the forecasted impact on net interest income using a base case scenario given upward and downward movements in interest rates of 100, 200, and 300 basis points based on forecasted assumptions of prepayment speeds, nominal interest rates and loan and deposit repricing rates. Estimates are based on current economic conditions, historical interest rate cycles and other factors deemed to be relevant. However, underlying assumptions may be impacted in future periods which were not known to management at the time of the issuance of the consolidated financial statements. Therefore, management’s assumptions may or may not prove valid. No assurance can be given that changing economic conditions and other relevant factors impacting our net interest income will not cause actual occurrences to differ from underlying assumptions. In addition, this analysis does not consider any strategic changes to our balance sheet which management may consider as a result of changes in market conditions.

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Change In
Net Interest Income
From Base
Up 300 basis points	24.4%
Up 200 basis points	16.7%
Up 100 basis points	9.9%
Base	0.0%
Down 100 basis points	-20.6%
Down 200 basis points	-40.7%
Down 300 basis points	-62.4%

Contractual Obligations

All time deposits have an original maturity of one year or less.

The Company has the following operating leases for office space, neither of which has an obligation past December 31, 2026 (amounts in table not in thousands):

					Future
			Monthly	Related	Lease
Description	Address	Expiration	Lease	Party	Commitments

Office Building	Roswell, GA	Apr 30, 2026	$2	N	$10

Office Building	Oklahoma City, OK	Dec 31, 2026	$2	Y	24

			$4		$34

The Company has entered into several agreements for various data processing functions with varying payment requirements and expiration dates. The 2 most significant of these contracts require combined annual commitments of approximately $6.0 million and expire in 2030.

Accounting, Reporting, and Regulatory Matters

See Note 1 – “Nature of Operations and Significant Accounting Policies” in the notes to our consolidated financial statements for a discussion on the effects of recently issued accounting pronouncements.

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DESCRIPTION OF OGB Pubco’S SECURITIES

The following summary sets forth the material terms of the OGB Pubco’s securities following the completion of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Certificate of Formation, a form of which is attached as Annex C to this proxy statement/prospectus, the Proposed Bylaws, a form of which is attached as Annex D to this proxy statement/prospectus, and the Warrant Agreement, which is filed as Exhibit 4.4 to the registration statement of which this proxy statement/prospectus forms a part. We urge you to read the Proposed Certificate of Formation and Proposed Bylaws in their entirety for a complete description of the rights and preferences of OGB Pubco’s securities following the Business Combination.

Certain provisions of the Proposed Certificate of Formation and Proposed Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of OGB Pubco Common Stock.

General

The Proposed Certificate of Formation will authorize the issuance of 300,000,000 shares, consisting of:

●	250,000,000 shares of OGB Pubco Common Stock, par value $0.0001 per share;

●	50,000,000 shares of OGB Pubco Preferred Stock, par value $0.0001 per share.

Except as otherwise required by the Proposed Certificate of Formation, the holders of shares of OGB Pubco Common Stock shall vote together as a single class (or, if any holders of shares of OGB Pubco Preferred Stock are entitled to vote together with the holders of OGB Pubco Common Stock, as a single class with such holders of OGB Pubco Preferred Stock) on all matters submitted to a vote of stockholders of OGB Pubco.

Common Stock

OGB Pubco Common Stock

Voting rights. Each holder of record of OGB Pubco Common Stock, as such, shall have one vote for each share of OGB Pubco Common Stock that is outstanding and held by OGB Pubco on all matters on which stockholders are entitled to vote generally. The holders of shares of OGB Pubco Common Stock do not have cumulative voting rights.

Dividend rights. Subject to applicable law, including applicable banking rules and regulations, and the rights, if any, of the holders of any outstanding series of OGB Pubco Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with the OGB Pubco Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of OGB Pubco, dividends and other distributions may be declared and paid ratably on the OGB Pubco Common Stock out of the assets of OGB Pubco that are legally available for this purpose at such times and in such amounts as the OGB Pubco Board, in its discretion, shall determine.

The payment of future dividends on the shares of OGB Pubco Common Stock will depend on the financial condition of OGB Pubco after the completion of the Business Combination, and subject to the discretion of the OGB Pubco Board. There can be no guarantee that cash dividends will be declared. The ability of OGB Pubco to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by OGB Pubco or any of its subsidiaries from time to time.

Rights upon liquidation. In the event of dissolution, liquidation or winding up of OGB Pubco, after payment or provision for payment of the debts and other liabilities of OGB Pubco and subject to the rights, if any, of the holders of any outstanding series of OGB Pubco Preferred Stock or any class or series of stock having a preference over or the right to participate with the OGB Pubco Common Stock with respect to the distribution of assets of OGB Pubco upon such dissolution, liquidation or winding up of OGB Pubco, the holders of OGB Pubco Common Stock shall be entitled to receive the remaining assets of OGB Pubco available for distribution to its stockholders ratably in proportion to the number of shares held by them.

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Other rights. The holders of OGB Pubco Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the OGB Pubco Common Stock. The rights, preferences and privileges of holders of the OGB Pubco Common Stock will be subject to those of the holders of any shares of the OGB Pubco Preferred Stock that OGB Pubco may issue in the future.

Lock-Up Arrangement. Pursuant to the Proposed Bylaws, the existing Supporting Shareholders and the existing Old Glory Other Locked-Up Shareholders will not be permitted to transfer any shares of OGB Pubco Common Stock received in connection with the Closing for a period starting from the Closing Date and ending on the earlier to occur of: (i) one year after the Closing Date, and (ii) after the Closing, (A) the date on which the last sale price of shares of OGB Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (B) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their shares of OGB Pubco Common Stock for cash, securities or other property.

The Proposed Bylaws provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

Warrants

As a result of and upon the effective time of the Domestication, amongst other things (a) each DAAQ Warrant will be automatically converted into a redeemable OGB Pubco Warrant on the same terms as the DAAQ Warrants, and (b) each DAAQ Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of OGB Pubco Common Stock and one-half of one OGB Pubco Warrant. No fractional OGB Pubco Warrants will be issued upon separation of the DAAQ Units.

DAAQ Public Warrants

Each whole OGB Pubco Warrant will entitle the registered holder to purchase one share of OGB Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The OGB Pubco Warrants will become exercisable 30 days after the completion of the Business Combination, subject to the availability of an effective registration statement and current prospectus covering the shares of OGB Pubco Common Stock issuable upon exercise of such OGB Pubco Warrants, if an exemption from registration under the Securities Act is not available. Only a whole OGB Pubco Warrant may be exercised at a given time by a warrant holder. No fractional OGB Pubco Warrants will be issued and only whole OGB Pubco Warrants will trade. The OGB Pubco Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

OGB Pubco will not be obligated to deliver any shares upon exercise of a OGB Pubco Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of OGB Pubco Common Stock underlying such OGB Pubco Warrants is then effective and a prospectus relating thereto is current, subject to OGB Pubco satisfying its obligations described below with respect to registration. No OGB Pubco Warrant will be exercisable and OGB Pubco will not be obligated to issue a share of OGB Pubco Common Stock upon exercise of such OGB Pubco Warrant unless the share of OGB Pubco Common Stock issuable upon exercise of such OGB Pubco Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such OGB Pubco Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a OGB Pubco Warrant issued upon conversion of a DAAQ Public Warrant, the holder of such OGB Pubco Warrant will not be entitled to exercise such OGB Pubco Warrant and such OGB Pubco Warrant may have no value and expire worthless. In no event will OGB Pubco be required to net cash settle any OGB Pubco Warrant. In the event that a registration statement is not effective for the shares of OGB Pubco Common Stock underlying the exercised OGB Pubco Warrants, the purchaser of a DAAQ Unit containing the DAAQ Public Warrant that has been converted into a OGB Pubco Warrant will have paid the full purchase price for the DAAQ Unit solely for the DAAQ Public Share underlying such DAAQ Unit.

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To comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, OGB Pubco will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the shares of OGB Pubco Common Stock issuable upon exercise of the OGB Pubco Warrants within 20 business days after Closing and to cause the same to become effective within 60 business days after Closing and to maintain a current prospectus relating to such shares until the expiration of the OGB Pubco Warrants. If a registration statement covering the shares of OGB Pubco Common Stock issuable upon exercise of the OGB Pubco Warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when OGB Pubco fails to maintain an effective registration statement, exercise OGB Pubco Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the OGB Pubco Common Stock is at the time of any exercise of a OGB Pubco Warrant not listed on a national securities exchange, OGB Pubco may, at its option, require cashless exercise of OGB Pubco Warrants in accordance with Section 3(a)(9) of the Securities Act, and in the event OGB Pubco does not so elect, OGB Pubco will use its best efforts to register or qualify the shares of OGB Pubco Common Stock under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the OGB Pubco Warrants for that number of shares of OGB Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of OGB Pubco Common Stock underlying the OGB Pubco Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such OGB Pubco Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the OGB Pubco Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of OGB Pubco Warrants when the price per share of OGB Pubco Common Stock equals or exceeds $18.00. Once the OGB Pubco Warrants become exercisable, OGB Pubco may redeem the outstanding OGB Pubco Warrants:

●	in whole and not in part;

●	at a price of $0.01 per OGB Pubco Warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the closing price of the OGB Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a OGB Pubco Warrant as described under the heading “- Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before OGB Pubco sends the notice of redemption to the warrant holders.

If and when the OGB Pubco Warrants become redeemable by OGB Pubco, OGB Pubco may exercise its redemption right even if OGB Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

DAAQ has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the OGB Pubco Warrant exercise price. If the foregoing conditions are satisfied and OGB Pubco issues a notice of redemption of the OGB Pubco Warrants, each warrant holder will be entitled to exercise his, her or its OGB Pubco Warrant prior to the scheduled redemption date. However, the price of the OGB Pubco Common Stock may fall below the $18.00 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 OGB Pubco Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a OGB Pubco Warrant may notify OGB Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such OGB Pubco Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the OGB Pubco Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

The number of shares of OGB Pubco Common Stock issuable upon exercise of the OGB Pubco Warrants and the exercise price of OGB Pubco Warrants are subject to standard anti-dilution adjustments, including for stock splits, stock dividends, certain rights offerings, consolidations, combinations, reverse stock splits or reclassifications of OGB Pubco Common Stock or other similar events. Upon any adjustment to the number of shares issuable per warrant, the exercise price of OGB Pubco Warrants will be adjusted in proportion.

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In addition, if (i) DAAQ issues additional DAAQ Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at a Newly Issued Price of less than $9.20 per DAAQ Ordinary Share, (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (iii) the Market Value of DAAQ Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which DAAQ consummates the Business Combination is below $9.20 per share, then the exercise price of the OGB Pubco Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In the event of a reclassification, reorganization, merger, consolidation or sale of all or substantially all assets of OGB Pubco, the holders of the OGB Pubco Warrants will have the right to receive, upon exercise, the same consideration they would have received had they exercised their OGB Pubco Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of OGB Pubco Common Stock in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the OGB Pubco Warrant properly exercises the OGB Pubco Warrant within 30 days following public disclosure of such transaction, the OGB Pubco Warrant exercise price will be reduced based on the Black-Scholes value of the OGB Pubco Warrant.

The DAAQ Warrants were, and the OGB Pubco Warrants will be, issued in registered form under a Warrant Agreement between Efficiency, as warrant agent, and DAAQ (prior to the Business Combination) and OGB Pubco (after the Business Combination). The Warrant Agreement provides that the terms of the OGB Pubco Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the DAAQ Warrants and the Warrant Agreement set forth in the registration statement for the IPO, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the OGB Pubco Warrants, provided that the approval by the holders of at least 50% of the then-outstanding OGB Pubco Warrants received upon conversion of DAAQ Public Warrants is required to make any change that adversely affects the interests of the registered holders of such OGB Pubco Warrants, and, solely with respect to any amendment to the terms of the OGB Pubco Warrants received upon conversion of DAAQ Private Placement Warrants, 50% of such OGB Pubco Warrants.

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DAAQ Private Placement Warrants

The OGB Pubco Warrants received upon conversion of the DAAQ Private Placement Warrants (including the shares of OGB Pubco Common Stock issuable upon exercise of such OGB Pubco Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to DAAQ’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the OGB Pubco Warrants received upon conversion of the DAAQ Private Placement Warrants have terms and provisions that are identical to those of the OGB Pubco Warrants received upon conversion of the DAAQ Public Warrants.

Warrant Agreement Exclusive Forum Provision

The Warrant Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against DAAQ arising out of or relating in any way to the Warrant Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York; and (ii) that DAAQ irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. This provision of the Warrant Agreement does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the DAAQ Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. There is uncertainty, however, as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Anti-Takeover Effects of the Proposed Certificate of Formation, the Proposed Bylaws and Certain Provisions of Texas Law

The provisions of the Proposed Certificate of Formation, the Proposed Bylaws and the TBOC summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of OGB Pubco Common Stock.

The Proposed Certificate of Formation and Proposed Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the OGB Pubco Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

●	Authorized but Unissued Capital Stock. The authorized but unissued shares of OGB Pubco Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of OGB Pubco Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

●	Mergers and Fundamental Changes. The Proposed Certificate of Formation provides that for mergers and certain business combinations of OGB Pubco, approval by at least a two-third (2/3) vote of the outstanding shares entitled to vote is generally required

●	No Cumulative Voting for Directors. The TBOC provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Formation does not provide for cumulative voting. As a result, the holders of shares of OGB Pubco Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

●	Quorum. The Proposed Bylaws will provide that at all meetings of the OGB Pubco Board, a majority of the Whole Board (as defined therein) will constitute a quorum for the transaction of business.

●	Action by Written Consent. Any action required or permitted to be taken by the stockholders of OGB Pubco must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of OGB Pubco Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of OGB Pubco Preferred Stock.

●

Special Meetings of Stockholders. The Proposed Certificate of Formation will provide that, except as otherwise required by law and subject to the rights of the holders of any series of OGB Pubco Preferred Stock, special meetings of the stockholders of OGB Pubco for any purpose or purposes may be called at any time only by or at the direction by action of the Board of Directors, by the Chair of the OGB Pubco Board, the President or CEO of OGB Pubco, and/or shareholders of at least fifty percent (50%) of shares entitled to vote, or such lessor percentage as may be permitted under the TBOC.

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●	Advance Notice Procedures. The Proposed Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the OGB Pubco Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the OGB Pubco Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of OGB Pubco timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of OGB Pubco.

Limitations on Liability and Indemnification of Officers and Directors

The TBOC authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Formation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC. The effect of these provisions is to eliminate the rights of OGB Pubco and its stockholders, through stockholders’ derivative suits on OGB Pubco’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Proposed Bylaws provide that OGB Pubco must indemnify and advance expenses to directors and officers to the fullest extent authorized by the TBOC. OGB Pubco is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. OGB Pubco believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Certificate of Formation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit OGB Pubco and its stockholders. In addition, your investment may be adversely affected to the extent OGB Pubco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. OGB Pubco believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to OGB Pubco’ directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, OGB Pubco has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of DAAQ’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of OGB Pubco Common Stock will be Efficiency.

Listing

Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), DAAQ is required to cause the OGB Pubco Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Such waiver would require the affirmative written consent of both parties to the Business Combination Agreement, which consent would only be provided if all other requirements to closing have occurred, including (without limitation) the Transaction Financing and Bank regulatory approvals and Nasdaq approval will be obtained upon customary or ministerial post-closing conditions, or if both such parties reasonably determine that such approval will be obtained promptly following the Closing. The listing condition may not be waived under circumstances in which Nasdaq has affirmatively denied listing of the Pubco Common Stock. Following the Closing, the OGB Pubco Common Stock and OGB Pubco Warrants are intended to be listed, subject to Nasdaq approval, under the proposed symbols “OGB” and “OGBW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the OGB Pubco Common Stock and OGB Pubco Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the OGB Pubco securities would not be listed on any nationally recognized securities exchange.

253

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of DAAQ Units, DAAQ Ordinary Shares and DAAQ Public Warrants

Market Price and Ticker Symbol

DAAQ Units, DAAQ Public Shares and DAAQ Public Warrants are currently listed on Nasdaq under the symbols “DAAQU,” “DAAQ,” and “DAAQW,” respectively.

The closing price of DAAQ Units, DAAQ Public Shares and DAAQ Public Warrants on January 12, 2026, the last trading day before the announcement of the execution of the Business Combination Agreement, was $10.37, $10.25 and $0.44, respectively. As of [●], the Record Date for the extraordinary general meeting, the closing price for each DAAQ Unit, DAAQ Public Share and DAAQ Public Warrant was $[●], $[●] and $[●], respectively.

Holders

As of the Record Date, there was or were, as applicable, [●] holder[s] of record of DAAQ Units, [●] holder[s] of record of DAAQ Public Shares, [●] holder[s] of record of Founder Shares, [●] holder[s] of record of DAAQ Public Warrants and [●] holder[s] of record of DAAQ Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose DAAQ Units, DAAQ Public Shares and DAAQ Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends

DAAQ has not paid any cash dividends on the DAAQ Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the DAAQ Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Market Price of Old Glory Common Stock

There is currently no public market for the equity securities of Old Glory.

254

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to DAAQ regarding (i) the beneficial ownership of DAAQ Ordinary Shares as of May 29, 2026 (pre-Business Combination) and (ii) the expected beneficial ownership following the consummation of the Business Combination (post-Business Combination) of OGB Pubco Common Stock (assuming a “no redemptions” scenario and a “maximum redemptions” scenario as described below) by:

●	each of DAAQ’s current executive officers and directors, and all executive officers and directors of DAAQ as a group, in each case pre-Business Combination;

●	each person who will become a named executive officer or director of OGB Pubco, and all executive officers and directors of OGB Pubco as a group, in each case post-Business Combination;

●	each person who is known to be the beneficial owner of more than 5% of a class of DAAQ Ordinary Shares pre-Business Combination; and

●	each person who is expected to be the beneficial owner of more than 5% of a class of OGB Pubco equity securities post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, DAAQ believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of DAAQ ordinary shares pre-Business Combination is based on 17,250,000 DAAQ Public Shares and 5,750,000 Founder Shares issued and outstanding as of May 29, 2026.

The expected beneficial ownership of OGB Pubco Common Stock post-Business Combination is calculated as if Closing occurs on December 31, 2025, and assumes two scenarios: (i) no DAAQ Public Shares are redeemed and, (ii) the maximum number of DAAQ Public Shares are redeemed. Based on the foregoing assumptions, we have estimated that there would be 51,269,980 shares of OGB Pubco Common Stock issued and outstanding in the “no redemptions” scenario and 34,019,980 shares of OGB Pubco Common Stock issued and outstanding in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

	Pre-Business Combination					Post-Business Combination(1)
						No Additional Redemption		Maximum Additional Redemptions
Name and Address of Beneficial Owner+	Number of DAAQ Class A Ordinary Shares	%	Number of DAAQ Class B Ordinary Shares(2)%		Approximate Percentage of Outstanding DAAQ Ordinary Shares	Number of shares of New Old Glory Common Stock	Voting %	Number of shares of New Old Glory Common Stock	Voting %
Directors and Executive Officers of DAAQ Before the Business Combination(3)
Peter Ort(4)	-	-	5,635,000	98.0%	24.5%	5,635,000	10.9%	5,635,000	16.56%
Jeff Tuder(4)	-	-	5,635,000	98.0%	24.5%	5,635,000	10.9%	5,635,000	16.56%
Kristin Smith	-	-	25,000	*	*	25,000	*	25,000	*
Rebecca Rettig	-	-	25,000	*	*	25,000	*	25,000	*
Thomas Trowbridge	-	-	25,000	*	*	25,000	*	25,000	*
All officers and directors as a group (6 individuals)	-	-	5,710,000	99.2%	24.8%	5,711,000	10.9%	5,711,000	16.56%
Directors and Executive Officers of New Old Glory After the Business Combination
Ben Carson	-	-	-	-		161,250	*	161,250	*
Larry Elder	-	-	-	-		169,850	*	169,850	*
Joe Meade	-	-	-	-		6,775	*	6,775	*
Peter Ort(4)	-	-	-	-		5,635,000	10.99%	5,635,000	16.56%
Michael Ring	-	-	-		-	2,764,091	5.39%	2,764,091	8.12%
Dan Schneider	-	-	-	-		53,213	*	53,213	*
Michael Sonnenshein	-	-	-	-		6,450	*	6,450	*
David Bright	-	-	-	-		43,000	*	43,000	*
Eric Ohlhausen	-	-	-		-	1,332,884	2.60%	1,332,884	3.92%
Michael Staw	-	-	-	-		806,250	1.57%	806,250	2.37%
All officers and directors as a group (11 individuals)		-	-	-		10,978,762	21.41%	10,978,762	32.27%
Five Percent Holders
DAAQ Sponsor LLC(4)	-	-	5,635,000	98.0%	24.5%	5,635,000	10.99%		16.56%
Tenor Capital Management, LP(5)	1,250,000	7.2%	-	-	5.4%	1,250,000	2.44%	1,250,000	3.67%
Saba Capital Management, L.P.(6)	1,321,141	7.7%	-	-	5.7%	1,321,141	2.58%	1,321,141	3.88%
Harraden Circle Investments, LLC(7)	1,677,146	9.7%	-	-	7.3%	1,677,146	3.27%	1,677,146	4.93%
Michael P. Ring	-	-	-	-	-	2,764,091	5.39%	2,764,091	8.12%
AQR Capital Management, LLC(8)	1,080,396	6.3%	-	-	4.7%	1,080,396	2.11%	1,080,396	3.18%
First Trust Capital Management L.P.(9)	896,054	5.2%	-	-	3.9%	896,054	1.70%	896,054	2.56%

*	Less than one percent

(1)	The ownership percentages disclosed in this table may be impacted by the potential sources of dilution disclosed above in the sections entitled “What equity stake will current DAAQ shareholders and Old Glory Shareholders hold in OGB Pubco immediately after the consummation of the Business Combination?” and “Ownership of OGB Pubco”. The ownership percentages indicated with respect to the number of shares of OGB Pubco Common Stock represent such person’s ownership calculated in accordance with Rule 13d-3. The ownership percentages indicated with respect to total voting percentage represent such person’s total voting power on an as-converted basis.

(2)	Interests shown consist solely of Founder Shares, classified as DAAQ Class B Shares. Such shares will automatically convert into DAAQ Class A Shares immediately prior to the Domestication on a one-for-one basis.

(3)	Unless otherwise noted, the business address of each of the following is c/o Digital Asset Acquisition Corp., 167 Madison Avenue Suite 205 #1017, New York, New York.

(4)	DAAQ Sponsor LLC is the record holder of the shares. Peter Ort and Jeff Tuder are the managing members of DAAQ Sponsor LLC and have voting and investment discretion over the securities held by DAAQ Sponsor LLC.

(5)	According to a Schedule 13G filed with the SEC on May 6, 2025 by Tenor Opportunity Master Fund, Ltd. (the “Master Fund”), Tenor Capital Management Company, L.P. (“Tenor Capital”) and Robin Shah. Tenor Capital serves as the investment manager to the Master Fund. Mr. Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. By virtue of these relationships, Tenor Capital and Mr. Shah may be deemed to have shared voting and dispositive power with respect to the shares owned directly by the Master Fund. The principal business address of the Master Fund, Tenor Capital and Mr. Shah is 810 Seventh Avenue, Suite 1905, New York, NY 10019.

(6)	According to a Schedule 13G/A filed with the SEC on August 14, 2025 filed by Saba Capital Management, L.P., a Delaware limited partnership, Saba Capital Management GP, LLC, a Delaware limited liability company and Mr. Boaz R. Weinstein (collectively, the “Reporting Persons”). The principal business address of the Reporting Persons is 405 Lexington Avenue, 58th Floor, New York, NY 10174.

(7)	According to a Schedule 13G filed with the SEC on November 14, 2025 on behalf of Harraden Circle Investments, LLC (“Harraden Adviser”), Harraden Circle Investors GP, LP (“Harraden GP”), Harraden Circle Investors GP, LLC (“Harraden LLC”), Harraden Circle Investors, LP (“Harraden Fund”), Harraden Circle Special Opportunities, LP (“Harraden Special Op Fund”), Harraden Circle Strategic Investments, LP (“Harraden Strategic Fund”), Harraden Circle Concentrated, LP (“Harraden Concentrated Fund”) and Frederick V. Fortmiller, Jr. (“Mr. Fortmiller”). Harraden GP is the general partner to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund, and Harraden LLC is the general partner of Harraden GP. Harraden Adviser serves as investment manager to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, Harraden Concentrated Fund, and other high net worth individuals. Mr. Fortmiller is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the shares directly beneficially owned by Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund. The principal business address of all of the entities is 855 Third Avenue, Suite 2600B, New York, NY 10022.

(8)	According to a Schedule 13G/A filed with the SEC on November 12, 2025 by AQR Capital Management, LLC, AQR Capital Management Holdings, LLC, and AQR Arbitrage, LLC. The principal business address is One Greenwich Plaza, Suite 130, Greenwich, Connecticut 06830.

(9)	According to a Schedule 13G filed with the SEC on August 14, 2025 by First Trust Capital Management L.P. (“FTCM”), a Delaware limited partnership, First Trust Capital Solutions L.P. (“FTCS”), a Delaware limited partnership, and FTCS Sub GP LLC (“Sub GP”), a Delaware limited liable company. FTCM, an investment adviser registered with the SEC, provides investment advisory services to, among others, (i) series of Investment Managers Series Trust II, an investment company registered under the Investment Company Act of 1940, specifically First Trust Multi-Strategy Fund and First Trust Merger Arbitrage Fund, (ii) First Trust Alternative Opportunities Fund, an investment company registered under the Investment Company Act of 1940, and (iii) Highland Capital Management Institutional Fund II, LLC, a Delaware limited liability company (collectively, the “Client Accounts”). As investment adviser to the Client Accounts, FTCM has the authority to invest the funds of the Client Accounts in securities (including DAAQ Class A Shares) as well as the authority to purchase, vote and dispose of securities, and may thus be deemed the beneficial owner of any DAAQ Class A Shares held in the Client Accounts. FTCS and Sub GP may be deemed to control FTCM and therefore may be deemed to be beneficial owners of the DAAQ Class A Shares reported in this Schedule 13G. No one individual controls FTCS or Sub GP. FTCS and Sub GP do not own any DAAQ Class A Shares for their own accounts. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606.

255

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

DAAQ Related Person Transactions

Founder Shares

On December 11, 2024, the Sponsor was issued 5,750,000 Founder Shares for an aggregate price of $25,000, or approximately $0.004 per share, paid to cover certain expenses on behalf of DAAQ. The Founder Shares included an aggregate of up to 750,000 Founder Shares that were subject to forfeiture by the Sponsor to the extent that the Underwriters’ over-allotment option was not exercised, so that the Sponsor would own, on an as-converted basis, 25% of issued and outstanding DAAQ Ordinary Shares after the IPO (assuming the Sponsor would not purchase any DAAQ Public Shares in the IPO). On April 30, 2025, the Underwriters exercised their over-allotment option in full as part of the closing of the IPO. As such, 750,000 Founder Shares are no longer subject to forfeiture.

In January 2025, the Sponsor transferred 25,000 Founder Shares to each of DAAQ’s three directors (for an aggregate of 75,000 Founder Shares) and 10,000 Founder Shares to each of DAAQ’s four advisors (for an aggregate of 40,000 Founder Shares) at the same price that the Sponsor had purchased such shares, or approximately $0.004 per share. The DAAQ Class B Shares (which includes the Founder Shares) will automatically convert into DAAQ Class A Shares immediately prior to the Domestication, on a one-for-one basis.

DAAQ Private Placement Warrants

Simultaneously with the closing of the IPO, the Representative, Clear Street and the Sponsor purchased an aggregate of 5,450,000 DAAQ Private Placement Warrants for an aggregate purchase price of $5,450,000, or $1.00 per warrant. Of those 5,450,000 DAAQ Private Placement Warrants, the Sponsor purchased 3,725,000 DAAQ Private Placement Warrants, the Representative purchased 1,466,250 DAAQ Private Placement Warrants and Clear Street purchased 258,750 DAAQ Private Placement Warrants. The DAAQ Private Placement Warrants are identical to the DAAQ Public Warrants, except that, for so long as the DAAQ Private Placement Warrants are held by the Sponsor, the Underwriters or their permitted transferees, the DAAQ Private Placement Warrants (i) may not (including the DAAQ Class A Shares issuable upon exercise of the DAAQ Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of DAAQ’s initial business combination, (ii) are entitled to registration rights, and (iii) with respect to the DAAQ Private Placement Warrants held by the Underwriters and/or their designees, will not be exercisable more than five years after the commencement of sales in the IPO. If DAAQ does not complete an initial business combination by January 30, 2027 (or if such date is further extended at a duly called general meeting, such later date), the DAAQ Private Placement Warrants will expire worthless.

Promissory Note

On December 11, 2024, the Sponsor agreed to loan DAAQ an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to the DAAQ Promissory Note. This loan was non-interest bearing and payable on April 30, 2025, the date on which DAAQ consummated the IPO. During the year ended December 31, 2025, the balance of the DAAQ Promissory Note was paid in full and borrowings under the DAAQ Promissory Note are no longer available.

Administrative Services and Indemnification Agreement

The Sponsor has agreed, commencing from April 30, 2025, the date of the closing of the IPO, through the earlier of the Closing and DAAQ’s liquidation, to make available to DAAQ certain general and administrative services, including office space and administrative services, as DAAQ may require from time to time. DAAQ has agreed to pay to the Sponsor up to $20,000 per month for these services during the completion window. For the year ended December 31, 2025 and the period from December 9, 2024 (DAAQ’s incorporation) through December 31, 2024, DAAQ incurred $160,000 and $0, respectively, due to the Sponsor for such services. Upon completion of the initial Business Combination or a liquidation, DAAQ will cease paying these monthly fees.

In addition, pursuant to such agreement, DAAQ agreed to indemnify the Sponsor and certain related persons from claims arising out of or relating to the IPO, operations or conduct of business (including the Business Combination) on terms customary for SPAC sponsor indemnification. The indemnified parties have agreed that they will not access funds in the Trust Account for indemnification.

256

Letter Agreement

Pursuant to the Letter Agreement, each of the DAAQ Insiders agreed, among other things, that, subject to certain limited exceptions, the Founder Shares held by them are not transferable, assignable or saleable (except to DAAQ’s officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last sale price of the OGB Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, and (B) the date following the completion of the Business Combination on which DAAQ completes a liquidation, merger, share exchange or other similar transaction that results in all of DAAQ’s shareholders having the right to exchange their DAAQ Class A Shares for cash, securities or other property.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial Business Combination, we would repay such loaned amounts. If we complete an initial Business Combination, we would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use amounts released to us pursuant to permitted withdrawals or held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of Pubco at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the DAAQ Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial Business Combination, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025, the Company had no borrowings under the working capital loans.

Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of working capital loans prior to our initial Business Combination will be made using funds held outside the Trust Account.

After our initial Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Registration Rights Agreement

The holders of Founder Shares, DAAQ Private Placement Warrants, including from time to time the DAAQ Public Shares, DAAQ Private Placement Warrants that may be issued upon conversion of working capital loans, any DAAQ Class A Shares issuable upon conversion of Founder Shares or upon exercise of warrants they may hold or acquire, and any warrants, including DAAQ Private Placement Warrants, that they may hold or acquire, will be entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

257

Revenue Share Agreement

In connection with the IPO, the Sponsor entered into a Revenue Share Agreement with Jiko Technologies, Inc. (“Jiko”). Jiko provides brokerage account services for us to invest the trust funds in U.S. government treasury obligations. We pay Jiko a customary monthly fee for its services. Under the Revenue Share Agreement $7,500 per month of such fee was to be paid to the Sponsor. The Revenue Share Agreement was terminated in November 2025 and, in connection therewith, all amounts received by the Sponsor thereunder were contributed to DAAQ’s operating account.

Description of Property

Old Glory Bank owns the bank branch in Elmore City, OK.

The only real property owned by Old Glory and its subsidiaries (including Old Glory Bank) is the bank branch in Elmore City, OK. Only 4 employees work from this bank branch and all other employees of Old Glory work either from their home, or one of two leased locations. First, Old Glory Bank leases a single office in Oklahoma City, OK from a related party (See Old Glory Related person Transactions, below). Second, Old Glory Bank leases 1,550 square feet of administrative office space from an unrelated third-party in Roswell, GA. Management believes that the existing facilities are sufficient for current operations and that suitable additional or alternative space would be available on commercially reasonable terms if required. None of the leased properties is material to Old Glory’s business when taken as a whole.

Legal Proceedings

No Material Legal Proceedings.

Management is not aware of any material legal proceedings pending or threatened against Old Glory or its subsidiaries that, either individually or in the aggregate, would have a material adverse effect on Old Glory’s financial condition, results of operations, or business. Without limiting the foregoing, Management is not aware of material legal proceedings involving any director, officer, or affiliate of Old Glory (or its subsidiaries), nor are there any proceedings relating to environmental laws or regulations.

Old Glory Related Person Transactions

Other Transactions

Old Glory Bank leases an office from Christensen Law Group, P.L.LC., in Oklahoma City, OK, which is the law firm for which Mr. Clay Christensen (a director of Old Glory Bank) owns and manages, for a monthly lease amount of $2,000.

Unregistered Sales of Equity Securities

During the past three years from the date of Old Glory’s last balance sheet disclosed herein (12/31/25), Old Glory issued the following securities that were not registered under the Securities Act of 1933, as amended:

Year	Shares of Class A Common Stock	Exemption from Registration Under Regulation D	Shares of Class B Common Stock	Exemption from Registration Under Regulations A and D	Proceeds from Class A Common Stock	Proceeds from Class B Common Stock
2023	2,088,600	Rule 506			$10,443,000
2024	2,090,324	Rule 506	520,355	Rules 251–263	$12,542,000	$1,325,000
2025	445,739	Rule 506	1,810,711	Rules 251–263 and Rule 506	$3,120,000	$10,670,000

Old Glory also issued aggregate warrants to purchase 1,367,670 shares of Class B Common Stock (“Coverage Warrants”) during such 3-year period, in connection with certain sales Class A Common Stock. Each such issuance was exempt from registration under Rule 506 promulgated under the Securities Act.

Old Glory issued aggregate options to purchase up to 1,309,000 shares of Class B Common Stock to employees pursuant to Old Glory’s equity incentive plan during such 3-year period. Such issuances were exempt from registration under Rule 701 promulgated under the Securities Act.

Old Glory issued aggregate warrants to purchase up to 2,164,457 shares of Class B Common Stock to various service providers and vendors pursuant to various written agreements during such 3-year period. Such issuances were exempt from registration under Rule 701 and/or Rule 506 (as applicable) promulgated under the Securities Act.

No underwriters were involved in any of the foregoing transactions. In connection with the sales of Class B Common Stock that were exempt from registration under Regulation A (as reflected above), a broker fee was paid to Rialto Markets LLC in the amount of 1% of the gross sales.

Agreements Related to the Business Combination

Old Glory Support Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, DAAQ and the Supporting Old Glory Shareholders entered into the Old Glory Support Agreements, pursuant to which each of the Supporting Old Glory Shareholders agreed to, among other things, (i) execute and deliver a written consent approving and adopting the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby, (ii) not to transfer any of the Old Glory Common Stock held by it through the Closing, and (iii) be bound by certain other covenants and agreements related to the Business Combination.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, DAAQ, the DAAQ Insiders and Old Glory entered into the Sponsor Support Agreement, pursuant to which each of the Supporting Sponsor Shareholders, agreed to, among other things, (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated thereby (including the Domestication) and (ii) waive, subject to the consummation of the Business Combination, any and all anti-dilution rights with respect to the rate that the DAAQ Class B Shares convert into the DAAQ Class A Shares in connection with the Business Combination.

Lock-Up Agreements

Concurrently with the execution and delivery of the Business Combination Agreement, DAAQ, Old Glory and the Supporting Shareholders entered into the Lock-Up Agreements, pursuant to which each of the Supporting Shareholders agreed to, among other things, not transfer any shares of OGB Pubco Common Stock received by it in connection with the Closing (subject to certain limited exceptions) for a period starting from the Closing and ending on the earlier to occur of (i) one year after the Closing Date, and (ii) after the Closing, (A) the date on which the last sale price of shares of OGB Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (B) the date on which OGB Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of OGB Pubco’s stockholders having the right to exchange their shares of OGB Pubco Common Stock for cash, securities or other property.

Additional holders of Old Glory Common Stock may enter into Lock-Up Agreements prior to or in connection with the Closing.

Registration Rights Agreement

At the Closing, Pubco, the Supporting Sponsor Shareholders and the Supporting Old Glory Shareholders will enter into the Registration Rights Agreement, pursuant to which, among other things, Pubco will provide certain customary registration rights, on the terms and subject to the conditions therein, with respect to the securities of Pubco held by such holders following the Business Combination.

Statement of Policy Regarding Transactions with Related Persons

OGB Pubco will adopt a formal written policy that will be effective upon the Closing providing that OGB Pubco’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of OGB Pubco’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with OGB Pubco without the approval of OGB Pubco’s audit committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed Bylaws will provide that OGB Pubco will be required to indemnify its directors and officers to the fullest extent permitted by the TBOC. In addition, the Proposed Certificate of Formation will provide that OGB Pubco’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the TBOC.

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EXECUTIVE AND DIRECTOR COMPENSATION OF Old Glory

In this section, “we”, “us” and “our” generally refer to Old Glory in the present tense or OGB Pubco from and after the Business Combination.

Old Glory Executive Compensation

This section discusses the material components of the executive compensation program of Old Glory for our executive officers who are named in the “Summary Compensation Table” below. In 2025, our “named executive officers” and their positions were as follows:

●	Mike Ring, Chief Executive Officer;

●	David Bright, Chief Financial Officer;

●	Eric Ohlhausen, Chief Strategy Officer, Corp. Secretary;

●	Tom Potratz, Chief Operating Officer; and

●	Michael Staw, Chief Innovation Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2025 and December 31, 2024.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total
Michael Ring	2024	$250,000	-	-	-	$250,000
Chief Executive Officer	2025	$250,000	-	-	$-	$250,000
David Bright(2)	2024	$-	$-	-	$-	$-
Chief Financial Officer	2025	$92,466	-	-	$-	$92,466
Eric Ohlhausen	2024	$250,000	$-	-	$-	$250,000
Chief Strategy Officer; Corp. Secretary	2025	$250,000	-	$-	$-	$250,000
Tom Potratz	2024	$250,000	$-	$-	$-	$250,000
Chief Operating Officer	2025	$250,000	$-	$-	$-	$250,000
Michael Staw	2024	250,000	-	-	-	$250,000
Chief Innovation Officer	2025	250,000	-	-	-	$250,000

(1)	The amount in this column reflects the amount of base salary actually paid during fiscal years 2024 and 2023 to the named executive officers.

(2)	Mr. Bright was hired as Chief Financial Officer of Old Glory Bank on August 18, 2025.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers receive an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The actual base salaries earned by our named executive officers for services in 2025 and 2024 are set forth above in the Summary Compensation Table in the column entitled “Salary”.

Annual Bonuses

Old Glory (the bank holding company) does not pay compensation to its officers or employees. Old Glory Bank has not paid annual bonuses for calendar years 2025 and 2024, because of its deficient Tier 1 Leverage Ratio, as otherwise limited by the Consent Order (described herein) and applicable law. Bonuses may be paid in the future, as determined at the discretion of the Old Glory Bank’s Board based on its review of Old Glory Bank’s performance and each named executive officer’s individual performance and contributions to the success of Old Glory Bank, subject to applicable law.

Equity Compensation

We currently maintain the Old Glory Holding Company 2022 Stock Incentive Plan (the “Old Glory Equity Plan”) to provide our service providers the opportunity to acquire an equity interest in Old Glory. Pursuant to the Old Glory Equity Plan and award agreements thereunder, service providers (including managers, officers, employees, consultants and other service providers) may be granted Old Glory Incentive Options or Restricted Shares (references to incentive shares below refer to Old Glory Incentive Options and Restricted Stock).

As discussed in this proxy statement/prospectus, in connection with the Business Combination, each Old Glory Incentive Share awarded under the Old Glory Equity Plan will be deemed exchanged or converted (on a cashless basis) into a number of Old Glory Class A Options or Shares equal to the number of Old Glory Incentive Options or Shares covered by the award multiplied by an exchange ratio. In connection with the completion of the Business Combination and the adoption of the OGB Pubco Incentive Equity Plan, we will terminate the Old Glory Equity Plan. After Closing, OGB Pubco is expected to grant equity awards at the discretion of the OGB Pubco Board pursuant to the OGB Pubco Incentive Equity Plan.

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The material terms of the Old Glory Equity Plan are described below:

●	The Old Glory Equity Plan is administered by the managers of Old Glory or a committee appointed by the managers of Old Glory (the “Old Glory Equity Plan Committee”). Subject to the provisions of the Old Glory Equity Plan, the Old Glory Equity Plan Committee has the authority and discretion to take any actions it deems necessary or advisable for the administration of the Old Glory Equity Plan. The number of incentive options that may be issued under the Old Glory Equity Plan may not exceed 1,800,000 incentive options. In the event that any incentive options are forfeited (or, in certain circumstances, repurchased by Old Glory), such incentive options will again become available for issuance under the Old Glory Equity Plan.

●	Eligible service providers may be granted incentive units under the Old Glory Equity Plan and an applicable incentive award agreement.

●	Each incentive award agreement contains additional terms and conditions of the award, including a vesting schedule, forfeiture provisions and strike price, if applicable. The vesting schedule applicable to the named executive officers’ incentive units is described below in the Outstanding Equity Awards at Fiscal Year-End Table.

●	Incentive options that are unvested on termination of employment are forfeited.

Mr. Potratz was awarded on December 29, 2022, the option to purchase 50,000 shares of Old Glory at a strike price of $1.00. The options vest ratably each month over a four year period following the date of the award.

Other Elements of Compensation

Retirement Plans

Our employees, including our named executive officers, participate in a 401(k) Plan (the “401(k) Plan”). Our named executive officers are eligible to participate in the 401(k) Plan on the same terms and conditions as other full-time employees, subject to the terms and eligibility requirements of the plan. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we make no matching contributions to the 401(k) Plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

●	medical, dental and vision benefits;

●	life insurance; and

●	short-term and long-term disability insurance.

We believe the health and welfare benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

We do not maintain any executive-specific benefits or perquisites for our named executive officers.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of incentive options awarded under the Old Glory Equity Plan for each named executive officer outstanding as of December 31, 2025:

	Option Awards					Stock Awards
Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock
		Options	Options	Exercise	Expiration	Have Not	That Have
	Grant	Exercisable	Unexercisable	Price	Date	Vested	Not Vested
Name	Date	(#)	(#)	($)		(#)	($)
Michael Ring	N/A	-	-	-	-	-	-
David Bright	N/A	-	-	-	-	-	-
Eric Ohlhausen	N/A	-	-	-	-	-	-
Tom Potratz(1)	N/A	20,850	6,950	$0.56	12/29/2032	-	-
Michael Staw	N/A	-	-	-	-	-	-

(1)	Mr. Potratz received an option grant of 50,000 shares on 12/29/22 with a strike price of $1.00 per share.

Executive Compensation Arrangements

There are no executive compensation arrangements presently in effect.

Executive Compensation of OGB Pubco Following the Business Combination

OGB Pubco is currently developing an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling OGB Pubco to attract, retain, incentivize and reward individuals who contribute to OGB Pubco’s long-term success. Decisions on the executive compensation program will be made by OGB Pubco’s compensation committee. In addition to the guidance provided by its compensation committee, OGB Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees.

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OGB Pubco Incentive Equity Plan

Prior to the Closing, the DAAQ Board will adopt the OGB Pubco Incentive Equity Plan, as described in this proxy statement/prospectus, subject to shareholder approval. The OGB Pubco Incentive Equity Plan will replace the Old Glory Equity Plan and provide a means by which OGB Pubco can issue equity incentives to employees (including our named executive officers), directors and other service providers, which is essential to our long-term success. For additional information about the OGB Pubco Incentive Equity Plan, please see “The Incentive Plan Proposal” in this proxy statement/prospectus.

Director Compensation

Individuals who served as directors of Old Glory during fiscal 2025 and who are expected to serve as directors of OGB Pubco received compensation for their service as a director, other than CEO Mike Ring, who received no compensation beyond his salary as President and CEO of Old Glory Bank.

Name	Fees Earned or Paid in Cash	Total
	($)	($)
Directors of Old Glory
Michael Ring	$-	$-
Ben Carson	150,000	150,000
Larry Elder	150,000	150,000
Dan Schneider	$100,000	$100,000

Following the consummation of the Business Combination, OGB Pubco intends to develop a board of directors’ compensation program that is designed to align compensation with OGB Pubco’s business objectives and the creation of shareholder value, while enabling OGB Pubco to attract, retain, incentivize and reward directors who contribute to the long-term success of OGB Pubco. It is anticipated that the compensation committee will determine the annual compensation to be paid to the members of the OGB Pubco Board upon completion of the Business Combination.

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Banking Regulations

Overview

Old Glory Bank (previously defined as the “Bank”) is an Oklahoma state-chartered bank (non-member) and is subject to extensive regulation, supervision, and examination by federal and state banking authorities.

Old Glory Holding Company (previously defined as “Old Glory”) is a bank holding company and is similarly subject to comprehensive regulation and supervision. These laws and regulations are intended primarily for the protection of depositors, customers, and the Deposit Insurance Fund, and not for the benefit of stockholders. Compliance with banking laws and regulations may limit business activities, constrain growth, and affect profitability.

Regulation of the Bank

Primary Regulators

The Bank is regulated and supervised by:

●	The Oklahoma State Banking Department, as its chartering authority (“OSBD”); and
●	The Federal Deposit Insurance Corporation (“FDIC”), as insurer of the Bank’s deposits.

Both regulators have authority to conduct regular examinations, require corrective actions, issue enforcement orders, and impose restrictions on the Bank’s activities.

Regulation by the Oklahoma State Banking Department

As an Oklahoma state-chartered bank (non-member), the Bank is subject to regulation, supervision, and examination by the Oklahoma State Banking Department (OSBD) under the laws and regulations of the State of Oklahoma. The OSBD is the Bank’s primary chartering authority and has broad supervisory and enforcement authority over the Bank’s operations, management, and financial condition. As a non-member bank, the FDIC is the Bank’s primary regulator.

The OSBD conducts periodic examinations of the Bank and may conduct additional examinations or investigations as it deems necessary. These examinations assess, among other things, the Bank’s capital adequacy, asset quality, management, earnings, liquidity, sensitivity to market risk, compliance with applicable laws and regulations, and overall safety and soundness.

Authority and Supervisory Powers

The OSBD has authority to:

●	Approve or deny applications relating to the Bank’s charter, branches, mergers, and other corporate actions;
●	Regulate permissible banking activities and business lines under Oklahoma law;
●	Require corrective action to address unsafe or unsound practices or violations of law;
●	Issue supervisory directives, consent orders, or cease-and-desist orders; and
●	Impose civil money penalties or take enforcement actions against the Bank, its directors, officers, or employees.

Capital, Dividends, and Growth

The OSBD has authority to establish and enforce capital requirements for state-chartered banks and to restrict asset growth or other activities if it determines that a bank’s capital, liquidity, or risk profile is inadequate. Dividend payments by the Bank are subject to limitations under Oklahoma law and may require regulatory approval if such payments would be inconsistent with safe and sound banking practices or applicable capital standards.

Corporate Governance and Management

The OSBD regulates matters relating to:

●	The composition and qualifications of the Bank’s board of directors and executive officers;
●	Changes in control or management;
●	Insider transactions and conflicts of interest; and
●	Fiduciary and corporate governance practices.

The OSBD may require prior notice of, or approval for, certain changes in directors, senior management, or ownership control.

Coordination with Federal Regulators

Although the Bank is a state-chartered, non-member bank, the OSBD coordinates supervisory oversight with the FDIC, which serves as the Bank’s primary regulator and conducts joint or concurrent examinations. The Bank is therefore subject to both state and federal supervisory frameworks, and compliance with one regulator does not relieve the Bank of its obligations to the other.

Effect of OSBD Regulation

Compliance with Oklahoma banking laws and OSBD regulations may limit the Bank’s operational flexibility, growth opportunities, and ability to pursue certain business strategies. The OSBD retains significant discretion in the interpretation and enforcement of applicable laws and regulations, and changes in supervisory policies or regulatory priorities could materially affect the Bank’s business, financial condition, and results of operations.

FDIC

The FDIC is the Bank’s primary regulator and the Bank’s deposits are insured by the FDIC up to applicable statutory limits. Deposit insurance assessments are based on the Bank’s risk profile and financial condition. Any increase in insurance premiums or special assessments could adversely affect earnings.

Capital and Prompt Corrective Action

The Bank is subject to minimum risk-based capital and leverage capital requirements under federal regulations. These requirements are used to determine a bank’s capital category under the FDIC’s prompt corrective action (“PCA”) framework. Failure to maintain required capital levels may result in mandatory regulatory actions, including restrictions on growth, activities, dividends, and management compensation. As of the date hereof, the Bank is not adequately capitalized and we continue to make efforts to raise additional capital to maintain a Tier 1 Leverage Ratio of at least 4% to become adequately capitalized, when taking into account our recent deposit growth and monthly deficit earnings.

Lending, Investment, and Operational Restrictions

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The Bank is subject to numerous laws and regulations governing:

●	Loans to one borrower (known as a “legal lending limit) and affiliate transactions;
●	Investment activities and limitations on equity and debt securities;
●	Insider lending and conflicts of interest;
●	Branching, relocations, and changes in control;
●	Permissible activities and lines of business.

Community Reinvestment Act

The Bank is subject to the Community Reinvestment Act (“CRA”), which requires the Bank to help meet the credit needs of the communities it serves, including low- and moderate-income areas. The Bank’s CRA performance is evaluated periodically and may affect the approval of applications for expansion or other corporate activities.

Consumer Protection and Compliance Laws

The Bank is subject to a broad range of consumer protection, compliance, and fair-lending laws and regulations, including those related to:

●	Truth in lending and disclosure requirements;
●	Fair credit and anti-discrimination laws;
●	Anti-money laundering and customer identification requirements under the Bank Secrecy Act;
●	Privacy and data security obligations;
●	Unfair, deceptive, or abusive acts or practices.

Violations of these laws can result in civil penalties, enforcement actions, restitution obligations, and reputational harm.

Enforcement Authority

Federal and state banking regulators have broad authority to take supervisory and enforcement actions against the Bank, including issuing cease-and-desist orders, imposing civil money penalties, restricting activities, removing officers or directors, and, in extreme cases, appointing a receiver. For example, as otherwise described herein (include on page 57), the Bank entered in to a consent order with the FDIC and the Oklahoma State Banking Department (OSBD), dated May 1, 2024, FDIC-24-0016b which is attached as Exhibit 99._.

Regulation of the Holding Company

Bank Holding Company Act

The Holding Company is regulated under the Bank Holding Company Act of 1956, as amended (“BHCA”), and is supervised by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

Under the BHCA:

●	The Holding Company is limited to activities determined by the Federal Reserve to be closely related to banking;
●	Acquisitions of banks or non-bank businesses generally require prior regulatory approval;
●	The Holding Company must serve as a source of financial and managerial strength to the Bank.

Capital, Dividends, and Source of Strength

The Holding Company is subject to consolidated capital requirements and must maintain capital levels deemed satisfactory by the Federal Reserve. The ability of the Holding Company to pay dividends depends largely on dividends received from the Bank, which are subject to regulatory limitations and supervisory approval.

Change in Control and Acquisitions

Any change in control of the Holding Company, as well as mergers, acquisitions, or certain issuances of voting securities, may require advance notice or approval from banking regulators under federal and state law.

Transactions with Affiliates

The Holding Company and the Bank are subject to restrictions on transactions between affiliates, including extensions of credit, asset purchases, and guarantees, which are designed to limit the transfer of risk between related entities.

Effect of Regulation

Banking laws and regulations are subject to change, and regulatory agencies have broad discretion in their interpretation and enforcement. Changes in statutes, regulations, supervisory standards, or enforcement practices could materially affect the business, financial condition, results of operations, and growth prospects of the Bank and the Holding Company.

No Changes to Regulatory Obligations because of the Transactions

Upon consummation of the Transactions, Old Glory Holding Company will cease being the bank holding company for Old Glory Bank, and in its place, OGB Financial Company will be the bank holding company. There is no change to Old Glory Bank, as it will remain a state-chartered, non-member bank. There will be no changes to the bank regulations following the Transactions, as compared to before the Transactions.

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MANAGEMENT OF Ogb pubco FOLLOWING THE BUSINESS COMBINATION

Pursuant to the Business Combination Agreement, DAAQ has agreed to take all necessary action, including causing the members of the DAAQ Board to resign, so that effective at the Closing, the entire OGB Pubco Board will consist of seven (7) individuals, with two directors (Peter Ort and Michael Sonnenshein) designated by DAAQ and five directors (Michael Ring, Ben Carson, Larry Elder, Joe Meade, and Dan Schneider) designated by Old Glory.

Subject to the Organizational Documents Proposal, the OGB Pubco Board will be a classified board with three classes of directors — Class I directors, Class II directors and Class III directors. The Class I director will initially have a term of one year, until the later of the 2027 annual meeting of the stockholders of the OGB Pubco Board, the Class II director will initially have a term of two years, or until the later of the 2028 annual meeting of the stockholders of the OGB Pubco Board, and the Class III director will initially have a term of three years, or until the later of the 2029 annual meeting of the stockholders of the OGB Pubco Board, in each case until such member’s successor is elected and qualified. Thereafter, each director will have a term of three years, and in each annual meeting, OGB Pubco stockholders will only vote for the election of those directors whose term expires at that annual meeting. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors of Old Glory and officers of Old Glory and Old Glory Bank following the completion of the Business Combination, subject to the Organizational Documents Proposal.

Name	Age	Position
Michael Ring	60	Chief Executive Officer of Old Glory and Old Glory Bank and Director of Old Glory
David Bright	55	Chief Financial Officer of Old Glory and Old Glory Bank
Eric Ohlhausen	59	Chief Strategy Officer of Old Glory Bank and Corporate Secretary of Old Glory
Tom Potratz	60	Chief Operating Officer of Old Glory Bank
Michael Staw	59	Chief Innovation Officer of Old Glory Bank
Ben Carson	74	Director of Old Glory
Larry Elder	73	Director of Old Glory
Joe Meade	64	Director of Old Glory
Peter Ort	55	Director of Old Glory
Dan Schneider	59	Director of Old Glory
Michael Sonnenshein	39	Director of Old Glory

DAAQ believes that the below-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide OGB Pubco with a diverse range of perspectives and judgment necessary to facilitate the goals of OGB Pubco and be good stewards of capital.

Officers, Directors and Key Employees

For more information about the compensation of the members of the DAAQ Board and the officers of DAAQ prior to the Closing, see the section entitled “Information About DAAQ - Directors and Executive Officers”. For more information about the anticipated members of the OGB Pubco Board and the officers of OGB Pubco following the Closing, see the section entitled “Information about Officers, Directors and Nominees”.

Corporate Governance

Composition of the OGB Pubco Board

The business and affairs of OGB Pubco will be managed under the direction of the OGB Pubco Board. The business and affairs of Old Glory Bank will be managed under the direction of the Old Glory Bank Board. Neither such Board expects to have a chairman so typical duties of a Board meeting will be handled by the company’s CEO or Secretary then in attendance.

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Pursuant to the Business Combination Agreement, DAAQ has agreed to take all necessary action, including causing the members of the DAAQ Board to resign, so that effective at the Closing, the entire OGB Pubco Board will consist of seven (7) individuals. Pursuant to the Business Combination Agreement and as set forth above, DAAQ was granted rights to designate two directors for election to the OGB Pubco Board (each, a “DAAQ Designee”).

Classified Board

Subject to the Organizational Documents Proposal, the OGB Pubco Board will be a classified board with three classes of directors — Class I directors, Class II directors and Class III directors. The Class I director will initially have a term of one year, until the later of the 2027 annual meeting of the stockholders of the OGB Pubco Board, the Class II director will initially have a term of two years, or until the later of the 2028 annual meeting of the stockholders of the OGB Pubco Board, and the Class III director will initially have a term of three years, or until the later of the 2029 annual meeting of the stockholders of the OGB Pubco Board, in each case until such member’s successor is elected and qualified. Thereafter, each director will have a term of three years, and in each annual meeting, OGB Pubco stockholders will only vote for the election of those directors whose term expires at that annual meeting.

Initial Board of Directors

Subject to the Organizational Documents Proposal, the Incorporator’s Statement will identify the initial OGB Pubco Board as follows:

Name	Position
Michael P. Ring	Director
Peter Ort	Director – DAAQ Designee
Michael Sonnenshein	Director – DAAQ Designee
Dr. Benjamin Carson	Director
Larry Elder	Director
Joseph Meade	Director
Daniel Schneider	Director

Information regarding each Director is set forth below in this section entitled “Management of Old Glory Bank and OGB Pubco Following The Business Combination.”

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position. There are no family relationships among any of OGB Pubco’s directors and current executive officers, other than Ms. Anne Marie Ring, the Chief Administration and Chief Legal Officer of Old Glory Bank, who is the wife of Michael Ring.

Director Independence

For the OGB Pubco Board, each of Peter Ort, Dr. Ben Carson, Larry Elder, Joseph Meade, Michael Sonnenshein, and Dan Schneider are expected to be “independent” in accordance with applicable Nasdaq rules.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the OGB Pubco Board to satisfy its oversight responsibilities effectively in light of its business and structure, the OGB Pubco Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Under OGB Pubco’s Corporate Governance Guidelines and the Nasdaq rules, a director will not be independent unless the OGB Pubco Board affirmatively determines that the director does not have a direct or indirect material relationship with OGB Pubco or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

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The OGB Pubco Board will undertake a review of its composition, the composition of its committees and the independence of directors and consider whether any director has a material relationship with OGB Pubco that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the OGB Pubco Board is expected to determine that Peter Ort, Michael Sonnenshein, Joseph Meade, Dr. Benjamin Carson, Larry Elder, and Daniel Schneider of OGB Pubco’s directors do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, the OGB Pubco Board will consider the relationships that each non-employee director has with OGB Pubco, the transactions otherwise set forth in this proxy statement/prospectus, and all other facts and circumstances the OGB Pubco Board deemed relevant in determining their independence, including the director’s beneficial ownership of OGB Pubco Common Stock.

Committees of the OGB Pubco Board

The OGB Pubco Board will direct the management of its business and affairs, as provided by Texas law, and conduct its business through meetings of the OGB Pubco Board and certain standing committees. The OGB Pubco Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter and will be composed solely of independent directors.

In addition, from time to time, special committees may be established under the direction of the OGB Pubco Board when the OGB Pubco Board deems it necessary or advisable to address specific issues. Copies of OGB Pubco’s committee charters will be posted on OGB Pubco’s website, (https://www.oldglorybank.com), as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, DAAQ’s, Old Glory’s and OGB Pubco’s website is not part of, and is not incorporated into, this proxy statement/prospectus or the registration statement of which it forms a part.

Audit Committee

OGB Pubco’s audit committee will be responsible for, among other things:

●	overseeing our accounting and financial reporting process;

●	appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

●	discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

●	pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

●	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

●	discussing our risk management policies;

●	reviewing and approving or ratifying any related person transactions;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

●	preparing the audit committee report required by SEC rules.

Our audit committee is expected to consist Joseph Meade, Dan Schneider, and Peter Ort serving as chair. All members of our audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. The OGB Pubco Board expects to affirmatively determine that each member of the audit committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act applicable audit committee members. In addition, the OGB Pubco Board expects to determine that Peter Ort qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

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Compensation Committee

OGB Pubco’s compensation committee will be responsible for, among other things:

●	reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

●	reviewing and setting or making recommendations to the OGB Pubco Board regarding the compensation of our other executive officers;

●	reviewing and making recommendations to the OGB Pubco Board regarding director compensation;

●	reviewing and approving or making recommendations to the OGB Pubco Board regarding our incentive compensation and equity-based plans and arrangements;

●	appointing and overseeing any compensation consultants;

●	reviewing and discussing annually with management our “Compensation Discussion and Analysis”, to the extent required; and

●	preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee is expected to consist Peter Ort, Larry Elder, and Michael Sonnenshein serving as chair. The OGB Pubco Board expects to determine that each of these directors qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members, and we expect that the OGB Pubco Board or the compensation committee will meet the requirements of Section 16b-3 of the Exchange Act with respect to acquisitions from the issuer.

Nominating and Corporate Governance Committee

OGB Pubco’s nominating and corporate governance committee will be responsible for, among other things:

●	identifying individuals qualified to become members of the OGB Pubco Board and ensure the OGB Pubco Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

●	recommending to the OGB Pubco Board the persons to be nominated for election as directors and to each committee of the OGB Pubco Board;

●	developing and recommending to the OGB Pubco Board corporate governance guidelines, and reviewing and recommending to the OGB Pubco Board proposed changes to our corporate governance guidelines from time to time; and

●	overseeing the annual evaluations of the OGB Pubco Board, its committees and management.

Our nominating and corporate governance committee is expected to consist of Dr. Ben Carson, Peter Ort, and Dan Scneider serving as chair. The OGB Pubco Board expects to determine that the members of our nominating and corporate governance committee qualify as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

The nominating and corporate governance committee has not set specific minimum qualifications for director positions. Instead, the nominating and corporate governance committee will review nominations for election or re-election to the OGB Pubco Board on the basis of a particular candidate’s merits and OGB Pubco’s needs after taking into account the current composition of the OGB Pubco Board. When evaluating candidates annually for nomination for election, the nominating and corporate governance committee will consider an individual’s skills, diversity, independence, experience in areas that address the needs of the OGB Pubco Board and ability to devote adequate time to OGB Pubco Board duties. The nominating and corporate governance committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the OGB Pubco Board is being filled, candidates that appear to best fit the needs of the OGB Pubco Board and OGB Pubco will be identified, interviewed and evaluated by the nominating and corporate governance committee. Candidates selected by the nominating and corporate governance committee will then be recommended to the full OGB Pubco Board.

The OGB Pubco Board may from time to time establish other committees.

Code of Ethics

In connection with Closing, OGB Pubco will adopt a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on our website, (https://www.oldglorybank.com).

OGB Pubco intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

No anticipated member of the compensation committee was at any time during fiscal year 2025, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

267

SECURITIES ACT RESTRICTIONS ON RESALE OF OGB Pubco’s SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “- Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted OGB Pubco Common Stock or Preferred Stock or OGB Pubco Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of OGB Pubco at the time of, or at any time during the three months preceding, a sale and (b) OGB Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as OGB Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted OGB Pubco Common Stock, Preferred Stock or OGB Pubco Warrants for at least six months but who are affiliates of OGB Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of OGB Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about OGB Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if all the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after the Closing.

DAAQ anticipates that following the Closing, OGB Pubco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Registration Rights Agreement”.

268

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the OGB Pubco Board or any authorized committee of the OGB Pubco Board, (b) otherwise properly brought before such meeting by or at the direction of the OGB Pubco Board or the chairperson of the OGB Pubco Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of OGB Pubco Common Stock at the time of giving the notice, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. Further, as set forth in the Proposed Certificate of Formation, no shareholder or group of shareholders may to the fullest extent permitted by the TBOC and applicable law: (i) institute any derivative or other action in the name of behalf of the Corporation unless it beneficially owns not less than 3% of its outstanding Common Stock; (ii) call any meeting of shareholders of the Corporation unless it beneficially owns not less than 50% of the outstanding Common Stock; (iii) demand to inspect books or records of the Corporation if the Corporation reasonably determines that the demand is in connection with an active, pending or expected derivative proceeding or civil lawsuit in which the Corporation and the shareholder are or are expected be adversarial named parties; and/or (iv) submit a shareholder proposal unless the proposing shareholder or group of shareholders has continuously held, for at least the minimum period required or permitted by the TBOC, shares representing at least the minimum ownership required or permitted by the TBOC. To be timely for Pubco’s annual meeting of stockholders, a stockholder’s notice must be delivered to Pubco’s secretary at Pubco’s principal executive offices:

●	not later than the close of business on the 90th day; and

●	not earlier than the close of business on the 120th day,

prior to the first anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Pubco holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate the 2026 annual meeting of stockholders of Pubco will be held on [●], 2026. Notice of a nomination or proposal must be delivered to Pubco no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2026 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2026 annual meeting pursuant to Rule 14a-8 must be received at Pubco’s principal executive office at a reasonable time before Pubco begins to print and send its proxy materials and must otherwise comply with Rule 14a-8.

A stockholder will update and supplement its notice to Pubco’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 15 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, Pubco’s secretary not later than 5 days after the record date for notice of the annual meeting (in the case of the update and supplement required to be made as of such record date), and not later than 10 days prior to the date for the annual meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 15 business days prior to the annual meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Formation. To nominate a director, a stockholder must provide the information required by the Proposed Bylaws. In addition, a stockholder must give timely notice to Pubco’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by Pubco’s secretary within the time periods described above under the subsection of this proxy statement/prospectus entitled “— Stockholder Proposals”.

269

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties may communicate with the DAAQ Board, any committee chairperson or the independent directors as a group by writing to the DAAQ Board or committee chairperson in care of Digital Asset Acquisition Corp., 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542. Following the Closing, such communications should be sent to OGB Financial Company at 206 S. Main Street, Elmore City, Oklahoma 74433. Each communication will be forwarded, depending on the subject matter, to the DAAQ Board, the appropriate committee chairperson or all independent directors. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the DAAQ Board.

LEGAL MATTERS

Jackson Walker L.L.P., legal counsel to Old Glory Holding Company, has provided a legal opinion regarding the validity of the securities of OGB Pubco to be issued in connection with the Domestication.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the DAAQ Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of Digital Asset Acquisition Corp. as of December 31, 2025 and 2024, and for the year ended December 31, 2025, and for the period from December 9, 2024 (inception) through December 31, 2024 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as expert in accounting and auditing.

The consolidated financial statements of Old Glory Holding Company as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025 included in this Prospectus have been so included in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, DAAQ and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, DAAQ will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such documents may likewise request that DAAQ deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that DAAQ deliver single copies of such document in the future. Shareholders may notify DAAQ of their requests by calling or writing DAAQ at its principal executive offices at 174 Nassau Street, Suite 2100, Princeton, New Jersey 08542 or (609) 924-0759.

270

ENFORCEABILITY OF CIVIL LIABILITY

DAAQ is registered under the laws of the Cayman Islands as an exempted company. DAAQ is registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States and some U.S. states, such as Delaware, that have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

DAAQ has been advised by Conyers, Dill & Pearman LLP, DAAQ’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against DAAQ judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against DAAQ predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. The Cayman Islands courts will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

WHERE YOU CAN FIND MORE INFORMATION

DAAQ has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

DAAQ files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on DAAQ at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to DAAQ has been supplied by DAAQ, and all such information relating to Old Glory has been supplied by Old Glory, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of DAAQ for the extraordinary general meeting. DAAQ has not authorized anyone to give any information or make any representation about the Business Combination, DAAQ or Old Glory that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Digital Asset Acquisition Corp.
174 Nassau Street, Suite 2100
Princeton, New Jersey 08542
(609) 924-0759

You may also obtain these documents, without charge, by requesting them in writing or by telephone from DAAQ’s proxy solicitation agent at the following address and telephone number:

[●].
[●]
[●], [●] [●]
Telephone: [●]
[●](Banks and brokers can call collect)
Email: [●]@[●].com.

If you are a shareholder of DAAQ and would like to request documents, please do so no later than [●], 2026(five business days before the extraordinary general meeting) in order to receive them before the extraordinary general meeting. If you request any documents from DAAQ, DAAQ will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

271

INDEX TO FINANCIAL STATEMENTS

DIGITAL ASSET ACQUISITION CORP.

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm (PCAOB ID 100)	F-2

Balance Sheets as of December 31, 2025 and 2024	F-3

Statements of Operations for the Year Ended December 31, 2025 and for the Period from December 9, 2024 (inception) through December 31, 2024	F-4

Statements of Changes in Stockholders’ Equity (Deficit) for the Year Ended December 31, 2025 and for the Period from December 9, 2024 (inception) through December 31, 2024	F-5

Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from December 9, 2024 (inception) through December 31, 2024	F-6

Notes to the Financial Statements	F-7

OLD GLORY HOLDING COMPANY

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Digital Asset Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Digital Asset Acquisition Corp. as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025, and for the period from December 9, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of Digital Asset Acquisition Corp. as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025, and for the period from December 9, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by October 30, 2026, (or January 30, 2027, if the Company has executed a definitive agreement for an initial business combination within 18 months of the Initial Public Offering), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on the entity’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Digital Asset Acquisition Corp. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Digital Asset Acquisition Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as Digital Asset Acquisition Corp.’s auditor since 2025.

New York, NY

March 2, 2026

PCAOB ID Number 100

F-2

DIGITAL ASSET ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,060,921	$—
Prepaid insurance	65,625	—
Prepaid expenses and other current assets	20,000	—
Total current assets	1,146,546	—
Deferred offering costs	—	25,000
Marketable securities held in Trust Account	177,124,457	—
Long-term prepaid insurance	21,734	—
TOTAL ASSETS	$178,292,737	$25,000

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$102,889	$4,791
Due to related party	6,647	321
Total current liabilities	109,536	5,112
Deferred underwriting fee payable	6,900,000	—
Total Liabilities	7,009,536	5,112

Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 17,250,000 and 0 shares at redemption value of $10.27 and $0 per share at December 31, 2025 and 2024, respectively	177,124,457	—

Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding at December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding at December 31, 2025 and 2024 (excluding 17,250,000 Class A ordinary shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 5,750,000 shares issued and outstanding at December 31, 2025 and 2024 (1)	575	575
Additional paid-in capital	—	24,425
Accumulated deficit	(5,841,831)	(5,112)
Total Shareholders’ Equity (Deficit)	(5,841,256)	19,888
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ EQUITY (DEFICIT)	$178,292,737	$25,000

(1)	At December 31, 2024, included 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

F-3

DIGITAL ASSET ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from December 9, 2024 (inception) through December 31, 2024
General and administrative expenses	$379,159	$5,112
Loss from operations	$(379,159)	$(5,112)

Other income:
Net earnings on marketable securities held in Trust Account	4,606,744	—
Net earnings on cash equivalents held in Operating Account	16,940	—
Net income (loss)	$4,244,525	$(5,112)

Weighted average shares outstanding, Class A ordinary shares	11,626,027	—
Basic and diluted net income (loss) per Class A ordinary share	$0.25	$0.00

Basic weighted average shares outstanding, Class B ordinary shares(1)	5,505,479	5,000,000
Basic net income (loss) per Class B ordinary share	$0.25	$0.00

Diluted weighted average shares outstanding, Class B ordinary shares(1)	5,565,068	5,000,000
Diluted net income (loss) per Class B ordinary share	$0.25	$(0.00)

(1)

The calculation of basic and diluted net income (loss) per ordinary share for the year ended December 31, 2025 and for the period from December 9, 2024 (inception) through December 31, 2024 excluded up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

F-4

DIGITAL ASSET ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2025

	Class B Ordinary Shares(1)		Additional Paid-in	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at January 1, 2025	5,750,000	$575	$24,425	$(5,112)	$19,888
Proceeds from sale of DAAQ Private Placement Warrants, less issuance costs	—	—	5,432,215	—	5,432,215
Proceeds from sale of DAAQ Public Warrants, less issuance costs	—	—	468,608	—	468,608
Accretion of Class A ordinary shares subject to possible redemption to redemption value	—	—	(5,925,248)	(10,081,244)	(16,006,492)
Net income	—	—	—	4,244,525	4,244,525
Balance at December 31, 2025	5,750,000	$575	$—	$(5,841,831)	$(5,841,256)

FOR THE PERIOD FROM DECEMBER 9, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Class B Ordinary Shares(1)		Additional Paid-in	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 9, 2024 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(5,112)	(5,112)
Balance at December 31, 2024	5,750,000	575	24,425	(5,112)	19,888

(1)	Upon the issuance of Class B Ordinary Shares and at January 1, 2025, included up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

F-5

DIGITAL ASSET ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Period from December 9, 2024 (inception) through December 31, 2024
Cash Flows from Operating Activities:
Net income (loss)	$4,244,525	$(5,112)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Earnings on marketable securities held in Trust Account	(4,624,457)	—
Operating expenses paid via promissory note - related party	112,848	—
Operating costs paid by Sponsor from proceeds	267,836	—
Changes in operating assets and liabilities:
Prepaid insurance	(87,359)	4,791
Prepaid expenses and other current assets	(20,000)	321
Accrued expenses	98,098	—
Due to related party	6,326	—
Net cash used in operating activities	(2,183)	—

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(172,500,000)	—
Net cash used in investing activities	(172,500,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	167,662,281	—
Proceeds from DAAQ Private Placement Warrants, less issuance costs	5,432,215	—
Proceeds from DAAQ Public Warrants, less issuance costs	468,608	—
Net cash provided by financing activities	173,563,104

Net Change in Cash and Cash Equivalents	1,060,921	—
Cash and Cash Equivalents - Beginning of year	—	—
Cash and Cash Equivalents- End of year	$1,060,921	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Deferred offering cost paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$(25,000)
Deferred underwriting fee payable charged to Class A ordinary share issuance costs	$6,900,000	$—
Underwriting fees paid via the issuance of DAAQ Private Placement Warrants	$1,725,000	$—
Repayment of promissory note - related party via funds held by Sponsor	$112,848	$—

The accompanying notes are an integral part of these financial statements.

F-6

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Digital Asset Acquisition Corp. (the “Company”) is a blank check company incorporated on December 9, 2024 as a Cayman Islands exempted company. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from December 9, 2024 (inception) through December 31, 2025 relates to the Company’s formation, initial public offering (“Initial Public Offering”), and identifying a target for the Business Combination (defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the Initial Public Offering and sale of DAAQ Private Placement Warrants (defined below), as well as cash equivalents held in the Operating account. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on April 28, 2025. On April 30, 2025, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “DAAQ Public Shares”), including 2,250,000 Units issued pursuant to the exercise of the Underwriters’ (as defined below) over-allotment option in full, generating gross proceeds of $172,500,000 (see Note 3). Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “DAAQ Public Warrants”). Each whole DAAQ Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 warrants at a price of $1.00 per warrant (the “DAAQ Private Placement Warrants”), generating gross proceeds of $5,450,000. Of the 5,450,000 DAAQ Private Placement Warrants, (i) Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Representative”), purchased 1,466,250 DAAQ Private Placement Warrants, (ii) Clear Street LLC (“Clear Street” and together with the Representative, the “Underwriters”) purchased 258,750 DAAQ Private Placement Warrants and (iii) DAAQ Sponsor LLC, a Delaware limited liability company (the “Sponsor”), purchased 3,725,000 DAAQ Private Placement Warrants.

Following the closing of the Initial Public Offering on April 30, 2025, an amount of $172,500,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the DAAQ Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $10,931,212, consisting of $1,725,000 of cash underwriting fees, $1,725,000 of underwriting fees paid via the issuance of DAAQ Private Placement Warrants, $6,900,000 of deferred underwriting fees and $581,212 of other offering costs.

F-7

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the DAAQ Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes paid or payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the DAAQ Private Placement Warrants, will be held in the Trust Account.

The Company will provide its holders of the outstanding DAAQ Public Shares (the “DAAQ Public Shareholders”) with the opportunity to redeem all or a portion of their DAAQ Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The DAAQ Public Shareholders will be entitled to redeem their DAAQ Public Shares for a pro rata portion of the amount then held in the Trust Account, plus any interest income earned thereon (initially anticipated to be $10.00 per DAAQ Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon completion of a Business Combination with respect to the Company’s warrants. The DAAQ Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any DAAQ Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each DAAQ Public Shareholder may elect to redeem their DAAQ Public Shares irrespective of whether they vote for or against the proposed transaction or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a DAAQ Public Shares on the record date for the general meeting held to approve the proposed transaction.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a DAAQ Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the DAAQ Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive redemption rights with respect to any Founder Shares held and any DAAQ Public Shares they may have acquired during or after the Initial Public Offering in connection with the completion of a Business Combination, except that DAAQ Public Shares held by the initial shareholders will be subject to mandatory redemption upon any diminution of the Trust Account in connection with an extension, and such shares will be entitled to redemption at a price equal to the per share redemption value then held in the Trust Account in connection therewith.

F-8

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

The Company will have until October 30, 2026 (or January 30, 2027), 18 months from the closing of the Initial Public Offering (or 21 months from the closing of the Initial Public Offering if the Company has executed a definitive agreement for an initial Business Combination within 18 months of the Initial Public Offering) to complete a Business Combination (the “Completion Period”). However, if the Company anticipates that it may not be able to consummate a Business Combination within the Completion Period, the Company may, but is not obligated to, by resolution of the board if requested by the initial shareholders, extend the period of time to consummate a Business Combination by seeking shareholder approval to amend the Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate the initial Business Combination. If the Company seeks shareholder approval for an extension, holders of DAAQ Public Shares will be offered an opportunity to redeem their shares, regardless of whether they abstain, vote for, or against, the Company’s initial Business Combination, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned thereon (which interest shall be net of amounts not previously released to the Company pursuant to permitted withdrawals), divided by the number of then issued and outstanding DAAQ Public Shares, subject to applicable law. For the avoidance of doubt, the time to complete a Business Combination shall not be extended beyond 18 months (or 21 months as discussed above) without a shareholder vote. The Underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the DAAQ Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per DAAQ Public Share and (ii) the actual amount per DAAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per DAAQ Public Share due to reductions in the value of the Trust Account assets, in each case less taxes payable and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had a working capital surplus of $1,037,010. Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses will be available to the Company for general working capital purposes. At the closing of the Initial Public Offering on April 30, 2025, $1,602,224 of the proceeds was due to the Company to be held by the Sponsor outside of the Trust Account for working capital purposes. On August 14, 2025, the Company received the outstanding balance due from Sponsor, totaling $1,221,540. The amount received reflects the gross balance due, net of general and administrative expenses paid directly by the Sponsor on behalf of the Company.

F-9

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company will have until the end of the Completion Period to consummate a Business Combination. If a Business Combination is not consummated by the end of the Completion Period, there will be a mandatory liquidation and subsequent dissolution of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 30, 2026 (or January 30, 2027). The Company intends to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by October 30, 2026 (or January 30, 2027). Therefore, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these financial statements are issued.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies including, but not limited to, the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses and disclosure of contingent assets and liabilities during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

F-10

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Cash and Cash Equivalents

The Company considers all short-term investments, other than those held in the Trust Account, with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash and cash equivalents of $1,060,921 as of December 31, 2025 and $0 as of December 31, 2024.

Marketable Securities Held in Trust Account

As of December 31, 2025, marketable securities held in the Trust Account are comprised of U.S. government treasury bills maturing within three months amounting to $177,124,457. As of December 31, 2024, the Company did not hold marketable securities held in the Trust Account.

Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares that were sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such DAAQ Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480, conditionally redeemable Class A ordinary shares (including Class A ordinary shares that have redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will only redeem its DAAQ Public Shares. However, the threshold in its Amended and Restated Memorandum and Articles of Association would not change the nature of the underlying shares as redeemable and thus the DAAQ Public Shares are required to be presented outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value ($10.27 per share as of December 31, 2025) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

As of December 31, 2025, the Class A ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$172,500,000
Less:
Proceeds allocated to DAAQ Public Warrants	(500,250)
Issuance costs allocated to Class A ordinary shares	(10,881,785)
Plus:
Accretion of carrying value to redemption value	16,006,492
Class A ordinary shares subject to possible redemption	$177,124,457

F-11

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $10,931,212, consisting of $1,725,000 of cash underwriting fees, $1,725,000 of underwriting fees paid via the issuance of DAAQ Private Placement Warrants, $6,900,000 of deferred underwriting fees and $581,212 of other offering costs. As such, the Company recorded $10,881,785 of offering costs as a reduction of temporary equity and $49,427 of offering costs as a reduction of permanent equity.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 or 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, and the Company believes it is presently not subject to income taxes or income tax filing requirements in the United States. As such, the Company’s tax provision was zero for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. At December 31, 2025, the calculation of diluted net income per Class A Ordinary Share does not consider the effect of the DAAQ Public Warrants issued in connection with the Initial Public Offering and the DAAQ Private Placement Warrants to purchase an aggregate of 14,075,000 Class A Ordinary Shares, because their exercise is contingent upon future events. As a result, diluted income per Class A ordinary share is the same as basic income per Class A ordinary share.

The Company has two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

F-12

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

The following tables reflect the calculation of basic and diluted net income (loss) per share:

	For the Year Ended December 31, 2025		For the Period from December 9, 2024 (inception) through December 31, 2024
	Class A	Class B(1)	Class A	Class B(1)
Basic net income (loss) per share:
Numerator:
Net income (loss)	$2,880,480	$1,364,045	$—	$(5,112)
Denominator:
Weighted Average Ordinary Shares	11,626,027	5,505,479	—	5,000,000
Basic net income (loss) per ordinary share	$0.25	$0.25	$0.00	$(0.00)

	For the Year Ended December 31, 2025		For the Period from December 9, 2024 (inception) through December 31, 2024
	Class A	Class B(1)	Class A	Class B(1)
Diluted net income (loss) per share:
Numerator:
Net income (loss)	$2,870,496	$1,374,029	$—	$(5,112)
Denominator:
Weighted Average Ordinary Shares	11,626,027	5,565,068	—	5,000,000
Diluted net income (loss) per ordinary share	$0.25	$0.25	$0.00	$(0.00)

(1)	Excludes up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

F-13

DIGITAL ASSET ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the statements of operations.

The DAAQ Public Warrants and DAAQ Private Placement Warrants are not precluded from equity classification and were accounted for as such on the date of issuance.

Share-Based Compensation

The Company records share-based compensation in accordance with ASC Topic 718, Compensation-Share Compensation (“ASC 718”). ASC 718 defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.

Recently Adopted Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss.

The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by ASC Topic 280, Segment Reporting (“ASC 280”), in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in ASC 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 9, 2024, the date of its incorporation. The adoption did not have a material impact on the consolidated financial statements, refer to Note 5, Segment Information.

No other recently issued accounting pronouncements are expected to have a material impact on the Company.

F-14

DIGITAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on April 28, 2025. On April 30, 2025, the Company consummated the Initial Public Offering of 17,250,000 Units, including 2,250,000 Units issued pursuant to the exercise of the Underwriters’ over-allotment option in full, generating gross proceeds of $172,500,000. Each Unit consisted of one Class A ordinary share and one-half of one DAAQ Public Warrant. Each whole DAAQ Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 DAAQ Private Placement Warrants at a price of $1.00 per warrant generating gross proceeds of $5,450,000. Of the 5,450,000 DAAQ Private Placement Warrants, the Underwriters purchased an aggregate of 1,725,000 DAAQ Private Placement Warrants and the Sponsor purchased 3,725,000 DAAQ Private Placement Warrants. The proceeds from the sale of the DAAQ Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Period, the proceeds from the sale of the DAAQ Private Placement Warrants held in the Trust Account will be used to fund the redemption of the DAAQ Public Shares (subject to the requirements of applicable law) and the DAAQ Private Placement Warrants will expire worthless.

NOTE 5. SEGMENT INFORMATION

ASC 280 establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	For the Year Ended December 31, 2025	For the Period from December 9, 2024 (inception) through December 31, 2024
Total assets	$178,292,737	$25,000

	For the Year Ended December 31, 2025	For the Period from December 9, 2024 (inception) through December 31, 2024
General and administrative expenses	$379,159	$5,112
Net earnings on marketable securities held in Trust Account	4,606,744	-
Net income (loss)	$4,244,525	$(5,112)

F-15

DIGITAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

The CODM will review net earnings on marketable securities held in the Trust Account to measure and monitor shareholder value while maintaining compliance with the trust agreement. All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On December 11, 2024, the Sponsor was issued 5,750,000 Class B ordinary shares (the “Founder Shares”) for an aggregate price of $25,000 paid to cover certain expenses on behalf of the Company. The Founder Shares included an aggregate of up to 750,000 Class B ordinary shares subject to forfeiture by the Sponsor to the extent that the Underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 25% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any DAAQ Public Shares in the Initial Public Offering). On April 30, 2025, the Underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture.

In January 2025, the Sponsor transferred 25,000 Founder Shares to each of our independent directors (for an aggregate of 75,000 Class B ordinary shares) and 10,000 Founder Shares to each of our advisors (for an aggregate of 40,000 Class B ordinary shares) at the same price that the Sponsor had purchased such shares or approximately $0.004 per share. The Class B ordinary shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the initial Business Combination, or at any time prior thereto at the option of the holder thereof, on a one-for-one basis.

The transfer of the Founder Shares to the Company’s advisors and directors is in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company determined the conversion of such Class B ordinary shares into Class A ordinary shares upon consummation of the initial Business Combination represents a performance obligation. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature. The condition of the consummation of an initial Business Combination is considered not to be probable and, as such, the Company has not recognized the expense related to the issuance of these shares.

The Founder Shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, and holders of Founder Shares have the same shareholder rights as DAAQ Public Shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights, (iii) the Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder Shares and DAAQ Public Shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their Founder Shares and DAAQ Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (1) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s DAAQ Public Shares if the Company has not consummated an initial Business Combination within the Completion Period, (2) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, (3) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Company’s initial Business Combination within the Completion Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any DAAQ Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (4) vote any Founder Shares held by them and any DAAQ Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) (except with respect to any DAAQ Public Shares which may not be voted in favor of approving the Business Combination transaction in accordance with the requirements of Rule 14e-5 under the Exchange Act and any SEC interpretations or guidance relating thereto), (iv) the Founder Shares are automatically convertible into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the Company’s initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Amended and Restated Memorandum and Articles of Association, and (v) prior to the closing of the Company’s initial Business Combination, only holders of Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

F-16

DIGITAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Founder Shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the Underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the DAAQ Private Placement Warrants issued to the Sponsor and the Underwriters), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Company’s initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Company’s Sponsor or any of its affiliates or to the Company’s officers and directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by DAAQ Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the Founder Shares are not transferable, assignable or saleable (except to the Company’s officers and directors and other persons or entities affiliated with the Company’s Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note - Related Party

On December 11, 2024, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). This Promissory Note is non-interest bearing and payable on the earlier of December 31, 2025 or the date on which the Company consummates the Initial Public Offering of its securities. During the year ended December 31, 2025, the balance of the Promissory Note was paid in full to a related entity of the Sponsor, and borrowings under the note are no longer available.

Due to Related Party

The Company’s Sponsor has agreed to initially fund operating expenses related to the Initial Public Offering. These include legal fees, mailing, and shipping expenses. As of December 31, 2025 and 2024, the Company had a total of $6,647 and $321, respectively, outstanding that was due to related party.

F-17

DIGITAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Administrative Support Agreement

The Sponsor has agreed, commencing from April 30, 2025, the date of the Initial Public Offering, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space and administrative services, as the Company may require from time to time. The Company has agreed to pay to the Sponsor up to $20,000 per month for these services during the Completion Period. For the year ended December 31, 2025 and the period from December 9, 2024 (inception) through December 31, 2024, the Company incurred $160,000 and $0, respectively, due to the Sponsor for these services, which are included in general and administrative expenses on the accompanying statements of operations. As of December 31, 2025 and 2024, the Company had a total of $20,000 and $0, respectively, of prepayments for services under the administrative support agreement which are included in prepaid expenses and other current assets on the accompanying balance sheets.

Working Capital Loans

In order to finance transaction costs in connection with the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis. If the Company completes the initial Business Combination, the Company will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the DAAQ Private Placement Warrants. Other than as set forth above, the terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. There are no such outstanding working capital loans as of December 31, 2025 and 2024.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights Agreement

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Initial Public Offering, (ii) DAAQ Private Placement Warrants and the Class A ordinary shares underlying such DAAQ Private Placement Warrants and (iii) DAAQ Private Placement Warrants that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. Pursuant to the registration rights agreement and assuming $1,500,000 of working capital loans are converted into warrants, the Company will be obligated to register up to 12,700,000 Class A ordinary shares and 6,950,000 warrants. The number of Class A ordinary shares includes (i) 5,750,000 Class A ordinary shares to be issued upon conversion of the Founder Shares, (ii) 5,450,000 Class A ordinary shares underlying the DAAQ Private Placement Warrants and (iii) 1,500,000 Class A ordinary shares underlying the warrants that may be issued upon conversion of working capital loans. The number of warrants includes up to 5,450,000 DAAQ Private Placement Warrants and 1,500,000 warrants that may be issued upon the conversion of working capital loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Pursuant to the underwriting agreement, the Sponsor and the executive officers and directors have agreed that, for a period of 180 days from the date of the Initial Public Offering, they will not, without the prior written consent of the Representative, offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any units, warrants, ordinary shares or any other securities convertible into, or exercisable or exchangeable for, any units, ordinary shares, Founder Shares or warrants, subject to certain exceptions. The Representative in its discretion may release any of the securities subject to these lock-up agreements at any time without notice, other than in the case of the officers and directors, which shall be with notice. The Sponsor, officers and directors are also subject to separate transfer restrictions on their Founder Shares and DAAQ Private Placement Warrants pursuant to the letter agreement described herein.

F-18

DIGITAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company granted the Underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting commissions. On April 30, 2025, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the over-allotment option to purchase the additional 2,250,000 Units at a price of $10.00 per Unit.

The Underwriters were entitled to (1) an underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate, of which (i) $0.10 per Unit was paid to the Underwriters in cash at the closing of the Initial Public Offering and (ii) $0.10 per Unit was used by the Underwriters to purchase DAAQ Private Placement Warrants, and (2) a deferred fee of $0.40 per Unit, or $6,900,000. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, and will be based on the amount of funds remaining in the Trust Account after shareholder redemptions of DAAQ Public Shares in connection with the consummation of a Business Combination.

NOTE 8. SHAREHOLDERS’ EQUITY (DEFICIT)

Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2025, there were 17,250,000 Class A ordinary shares issued and outstanding, including 17,250,000 Class A ordinary shares subject to possible redemption and classified as temporary equity. As of December 31, 2024, there were no shares of Class A ordinary shares issued and outstanding.

Class B ordinary shares — The Company is authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 5,750,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to the closing of the initial Business Combination, only holders of Class B ordinary shares (i) will have the right to appoint and remove directors prior to or in connection with the completion of the initial Business Combination and (ii) will be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). On any other matters submitted to a vote of shareholders prior to or in connection with the completion of the initial Business Combination, holders of the Class B ordinary shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law.

The Founder Shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of a Business Combination, and may be converted at any time prior to the Business Combination, at the option of the holder, on a one-for-one basis (unless otherwise provided in the Business Combination agreement), subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 25% of the total number of Class A ordinary shares outstanding after such conversion (not including the Class A ordinary shares underlying the DAAQ Private Placement Warrants), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any DAAQ Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

F-19

DIGITAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Warrants — As of December 31, 2025, there were 14,075,000 warrants issued including 8,625,000 DAAQ Public Warrants, issued as part of the Units and 5,450,000 DAAQ Private Placement Warrants. Each whole DAAQ Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its DAAQ Public Warrants only for a whole number of Class A ordinary shares. No fractional DAAQ Public Warrants will be issued upon separation of the Units and only whole DAAQ Public Warrants will trade. The DAAQ Public Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a post-effective amendment to an existing registration statement or a new registration statement covering the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use the Company’s commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

●	in whole and not in part at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Company’s initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company for cash, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The DAAQ Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the DAAQ Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination. The DAAQ Private Placement Warrants have terms and provisions that are identical to those of the DAAQ Public Warrants sold as part of the Units in the Initial Public Offering.

F-20

DIGITAL ASSET ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company accounts for the 14,075,000 warrants issued in connection with the Initial Public Offering (including 8,625,000 DAAQ Public Warrants and 5,450,000 DAAQ Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

The fair value of the DAAQ Public Warrants and DAAQ Private Placement Warrants at issuance was estimated using the Black-Scholes option pricing model, with the following assumptions:

Risk-free interest rate	3.6%
Expected term (years)	2.52
Expected volatility	7.9%
Stock price on valuation date	$10.21
Exercise price	$11.50
Expected dividend	—%
Market pricing adjustment	15.0%

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value as of December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2025	December 31, 2024
Marketable securities held in Trust Account	1	$177,124,457	$—

The Company does not have any liabilities that are measured at fair value on a recurring basis.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review and other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 13, 2026 the Company and Old Glory Bank’s Bank Holding Company (“Old Glory Bank”), entered into a definitive business combination agreement to create OGB Financial Company, a Texas corporation to be listed on Nasdaq under the reserved ticker symbol “OGB.” Old Glory Bank is a digital-first financial institution focused on personal and small-business banking services.

The transaction is expected to be funded by a combination of the amount of cash in the Trust Account and expected proceeds from a public investment in private equity. Existing Old Glory Bank investors will rollover 100% of their equity as part of the transaction. The closing of the transaction is expected to occur in the second quarter of 2026 and is subject to approval by the shareholders of the parties and other customary closing conditions, including regulatory approval.

F-21

DIGITAL ASSET ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$614,066	$1,060,921
Prepaid insurance	65,625	65,625
Prepaid expenses and other current assets	20,000	20,000
Total current assets	699,691	1,146,546
Marketable securities held in Trust Account	178,582,550	177,124,457
Long-term prepaid insurance	5,327	21,734
TOTAL ASSETS	$179,287,568	$178,292,737

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$59,031	$102,889
Due to related party	6,647	6,647
Total current liabilities	65,678	109,536
Deferred underwriting fee payable	6,900,000	6,900,000
Total Liabilities	6,965,678	7,009,536

Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 17,250,000 at redemption value of $10.35 and $10.27 at March 31, 2026 and December 31, 2025, respectively.	178,582,550	177,124,457

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding at March 31, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding at March 31, 2026 and December 31, 2025 (excluding 17,250,000 Class A ordinary shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 5,750,000 shares issued and outstanding at March 31, 2026 and December 31, 2025	575	575
Accumulated deficit	(6,261,235)	(5,841,831)
Total Shareholders’ Deficit	(6,260,660)	(5,841,256)
LIABILITIES AND SHAREHOLDERS’ DEFICIT	$179,287,568	$178,292,737

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-22

DIGITAL ASSET ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General and administrative expenses	$426,442	$54,616
Loss from operations	(426,442)	(54,616)

Other income:
Net earnings on marketable securities held in Trust Account	1,457,920	—
Net earnings on cash equivalents held in operating account	7,211	—
Net income (loss)	$1,038,689	$(54,616)

Weighted average shares outstanding, Class A ordinary shares	17,250,000	—
Basic and diluted net income per Class A ordinary share	$0.05	$—

Weighted average shares outstanding, Class B ordinary shares(1)	5,750,000	5,000,000
Basic and diluted net income (loss) per Class B ordinary share	$0.05	$(0.01)

(1)	The calculation of basic and diluted net income (loss) per ordinary share for the three months ended March 31, 2025 excluded 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the closing of the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-23

DIGITAL ASSET ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Deficit
	Shares	Amount	Capital	Deficit	Shareholders’
Balance at January 1, 2026	5,750,000	$575	$—	$(5,841,831)	$(5,841,256)
Accretion of Class A ordinary shares subject to possible redemption to redemption value	—	—	—	(1,458,093)	(1,458,093)
Net income	—	—	—	1,038,689	1,038,689
Balance at March 31, 2026 (unaudited)	5,750,000	$575	$—	$(6,261,235)	$(6,260,660)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class B Ordinary Shares(1)		Additional Paid-in	Accumulated	Total Deficit
	Shares	Amount	Capital	Deficit	Shareholders’
Balance at January 1, 2025	5,750,000	$575	$24,425	$(5,112)	$19,888
Net loss	—	—	—	(54,616)	(54,616)
Balance at March 31, 2025 (unaudited)	5,750,000	$575	$24,425	$(59,728)	$(34,728)

(1)	As of January 1, 2025, the calculation included 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the closing of the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-24

DIGITAL ASSET ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income (loss)	$1,038,689	$(54,616)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Earnings on marketable securities held in Trust Account	(1,457,920)	—
Operating expenses paid via promissory note - related party	—	25,000
Changes in operating assets and liabilities:
Accrued expenses	(44,031)	29,616
Prepaid insurance	16,407	—
Net cash used in operating activities	(446,855)	—

Net Change in Cash and Cash Equivalents	(446,855)	—
Cash and cash equivalents - Beginning of period	1,060,921	—
Cash and cash equivalents - End of period	$614,066	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Deferred offering costs included in accrued offering costs	$—	$88,322
Deferred offering costs paid via promissory note - related party	$—	$87,848
Operating expenses paid via promissory note - related party	$—	$25,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-25

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

Digital Asset Acquisition Corp. (the “Company”) is a blank check company incorporated on December 9, 2024 as a Cayman Islands exempted company. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2026, the Company had not commenced any operations. All activity for the period from December 9, 2024 (inception) through March 31, 2026 relates to the Company’s formation and initial public offering (“Initial Public Offering”), and identifying a target for the Business Combination (defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on marketable securities from the proceeds derived from the Initial Public Offering and sale of Private Placement Warrants (defined below), as well as cash equivalents held in the operating account. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on April 28, 2025. On April 30, 2025, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including 2,250,000 Units issued pursuant to the exercise of the Underwriters’ (as defined below) over-allotment option in full, generating gross proceeds of $172,500,000 (see Note 3). Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (the “Public Warrants”). Each whole Public Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 warrants at a price of $1.00 per warrant (the “Private Placement Warrants”), generating gross proceeds of $5,450,000. Of the 5,450,000 Private Placement Warrants, (i) Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Representative”), purchased 1,466,250 Private Placement Warrants, (ii) Clear Street LLC (“Clear Street” and together with the Representative, the “Underwriters”) purchased 258,750 Private Placement Warrants and (iii) DAAQ Sponsor LLC, a Delaware limited liability company (the “Sponsor”), purchased 3,725,000 Private Placement Warrants.

Following the closing of the Initial Public Offering on April 30, 2025, an amount of $172,500,000 from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), to be invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Transaction costs related to the issuances described above amounted to $10,931,212, consisting of $1,725,000 of cash underwriting fees, $1,725,000 of underwriting fees paid via the issuance of Private Placement Warrants, $6,900,000 of deferred underwriting fees and $581,212 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes paid or payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in the Trust Account.

F-26

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account, plus any interest income earned thereon (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a Public Shareholder on the record date for the general meeting held to approve the proposed transaction.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive redemption rights with respect to any Founder Shares held and any Public Shares they may have acquired during or after the Initial Public Offering in connection with the completion of a Business Combination, except that Public Shares held by the initial shareholders will be subject to mandatory redemption upon any diminution of the Trust Account in connection with an extension, and such shares will be entitled to redemption at a price equal to the per-share redemption value then held in the Trust Account in connection therewith.

F-27

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

The Company will have until January 30, 2027, 21 months from the closing of the Initial Public Offering to complete a Business Combination (the “Completion Period”). However, if the Company anticipates that it may not be able to consummate a Business Combination within the Completion Period, the Company may, but is not obligated to, by resolution of the board if requested by the initial shareholders, extend the period of time to consummate a Business Combination by seeking shareholder approval to amend the Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate the initial Business Combination. If the Company seeks shareholder approval for an extension, holders of Public Shares will be offered an opportunity to redeem their shares, regardless of whether they abstain, vote for, or against, the Company’s initial Business Combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned thereon (which interest shall be net of amounts not previously released to the Company pursuant to permitted withdrawals), divided by the number of then issued and outstanding Public Shares, subject to applicable law. For the avoidance of doubt, the time to complete a Business Combination shall not be extended beyond 21 months without a shareholder vote. The Underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the Trust Account assets, in each case less taxes payable and up to $100,000 of interest to pay liquidation expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the Underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Business Combination with Old Glory Bank

On January 13, 2026, the Company and Old Glory Bank’s Bank Holding Company (“Old Glory Bank”) entered into a definitive business combination agreement to create OGB Financial Company, a Texas corporation to be listed on Nasdaq under the reserved ticker symbol “OGB.” Old Glory Bank is a digital-first financial institution focused on personal and small-business banking services.

The transaction is expected to be funded by a combination of the Company’s Trust Account and expected proceeds from a public investment in private equity. Existing Old Glory Bank investors will rollover 100% of their equity as part of the transaction. The closing of the transaction is expected to occur in the second quarter of 2026 and is subject to approval by the shareholders of the parties and other customary closing conditions, including regulatory approval.

Liquidity, Capital Resources and Going Concern

As of March 31, 2026, the Company had cash and cash equivalents of $614,066 and a working capital surplus of $634,013. Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since completed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account or used to fund offering expenses became available to the Company for general working capital purposes and were transferred to the Company’s operating account.

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed financial statements are issued. The Company will have until the end of the Completion Period to consummate a Business Combination. If a Business Combination is not consummated by the end of the Completion Period, there will be a mandatory liquidation of the Company. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 30, 2027. The Company intends to complete the initial Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by January 30, 2027. Therefore, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these condensed financial statements are issued.

F-28

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed balance sheet as of December 31, 2025 was derived from the Company’s audited financial statements and the accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applicable to interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the unaudited condensed financial statements do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting only of normal recurring adjustments which are necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented.

The unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the period ended December 31, 2025, included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 3, 2026.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies but not to emerging growth companies including, but not limited to, the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses and disclosure of contingent assets and liabilities during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments, other than those held in the Trust Account, with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash and cash equivalents of $614,066 and $1,060,921 as of March 31, 2026 and December 31, 2025, respectively.

F-29

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

Marketable Securities Held in Trust Account

As of March 31, 2026 and December 31, 2025, marketable securities held in the Trust Account are comprised of U.S. government treasury bills maturing within three months amounting to $178,582,550 and $177,124,457, respectively.

Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares that were sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association. In accordance with ASC 480, conditionally redeemable Class A ordinary shares (including Class A ordinary shares that have redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently the Company will only redeem its Public Shares. However, the threshold in its Amended and Restated Memorandum and Articles of Association would not change the nature of the underlying shares as redeemable and thus the Public Shares are required to be presented outside of permanent equity. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value ($10.35 and $10.27 per share as of March 31, 2026 and December 31, 2025, respectively) at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit.

The Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$172,500,000
Less:
Proceeds allocated to Public Warrants	(500,250)
Issuance costs allocated to Class A ordinary shares	(10,881,785)
Plus:
Accretion of carrying value to redemption value	16,006,492
Class A ordinary shares subject to possible redemption at December 31, 2025	$177,124,457
Plus:
Accretion of carrying value to redemption value	1,458,093
Class A ordinary shares subject to possible redemption at March 31, 2026	$178,582,550

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the condensed balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $10,931,212, consisting of $1,725,000 of cash underwriting fees, $1,725,000 of underwriting fees paid via the issuance of Private Placement Warrants, $6,900,000 of deferred underwriting fees and $581,212 of other offering costs. As such, the Company recorded $10,881,785 of offering costs as a reduction of temporary equity and $49,427 of offering costs as a reduction of permanent equity.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-30

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2026 or December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, and the Company believes it is presently not subject to income taxes or income tax filing requirements in the United States. As such, the Company’s tax provision was zero for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation of $250,000. The Company has not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. At March 31, 2026, the calculation of diluted net income (loss) per Class A Ordinary Share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the Private Placement Warrants to purchase an aggregate of 14,075,000 Class A Ordinary Shares, because their exercise is contingent upon future events. As a result, diluted income (loss) per Class A ordinary share is the same as basic income (loss) per Class A ordinary share. For the three months ended March 31, 2026 and 2025, there were no potentially dilutive Class B ordinary shares. As a result, diluted income (loss) per Class B ordinary share is the same as basic income (loss) per Class B ordinary share for both periods.

The Company has two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per share:

	For the Three Months Ended March 31, 2026		For the Three Months Ended March 31, 2025
	Class A	Class B	Class B(1)
Numerator:
Net income (loss)	$779,017	$259,672	$(54,616)
Denominator:
Weighted average ordinary shares	17,250,000	5,750,000	5,000,000
Basic and diluted net income (loss) per ordinary share	$0.05	$0.05	$(0.01)

(1)	Excludes up to 750,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the Underwriters (see Note 6). On April 30, 2025, the Underwriters’ over-allotment option was exercised in full simultaneously with the Initial Public Offering, and the 750,000 Class B ordinary shares were no longer subject to forfeiture.

F-31

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815. This evaluation includes, but is not limited to, assessing whether the warrants are indexed to the Company’s own ordinary shares. The Company also evaluates whether there are any provisions that could require net cash settlement, settlement in a variable number of shares, or settlement outside the control of the Company, including upon the occurrence of contingent events such as a change in control or tender offer, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each condensed balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the condensed statements of operations.

The Public Warrants and Private Placement Warrants are not precluded from equity classification and are accounted for as equity on the date of issuance.

Share-Based Compensation

The Company records share-based compensation in accordance with ASC Topic 718, Compensation-Share Compensation (“ASC 718”). ASC 718 defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the condensed statements of operations.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on April 28, 2025. On April 30, 2025, the Company consummated the Initial Public Offering of 17,250,000 Units, including 2,250,000 Units issued pursuant to the exercise of the Underwriters’ over-allotment option in full, generating gross proceeds of $172,500,000. Each Unit consisted of one Class A ordinary share and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8).

F-32

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 Private Placement Warrants at a price of $1.00 per warrant generating gross proceeds of $5,450,000. Of the 5,450,000 Private Placement Warrants, the Underwriters purchased an aggregate of 1,725,000 Private Placement Warrants and the Sponsor purchased 3,725,000 Private Placement Warrants. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. SEGMENT INFORMATION

ASC 280, Segment Reporting, establishes standards for companies to report, in their financial statements, information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that is also reported on the condensed statements of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	March 31, 2026	December 31, 2025
Total assets	$179,287,568	$178,292,737

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025
General and administrative expenses	$426,442	$54,616
Net earnings on marketable securities held in Trust Account	$1,457,920	$—
Net income (loss)	$1,038,689	$(54,616)

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Period. The CODM also reviews general and administrative expenses to manage, maintain and enforce all contractual agreements and to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

The CODM will review net earnings on marketable securities held in the Trust Account to measure and monitor shareholder value while maintaining compliance with the trust agreement. All other segment items included in net income or loss are reported on the condensed statements of operations and described within their respective disclosures.

F-33

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On December 11, 2024, the Sponsor was issued 5,750,000 Class B ordinary shares (the “Founder Shares”) for an aggregate price of $25,000 paid to cover certain expenses on behalf of the Company. The Founder Shares included an aggregate of up to 750,000 Class B ordinary shares subject to forfeiture by the Sponsor to the extent that the Underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 25% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). On April 30, 2025, the Underwriters exercised their over-allotment option in full as part of the closing of the Initial Public Offering. As such, the 750,000 Founder Shares are no longer subject to forfeiture.

In January 2025, the Sponsor transferred 25,000 Founder Shares to each of the Company’s independent directors (for an aggregate of 75,000 Class B ordinary shares) and 10,000 Founder Shares to each of the Company’s advisors (for an aggregate of 40,000 Class B ordinary shares) at the same price that the Sponsor had purchased such shares or approximately $0.004 per share. The Class B ordinary shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the initial Business Combination, or at any time prior thereto at the option of the holder thereof, on a one-for-one basis.

The transfer of the Founder Shares to the Company’s advisors and directors is in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company determined the conversion of such Class B ordinary shares into Class A ordinary shares upon consummation of the initial Business Combination represents a performance obligation. Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature. The condition of the consummation of an initial Business Combination is considered not to be probable and, as such, the Company has not recognized the expense related to the issuance of these shares.

The Founder Shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering, and holders of Founder Shares have the same shareholder rights as Public Shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Founder Shares are entitled to registration rights, (iii) the Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (A) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Company’s initial Business Combination, (B) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (1) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Period, (2) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, (3) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Company’s initial Business Combination within the Completion Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and to liquidating distributions from assets outside the Trust Account and (4) vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) (except with respect to any Public Shares which may not be voted in favor of approving the Business Combination transaction in accordance with the requirements of Rule 14e-5 under the Exchange Act and any SEC interpretations or guidance relating thereto), (iv) the Founder Shares are automatically convertible into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the Company’s initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment as described herein and in the Amended and Restated Memorandum and Articles of Association, and (v) prior to the closing of the Company’s initial Business Combination, only holders of Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

F-34

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

The Founder Shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of the initial Business Combination or at any time prior thereto at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (including any Class A ordinary shares issued pursuant to the Underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the Private Placement Warrants issued to the Sponsor and the Underwriters), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Company’s initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Company’s Sponsor or any of its affiliates or to the Company’s officers and directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the Founder Shares are not transferable, assignable or saleable (except to the Company’s officers and directors and other persons or entities affiliated with the Company’s Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Company’s initial Business Combination or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Due to Related Party

The Sponsor has agreed to initially fund operating expenses related to the Initial Public Offering. These include legal fees, mailing, and shipping expenses. As of March 31, 2026 and December 31, 2025, the Company had a total of $6,647 outstanding that was due to related party.

Administrative Support Agreement

The Sponsor has agreed, commencing from April 30, 2025, the date of the Initial Public Offering, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space and administrative services, as the Company may require from time to time. The Company has agreed to pay to the Sponsor up to $20,000 per month for these services during the Completion Period. For the three months ended March 31, 2026, the Company incurred $60,000 due to the Sponsor for these services, which is included in general and administrative expenses on the accompanying condensed statements of operations.

Working Capital Loans

In order to finance transaction costs in connection with the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis. If the Company completes the initial Business Combination, the Company will repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the Private Placement Warrants. Other than as set forth above, the terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. There are no such outstanding working capital loans as of March 31, 2026 and December 31, 2025.

F-35

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights Agreement

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Initial Public Offering, (ii) Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. Pursuant to the registration rights agreement and assuming $1,500,000 of working capital loans are converted into warrants, the Company will be obligated to register up to 12,700,000 Class A ordinary shares and 6,950,000 warrants. The number of Class A ordinary shares includes (i) 5,750,000 Class A ordinary shares to be issued upon conversion of the Founder Shares, (ii) 5,450,000 Class A ordinary shares underlying the Private Placement Warrants and (iii) 1,500,000 Class A ordinary shares underlying the warrants that may be issued upon conversion of working capital loans. The number of warrants includes up to 5,450,000 Private Placement Warrants and 1,500,000 warrants that may be issued upon the conversion of working capital loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Pursuant to the underwriting agreement, the Sponsor and the executive officers and directors have agreed that, for a period of 180 days from the date of the Initial Public Offering, they will not, without the prior written consent of the Representative, offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any units, warrants, ordinary shares or any other securities convertible into, or exercisable or exchangeable for, any units, ordinary shares, Founder Shares or warrants, subject to certain exceptions. The Representative in its discretion may release any of the securities subject to these lock-up agreements at any time without notice, other than in the case of the officers and directors, which shall be with notice. The Sponsor, officers and directors are also subject to separate transfer restrictions on their Founder Shares and Private Placement Warrants pursuant to the letter agreement described herein.

The Company granted the Underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting commissions. On April 30, 2025, simultaneously with the closing of the Initial Public Offering, the Underwriters elected to fully exercise the over-allotment option to purchase the additional 2,250,000 Units at a price of $10.00 per Unit.

The Underwriters were entitled to (1) an underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate, of which (i) $0.10 per Unit was paid to the Underwriters in cash at the closing of the Initial Public Offering and (ii) $0.10 per Unit was used by the Underwriters to purchase Private Placement Warrants, and (2) a deferred fee of $0.40 per Unit, or $6,900,000. The deferred fee will become payable to the Underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, and will be based on the amount of funds remaining in the Trust Account after shareholder redemptions of Public Shares in connection with the consummation of a Business Combination.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

F-36

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2026 and December 31, 2025, there were 17,250,000 Class A ordinary shares issued and outstanding, including 17,250,000 Class A ordinary shares subject to possible redemption and classified as temporary equity.

Class B ordinary shares — The Company is authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of March 31, 2026 and December 31, 2025, there were 5,750,000 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to the closing of the initial Business Combination, only holders of Class B ordinary shares (i) will have the right to appoint and remove directors prior to or in connection with the completion of the initial Business Combination and (ii) will be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). On any other matters submitted to a vote of shareholders prior to or in connection with the completion of the initial Business Combination, holders of the Class B ordinary shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law.

The Founder Shares will automatically convert into Class A ordinary shares immediately prior to, concurrently with or immediately following the consummation of a Business Combination, and may be converted at any time prior to the Business Combination, at the option of the holder, on a one-for-one basis (unless otherwise provided in the Business Combination agreement), subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, approximately 25% of the total number of Class A ordinary shares outstanding after such conversion (not including the Class A ordinary shares underlying the Private Placement Warrants), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — As of March 31, 2026 and December 31, 2025, there were 14,075,000 warrants issued including 8,625,000 Public Warrants, issued as part of the Units and 5,450,000 Private Placement Warrants. Each whole Public Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of Class A ordinary shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a post-effective amendment to an existing registration statement or a new registration statement covering the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use the Company’s commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

F-37

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

Once the warrants become exercisable, the Company may call the warrants for redemption for cash:

●	in whole and not in part at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the Company’s initial Business Combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company for cash, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per-share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the Initial Public Offering.

The Company accounts for the 14,075,000 warrants issued in connection with the Initial Public Offering (including 8,625,000 Public Warrants and 5,450,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

F-38

DIGITAL ASSET ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value as of March 31, 2026 and December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	March 31, 2026	December 31, 2025
Marketable securities held in Trust Account	1	$178,582,550	$177,124,457

The Company does not have any liabilities that are measured at fair value on a recurring basis.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the - condensed balance sheet date through the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment to, or disclosure in, the unaudited condensed financial statements.

F-39

Old Glory Holding Company and Subsidiaries

Consolidated Financial Statements

December 31, 2025 and 2024

F-40

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

F-41

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of Old Glory Holding Company and Subsidiaries

Elmore City, Oklahoma

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Old Glory Holding Company and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of loss, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company incurred net losses of $14.8 million and $14.5 million and had negative cash flows from operations for the years ended December 31, 2025 and 2024, respectively, and has an accumulated deficit of $47.2 million as of December 31, 2025. The Company’s current level of capital is not expected to support the operating losses and to meet minimum regulatory capital requirements over the next 12 months, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP

We have served as the Company’s auditor since 2024.

Dallas, Texas

February 27, 2026

F-42

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,	2025	2024
(dollars in thousands, except share data)

Assets

Cash and due from banks	$5,875	$23,602
Federal funds sold	18,065	40,564
Excess balance account at the Federal Reserve	23,183	109,894
Interest bearing deposits with other banks	25,276	545
TOTAL CASH AND CASH EQUIVALENTS	72,399	174,605

Investment securities available for sale (amortized cost $163,257 and $434 at December 31, 2025 and 2024, respectively)	162,706	423
Mortgage loans held for sale	600	739

Loans receivable	17,702	3,785
Less: allowance for credit losses	(227)	(43)
NET LOANS	17,475	3,742

Restricted stock	38	38
Premises and equipment	423	478
Core deposit intangible	98	112
Accrued interest	356	27
Deferred technology expenses	2,624	3,155
Other assets	702	82
TOTAL ASSETS	$257,421	$183,401

See accompanying notes to consolidated financial statements.

F-43

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, CONTINUED

December 31,	2025	2024
(dollars in thousands, except share data)

Liabilities and Stockholders’ Equity

Deposits:
Non interest bearing	$92,241	$60,392
Interest bearing	154,457	112,617
TOTAL DEPOSITS	246,698	173,009

Accrued Interest and other liabilities	949	126
TOTAL LIABILITIES	247,647	173,135
Stockholders’ Equity:
Class A Common Stock, $0.0001 par value; 25,000,000 shares authorized; 21,674,662 and 21,228,923 shares issued at December 31, 2025 and 2024, respectively	2	2
Class B Common Stock, $0.0001 par value; 75,000,000 shares authorized; 22,268,066 and 20,457,355 shares issued at December 31, 2025 and 2024, respectively	2	2
Surplus	57,547	42,657
Accumulated deficit	(47,226)	(32,384)
Accumulated other comprehensive loss	(551)	(11)
TOTAL STOCKHOLDERS’ EQUITY	9,774	10,266

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$257,421	$183,401

See accompanying notes to consolidated financial statements.

F-44

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS

(dollars in thousands, except share data)	Year Ended December 31, 2025	Year Ended December 31, 2024

INTEREST AND DIVIDEND INCOME
Interest-bearing deposits in banks	$4,697	$5,194
Federal funds sold	1,445	721
Investment securities - taxable	2,726	643
Investment securities - tax exempt	14	35
Loans	1,047	233
Dividends and other	-	2
TOTAL INTEREST AND DIVIDEND INCOME	9,929	6,828

INTEREST EXPENSE
Interest-bearing transaction	520	140
Savings	1,133	822
Time	208	46
TOTAL INTEREST EXPENSE	1,861	1,008

NET INTEREST INCOME	8,068	5,820

Provision for credit losses	371	18

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	7,697	5,802

NONINTEREST INCOME
Service charges, fees and other	899	277
Gain on sale of mortgage loans	508	961
Gain on sale of investment securities	132	-
Interchange fees	1,693	1,499
Other	65	36
TOTAL NONINTEREST INCOME	$3,297	$2,773

See accompanying notes to consolidated financial statements.

F-45

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS, CONTINUED

(dollars in thousands, except share data)	Year Ended December 31, 2025	Year Ended December 31, 2024

NONINTEREST EXPENSE
Salaries and employee benefits	$10,875	$10,296
Stock compensation expense	1,099	687
Occupancy	208	224
Data processing & technology	6,457	5,648
Interchange	843	543
Insurance	389	273
Marketing and advertising	1,328	1,142
Consultants	490	1,090
Customer care	1,312	1,046
Professional	402	219
Bank director fees	308	242
Holding company director fees	488	515
Miscellaneous	1,637	1,136
TOTAL NONINTEREST EXPENSE	25,836	23,061
LOSS BEFORE INCOME TAXES	(14,842)	(14,486)
Income taxes	-	-
NET LOSS	$(14,842)	$(14,486)

Earnings (loss) per share:
Basic and Diluted	$(0.35)	$(0.36)

See accompanying notes to consolidated financial statements.

F-46

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(dollars in thousands, except share data)	Year Ended December 31, 2025	Year Ended December 31, 2024

NET LOSS	$(14,842)	$(14,486)

Other comprehensive Loss:
Unrealized holding losses on securities available for sale:
Unrealized losses arising during the period	(408)	(18)
Reclassification adjustment for realized gains on sale	(132)	-

Deferred income tax effect	-	-
Total other comprehensive loss	(540)	(18)

TOTAL COMPREHENSIVE LOSS	$(15,382)	$(14,504)

See accompanying notes to consolidated financial statements.

F-47

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except share data)

	Class A Common	Class A	Class B Common	Class B	Surplus			Accumulated Other
	Shares Outstanding	Common Stock	Shares Outstanding	Common Stock	Common Stock	Warrants	Accumulated Deficit	Comprehensive Income (Loss)	Total

Balance, December 31, 2023	19,138,599	$2	19,937,000	$2	$28,103	$-	$(17,898)	$7	$10,216

Net loss	-	-	-	-	-	-	(14,486)	-	(14,486)
Other comprehensive loss	-	-	-	-	-	-	-	(18)	(18)
Stock compensation expense	-	-	-	-	687	-	-	-	687
Exercise of warrant options	-	-	386,000	-	386	-	-	-	386
Issuance of Reg D Class A shares and coverage warrants	2,090,324	-	-	-	10,719	1,823	-	-	12,542
Issuance of Reg A Class B shares	-	-	134,355	-	939	-	-	-	939

Balance at December 31, 2024	21,228,923	2	20,457,355	2	$40,834	$1,823	$(32,384)	$(11)	$10,266

Net loss	-	-	-	-	-	-	(14,842)	-	(14,842)
Other comprehensive loss	-	-	-	-	-	-	-	(540)	(540)
Stock compensation expense	-	-	-	-	1,099	-	-	-	1,099
Exercise of stock options	-	-	10,417	-	10	-	-	-	10
Issuance of restricted stock	-	-	8,000	-	-	-	-	-	-
Issuance of Reg D Class A shares and coverage warrants	445,739	-	-	-	2,096	1,024	-	-	3,120
Issuance of Reg D Class B shares			680,880		2,880	-			2,880
Issuance of Reg A Class B shares	-	-	1,111,414	-	7,780	-	-	-	7,780

Balance at December 31, 2025	21,674,662	$2	22,268,066	$2	$54,700	$2,847	$(47,226)	$(551)	$9,774

See accompanying notes to consolidated financial statements.

F-48

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands, except share data)	Year Ended December 31, 2025	Year Ended December 31, 2024

Cash flows from operating activities:
Net loss	$(14,842)	$(14,486)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	97	91
Provision for credit losses	371	18
Amortization of core deposit intangible	14	14
Amortization of deferred technology expenses	498	334
Gain on sale of mortgage loans	(508)	(961)
Gain on sale of investment securities	(132)	-
Proceeds from loan sales	24,802	37,390
Loans originated for sale	(24,155)	(35,478)
Net accretion of securities available for sale	14	(21)
Stock compensation expense	1,099	687
Net increase in accrued interest	(329)	(6)
Net (increase) decrease in other assets	(620)	412
Net increase (decrease) in accrued interest and other liabilities	823	(59)
Net cash used in operating activities	(12,868)	(12,065)

Cash flows from investing activities:
Net increase in loans	(13,917)	(1,103)
Proceeds from sale of AMB loans	-	509
Maturities / paydowns of investment securities available for sale	5,582	450
Purchases of investment securities available for sale	(177,006)	(162)
Proceeds from sales of securities available for sale	8,532	-
Reduction (increase) in deferred technology expenses	33	(1,589)
Purchases of premises and equipment	(42)	(66)
Net cash used in investing activities	$(176,818)	$(1,961)

See accompanying notes to consolidated financial statements.

F-49

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

(dollars in thousands, except share data)	Year Ended December 31, 2025	Year Ended December 31, 2024

Cash flows from financing activities:
Net change in non interest bearing deposits	$31,849	$22,206
Net change in interest bearing deposits	41,840	64,524
Capital contributions	13,780	13,531
Proceeds from exercise of stock options and warrants	10	386
Net repayments of warehouse line of credit	-	(1,820)
Net cash provided by financing activities	87,479	98,827

Net increase (decrease) in cash and cash equivalents	(102,207)	84,801

Cash and cash equivalents at beginning of period	174,605	89,804

Cash and cash equivalents at end of period	$72,399	$174,605

Schedule of Certain Cash Flow Information

Interest paid	$1,862	$1,007

Income taxes paid	$-	$-

Non-Cash Investing Activities
Proceeds from sale of AMB paid through reduction in deposit balances	-	688

See accompanying notes to consolidated financial statements.

F-50

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

(1)	NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Old Glory Holding Company and its subsidiaries (collectively, the “Company”) conform to accounting principles generally accepted in the United States (“U.S. GAAP”) and practices within the banking industry. The following represents the more significant of the accounting and reporting policies and practices.

Nature of Operations

Old Glory Holding Company (the “Company”) is a Delaware Corporation formed in 2021 for the purpose of raising capital and acquiring what is now Old Glory Bank (the “Bank”).

The Company acquired First State Bank of Elmore County (“FSBEC”) on November 30, 2022. At the time, FSBEC had total assets of $13.7 million and was subsequently renamed Old Glory Bank. After the acquisition, Old Glory Bank successfully implemented nationwide online and mobile banking for both consumers and businesses which are located throughout the United States.

In April 2024, the Company negotiated the sale of its wholly-owned subsidiary, American Mortgage Bank, LLC (“AMB”) to Bluechip Bancshares, LLC (“Bluechip”), a company controlled by the family of a board member of Old Glory Bank. The sale of AMB in 2024 was based on an option granted to Bluechip to buy AMB within two years of the FSBEC sale date, contained in the original Stock Purchase Agreement (“Agreement”), as amended. Terms of the sale included a purchase price of $1,196,774, which approximated the book value of AMB, plus the required exercise of 356,000 of Class B common warrants that had been granted to Bluechip in the Agreement.

The Company also owns 100% of the equity of Old Glory Intellectual Property Holdings, LLC., a Georgia limited liability company, which entity holds intellectual property rights relating to Old Glory Bank’s trademarks.

The Bank operates under a charter granted by the Oklahoma State Banking Department and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Oklahoma State Banking Department. The Company is headquartered in Oklahoma City, Oklahoma, with its physical banking operation located in Elmore City, Oklahoma.

Principles of Consolidation

The consolidated financial statements have been prepared using the accrual basis of accounting and include the accounts of the Company, Bank, and AMB. All significant intercompany accounts and transactions have been eliminated. The Financial Accounting Standards Board (FASB) provides authoritative guidance regarding U.S. GAAP through the Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASUs).

F-51

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

An estimate that is particularly susceptible to significant change relates to the determination of the allowance for credit losses. While management uses available information to recognize credit losses on loans, future changes to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for credit losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for credit losses may change in the near term.

Other estimates relate to the determination of the fair value of investment securities and the valuation of deferred tax assets. The accounting policies for these items and other significant policies are presented below.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, federal funds sold, an excess balance account at the Federal Reserve Bank through Bankers Bank of Oklahoma, and interest-bearing deposits with other financial institutions with maturities fewer than 90 days. At various times during the year, the Company may have deposits in excess of FDIC limits at correspondent institutions. The Company periodically evaluates the credit worthiness of its correspondent institutions to monitor its credit risk.

Investment Securities Available For Sale

The Company classifies all of its debt securities as available for sale. Securities available for sale are carried at fair value, based on quoted market prices or other third-party pricing services, with unrealized gains and losses, net of the related tax effect, reported in other comprehensive income. Realized gains and losses on securities available for sale are included in noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income / loss. Gains and losses on sales of securities are determined on the specific-identification method on a trade-date basis. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method. Premiums on callable debt securities are amortized to the earliest call date.

F-52

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Mortgage Loans Held for Sale

The Company originates residential mortgage loans to be sold. The Company accounts for mortgage loans held for sale at the lower of cost or market value. The market value for loans held for sale are based on what mortgage buyers are currently offering the Bank on a “best efforts” basis to buy the loans. Interest rate lock commitments with borrowers and the related derivative are not material as of December 31, 2025 and 2024.

Loans

Loans are stated at unpaid principal plus net deferred loan fees and costs, less the allowance for credit losses. Loan fees and associated costs are deferred and amortized into interest income over the life of the loan using the interest method if the impact of such accounting is material.

The accrual of interest is discontinued when a loan becomes 90 days past due and is not well collateralized and in the process of collection, or when management believes, after considering economic and business conditions and collection efforts, that the principal or interest will not be collectible in the normal course of business. Past due status is based on contractual terms of the loan. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest revenue on loans. Interest payments are applied to reduce the principal balance on nonaccrual loans. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, there is a sustained period of repayment performance and future payments are reasonably assured. Nonaccrual loans include smaller balance homogeneous loans of $100,000 or less that are collectively evaluated for impairment and individually classified impaired loans.

Allowance For Credit Losses - Loans

The Company adopted ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” (“CECL”) on January 1, 2023 using the modified retrospective approach.

The allowance for credit losses reflects management’s estimate of losses that will result from the inability of its borrowers to make required loan payments. Expected credit losses are reflected in the allowance for credit losses through a provision for credit losses. Management records loans charged off against the allowance for credit losses and subsequent recoveries, if any, increase the allowance for credit losses when they are recognized. Management uses a systematic methodology to determine its allowance for credit losses for certain off-balance sheet credit exposures. The allowance for credit losses is a valuation account that is deducted from the amortized costs basis to present the net amount expected to be collected on the loan portfolio. Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current and projected conditions, and reasonable and supportable forecasts. Peer group historical credit loss experience provides the basis for the estimation of credit losses. Adjustments to peer group historical loss information are made for differences in current loan-specific risk characteristics, such as differences in underwriting standards, portfolio mix, asset quality, as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or the health of the economy.

The Company’s secured by real estate loan portfolio is underwritten based primarily on the proposed borrower’s credit history and financial capacity. Risks that are common to the Company’s loans secured by real estate include general economic conditions, the personal or business circumstances of the borrowers, and reductions in collateral values. In addition to these common risks for the Company’s loans secured by real estate, the various loan classes within the segment also have certain risks specific to them. Common risks applicable to non-real estate loans include general economic conditions within the Company’s markets, such as unemployment, the personal or business circumstances of the borrowers, reductions in collateral values and demand for borrower’s products and services, as applicable. In addition to these common risks for the Company’s non-real estate loans, various non-real estate loan classes may also have certain risks specific to them.

F-53

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The allowance for credit losses is measured on a collective basis for pools of loans with similar risk characteristics. The Company has identified the following pools of financial assets with similar risk characteristics for measuring expected credit losses:

Real-estate loans

● Construction/development/land loans are highly dependent on the supply and demand for real estate in the Company’s markets. Prolonged deterioration in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for the Company’s borrowers.

● Farmland loans are made only to those borrowers who are strongly capitalized, have adequate management depth, demonstrate proven track records, display reliable cash flow, and have the ability to provide the Bank with necessary financial reporting.

● Residential loans are to individuals and are typically secured by previously built homes that conform to property requirements of secondary market investors or FHA or VA, as applicable. Significant and rapid declines in real estate values can result in residential mortgage loan borrowers having debt levels in excess of the current market value of the collateral.

● Junior mortgage loans are typically secured by second liens on residential real estate, thereby making such loans particularly susceptible to declining collateral values. A substantial decline in collateral value could render the Company’s second lien position to be effectively unsecured. Additional risks include lien perfection inaccuracies and disputes with first lien holders that may further weaken collateral positions. Further, the open-end structure of these loans creates the risk that customers may draw on the lines in excess of the collateral value if there have been significant declines since origination.

● Commercial owner-occupied loans are secured by owner-occupied nonfarm nonresidential properties for which the primary source of repayment is the cash flow from the ongoing operations and activities conducted by the party who owns the property. These loans are highly dependent on the ongoing operations of the owner and their ability to service the debt in accordance with the contractual terms and conditions of loan agreement.

● Commercial non-owner-occupied loans are secured by other nonfarm nonresidential properties where the primary source of repayment is derived from rental income associated with the property or the proceeds from the sale, refinancing, or permanent financing of the property. These loans are highly dependent on the supply and demand for commercial property within the Company’s market.

Non-real estate loans

● Commercial-other loans are primarily for commercial and industrial purposes to sole proprietorships, partnerships, corporations, and other business enterprises. These loans also include loans for purchasing or carrying securities or inventory and are primarily dependent on the ongoing operations of the borrower which can be significantly impacted by economic condition within the Company’s market.

● Consumer loans include loans secured by deposit accounts or personal property such as automobiles, boats, and motorcycles, as well as unsecured consumer debt. The value of underlying collateral, if any, within this class is especially volatile due to potential rapid depreciation in values since the date of loan origination in excess of principal repayment.

F-54

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

For collectively evaluated loans, the Company uses a weighted-average remaining maturity (“WARM”) method for each loan pool, whereby a long-term average loss rate is calculated and applied on a quarterly basis for the remaining life of the pool. Management has determined that peer loss experience provides the best basis for its assessment of expected credit losses to determine the allowance for credit losses.

Loans that do not share risk characteristics are evaluated on an individual basis. When the Company has determined that foreclosure on a collateral dependent loan is probable, or when the borrower is experiencing financial difficulty and the Company expects repayment of the loan to be provided substantially through the operation or sale of the collateral, the allowance for credit losses is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the loan exceeds the present value of expected cash flows from the operation of the collateral. The Company may, in the alternative, measure the expected credit loss as the amount by which the amortized cost basis of the loan exceeds the estimated fair value of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized costs basis of the loan exceeds the fair value of the underlying collateral less estimated cost to sell. The allowance for credit losses may be zero if the fair value of the collateral at the measurement date exceeds the amortized cost basis of the loan.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a modification will be executed with an individual borrower or the extension or renewal options included in the original or modified contract at the reporting date are not unconditionally cancellable by the Company.

The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.

Allowance for Credit Losses—Off-Balance Sheet Credit Exposures

The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet exposures is adjusted through the provision for credit losses. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The allowance for credit losses is calculated using the same aggregate reserve rates calculated for the funded portion of loans at the portfolio level applied to the amount of commitments expected to fund. The Company has identified pools of unfunded commitments which align with loans held for investment. The allowance for credit losses on off-balance sheet credit exposures is recorded on the other liabilities line item of the balance sheet.

F-55

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Allowance for Credit Losses—Available-for-Sale Securities

For available for sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or if it is more likely than not that it will be required to sell the security before recovery of the amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available for sale that do not meet the aforementioned criteria, the Company evaluates whether any decline in fair value is due to credit loss factors or other factors. In making this assessment, management considers any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income / (loss).

Changes in the allowance for credit losses under CECL are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2025 and 2024, there was no allowance for credit losses related to the available-for-sale portfolio.

The Company excludes accrued interest receivable from the amortized cost basis in measuring expected credit losses on the available-for-sale debt securities. Additionally, the Company does not record an allowance for credit losses on accrued interest receivable.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. Costs incurred for maintenance and repairs are expensed as incurred. The range of estimated useful lives for buildings and improvements is 10 to 40 years; for land improvements, 10 years; and for furniture and equipment, 3 to 10 years. The Company periodically reviews the carrying value of premises and equipment for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable.

Deferred Technology Expenses

Deferred technology expenses represent implementation and customization expenditures for the Company’s core technology platforms which are capitalized and amortized on a straight-line basis over their estimated useful life of 5 to 7 years. The Company periodically reviews the carrying value for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable.

F-56

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Leases

If material, the Company records a right-of-use asset, included in Other Assets, and a related lease liability, included in Other Liabilities, for eligible operating leases for which it is the lessee, which include leases for land, buildings, and equipment. Payments related to these leases consist primarily of base rent and, in the case of building leases, additional operating costs associated with the leased property such as common area maintenance and utilities. In most cases these operating costs vary over the term of the lease, and therefore are classified as variable lease costs, which are recognized as incurred in the consolidated statement of income. In addition, certain operating leases include costs such as property taxes and insurance, which are recognized as incurred in the consolidated statement of income. The Company’s operating leases may contain renewal options, most of which are excluded from the measurement of the right-of-use asset and lease liability as they are not reasonably certain to be exercised. The Company does not recognize a lease liability or right-of-use asset on the consolidated balance sheet related to short-term leases with a term of less than one year. Lease payments for short-term leases are recognized as expense over the lease term.

Restricted Stock

The Company owns stock in the Bankers Bank of Oklahoma. This stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Core Deposit Intangible

The Company has recorded a core deposit intangible from its acquisition of FSBEC. The core deposit intangible is being amortized on a straight-line basis over an estimated useful life of 10 years. At least annually, in the fourth quarter of the calendar year, the Company’s management evaluates its intangible assets for possible impairment. Impairment losses are measured by comparing the fair values of the intangible assets with their recorded amounts. Any impairment losses are reported as other noninterest expense in the consolidated financial statements.

The evaluation of remaining core deposit intangible for possible impairment involves reassessing the useful life and the recoverability of the intangible assets. The evaluation of the useful life is performed by reviewing the levels of core deposits of the branch acquired. The actual life of a core deposit may be longer than originally estimated due to more successful retention of customers or may be shortened due to more rapid runoff. Amortization of the core deposit intangible would be adjusted, if necessary, to amortize the remaining net book value over the remaining life of the core deposits. The evaluation for recoverability is only performed if events or changes in circumstances indicate that the carrying amount of the intangible may not be recoverable.

The evaluation of the core deposit intangible for the years ended December 31, 2025 and 2024, resulted in no impairments.

F-57

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Transfers of Financial Assets

Transfers of financial assets, including sales of loans, are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

Revenue Recognition

In addition to lending and related activities, the Company offers various services to customers that generate revenue. These revenues are presented within noninterest income and include service charges and fees, interchange income, and other transaction-based fees. Revenue is recognized when the transactions occur or as services are performed over primarily monthly or quarterly periods. Payment is typically received in the period the transactions occur. Fees may be fixed or, where applicable, based on a percentage of transaction size.

The Company records revenue from contracts with customers in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Accounting Standard Codification (“ASC”) 606). Under ASC 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the Company satisfies a performance obligation. Significant revenue has not been recognized in the current reporting period that results from performance obligations satisfied in previous periods.

The Company’s primary sources of revenue are derived from interest and fees earned on loans, investment securities and other financial instruments that are not within the scope of ASC 606. The Company has evaluated the nature of its contracts with customers and determined that further disaggregation of revenue from contracts with customers into more granular categories beyond what is presented in the Consolidated Statements of Loss is not currently necessary. The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed, charged either on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers.

Interchange Fees

Interchange and debit card transaction fees are primarily comprised of interchange fees earned whenever the Bank’s debit and credit cards are processed through card payment networks, such as Visa. The Bank’s performance obligation for debit card and interchange income is generally satisfied, and the related revenue recognized, on a transactional basis. Payment is typically received immediately or in the following month.

F-58

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Service Charges, Fees and Other Income

Service charge income is comprised of service charges on non-time deposit accounts. Service charges on accounts consist of account analysis fees, monthly service fees, check orders, and other account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied and the related revenue recognized, over the period in which the service is provided. Check orders and other account related fees are largely transactional based and therefore, the Company’s performance obligation is satisfied and related revenue recognized, at a point in time. Payment for service charges on accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Other operating income is primarily comprised of ATM fees, wire transfer fees, travelers check fees, revenue streams such as safe deposit box rental fees and other miscellaneous service charges. ATM fees are primarily generated when a Bank’s cardholder uses a non-Bank ATM or a non-Bank cardholder uses a Bank ATM. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Bank determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks and other services. The Bank’s performance obligations for fees and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

Gain from Sales of Mortgage Loans and Investment Securities

Gains from the sale of mortgage loans and investment securities are outside the scope of ASC 606. The accounting for these items is discussed elsewhere in the accounting policy footnote.

Marketing and Advertising

Marketing and advertising costs are expensed as incurred and totaled $1.3 million and $1.1 million for the years ended December 31, 2025 and 2024, respectively.

Income Taxes

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income taxes during the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for a portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable earnings and prudent and feasible tax planning strategies. Management weighs both the positive and negative evidence, giving more weight to evidence that can be objectively verified. The Company has established a full valuation allowance against net deferred tax assets.

F-59

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The income tax benefit or expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and / or penalties related to income tax matters in income tax expense.

Earnings / Loss Per Common Share

Basic earnings / loss per common share (EPS) is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the year, less the average number of non-vested restricted stock awards. Diluted EPS reflects the potential dilution from the issuance of additional shares of common stock caused by the exercise of stock options and warrants and restricted stock awards.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters at December 31, 2025 or 2024 that will have a material effect on the consolidated financial statements.

Comprehensive Income

Comprehensive income is defined as the change in equity from transactions and other events from non-owner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of other comprehensive income (loss) such as accounting for certain investments in debt securities.

Share-Based Compensation

The Company recognizes the cost of employee, vendor and director services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). The Company measures the cost of employee services received in exchange for an award based on the grant date fair value of the award. Forfeitures are accounted for as they occur. The Company uses the Black-Scholes method for estimating the fair value of options and warrants.

Warrants issued to shareholders as coverage warrants are classified as equity instruments and are accounted for at fair value as determined using the Black-Scholes model. The relative fair value of coverage warrants is recognized as a separate component of surplus and disclosed separately in the consolidated statements of stockholder’s equity. Compensation expense is not recognized on coverage warrants as no services are provided by the shareholder.

F-60

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Reclassifications

Certain prior year amounts may be reclassified to conform to the current year presentation. Such reclassifications, if any, were not material.

Reportable Operating Segment

The Company’s reportable segment is determined by the Chief Executive Officer, who is designated the chief operating decision maker, based upon information provided about the Company’s products and services offered, primarily banking operations. The segment is also distinguished by the level of information provided to the chief operating decision maker, who uses such information to review performance of various components of the business, which are then aggregated if operating performance, products/services, and customers are similar. The chief operating decision maker will evaluate the financial performance of the Company’s business components such as by evaluating revenue streams, significant expenses, and budget to actual results in assessing the Company’s segment and in the determination of allocating resources. The chief operating decision maker uses revenue streams to evaluate product pricing and significant expenses to assess performance and evaluate return on assets. The chief operating decision maker uses consolidated net income to benchmark the Company against its competitors. The benchmarking analysis coupled with monitoring of budget to actual results are used in assessment performance and in establishing compensation. Loans and investments provide the revenues in the banking operation. Interest expense on deposits and borrowings, credit losses, compensation & benefits, occupancy, and other operating expenses provide the significant expenses in the banking operation. All operations are domestic.

Accounting policies for segments are the same as for the Company. Segment performance is evaluated using consolidated net income.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” ASU 2023-07 expands segment disclosure requirements to require disclosure of significant segment expenses and other segment items on an annual and interim basis and to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption did not have a material impact on the Company’s consolidated financial statements and the Company has included the new required disclosures.

F-61

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” ASU 2023-09 requires public business entities to disclose in their rate reconciliation table additional categories of information about federal, state and foreign income taxes and to provide more details about the reconciling items in some categories if items meet a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid, net of refunds, disaggregated by federal, state, and foreign taxes for annual periods and to disaggregate the information by jurisdiction based on a quantitative threshold, among other things. The guidance is effective for the Company for fiscal years beginning after December 15, 2025, though early adoption is permitted. The Company elected to early adopt this guidance in its 2025 financial statements. Adoption did not have a material impact on the Company’s consolidated financial statements and the Company has included the new required disclosures.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” to provide more decision-useful information about an entity’s expenses by requiring entities to disclose additional detail on expenses reported in income statements. Under ASU 2024-03, entities will provide detailed disclosures in interim and annual periods of specified categories underlying certain expense captions. The guidance is effective for the Company for fiscal years beginning after December 15, 2026, though early adoption is permitted. The adoption of this guidance is not expected to have a material effect on the Company’s operating results or financial condition.

(2)	GOING CONCERN

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

The Company has experienced losses since inception in 2022 as it invests in the technology and personnel required to support a digital-first bank with a nationally recognized brand and a strategy to serve customers in every state. The Company incurred net losses of $14.8 million and $14.5 million and had negative cash flows from operations for the years ended December 31, 2025 and 2024, respectively, and has an accumulated deficit of $47.2 million as of December 31, 2025. The Company’s current level of capital is not expected to support the operating losses and to meet minimum regulatory capital requirements over the next 12 months.

On January 13, 2026, the Company entered into a Business Combination Agreement (BCA) with Digital Asset Acquisition Corp. (DAAQ). The BCA provides for a closing aggregate cash amount, as defined, equal to or greater than $50 million. As closure of this transaction is highly dependent on the actions of others and general market conditions, there can be no assurance that the Company will be able to obtain the additional capital when needed, if at all.

The consolidated financial statements do not include any adjustment to the carrying amounts and classification of assets, liabilities and reported expenses that may be necessary if the Company was unable to continue as a going concern.

F-62

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

(3)	INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities at December 31 were as follows:

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

US Treasury notes	$4,198	$5	$-	$4,203
Agency mortgage-backed securities	99,656	6	237	99,425
Municipal	158	-	2	156
Agency note	2,000	3	-	2,003
Agency guaranteed student loan bonds	57,245	2	328	56,919

Total	$163,257	$16	$567	$162,706

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

US Treasury notes	$198	$-	$-	$198
Municipal	236	-	11	225

Total	$434	$-	$11	$423

The amortized cost and estimated fair value of debt securities available for sale as of December 31, 2025, by contractual maturity, are shown below. Actual maturities and principal payments on mortgage-backed securities will differ from contractual maturities because of scheduled principal payments and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Due in 1 year or less	$4,156	$4,157
Due after one year through five years	2,200	2,205
Due after five years through ten years	-	-
Due after ten years	-	-
	6,356	6,362

Agency mortgage-backed securities	99,656	99,425
Agency guaranteed student loan bonds	57,245	56,919

Total	$163,257	$162,706

The fair value and unrealized losses of securities available for sale with temporary impairment as of December 31, 2025 and 2024 is shown below:

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2025

US Treasury notes	$-	$-	$-	$-	$-	$-
Agency mortgage-backed securities	87,693	237	-	-	87,693	237
Municipal	-	-	156	2	156	2
Agency notes	-	-	-	-	-	-
Agency guaranteed student loan bonds	51,585	328	-	-	51,585	328

Total	$139,278	$565	$156	$2	$139,434	$567

2024

Municipal	$-	$-	$225	$11	$225	$11

Total	$-	$-	$225	$11	$225	$11

F-63

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The number of securities with unrealized losses as of December 31, 2025 and 2024 were as follows:

	2025	2024

US Treasury notes	-	-
Agency mortgage-backed securities	19	-
Municipal	1	2
Agency notes	-	-
Agency guaranteed student loan bonds	19	-

Total	39	2

Management believes that all of the unrealized losses as of December 31, 2025 and 2024 are recoverable based upon review of the issuers and the nature of the securities. The impairment is due primarily to changes in the short- and long-term interest rate environment since the purchase of the securities and is not related to credit issues of the issuer. The Company has sufficient cash and borrowing sources to provide sufficient liquidity to hold the securities until maturity or recovery of the impairment. Since the Company does not intend to sell any of the investments before recovery of its amortized cost basis and has the ability and intent to hold these investments to maturity, there is currently no allowance for credit losses recorded against any securities in the Company’s available-for-sale securities portfolio at December 31, 2025.

Sales of securities available for sale for the years ended December 31, 2025 and 2024 were as follows:

	2025	2024

Proceeds from sales	$8,532	$-
Gross gains realized	132	-
Gross losses realized	-	-

At December 31, 2025 and 2024, there was $200 of investment securities pledged as collateral.

(4)	LOANS

A summary of the Company’s loans by portfolio segment as of December 31 is as follows:

	2025	2024

Residential real estate	$1,899	$522
Commercial real estate	10,268	960
Commercial and industrial	3,917	1,724
Consumer	1,618	579

Gross loans	17,702	3,785
Less: Allowance for credit losses	(227)	(43)

Net loans	$17,475	$3,742

The following presents the activity in the allowance for credit losses by loan portfolio segment for the years ended December 31, 2025 and December 31, 2024. Allocation of a portion of the allowance to one segment of loans does not preclude its availability to absorb losses in other segments.

F-64

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

	Residential	Commercial	Commercial
	Real Estate	Real Estate	and Industrial	Consumer	Total
2025

Balance at beginning of year	$11	$1	$27	$4	$43

Loans charged-off	-	-	(20)	(170)	(190)
Recoveries on loans	-	-	-	3	3

Net charge-offs	-	-	(20)	(167)	(187)

Provision	-	95	102	174	371

Balance at end of year	$11	$96	$109	$11	$227

	Residential	Commercial	Commercial
	Real Estate	Real Estate	and Industrial	Consumer	Total
2024

Balance at beginning of year	$4	$7	$13	$1	$25

Loans charged-off	-	-	-	-	-
Recoveries on loans	-	-	-	-	-

Net charge-offs	-	-	-	-	-

Provision	7	(6)	14	3	18

Balance at end of year	$11	$1	$27	$4	$43

Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. The Company reviews individually evaluated loans for designation as collateral dependent loans, as well as other loans that management of the Company designates as having higher risk. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses.

Under CECL, for collateral dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

F-65

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The following tables provide a breakdown between loans identified as collateral dependent assets (“CDAs”) and non-CDAs, by type and securing collateral, as well as collateral coverage for those loans at December 31, 2025 and 2024:

	2025
	CDA’s
	Residential	Commercial	Non
	Property	Property	CDA’s	Total
Residential real estate	$-	$-	$1,899	$1,899
Commercial real estate	-	-	10,268	10,268
Commercial and industrial	-	122	3,795	3,917
Consumer	-	-	1,618	1,618

Total	$-	$122	$17,580	$17,702

Total collateral value	$-	$92

	2024
	CDA’s
	Residential	Commercial	Non
	Property	Property	CDA’s	Total
Residential real estate	$-	$-	$522	$522
Commercial real estate	-	-	960	960
Commercial and industrial	-	134	1,590	1,724
Consumer	-	-	579	579

Total	$-	$134	$3,651	$3,785

Total collateral value	$-	$75

The Company utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of the risk grades is as follows:

●	Pass—This grade includes loans to borrowers of acceptable credit quality and risk. The Company further differentiates within this grade based upon borrower characteristics, which include: capital strength, earnings stability, leverage, and industry.

●	Special Mention—This grade includes loans that require more than a normal degree of supervision and attention. These loans have all the characteristics of an adequate asset, but due to being adversely affected by economic or financial conditions have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan.

●	Substandard—This grade includes loans that have well defined weaknesses, which make payment default or principal exposure possible, but not yet certain. Such loans are apt to be dependent upon collateral liquidation, a secondary source of repayment or an event outside of the normal course of business to meet the repayment terms.

●	Doubtful—These loans have all the weaknesses inherent in a “substandard” loan with the added factor that the weaknesses are so severe that collection or liquidation in full, on the basis of current existing facts, conditions and values, is extremely unlikely, but because of certain specific pending factors, the amount of loss cannot yet be determined.

●	Loss—This grade includes loans that are to be charged-off or charged-down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. “Loss” is not intended to imply that the asset has no recovery or salvage value, but simply that it is not practical or desirable to defer writing off all or some portion of the loan, even though partial recovery may be affected in the future.

F-66

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The following tables present the credit risk profile by risk grade for loans by origination year as of December 31, 2025 and 2024:

December 31, 2025
	2025	2024	2023	2022	2021	2020 & Prior	Grand Total

Residential real estate
Pass	$552	$867	$78	$135	$124	$143	$1,899
Special mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total	552	867	78	135	124	143	1,899

Commercial real estate
Pass	$9,599	$194	$43	$38	$-	$394	$10,268
Special mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total	9,599	194	43	38	-	394	10,268

Commercial and industrial
Pass	$2,972	$652	$11	$11	$137	$12	$3,795
Special mention	-	-	-	-	-	-	-
Substandard	-	122	-	-	-	-	122
Doubtful	-	-	-	-	-	-	-
Total	2,972	774	11	11	137	12	3,917

Consumer
Pass	$930	$633	$48	$-	$7	$-	$1,618
Special mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-
Total	930	633	48	-	7	-	1,618

Total	$14,053	$2,468	$180	$184	$268	$549	$17,702

December 31, 2024
	2024	2023	2022	2021	2020	2019 & Prior	Grand Total

Residential real estate
Pass	$14	$84	$79	$128	$-	$171	$476
Special mention	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	46	46
Doubtful	-	-	-	-	-	-	-
Total	14	84	79	128	-	217	522

Commercial real estate
Pass	$199	$429	$-	$-	$-	$292	$920
Special mention	-	-	-	-	-	-	-
Substandard	-	-	40	-	-	-	40
Doubtful	-	-	-	-	-	-	-
Total	199	429	40	-	-	292	960

Commercial and industrial
Pass	$812	$113	$71	$199	$277	$118	$1,590
Special mention	-	-	-	-	-	-	-
Substandard	-	-	16	-	-	118	134
Doubtful	-	-	-	-	-	-	-
Total	812	113	87	199	277	236	1,724

Consumer
Pass	$491	$60	$12	$11	$-	$-	$574
Special mention	-	-	-	-	-	-	-
Substandard	-	-	-	5	-	-	5
Doubtful	-	-	-	-	-	-	-
Total	491	60	12	16	-	-	579

Total	$1,516	$686	$218	$343	$277	$745	$3,785

F-67

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The following tables present an aging of the recorded investment in past due and nonaccrual loans, by loan class, as of December 31, 2025 and 2024. All nonaccrual loans are loans that have been delinquent for 90 days or more. There were no loans past due 90 days and still accruing interest at December 31, 2025 and 2024.

				Total	Current	Total	Non-Accrual
	30–59 Days	60–89 Days	90 + Days	Past Due	Loans	Loans	Loans
2025

Residential real estate	$-	$76	$-	$76	$1,823	$1,899	$-
Commercial real estate	-	-	-	-	10,268	10,268	-
Commercial and industrial	-	-	-	-	3,795	3,917	122
Consumer	16	-	-	16	1,602	1,618	-

	$16	$76	$-	$92	$17,488	$17,702	$122

2024

Residential real estate	$26	$-	$-	$26	$496	$522	$-
Commercial real estate	-	-	-	-	960	960	-
Commercial and industrial	77	-	-	77	1,647	1,724	-
Consumer	10	-	-	10	569	579	-

	$113	$-	$-	$113	$3,672	$3,785	$-

The following table presents recorded investment in loans on nonaccrual status, by class, as of December 31, 2025 and 2024. It also includes interest income recognized on nonaccrual loans for the year ended December 31, 2025

	Nonaccrual Loans		90 Days or More & Still Accruing at	Nonaccrual With No Specific Reserve as of	Interest Income Recognized For Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2025	2025
Residential real estate	$-	$-	$-	$-	$-
Commercial real estate	-	-	-	-	-
Commercial and industrial	122	-	-	-	48
Consumer	-	-	-	-	-

Total	$122	$-	$-	$-	$48

A loan modification generally occurs when a borrower is experiencing financial difficulty and the Company grants a concession to provide the borrower relief from one or more of the contractual loan conditions. Concessions that the Company might consider include the allowance of interest-only payments on a temporary basis, the reduction of interest rates, the extension of the loan term, the forgiveness of principal, or a combination of these. The Company had the following loan modifications for the year ended December 31, 2025. The Company did not have any loan modifications for the year ended December 31, 2024.

	2025
	Interest Only & Reduction in Interest Rate	Total

Residential real estate	$-	$-
Commercial real estate	-	-
Commercial and industrial	122	122
Consumer	-	-

Total	$122	$122

F-68

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

(5)	CONCENTRATIONS OF CREDIT RISK

The Company accepts deposits and grants loans to customers throughout the United States. The economic conditions of the market area may have an impact on the debtors’ ability to repay their loans. The following table summarizes the concentrations of loans by state as of December 31, 2025:

December 31,
2025

Oklahoma	23%
Colorado	12%
Florida	9%
Iowa	8%
Minnesota	8%
All other	41%

Total	100%

As of December 31, 2025 and 2024, the Company had a concentration of credit risk with its correspondent financial institution in the form of deposits in excess of FDIC-insured amounts. The Company evaluates the stability of the financial institutions it does business with in evaluating credit risk. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments noted above is represented by the contractual or notional amount of the account, less the amount covered by FDIC insurance.

The Company also has federal funds sold and excess balance accounts that are not considered deposits and as such are not covered by FDIC insurance. At December 31, 2025, federal funds sold of $18.1 million were held at 5 banks throughout the United States with balances ranging between $1.7 million and $5.2 million. At December 31, 2025, the excess balance account of $23.2 million was maintained at the Federal Reserve Bank.

(6)	PREMISES AND EQUIPMENT

Premises and equipment and depreciation and amortization expense as of and for the years ended December 31, 2025 and 2024 is summarized as follows:

	2025	2024

Land	$58	$58
Buildings and improvements	410	392
Furniture, fixtures, and equipment	972	948
Total premises and equipment	1,440	1,398
Less accumulated depreciation	(1,017)	(920)

Premises and equipment	$423	$478

Depreciation expense	$97	$91

(7)	CORE DEPOSIT INTANGIBLE

Core deposit intangible is associated with the November 30, 2022, acquisition of FSBEC. The core deposit intangible is being amortized over a 10-year period on a straight-line basis. The amortization expense was $14,000 for the years ended December 31, 2025 and 2024. At December 31, the gross core deposit intangible and accumulated amortization were as follows:

	2025	2024

Core deposit intangible	$140	$140
Accumulated amortization	(42)	(28)

Net carrying value	$98	$112

F-69

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Estimated amortization expense for the next 5 years and thereafter is as follows:

Year Ending December 31,
2026	$14
2027	14
2028	14
2029	14
2030	14
2031 and thereafter	28

$98

(8)	DEFERRED TECHNOLOGY EXPENSES

The Company incurs payments to various technology vendors for the implementation and customization of software used in its business. Such payments generally have a term ranging from 12 months to 84 months.

The following table summarizes deferred technology expenses and related accumulated amortization as of December 31:

	December 31,
	2025	2024

Deferred expenses	$4,001	$4,034
Accumulated amortization	(1,377)	(879)

Total	$2,624	$3,155

Amortization expense for the years ended December 31, 2025 and 2024 was $498 and $334.

(9)	DEPOSITS

The major classifications of deposits as of December 31 are as follows:

	2025	2024

Non Interest bearing transaction	$92,241	$60,392
Interest bearing transaction	48,141	27,285
Savings	97,168	81,592
Certificates of deposit	9,148	3,740

	$246,698	$173,009

The Company did not have any brokered deposits as of December 31, 2025 and 2024.

Certificates of deposit that meet or exceed the FDIC Insurance limit of $250,000 totaled $1.6 million as of December 31, 2025. All outstanding certificates of deposit were scheduled to mature in less than 1 year.

(10)	FAIR VALUE MEASUREMENTS

Overview

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

F-70

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Fair Value Hierarchy

Level 1

Valuation is based on inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2

Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as interest rates, yield curves observable at commonly quoted intervals, and other market-corroborated inputs.

Level 3

Valuation is generated from techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s valuation process.

Fair Value Measured on a Recurring Basis

The following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Investment Securities Available for Sale

We obtain fair values for debt securities from a third-party pricing service, which utilizes several sources for valuing fixed-income securities. The market evaluation sources for debt securities include observable inputs rather than significant unobservable inputs and are classified as Level 2. The service provider utilizes pricing models that vary by asset class and include available trade, bid and other market information. Generally, the methodologies include broker quotes, proprietary models, vast descriptive terms and conditions databases, as well as extensive quality control programs.

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024:

	2025
	Level 1	Level 2	Level 3	Total
Financial assets:

US Treasury notes	$4,203	$-	$-	$4,203
Agency mortgage-backed securities	-	99,425	-	99,425
Municipal	-	156	-	156
Agency note	-	2,003	-	2,003
Agency guaranteed student loan bonds	-	56,919	-	56,919

Total	$4,203	$158,503	$-	$162,706

	2024
	Level 1	Level 2	Level 3	Total
Financial assets:

US Treasury notes	$198	$-	$-	$198
Municipal	-	225	-	225

Total	$198	$225	$-	$423

During the years ended December 31, 2025 and December 31, 2024, there were no transfers between the various levels.

F-71

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Financial Assets and Financial Liabilities Measured on a Non-Recurring Basis

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value on a non-recurring basis:

Loans Held for Sale

Loans held for sale, which represent current mortgage production not yet sold, are recorded at the lower of current market prices or cost. The Company treats the loans held for sale as nonrecurring Level 2 in the event a write down were needed. Values are derived from sale prices obtained in an active market. Loans held for sale were carried at amortized cost as of December 31, 2025 and 2024. Interest rate lock commitments with customers and the related derivative were immaterial at December 31, 2025 and 2024, and have not been valued.

Individually Evaluated Loans

The fair value of individually evaluated loans, formerly “impaired” under incurred loss methodology, with specific allocations of the ACL is generally based on recent appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Such adjustments result in a Level 3 classification of the inputs for determining fair value. Collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Individually evaluated loans are evaluated on at least a quarterly basis for additional impairment and adjusted in accordance with the loan policy.

The following table presents assets measured at fair value on a non-recurring basis as of December 31, 2025 and 2024:

				Range Of
				Level 3
				Appraisal
	2025			Adjustments
	Level 1	Level 2	Level 3

Financial assets:

Individually evaluated loans	$-	$-	$92	0% - 10%

Total	$-	$-	$92

Range Of
Level 3
Appraisal
	2024			Adjustments
	Level 1	Level 2	Level 3

Financial assets:

Individually evaluated loans	$-	$-	-	0% - 10%

Total	$-	$-	$-

Summary Fair Value of Financial Assets and Liabilities

The following table summarizes the carrying amount and fair value of all financial assets and liabilities as of December 31, 2025 and 2024:

		2025
	Carrying	Fair Value Measurements
	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:

Cash and cash equivalents	72,399	72,399	72,399	-	-
Available for sale securities	162,706	162,706	4,203	158,503	-
Mortgage loans held for sale	600	612	-	612	-
Loans receivable, net	17,475	17,482	-	-	17,482
Accrued interest receivable	356	356	-	253	103

Financial Liabilities:

Time deposits	9,148	9,148	-	9,148	-
Accrued interest payable	1	1	-	1	-

F-72

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

		2024
	Carrying	Fair Value Measurements
	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:

Cash and cash equivalents	174,605	174,605	174,605	-	-
Available for sale securities	423	423	198	225	-
Mortgage loans held for sale	739	754	-	754	-
Loans receivable, net	3,742	3,635	-	-	3,635
Accrued interest receivable	27	27	-	3	24

Financial Liabilities:

Time deposits	3,740	3,740	-	3,740	-
Accrued interest payable	1	1	-	1	-

(11)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets. The contractual or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet information.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary.

As of December 31, 2025 and 2024, the Company had commitments to extend credit of the following:

	December 31,
	2025	2024

Home equity unused lines of credit	$568	$-
Construction loan commitments	5	-
Commercial lines of credit	100	-

Total	$673	$-

(12)	INCOME TAXES

The components of income tax expense (benefit) are summarized as follows for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Current taxes
Federal	$-	$-
State	-	-
	-	-
Deferred	(3,449)	(3,403)
Change in valuation allowance	3,449	3,403

	$-	$-

F-73

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

A reconciliation of actual income tax expense in the consolidated financial statements to the expected tax expense (computed by applying the statutory federal income tax rate of 21% to income before income taxes) for the years ended December 31, 2025 and 2024 is as follows:

	Years Ended December 31,
	2025		2024
		% of Pretax		% of Pretax
	Amount	Income	Amount	Income
U.S. federal statutory rate	$(3,117)	-21.0%	$(3,042)	21.0%

State income taxes, net of federal benefit	-	0.0%	-	0.0%
Nondeductible expenses:
Stock-based compensation	84	0.6%	38	-0.3%
Meals and entertainment	28	0.2%	41	-0.3%
Valuation allowance changes	3,005	20.2%	2,963	-20.5%

Income tax expense	$-	0.0%	$-	0.0%

The following is a summary of the components of the net deferred tax assets recognized in the accompanying statements of financial condition at December 31:

	December 31,
	2025	2024

Deferred Tax Assets
Start up costs	$713	$777
Stock based compensation	348	194
Net unrealized loss on available for sale securities	137	-
Other	75	-
Net operating losses	9,811	6,506
	11,084	7,477

Deferred Tax Liabilities
Net unrealized gain on available-for-sale securities	-	(1)
Other	(23)	(1)
	(23)	(2)

Valuation allowance	(11,061)	(7,475)

Net deferred tax assets	$-	$-

A valuation allowance has been established because the Company has not yet reported sufficient earnings to support the recognition of the deferred tax assets.

The Company has federal and state income tax net operating loss (“NOL”) carryforwards of the following as of December 31, 2025 and 2024 after consideration of IRS code section 382 NOL limitations:

	2025	2024	Expiration

Federal	40,796	26,900	Do not expire

Oklahoma	41,011	26,900	Do not expire

The Company is subject to federal income tax and income tax of the state of Oklahoma. Federal and Oklahoma income tax returns for the years ended December 31, 2024 and 2023 are open to audit.

In accordance with current accounting guidance, the Company records interest and penalties related to uncertain tax positions as part of income tax expense. There was no penalty or interest expense recorded for the years ended December 31, 2025 and 2024.

The Company does not have any material uncertain tax positions as of December 31, 2025 and 2024.

The Company is not subject to foreign income tax and has no foreign income from continuing operations.

F-74

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

(13)	RELATED-PARTY TRANSACTIONS

The Company by policy does not make loans to executive officers, directors, and their affiliates.

Demand deposits and time deposits to the Company’s executive officers, directors, significant shareholders, and employees, including their affiliated interests totaled $1,545 and $810 as of December 31, 2025 and 2024, respectively.

The Company rents office space in Oklahoma City from a board member of the Bank. Rent payments on this lease totaled $39 in both the year ended December 31, 2025 and 2024.

On April 4, 2024, the Company sold the AMB subsidiary of the Bank to a company controlled by a board member of the Bank.

Consulting expense includes payments to a related party board member in the amount of $75 for the years ended December 31, 2025 and 2024.

(14)	STOCK-BASED COMPENSATION

Equity Incentive Plan

The Company’s 2022 Equity Incentive Plan, which is shareholder approved, resolves that the Company reserve a total of 1,800,000 share of Class B Common Stock for issuance thereunder. Under the 2022 Equity Incentive Plan, the Board of Directors has the right to grant to key officers, employees and consultants options, warrants, restricted stock, and other equity.

Stock Options

Stock Option grants of Class B common shares may be issued under the 2022 Equity Incentive Plan to certain key employee(s), director(s) and/or advisor(s) of the Company, and the Board acknowledges that such individual(s) will provide important substantial services and believes that such services are a key to the success of the Company.

Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. Option awards have vesting periods ranging from 3 to 4 years and have 10 year contractual terms.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:

●	The risk-free interest rate is based on the U.S. Treasury rate for the expected term at the time of grant.
●	Volatility has been determined based upon average volatility for the banking industry.
●	The Company uses the simplified method to estimate the expected term which assumes a term equal to the midpoint between the requisite service period and the contractual term.
●	Forfeitures are accounted for as incurred.
●	The Company does not currently pay dividends.

Assumptions used for stock option grants during the years ended December 31, 2025 and 2024 were as follows:

	2025	2024

Risk-free interest rate	4.03%	4.18%
Expected term	7	7
Expected stock price volatility	40%	40%
Dividend yield	0.00%	0.00%
Calculated fair value	$3.42	2.46 - 2.95

A summary of stock option activity under the stock option plans during the years ended December 31, 2025 and 2024 is presented below:

		Weighted Average Exercise	Weighted Average Remaining Contractual	Aggregate Intrinsic
	Shares	Price	Term	Value
Outstanding December 31, 2023	892,000	$1.14	9.02 Yrs	$3,442,000

Granted	711,000	5.98
Exercised	-	-
Forfeited or expired	(65,000)	1.56

Outstanding December 31, 2024	1,538,000	$3.48	8.85 Yrs	$5,057,000

Granted	120,000	7.00
Exercised	(10,417)	1.00
Forfeited or expired	(120,666)	3.30

Outstanding December 31, 2025	1,526,917	3.59	7.78 Yrs	$4,848,917

Exercisable December 31, 2025	783,969	$2.29	7.32 Yrs	$3,689,542

F-75

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The following table summarizes stock option expense recognized and remaining unearned option expense as of and for the years ended December 31:

	2025	2024

Compensation expense recognized for options granted	$711	$362
Unvested stock-based compensation expense related to stock options	$1,588

The unvested stock-based compensation cost is expected to be recognized over a weighted-average period of 1.6 years.

Warrants

The Company has issued Class B warrant shares to various shareholders, directors, individuals and vendors. The warrants provide the holder with the option to purchase Class B Common Stock at an exercise price equal to the market price of the Company’s common stock at the date of grant. Those warrant awards have vesting periods ranging from 1 month to 3 years and have 10 year contractual terms.

For those warrants issued to shareholders during 2024 and 2025, compensation expense is not recognized in the consolidated financial statements as the warrants are not considered compensatory. These warrants, which were exercisable immediately, are included in the roll-forward of warrants and in the calculation of diluted earnings per share. Warrants issued to shareholders during 2025 and 2024 were as follows:

				(in 000’s)	(in 000’s)
				Total	Fair Value
			Black	Warrants	Allocated To
	Shareholder	Strike	Scholes	Fair	Surplus -
Year	Warrants	Price	Value	Value	Warrants

2024	921,931	6.00	2.95	2,720	1,823
2025	445,739	7.00	3.42	1,524	1,024

	1,367,670			4,244	2,847

Warrants issued to directors, individuals and vendors are expensed in the consolidated financial statements over the vesting period in a manner similar to stock options.

For warrant awards granted during the years ended December 31, 2025 and 2024, the fair value of each warrant award is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:

●	The risk-free interest rate is based on the U.S. Treasury rate for the expected term at the time of grant.
●	Volatility has been determined based upon average volatility for the banking industry.
●	The Company uses the simplified method to estimate the expected term which assumes a term equal to the midpoint between the requisite service period and the contractual term.
●	Forfeitures are accounted for as incurred.
●	The Company does not currently pay dividends.

Assumptions used for warrant grants during the years ended December 31, 2025 and 2024 were as follows:

	2025	2024

Risk-free interest rate	4.03%	4.18%
Expected term	7	7
Expected stock price volatility	40%	40%
Dividend yield	0.00%	0.00%
Calculated fair value	$3.42	2.46 - 2.95

A summary of activity under the warrant plans during the years ended December 31, 2025 and 2024 is presented below:

		Weighted Average Exercise	Weighted Average Remaining Contractual	Aggregate Intrinsic
	Shares	Price	Term	Value
Outstanding December 31, 2023	1,066,000	$1.14	9.00 Yrs	$2,720,000

Granted	1,273,718	6.00
Exercised	(386,000)	1.00
Forfeited or expired	-	-

Outstanding December 31, 2024	1,953,718	$4.26	9.14 Yrs	$5,353,449

Granted	495,739	7.00
Exercised	-	-
Forfeited or expired	-	-

Outstanding December 31, 2025	2,449,457	4.81	8.42 Yrs	$5,353,719

Exercisable December 31, 2025	2,379,298	$4.77	8.40 Yrs	$5,363,104

F-76

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The following table summarizes warrant expense recognized and remaining unearned warrant expense as of and for the years ended December 31:

	2025	2024

Compensation expense recognized for warrants granted	$332	$325
Unvested stock-based compensation expense related to warrants	$552

The unvested stock-based compensation cost is expected to be recognized over a weighted-average period of 0.3 years.

Restricted Stock

The Company issued 8,000 shares of immediately vested restricted stock to a vendor during the year ended December 31, 2025. These shares were valued at the market value of $7 per share on the date of grant and immediately expensed.

(15)	COMMON STOCK

The Company has authorized 100 million shares of Common Stock, par value $0.0001. The Common Stock has been issued in two classes: (A) one class has been denominated the “Class A Common Stock”, and (B) the other class has been denominated the “Class B Common Stock”. The Class A Common Stock comprises 25,000,000 shares, and the Class B Common Stock comprises 75,000,000 shares.

In the event of a liquidation or sale of the Company and after payment in full of all other creditors, the holders of Class A Common Stock shall be entitled to receive, in preference to the holders of the Class B Common Stock, the sum of their aggregate unrecouped original issue purchase price, or a pro rata portion thereof in the case of insufficient funds. Any excess funds are to be distributed among Class A and Class B holders on a pro-rated basis assuming conversion of all Class A shares into Class B shares.

The Class A Common Stock of any holder may be converted into Class B Common Stock at any time upon the election of such holder based on the Original Issue Price (original price paid for the Class A Common Stock). Additionally, all Class A Common Stock shall be automatically converted into Class B Common Stock, effective upon the occurrence of a Qualified Public Offering assuming that the closing price per share of the first trading day of the Company’s stock is at least 5 times the purchase price of the Class A stock.

(16)	EARNINGS / LOSS PER SHARE

The factors used in the basic and diluted earnings / loss per share computation follow:

	2025	2024
		Restated
Basic and diluted:
Net loss	$(14,842)	$(14,486)

Weighted average common shares outstanding	42,705,299	40,365,075

Earnings (loss) per common share	$(0.35)	$(0.36)

There were 3,952,802 and 3,491,718 stock options and warrants that were anti-dilutive for the years ended December 31, 2025 and December 31, 2024, respectively, due to the net loss position of the Company.

(17)	REGULATORY MATTERS

Consent Order

On May 1, 2024, the Bank agreed to a Consent Order from the FDIC and the Oklahoma State Banking Department (“State”), addressing, among other items, Board oversight, monitoring policies, internal control testing, management, operations, and increased capital for the Bank.

F-77

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The 2024 Consent Order was the result of an examination of the Bank by the FDIC and the State, which commenced in June of 2023, and resulted in certain criticisms of the Bank. No fine or penalty was imposed or required. The Consent Order requires that:

●	The Board of Directors increase participation in the Bank’s affairs by assuming responsibility for the approval of the Bank’s policies and objectives and for the oversight of the Bank’s executive and senior management, including approval of a process to monitor all Bank activities and compliance with the Bank’s Board-approved policies;
●	Board of Directors shall monitor the overall condition of the Bank, its risk profile, and compliance with internal policies, regulations, statutes, statements of policy, and rules;
●	The Bank shall notify the FDIC and State of the resignation or termination of any of the Bank’s directors or executive officers;
●	The Bank shall obtain the written approval of the State prior to the addition of any individual to the Board or the employment of any individual as an executive officer;
●	The Board update its existing business plan to provide updated goals and projections through the year 2026 and submit to the FDIC and State for comment and approval;
●	In the event there are changes to the business plan or any event that results in a deviation of 10%, the business plan must be resubmitted for comment and approval;
●	The Board shall create a written Capital Plan to ensure management is monitoring capital levels and submit to the FDIC and State for comment and approval;
●	After establishing an adequate Allowance for Credit Losses, the Bank shall maintain its Tier 1 Leverage Capital ratio equal to 14 percent of the Bank’s Average Total Assets;
●	The Tier 1 Leverage ratio shall be achieved and maintained through retention of earnings, collection of charged-off assets, reduction in total assets, sale of new equity, or any combination thereof;
●	While this order is in effect, the Bank shall not declare or pay dividends or bonuses, without the prior written consent of the FDIC and State;
●	The Board shall ensure that the interest rate risk management model report is prepared and reviewed by the Board quarterly;
●	The Board shall correct all apparent violations of laws or non-conformance with applicable rules and regulations noted in the Report of Examination of the Bank as of September 18, 2023;
●	The Board shall fully implement the existing Board-approved Audit and Compliance Assessment Policy;
●	The Bank shall conduct audits required by the Audit and Compliance Assessment Policy;
●	The Board shall engage an independent qualified audit firm to audit the Bank’s IT controls;
●	Management shall develop a formal audit tracking system for IT audit issues, vulnerability assessment and penetration test findings, and examination deficiencies;
●	The Board shall develop, approve, and implement the following formal policies and procedures:

○	Electronic Funds Transfer Policy;
○	Security Incident Response Policy; and
○	Item Processing Procedures.

●	The Board shall ensure that the following policies and programs are revised:

○	The Information Security program;
○	Business Continuity Management Plan; and
○	The Third-Party Security Policy.

●	The Board shall ensure that established IT-related committees meet formally and are performing their delegated IT responsibilities and duties, including conducting, at a minimum, quarterly meetings;
●	The Board shall ensure the Bank’s cybersecurity preparedness and resiliency is at a baseline maturity level. The results of managements cybersecurity evaluation shall be presented to the Board for review and approval;
●	The Board shall initiate procedures to improve the initial vendor analysis process;
●	The Board shall ensure management conducts a full-scope test of the Business Continuity Management Plan and the Incident Response Plan. A written summary of the results shall be provided to the Board;
●	The Bank shall furnish written progress reports to the FDIC and State detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. These reports shall be reviewed by the Board;

F-78

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The provisions of this Order will remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and State.

The Bank has satisfied a number of the concerns raised in the Consent Order. The de-SPAC transaction with DAAQ (defined below), if consummated, will satisfy the capital provisions of the Consent Order.

Capital Level Notification

On September 11, 2025, the FDIC notified the Bank that its Tier 1 capital level fell within the “Undercapitalized” capital category. As a result, the Bank is subject to mandatory requirements of Section 38 of the Federal Deposit Insurance Act including:

●	The Bank must submit an acceptable capital restoration plan
●	The Bank must comply with asset growth restrictions
●	The Bank must not pay dividends or any other capital distributions without prior approval
●	The Bank must obtain FDIC prior approval to make any acquisition, open any new branch offices, engage in any new line of business, or make any transfers or payments to any affiliate, including the Company.

(18)	REGULATORY CAPITAL

The Company’s principal source of funds for liquidity are dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid from the Bank without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above.

As also discussed in Note 17, the Bank is a federally-insured state-chartered bank and is subject to the rules and regulations of the Oklahoma State Banking Department and the Federal Deposit Insurance Corporation (“FDIC”). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank and its financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital, common equity Tier 1, Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). As of December 31, 2025 and 2024, the Bank does not meet all capital adequacy requirements to which it is subject, including those contained in the Consent Order.

As of December 31, 2025, the most recent notification from regulators categorized the Bank as “Undercapitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum (Tier I leverage, Tier I risk-based, total risk-based capital) ratios as set forth in the table below. Regulatory capital regulations require that regulated financial institutions hold a capital conservation buffer of an additional 2.5% on risk-based capital measures. The Bank is in compliance with the risk-based capital ratios after considering the capital conservation buffer.

F-79

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

The actual and required capital amounts and ratios are shown in the following table:

	Actual		Required for Capital Adequacy Purposes		Minimum Requirements To Be Well Capitalized Under Prompt Corrective Action Regulations
(000’s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2025:

Total Capital to risk weighted assets	$10,245	18.80%	$4,360	8.00%	$5,450	10.00%
Tier 1 (Core) Capital
to risk weighted assets	$10,015	18.37%	$3,270	6.00%	$4,360	8.00%
Common Tier 1 (CET1)	$10,015	18.37%	$2,453	4.50%	$3,543	6.50%
Tier 1 (Core) Capital
to average assets	$10,015	4.17%	$9,616	4.00%	$12,020	5.00%

December 31, 2024:

Total Capital to risk weighted assets	$10,035	61.29%	$1,310	8.00%	$1,637	10.00%
Tier 1 (Core) Capital
to risk weighted assets	$9,992	61.03%	$982	6.00%	$1,310	8.00%
Common Tier 1 (CET1)	$9,992	61.03%	$737	4.50%	$1,064	6.50%
Tier 1 (Core) Capital
to average assets	$9,992	5.80%	$6,890	4.00%	$8,613	5.00%

(19)	COMMITMENTS AND CONTINGENCIES

Legal Matters

In the normal course of business, the Company is involved in legal matters on a day-to-day basis. As of December 31, 2025, the Company had no significant litigation outstanding in which it was a defendant.

Data Processing Contracts

The Company has entered into several agreements for various data processing functions with varying payment requirements and expiration dates. The 2 most significant of these contracts require combined annual commitments (billed monthly) of approximately $6.0 million, subject to future changes in the size of the Company, and expire in 2030.

Operating Leases

The Company has the following operating leases as of December 31, 2025:

			Monthly	Related	Future Lease
Description	Address	Expiration	Lease	Party	Commitments

Office Building	Roswell, GA	Apr 30, 2026	$2	N	$10

Office Building	Oklahoma City, OK	Dec 31, 2026	$2	Y	24

			$4		$34

Rent expense for the years ended December 31, 2025 and 2024, including common area maintenance and rent payments on short-term leases, was $68 and $68, respectively.

F-80

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

(20)	SEGMENT INFORMATION

An operating segment is generally defined as a component of business for which discrete financial information is available and whose operating results are regularly reviewed by the chief operating decision maker. As a community-oriented financial institution, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers.

The chief operating decision maker makes operating decisions and assesses performance based on an ongoing review of the Company’s community banking activities (loan and deposit products), which constitutes the Company’s only operating segment for financial reporting purposes. The Company’s single segment is managed on a consolidated basis by the chief operating decision maker, which is the Executive Committee, consisting of the chief executive officer, chief financial officer, chief risk officer and chief strategy officer. The accounting policies of the community banking segment are the same as those described in the summary of significant accounting policies of the Company. The chief operating decision maker uses consolidated expense information to manage the operations of the segment. The consolidated expense information is the same as is reported on the statements of loss as consolidated net income / loss. The measure of segment assets is reported on the balance sheet as total consolidated assets

The chief operating decision maker uses consolidated net income to evaluate income generated from segment assets (return on assets) in deciding whether to reinvest profits into the community banking segment or into other parts of the entity, such as for whole bank or branch acquisitions or to pay dividends.

Net income is used to monitor budget versus actual results. The chief operating decision maker also uses net income in competitive analysis by benchmarking to the Company’s peer banking competitors. The competitive analysis along with the monitoring of budgeted versus actual results are used in assessing performance of the segment and in establishing management’s compensation.

The Company does not have intra-entity revenues or transfers.

(21)	CONDENSED FINANCIAL INFORMATION OF OLD GLORY HOLDING COMPANY – PARENT COMPANY ONLY

The following are the condensed Parent Company Only financial statements as of and for the years ended December 31, 2025 and 2024:

Condensed Balance Sheets	2025	2024

Assets
Cash and cash equivalents	$212	$196
Investment in subsidiary	9,562	10,070
Total assets	$9,774	$10,266

Liabilities and Stockholders’ Equity

Total liabilities	$-	$-

Common stock	4	4
Surplus	57,547	42,657
Accumulated deficit	(47,226)	(32,384)
Accumulated other comprehensive loss	(551)	(11)
Total stockholders’ equity	9,774	10,266
Total liabilities and stockholders’ equity	$9,774	$10,266

F-81

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data)

December 31, 2025 and 2024

Condensed Statements of Loss	2025	2024

Equity loss of subsidiary	$13,375	$13,631

Total loss	13,375	13,631

Other noninterest expense	1,467	855

Total expense	1,467	855

Loss before income taxes	14,842	14,486
Income tax benefit	-	-

Net loss	$14,842	$14,486

Condensed Statements of Cash Flows	2025	2024

Operating activities:

Net loss	$(14,842)	$(14,486)

Adjustments to reconcile net loss to net cash used by operating activities:
Undistributed loss of subsidiary	13,375	13,631

Net cash used by operating activities	(1,467)	(855)

Investing activities:
Capital transfer to bank subsidiary	(12,307)	(12,830)

Net cash used in investing activities	(12,307)	(12,830)

Financing activities:
Exercise of stock options & warrants	10	386
Issuance of Reg D Class A shares	3,120	12,542
Issuance of Reg D Class B shares	2,880	-
Issuance of Reg A Class B shares	7,780	939

Net cash provided by financing activities	13,790	13,867

Increase in cash and cash equivalents	16	182

Cash and cash equivalents, beginning of year	196	14

Cash and cash equivalents, end of year	$212	$196

Non-Cash Investing Activities:
Dividend to bank subsidiary for stock compensation	1,099	687

(22)	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 28, 2026, the date these consolidated financial statements were available to be issued.

On January 13, 2026, the Company entered into a Business Combination Agreement (BCA) with Digital Asset Acquisition Corp. (DAAQ). The BCA provides for a closing aggregate cash amount, as defined, equal to or greater than $50 million.

F-82

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2026	2025
(dollars in thousands, except share data)	(Unaudited)

Assets

Cash and due from banks	$6,680	$5,875
Federal funds sold	6,965	18,065
Excess balance account at the Federal Reserve	8,689	23,183
Interest bearing deposits with other banks	23,637	25,276
TOTAL CASH AND CASH EQUIVALENTS	45,971	72,399

Investment securities available for sale (amortized cost $203,357 and $163,257 at March 31, 2026 and December 31, 2025, respectively)	202,916	162,706
Mortgage loans held for sale	3,326	600

Loans receivable	22,631	17,702
Less: allowance for credit losses	(369)	(227)
NET LOANS	22,262	17,475

Restricted stock	38	38
Premises and equipment	471	423
Core deposit intangible	95	98
Accrued interest	521	356
Deferred technology expenses	2,608	2,624
Other assets	1,142	702
TOTAL ASSETS	$279,350	$257,421

See accompanying notes to consolidated financial statements

F-83

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED), CONTINUED

	March 31,	December 31,
	2026	2025
(dollars in thousands, except share data)	(Unaudited)

Liabilities and Stockholders’ Equity

Deposits:
Non interest bearing	$103,324	$92,241
Interest bearing	166,195	154,457
TOTAL DEPOSITS	269,519	246,698

Accrued interest and other liabilities	936	949
TOTAL LIABILITIES	270,455	247,647
Stockholders’ Equity:
Class A Common Stock, $0.0001 par value; 25,000,000 shares authorized; 21,676,674 and 21,674,662 shares issued at March 31, 2026 and December 31, 2025, respectively	2	2
Class B Common Stock, $0.0001 par value; 75,000,000 shares authorized; 22.948,379 and 22,268,066 shares issued at March 31, 2026 and December 31, 2025, respectively	2	2
Surplus	61,103	57,547
Accumulated deficit	(51,771)	(47,226)
Accumulated other comprehensive loss	(441)	(551)
TOTAL STOCKHOLDERS’ EQUITY	8,895	9,774

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$279,350	$257,421

See accompanying notes to consolidated financial statements

F-84

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

(dollars in thousands, except share data)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025

INTEREST AND DIVIDEND INCOME
Interest-bearing deposits in banks	$226	$194
Federal funds sold	242	1,594
Investment securities - taxable	2,220	115
Investment securities - tax exempt	1	1
Loans	406	126
TOTAL INTEREST AND INCOME	3,095	2,030

INTEREST EXPENSE
Interest-bearing transaction	151	111
Savings	305	260
Time	93	28
TOTAL INTEREST EXPENSE	549	399

NET INTEREST INCOME	2,546	1,631

Provision for credit losses	196	67

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	2,350	1,564

NONINTEREST INCOME
Deposit service charges and fees	251	115
Gain on sale of mortgage loans	117	92
Interchange fees	502	347
Other	22	12
TOTAL NONINTEREST INCOME	$892	$566

See accompanying notes to consolidated financial statements

F-85

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED), CONTINUED

(dollars in thousands, except share data)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025

NONINTEREST EXPENSE
Salaries and employee benefits	$2,638	$2,554
Stock compensation expense	883	275
Occupancy	42	53
Data processing & technology	2,394	1,797
Interchange	269	153
Insurance	149	84
Marketing and advertising	317	295
Consultants	98	144
Customer care	319	190
Professional	100	15
Bank director fees	81	69
Holding company director fees	100	119
Miscellaneous	397	496
TOTAL NONINTEREST EXPENSE	7,787	6,244
LOSS BEFORE INCOME TAXES	(4,545)	(4,114)
Income taxes	-	-
NET LOSS	$(4,545)	$(4,114)

Earnings (loss) per share:
Basic and Diluted	$(0.10)	$(0.10)

See accompanying notes to consolidated financial statements

F-86

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

(dollars in thousands, except share data)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025

NET LOSS	$(4,545)	$(4,114)

Other comprehensive income:
Unrealized holding gains on securities available for sale:
Unrealized gains arising during the period	110	132
Reclassification adjustment for realized gains on sale	-	-
Deferred income tax effect	-	-
Total other comprehensive income	110	132

TOTAL COMPREHENSIVE LOSS	$(4,435)	$(3,982)

See accompanying notes to consolidated financial statements

F-87

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(dollars in thousands, except share data)

	Class A Common	Class A	Class B Common	Class B	Surplus			Accumulated Other
	Shares Outstanding	Common Stock	Shares Outstanding	Common Stock	Common Stock	Warrants	Accumulated Deficit	Comprehensive Income (Loss)	Total

Balance, December 31, 2024	21,228,923	$2	20,457,355	$2	$40,834	$1,823	$(32,384)	$(11)	$10,266

Net loss	-	-	-	-	-	-	(4,114)	-	(4,114)
Other comprehensive income	-	-	-	-	-	-	-	132	132
Stock compensation expense	-	-	-	-	275	-	-	-	275
Issuance of Reg A Class B shares	-	-	687,209	-	5,017	-	-	-	5,017

Balance at March 31, 2025	21,228,923	2	21,144,564	2	$46,126	$1,823	$(36,498)	$121	$11,576

Balance, December 31, 2025	21,674,662	$2	22,268,066	$2	$54,700	$2,847	$(47,226)	$(551)	$9,774

Net loss	-	-	-	-	-	-	(4,545)	-	(4,545)
Other comprehensive income	-	-	-	-	-	-	-	110	110
Stock compensation expense	-	-	-	-	883	-	-	-	883
Issuance of restricted stock	-	-	150,000	-	-	-	-	-	-
Share adjustment	2,012	-	-	-	-	-	-	-	-
Issuance of Reg D Class B shares	-	-	530,313	-	2,673	-	-	-	2,673

Balance at March 31, 2026	21,676,674	$2	22,948,379	$2	$58,256	$2,847	$(51,771)	$(441)	$8,895

See accompanying notes to consolidated financial statements

F-88

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands, except share data)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025

Cash flows from operating activities:
Net loss	$(4,545)	$(4,114)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20	16
Provision for credit losses	196	67
Amortization of core deposit intangible	3	3
Amortization of deferred technology expenses	204	285
Gain on sale of mortgage loans	(117)	(92)
Proceeds from loan sales	6,057	5,535
Loans originated for sale	(8,666)	(4,704)
Net accretion of securities available for sale	(8)	(3)
Stock compensation expense	883	275
Net increase in accrued interest	(165)	(100)
Net increase in other assets	(440)	(140)
Net increase (decrease) in accrued interest and other liabilities	(13)	742
Net cash used in operating activities	(6,591)	(2,230)

Cash flows from investing activities:
Net increase in loans	(4,929)	(6,479)
Maturities / paydowns of investment securities available for sale	13,046	576
Purchases of investment securities available for sale	(53,243)	(20,179)
Reduction (increase) in deferred technology expenses	(188)	(261)
Purchases of premises and equipment	(18)	(3)
Net cash used in investing activities	$(45,332)	$(26,346)

See accompanying notes to consolidated financial statements

F-89

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED), CONTINUED

(dollars in thousands, except share data)	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025

Cash flows from financing activities:
Net change in non interest bearing deposits	$11,083	$5,450
Net change in interest bearing deposits	11,738	12,886
Capital contributions	2,673	5,017
Net cash provided by financing activities	25,494	23,353

Net decrease in cash and cash equivalents	(26,429)	(5,223)

Cash and cash equivalents at beginning of period	72,399	174,605

Cash and cash equivalents at end of period	$45,971	$169,382

Schedule of Certain Cash Flow Information

Interest paid	$549	$399

Income taxes paid	$-	$-

Non-Cash Investing Activities
Creation of right of use asset and liability	51	-

See accompanying notes to consolidated financial statements

F-90

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

(1)	NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of Old Glory Holding Company and its subsidiaries (collectively, the “Company”) conform to accounting principles generally accepted in the United States (“U.S. GAAP”) and practices within the banking industry. The accompanying interim consolidated financial statements have not been audited. A more detailed description of the Company’s accounting policies is included in the December 31, 2025 audited consolidated financial statements.

In management’s opinion, all necessary accounting adjustments have been made to fairly present the financial position and results of operations in the accompanying interim financial statements. These adjustments are normal and recurring accruals considered necessary for a fair and accurate presentation. The results for interim periods are not necessarily indicative of results for the full year or any other interim periods. The accompanying interim unaudited consolidated financial statements should be read in conjunction with the December 31, 2025 audited consolidated financial statements and related notes.

Nature of Operations

Old Glory Holding Company (the “Company”) is a Delaware Corporation formed in 2021 for the purpose of raising capital and acquiring what is now Old Glory Bank (the “Bank”).

The Company acquired First State Bank of Elmore County (“FSBEC”) on November 30, 2022. At the time, FSBEC had total assets of $13.7 million and was subsequently renamed Old Glory Bank. After the acquisition, Old Glory Bank successfully implemented nationwide online and mobile banking for both consumers and businesses which are located throughout the United States.

The Company also owns 100% of the equity of Old Glory Intellectual Property Holdings, LLC., a Georgia limited liability company, which entity holds intellectual property rights relating to Old Glory Bank’s trademarks.

The Bank operates under a charter granted by the Oklahoma State Banking Department and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Oklahoma State Banking Department. The Company is headquartered in Oklahoma City, Oklahoma, with its physical banking operation located in Elmore City, Oklahoma.

On January 13, 2026, the Company entered into a Business Combination Agreement (BCA) with Digital Asset Acquisition Corp. (DAAQ). The BCA provides for a closing aggregate cash amount, as defined, equal to or greater than $50 million to be paid to the Company.

F-91

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Principles of Consolidation

The consolidated financial statements have been prepared using the accrual basis of accounting and include the accounts of the Company, Bank, and AMB. All significant intercompany accounts and transactions have been eliminated. The Financial Accounting Standards Board (FASB) provides authoritative guidance regarding U.S. GAAP through the Accounting Standards Codification (ASC) and related Accounting Standards Updates (ASUs).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

An estimate that is particularly susceptible to significant change relates to the determination of the allowance for credit losses. While management uses available information to recognize credit losses on loans, future changes to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for credit losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for credit losses may change in the near term.

Other estimates relate to the determination of the fair value of investment securities and the valuation of deferred tax assets. The accounting policies for these items and other significant policies are presented below.

(2)	GOING CONCERN

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

The Company has experienced losses since inception in 2022 as it invests in the technology and personnel required to support a digital-first bank with a nationally recognized brand and a strategy to serve customers in every state. The Company incurred a net loss of $4.5 million for the three months ended March 31, 2026, and incurred net losses of $14.8 million and $14.5 million for the years ended December 31, 2025 and 2024, respectively. The Company also has an accumulated deficit of $51.8 million as of March 31, 2026. The Company’s current level of capital is not expected to support the operating losses and to meet minimum regulatory capital requirements over the next 12 months.

F-92

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

On January 13, 2026, the Company entered into a Business Combination Agreement (BCA) with Digital Asset Acquisition Corp. (DAAQ). The BCA provides for a closing aggregate cash amount, as defined, equal to or greater than $50 million to be paid to the Company. As closure of this transaction is highly dependent on the actions of others and general market conditions, there can be no assurance that the Company will be able to obtain the additional capital when needed, if at all.

The consolidated financial statements do not include any adjustment to the carrying amounts and classification of assets, liabilities and reported expenses that may be necessary if the Company was unable to continue as a going concern.

(3)	INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities as of the dates indicated were as follows:

	March 31, 2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

US Treasury notes	$200	$1	$-	$201
Agency mortgage-backed securities	105,836	144	117	105,863
Municipal	157	-	1	156
Agency guaranteed student loan bonds	97,164	23	491	96,696

Total	$203,357	$168	$609	$202,916

	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

US Treasury notes	$4,198	$5	$-	$4,203
Agency mortgage-backed securities	99,656	6	237	99,425
Municipal	158	-	2	156
Agency note	2,000	3	-	2,003
Agency guaranteed student loan bonds	57,245	2	328	56,919

Total	$163,257	$16	$567	$162,706

F-93

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

The amortized cost and estimated fair value of debt securities available for sale as of March 31, 2026, by contractual maturity, are shown below. Actual maturities and principal payments on mortgage-backed securities will differ from contractual maturities because of scheduled principal payments and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value

Due in 1 year or less	$157	$156
Due after one year through five years	200	201
Due after five years through ten years	-	-
Due after ten years	-	-
	357	357

Agency mortgage-backed securities	105,836	105,863
Agency guaranteed student loan bonds	97,164	96,696

Total	$203,357	$202,916

The fair value and unrealized losses of securities available for sale with temporary impairment as of the dates indicated is shown below:

	March 31, 2026
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

US Treasury notes	$-	$-	$-	$-	$-	$-
Agency mortgage-backed securities	22,007	117	-	-	22,007	117
Municipal	-	-	157	1	157	1
Agency guaranteed student loan bonds	82,279	491	-	-	82,279	491

Total	$104,286	$608	$157	$1	$104,443	$609

F-94

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

	December 31, 2025
	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

US Treasury notes	$-	$-	$-	$-	$-	$-
Agency mortgage-backed securities	87,693	237	-	-	87,693	237
Municipal	-	-	156	2	156	2
Agency notes	-	-	-	-	-	-
Agency guaranteed student loan bonds	51,585	328	-	-	51,585	328

Total	$139,278	$565	$156	$2	$139,434	$567

The number of securities with unrealized losses as of March 31, 2026 and December 31, 2025 were as follows:

	March 31,	December 31,
	2026	2025

US Treasury notes	-	-
Agency mortgage-backed securities	6	19
Municipal	1	1
Agency guaranteed student loan bonds	27	19

Total	34	39

Management believes that all of the unrealized losses as of March 31, 2026 and December 31, 2025 are recoverable based upon review of the issuers and the nature of the securities. The impairment is due primarily to changes in the short- and long-term interest rate environment since the purchase of the securities and is not related to credit issues of the issuer. The Company has sufficient cash and borrowing sources to provide sufficient liquidity to hold the securities until maturity or recovery of the impairment. Since the Company does not intend to sell any of the investments before recovery of its amortized cost basis and has the ability and intent to hold these investments to maturity, there is currently no allowance for credit losses recorded against any securities in the Company’s available-for-sale securities portfolio at March 31, 2026 or December 31, 2025.

F-95

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

At March 31, 2026, there was approximately $102.5 million of investment securities pledged as collateral to the Federal Reserve Bank of Kansas City for Discount Window availability.

(4)	LOANS

A summary of the Company’s loans by portfolio segment as of the dates indicated is as follows:

	March 31,	December 31,
	2026	2025

Residential real estate	$2,178	$1,899
Commercial real estate	11,506	10,268
Commercial and industrial	7,034	3,917
Consumer	1,913	1,618

Gross loans	22,631	17,702
Less: Allowance for credit losses	(369)	(227)

Net loans	$22,262	$17,475

The following presents the activity in the allowance for credit losses by loan portfolio segment for the three months ended March 31, 2026 and 2025. Allocation of a portion of the allowance to one segment of loans does not preclude its availability to absorb losses in other segments.

F-96

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

	Three Months Ended March 31, 2026
	Residential Real Estate	Commercial Real Estate	Commercial and Industrial	Consumer	Total

Balance at beginning of year	$11	$96	$109	$11	$227

Loans charged-off	-	-	-	(60)	(60)
Recoveries on loans	-	-	-	6	6

Net charge-offs	-	-	-	(54)	(54)

Provision	14	32	92	58	196

Balance at end of year	$25	$128	$201	$15	$369

	Three Months Ended March 31, 2025
	Residential Real Estate	Commercial Real Estate	Commercial and Industrial	Consumer	Total

Balance at beginning of period	$11	$1	$27	$4	$43

Loans charged-off	-	-	-	-	-
Recoveries on loans	-	-	-	-	-

Net charge-offs	-	-	-	-	-

Provision	-	17	28	22	67

Balance at end of period	$11	$18	$55	$26	$109

F-97

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. The Company reviews individually evaluated loans for designation as collateral dependent loans, as well as other loans that management of the Company designates as having higher risk. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses.

Under CECL, for collateral dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

The following tables provide a breakdown between loans identified as collateral dependent assets (“CDAs”) and non-CDAs, by type and securing collateral, as well as collateral coverage for those loans at March 31, 2026 and December 31, 2025:

	March 31, 2026
	CDA’s
	Residential	Commercial	Non
	Property	Property	CDA’s	Total
Residential real estate	$-	$-	$2,178	$2,178
Commercial real estate	-	-	11,506	11,506
Commercial and industrial	-	122	6,912	7,034
Consumer	-	-	1,913	1,913

Total	$-	$122	$22,509	$22,631

Total collateral value	$-	$-

	December 31, 2025
	CDA’s
	Residential	Commercial	Non
	Property	Property	CDA’s	Total
Residential real estate	$-	$-	$1,899	$1,899
Commercial real estate	-	-	10,268	10,268
Commercial and industrial	-	122	3,795	3,917
Consumer	-	-	1,618	1,618

Total	$-	$122	$17,580	$17,702

Total collateral value	$-	$92

F-98

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

The Company utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of the risk grades is as follows:

●	Pass—This grade includes loans to borrowers of acceptable credit quality and risk. The Company further differentiates within this grade based upon borrower characteristics, which include: capital strength, earnings stability, leverage, and industry.

●	Special Mention—This grade includes loans that require more than a normal degree of supervision and attention. These loans have all the characteristics of an adequate asset, but due to being adversely affected by economic or financial conditions have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan.

●	Substandard—This grade includes loans that have well defined weaknesses, which make payment default or principal exposure possible, but not yet certain. Such loans are apt to be dependent upon collateral liquidation, a secondary source of repayment or an event outside of the normal course of business to meet the repayment terms.

●	Doubtful—These loans have all the weaknesses inherent in a “substandard” loan with the added factor that the weaknesses are so severe that collection or liquidation in full, on the basis of current existing facts, conditions and values, is extremely unlikely, but because of certain specific pending factors, the amount of loss cannot yet be determined.

●	Loss—This grade includes loans that are to be charged-off or charged-down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. “Loss” is not intended to imply that the asset has no recovery or salvage value, but simply that it is not practical or desirable to defer writing off all or some portion of the loan, even though partial recovery may be affected in the future.

The following tables present the credit risk profile by risk grade for loans as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
Pass	$20,340	$17,580
Special Mention	1,407	-
Substandard	762	122
Doubtful	122	-
	$22,631	$17,702

F-99

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

The following tables present an aging of the recorded investment in past due and nonaccrual loans, by loan class, as of March 31, 2026 and December 31, 2025. All loans that have been delinquent for 90 days or more, as well as other loans with a well-defined weakness, are considered nonaccrual loans.

	March 31, 2026
	30–59 Days	60–89 Days	90 + Days	Total Past Due	Current Loans	Total Loans	Non- Accrual Loans

Residential real estate	$-	$-	$76	$76	$2,102	$2,178	$76
Commercial real estate	-	-	-	-	11,506	11,506	-
Commercial and industrial	-	-	-	-	7,034	7,034	122
Consumer	-	-	-	-	1,913	1,913	-

	$-	$-	$76	$76	$22,555	$22,631	$198

	December 31, 2025
	30–59 Days	60–89 Days	90 + Days	Total Past Due	Current Loans	Total Loans	Non- Accrual Loans

Residential real estate	$-	$76	$-	$76	$1,823	$1,899	$-
Commercial real estate	-	-	-	-	10,268	10,268	-
Commercial and industrial	-	-	-	-	3,795	3,917	122
Consumer	16	-	-	16	1,602	1,618	-

	$16	$76	$-	$92	$17,488	$17,702	$122

The following table presents recorded investment in loans on nonaccrual status, by class, as of March 31, 2026 and December 31, 2025. It also includes interest income recognized on nonaccrual loans for the three months ended March 31, 2026.

F-100

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

			90 Days or	Nonaccrual With	Interest Income
			More & Still	No Specific	Recognized For
	Nonaccrual Loans		Accruing at	Reserve as of	Three Months
	March 31,	December 31,	March 31,	March 31,	March 31,
	2026	2025	2026	2026	2026
Residential real estate	$76	$-	$-	$76	$-
Commercial real estate	-	-	-	-	-
Commercial and industrial	122	122	-	-	-
Consumer	-	-	-	-	-

Total	$198	$122	$-	$76	$-

A loan modification generally occurs when a borrower is experiencing financial difficulty and the Company grants a concession to provide the borrower relief from one or more of the contractual loan conditions. Concessions that the Company might consider include the allowance of interest-only payments on a temporary basis, the reduction of interest rates, the extension of the loan term, the forgiveness of principal, or a combination of these. The Company had the following loan modifications for the year ended December 31, 2025. The Company did not have any loan modifications for the three months ended March 31, 2026.

	December 31, 2025
	Interest Only &
	Reduction in
	Interest Rate	Total

Residential real estate	$-	$-
Commercial real estate	-	-
Commercial and industrial	122	122
Consumer	-	-

Total	$122	$122

(5)	CONCENTRATIONS OF CREDIT RISK

The Company accepts deposits and grants loans to customers throughout the United States. The economic conditions of the market area may have an impact on the debtors’ ability to repay their loans.

F-101

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

The Company has a concentration of credit risk with its correspondent financial institution in the form of an excess balance account at the Federal Reserve and fed funds sold. The Company evaluates the stability of the financial institutions it does business with in evaluating credit risk. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments noted above is represented by the contractual or notional amount of the account, less the amount covered by FDIC insurance. The Company had the following concentrations of invested cash as of the date indicated:

March 31,
2026
Excess balance account	$8,689
Fed funds investor 1	902
Fed funds investor 2	2,050
Fed funds investor 3	984
Fed funds investor 4	820
Fed funds investor 5	2,050
Fed funds investor 6	159
$15,654

(6)	DEFERRED TECHNOLOGY EXPENSES

The Company incurs payments to various technology vendors for the implementation and customization of software used in its business. Such payments generally have a term ranging from 12 months to 84 months.

The following table summarizes deferred technology expenses and related accumulated amortization as of the dates indicated:

	March 31,	December 31,
	2026	2025

Deferred expenses	$4,189	$4,001
Accumulated amortization	(1,581)	(1,377)

Total	$2,608	$2,624

Amortization expense for the three months ended March 31, 2026 and 2025 was $0.2 million and $0.3 million, respectively.

F-102

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

(7)	DEPOSITS

The major classifications of deposits as of the dates indicated are as follows:

	March 31,	December 31,
	2026	2025

Non Interest bearing transaction	$103,324	$92,241
Interest bearing transaction	51,615	48,141
Savings	102,368	97,168
Certificates of deposit	12,212	9,148

	$269,519	$246,698

The Company did not have any brokered deposits as of March 31, 2026 or December 31, 2025.

Certificates of deposit that meet or exceed the FDIC Insurance limit of $250,000 totaled $1.6 million as of March 31, 2026. All outstanding certificates of deposit were scheduled to mature in less than 1 year.

(8)	FAIR VALUE MEASUREMENTS

Overview

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 (“ASC 820”), Fair Value Measurements and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs classified within Level 3 of the hierarchy).

Fair Value Hierarchy

Level 1

Valuation is based on inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2

Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as interest rates, yield curves observable at commonly quoted intervals, and other market-corroborated inputs.

F-103

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Level 3

Valuation is generated from techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. The Company evaluates fair value measurement inputs on an ongoing basis in order to determine if there is a change of sufficient significance to warrant a transfer between levels. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s valuation process.

Fair Value Measured on a Recurring Basis

The following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Investment Securities Available for Sale

We obtain fair values for debt securities from a third-party pricing service, which utilizes several sources for valuing fixed-income securities. The market evaluation sources for debt securities include observable inputs rather than significant unobservable inputs and are classified as Level 2. The service provider utilizes pricing models that vary by asset class and include available trade, bid and other market information. Generally, the methodologies include broker quotes, proprietary models, vast descriptive terms and conditions databases, as well as extensive quality control programs.

F-104

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025:

	March 31, 2026
	Level 1	Level 2	Level 3	Total
Financial assets:

US Treasury notes	$201	$-	$-	$201
Agency mortgage-backed securities	-	105,863	-	105,863
Municipal	-	156	-	156
Agency guaranteed student loan bonds	-	96,696	-	96,696

Total	$201	$202,715	$-	$202,916

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Financial assets:

US Treasury notes	$4,203	$-	$-	$4,203
Agency mortgage-backed securities	-	99,425	-	99,425
Municipal	-	156	-	156
Agency note	-	2,003	-	2,003
Agency guaranteed student loan bonds	-	56,919	-	56,919

Total	$4,203	$158,503	$-	$162,706

During the three months ended March 31, 2026 and year ended December 31, 2025, there were no transfers between the various levels.

Financial Assets and Financial Liabilities Measured on a Non-Recurring Basis

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value on a non-recurring basis:

Loans Held for Sale

Loans held for sale, which represent current mortgage production not yet sold, are recorded at the lower of current market prices or cost. The Company treats the loans held for sale as nonrecurring Level 2 in the event a write down were needed. Values are derived from sale prices obtained in an active market. Loans held for sale were carried at amortized cost as of March 31, 2026 and December 31, 2025. Interest rate lock commitments with customers and the related derivative were immaterial and have not been valued.

F-105

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Individually Evaluated Loans

The fair value of individually evaluated loans, formerly “impaired” under incurred loss methodology, with specific allocations of the ACL is generally based on recent appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Such adjustments result in a Level 3 classification of the inputs for determining fair value. Collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Individually evaluated loans are evaluated on at least a quarterly basis for additional impairment and adjusted in accordance with the loan policy.

The following table presents assets measured at fair value on a non-recurring basis as of March 31, 2026 and December 31, 2025:

	March 31, 2026
	Level 1	Level 2	Level 3

Financial assets:

Individually evaluated loans	$-	$-	76

Total	$-	$-	$198

	December 31, 2025
	Level 1	Level 2	Level 3

Financial assets:

Individually evaluated loans	$-	$-	$92

Total	$-	$-	$92

F-106

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Summary Fair Value of Financial Assets and Liabilities

The following table summarizes the carrying amount and fair value of all financial assets and liabilities as of March 31, 2026 and December 31, 2025:

		2026
		Fair Value Measurements
	Carrying
	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:

Cash and cash equivalents	45,971	45,971	45,971	-	-
Available for sale securities	202,916	202,916	201	202,715	-
Mortgage loans held for sale	3,326	3,393	-	3,393	-
Loans receivable, net	22,262	22,336	-	-	22,336
Accrued interest receivable	521	521	-	396	125

Financial Liabilities:

Time deposits	12,212	12,212	-	12,212	-
Accrued interest payable	-	-	-	-	-

		2025
		Fair Value Measurements
	Carrying
	Amount	Total	Level 1	Level 2	Level 3
Financial Assets:

Cash and cash equivalents	72,399	72,399	72,399	-	-
Available for sale securities	162,706	162,706	4,203	158,503	-
Mortgage loans held for sale	600	612	-	612	-
Loans receivable, net	17,475	17,482	-	-	17,482
Accrued interest receivable	356	356	-	253	103

Financial Liabilities:

Time deposits	9,148	9,148	-	9,148	-
Accrued interest payable	1	1	-	1	-

(9)	STOCK-BASED COMPENSATION

Equity Incentive Plan

The Company’s 2022 Equity Incentive Plan, which is shareholder approved, resolves that the Company reserve a total of 1,800,000 share of Class B Common Stock for issuance thereunder. Under the 2022 Equity Incentive Plan, the Board of Directors has the right to grant to key officers, employees and consultants options, warrants, restricted stock, and other equity.

F-107

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Restricted Stock

During the three months ended March 31, 2026, the Company issued 150,000 shares of immediately vested restricted stock to employees and vendors. These shares were valued at the market value of $4.23 per share on the date of grant and immediately expensed. The Company did not issue restricted stock during the three months ended December 31, 2025.

(10)	EARNINGS / LOSS PER SHARE

The factors used in the basic and diluted earnings / loss per share computation follow:

	Three Months Ended
	March 31, 2026	March 31, 2025

Net loss	$(4,545)	$(4,114)

Weighted average common shares outstanding	44,264,315	42,068,550

Earnings (loss) per common share	$(0.10)	$(0.10)

There were 4,013,319 and 3,558,718 stock options and warrants outstanding as of March 31, 2026 and March 31, 2025. All outstanding options and warrants are anti-dilutive due to the net loss position of the Company.

(11)	REGULATORY MATTERS

Consent Order

On May 1, 2024, the Bank agreed to a Consent Order from the FDIC and the Oklahoma State Banking Department (“State”), addressing, among other items, Board oversight, monitoring policies, internal control testing, management, operations, and increased capital for the Bank.

The 2024 Consent Order was the result of an examination of the Bank by the FDIC and the State, which commenced in June of 2023, and resulted in certain criticisms of the Bank. No fine or penalty was imposed or required. The Consent Order requires that:

●	The Board of Directors increase participation in the Bank’s affairs by assuming responsibility for the approval of the Bank’s policies and objectives and for the oversight of the Bank’s executive and senior management, including approval of a process to monitor all Bank activities and compliance with the Bank’s Board-approved policies;

F-108

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

●	Board of Directors shall monitor the overall condition of the Bank, its risk profile, and compliance with internal policies, regulations, statutes, statements of policy, and rules;
●	The Bank shall notify the FDIC and State of the resignation or termination of any of the Bank’s directors or executive officers;
●	The Bank shall obtain the written approval of the State prior to the addition of any individual to the Board or the employment of any individual as an executive officer;
●	The Board update its existing business plan to provide updated goals and projections through the year 2026 and submit to the FDIC and State for comment and approval;
●	In the event there are changes to the business plan or any event that results in a deviation of 10%, the business plan must be resubmitted for comment and approval;
●	The Board shall create a written Capital Plan to ensure management is monitoring capital levels and submit to the FDIC and State for comment and approval;
●	After establishing an adequate Allowance for Credit Losses, the Bank shall maintain its Tier 1 Leverage Capital ratio equal to 14 percent of the Bank’s Average Total Assets;
●	The Tier 1 Leverage ratio shall be achieved and maintained through retention of earnings, collection of charged-off assets, reduction in total assets, sale of new equity, or any combination thereof;
●	While this order is in effect, the Bank shall not declare or pay dividends or bonuses, without the prior written consent of the FDIC and State;
●	The Board shall ensure that the interest rate risk management model report is prepared and reviewed by the Board quarterly;
●	The Board shall correct all apparent violations of laws or non-conformance with applicable rules and regulations noted in the Report of Examination of the Bank as of September 18, 2023;
●	The Board shall fully implement the existing Board-approved Audit and Compliance Assessment Policy;
●	The Bank shall conduct audits required by the Audit and Compliance Assessment Policy;
●	The Board shall engage an independent qualified audit firm to audit the Bank’s IT controls;
●	Management shall develop a formal audit tracking system for IT audit issues, vulnerability assessment and penetration test findings, and examination deficiencies;
●	The Board shall develop, approve, and implement the following formal policies and procedures:

○	Electronic Funds Transfer Policy;
○	Security Incident Response Policy; and
○	Item Processing Procedures.

●	The Board shall ensure that the following policies and programs are revised:

○	The Information Security program;
○	Business Continuity Management Plan; and
○	The Third-Party Security Policy.

●	The Board shall ensure that established IT-related committees meet formally and are performing their delegated IT responsibilities and duties, including conducting, at a minimum, quarterly meetings;
●	The Board shall ensure the Bank’s cybersecurity preparedness and resiliency is at a baseline maturity level. The results of managements cybersecurity evaluation shall be presented to the Board for review and approval;
●	The Board shall initiate procedures to improve the initial vendor analysis process;

F-109

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

●	The Board shall ensure management conducts a full-scope test of the Business Continuity Management Plan and the Incident Response Plan. A written summary of the results shall be provided to the Board;
●	The Bank shall furnish written progress reports to the FDIC and State detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. These reports shall be reviewed by the Board;

The provisions of this Order will remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC and State.

The Bank believes it has satisfied a number of the concerns raised in the Consent Order. The de-SPAC transaction with DAAQ (defined below), if consummated, will satisfy the capital provisions of the Consent Order.

Capital Level Notification

On September 11, 2025, the FDIC notified the Bank that its Tier 1 capital level fell within the “Undercapitalized” capital category. As a result, the Bank is subject to mandatory requirements of Section 38 of the Federal Deposit Insurance Act including:

●	The Bank must submit an acceptable capital restoration plan
●	The Bank must comply with asset growth restrictions
●	The Bank must not pay dividends or any other capital distributions without prior approval
●	The Bank must obtain FDIC prior approval to make any acquisition, open any new branch offices, engage in any new line of business, or make any transfers or payments to any affiliate, including the Company.

(12)	REGULATORY CAPITAL

The Company’s principal source of funds for liquidity are dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid from the Bank without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above.

The Bank is a federally-insured state-chartered bank and is subject to the rules and regulations of the Oklahoma State Banking Department and the Federal Deposit Insurance Corporation (“FDIC”). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank and its financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

F-110

OLD GLORY HOLDING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(dollars in thousands, except share data)

March 31, 2026

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital, common equity Tier 1, Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). As of March 31, 2026 and December 31, 2025, the Bank does not meet all capital adequacy requirements to which it is subject, including those contained in the Consent Order.

As of March 31, 2026, the most recent notification from regulators categorized the Bank as “Undercapitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum (Tier I leverage, Tier I risk-based, total risk-based capital) ratios as set forth in the table below. Regulatory capital regulations require that regulated financial institutions hold a capital conservation buffer of an additional 2.5% on risk-based capital measures. The Bank is in compliance with the risk-based capital ratios after considering the capital conservation buffer.

The actual and required capital amounts and ratios are shown in the following table:

	Actual		Required for Capital Adequacy Purposes			Minimum Requirements To Be Well Capitalized Under Prompt Corrective Action Regulations
(000’s omitted)	Amount	Ratio	Amount		Ratio	Amount	Ratio

March 31, 2026:

Total Capital to risk weighted assets	$9,510	14.59%	$5,215		8.00%	$6,518	10.00%
Tier 1 (Core) Capital to risk weighted assets	$9,138	14.02%	$3,911		6.00%	$5,215	8.00%
Common Tier 1 (CET1)	$9,138	14.02%	$2,933		4.50%	$4,237	6.50%
Tier 1 (Core) Capital to average assets	$9,138	3.42%	$10,685	*	4.00%	$13,356	5.00%

December 31, 2025:

Total Capital to risk weighted assets	$10,245	18.80%	$4,360		8.00%	$5,450	10.00%
Tier 1 (Core) Capital to risk weighted assets	$10,015	18.37%	$3,270		6.00%	$4,360	8.00%
Common Tier 1 (CET1)	$10,015	18.37%	$2,453		4.50%	$3,543	6.50%
Tier 1 (Core) Capital to average assets	$10,015	4.17%	$9,616	*	4.00%	$12,020	5.00%

●	The May, 2024 Consent Order requires a Tier 1 leverage ratio of 14%. This would result in required Tier 1 capital of $37.4 million and $33.7 million at March 31, 2026 and December 31, 2025, respectively.

(13)	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 29, 2026, the date these consolidated financial statements were available to be issued.

F-111

ANNEX A

BUSINESS COMBINATION AGREEMENT

 BY AND AMONG

 DIGITAL ASSET ACQUISITION CORP.

AND

 OLD GLORY HOLDING COMPANY

 DATED AS OF JANUARY 13, 2026

i

ii

ANNEXES AND EXHIBITS

Annex A	Supporting Sponsor Shareholders

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Company Support Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of PubCo Certificate of Incorporation
Exhibit E	Form of PubCo Bylaws
Exhibit F	Terms of Certificate of Incorporation and Bylaws of Surviving Corporation

iii

BUSINESS COMBINATION AGREEMENT

 This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 13, 2026, is made by and between Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ”), and Old Glory Holding Company, a Delaware corporation, registered as a Bank Holding Company under the Bank Holding Company Act of 1956 (the “Company”). DAAQ and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

 WHEREAS, DAAQ is a blank check company incorporated as a Cayman Islands exempted company on December 9, 2024 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

 WHEREAS, prior to the Closing, DAAQ shall domesticate as a Texas corporation in accordance with Chapter 10 of the Texas Business Organizations Code (the “TBOC”) and Section 206 of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement, with the continuing entity following the Domestication to be renamed as OGB Financial Company (“PubCo”);

 WHEREAS, after the Domestication and on the Closing Date, the Company will merge with and into PubCo (the “Merger” and, together with the Domestication and the other transactions contemplated hereby and under the Ancillary Documents, the “Transactions”), with PubCo being the surviving corporation in the Merger;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and each officer, director and advisor of DAAQ set forth on Annex A attached hereto (collectively, the “Supporting Sponsor Shareholders”) are entering into a sponsor support agreement (the “Sponsor Support Agreement”) substantially in the form attached hereto as Exhibit A, pursuant to which the Supporting Sponsor Shareholders have agreed to vote in favor of this Agreement and the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Domestication and the Merger);

 WHEREAS, concurrently with the execution of this Agreement, the Key Company Shareholders (as defined below) are entering into support agreements (each, a “Company Support Agreement”) substantially in the form attached hereto as Exhibit B, pursuant to which each such Key Company Shareholder has agreed to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Merger), and (b) take, or cause to be taken, any other actions set forth therein;

 WHEREAS, concurrently with the execution of this Agreement, each of DAAQ, the Sponsor, the Supporting Sponsor Shareholders, those additional Company Shareholders holding Company Shares equal to at least 1% of the Fully Diluted Company Capitalization, and the senior officers and directors of the Company and the Bank (as defined below) (collectively, the “Company Lock-Up Persons”), are entering into a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, each of the Sponsor, the Supporting Sponsor Shareholders and such Company Lock-Up Persons will agree not to effect any sale or distribution of any Equity Securities of PubCo held by any of them during the lock-up period described therein, on the terms and subject to the conditions set forth therein;

1

WHEREAS, the board of directors of DAAQ (the “DAAQ Board”) has (a) determined that this Agreement, the Ancillary Documents to which DAAQ is or will be a party, the Domestication, and the Transactions contemplated hereby and thereby (including the Domestication and the Merger) are in the best interests of DAAQ and the DAAQ Shareholders, (b) approved this Agreement, the Ancillary Documents to which DAAQ is or will be a party and the Transactions contemplated hereby and thereby (including the Domestication and the Merger) and (c) recommended, among other things, the approval and adoption of this Agreement and the Transactions (including the Domestication and the Merger) by the DAAQ Shareholders entitled to vote thereon;

 WHEREAS, the board of directors of the Company has (a) determined that this Agreement, the Ancillary Documents to which the Company is or will be a party, and the Transactions contemplated hereby and thereby (including the Merger) are in the best interests of the Company and the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions contemplated hereby and thereby (including the Merger) by the Company Shareholders entitled to vote thereon; and

 WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder with respect to each of the Domestication and the Merger, (b) the Domestication constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, including by reason of Section 368(a)(1)(A) of the Code, (clauses (a)-(c), the “Intended Tax Treatment”).

 NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1  Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2024 PCAOB Financial Statements” has the meaning set forth in Section 6.15(a).

“2025 PCAOB Financial Statements” has the meaning set forth in Section 6.15(a).

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“Acquisition Proposal” means, with respect to any Person, any proposal concerning any potential investment in, financing of, or sale of any assets (other than in, the case of a sale of assets, such sale as is in the ordinary course of business, consistent with past practice, and which could not reasonably be expected to impede, delay, interfere with or prevent the Merger) or equity or debt securities by such Person, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, financing, refinancing or otherwise, or any other potential transaction that would impede, delay, interfere with or prevent the Merger, or otherwise agree to, make, implement or consummate any of the foregoing. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the PIPE Financing, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an Acquisition Proposal.

“Additional DAAQ SEC Reports” has the meaning set forth in Section 5.9.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Class A Preference Amount” means the aggregate Per Class A Share Preference Amount.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Ancillary Documents” means the Sponsor Support Agreement, the Company Support Agreement, the Lock-Up Agreement, the PIPE Investor Subscription Agreements, the Registration Rights Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other Laws related to combating bribery, corruption and money laundering.

“Applicable Post-Closing Award Number” has the meaning set forth in Section 3.3.

“Applicable Post-Closing Award Price” means, with respect to any given Company Equity Award exchanged pursuant to Section 3.3 hereof, an exercise price equal to such exercise price set forth in such Company Equity Award as of immediately prior to the Effective Time, multiplied by a fraction, (i) the numerator of which is 10, and (ii) the denominator of which is the Per Share Participating Equity Value.

“Applicable Post-Closing Coverage Warrant Number” has the meaning set forth in Section 3.4.

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“Applicable Post-Closing Coverage Warrant Price” means, with respect to any given Company Coverage Warrant exchanged pursuant to Section 3.4 hereof, an exercise price equal to such exercise price set forth in such Company Coverage Warrant as of immediately prior to the Effective Time, multiplied by a fraction, (i) the numerator of which is 10, and (ii) the denominator of which is the Per Share Participating Equity Value.

“Applicable Post-Closing Exercise Period” means, with respect to any given Company Equity Award exchanged pursuant to Section 3.3 hereof, the remainder of the original term of such Company Equity Award, subject to earlier termination of such Company Equity Award as will be provided in the Award Exchange Agreement.

“Award Exchange Agreement” has the meaning set forth in Section 3.3 hereof.

“Bank” means the Old Glory Bank, an Oklahoma state-chartered bank that is directly wholly owned by the Company.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended, and the rules, regulations, interpretations, and guidance of the applicable federal banking agencies promulgated thereunder, which establishes the framework for bank mergers and applications, including the review process by federal banking agencies.

“Bank Regulatory Approvals” means, as applicable, all filings, notices, applications, consents, waivers, non-objections, clearances, Permits and expiration of waiting periods required (i) to be provided to or obtained from any Banking Regulator in connection with the consummation of the Transactions, including (A) the Federal Reserve (including, if applicable, any FR Y-3 or related filings) and (B) the Oklahoma State Banking Commissioner, or (ii) under any applicable law, including (A) the Bank Holding Company Act of 1956 and the regulations thereunder, or, (B) the Oklahoma Banking Code and related regulations in connection with the change in control of the Bank, and (C) any other applicable federal and state banking, consumer protection, or financial services Law.

“Banking Regulators” means, as applicable, the Board of Governors of the Federal Reserve System and its designees, the Federal Reserve Bank(s) with jurisdiction, the Oklahoma State Banking Department (and, if applicable, the Oklahoma State Banking Board), the Federal Deposit Insurance Corporation, and any other federal or state bank regulatory authority with supervisory or approval jurisdiction over the Parties or the Bank.

“Banking Services” has the meaning set forth in Section 4.23(d).

“Banking Services Customer Agreement” means (a) each standard form Contract or terms pursuant to which any Group Company provides Banking Services to any customer and (b) any Contract (or group of Contracts that, in the aggregate, are material) or terms pursuant to which any Group Company provides, or makes available, Banking Services to any customer that is not on any such standard form or includes any material deviations from any such standard form.

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“Banking Services Provider” means any insured depository institution that provides Banking Services to any customers of any Group Company.

“Banking Services Provider Agreement” means any Contract between any Group Company and any Banking Services Provider.

“Business Combination Proposal” has the meaning set forth in Section 6.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization or works council.

“Certificate of Merger” has the meaning set forth in Section 3.1.

“Certificates” has the meaning set forth in Section 3.5(a).

“CFC” has the meaning set forth in Section 4.16(e).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other amount payable to any Person as a result of the transactions contemplated by the Business Combination Proposal, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Class A Conversion Shares” means, for each Class A Share, the number of Class B Shares into which such Class A Share is convertible in accordance with Section 3 of Article V of the Company Certificate of Incorporation, which for purposes herein, will only apply at the Effective Time.

“Closing” has the meaning set forth in Section 2.2.

“Closing Aggregate Cash Amount” means an amount equal to the sum of (a) the cash proceeds to be received by DAAQ or any of its Affiliates from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the DAAQ Shareholder Redemption), (b) the aggregate cash proceeds actually received by DAAQ or any of its Affiliates in respect of the PIPE Financing, and (c) the cash proceeds to be received by DAAQ or the Company in connection with any other financing related to the Transaction.

“Closing Aggregate Cash Amount Schedule” has the meaning set forth in Section 2.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 6.4(b).

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“Closing Press Release” has the meaning set forth in Section 6.4(b).

“Closing Stock Consideration” means the sum of the aggregate Per Class A Share Stock Consideration, plus the aggregate Per Class B Share Stock Consideration.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986 and the rulings and regulations thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, dated November 9, 2021, as in effect on the date hereof.

“Company Class A Shares” means the Class A common stock of the Company, par value $0.0001.

“Company Class B Shares” means the Class B common stock of the Company, par value $0.0001.

“Company Compensatory Warrant” means, as of any determination time, each warrant to purchase Class B Shares that was issued by the Company, whether or not under the Company Equity Plan, to any current or former director, manager, officer, employee, independent contractor, stockholder/investor, vendor or other service provider of any Group Company, other than warrants to purchase Class B Shares that were issued to such holder in consideration for an investment in the Company as part of an offering or private placement of the Company’s Equity Securities and not in consideration for, or in connection with, such holder’s provision of services of any kind to the Company.

“Company Coverage Warrant” means, as of any determination time, each warrant to purchase Class B Shares that was issued by the Company that is not a Company Compensatory Warrant.

“Company D&O Persons” has the meaning set forth in Section 6.13(a).

“Company D&O Tail Policy” has the meaning set forth in Section 6.13(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to DAAQ by the Company concurrently with the execution and delivery of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company Compensatory Warrant, and/or each other equity or equity-based award to any current or former director, manager, officer, employee, independent contractor, stockholder/investor, vendor or other service provider of any Group Company which award provides rights of any kind to receive any Equity Security of Company under any Company Equity Plan, warrant, or otherwise that is outstanding.

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“Company Equity Plan” means the Old Glory Holding Company, 2022 Stock Incentive Plan and each other plan or award agreement that provides for any equity or equity-based award to any current or former director, manager, officer, employee, individual independent contractor, vendor or other service provider of any Group Company which award provides rights of any kind to receive Equity Securities of Company or benefits measured in whole or in part by reference to Equity Securities of Company, but excluding any Company Coverage Warrants.

 “Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2(c) (last sentence)-(e) (Capitalization), Section 4.3 (Authority) and Section 4.17 (Brokers).

“Company IT Systems” means all information technology and computer systems, networks and infrastructure, Software, databases, facilities and hardware, communication systems, servers, network equipment and related documentation (collectively, “IT Systems”), in each case, that are used in connection with the businesses of the Group Companies as currently conducted. Company IT Systems shall include Company Products.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Lock-Up Persons” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), none of the following (or the effect of any of the following), alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect, development or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes attributable to the announcement or pendency of the Transactions, (iv) changes in conditions of the credit, debt, financial, banking, capital or securities markets (including changes in interests or exchange rates, prices of any security or market index or commodity, or any disruption of such markets) generally in the United States or any other country or region in the world, (v) changes in any applicable Laws or changes or proposed changes in GAAP (or any interpretation thereof) after the date hereof, (vi) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)) or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing after the date hereof; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur if such change, event, effect, development or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

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“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, and granted under a Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Product” means any and all proprietary Software and other proprietary products or services (a) that any Group Company provides, sells, offers for sale, markets, distributes, licenses or otherwise makes commercially available, (b) from which any Group Company currently derives or has in the past two (2) years derived revenue or (c) that is in development as of the date of this Agreement or the Closing Date by or on behalf of any Group Company for the purpose of doing any of the foregoing.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 4.19.

“Company Related Party Transactions” has the meaning set forth in Section 4.19.

“Company Shareholder Written Consent” shall mean the (i) approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (ii) termination of the Company Shareholders Agreements, effective as of the Closing, by written consent of the holders of more than 85% of the issued and outstanding Company Shares (voting on an as-converted basis).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 6.11(a).

“Company Shareholders” means, collectively, the holders of Equity Securities of the Company at any time prior to the Effective Time.

“Company Shareholders Agreements” means, collectively, (i) the Company’s Stock Restriction Agreement, and (ii) the Company’s Registration Rights Agreement.

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“Company Shares” means the Company Class A Shares and the Company Class B Shares.

“Company Stock Restriction Agreement” means the Company’s Stock Restriction Agreement, dated November 9, 2021 (as amended).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any written or oral agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“DAAQ” has the meaning set forth in the introductory paragraph to this Agreement.

“DAAQ Board” has the meaning set forth in the recitals to this Agreement.

“DAAQ Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of DAAQ.

“DAAQ Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of DAAQ.

“DAAQ D&O Persons” has the meaning set forth in Section 6.12(a).

“DAAQ D&O Tail Policy” has the meaning set forth in Section 6.12(c).

“DAAQ Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by DAAQ concurrently with the execution and delivery of this Agreement.

“DAAQ Financial Statements” means all of the financial statements of DAAQ included in the DAAQ SEC Reports.

 “DAAQ Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.4 (Brokers) and Section 5.8(b)-(c) (Capitalization of DAAQ).

“DAAQ Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of DAAQ to consummate the Transactions.

“DAAQ Related Parties” has the meaning set forth in Section 5.11.

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“DAAQ Related Party Transactions” has the meaning set forth in Section 5.11.

“DAAQ SEC Reports” has the meaning set forth in Section 5.9.

“DAAQ Shareholder Approvals” means the approval of each of the Required Transaction Proposals by the affirmative vote of the requisite number of DAAQ Shares entitled to vote thereon in accordance with the requirements for proceedings and general meetings as set forth in the Governing Documents of DAAQ, whether in person or by proxy at the DAAQ Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of DAAQ, the rules and regulations of the Nasdaq and applicable Law.

 “DAAQ Shareholder Redemption” means the right of the holders of DAAQ Class A Shares to redeem all or a portion of their DAAQ Class A Shares (in connection with the Transactions or otherwise) as set forth in Governing Documents of DAAQ.

“DAAQ Shareholders” means the holders of DAAQ Shares.

“DAAQ Shareholders Meeting” has the meaning set forth in Section 6.8.

“DAAQ Shares” means (a) prior to the occurrence of the Domestication, collectively, the DAAQ Class A Shares and the DAAQ Class B Shares and (b) from and after the occurrence of the Domestication, PubCo Shares. Any reference to the DAAQ Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“DAAQ Unit” means the units issued in DAAQ’s initial public offering, each comprising one DAAQ Class A Share and one-half of one DAAQ Warrant.

“DAAQ Unit Separation” has the meaning set forth in Section 2.1(a).

“DAAQ Warrant” means a warrant issued by DAAQ to purchase one DAAQ Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Data Security Requirements” has the meaning set forth in Section 4.20(a).

“Director Election Proposal” has the meaning set forth in Section 6.8.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 6.8.

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy, agreement, arrangement or Contract, including any employment, consulting, service, bonus, incentive or deferred compensation, profit sharing, stock ownership, stock purchase, stock option, phantom stock, equity or equity-based compensation, severance, retention, supplemental retirement, retention, employee loan, change in control, vacation, paid time off, fringe benefit or similar plan, policy, program or agreement, whether or not subject to ERISA, that any Group Company maintains, sponsors or contributes to (or is required to contribute to), for the benefit of any current or former employee, independent contractor, officer, director or other individual service provider of the Group Company or under or with respect to which any Group Company has any current, contingent or potential liability or obligation.

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“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or human health or safety.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“Equity Value” means (a) $250,000,000, minus (b) Company Indebtedness as of the Closing Date, plus (c) unrestricted Company cash as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rulings and regulations thereunder.

“Exchange” means with respect to any Person, any U.S. or non-U.S. securities, commodities, futures, options, derivatives or other financial product exchange, transaction facility or other financial market or system (and its clearinghouse, if any) through which such Person or any of its Affiliates conducts trading.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.5(a).

“Exchange Agent Agreement” has the meaning set forth in Section 3.5(a).

“Exchange Fund” has the meaning set forth in Section 3.5(c).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FS Delivery Delay” has the meaning set forth in Section 8.1(h).

“Fully Diluted Company Capitalization” means, without duplication, the aggregate number of each Company Class B Share and each Company Class A Share (on an as-converted basis, with such conversion calculated in accordance with Section 3 of Article V of the Company Certificate of Incorporation) (a) issued and outstanding as of immediately prior to the Effective Time, and (b) issuable upon the exercise of any other Company Equity Awards or Coverage Warrants issued and outstanding prior to the Effective Time. For the avoidance of doubt, in no event shall the foregoing definition include or be deemed to include any Equity Securities issued or issuable pursuant to the PubCo Incentive Equity Plan.

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“GAAP” means United States generally accepted accounting principles.

“Governing Document Proposals” has the meaning set forth in Section 6.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), court, authority, agency, department, bureau, office, instrumentality, commission, legislative or executive body, authority, Self-Regulatory Organization, agency or official of or relating to any of the foregoing (including, for the avoidance of doubt, the SEC, FINRA and any relevant Exchange).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries (if any).

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

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“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) all indebtedness for borrowed money of any Person for which such Person has guaranteed payment, (d) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (e) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (f) leases required to be capitalized under GAAP, (g) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (h) all obligations for cash incentive, severance, deferred compensation or similar obligations arising prior to the Closing Date and the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts, determined as though all amounts were payable as of the Closing Date, and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates or extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, and operating and maintenance manuals; (e) Internet domain names and social media accounts, (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

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“Key Company Shareholders” means each director and officer of each of the Company and the Bank, and each Company Shareholder beneficially owning Company Shares equal to at least 5% of the Company’s outstanding Company Shares as of the date hereof.

“Latest Unaudited Balance Sheet” has the meaning set forth in Section 4.4(a).

“Law” means any federal, state, self-regulatory organization, local, foreign, national or supranational statute, law (including common and civil law), act, ordinance, treaty, rule, notice, code, regulation, Order, Permit or other binding directive or guidance issued, enacted, adopted, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Letter of Transmittal” has the meaning set forth in Section 3.5(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions, and excluding, for the avoidance of doubt, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice).

“Listing Application” has the meaning set forth in Section 6.20.

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Permits” has the meaning set forth in Section 4.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means a number of PubCo Shares equal to (a) the Equity Value, divided by (b) $10.00.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 6.8.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $500,000 per license or an ongoing licensee fee of less than $250,000 per year.

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“Oklahoma Banking Code” means Title 6 of the Oklahoma Statutes, as amended, and the rules and regulations promulgated thereunder by the Oklahoma State Banking Department, the Oklahoma State Banking Board, and the Oklahoma State Banking Commissioner, which provides the statutory framework for the regulation, supervision and licensing of state-charted banks and banking activities within the State of Oklahoma.

“Oklahoma State Banking Board” means the policymaking and rulemaking body established under section 6-202 of the Oklahoma Banking Code with oversight and supervisory authority over state-chartered banks in Oklahoma, including the authority to adopt rules, issue orders, and act on applications within its jurisdiction, including on bank mergers involving Oklahoma state-chartered institutions. The current chair of such body is Commissioner Mick Thompson.

“Oklahoma State Banking Commissioner” means the head or chief administrative and executive officer of the Oklahoma State Banking Department appointed under section 6-201 of the Oklahoma Banking Code. Mick Thompson is the current Oklahoma State Banking Commission, and this definition encompasses any successor appointments.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict, settlement, stipulation or decree entered, issued, made or rendered by any Governmental Entity.

“Participating Equity Value” means (a) the Equity Value, minus (b) the Aggregate Class A Preference Amount.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 6.15(a).

“Per Class A Share Preference Amount” means an amount equal to the Class A Liquidation Value (as defined in the Company Certificate of Incorporation), if any, to which such Class A Share is entitled, calculated in accordance with Section 2 of Article V of the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time.

 “Per Class A Share Stock Consideration” means a number of validly issued, fully paid and nonassessable PubCo Shares equal to (a) the sum of (x) the Per Class A Share Preference Amount applicable to such Class A Share (if any), plus (y) the product of (i) the Class A Conversion Shares into which such Class A Share is convertible, multiplied by (ii) the Per Share Participating Equity Value, divided by (b) $10.00.

 “Per Class B Share Stock Consideration” means a number of validly issued, fully paid and nonassessable PubCo Shares equal to (a) the Per Share Participating Equity Value, divided by (b) $10.00.”

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“Per Share Participating Equity Value” means (a) the Participating Equity Value divided by (b) the Fully Diluted Company Capitalization.

“Permit” means any Consent, approval, authorization, clearance, license, registration, permit, certificate grant of membership or qualification, in each case, which is granted by any Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) of record affecting title to such real property that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the business of the Group Companies, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the business of the Group Companies, and (e) grants by any Group Company of non-exclusive rights or non-exclusive licenses in Company Owned Intellectual Property in the ordinary course of business consistent with past practice.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity or Governmental Entity.

“Personal Data” or “PII” means all information that falls within the definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law or by any Group Company in any of its or their privacy policies, notices or Contracts, as well as all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual or household.

“PFIC” has the meaning set forth in Section 4.16(e).

“PIPE Financing” means a private investment in shares of PubCo to be completed as of the Closing.

“PIPE Investor” means the investors in the PIPE Financing.

“PIPE Investor Subscription Agreement” means the subscription agreements to be entered into by the PIPE Investors in connection with the PIPE Financing.

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“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding (including fines), cause of action, grievance, hearing, inquiry, investigation, enforcement, suit, arbitration, disciplinary action or Order (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the access, collection, use, storage, modification, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, deletion or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

“PubCo” has the meaning set forth in the recitals to this Agreement.

“PubCo Assumption Award” has the meaning set forth in Section 3.3.

“PubCo Board” has the meaning set forth in the recitals to this Agreement.

“PubCo Bylaws” has the meaning set forth in Section 2.1(a).

“PubCo Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“PubCo Designees” has the meaning set forth in Section 6.14(c).

“PubCo Incentive Equity Plan” has the meaning set forth in Section 6.16.

“PubCo Shares” means, following the Domestication, shares of common stock, par value $0.0001 per share, of PubCo.

“PubCo Warrant” has the meaning set forth in Section 3.4.

“Public Shareholders” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is licensed, provided or distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions currently listed at http://opensource.org/licenses/ or that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form, (b) be licensed for purposes of making derivative works or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise uses or occupies any Leased Real Property.

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“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” means the registration rights agreement to be entered into by and among PubCo, the Supporting Sponsor Shareholders and the Specified Company Shareholders, in a form mutually agreed to between the Company and DAAQ.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the Transactions and the Ancillary Documents and containing a prospectus and proxy statement of DAAQ, for the purposes of (a) registering under the Securities Act the DAAQ Shares and DAAQ Warrants issuable hereunder in the Domestication and the Merger, (b) providing DAAQ’s shareholders with the opportunity to redeem their DAAQ Class A Shares in connection with the DAAQ Shareholder Redemption and (c) soliciting proxies from DAAQ’s shareholders to obtain the requisite approval of the Transactions and the other matters to be voted on at the DAAQ Shareholders Meeting.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Transaction Proposals” has the meaning set forth in Section 6.8.

“Sanctioned Country” has the meaning set forth in Section 4.21(a).

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws administered by U.S. Customs and Border Patrol, and the EU Dual Use Regulation, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations or Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the DAAQ Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Exchange Act, any “self-regulatory organization” as such term is defined in U.S. Commodity Futures Trading Commission Rule 1.3, and any other U.S. or non-U.S. Exchange.

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“Signing Filing” has the meaning set forth in Section 6.4(b).

“Signing Press Release” has the meaning set forth in Section 6.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Company Shareholders” has the meaning set forth in Section 6.19.

“Sponsor” means DAAQ Sponsor LLC, a Delaware limited liability company.

“Sponsor Designees” has the meaning set forth in Section 6.14(b).

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority (or other percentage, as applicable) ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority (or other percentage, as applicable) of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Sponsor Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1(b).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever imposed by a Governmental Entity, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any successor or transferee liability for any of the aforementioned.

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“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed or required to be filed with any Governmental Entity.

“TBOC” has the meaning set forth in the recitals to this Agreement.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Transaction Litigation” has the meaning set forth in Section 6.2(d).

“Transaction Proposals” has the meaning set forth in Section 6.8.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“Unpaid Company Expenses” means the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, any Group Company (and not otherwise expressly allocated to DAAQ pursuant to the terms of this Agreement or any Ancillary Document), and that are unpaid as of immediately prior to the Closing, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Unpaid Company Expenses shall not include any Unpaid DAAQ Expenses.

“Unpaid DAAQ Expenses” means the aggregate amount of fees, expenses, commissions or other amounts that have been incurred by or on behalf of, and that are due and payable by, DAAQ (and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document) and that are unpaid as of immediately prior to the Closing, including in connection with (a) any deferred underwriting commissions, (b) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, underwriters, consultants or other agents or service providers of DAAQ incurred in connection with DAAQ’s initial public offering, (c) obligations owed by DAAQ to the Sponsor, (d) the evaluation, consideration, negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of DAAQ or (e) any other fees, expenses, commissions or other amounts that are expressly allocated to DAAQ pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Unpaid DAAQ Expenses shall not include any Unpaid Company Expenses.

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“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of April 28, 2025, by and between DAAQ and Lucky Lucko, Inc. (d/b/a Efficiency) (“Efficiency”).

ARTICLE 2
CLOSING TRANSACTIONS

Section 2.1  Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)  Domestication. Subject to receipt of the DAAQ Shareholder Approvals, at least one day prior to the Closing, DAAQ shall cause the Domestication to occur in accordance with Section 10.101-10.156 of the TBOC and Section 206 of the Cayman Companies Act. Immediately prior to the Domestication (i) in accordance with the Sponsor Support Agreement, each DAAQ Class B Share then issued and outstanding shall convert automatically, on a one-for-one basis, into a DAAQ Class A Share in accordance with the terms of the Sponsor Support Agreement and (ii) to the extent any DAAQ Units remain outstanding and unseparated, the DAAQ Units shall be separated into one DAAQ Class A Share and one-half of one DAAQ Warrant (the “DAAQ Unit Separation”). In connection with the Domestication, (i) DAAQ shall complete, make and procure all those filings required to be made with the Cayman Registrar in connection with the Domestication, and file with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act, (ii) DAAQ shall obtain a certificate of de-registration from the Cayman Registrar, (iii) DAAQ shall file with the Texas Secretary of State a Certificate of Conversion and a Certificate of Formation with respect to the Domestication, in form and substance reasonably acceptable to the Company, (iv) each DAAQ Class A Share then issued and outstanding shall become one PubCo Share, (v) each DAAQ Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one PubCo Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, (vi) the Governing Documents of DAAQ shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit D (the “PubCo Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit E (the “PubCo Bylaws”), of PubCo and (vii) DAAQ’s name shall be changed to “OGB Financial Company”.

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(b)  Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the TBOC, at the Effective Time, which shall occur no earlier than the day after the completion of the Domestication, the Company shall merge with and into PubCo. Following the Effective Time, the separate existence of the Company shall cease and PubCo shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2  Closing of the Transactions. The closing of the Transactions (the “Closing”) shall take place electronically through the exchange of documents via e-mail as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as DAAQ and the Company may agree in writing.

Section 2.3  Pre-Closing Deliveries.

(a)  Allocation Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to DAAQ an allocation schedule (the “Allocation Schedule”) setting forth (i) its good faith calculation of the Equity Value (including the Company’s good faith calculation of the Company’s Indebtedness and unrestricted cash, in each case, as of the Closing Date), (ii) its good faith calculation of the Merger Consideration, the Aggregate Class A Preference Amount, the Per Share Participating Equity Value, the Per Class B Share Stock Consideration, and the Per Class A Share Stock Consideration, (iii) the number and class of Company Shares held by each Company Shareholder, (iv) the number, type (e.g., Company Option or Company Compensatory Warrant), exercise or strike price, expiration date, Applicable Post-Closing Exercise Period, Applicable Post-Closing Award Price and Applicable Post-Closing Award Number of Company Equity Awards held by each Company Shareholder, (v) the number of Company Coverage Warrants held by each Company Shareholder, (vi) the Applicable Post-Closing Coverage Warrant Price and Applicable Post-Closing Coverage Warrant Number for each Company Coverage Warrant, the portion of the Merger Consideration allocated to each Company Equity Award and each Company Coverage Warrant pursuant to Section 3.3 and Section 3.4, respectively, and the Per Class A Share Stock Consideration or Per Class B Share Stock Consideration, as applicable, allocated to each Company Share pursuant to Section 3.2, as well as, in each case, reasonably detailed calculations with respect to the components and subcomponents thereof, (vii) a certification, duly executed by an authorized officer of the Company, that, to his or her knowledge and solely in his or her capacity as an officer of the Company (and without any personal liability), the information and calculations delivered pursuant to clauses (i) through (vi) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects and (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, and applicable Laws and, in the case of the Company Equity Awards, in accordance with the applicable Company Equity Plan and any applicable grant or similar agreement with respect to each Company Equity Award. The Company will review any comments to the Allocation Schedule provided by DAAQ or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by DAAQ or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) in no event shall the aggregate number of PubCo Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Shareholders) exceed the Merger Consideration and (y) DAAQ and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Shareholders under this Agreement or under the Exchange Agent Agreement, as applicable.

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(b)  Closing Aggregate Cash Amount Schedule. At least two (2) Business Days prior to the Closing Date, DAAQ shall deliver to the Company a reasonably detailed calculation of the Closing Aggregate Cash Amount (the “Closing Aggregate Cash Amount Schedule”), including each subcomponent thereof, and reasonably detailed supporting documentation and a certification, duly executed by an authorized officer of DAAQ, that, to his knowledge and solely in his capacity as an officer of DAAQ (and without any personal liability), the information and calculations in the Closing Aggregate Cash Amount Schedule is, and will be as of immediately prior to the Effective Time, (i) to his or her knowledge, true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement. DAAQ will review any comments to the Closing Aggregate Cash Amount Schedule provided by the Company or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by the Company or any of its Representatives. DAAQ may update the Closing Aggregate Cash Amount Schedule if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of DAAQ shareholders participating in the DAAQ Shareholder Redemption, not later than one (1) Business Day prior to the Closing Date.

(c)  Unpaid Expenses. At least two (2) Business Days prior to the Closing Date, (i) DAAQ shall deliver to the Company a reasonably detailed calculation of the Unpaid DAAQ Expenses, together with invoices and wire payment instructions from the recipients thereof and (ii) the Company shall deliver to DAAQ a reasonably detailed calculation of the Unpaid Company Expenses, together with invoices and wire payment instructions from the recipients thereof.

ARTICLE 3
 MERGER

Section 3.1  Merger; Effective Time. At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and DAAQ (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Texas. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Texas or at such later date and/or time as is agreed by DAAQ and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”). The Merger shall have the effects set forth in the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the TBOC. In addition, at the Effective Time, by virtue of the Merger, (a) the Governing Documents of the Surviving Corporation will be amended and restated in their entirety to be in the forms mutually agreed between the Company and DAAQ on or before January 31, 2026, in accordance with the terms set forth on Exhibit F, in each case, until thereafter changed or amended as provided therein or by applicable Law, and (b) the directors and officers of the Company as of immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

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Section 3.2  Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, and subject to Section 3.5(e):

(a)  each Class A Share issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive the Per Class A Share Stock Consideration, and each Class B Share issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive the Per Class B Share Stock Consideration; and

(b)  each Company Share held as of immediately prior to the Effective Time by the Company as treasury stock shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

 All of the Company Shares converted into the right to receive consideration as described in this Section 3.2 shall no longer be outstanding and shall cease to exist, and each holder of such Company Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration described in this Section 3.2.

Section 3.3  Treatment of Company Equity Awards. Each Company Equity Award issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any further action by DAAQ, the Company, or the holder of such Company Equity Award, become fully vested and then be canceled and extinguished at the Effective Time, after taking into account any automatic exercise feature provided for under the terms of any Company Compensatory Warrants.  Subject to the holder of a canceled Company Option signing and returning to the Company, prior to the Effective Time, a Company Equity Award exchange agreement in the form to be mutually agreed upon between DAAQ and the Company, each acting reasonably (the “Award Exchange Agreement”), which Award Exchange Agreement shall include a release of claims and indemnity in favor of DAAQ, each Sponsor, the Company and the PubCo for (i) all claims and actions relating to the issuance, cancelation, value, vesting, exercise price, and all other terms of the Company Equity Award and the PubCo Assumption Award (excluding only an express breach by PubCo of the PubCo Assumption Award following the granting thereof), plus (ii) the tax treatment of both such Company Equity Award and such PubCo Assumption Award, regardless as to when arising, and subject to the effectiveness of the Award Exchange Agreement, and, to the greatest extent permitted by Applicable Law, the PubCo will grant the holder of the Company Option a replacement award in the form of a fully vested nonstatutory stock option to purchase such number of PubCo Shares as is equal to the Per Class B Share Stock Consideration for the canceled Company Equity Award, rounded down to the nearest whole share (the “Applicable Post-Closing Award Number”), with an exercise price equal to the Applicable Post-Closing Award Price for the canceled Company Equity Award, rounded up to the nearest whole cent, exercisable for the Applicable Post-Closing Exercise Period (each, a “PubCo Assumption Award”). The PubCo Assumption Award is intended to be an “Assumed” award within the meaning of the Company Equity Plan.  Each PubCo Assumption Award shall be subject to the terms of a form of nonstatutory stock option as mutually agreed to between Company and DAAQ prior to the Closing, each acting reasonably.  For the avoidance of doubt, the PubCo Shares subject to the PubCo Assumption Awards shall not reduce the number of PubCo Shares subject to the PubCo Assumption Award and the PubCo Incentive Equity Plan.

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Section 3.4  Treatment of Company Warrants. Prior to the Effective Time, each holder of a Company Coverage Warrant and/or Company Compensatory Warrant not exchanged pursuant to Section 3.3 above, that was not otherwise exercised by the holder and is issued and outstanding immediately prior to the Effective Time, shall have the right and opportunity to exchange same into a new “PubCo Warrant” (in such form as mutually acceptable to company and DAAQ) to be settled in PubCo Shares on the same terms and conditions as were applicable to such Company Coverage Warrant and/or Company Compensatory Warrant immediately prior to the Effective Time (except for such changes as are required by applicable laws), equal to the product (rounded down to the nearest whole number) of (i) the number of Class B Shares subject to such Company Coverage Warrant or Company Compensatory Warrant immediately prior to the Effective Time, and (ii) the Per Class B Share Stock Consideration (the “Applicable Post-Closing Coverage Warrant Number”), and exercisable at the Applicable Post-Closing Coverage Warrant Price, rounded up to the nearest whole cent. Each PubCo Warrant issued hereunder shall include a release of claims and indemnity in favor of DAAQ, each Sponsor, the Company and the PubCo for (i) all claims and actions relating to the issuance, cancelation, value, vesting, exercise price, and all other terms of such Company Coverage Warrant and Company Compensatory Warrant (excluding only an express breach by PubCo of the PubCo Warrant following the granting thereof), plus (ii) the tax treatment of such Company Coverage Warrant or Company Compensation Warrant, regardless as to when arising.

Section 3.5  Exchange Procedures.

(a)  Prior to the Effective Time, DAAQ shall appoint Efficiency (or another Person mutually agreed to between Company and DAAQ) to act as exchange agent (the “Exchange Agent”), and the Company and DAAQ shall enter into an Exchange Agent Agreement with the Exchange Agent (the “Exchange Agent Agreement”), for the purpose of exchanging the certificates evidencing Company Shares, in physical or electronic form, as the case may be (the “Certificates”), on the stock transfer books of the Company as of immediately prior to the Effective Time for the portion of the Merger Consideration issuable in respect of such Company Shares pursuant to Section 3.2 and on the terms and subject to the other conditions set forth in this Agreement.

(b)  At least three (3) Business Days prior to the Closing Date, PubCo shall cause the Exchange Agent to mail or otherwise deliver, to the Company Shareholders a letter of transmittal (and the Company shall provide the Exchange Agent with the addresses and names of all such Company Shareholders prior to such time), which shall (i) contain instructions for use in effecting, among other things, the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration payable to such holder, (ii) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (iii) be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Company Shares held in book-entry form) as PubCo may specify, subject to reasonable approval of the Company (the “Letter of Transmittal”).

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(c)  At the Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 3.5 through the Exchange Agent, (i) evidence of PubCo Shares in book-entry form representing the Closing Stock Consideration issuable pursuant to  Section 3.2(a)(i) in exchange for the Company Shares outstanding as of immediately prior to the Effective Time (the “Exchange Fund”).

(d)  Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 3.2 shall be entitled to receive the portion of the Merger Consideration to which he, she or it is entitled on the date provided in Section 3.5(f) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)  If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, is delivered to the Exchange Agent in accordance with Section 3.5(d) (i) at least one (1) Business Day prior to the Closing Date, then PubCo and the Company shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date or (ii) less than one (1) Business Day prior to the Closing Date, then the Surviving Corporation shall take all necessary actions to cause the applicable portion of the Merger Consideration to be issued to the Company Shareholder in book-entry form within three (3) Business Days after such delivery.

(f)  If any portion of the Merger Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate is registered, it shall be a condition to the issuance of the applicable portion of the Merger Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

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(g)  No interest will be paid or accrued on the Merger Consideration. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.5, each Certificate (other than, for the avoidance of doubt, the Company Shares cancelled pursuant to Section 3.2(b)) shall solely represent the right to receive a portion of the Merger Consideration to which the Company Shares represented by such Certificate are entitled to receive pursuant to Section 3.2.

(h)  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding as of immediately prior to the Effective Time.

(i)  Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to PubCo or as otherwise instructed by PubCo, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Merger Consideration in accordance with this Section 3.5 prior to that time shall thereafter look only to PubCo for the issuance of the applicable portion of the Merger Consideration without any interest thereon. None of PubCo, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.6  Withholding. PubCo, the Company and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, however, that if a deduction or withholding is required under such applicable Tax Law in respect of a payment of consideration payable pursuant to this Agreement (including withholding with respect to compensatory payments or withholding required by reason of the failure to deliver any of the deliverables contemplated by Section 6.17 of this Agreement), then the applicable payor shall use commercially reasonable efforts to provide the applicable payee with a reasonable opportunity to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

 Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to DAAQ as follows:

Section 4.1  Organization and Qualification.

(a)  Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 4.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)  True and complete copies of the Governing Documents of each Group Company and the Company Shareholders Agreements have been made available to DAAQ, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreements.

(c)  Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 4.2  Capitalization of the Group Companies.

(a)  The authorized capital of the Company consists of 100,000,000 shares of Common Stock, $0.0001 par value per share, which has been issued in two classes: (A) “Class A Common Stock,” and (B) “Class B Common Stock.” The Class A Common Stock comprises 25,000,000 of the authorized shares, and the Class B Common Stock comprises 75,000,000 of the authorized shares. As of January 9, 2026, (A) 21,648,208 shares of the Company’s Class A Common Stock, par value $0.0001, were outstanding, and (B) 26,574,445 shares of Class B Common Stock, par value $0.0001, were outstanding. Section 4.2(a) of the Company Disclosure Schedules sets forth, as of January 9, 2026, a true and complete statement of (i) the number and type of Company Shares owned by each record holder, and (ii) the Original Issue Price and Class A Liquidation Value (each as defined in the Company Certificate of Incorporation) applicable to each share of Class A Common Stock.

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(b)  As of the date hereof, the Company has (A) 1,800,000 shares of Class B Common Stock issued or reserved to be issued under the Company’s 2022 Incentive Equity Plan, and (B) warrants to purchase 2,425,885 shares of Class B Common Stock issued and outstanding. Section 4.2(b) of the Company Disclosure Schedules sets forth, as of January 9, 2026, a true and complete statement of (i) with respect to each Company Equity Award and each Company Coverage Warrant, (A) the date of grant or purchase, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions) and (ii) with respect to any Company Option, whether such Company Option is an Incentive Stock Option. The Company Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder) and otherwise exempt from Section 409A of the Code. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreements or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with all applicable Laws and (D) are free and clear of all Liens (other than transfer restrictions under applicable Law or under the Company Shareholders Agreements). Except for the Company Equity Awards set forth on Section 4.2(b) of the Company Disclosure Schedules, the Company has no outstanding (x) equity appreciation, phantom equity, profit participation rights, or other equity or equity-based rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Company Shareholders Agreements or as set forth on Section 4.2(b) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c)  Section 4.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company that are (x) authorized and (y) issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, profit participation rights or other equity or equity-based rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. Except as set forth on Section 4.2(c) of the Company Disclosure Schedule, none of the Group Companies (i) owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security (other than of one or more other Group Companies) or (ii) is a partner or member of any partnership, limited liability company or joint venture (other than of one or more other Group Companies).

(d)  There is, and as of the Closing there will be, no Indebtedness of the Group Companies.

(e)  There are no Change of Control Payments of the Group Companies as of the date of this Agreement nor will there be any Change of Control Payments as of the Closing.

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Section 4.3  Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party have been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitute or will constitute, upon execution and delivery thereof, as applicable, valid, legal and binding agreements of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.4  Financial Statements; Undisclosed liabilities.

(a)  The Company has made available to DAAQ a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2023 and December 31, 2024 and the related audited consolidated statements of operations and cash flows of the Group Companies for each of the years then ended and (ii) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2025 (the “Latest Unaudited Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows of the Group Companies for the six (6)-month period then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which are attached as Section 4.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)  The audited consolidated balance sheets of the Group Companies as of December 31, 2025, and the related unaudited consolidated statements of operations and cash flows of the Group Companies for the year then ended, when delivered following the date of this Agreement in accordance with Section 6.7, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(c)  Except (i) as set forth on the face of the Latest Unaudited Balance Sheet, (ii) for liabilities incurred in the ordinary course of business since the date of the Latest Unaudited Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) as set forth on Section 4.4(c) of the Company Disclosure Schedules, and (v) for liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any liabilities, debts or obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, in each case, that would be required by GAAP to be set forth on the consolidated balance sheets of the Group Companies.

(d)  The Group Companies have established and maintain systems of internal accounting controls that provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)  Since December 1, 2022, except as set forth on Section 4.4(e) of the Company Disclosure Schedules, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(f)  No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and a Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid any disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiaries in the Financial Statements.

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Section 4.5  Consents and Requisite Governmental Approvals; No Violations. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Permits, (iii) violate, or constitute a breach under, any Order or applicable Law or Data Security Requirement to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except for (x) the notices contemplated by Section 6.21 hereunder or (y) in the case of any of clauses (iii) or (iv) above, as would not have a Company Material Adverse Effect.

Section 4.6  Permits. Each of the Group Companies holds, and, at all times since December 1, 2022, has held, all Permits (the “Material Permits”) that are required or are necessary to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not result in a Company Material Adverse Effect, and each such Material Permit is set forth in Section 4.6 of the Company Disclosure Schedules. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice has been received by any Group Company regarding any (A) actual or potential violation of, or failure to comply with, any term or requirement of any Material Permit or (B) revocation, cancellation, suspension, invalidation or termination of or refusal to renew any Material Permit and (iii) there is no Proceeding pending, or, to the knowledge of the Company, threatened in writing that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Material Permit.

Section 4.7  Material Contracts.

(a)  Section 4.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)  any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

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(ii)  any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iii)  any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv)  any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;

(v)  any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of PubCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, PubCo or any of its Affiliates after the Closing;

(vi)  any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $250,000 annually or (B) $1,000,000 over the life of the agreement;

(vii)  any Contract requiring any Group Company to guarantee the liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the liabilities of a Group Company, in each case in excess of $250,000;

(viii)  any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, other than (A) business and consumer loans and/or (B) customer overdrafts, in the case of each of (A) and (B), made in the ordinary course of business and consistent with past practice;

(ix)  any Contract related to a Company Related Party Transaction or a Company Shareholder Agreement;

(x)  any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Owned Intellectual Property;

(xi)  any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $100,000 or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof or accelerated vesting of any compensation or benefits upon the consummation of the Transactions or (C) that requires prior notice of termination of thirty (30) days or longer;

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(xii)  any Contract for the sale or transfer of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than sales, transfers, or acquisitions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii)  any CBA;

(xiv)  any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or PubCo or any of its Affiliates after the Closing);

(xv)  any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $250,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xvi)  any Contract between the any Group Company and any Governmental Entity;

(xvii)  any (A) license agreement relating to the use of any (y) third-party Intellectual Property Rights by any Group Company, except for (1) licenses for unmodified Off-the-Shelf Software, and (2) non-exclusive licenses with contractors, vendors or other service providers of any Group Company where such license is incidental to the performance by or receipt of services from such contractor, vendor or service provider; or (z) Company Owned Intellectual Property by a third party, except for grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property in the ordinary course of business consistent with past practice, (B) Contract relating to the acquisition, divestiture, or development of Intellectual Property Rights (other than Contracts with employees and contractors in the ordinary course of business consistent with past practice on the Company’s standard forms provided to DAAQ or substantially similar forms with respect to assignment of Intellectual Property Rights) or (C) Contract entered into to settle or resolve any Intellectual Property Rights-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements;

(xviii)  (A) any Contract pursuant to which any Group Company provides, or makes available, Banking Services to its customers (other than Contracts with individual retail customers in the ordinary course of business consistent with past practice), including (if applicable) each Banking Services Provider Agreement and (B) (if applicable) each Banking Services Customer Agreement; and

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(xix)  any Contract (or group of Contracts that, in the aggregate, are material) pursuant to which any Group Company provides brokerage services or investment advisory services to any customer that is not on the Company’s standard form or includes any material deviations from any such standard form.

(b)  (i) Each Material Contract is valid, legal and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract, and, to the Company’s knowledge, (A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract and (B) no party to a Material Contract has claimed a force majeure with respect thereto. Since December 1, 2022 through the date hereof, no Group Company has received written notice of (i) any material breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract or materially accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to DAAQ.

Section 4.8  Absence of Changes. Since January 1, 2025, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Group Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of DAAQ if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b).

Section 4.9  Litigation. Except as set forth on Section 4.9 of the Company Disclosure Schedules, there is no (and since December 1, 2022, there has not been any) Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by a Group Company pending against any other Person.

Section 4.10  Compliance with Applicable Law. Each Group Company (a) conducts (and since December 1, 2022 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company (including, for the avoidance of doubt, all Laws and Orders applicable to, or where compliance with any such Laws and Orders have been assumed by, any Group Company pursuant to any Banking Services Provider Agreement) and is not in violation of any such Law or Order and (b) except as set forth on Section 4.10 of the Company Disclosure Schedules, has not received any written communication from a Governmental Entity or any Banking Services Provider that allege that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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Section 4.11  Employee Plans.

(a)  Section 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided DAAQ with true and complete copies of, as applicable: (i) the current plan document and all amendments thereto (and for any unwritten plan, a summary of the material terms); (ii) the most recent summary plan description and all summaries of material modification thereto; (iii) the most recent determination, opinion or advisory letter received from the Internal Revenue Service; (iv) the most recent Form 5500 annual report (with all schedules and attachments thereto); (v) the most recent actuarial valuation report; (vi) all related trust agreements, insurance Contracts and other funding arrangements; (vii) pending voluntary correction filings with any Governmental Entity and a description of any pending self-correction actions; and (viii) any non-routine correspondence with any Governmental Entity.

(b)  No Employee Benefit Plan is, and no Group Company sponsors, maintains, contributes to, has any obligation to contribute to or otherwise has any current or contingent liability or obligation with respect to or under (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any current or potential liabilities or obligations to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA and for which the recipient pays the full cost of coverage (except as required by applicable Law). No Group Company has any current or contingent liabilities or obligations by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)  Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan. No Group Company has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any penalty, Tax or other liability under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)  There are no pending or, to the Company’s knowledge, threatened, claims or Proceedings with respect to any Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and, to the Company’s knowledge, there is no fact or circumstance that could give rise to any such claims or Proceedings. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

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(e)  Except as set forth on Section 4.11(e) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the Transactions would not (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding of any compensation or benefits, including severance payment, to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f)  No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the Transactions (alone or in combination with any other event) could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g)  The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 4.12  Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)  None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b)  There is no (and since December 1, 2022, there has not been any) Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c)  There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

(d)  The Group Companies have made available to DAAQ copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

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Section 4.13  Intellectual Property.

(a)  Section 4.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all (i) Company Registered Intellectual Property, (ii) material unregistered Marks, and (iii) Company Products. Section 4.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item. The Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable.

(b)  All necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office, Governmental Entity or Internet domain name registrars, in each case to maintain such Company Registered Intellectual Property in full force and effect. No issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. Except as set forth on Section 4.13(b) of the Company Disclosure Schedules, there are no material Proceedings, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c)  A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all such Company Licensed Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by such Group Company, free and clear of all Liens (other than Permitted Liens). The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the intellectual property used in or necessary for the operation of the Group Companies’ respective businesses as currently conducted. Immediately after the Closing, all Company Owned Intellectual Property will be owned or available for use by the Surviving Corporation on the same terms and conditions under which the Group Companies owned or used such Intellectual Property Rights as of the Closing, without the payment of any additional amounts or consideration.

(d)  Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have entered into a valid and enforceable written Contract whereby such Person has (i) agreed to maintain, protect, and not disclose the trade secrets and confidential information of all Group Companies and (ii) assigned, via a present assignment, to a Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Person’s employment or other engagement with such Group Company. To the Company’s knowledge, no Person has breached in any material respect any such Contract.

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(e)  Each Group Company has taken reasonable steps to safeguard and maintain the secrecy and value of any trade secrets, know-how and other confidential information included in the Company Owned Intellectual Property. Without limiting the foregoing, each Group Company has not disclosed (and, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in a requirement for any Group Company to disclose) any such trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information included in the Company Owned Intellectual Property or in the possession of each Group Company or of any written obligations with respect to such.

(f)  None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects in any material respect the validity, use or enforceability of any such Company Owned Intellectual Property.

(g)  To the Company’s knowledge, neither the conduct of the business of the Group Companies nor the use or exploitation of any Company Product or Company Owned Intellectual Property infringes, misappropriates, or otherwise violates, and in the past three (3) years has not infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any other Person.

(h)  Except as set forth on Section 4.13(h) of the Company Disclosure Schedules, since December 1, 2022, there has been no Proceeding pending, nor has any Group Company received any written communications or, to the Company’s knowledge, threats (i) alleging that the conduct of the business of any Group Company or the use or exploitation by any Group Company of any Company Product or Company Owned Intellectual Property has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any material Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any Company Product or to the conduct of the business of the Group Companies.

(i)  To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating, or has since December 1, 2022, infringed, misappropriated, misused, diluted or violated, any Company Owned Intellectual Property. Since December 1, 2022, no Group Company has asserted or, to the Company’s knowledge, threatened any Proceeding against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

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(j)  To the Company’s knowledge, each Group Company has obtained, possesses and is, in all material respects, in compliance with valid licenses to use all of Company IT Systems. No source code constituting Company Owned Intellectual Property has been (and, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both), will, or would reasonably be expected to, result in a requirement that any such source code be) delivered, released, licensed, or made available or otherwise disclosed by any Group Company to, or accessed by, any escrow agent or other Person, other than employees, contractors or service providers of the Group Companies subject to written agreements appropriately restricting the disclosure and use of such source code, and no Person other than the Group Companies and (solely in connection with their employment by or engagement with the Group Companies) such employees, contractors, and service providers has been granted any license or other right to, any such source code or, to the Company’s knowledge, is in possession of any such source code.

(k)  No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product any Public Software, in whole or in part, in each case in a manner that (i) has required or would require any Company Product to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) has granted, or would require any Group Company to grant, to any Person the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Product, (iii) limits in any manner the ability of the Group Companies to charge license fees or otherwise seek compensation in connection with the marketing, licensing, distribution, or making available of any Company Product.

Section 4.14  Labor Matters.

(a)  Since December 1, 2022, the Group Companies are, and for the last three years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, affirmative action, and unemployment insurance.

(b)  Since December 1, 2022, (i) none of the Group Companies (A) has or has had any material liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing and (B) has or has had any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except has not and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Group Companies.

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(c)  Since December 1, 2022, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material liability under WARN.

(d)  No Group Company is a party to or bound by any CBAs nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 1, 2022, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 1, 2022, there have been no labor organizing activities with respect to any employees of any Group Company.

(e)  To the knowledge of the Company, no current employee with annualized compensation at or above $100,000, has given notice or intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(f)  The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the applicable Group Company has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies reasonably expects no material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors or agents of the Group Companies, that, if known to the public, would bring any Group Company into material disrepute.

Section 4.15  Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to DAAQ. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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Section 4.16  Tax Matters.

(a)  Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)  Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c)  No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d)  No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)  No Group Company has (i) agreed to, is required to or has any application pending requesting permission to, make any change in accounting method or adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (ii) entered into, or received, any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings with or by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date. No Group Company will be required by applicable Law to include any income or gain in taxable income for any taxable period or portion thereof after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date, (B) prepaid amount received on or prior to the Closing Date, or (C) improper use of an accounting method. No Group Company has ever been or ever owned any (1) “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”) or (ii) “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code and (iii) no Group Company expects to be classified as a CFC or as a PFIC in the year of the Closing Date.

(f)  No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)  There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

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(h)  During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)  No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)  Since December 1, 2022, no written claims have been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn. The Group Companies have at all times been residents in the respective jurisdictions of their incorporation for Tax purposes and are not and have not at any time been treated or claimed by a Tax Authority to be treated as resident in, or as having an office, place of management, permanent establishment, permanent representative, or fixed place of business in, any other jurisdiction for Tax purposes.

(k)  No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)  No Group Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for its respective Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for its respective Intended Tax Treatment.

(m)  No Group Company is or has, in the five (5) year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(n)  The Group Companies have made available to DAAQ true and correct copies of all material income or franchise Tax Returns filed by any Group Company for each of the fiscal years starting on January 1, 2020.

(o)  The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state, and local) income Tax purposes. Each Subsidiary of the Company is an entity disregarded for federal (and, where applicable, state and local) income Tax purposes.

Section 4.17  Brokers. Except as set forth on Section 4.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.5).

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Section 4.18  Real and Personal Property.

(a)  Owned Real Property. No Group Company owns any real property, other than as listed on Section 4.18(a) of the Company Disclosure Schedules.

(b)  Leased Real Property. Section 4.18(b)(i) of the Company Disclosure Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased, subleased, licensed or similarly used or occupied by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True, correct and complete copies of all such Real Property Leases (including, for the avoidance of doubt, all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been made available to DAAQ. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge or as set forth on Section 4.18(b)(ii) of the Company Disclosure Schedules, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any party to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Leases. Except as set forth in Section 4.18(b)(iii) of the Company Disclosure Schedules, with respect to each of the Real Property Leases, there are no (i) written or oral subleases, licenses, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property or any portion thereof and (ii) outstanding options or rights of first refusal to purchase all or any portion of any Leased Real Property. The Leased Real Property comprises all of the real property used in, or otherwise related to the business of the Group Companies. No Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered, or collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(c)  Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business. The tangible assets and properties of the Group Companies are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the date of the Latest Unaudited Balance Sheet, occurred with respect to such assets and properties.

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Section 4.19  Transactions with Affiliates. Section 4.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), other than the Company, a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.19 are referred to herein as “Company Related Party Transactions”.

Section 4.20  Data Privacy and Security.

(a)  The Group Companies are and have been in compliance since December 1, 2022, in all material respects with all of the following to the extent relating to confidential or sensitive information or Personal Data (including the Processing thereof), or otherwise relating to privacy, security or security breach notification requirements and applicable to the businesses of the Group Companies: (i) all applicable Laws (including the Gramm Leach Bliley Act and the California Consumer Protection Act); (ii) the Group Companies’ internal and external privacy policies; (iii) all applicable industry standards; and (iv) applicable provisions of all Contracts relating to the foregoing (collectively, “Data Security Requirements”). Since December 1, 2022, no Group Company has received any notice of any claims of, or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements.

(b)  There are no pending, nor have there been any since December 1, 2022, material Proceedings against or investigations or inquiries into any Group Company initiated by any (i) Person, (ii) Governmental Entity (including any state securities regulatory authority) or (iii) regulatory or Self-Regulatory Organization (including FINRA) alleging that any Group Company or any Processing of Personal Data by or on behalf of any Group Company is in violation of any applicable Data Security Requirements.

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(c)  The Group Companies use commercially reasonable efforts to maintain and protect the confidentiality, integrity, and security of the Company IT Systems and to prevent any unauthorized use, access, interruption or modification of the Company IT Systems. The Company IT Systems are (i) together with the other IT Systems used or held for use by the Group Companies, sufficient for the immediate and currently anticipated future needs of the Group Companies and (ii) in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the businesses of the Group Companies. To the Company’s knowledge, the Company IT Systems do not contain any (A) unauthorized feature (including any worm, bomb, “trojan horse”, backdoor, clock, timer or other disabling device, code, design or routine) or defects, technical concerns or problems that would cause (with or without the passage of time) any Company IT System to be, in any material respect, erased, inoperable or otherwise incapable of being used or (B) computer code designed to disrupt, disable or harm in any material respect the operation of any Company IT System, either automatically, with the passage of time or upon command, or otherwise that would prevent the same from performing substantially in accordance with their user specifications or functionality descriptions.

(d)  Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, since December 1, 2022, no Group Company has been subject to any, or received any written notices of any or provided any notice to any Person in connection with any, (i) breaches of security (including theft, exfiltration, and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person), phishing incidents, ransomware or malware attacks, or other security incidents affecting (A) the Company IT Systems in any material respect or (B) any Personal Data stored or maintained by any Group Company (or any third party on its or their behalf) or (ii) failures, breakdowns, continued substandard performance or other adverse events affecting any Company IT Systems that have caused any material disruption of or material interruption in or to the use of the Company IT Systems.

(e)  Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 4.21  Compliance with International Trade and Anti-Corruption Laws.

(a)  Neither the Group Companies nor any of their directors, officers or employees nor, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, since December 1, 2022, (i) a Person named on any Sanctions and Export Control Laws-related list of designated or restricted Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory (a “Sanctioned Country”) which is or has since December 1, 2022 been the subject or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); (iii) an entity 50% or greater owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i), (ii) or (iii). No Group Company has engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under Sanctions and Export Control Laws.

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(b)  Neither the Group Companies nor any of their directors, officers or employees or agents nor, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks, facilitation payments or other similar payments to or from any Person or government official in order to influence official action or otherwise obtain an improper advantage, (ii) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a government official in order to influence official action or otherwise obtain an improper advantage, or (iii) any other Person in order to induce them to perform their work duties disloyally or otherwise improperly or in any manner that would constitute bribery or an illegal kickback, or would otherwise violate Anti-Corruption Laws. For the purposes of this section, a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise violated any Anti-Corruption Laws.

(c)  Since December 1, 2022, no Group Company has received from any Governmental Entity or other Person any written notice, inquiry or allegation; made any disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or alleged violation, in each case related to Anti-Corruption Laws or anti-bribery laws or Sanctions and Export Control Laws.

(d)   No Group Company is a TID U.S. business (as such term is defined at 31 CFR §800.248).

Section 4.22  Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement or in any other document submitted or to be submitted to any other Governmental Entity or in any announcement or public statement regarding the Transactions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision), (b) when the Registration Statement / Proxy Statement is declared effective by the SEC, (c) when the Registration Statement / Proxy Statement is mailed to DAAQ Shareholders, (d) at the time of the DAAQ Shareholders Meeting, or (e) at the Closing. Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of DAAQ or its Affiliates.

Section 4.23  Regulatory Compliance.

(a)  Except as a set forth in Section 4.23(a) of the Company Disclosure Schedules, no Governmental Entity has, since December 1, 2022, formally initiated any Proceeding or investigation (other than ordinary course examinations) into any of the Group Companies and no Group Company has received a written “wells notice” or other written indication of the commencement of an enforcement action or material non-compliance with any applicable Law from the Banking Regulators, SEC, FINRA or any other Governmental Entity. Since December 1, 2022, no Group Company has settled any claim or proceeding of the Banking Regulators, SEC, FINRA or any other Governmental Entity.

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(b)  No Group Company is required to be registered, licensed, or qualified as a bank, credit union, trust company, investment company, investment adviser, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, futures commission merchant, swap execution facility, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company, insurance agency or producer, insurance broker or municipal securities dealer. No Group Company has received any notice concerning any failure to obtain any such registration, license or qualification.

(c)  Under prompt corrective action regulations, 12 CFR Part 324, Subpart H, (PCA Regulations) the Bank is adequately capitalized or better as of the date hereof and shall be as of the Closing.

(d)  All financial and banking products and services provided by, or made available to, customers of any Group Company are described within the Bank’s website and/or within the applicable Banking Services Customer Agreement (a/k/a terms and conditions) (collectively, the “Banking Services”). Except for routine exams and external audits, no investigation, audit, inquiry or review by any Governmental Entity with respect to any Group Company is pending or, to the knowledge of any Group Company, threatened, notified any Group Company in writing of its intention to conduct the same, nor has there been any such investigation, audit, inquiry or review since December 1, 2022.

Section 4.24  Investigation; No Other Representations.

(a)  The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of DAAQ and (ii) it has been furnished with or given access to such documents and information about DAAQ and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which DAAQ is or will be a party and no other representations or warranties of DAAQ or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which DAAQ is or will be a party, none of DAAQ or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 4.25  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO DAAQ OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS TO WHICH THE COMPANY IS OR WILL BE A PARTY, NEITHER THE COMPANY NOR OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO DAAQ OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY DAAQ IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS TO WHICH THE COMPANY IS OR WILL BE A PARTY, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY DAAQ IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO DAAQ

 Except (a) as set forth on the DAAQ Disclosure Schedules or (b) as set forth in any DAAQ SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), DAAQ hereby represents and warrants to the Company as follows:

Section 5.1  Organization and Qualification.

(a)  (a) DAAQ is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. DAAQ has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a DAAQ Material Adverse Effect.

(b)  True and complete copies of the Governing Documents of DAAQ have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of DAAQ are in full force and effect, and DAAQ is not in breach or violation of any provision set forth in its Governing Documents.

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(c)  DAAQ is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a DAAQ Material Adverse Effect.

Section 5.2  Authority. DAAQ has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the DAAQ Shareholder Approvals, the execution and delivery of this Agreement, the Ancillary Documents to which DAAQ is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of DAAQ. This Agreement and each Ancillary Document to which DAAQ is or will be a party, will be, upon execution thereof, duly and validly executed and delivered by DAAQ and constitute or will constitute, upon execution thereof, as applicable, valid, legal and binding agreements of DAAQ (assuming this Agreement has been and the Ancillary Documents to which DAAQ is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against DAAQ in accordance with their terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3  Consents and Requisite Governmental Approvals; No Violations.

(a)  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of DAAQ with respect to DAAQ’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except as set forth in Section 4.5 and for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby, (iii) such filings with and approvals of Nasdaq to permit PubCo Shares to be issued in accordance with this Agreement to be listed on Nasdaq, (iv) such filings and approvals required in connection with the Domestication, (v) filing of the Certificate of Merger, (vi) the DAAQ Shareholder Approvals or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a DAAQ Material Adverse Effect.

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(b)  Neither the execution, delivery or performance by DAAQ of this Agreement nor the Ancillary Documents to which DAAQ is or will be a party nor the consummation by DAAQ of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of DAAQ, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which DAAQ is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which DAAQ or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of DAAQ, except in the case of clauses (ii) through (iv) above, as would not have a DAAQ Material Adverse Effect.

Section 5.4  Brokers. Except as set forth on Section 5.4 of the DAAQ Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by or on behalf of DAAQ for which DAAQ has any obligation (which fees shall be the sole responsibility of DAAQ, except as otherwise provided in Section 9.5).

Section 5.5  Information Supplied. None of the information supplied or to be supplied by or on behalf of DAAQ for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement or in any other document submitted or to be submitted to any other Governmental Entity or in any announcement or public statement regarding the Transactions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision), (b) when the Registration Statement / Proxy Statement is declared effective, (c) when the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is mailed to DAAQ Shareholders, (d) at the time of the DAAQ Shareholders Meeting or (e) at the Closing. Notwithstanding the foregoing, DAAQ makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any of the Group Companies or their respective Affiliates.

Section 5.6  Permits. DAAQ, at all times since the date of its organization or incorporation, has held, all Permits that are required or are necessary to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not result in a DAAQ Material Adverse Effect. Except as is not and would not reasonably be expected to have a DAAQ Material Adverse Effect, (a) each such Permit is in full force and effect in accordance with its terms, (b) no written notice has been received by DAAQ regarding any (i) actual or potential violation of, or failure to comply with, any term or requirement of any such Permit or (ii) revocation, cancellation, suspension, invalidation or termination of or refusal to renew any such Permit and (c) there is no Proceeding pending, or, to the knowledge of DAAQ, threatened in writing that seeks, or, to the knowledge of DAAQ, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any such Permit.

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Section 5.7  Absence of Changes. During the period beginning January 1, 2025 and ending on the date of this Agreement, (a) no DAAQ Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) DAAQ has not conducted any material business activities other than activities directed towards the accomplishment of its formation, initial public offering and a business combination (and related matters) and (ii) other than activities directed towards the accomplishment of its formation, initial public offering and a business combination (and related matters), DAAQ has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.9(b).

Section 5.8  Capitalization of DAAQ.

(a)  Section 5.8(a) of the DAAQ Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding DAAQ Shares and the DAAQ Warrants as of the date hereof. All outstanding Equity Securities of DAAQ (except to the extent such concepts are not applicable under the applicable Law of DAAQ’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) as of the date hereof have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of DAAQ and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under the Securities Act, under the Governing Documents of DAAQ or as provided by the DAAQ SEC Reports) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the DAAQ Shares and DAAQ Warrants set forth on Section 5.8(a) of the DAAQ Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the DAAQ Shares and the DAAQ Warrants as a result of, or to give effect to, the DAAQ Unit Separation and the Domestication), and any DAAQ Shares that may be issued by DAAQ in the PIPE Financing, immediately prior to Closing, there shall be no other equity interests of DAAQ issued and outstanding.

(b)  Immediately after the Effective Time, all of the issued and outstanding DAAQ Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which DAAQ is a party or bound.

(c)  Except as expressly provided by this Agreement, the Ancillary Documents, the DAAQ SEC Reports or the transactions contemplated hereby and thereby or as mutually agreed to by the Parties, as of the date hereof, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or other equity or equity-based rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require DAAQ, and, except as expressly contemplated by this Agreement, the Ancillary Documents, the DAAQ SEC Reports or as mutually agreed in writing by the Parties, there is no obligation of DAAQ, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of DAAQ.

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Section 5.9  SEC Filings. DAAQ has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to applicable Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “DAAQ SEC Reports”) and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to applicable Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional DAAQ SEC Reports”). Each of the DAAQ SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional DAAQ SEC Reports, as of their respective dates of filing (or, if amended, as of the date of such amendment), and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the applicable Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the DAAQ SEC Reports or the Additional DAAQ SEC Reports (for purposes of the Additional DAAQ SEC Reports, assuming that the representation and warranty set forth in Section 4.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the DAAQ SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional DAAQ SEC Reports, assuming that the representation and warranty set forth in Section 4.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the DAAQ SEC Reports.

Section 5.10  Trust Account. As of the date of this Agreement, DAAQ has an amount in cash in the Trust Account equal to at least $176 million. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated August 28, 2025, between DAAQ and Efficiency, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the DAAQ SEC Reports to be inaccurate in any material respect or, to DAAQ’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) DAAQ Shareholders who shall have elected to redeem their DAAQ Class A Shares pursuant to the Governing Documents of DAAQ or (iii) if DAAQ fails to complete a business combination within the allotted time period set forth in the Governing Documents of DAAQ and liquidates the Trust Account, subject to the terms of the Trust Agreement, DAAQ (in limited amounts to permit DAAQ to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of DAAQ) and then DAAQ Shareholders as of such time). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of DAAQ and the Trust Agreement. DAAQ has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of DAAQ, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to DAAQ Shareholders who have elected to redeem their DAAQ Class A Shares pursuant to the Governing Documents of DAAQ, each in accordance with the terms of and as set forth in the Trust Agreement, DAAQ shall have no further obligation under either the Trust Agreement or the Governing Documents of DAAQ to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

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Section 5.11  Transactions with Affiliates. Section 5.11 of the DAAQ Disclosure Schedules sets forth all Contracts between (a) DAAQ, on the one hand and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either DAAQ or the Sponsor, on the other hand (each Person identified in this clause (b), other than DAAQ, a “DAAQ Related Party”), other than (i) Contracts with respect to a DAAQ Related Party’s employment with, or the provision of services to, DAAQ entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.10(b) or entered into in accordance with Section 6.9(b). No DAAQ Related Party (A) owns any interest in any material asset used in the business of DAAQ, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of DAAQ or (C) owes any material amount to, or is owed material any amount by, DAAQ. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.11 are referred to herein as “DAAQ Related Party Transactions”.

Section 5.12  Litigation. There is no (and since its organization, incorporation or formation, as applicable, there has not been any) Proceeding pending or, to DAAQ’s knowledge, threatened against or involving DAAQ that, if adversely decided or resolved, would be material to DAAQ, taken as a whole. Neither DAAQ nor any of their respective properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by DAAQ pending against any other Person.

Section 5.13  Compliance with Applicable Law. DAAQ (a) conducts (and since its organization, incorporation or formation, as applicable, has conducted) its business in accordance with all Laws and Orders applicable to DAAQ and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that allege that DAAQ is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to DAAQ.

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Section 5.14  Internal Controls; Listing; Financial Statements.

(a)  Except as not required in reliance on exemptions from various reporting requirements by virtue of DAAQ’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) DAAQ has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of DAAQ’s financial reporting and the preparation of DAAQ’s financial statements for external purposes in accordance with GAAP and (ii) DAAQ has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to DAAQ is made known to DAAQ’s principal executive officer and principal financial officer by others within DAAQ.

(b)  DAAQ has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)  Since its initial public offering, DAAQ has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding DAAQ Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of DAAQ, threatened against DAAQ by Nasdaq or the SEC with respect to any intention by such entity to deregister DAAQ Class A Shares or prohibit or terminate the listing of DAAQ Class A Shares on Nasdaq. DAAQ has not taken any action that is designed to terminate the registration of DAAQ Class A Shares under the Exchange Act.

(d)  The DAAQ SEC Reports contain true and complete copies of the applicable DAAQ Financial Statements. The DAAQ Financial Statements (i) fairly present in all material respects the financial position of DAAQ as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited DAAQ Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(e)  DAAQ has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for DAAQ’s assets. DAAQ maintains and, for all periods covered by the DAAQ Financial Statements, has maintained books and records of DAAQ in the ordinary course of business that are designed to provide reasonable assurance regarding the accuracy and completeness thereof and reflect the revenues, expenses, assets and liabilities of DAAQ in all material respects.

(f)  Since its incorporation, DAAQ has not received any written notification of (i) a “significant deficiency” in the internal controls over financial reporting of DAAQ to DAAQ’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of DAAQ to DAAQ’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of DAAQ who have a significant role in the internal controls over financial reporting of DAAQ.

Section 5.15  No Undisclosed Liabilities. Except for the liabilities (a) incurred in connection with the evaluation, consideration, negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Unpaid DAAQ Expenses and any liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (b) set forth or disclosed in the DAAQ Financial Statements included in the DAAQ SEC Reports, (c) that have arisen since the date of the most recent balance sheet included in the DAAQ SEC Reports in the ordinary course of business, (d) either permitted to be incurred pursuant to Section 6.9(b) or incurred in accordance with Section 6.9(b) or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to DAAQ, DAAQ does not have any liabilities, debts or obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, in each case, that would be required by GAAP to be set forth on the balance sheet of DAAQ.

Section 5.16  Tax Matters.

(a)  DAAQ has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and DAAQ has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)  DAAQ has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)  DAAQ is not currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

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(d)  DAAQ has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)  No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to DAAQ which agreement or ruling would be effective after the Closing Date.

(f)  DAAQ is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)  Prior to the Domestication, DAAQ has not been a tax resident in any jurisdiction outside the Cayman Islands.

(h)  DAAQ has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of DAAQ, no facts or circumstances exist that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

(i)  There are no Liens for material Taxes on any assets of DAAQ other than Permitted Liens.

(j)  DAAQ (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any material liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k)  No written claims have been made by any Tax Authority in a jurisdiction where DAAQ does not file Tax Returns that DAAQ is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(l)  DAAQ is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), and DAAQ is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

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Section 5.17  Business Activities. Since its formation, DAAQ has not conducted any business activities other than activities directed toward completing a business combination (as defined in DAAQ’s Governing Documents). Except as set forth in DAAQ’s Governing Documents, there is no agreement, commitment or Order binding on DAAQ or to which DAAQ is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of DAAQ, any acquisition of property by DAAQ or the conduct of business by DAAQ as currently conducted. DAAQ does not directly or indirectly own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 5.18  DAAQ Contracts. Except as disclosed in DAAQ’s SEC documents, as of the date hereof, DAAQ is not party to any Contract (other than engagement agreements and nondisclosure agreements containing customary terms that were entered into in the ordinary course of business) that are material to DAAQ.

Section 5.19  Investigation; No Other Representations.

(a)  DAAQ acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in this Agreement, claims against the Group Companies shall not be limited in any respect in the event of fraud.

(b)  In entering into this Agreement and the Ancillary Documents to which it is or will be a party, DAAQ has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which the Company is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each DAAQ, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which the Company is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 5.20  EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS TO WHICH DAAQ IS OR WILL BE A PARTY, NEITHER DAAQ NOR ANY OTHER PERSON MAKES, AND DAAQ EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF DAAQ THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF DAAQ BY OR ON BEHALF OF THE MANAGEMENT OF DAAQ OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY SUCH ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5 OR THE ANCILLARY DOCUMENTS TO WHICH DAAQ IS OR WILL BE A PARTY, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF DAAQ, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF DAAQ, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 6
COVENANTS

Section 6.1  Conduct of Business of the Company.

(a)  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(a) of the Company Disclosure Schedules, as consented to in writing by DAAQ (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies.

(b)  Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (1) as expressly contemplated by this Agreement or any Ancillary Document, (2) as required by applicable Law, (3) as set forth on Section 6.1(b) of the Company Disclosure Schedules, (4) for transactions solely between the Company and its wholly-owned Subsidiaries or between such Subsidiaries, or (4) as consented to in writing by DAAQ (such consent, other than in the case of Section 6.1(b)(i) or Section 6.1(b)(vi), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)  declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company;

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(ii)  (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)  adjust, split, combine or reclassify any of its Equity Securities;

(iv)  adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(v)  (A) sell, assign, abandon, lease, license, convey, sublicense or otherwise dispose of any material assets or properties of the Group Companies (other than intellectual property, which is subject to Section 6.1(b)(xi)), or (B) create, subject or incur any Lien (other than Permitted Liens) on any material assets or properties of the Group Companies (other than intellectual property, which is subject to Section 6.1(b)(xi)), except in each case of clauses (A) and (B) for dispositions of obsolete assets or properties;

(vi)  transfer, issue, sell, assign, grant or otherwise directly or indirectly dispose of, or subject to a Lien (other than Permitted Liens), (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, except in the cases of each of clauses (A) and (B) for (1) the issuances of Equity Securities of the Company pursuant to the exercise or conversion of any options, warrants, convertible capital stock or other rights to acquire such Equity Securities; provided, that each such option, warrant, convertible capital stock or other right to acquire Equity Securities shall be in existence as of the date of this Agreement, or (2) the grant of Company Equity Awards under the Company Equity Plan;

(vii)  incur, create or assume any Indebtedness, other than ordinary course trade payables;

(viii)  except in the ordinary course of business (A) enter into, amend, modify, extend, renew or terminate any Real Property Lease or any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that if entered into prior to the execution and delivery of this Agreement would be a Material Contract;

(ix)  amend, modify, extend, renew, terminate or waive any benefits or rights under the Company Shareholder Written Consent;

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(x)  make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business and other than (i) loans to customers in the ordinary course of business and consistent with past practice, and (ii) customer overdrafts in the ordinary course of business and consistent with past practice;

(xi)  transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien (other than Permitted Liens), fail to diligently maintain or otherwise dispose of any right, title or interest in any Company Owned Intellectual Property;

(xii)  disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any Person;

(xiii)  commit to, authorize or enter into any agreement in respect of any capital expenditure (or series of commitments or capital expenditures), other than those made in the ordinary course of business;

(xiv)  (i) modify, extend or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Group Companies;

(xv)  implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xvi)  except as required under the terms of any Employee Benefit Plan that is set forth on Section 4.11(a) of the Company Disclosure Schedules, (A) amend or modify in any material respect, establish, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) other than in the ordinary course of business (including in connection with any annual performance reviews), pay, announce, promise to pay, increase or decrease, the compensation or benefits, including any severance, change in control, transaction bonus, equity or equity-based, retention or termination payments or benefits, payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) hire, engage or terminate (other than for “cause”), furlough or temporarily layoff any executive officer of the Group Companies whose annualized base salary cash compensation exceeds or would exceed $100,000, except as may be required by applicable law including (without limitation) rules and regulations specific to chartered banks, (D) take any action to accelerate any payment, right to payment or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

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(xvii)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business, or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;

(xviii)  compromise, commence, or enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $500,000, in the aggregate, which grants injunctive relief or other equitable remedies against a Group Company or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or DAAQ or any of its Affiliates after the Closing);

(xix)  authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xx)  except as may be required by GAAP (or any interpretation thereof) or applicable Law, change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or applicable law;

(xxi)  enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions;

(xxii)  make any Change of Control Payment;

(xxiii)  enter into any new line of business or expand any existing line of business, including enter or expand into new geographies, in each case, that would result in requiring authorizations, approvals, clearances, consents, actions or non-actions from any governmental entity or regulatory authority;

(xxiv)  fail to maintain the Leased Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; or

(xxv)  enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

(c)  If any Company Lock-Up Person has not executed and delivered a Company Lock-Up Agreement as of the date hereof, the Company shall use all commercially reasonable efforts to obtain such Company Lock-Up Agreement from such Company Lock-Up Person within seven (7) Business Days of the date hereof.

(d)  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, if any Company Shareholder becomes a Company Lock-Up Person who had not previously executed and delivered a Company Lock-Up Agreement, then the Company shall, within 3 Business Days, cause to be executed and delivered a Company Lock-Up Agreement by such Company Lock-Up Person.

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Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give DAAQ, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over its business in accordance with all applicable Law and regulations, plus examination manuals, financial institution letters and similar guidance issued by the Banking Regulators setting forth safe and sound banking.

Section 6.2  Efforts to Consummate; Litigation.

(a)  Generally. Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, and (ii) using commercially reasonable efforts to obtain the PIPE Financing). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions or the Ancillary Documents.

(b)  Competition Laws. Each of DAAQ and the Company shall (and to the extent required, shall cause its Affiliates to) (i) as promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement prepare and file the notification required of it under the HSR Act with respect to the Transactions, and (ii) provide a reasonable response as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Each Party shall as promptly as reasonably practicable furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any filing, application or submission that is necessary under the HSR Act. Without limiting the foregoing, (a) the Parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions necessary or desirable to cause the expiration or termination of the applicable waiting periods, including requesting at the earliest possible time the early termination of the applicable waiting period under the HSR Act, as applicable, and (b) no Party shall extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of DAAQ and the Company. Each Party shall (i) as promptly as reasonably practicable inform the other Party of any substantive communication between such Party and any Governmental Entity regarding any filings or other requests made under the HSR Act, (ii) permit the other Party to review any proposed written communication to any Governmental Entity related to the HSR Act or the filings of submissions made by any Party in advance of such written communications being provided to any such Governmental Entity, and each Party shall consider in good faith incorporating the reasonable comments of the other Party into any such written communications, (iii) give the other Party prompt written notice of the commencement of any Proceeding with respect to the matters contemplated in this Section 6.2 and keep the other Party reasonably informed as to the status of any such Proceeding, (iv) not agree to attend or participate in any substantive meeting or discussion, whether in person, videoconference or by telephone, with any Governmental Entity in respect of any filing, investigation or inquiry undertaken by such Governmental Entity pursuant to the HSR Act unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by applicable Law, gives the other Party the opportunity to attend or participate, and (v) as promptly as reasonably practicable, and to the extent permitted by applicable Law, furnish the other Party with copies of all correspondence, filings and written communications between such Party and their Affiliates and respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, in each case, with respect to the matters contemplated in this Section 6.2; provided that, any materials shared may be redacted before being provided to the other Party (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements and (C) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of such Party or any of its Affiliates or any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Party’s prior written consent. The HSR Act filing fee shall be borne 50% by the Company and 50% by DAAQ.

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(c)  Bank Regulatory Approvals.

(i) Subject to the terms and conditions of this Agreement, the Company and DAAQ shall use commercially reasonable efforts to obtain, as promptly as practicable, all Bank Regulatory Approvals and to make all notices, filings and submissions required to be made with any Governmental Entity in connection therewith. The Company and DAAQ shall file any amendments, supplements or additional information reasonably requested by any Bank Regulator as promptly as practicable. The Company shall lead and control the overall process for obtaining Bank Regulatory Approvals with the Banking Regulators; provided that (i) the Company shall consult with DAAQ in advance of any substantive communication with any Banking Regulator and shall consider in good faith DAAQ’s comments with respect to any filing or submission, which DAAQ agrees to provide promptly; (ii) the Company shall provide DAAQ and its counsel with a reasonable opportunity to review and comment on draft filings, submissions and material correspondence to any Banking Regulator, and shall accept all reasonable comments proposed by DAAQ, which DAAQ agrees to provide promptly; (iii) DAAQ will retain exclusive authority to draft and file any required notice, filing or submission for which it is required to be the sole signatory under applicable law or regulation, provided DAAQ shall provide the Company and its counsel with a reasonable opportunity to review and comment on any such draft notice, filing, or submission, and shall accept all reasonable comments proposed by the Company, which the Company agrees to promptly provide and (iv) no party shall make any filing or submission that references the other party or its Subsidiaries without first providing a reasonable opportunity for review and comment, which each Party agrees to provide promptly. The Company shall have the right to determine strategy and to coordinate all substantive communications with Banking Regulators with respect to the Transactions, provided that the Company shall keep DAAQ reasonably informed of material developments, shall provide the DAAQ with a reasonable opportunity to participate in all substantive meetings and communications (to the extent permitted by the applicable Bank Regulator), shall not submit any written materials that reference DAAQ without first providing DAAQ a reasonable opportunity to review and comment, and shall not make any factual representations regarding DAAQ’s business operations, officers and directors, financial statements or condition, due diligence review, or transaction purpose without first obtaining DAAQ’s written approval.

Each Party shall promptly furnish to the other Party all information concerning such Party and its Subsidiaries as may be required or reasonably requested in connection with any filing with any Banking Regulator. Each Party shall promptly advise the other upon receiving any communication from any Banking Regulator relating to the Transactions and, to the extent permitted by such Banking Regulator, permit the other Party to participate in any meeting or substantive communication with such Banking Regulator.

(ii) Without limiting the provisions of Section 6.1, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Group Company to, (A) conduct its businesses in the ordinary course consistent with safe and sound banking practices, (B) maintain all Permits required by any Banking Regulator, (C) maintain capital ratios sufficient to remain “adequately capitalized” under applicable prompt corrective action regulations, 12 CFR Part 324, Subpart H (D) maintain a composite CAMELS rating and management component consistent with the Company’s most recent exam and comply with the Bank’s FDIC Approved Strategic Plan for CRA and (E) maintain in effect policies and procedures reasonably designed to ensure compliance with applicable Laws, including BSA/AML, OFAC, consumer compliance and fair lending requirements.

(iii) To the extent permitted by applicable Law or otherwise subject to Bank Regulatory Approval, the Company shall promptly either: (A) notify DAAQ in writing of (1) any written indication from any Banking Regulator of its intent to commence any formal or informal supervisory action, (2) any material adverse examination finding or any downgrades or threatened downgrades in CAMELS or CRA ratings, (3) any communications from any Banking Regulator that, individually or in the aggregate, could reasonably be expected to delay, condition or prevent the receipt of any Bank Regulatory Approval, or (4) any material compliance failures relating to BSA/AML, sanctions, consumer compliance or safety and soundness, or (B) notify DAAQ that the Company intends to solicit Bank Regulatory Approval to release any information contained in items (A)(1) through (A)(4) above that cannot be provided to DAAQ under applicable Law.

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(iv)  Without DAAQ’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not cause any Group Company to, (A) take any action or enter into any agreement that would reasonably be expected to materially impede or delay receipt of any Bank Regulatory Approval, (B) make any material change to risk management, compliance or internal audit programs that would reasonably be expected to increase regulatory risk, or (C) adopt or implement any new product, service or line of business or material geographic expansion that would require prior notice to or approval by a Banking Regulator.

(v)  Each Party shall ensure that all information furnished by it to a Bank Regulator in connection with the Transactions is true, complete and correct in all material respects at the time provided and shall promptly correct any such information that becomes untrue, incomplete or misleading in any material respect.

(vi)  The Parties acknowledge that governmental filings, correspondence and information exchanged with Banking Regulators are sensitive and may be subject to confidentiality or bank examination privilege. The Company will request from the relevant Banking Regulators permission to share certain confidential information. In situations in which Bank Regulatory Approval is not obtained the Company shall use commercially reasonable efforts to provide appropriate redacted or summarized versions or to make such information available for review on an “outside counsel only” basis. The Parties shall, to the extent reasonably practicable and permitted by applicable Law, coordinate to enter into any agreements to preserve applicable privileges.

(vii)  The Company shall pay all filing fees required in connection with the Bank Regulatory Approvals.

(viii)  If any internal reorganizations, bank mergers, branch consolidations, new business activities, or other post-Closing transactions or activities involving any Group Company are contemplated by any Group Company and require additional Bank Regulatory Approvals under applicable Law (including, as applicable, approvals under the Bank Merger Act, Federal Deposit Insurance Act, FDIC regulations, Bank Regulator Order, and Oklahoma banking law), the Parties shall cooperate in good faith, and the Company shall, prior to the Closing, take such reasonably requested actions as are necessary to facilitate DAAQ’s or PubCo’s ability to obtain such Bank Regulatory Approvals following the Closing, including providing notice to the appropriate Banking Regulators.

(viii) If the Bank is deemed undercapitalized, significantly undercapitalized, or critically undercapitalized under PCA Regulations at any time prior to Closing, the Company shall provide notice to DAAQ as soon as reasonably possible.

(ix)  Nothing in this Agreement is intended to give DAAQ, directly or indirectly, the right to control or direct the Company’s or the Bank’s operations prior to the Closing, and the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and the Bank’s operations until the Closing.

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(d)  Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, DAAQ, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, DAAQ or any of its Representatives (in their capacity as a Representative of DAAQ) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). DAAQ and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, DAAQ shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought by any holder of DAAQ Shares; provided, however, that in no event shall DAAQ or any of its respective Representatives settle or compromise any such Transaction Litigation brought by a holder or holders of DAAQ Shares without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without DAAQ’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.3  Confidentiality and Access to Information.

(a)  At all times prior to the termination of this Agreement, in the event that this Section 6.3(a) conflicts with any other covenant or agreement contained herein that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)  From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to DAAQ and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to DAAQ or any of its Representatives any information (i) comprising of customer PII (including credit reports) and/or if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including (without limitation) with regard to SARs, CTRs and/or grand jury subpoenas, in each case to the extent that the sharing of such information would violate any applicable Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract in effect as of the date hereof with such third party, (C) violate any legally-binding obligation of any Group Company in effect as of the date hereof with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if any Group Company, on the one hand, and DAAQ or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(c)  From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, DAAQ shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of DAAQ (in a manner so as to not interfere with the normal business operations of DAAQ). Notwithstanding the foregoing, DAAQ shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which DAAQ is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract in effect as of the date hereof with such third party, (C) violate any legally-binding obligation in effect as of the date hereof of DAAQ with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to DAAQ under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), DAAQ shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law) or (ii) if DAAQ, on the one hand, and any Group Company, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that DAAQ shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d)  From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including, in connection with the PIPE Financing), including (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, DAAQ, or their respective Representatives.

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Section 6.4  Public Announcements.

(a)  Subject to this Section 6.4(a), Section 6.7 and Section 6.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is DAAQ, or with DAAQ, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Sponsor and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 6.4 or otherwise in this Agreement, the Parties agree that (x) the Company and DAAQ and their respective Affiliates and Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor in connection with normal fund raising or related marketing or informational or reporting activities, so long as such investors are subject to obligations of confidentiality, and (y) the Company may make internal announcements to the employees of the Company and its Subsidiaries in the ordinary course of business and engage in communications with its bankers, customers, vendors and suppliers (in each case, subject to the prior written approval of DAAQ not to be unreasonably withheld, conditioned or delayed).

(b)  The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and DAAQ prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement, but no later than the first Business Day thereafter. Promptly after the execution of this Agreement and the release of the Signing Press Release, DAAQ shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable Laws. The form and substance of the Signing Filing shall be approved in advance of filing in writing by the Company (such approval not to be unreasonably withheld, conditioned, or delayed). The Company, on the one hand, and DAAQ, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or DAAQ, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), PubCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by applicable Laws. The form and substance of the Closing Filing shall be approved in advance of filing in writing by the Company (such approval not to be unreasonably withheld, conditioned, or delayed). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

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Section 6.5  Tax Matters.

(a)  Tax Treatment.

(i)  The Parties intend that (A) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, including by reason of Section 368(a)(1)(A) of the Code, and each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)  DAAQ and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the Domestication and the Merger. From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment and (B) in the case of DAAQ, the Domestication qualifying for the Intended Tax Treatment.

(iii)  Each Party shall use commercially reasonable efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment).

(iv)  If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted with respect to whether the Domestication satisfies its Intended Tax Treatment, DAAQ shall use its commercially reasonable efforts to cause Perkins Coie LLP (or other tax counsel to DAAQ) to furnish such opinion, subject to customary assumptions and limitations, and if such opinion request or requirement by the SEC is with respect to whether the Merger satisfies its Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause Loeb & Loeb LLP (or other tax counsel to the Company) to furnish such opinion. In either case, DAAQ and the Company shall deliver to Perkins Coie LLP or Loeb & Loeb LLP, as the case may be, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC or such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement. In no event shall Loeb & Loeb LLP be required to issue an opinion regarding the tax consequences of the Domestication.

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(b)  Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Parties shall undertake commercially reasonable efforts to make available to DAAQ Shareholders (or their direct or indirect owners) (i) to the extent applicable, as a result of DAAQ’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, (A) a PFIC Annual Information Statement to enable such holders to make a “Qualified Electing Fund” election under Section 1295 of the Code for such taxable period and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) information needed to enable applicable DAAQ Shareholders to report their income arising under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c)  DAAQ Taxable Year. The Parties agree to treat the taxable year of DAAQ as ending on the close of the date of the Domestication for U.S. federal income tax purposes, to the extent consistent with Treasury Regulations Section 1.367(b)-2(f)(4) and any regulatory or other guidance promulgated after the date hereof.

(d)  Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person, if any, who could reasonably be expected to receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the Transactions, whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) pursuant to which such Person agrees to waive any and all right or entitlement to such parachute payments to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder (each, a “280G Waiver”), and (b) submit to the Company Shareholders for approval in accordance with Section 280G(b)(5)(B) of the Code the Potential 280G Benefits, such that, if approved by the Company Shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and the Company shall deliver to DAAQ evidence reasonably satisfactory to DAAQ that (i) approval of the Company Shareholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval of the Company Shareholders was obtained with respect to any payments and/or benefits that were subject to the approval of the Company Shareholders (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. At least five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company Shareholders, the Company shall provide to DAAQ a draft of all documents and calculations of the parachute payments contemplated in this Section 6.5(d). The Company will consider in good faith all reasonable comments that are made by DAAQ or its Representatives.

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Section 6.6  Exclusive Dealing.

(a)  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies not to, and shall direct its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), consider, discuss, negotiate or facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify DAAQ promptly upon receipt of any Acquisition Proposal by any Group Company, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal) and (B) keep DAAQ fully informed on a current basis of any modifications to such offer or information.

(b)  From the date of this Agreement until the earliest of (i) the Closing, (ii) an FS Delivery Delay, or (iii) the termination of this Agreement in accordance with its terms, DAAQ shall not direct its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), consider, discuss, negotiate or facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to an Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities DAAQ; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. DAAQ agrees to (A) notify the Company promptly upon receipt of any Acquisition Proposal and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal) and (B) keep the Company fully informed on a current basis of any modifications to such offer or information.

Section 6.7  Preparation of Registration Statement / Proxy Statement.

(a)  If the 2024 PCAOB Financial Statements are delivered by January 31, 2026, the Company and DAAQ will use commercially reasonable efforts to file with the SEC, a confidential draft Registration Statement / Proxy Statement by no later than February 14, 2026.

(b)  Each of DAAQ and the Company shall use commercially reasonable efforts to (a) cause each submission or filing of the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, the provision of financial statements included within each submission or filing, and any other required information for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under applicable Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff.

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(c)  Each of DAAQ and the Company shall use commercially reasonable efforts to have the draft have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC and to keep such Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. DAAQ, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.7 or for including in any other statement, filing, notice or application made by or on behalf of DAAQ to the SEC or Nasdaq in connection with the Transactions and the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.5(a)(iv). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of DAAQ, the Company, or, in the case of the Company, DAAQ thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of DAAQ, the Company, or, in the case of the Company, DAAQ (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) DAAQ shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) DAAQ shall cause, if appropriate, such amendment or supplements to be mailed to the DAAQ Shareholders. DAAQ shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of DAAQ Shares for offering or sale in any jurisdiction, and DAAQ and the Company shall each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.8  DAAQ Shareholder Approvals. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, DAAQ shall (a) duly give notice of a meeting of its shareholders (the “DAAQ Shareholders Meeting”) and (b) use commercially reasonable efforts to convene and hold the DAAQ Shareholders Meeting in accordance with the Governing Documents of DAAQ and applicable Law, no later than thirty (30) Business Days following the date the Registration Statement / Proxy Statement is declared effective by the SEC for the purposes of obtaining the DAAQ Shareholder Approvals and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a DAAQ Shareholder Redemption. DAAQ shall, through its board of directors, recommend to its shareholders (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the DAAQ Shares in connection with the Transactions as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of DAAQ upon Domestication contemplated by the PubCo Certificate of Incorporation and the PubCo Bylaws, including any separate or unbundled advisory proposals as are required to implement the foregoing (the “Governing Document Proposals”); (v) the nominations of the Sponsor Designees and the PubCo Designees to serve as directors on the PubCo Board (the “Director Election Proposal”); (vi) the adoption and approval of the PubCo Incentive Equity Plan; (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, (viii) the adoption and approval of each other proposal reasonably agreed by DAAQ and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (ix) the adoption and approval of a proposal for the adjournment of the DAAQ Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals” and such proposals in (i) through (viii) together, the “Required Transaction Proposals”); provided, that, notwithstanding the foregoing, DAAQ may postpone or adjourn the DAAQ Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the DAAQ Shareholder Approvals and approval of the Transaction Proposals, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that DAAQ has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by DAAQ Shareholders prior to the DAAQ Shareholders Meeting or (D) if the holders of DAAQ Class A Shares have elected to redeem a number of DAAQ Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall DAAQ adjourn the DAAQ Shareholders Meeting for more than thirty (30) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date.

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Section 6.9  Conduct of Business of DAAQ.

(a)  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, DAAQ shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as consented to in writing by the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of DAAQ in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of DAAQ; and (iii) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act.

(b)  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, DAAQ shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 6.10 of the DAAQ Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i)  adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of DAAQ;

(ii)  declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of DAAQ, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of DAAQ, other than, for the avoidance of doubt, for the DAAQ Shareholder Redemption;

(iii)  (A) merge, consolidate, or combine DAAQ with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv)  make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business, or take any action or knowingly fail to take any action where such action or failure could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment;

(v)  adjust, split, combine or reclassify any Equity Securities of DAAQ;

(vi)  transfer, issue, sell, assign, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of DAAQ, other than pursuant to the PIPE Investor Subscription Agreements, or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating DAAQ to issue, deliver or sell any Equity Securities of DAAQ;

(vii)  make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business;

(viii)  except as expressly required by the Pipe Investor Subscription Agreements, incur, create or assume any material Indebtedness or guarantee or guarantee the Indebtedness of any other Person;

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(ix)  enter into, renew, modify or revise any DAAQ Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a DAAQ Related Party Transaction), other than the entry into any Contract with a DAAQ Related Party with respect to the incurrence of Indebtedness permitted by Section 6.9(b)(vii);

(x)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xi)  authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving DAAQ;

(xii)  change DAAQ’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards, GAAP, or applicable Law;

(xiii)  enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions;

(xiv)  modify or amend the Trust Agreement or PIPE Investor Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Financing;

(xv)  take any action that would cause DAAQ to not qualify as an “emerging growth company” within the meaning of the JOBS Act; or

(xvi)  enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.9.

Section 6.10  Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee (which notice DAAQ shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, DAAQ shall (i) cause the documents, certificates, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Termination Letter (attached as Exhibit A to the Trust Agreement), and (ii) use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Termination Letter (attached as Exhibit A to the Trust Agreement), including (A) paying as and when due all amounts, if any, payable to the Public Shareholders of DAAQ pursuant to the DAAQ Shareholder Redemption, (B) paying the amounts due to the underwriters of DAAQ’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to DAAQ in accordance with the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 6.11  Company Shareholder Approval.

(a)  As promptly as reasonably practicable (and in any event within ten (10) days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain the Company Shareholder Written Consent. Promptly following delivery of the Company Shareholder Written Consent, the Company will take all actions necessary to effect the Drag-Along Rights set forth under the Company’s Stock Restriction Agreement, and will provide DAAQ with evidence that such actions have been completed in accordance with the terms of the Company Stock Restriction Agreement.

(b)  The Company will take all actions necessary to comply with the notice requirements under Section 2.6 of Article V of the Company Certificate of Incorporation.

Section 6.12  DAAQ Indemnification; Directors’ and Officers’ Insurance.

(a)  Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of DAAQ, as provided in the Governing Documents of DAAQ or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time, for a period of six (6) years and (ii) DAAQ will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, DAAQ shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in DAAQ’s Governing Documents or other applicable agreements as in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of DAAQ’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time, in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of DAAQ (the “DAAQ D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such DAAQ D&O Person was a director or officer of DAAQ immediately prior the Effective Time, as applicable, unless such amendment, repeal or other modification is required by applicable Law.

(b)  DAAQ shall not have any obligation under this Section 6.12 to any DAAQ D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such DAAQ D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(c)  DAAQ shall purchase on the Closing Date and maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of DAAQ as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time, as applicable (the “DAAQ D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under DAAQ’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that DAAQ shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by DAAQ prior to the date of this Agreement and, in such event, DAAQ shall purchase the maximum coverage available for 300% of the most recent annual premium paid by DAAQ prior to the date of this Agreement.

(d)  If DAAQ or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of DAAQ shall assume all of the obligations set forth in this Section 6.12.

(e)  The DAAQ D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.12 are intended to be third-party beneficiaries of this Section 6.12. This Section 6.12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of DAAQ.

Section 6.13  Company Indemnification; Directors’ and Officers’ Insurance.

(a)  Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) DAAQ will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)  None of DAAQ or the Group Companies shall have any obligation under this Section 6.13 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(c)  The Company shall purchase, at or prior to the Closing, and DAAQ shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that the Company shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)  If DAAQ or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of DAAQ shall assume the appropriate obligations set forth in this Section 6.13.

(e)  The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.13 are intended to be third-party beneficiaries of this Section 6.13. This Section 6.13 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of DAAQ.

Section 6.14  Post-Closing Directors and Officers.

(a)  DAAQ shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time the PubCo Board shall consist of seven (7) directors (appointed in accordance and such that, as of the Closing, the PubCo Board shall comply with Nasdaq rules) and shall consist of three classes of directors, of which (x) two (2) directors shall be designated by the Sponsor in accordance with Section 6.14(b), and (y) five (5) directors shall be designated by PubCo, in each case as set forth below.

(b)  Within 10 days following the execution and delivery of this Agreement, the Sponsor shall designate two (2) Persons to be directors on the PubCo Board immediately after the Effective Time (the “Sponsor Designees”), each of whom will serve in the class to be elected at the third annual meeting after the Closing. Each such Sponsor Designee must agree to promptly complete an Interagency Biographical and Financial Report (IBFR), plus promptly provide finger prints when requested.

(c)  Four (4) directors on the Company’s Board as of the date hereof, together with Mr. Joseph Meade, a director of Old Glory Bank, shall be the five (5) directors on the PubCo Board immediately after the Effective Time (collectively, the “PubCo Designees”), unless anyone declines, whereupon, the remaining directors on the Company’s Board as of the date hereof shall designate a replacement.

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(d)  The executive officers of the Company on the date hereof shall be the executive officers of PubCo immediately after the Effective Time.

Section 6.15  PCAOB Financials.

(a)  The Company shall use all commercially reasonable efforts to deliver to DAAQ (i) by January 31, 2026, the consolidated Audited Financial Statements for the Company and its Subsidiaries, for the calendar year 2024, which have been audited in accordance with GAAP and PCAOB standards (collectively, the “2024 PCAOB Financial Statements”), (ii) by February 28, 2026, the consolidated Audited Financial Statements for the Company and its Subsidiaries, for the calendar year 2025, which have been audited in accordance with GAAP and PCAOB standards (collectively, the “2025 PCAOB Financial Statements,” and together with the 2024 PCAOB Financials Statements, the “PCAOB Financial Statements”), and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by DAAQ with the SEC in connection with the Transactions. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year) that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by DAAQ with the SEC in connection with the transactions contemplated in this Agreement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)  The Parties shall (i) prepare in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by DAAQ or PubCo with the SEC in connection with the Transactions or any Ancillary Document and (ii) obtain the consents of their respective auditors with respect thereto as may be required by applicable Law or requested by the SEC.

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Section 6.16  PubCo Incentive Equity Plan. Prior to the DAAQ Shareholders Meeting, the DAAQ Board shall approve and adopt an equity incentive plan in a form mutually agreed to by DAAQ and the Company (the “PubCo Incentive Equity Plan”), in the manner prescribed under Section 422 of the Code and other applicable Laws. The total number of PubCo Shares to be reserved for issuance pursuant to the PubCo Incentive Equity Plan shall be equal to four percent (4%) of the aggregate number of PubCo Shares that will be outstanding as of immediately after the Closing, calculated on a fully-diluted basis (but not giving effect to the number of shares to be reserved under the PubCo Incentive Equity Plan). PubCo shall use commercially reasonable efforts to file an effective registration statement on Form S-8 (or other applicable form), as promptly as practicable following the date PubCo is first allowed to file a registration statement on Form S-8, with respect to the PubCo Shares issuable under the PubCo Incentive Equity Plan, and (ii) the PubCo Shares issuable upon exercise of each PubCo Assumption Award that was a Company Option prior to the Effective Date and for which the holder is an individual.

Section 6.17  FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to DAAQ (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to DAAQ, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by the Company.

Section 6.18  PIPE Investor Subscription Agreements. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a)  The Company and DAAQ shall use their commercially reasonable efforts to cooperate, negotiate and agree upon a form of the PIPE Subscription Agreement to which one or more PIPE Investors will become a party thereto in connection with the PIPE Financing. The form of PIPE Subscription Agreement may include customary resale registration rights, as may be reasonably requested by the PIPE Investors.

(b)  The Company and DAAQ shall use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. DAAQ shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective Representatives to, cooperate with the Company and their Representatives in connection with the matters specified in this Section 6.18(b). If reasonably requested by the Company, DAAQ shall, to the extent it has such rights under any PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement by the applicable PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (x) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, (y) subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, the Company or DAAQ, as applicable, also waives any such breach to the extent the Company is a third-party beneficiary of the provision that was so breached and (z) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.

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(c)  DAAQ shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company, so long as DAAQ has provided to the Company no less than two (2) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof), it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any PIPE Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions.

(d)  DAAQ shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) at least 24 hours prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company for its prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) promptly, and in any event, within two (2) Business Days following the Company’s reasonable request, deliver the Closing Notice (as such term (or similar term) will be defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied or waived in accordance with the terms hereof and thereof and all of the conditions to the Closing set forth in Article 7 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

(e)  Notwithstanding the foregoing, DAAQ shall not enter into a PIPE Subscription Agreement or consummate a PIPE Financing without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.19  Registration Rights Agreement. PubCo, the Supporting Sponsor Shareholders and each shareholder of the Company that is deemed to be an “underwriter” under 17 CFR § 230.145 (the “Specified Company Shareholders”) shall enter into the Registration Rights Agreement, pursuant to which, among other things, the Supporting Sponsor Shareholders and the Specified Company Shareholders (and certain of their respective affiliates) will be granted certain registration rights with respect to their PubCo Shares, in each case, on the terms and subject to the conditions set forth therein.

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Section 6.20  Nasdaq Listing. From the date of this Agreement through the Closing, DAAQ shall remain listed as a public company on Nasdaq and shall prepare and submit a listing application in connection with the transactions contemplated hereby, covering the PubCo Shares to be issued hereunder in connection with the Closing (the “Listing Application”). DAAQ shall use its commercially reasonable efforts to cause (i) the Listing Application to be approved by the Nasdaq, (ii) PubCo to satisfy all applicable initial and continuing listing requirements of Nasdaq, and (iii) the PubCo Shares to be issued hereunder to be approved for listing on Nasdaq under the trading ticker “OGB” (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Closing.

Section 6.21  Notices. Promptly following the execution of this Agreement, and in any event prior to the Closing Date, the Company shall deliver to the counterparties under the Contracts set forth on Section 6.21 of the Company Disclosure Schedules any notices required to be given by the Company under such Contracts as a result of or in connection with the Transactions.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1  Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)  the receipt of all required Bank Regulatory Approvals, none of which shall contain, and no Bank Regulator shall have imposed, any condition, limitation or requirement that would reasonably be expected to have a material effect on the Company or the Bank, or their respective operations following the Closing as compared to the Bank’s operations prior to the Closing;

(b)  all applicable waiting periods under the HSR Act shall have expired or otherwise been terminated, and there shall not be in effect any voluntary agreement between DAAQ and the Company, on the one hand, and the Federal Trade Commission or the Department of Justice, on the other hand, pursuant to which the Parties have agreed not to consummate the Merger for any period of time;

(c)  no Order, Law or other legal restraint issued by any Governmental Entity enjoining or prohibiting the consummation of the Transactions shall be in effect;

(d)  the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(e)  the Company Shareholder Written Consent shall have been obtained;

(f)  the DAAQ Shareholder Approvals shall have been obtained.

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(g)  the Closing Aggregate Cash Amount shall be equal to or greater than $50,000,000;

(h)  the Registration Rights Agreement shall have been entered into;

(i)  PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been approved by Nasdaq and, immediately following the Effective Time, PubCo shall be in compliance with any applicable initial and continuing listing requirements of Nasdaq, and DAAQ shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the DAAQ Shares (including the DAAQ Shares to be issued hereunder in connection with the Closing) included in the Listing Application shall have been approved for listing on Nasdaq; and

(j)  (i) neither the Bank nor the Company shall have become subject to any formal enforcement action by any Banking Regulator that was not in place as of the date of this Agreement, (ii) neither the Bank’s most recent composite CAMELS rating shall have diminished since the prior exam nor the Bank be in material noncompliance with the Bank’s CRA Strategic Plan, (iii) neither the Bank nor the Company shall have experienced a material adverse development in BSA/AML or sanctions compliance as evidenced by written notice from a Banking Regulator, and (iv) the Bank must remain adequately capitalized or better under 12 CFR Part 324, Subpart H, (PCA Regulations) the Bank.

Section 7.2  Other Conditions to the Obligations of DAAQ. The obligations of DAAQ to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by DAAQ (on behalf of itself and the other DAAQ Parties) of the following further conditions:

(a)  (i) the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a), Section 4.2(b), and the first two sentences of Section 4.2(c) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 4.8 shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date and (iv) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.2(a), Section 4.2(b), the first two sentences of Section 4.2(c), and Section 4.8) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect;

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(b)  the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it at or prior to the Closing;

(c)  since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

(d)  at or prior to the Closing, the Company shall have delivered to DAAQ a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(c) are satisfied.

Section 7.3  Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)  (i) the DAAQ Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.8(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of DAAQ (other than the DAAQ Fundamental Representations and the representations and warranties set forth in Section 5.8(a)) contained in Article 5 of this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “DAAQ Material Adverse Effect” or any similar limitation set forth herein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a DAAQ Material Adverse Effect;

(b)  DAAQ shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c)  at or prior to the Closing, DAAQ shall have delivered, or caused to be delivered to the Company certificate duly executed by an authorized officer of DAAQ, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied.

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Section 7.4  Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement. DAAQ may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by a DAAQ’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.2, or a breach of this Agreement.

ARTICLE 8
TERMINATION

Section 8.1  Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of DAAQ and the Company;

(b)  by DAAQ, upon written notice to the Company, if there is any breach of any of the representations or warranties set forth in Article 4 or if there is any breach by the Company of any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied as of the Closing and the breach or breaches of such representations, warranties covenants or agreements, is (or are) not cured or cannot be cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by DAAQ and (ii) the Termination Date; provided, however, that DAAQ is not then in breach of this Agreement so as to prevent the conditions to the Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)  by the Company, upon written notice to DAAQ, if there is any breach of the representations or warranties set forth in Article 5 or if there is any breach by DAAQ of any covenant or agreement on the part of DAAQ set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to the Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied as of the Closing and the breach or breaches of such representations, warranties, covenants or agreements, is (or are) not cured or cannot be cured prior to the earlier of (i) thirty (30) days after written notice thereof is delivered to DAAQ by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the conditions to the Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)  by either DAAQ or the Company, if the Transactions shall not have been consummated on or prior to May 31, 2026 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to DAAQ if any DAAQ’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Transactions on or before the Termination Date;

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(e)  by either DAAQ or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable;

(f)  by either DAAQ or the Company, if the DAAQ Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, DAAQ’s shareholders have duly voted and the DAAQ Shareholder Approvals were not obtained;

(g)  by DAAQ, if the Company Shareholder Written Consent has not been obtained on or prior to the Company Shareholder Written Consent Deadline; or

(h)  by DAAQ, if (i) the 2024 PCAOB Financial Statements have not been delivered to the Company by January 31, 2026, or (ii) the 2025 PCAOB Financial Statements have not been delivered to the Company by February 28, 2026 (either of such events, an “FS Delivery Delay”).

Section 8.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Parties or their respective Representatives), with the exception of Section 6.3, this Section 8.2, and Article 9 (the defined terms used therein), each of which shall survive such termination and remain a valid and binding obligation of the Parties in accordance with their respective terms. Notwithstanding the foregoing, (a) the termination of this Agreement pursuant to Section 8.1 shall not relieve any Party from liability for any intentional and willful breach of this Agreement prior to such termination and (b) if this Agreement is terminated pursuant to Section 8.1(d) due to the failure of the conditions of Section 7.1(a) to be satisfied on or prior to the Termination Date, and assuming the committed Closing Aggregate Cash was at least $50,000,000, then the Company shall, within ten (10) Business Days of such termination, issue to DAAQ $10,000,000 of the Company’s Class A common stock, which shares will be issued based on a price per share equal to the quotient of the (x) the Equity Value, divided by (y) the Fully Diluted Company Capitalization.

ARTICLE 9
MISCELLANEOUS

Section 9.1  Non-Survival. All of the representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of any of such representations, warranties, agreements and covenants, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time; provided that nothing in this Section 9.1 or anything else in this Agreement shall limit: (i) the survival of any agreement or covenant of the Parties that, by its terms, expressly contemplates performance, in whole or in part, after the Closing, which agreements and covenants shall survive the Closing in accordance with their respective terms, (ii) the liability of any Person with respect to actual fraud in the making of the representations and warranties in Article 4 and Article 5 as applicable, or (iii) the rights of the Parties under this Article 9.

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Section 9.2  Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of each of the Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3  Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)  If to DAAQ, to:

Digital Asset Acquisition Corp.
174 Nassau Street, Suite 2100
Princeton, New Jersey 08542
Attn: Peter Ort, Principal Executive Officer
         Jeff Tuder, Chief Financial Officer
E-mail: [***]

      [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1155 Avenue of the Americas, 22nd Floor
New York, New York 10036
Attn: Elliott Smith; Gina Eiben

E-mail: [***]; [***]

(b)  If to the Company, to:

Old Glory Holding Company
206 S. Main Street
Elmore City, Oklahoma 73433
Attn: Michael P. Ring, President & CEO

E-mail: [***]

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with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

Attention: Giovanni Caruso

E-mail: [***]

and a copy (which shall not constitute notice) to:

Paul Foster Law Offices, PC
2150 McKown Dr.

Norman, Oklahoma 73072

Attn: Paul Foster

E-mail: [***]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5  Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors, accountants and other representatives or consultants, shall be paid by the Party incurring such fees or expenses; provided that, if the Closing occurs, then PubCo shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid DAAQ Expenses, which such payments shall be made by PubCo upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.6  Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to DAAQ, any documents or other materials posted to the electronic data room under the project name “Liberty” as of 5:00 p.m., Eastern Time, at least three (3) days prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement), provided that for purposes of the disclosure schedules any reference to a Contract will not include a reference to such Contract as amended or modified unless such amendments or modifications are expressly described therein. When calculating the period of time before which, within which or following which any action under this Agreement is required to be done, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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Section 9.7  Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the DAAQ Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the DAAQ Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the DAAQ Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 4 or 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.8  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies of any nature whatsoever under or by reason of this Agreement, other than the rights of a Person pursuant to the provisions of Section 3.5(c) (Exchange Procedures), Section 6.13 (Company Indemnification; Directors’ and Officers’ Insurance) and Section 9.12 (No Recourse) (which will be for the benefit of such Persons set forth therein and each of whom are intended to be express third-party beneficiaries of, and may enforce, such provisions).

Section 9.9  Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 9.10  Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by electronic transmission of a .pdf or similar document shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.11  Knowledge of Company; Knowledge of DAAQ. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “to the knowledge of the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.11 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to DAAQ’s knowledge” and “to the knowledge of DAAQ” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.11 of the DAAQ Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.11 of the Company Disclosure Schedules or Section 9.11 of the DAAQ Disclosure Schedules shall have any personal liability or obligations regarding such knowledge.

Section 9.12  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the Parties to this Agreement, and none of the DAAQ Related Parties nor the Company Related Parties shall have any liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein. No Party shall have any right of recovery in respect hereof against any Company Related Party or DAAQ Related Party of such Party, as applicable, and no personal liability shall attach to any Company Related Party or DAAQ Related Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Proceeding or otherwise. The provisions of this Section 9.12 are intended to be for the benefit of, and are enforceable by, the Company Related Parties and the DAAQ Related Parties and each such Person shall be an express third-party beneficiary of this Section 9.12. This Section 9.12 shall be binding on all successors and assigns of the Parties.

Section 9.13  Extension; Waiver. At any time prior to the Closing, the Company, on the one hand, and DAAQ, on the other hand may, to the extent not prohibited by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made by the other Party for the benefit of such waiving Party set forth herein, and (c) waive compliance by the other Party with any of the agreements or conditions for the benefit of such waiving Party set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

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Section 9.14  Governing Law. This Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and any claim, action, suit, dispute, or controversy arising out of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law principle, provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Texas.

Section 9.15  Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Texas Business Court (as well as to any courts to which an appeal may be taken from the Texas Business Court) for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 9.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding.

Section 9.16  Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

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Section 9.17  Remedies. Except as otherwise expressly provided herein, prior to the Closing, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages, and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18  Trust Account Waiver. Reference is made to the final prospectus of DAAQ, filed with the SEC (File No. 333-284776) on April 30, 2025 (the “Prospectus”). The Company acknowledges and agrees and understands that DAAQ has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of DAAQ’s public shareholders (including overallotment shares acquired by DAAQ’s underwriters, the “Public Shareholders”), and DAAQ may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of DAAQ entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, neither the Company, nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between DAAQ or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with DAAQ or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with DAAQ or its Affiliates).

 *   *   *   *   *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

DIGITAL ASSET ACQUISITION CORP.

By:	/s/ Peter Ort
Name:	Peter Ort
Title:	Principal Executive Officer and Co-Chairman

OLD GLORY HOLDING COMPANY

By:	/s/ Michael P. Ring
Name:	Michael P. Ring
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

ANNEX C

Certificate of Formation of OGB Financial Company

The undersigned organizer, for the purpose of forming a for-profit corporation under the Texas Business Organizations Code, hereby adopts the following Certificate of Formation.

Article I. Name

The name of the corporation is OGB Financial Company (the “Corporation”).

Article II. Entity Type

The Corporation is a for-profit corporation formed under the Texas Business Organizations Code, as amended from time to time, including any successor statute (the “TBOC”).

Article III. Duration

The period of duration of the Corporation is perpetual.

Article IV. Purpose

The purpose for which the Corporation is formed is to engage in any lawful business or activity for which a for-profit corporation may be formed under the TBOC. The Corporation has all powers now or hereafter conferred on a corporation by the TBOC and all other applicable law.

Article V. Registered Agent and Registered Office

The street address of the Corporation’s initial registered office is 1999 Bryan Street, Suite 900, Dallas, Texas 75201. The name of the Corporation’s initial registered agent at that office is CT Corporation System.

Article VI. Authorized Shares

The total number of shares that the Corporation is authorized to issue is 300,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution and without further shareholder approval except as required by applicable law or the rules of any securities exchange on which the Corporation’s securities are listed, to establish one or more series of Preferred Stock and to determine and fix the designations, preferences, limitations, voting rights, dividend rights, conversion rights, redemption rights, liquidation rights and other relative rights of each such series. The Board of Directors may increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, and may take all actions necessary or desirable to effectuate the issuance of such shares.

Except as otherwise required by applicable law or as expressly provided in this Certificate of Formation or in the resolution establishing a series of Preferred Stock, each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on each matter submitted to a vote of the shareholders. No holder of shares of any class or series of the Corporation’s capital stock has any preemptive right to acquire any unissued shares, treasury shares or securities convertible into or exercisable or exchangeable for shares of the Corporation.

No shareholder is entitled to cumulative voting in the election of directors. Each director shall be elected in the manner provided in this Certificate of Formation and the Bylaws.

Article VII. Board of Directors

Section 7.1 General Powers

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise required by the TBOC, this Certificate of Formation or the Bylaws, the Board of Directors may exercise all powers of the Corporation and may take any action that is not required by applicable law, this Certificate of Formation or the Bylaws to be taken by the shareholders.

Section 7.2 Number and Initial Directors

The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors in the manner provided in the Bylaws. The initial number of directors is seven (7), and the names and addresses of the initial directors are as follows:

Dr. Benjamin Carson

401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Larry Elder

401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Joseph Meade

401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Michael P. Ring

401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Dan Schnieder

401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Michael Sonnenshein

401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Peter Ort

401 NW 63rd Street, Suite 600

Oklahoma City, Oklahoma 73116

Section 7.3 Classified Board

The Board of Directors shall be divided into three classes, designated:

Class I

Class II

Class III

as nearly equal in number as possible.

Section 7.4 Term of Directors

(a)	The term of office of:

●	Class I directors shall expire at the first annual meeting of shareholders of the Corporation following their initial designation;

●	Class II directors shall expire at the second annual meeting of shareholders of the Corporation following their initial designation;

●	Class III directors shall expire at the third annual meeting of shareholders of the Corporation following their initial designation.

(b)	At each annual meeting of the shareholders of the Corporation, successors to the class whose term expires shall be elected for a term expiring at the third succeeding annual meeting.

(c)	Each director shall hold office until:

●	his or her successor is duly elected and qualified, or

●	his or her earlier death, resignation, or removal.

Section 7.5 Removal of Directors

Subject to the rights of the holders of any series of Preferred Stock, and in accordance with Section 21.409 of the TBOC, any director may be removed only for cause, and only by the affirmative vote of holders of at least 66% of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Section 7.6 Vacancies

Subject to the rights of holders of any series of Preferred Stock, any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, unless otherwise required by applicable law. A director elected to fill a vacancy shall hold office for the term applicable to the directorship being filled and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 7.7 Newly Created Directorships

Any newly created directorship resulting from an increase in the size of the Board shall be:

●	allocated among the classes so as to maintain substantially equal class sizes, and

●	filled in accordance with Section 7.6 of this Article VII.

Section 7.8 Preferred Stock Directors

Notwithstanding the foregoing:

●	holders of any series of Preferred Stock may elect directors if so provided in the applicable certificate of designation, and

●	such directors shall serve in accordance with the terms of such designation.

Section 7.9 Consistency with Applicable Law

This Article VII is intended to comply with:

Sections 21.408 and 21.409 of the TBOC, and

Nasdaq corporate governance standards.

Article VIII. Shareholder Meetings and Action

Subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation must be taken at a duly called annual or special meeting of shareholders and may not be taken by written consent or electronic transmission in lieu of a meeting.

An annual meeting shall be called by the Board of Directors and held at a date, time, and place designated in the notice. Shareholders may participate without being physically present as permitted by law.

Written notice of the annual meeting shall be given at least ten (10) days prior to the meeting.

Special meetings may be called by the Board, the Chairman, the Chief Executive Officer, the President, or holders of at least fifty percent (50%) of shares entitled to vote, or such lessor percentage as may be permitted under the TBOC

The President shall have the right to call a shareholder meeting as otherwise provided by applicable law.

Written notice of any special meeting shall be given at least ten (10) days prior to the meeting and shall state the purpose of the meeting.

Article IX. Certain Fundamental Changes

Notwithstanding any other provision of this Certificate of Formation or applicable law to the fullest extent permitted thereby, and subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to approve:

(a)	the adoption of any agreement for any merger or consolidation of the Corporation with or into any other entity;

(b)	the adoption of any agreement for any share exchange, reorganization, recapitalization or similar transaction involving the Corporation;

(c)	the authorization of any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation; and/or

(d)	the dissolution or liquidation of the Corporation.

Article X. Governance, Derivative and Shareholder Proposals

The Corporation hereby elects as permitted by TBOC Section 21.419 that its directors and officers are presumed to have acted in good faith, on an informed basis and in furtherance of the interests of the Corporation unless the claimant proves otherwise with particularity. Further, no shareholder or group of shareholders may to the fullest extent permitted by the TBOC and applicable law: (i) institute any derivative or other action in the name of behalf of the Corporation unless it beneficially owns not less than 3% of its outstanding Common Stock; (ii) call any meeting of shareholders of the Corporation unless it beneficially owns not less than 50% of the outstanding Common Stock; (iii) demand to inspect books or records of the Corporation if the Corporation reasonably determines that the demand is in connection with an active, pending or expected derivative proceeding or civil lawsuit in which the Corporation and the shareholder are or are expected be adversarial named parties; and/or (iv) submit a shareholder proposal unless the proposing shareholder or group of shareholders has continuously held, for at least the minimum period required or permitted by the TBOC, shares representing at least the minimum ownership required or permitted by the TBOC. The Bylaws may implement the foregoing.

Article XI. CORPORATE GOVERNANCE; INTERESTED PARTY TRANSACTIONS; DIVIDENDS

To the fullest extent permitted by the TBOC, any transaction, contract, act or matter involving the Corporation and one or more directors, officers, shareholders, controlling shareholders, members of a control group or other interested persons shall be subject to the statutory safe harbors and standards of review available under the TBOC, including approval, authorization or ratification by disinterested and independent directors, a committee of disinterested and independent directors or disinterested shareholders, as applicable.

The Board of Directors may determine, in its business judgment and subject to applicable law, whether a director, officer, shareholder or other person is independent, disinterested or otherwise eligible to participate in any approval, authorization, ratification, recommendation, committee determination or other action under the TBOC, this Certificate of Formation or the Bylaws.

Subject to the TBOC, other applicable law, and the rights of the holders of any series of Preferred Stock, the Board of Directors may declare and authorize the payment of dividends on shares of the Corporation’s capital stock at any regular or special meeting of the Board.

Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, as determined by the Board of Directors, subject to applicable law.

Article XII. Limitation of Liability

To the fullest extent permitted by the TBOC, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any act or omission in such person’s capacity as a director or officer.

No amendment, repeal or modification of this Article XII shall adversely affect any right, protection or limitation of liability of any director or officer with respect to any act or omission occurring before such amendment, repeal or modification.

Article XIII. Indemnification and Advancement

The Corporation shall indemnify each present or former director, advisory director or officer of the Corporation, including any assistant officer, and each person who serves or served at the request of the Corporation in a similar capacity for another entity, and shall advance expenses to each such person, to the fullest extent permitted by the TBOC and the Bylaws. The Corporation may indemnify and advance expenses to employees, agents and other persons as authorized by the Board of Directors and permitted by the TBOC.

Indemnification shall include judgments, penalties, fines, settlement amounts and reasonable expenses actually incurred in connection with a proceeding, subject to any applicable standard-of-conduct determination required by the TBOC or the Bylaws. Advancement of reasonable expenses shall be made before final disposition of a proceeding upon receipt of any written affirmation and undertaking required by the TBOC or the Bylaws, except to the extent advancement is not required under the Bylaws for claims by the Corporation seeking relief for malfeasance or other non-indemnifiable conduct.

The Corporation may purchase and maintain insurance, enter into indemnification agreements and make other arrangements on behalf of any person to the fullest extent permitted by the TBOC and other applicable law.

No amendment, repeal or modification of this Article XIII shall adversely affect any right to indemnification, advancement of expenses or insurance with respect to any act or omission occurring before such amendment, repeal or modification.

Article XIV. Corporate Opportunities

To the fullest extent permitted by the TBOC, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity, transaction or other matter that may be a corporate opportunity for the Corporation or any of its subsidiaries, except to the extent such opportunity is expressly offered to a director or officer solely in such person’s capacity as a director or officer of the Corporation and is of a type that the Corporation is legally and financially able to undertake and that would be reasonable for the Corporation to pursue.

No director, officer, shareholder or affiliate of any such person shall be liable to the Corporation or its shareholders for breach of any duty by reason of the fact that such person pursues, acquires or participates in any such opportunity, directs such opportunity to another person or does not communicate information regarding such opportunity to the Corporation, except to the extent such liability may not be eliminated under the TBOC.

Article XV. Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, this Certificate of Formation or the Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of this Certificate of Formation or the Bylaws, or claim as to which the TBOC permits the Corporation to select a Texas forum shall be, to the fullest extent permitted by law, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division). If such Texas Business Court does not have jurisdiction, the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas, to the fullest extent permitted by applicable law.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any claim arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, to the fullest extent permitted by applicable law.

Any person or entity purchasing, otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to this Article XV.

Article XVI. Waiver of Jury Trial

To the fullest extent permitted by the TBOC and other applicable law, any person or entity purchasing, otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have irrevocably waived, to the fullest extent permitted by law, any right to trial by jury in any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, this Certificate of Formation or the Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of this Certificate of Formation or the Bylaws, or any other claim as to which the TBOC permits a jury trial waiver in the governing documents of a Texas corporation.

If any provision of this Article XVI is held to be invalid, illegal or unenforceable as applied to any person, entity, claim or circumstance, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Article XVI as applied to any other person, entity, claim or circumstance.

Article XVII. Bylaws

The Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The shareholders may adopt, amend, alter or repeal the Bylaws only by the affirmative vote of holders of at least 66⅔% of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, unless a greater vote is required by this Certificate of Formation, the Bylaws or applicable law.

Article XVIII. Amendment of Certificate

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation in the manner now or hereafter prescribed by the TBOC. All rights, preferences and privileges conferred on shareholders, directors, officers or other persons by this Certificate of Formation are granted subject to this reservation.

Notwithstanding any other provision of this Certificate of Formation or the Bylaws, and subject to the rights of holders of any series of Preferred Stock, the affirmative vote of holders of at least 66⅔% of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal Articles VII (Board of Directors), IX [Certain Fundamental Changes], XII (Limitation of Liability), XIII (Indemnification and Advancement), XV (Exclusive Forum), XVI (Waiver of Jury Trial) or XVII [Bylaws], or to adopt any provision inconsistent with such Articles.

Article XIX. Organizer

The name and address of the organizer are:

Michael P. Ring

[Continued on the next page.]

The undersigned signs this Certificate of Formation effective as of June xx, 2026.

By:
Michael P. Ring
President & CEO

ANNEX D

Bylaws of OGB Financial Company

These Bylaws are the bylaws of OGB Financial Company, a Texas for-profit corporation.

Article I. Offices

The principal office of the Corporation shall be located at such place as the Board of Directors may determine from time to time. The Corporation may have such other offices, within or outside the State of Texas, as the Board of Directors may determine or as the business of the Corporation may require.

The registered office and registered agent of the Corporation in the State of Texas shall be as stated in the Certificate of Formation or as otherwise determined in accordance with the Texas Business Organizations Code (“TBOC”).

Article II. Shareholders

Section 2.1. Annual Meetings

An annual meeting of shareholders shall be held on such date, at such time and at such place, if any, within or outside the State of Texas, or solely by means of remote communication, as may be determined by the Board of Directors. At each annual meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting in accordance with the Certificate of Formation, these Bylaws, the TBOC, the federal securities laws and the rules of any securities exchange on which the Corporation’s securities are listed.

Section 2.2. Special Meetings

Special meetings of shareholders may be called by the Board of Directors, the Chair of the Board, the Chief Executive Officer, the President, or holders of at least fifty percent (50%) of the voting power of the outstanding shares entitled to vote, or such lesser percentage as may be permitted by the TBOC and the Certificate of Formation.

No business may be transacted at a special meeting other than the business stated in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting previously scheduled by the Board of Directors, the Chair of the Board, the Chief Executive Officer or the President.

Section 2.3. Place and Remote Meetings

Meetings of shareholders may be held at such place, within or outside the State of Texas, as the Board of Directors may determine. The Board of Directors may determine that a meeting shall be held solely or partially by means of remote communication, subject to applicable law. Participation by remote communication shall constitute presence in person at the meeting if permitted by the TBOC.

Section 2.4. Notice of Meetings

Written or electronic notice of each meeting of shareholders shall be given in the manner and within the time required by the TBOC. The notice shall state the date, time and place, if any, of the meeting, the means of remote communication, if any, by which shareholders may be deemed present and vote, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Section 2.5. Record Dates

The Board of Directors may fix a record date for determining shareholders entitled to notice of or to vote at any meeting, entitled to receive a dividend or distribution, entitled to exercise any right or entitled to take any other action, in each case in accordance with the TBOC. If no record date is fixed by the Board of Directors, the record date shall be determined in accordance with the TBOC.

Section 2.6. Shareholder List

The Corporation shall prepare and make available any shareholder list required by the TBOC at the time and in the manner required by applicable law. The Corporation may impose reasonable procedures to protect confidential information and the integrity of the meeting process to the fullest extent permitted by law.

Section 2.7. Quorum

Except as otherwise required by the TBOC, the Certificate of Formation or these Bylaws, the holders of a majority of the voting power of the outstanding shares entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum. If a quorum is not present, the chair of the meeting or the holders of a majority of the voting power present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, unless notice is required by the TBOC.

Section 2.8. Voting

Except as otherwise required by the TBOC, the Certificate of Formation, these Bylaws, the rules of any securities exchange on which the Corporation’s securities may be listed or the terms of any series of Preferred Stock, each outstanding share entitled to vote shall be entitled to one vote on each matter submitted to a vote of shareholders.

Directors shall be elected by a plurality of the votes cast at a meeting at which a quorum is present, unless the Board of Directors adopts a majority voting policy or a different voting standard to the extent permitted by applicable law. All other matters shall be approved by the affirmative vote of holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter, unless a different vote is required by the TBOC, the Certificate of Formation, these Bylaws, the rules of any securities exchange on which the Corporation’s securities are listed or the terms of any series of Preferred Stock.

Section 2.9. Proxies

A shareholder may vote in person or by proxy in any manner permitted by the TBOC. A proxy shall be valid for the period provided by applicable law. The Board of Directors may adopt rules and procedures governing the validity, form and submission of proxies and voting instructions.

Section 2.10. No Action by Written Consent

Subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by shareholders must be taken at a duly called annual or special meeting of shareholders and may not be taken by written consent or electronic transmission in lieu of a meeting.

Section 2.11. Conduct of Meetings

The Chair of the Board, or such other person designated by the Board of Directors, shall preside at each meeting of shareholders. The Secretary, or such other person designated by the chair of the meeting, shall act as secretary of the meeting.

The chair of the meeting shall have the authority to determine the order of business and to establish rules for the conduct of the meeting. The chair of the meeting may adjourn, recess or expedite the meeting; prescribe procedures for maintaining order; determine the validity and effect of proxies and ballots; regulate the opening and closing of the polls; determine whether business has been properly brought before the meeting; and take any other action the chair determines to be appropriate for the proper conduct of the meeting.

Section 2.12. Advance Notice of Shareholder Business

At an annual meeting of shareholders, only such business may be conducted as has been properly brought before the meeting. Business may be properly brought before an annual meeting only if it is specified in the Corporation’s notice of meeting, brought before the meeting by or at the direction of the Board of Directors, or brought before the meeting by a shareholder who was a shareholder of record at the time the notice required by this Section 2.12 was delivered, is entitled to vote at the meeting and has complied with this Section 2.12 and all other applicable requirements.

To be timely, a shareholder’s notice of business must be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth day, and not later than the close of business on the ninetieth day, before the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, the notice must be delivered not earlier than the close of business on the one hundred twentieth day before the meeting and not later than the close of business on the later of the ninetieth day before the meeting or the tenth day after the day on which public announcement of the meeting date is first made.

A shareholder’s notice must set forth, as to each item of business proposed, a brief description of the business, the text of the proposal, the reasons for conducting the business at the meeting, any material interest of the shareholder and any beneficial owner on whose behalf the proposal is made, and all information that would be required to be disclosed in a proxy statement or other filing under the federal securities laws. The notice must also include the information required by these Bylaws regarding the shareholder, any beneficial owner, any control person, any participant in a solicitation and any associated person, including ownership information, derivative positions, hedging arrangements, voting arrangements, economic interests, agreements, understandings and other information reasonably requested by the Corporation.

Section 2.13. Public Company Shareholder Proposal Eligibility

To the fullest extent permitted by the TBOC, a shareholder proposal shall not be a proper subject for action unless the proposing shareholder or group of shareholders has continuously held, for at least the minimum period required or permitted by the TBOC, shares representing at least the minimum ownership required or permitted by the TBOC, including at least $1,000,000 in market value of voting shares or at least three percent of the voting shares of the Corporation, if and to the extent such thresholds are then permitted by the TBOC. The proposing shareholder or group must also comply with any solicitation requirement permitted by the TBOC, including any requirement to solicit holders of shares representing at least sixty-seven percent of the voting power of shares entitled to vote on the proposal, if and to the extent such requirement is then permitted by the TBOC.

The proposing shareholder or group must provide evidence reasonably satisfactory to the Corporation that all such requirements have been and will be satisfied. The Corporation may require the proposing shareholder or group to supplement or update such evidence and may disregard any proposal for which the shareholder or group fails to provide such evidence or fails to satisfy any applicable requirement.

This Section 2.13 is intended to opt in to, and shall be interpreted to provide the Corporation the maximum benefit of, the shareholder proposal limitations available under the TBOC. If any threshold or requirement in this Section 2.13 exceeds the maximum threshold or requirement permitted by applicable law, that threshold or requirement shall be deemed modified to the maximum enforceable threshold or requirement.

Section 2.14. Advance Notice of Director Nominations

Only persons nominated in accordance with this Section 2.14 shall be eligible for election as directors. Nominations may be made by or at the direction of the Board of Directors or by a shareholder who was a shareholder of record at the time the notice required by this Section 2.14 was delivered, is entitled to vote at the meeting and has complied with this Section 2.14 and all other applicable requirements.

To be timely, a shareholder’s notice of nomination must be delivered to the Secretary at the principal executive offices of the Corporation within the time periods specified in Section 2.12 for shareholder business. The notice must set forth, as to each nominee, all information relating to the nominee that would be required to be disclosed in a proxy statement or other filing under the federal securities laws, the nominee’s written consent to being named as a nominee and to serving as a director if elected, a completed director and officer questionnaire in the form required by the Corporation, and all information reasonably requested by the Corporation to determine the nominee’s eligibility, independence, disinterestedness and qualifications.

The notice must also set forth, as to the nominating shareholder, any beneficial owner and any associated person, all information required by Section 2.12, including ownership information, derivative positions, hedging arrangements, voting arrangements, economic interests, agreements, understandings and other information reasonably requested by the Corporation. If the shareholder intends to solicit proxies in support of any nominee other than the Corporation’s nominees, the shareholder must comply with all requirements of the federal securities laws, including any universal proxy rules, and must provide the Corporation with all notices, representations, confirmations and evidence of compliance reasonably requested by the Corporation.

The Corporation may disregard any nomination if the shareholder, beneficial owner, nominee or associated person fails to comply with this Section 2.14, the federal securities laws, the TBOC or any representation made to the Corporation.

Section 2.15. Compliance; Determination of Proper Business

The Board of Directors, the chair of the meeting or any officer designated by the Board of Directors may determine whether a nomination, proposal or other item of business has been properly brought before a meeting in accordance with the Certificate of Formation, these Bylaws, the TBOC, the federal securities laws and applicable securities exchange rules. If any such person determines that business or a nomination has not been properly brought before the meeting, such business shall not be transacted and such nomination shall be disregarded.

Section 2.16. Inspectors of Election

The Corporation may appoint one or more inspectors of election to act at any meeting of shareholders and make a written report. The inspectors may determine the number of shares outstanding and the voting power of each, determine the shares represented at the meeting, determine the validity of proxies and ballots, count votes, determine the result and perform such other duties as may be required by applicable law or directed by the chair of the meeting.

Section 2.17. Shareholder Inspection Rights

A shareholder may inspect books and records of the Corporation only to the extent, and subject to the conditions, limitations and procedures, provided by the TBOC or the Certificate of Formation. Any demand must be made in writing, under oath if required by the Corporation or applicable law, must state a proper purpose, must describe with reasonable particularity the records sought and must be directed to the Corporation’s principal executive offices.

To the fullest extent permitted by the TBOC, the Corporation may limit inspection to those formal books and records required to be made available under the TBOC and may exclude or redact information that is privileged, confidential, competitively sensitive, personal, subject to privacy restrictions, not within the scope of a proper purpose, not reasonably related to the stated purpose, burdensome to produce, duplicative, or otherwise protected from inspection. To the fullest extent permitted by the TBOC, the Corporation shall not be required to produce emails, text messages, informal communications, preliminary drafts, board portal materials, attorney-client communications, attorney work product, trade secrets or other non-formal records except to the extent production is expressly required by applicable law.

The Corporation may condition inspection on the execution of a confidentiality agreement, the use of reasonable inspection procedures, the payment of reasonable costs and such other conditions as the Corporation determines are appropriate and permitted by applicable law.

Article III. Board of Directors

Section 3.1. General Powers

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all powers of the Corporation except those required by the TBOC, the Certificate of Formation or these Bylaws to be exercised by the shareholders.

Section 3.2. Number, Classification and Term

The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors. The Board of Directors shall initially consist of seven (7) directors.

The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as practicable.

The term of office of:

●	Class I directors shall expire at the first annual meeting following their initial designation;

●	Class II directors shall expire at the second annual meeting; and

●	Class III directors shall expire at the third annual meeting.

At each annual meeting, successors to the class whose term expires shall be elected for a term expiring at the third succeeding annual meeting.

Each director shall hold office until his or her successor is duly elected and qualified or until earlier death, resignation or removal.

Section 3.3. Resignation and Removal

A director may resign at any time by delivering notice to the Corporation. A resignation is effective when delivered unless the notice specifies a later effective time or the occurrence of a future event.

Subject to the rights of holders of any series of Preferred Stock and to the fullest extent permitted by the TBOC, a director may be removed only for cause in accordance with the Certificate of Formation.

Section 3.4. Vacancies

Subject to the rights of holders of any series of Preferred Stock, vacancies and newly created directorships may be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. A director elected to fill a vacancy shall serve for the term applicable to the directorship being filled and until such director’s successor is duly elected and qualified, subject to earlier death, resignation, retirement, disqualification or removal.

Any newly created directorship resulting from an increase in the size of the Board shall be allocated among the classes so as to maintain, as nearly as possible, equal numbers of directors in each class.

Section 3.5. Regular Meetings

Regular meetings of the Board of Directors may be held without notice at such dates, times and places, if any, as the Board of Directors may determine.

Section 3.6. Special Meetings

Special meetings of the Board of Directors may be called by the Chair of the Board, the Chief Executive Officer, the President or a majority of the directors then in office. Notice of a special meeting shall be given to each director in the manner and within the time determined by the Board of Directors or, if not so determined, in any reasonable manner at least twenty-four hours before the meeting.

Section 3.7. Remote Participation

Directors may participate in a meeting of the Board of Directors or any committee by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other or otherwise participate as permitted by the TBOC. Participation by such means constitutes presence in person at the meeting.

Section 3.8. Quorum and Voting

A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise required by the TBOC, the Certificate of Formation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.9. Action Without a Meeting

Any action required or permitted to be taken by the Board of Directors or any committee may be taken without a meeting if all members of the Board of Directors or committee consent to the action in writing or by electronic transmission in accordance with the TBOC.

Section 3.10. Committees

The Board of Directors may designate one or more committees, each consisting of one or more directors, and may delegate to each committee such authority as the Board of Directors determines, subject to the TBOC. The Board of Directors may appoint, remove or replace committee members and may fill committee vacancies.

Each committee shall keep regular minutes and report to the Board of Directors as requested. Unless otherwise provided by the Board of Directors, each committee may adopt rules for the conduct of its business.

Section 3.11. Independent and Disinterested Directors

To the fullest extent permitted by the TBOC, the Board of Directors may determine whether any director is independent, disinterested or otherwise qualified to participate in any decision, committee, approval, authorization, ratification, recommendation or other action. In making such determination, the Board of Directors may rely on applicable securities exchange standards, federal securities law standards, questionnaires, certifications, information known to the Board of Directors and any other information the Board of Directors determines to be relevant.

A director shall not be deemed interested or not independent solely because the director owns shares of the Corporation, receives director compensation, has been nominated or elected by a particular shareholder or group, or has relationships or interests that do not disqualify the director under the TBOC, applicable securities exchange rules or standards adopted by the Board of Directors.

Section 3.12. Director and Officer Standards; Business Judgment Protection

To the fullest extent permitted by the TBOC, each director and officer shall be entitled to all statutory presumptions, protections, safe harbors and limitations of liability available under the TBOC. Any act or omission of a director or officer shall be evaluated under the standards, presumptions, pleading requirements and proof requirements provided by the TBOC and other applicable law.

The Corporation, the Board of Directors, each committee and each director and officer may rely in good faith on information, opinions, reports or statements prepared or presented by officers, employees, legal counsel, accountants, investment bankers, financial advisors, consultants, committees or other persons as permitted by the TBOC.

This Section is intended to implement and be interpreted consistently with Article X of the Certificate of Formation.

Section 3.13. Interested Transactions and Control-Party Transactions

No contract, transaction or other matter involving the Corporation shall be void or voidable solely because one or more directors, officers, shareholders, controlling shareholders, members of a control group or other interested persons are parties to or have an interest in the matter, if the matter is approved, authorized, ratified or otherwise protected in any manner permitted by the TBOC.

To the fullest extent permitted by the TBOC, any transaction involving a controlling shareholder, control group, director, officer or other interested person shall be subject to any available statutory safe harbor or standard of review, including approval or recommendation by disinterested and independent directors, a committee of disinterested and independent directors, or disinterested shareholders. The Board of Directors may establish a special committee to evaluate, negotiate, approve, reject or make recommendations with respect to any such matter and may delegate to that committee such authority as the Board of Directors determines to be appropriate and permitted by law.

Section 3.14. Compensation

Directors may receive such compensation for their service as directors and committee members as the Board of Directors may determine, subject to applicable law. Directors may also be reimbursed for expenses incurred in connection with service to the Corporation. Nothing in these Bylaws precludes a director from serving the Corporation in another capacity and receiving compensation for such service.

Section 3.15. Corporate Opportunities

The Corporation renounces corporate opportunities to the fullest extent provided in the Certificate of Formation. Each director, officer, shareholder and affiliate of any such person shall be entitled to the benefit of the corporate opportunity renunciation in the Certificate of Formation.

Article IV. Officers

Section 4.1. Officers

The officers of the Corporation shall include a President and a Secretary and may include a Chair of the Board, a Chief Executive Officer, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board of Directors may determine. Any two or more offices may be held by the same person.

Section 4.2. Election and Term

Officers shall be elected or appointed by the Board of Directors and shall serve until their successors are elected or appointed and qualified, subject to earlier death, resignation, retirement, disqualification or removal. The Board of Directors may delegate the authority to appoint subordinate officers to the Chief Executive Officer or another officer.

Section 4.3. Removal and Resignation

Any officer may be removed at any time, with or without cause, by the Board of Directors or by any officer to whom the Board of Directors has delegated removal authority. An officer may resign at any time by delivering notice to the Corporation. A resignation is effective when delivered unless the notice specifies a later effective time.

Section 4.4. Chief Executive Officer

The Chief Executive Officer shall have general supervision and control over the business and affairs of the Corporation, subject to the direction of the Board of Directors. The Chief Executive Officer shall perform such duties and have such powers as are customarily incident to the office and as may be prescribed by the Board of Directors.

Section 4.5. President

The President shall perform such duties and have such powers as may be prescribed by the Board of Directors or the Chief Executive Officer. If there is no Chief Executive Officer, the President shall have the duties and powers of the Chief Executive Officer.

Section 4.6. Secretary

The Secretary shall keep or cause to be kept minutes of meetings of shareholders, the Board of Directors and committees; give or cause to be given notices required by law, the Certificate of Formation or these Bylaws; maintain the corporate records; and perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 4.7. Treasurer or Chief Financial Officer

The Treasurer or Chief Financial Officer shall have responsibility for the financial affairs of the Corporation, subject to the direction of the Board of Directors and the Chief Executive Officer, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.

Section 4.8. Delegation of Authority

The Board of Directors may delegate the powers and duties of any officer to any other officer, employee or agent, subject to applicable law.

Article V. Indemnification and Advancement

Section 5.1. Definitions

For purposes of this Article V, “Corporation” includes the Corporation, any predecessor enterprise within the meaning of the TBOC, and any affiliate or subsidiary of the Corporation. “Indemnitee” means any present or former director, advisory director or officer of the Corporation, including any assistant officer, any person who serves or served at the Corporation’s request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity, and any person nominated or designated by the Board of Directors or a committee to serve in any such capacity. “Malfeasance” means willful or intentional misconduct in the performance of a duty to the Corporation, including misappropriation of a corporate opportunity, funds or property of the Corporation, tortious interference with a business relationship of the Corporation or other willful misconduct injurious to the Corporation. “Official Capacity” and “Proceeding” have the meanings given to those terms in the TBOC. “Change in Control” means the occurrence, after [DATE OF BYLAW ADOPTION], of any of the following: a person who was not then a beneficial owner of shares of the Corporation becomes an affiliated shareholder of the Corporation; during any two-year period, a majority of the Board of Directors ceases to consist of continuing directors; or the Corporation effects a business combination with an affiliated shareholder or other person, in each case as those concepts are defined or used in the TBOC.

Section 5.2. Mandatory Indemnification

The Corporation shall indemnify each Indemnitee to the fullest extent permitted by the TBOC against judgments, penalties, fines, settlement amounts and reasonable expenses actually incurred in connection with any Proceeding in which the Indemnitee was, is or is threatened to be made a defendant or respondent, or in which the Indemnitee participates as a witness, by reason of the Indemnitee’s service or proposed service in a capacity described in Section 5.1. Indemnification under this Section 5.2 is subject to any required determination that the Indemnitee acted in good faith, reasonably believed that the Indemnitee’s conduct in an Official Capacity was in the Corporation’s best interests and that the Indemnitee’s conduct in any other capacity was at least not opposed to the Corporation’s best interests, and, in the case of a criminal Proceeding, had no reasonable cause to believe the conduct was unlawful.

If an Indemnitee is found liable to the Corporation or is found liable on the basis that the Indemnitee improperly received a personal benefit in breach of a duty owed to the Corporation, indemnification shall be limited to reasonable expenses actually incurred and shall not include any judgment, penalty, fine, tax or settlement amount. No indemnification shall be made for any Proceeding in which the Indemnitee is found liable for Malfeasance, breach of the duty of loyalty owed to the Corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed to the Corporation. The termination of a Proceeding by judgment, order, settlement, conviction or plea does not, by itself, establish that the Indemnitee failed to meet the applicable standard of conduct, and an Indemnitee shall be treated as found liable only after the relevant order is final and all appeals are exhausted or foreclosed by law.

The Corporation shall indemnify each Indemnitee against reasonable expenses actually incurred in connection with any Proceeding in which the Indemnitee is a defendant or respondent by reason of service in a capacity described in Section 5.1 if the Indemnitee is wholly successful, on the merits or otherwise, in defense of the Proceeding. Indemnification under this Article V shall apply whether or not negligence or gross negligence is alleged or proven, but shall not apply to a Proceeding in which the Indemnitee is a plaintiff, or a witness for a plaintiff, seeking relief against the Corporation, any subsidiary or any other Indemnitee, except for an action to enforce indemnification, advancement, insurance or other rights protected by this Article V or another obligation of the Corporation.

Section 5.3. Determinations

Any determination required for indemnification shall be made in the manner permitted by the TBOC, including by disinterested and independent directors, a committee of disinterested and independent directors, special legal counsel, disinterested shareholders or unanimous shareholder vote. A determination that an Indemnitee has met the applicable standard of conduct constitutes the determination that indemnification should be paid. If the Indemnitee has met the applicable standard of conduct for some matters but not others, indemnifiable amounts may be reasonably prorated.

Section 5.4. Advancement of Expenses

The Corporation shall pay or reimburse reasonable expenses, including court costs and attorneys’ fees, incurred by an Indemnitee in connection with any Proceeding in advance of final disposition and without making a determination under Section 5.3, after receipt of a written affirmation by the Indemnitee of a good faith belief that the applicable standard of conduct has been met and a written undertaking by or on behalf of the Indemnitee to repay amounts advanced if it is ultimately determined that the Indemnitee is not entitled to indemnification or that indemnification is prohibited by the TBOC. The undertaking shall be an unlimited general obligation, need not be secured and may be accepted without regard to the Indemnitee’s financial ability to repay.

Notwithstanding the preceding paragraph, before a Change in Control the Corporation is not required to advance expenses in connection with a Proceeding brought by the Corporation against an Indemnitee, or a claim made by the Corporation in a Proceeding brought by another person, seeking damages or other relief for Malfeasance or other conduct for which indemnification, including expense indemnification, would not be permitted under this Article V. The Corporation may pay or reimburse expenses incurred by an Indemnitee for appearing as a witness or otherwise participating in a Proceeding when the Indemnitee is not named as a defendant or respondent.

Section 5.5. Employees, Agents and Other Persons

The Corporation may indemnify and advance expenses to employees, agents and other persons to the extent authorized by the Board of Directors and permitted by the TBOC.

Section 5.6. Non-Exclusivity; Insurance; Contract Rights

The rights to indemnification and advancement of expenses provided by the Certificate of Formation and these Bylaws are contract rights and are not exclusive of any other rights to which a person may be entitled under any agreement, vote of shareholders or disinterested directors, the TBOC or otherwise. The Corporation may purchase and maintain insurance and make other arrangements on behalf of any person to the fullest extent permitted by the TBOC. No amendment, repeal or modification of these Bylaws shall adversely affect any right to indemnification, advancement, insurance or other protection with respect to any act or omission occurring before such amendment, repeal or modification.

Article VI. Derivative Proceedings

Section 6.1. Demand Requirement

No shareholder may institute, maintain, intervene in or continue a derivative proceeding in the right of the Corporation unless the shareholder has complied with all requirements of the TBOC, the Certificate of Formation and these Bylaws, including any written demand, waiting period, continuous ownership, fair and adequate representation, verification, pleading and procedural requirements.

To the fullest extent permitted by the TBOC, demand futility shall not excuse any demand requirement applicable to a derivative proceeding in the right of the Corporation.

Section 6.2. Public Company Ownership Threshold

No shareholder may institute, maintain, intervene in or continue a derivative proceeding in the right of the Corporation unless the shareholder or group of shareholders beneficially owns at least three percent of the outstanding shares of the Corporation, or such lower or different ownership threshold as is the maximum enforceable threshold under the TBOC.

The ownership threshold must be satisfied continuously for the period required by the TBOC and through the final disposition of the derivative proceeding, except to the extent otherwise required by applicable law. The Corporation may require evidence reasonably satisfactory to the Corporation that the threshold and all other requirements have been satisfied.

Section 6.3. Special Litigation Committee

The Board of Directors may appoint a committee of independent and disinterested directors or other persons to investigate, evaluate, determine or make recommendations regarding any demand, derivative proceeding or related matter. To the fullest extent permitted by the TBOC, any determination by such committee that maintenance of a derivative proceeding is not in the best interests of the Corporation shall be entitled to the statutory effect, presumption, standard of review and dismissal mechanism provided by the TBOC.

Section 6.4. Stay, Dismissal and Other Procedures

Any derivative proceeding shall be subject to all stays, dismissal procedures, pleading requirements, proof requirements, limitations on discovery, expense allocation provisions and other protections available under the TBOC and other applicable law. The Corporation may seek dismissal, stay, security, cost allocation or other relief to the fullest extent permitted by law.

Article VII. Shares and Transfer Records

Section 7.1. Certificates and Uncertificated Shares

Shares of the Corporation may be certificated or uncertificated as determined by the Board of Directors and permitted by the TBOC. Certificates, if any, shall be signed by authorized officers of the Corporation and shall be in such form as the Board of Directors may determine.

Section 7.2. Transfer of Shares

Shares of the Corporation shall be transferable only on the books of the Corporation by the holder of record or by such holder’s duly authorized attorney, subject to applicable law, the Certificate of Formation, these Bylaws and any transfer restrictions applicable to the shares.

Section 7.3. Registered Shareholders

The Corporation may treat the person in whose name shares are registered on its books as the owner of those shares for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such shares by any other person, except as required by applicable law.

Section 7.4. Lost Certificates

The Corporation may issue a new certificate or uncertificated shares in place of any certificate alleged to have been lost, stolen or destroyed upon such terms and conditions as the Corporation may require, including an affidavit and bond or indemnity.

Article VIII. Notices

Section 8.1. Form of Notice

Notice may be given in writing, by mail, courier, personal delivery, electronic transmission or any other manner permitted by the TBOC. Notice is deemed given at the time provided by the TBOC.

Section 8.2. Waiver of Notice

Whenever notice is required to be given under the TBOC, the Certificate of Formation or these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated in the notice, shall be equivalent to notice. Attendance at a meeting constitutes waiver of notice except when the person attends for the express purpose of objecting to the transaction of business because the meeting is not lawfully called or convened.

Article IX. Exclusive Forum and Jury Trial Waiver

Section 9.1. Exclusive Texas Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, this Certificate of Formation or the Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of this Certificate of Formation or the Bylaws, or claim as to which the TBOC permits the Corporation to select a Texas forum shall be, to the fullest extent permitted by law, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (Dallas Division). If the Texas Business Court does not have jurisdiction, the exclusive forum shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court does not have jurisdiction, a Texas state district court of Dallas County, Texas.

Section 9.2. Federal Securities Claims

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any claim arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law. This Section 9.2 does not apply to claims arising under the Securities Exchange Act of 1934, as amended, for which the federal courts have exclusive jurisdiction.

Section 9.3. Jury Trial Waiver

To the fullest extent permitted by the TBOC and other applicable law, any person or entity purchasing, otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have irrevocably waived any right to trial by jury in any internal entity claim, derivative proceeding, claim for breach of fiduciary duty, claim arising under the TBOC, the Certificate of Formation or these Bylaws, claim governed by the internal affairs doctrine, claim involving the validity or enforceability of the Certificate of Formation or these Bylaws, or any other claim as to which the TBOC permits a jury trial waiver in the governing documents of a Texas corporation.

Section 9.4. Consent

Any person or entity purchasing, otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to this Article IX. If any provision of this Article IX is held to be invalid, illegal or unenforceable as applied to any person, entity, claim or circumstance, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Article IX as applied to any other person, entity, claim or circumstance.

Article X. Corporate Records and Reports

The Corporation shall keep books and records as required by the TBOC. The Corporation may maintain its books and records in any form or medium permitted by applicable law.

The Corporation may impose reasonable procedures and confidentiality protections with respect to any records, reports or information made available to shareholders, directors or other persons. The Corporation may redact or withhold privileged, confidential, competitively sensitive, personal, immaterial, nonresponsive or protected information to the fullest extent permitted by applicable law.

Article XI. Fiscal Year

The fiscal year of the Corporation shall be determined by the Board of Directors.

Article XII. Seal

The Corporation may have a corporate seal in such form as the Board of Directors may determine. The absence of a seal shall not affect the validity of any instrument executed on behalf of the Corporation.

Article XIII. Amendments

The Board of Directors is expressly authorized to adopt, amend, alter or repeal these Bylaws.

Any amendment, alteration or repeal by the shareholders must be as required by the Certificate of Formation, including any provision requiring approval by at least sixty-six and two-thirds percent (66⅔%) of the voting power of the outstanding shares.

No amendment, repeal or modification of these Bylaws shall adversely affect any right or protection of any director, officer or other person existing at the time of such amendment, repeal or modification with respect to any act or omission occurring before such amendment, repeal or modification.

Article XIV. Interpretation

These Bylaws shall be interpreted to provide the Corporation and its directors, officers, shareholders, controlling shareholders, committees, employees and agents the maximum protections, presumptions, safe harbors, limitations of liability, procedural protections and other benefits available under the TBOC and other applicable law, including all protections available to publicly traded corporations under the TBOC as amended from time to time.

In the event of any conflict between these Bylaws and the Certificate of Formation, the Certificate of Formation shall control. If any provision of these Bylaws is inconsistent with the TBOC, the federal securities laws, the rules of any securities exchange on which the Corporation’s securities are listed or any other applicable law, the provision shall be deemed modified to the minimum extent necessary to make it consistent with applicable law while preserving, to the fullest extent permitted by law, the original intent and protective effect of the provision.

-End-

CERTIFICATION

The undersigned, the Secretary of OGB Financial Company, a Texas corporation, hereby certifies that the foregoing Bylaws were duly adopted by the Board of Directors of the Corporation effective as of [___________], 2026.

Eric Ohlhausen, Secretary

ANNEX E

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of January 12, 2026, by and among Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ”), the persons set forth on Schedule I to this Sponsor Support Agreement (collectively, the “Sponsor Shareholders”), and Old Glory Holding Company, a Delaware corporation, registered as a Bank Holding Company under the Bank Holding Company Act of 1956 (the “Company”). DAAQ, the Sponsor Shareholders and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, DAAQ and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor Shareholders agree to vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Sponsor Shareholder, in its capacity as a shareholder of DAAQ and on behalf of itself, hereby irrevocably agrees, at any meeting of the shareholders of DAAQ duly called and convened in accordance with the Governing Documents of DAAQ, whether or not adjourned and however called, including at the DAAQ Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of DAAQ, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of such Sponsor Shareholder’s DAAQ Class B Shares (if any) and DAAQ Class A Shares (if any) held of record or beneficially by such Sponsor Shareholder as of the date of this Agreement, or to which such Sponsor Shareholder acquires record or beneficial ownership after the date hereof and prior to the Closing (collectively, the “Subject DAAQ Equity Securities”) in favor of each of the Required Transaction Proposals, in each case, to the extent Subject DAAQ Equity Securities are entitled to vote thereon or consent thereto and (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject DAAQ Equity Securities to be counted as present thereat for the purpose of establishing a quorum. Without limiting the generality of the foregoing, prior to the Closing, each Sponsor Shareholder shall vote (or cause to be voted) the Subject DAAQ Securities against and withhold consent with respect to (i) any Acquisition Proposal with respect to DAAQ or any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal with respect to DAAQ or (ii) any other matter, action or proposal that would reasonably be expected to result in a breach of any of DAAQ’s covenants, agreements or obligations under the Business Combination Agreement.

2. Waiver of Anti-Dilution Protection. Each Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment to the Initial Conversion Ratio (as such term is defined in Article 17 of the DAAQ Governing Documents) or other anti-dilution protections with respect to the rate that the DAAQ Class B Shares held by it convert into DAAQ Class A Shares, including those set out in Article 17 of the DAAQ Governing Documents, in connection with the transactions contemplated by the Business Combination Agreement or otherwise. DAAQ hereby acknowledges and agrees to such waiver. Each Sponsor Shareholder hereby acknowledges and agrees that immediately prior to the Domestication, each DAAQ Class B Share will be automatically converted into one (1) DAAQ Class A Share.

3. Representations and Warranties of Sponsor Shareholders. Each Sponsor Shareholder, severally and not jointly, represents and warrants, as of the date hereof to DAAQ and the Company, in each case, only with respect to itself, as follows:

(a) If the Sponsor Shareholder is an individual, such Person has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform such Person’s obligations hereunder and to consummate the transactions contemplated hereby. If the Sponsor Shareholder is not an individual: (i) such Person is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Person is incorporated, formed, organized or constituted; and (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company, partnership or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, partnership or similar organizational actions on the part of such Person.

(b) This Agreement has been duly and validly executed and delivered by such Sponsor Shareholder and constitutes a valid, legal and binding agreement of such Sponsor Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against such Sponsor Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of such Sponsor Shareholder with respect to such Sponsor Shareholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of such Sponsor Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by such Sponsor Shareholder, the performance by such Sponsor Shareholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) to the extent such Sponsor Shareholder is an entity, result in any breach of any provision of such Sponsor Shareholder’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Sponsor Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which such Sponsor Shareholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject DAAQ Equity Securities, except, in the case of any of clauses (ii) through (iv) above, as would not adversely affect the ability of such Sponsor Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

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(e) Such Sponsor Shareholder is the record and/or beneficial owner, as applicable, of the Subject DAAQ Equity Securities set forth opposite such Person’s name on Schedule I hereto and has valid, good and marketable title to the Subject DAAQ Equity Securities, free and clear of all Liens (other than transfer restrictions under applicable Securities Law, under the governing documents of DAAQ or under that certain Letter Agreement, dated April 28, 2025, by and among DAAQ, DAAQ Sponsor LLC and DAAQ’s officers, directors and advisors). Except for the Equity Securities of DAAQ set forth on Schedule I hereto, together with any other Equity Securities of DAAQ that such Sponsor Shareholder acquires record or beneficial ownership of after the date hereof, such Sponsor Shareholder does not own, beneficially or of record, any Equity Securities of DAAQ or have the right to acquire any Equity Securities of DAAQ. Such Sponsor Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject DAAQ Equity Securities and, except for this Agreement, the Business Combination Agreement, the DAAQ Governing Documents, or any proxy given for purposes of voting in favor of the Transaction Proposals, such Sponsor Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Sponsor Shareholder to Transfer any of the Subject DAAQ Equity Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject DAAQ Equity Securities in a manner inconsistent with the requirements of this Agreement. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

(f) There is no Proceeding pending or, to such Sponsor Shareholder’s knowledge, threatened in writing against or involving such Sponsor Shareholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of such Sponsor Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) Such Sponsor Shareholder understands and acknowledges that each of DAAQ and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor Shareholder’s execution and delivery of this Agreement.

4. Transfer. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof, each Sponsor Shareholder agrees to comply with the transfer restrictions of Section 7 of that certain Letter Agreement, dated April 28,2025, by and among DAAQ and the parties thereto, applicable to “Insiders” (as defined therein).

5. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Effective Time, (b) the termination of the Business Combination Agreement prior to the Closing in accordance with its terms, (c) the dissolution or liquidation of DAAQ in accordance with the terms of the DAAQ Governing Documents and (d) the written agreement of the Sponsor Shareholders, DAAQ, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. Sections 6 to 12 of this Agreement shall survive the termination of this Agreement.

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6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Sponsor Shareholder makes any agreement or understanding herein in any capacity other than in such Sponsor Shareholder’s capacity as a record holder and beneficial owner of the Subject DAAQ Equity Securities, and not in such Sponsor Shareholder’s capacity as a director, officer or employee of any DAAQ Party, and (b) nothing herein will be construed to limit or affect any action or inaction by such Sponsor Shareholder or any representative of such Sponsor Shareholder serving as a member of the board of directors of any DAAQ Party or as an officer, employee or fiduciary of any DAAQ Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such DAAQ Party.

7. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the other Party’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 7 shall be void.

8. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject DAAQ Equity Securities. All rights, ownership and economic benefits of and relating to the Subject DAAQ Equity Securities shall remain vested in and belong to such Sponsor Shareholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of DAAQ or exercise any power or authority to direct any Sponsor Shareholder in the voting of any of the Subject DAAQ Equity Securities, except as otherwise expressly provided herein with respect to the Subject DAAQ Equity Securities. Except as otherwise expressly provided in Section 1, no Sponsor Shareholder shall be restricted from voting in favor of, against or abstaining with respect to or giving (or withholding) its written consent to any other matters presented to the shareholders of DAAQ.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or receipt of a similar message that such e-mail was not deliverable or not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to any DAAQ Party, to:

Digital Asset Acquisition Corp.
174 Nassau Street, Suite 2100
Princeton, New Jersey 08542
Attn: Peter Ort, Principal Executive Officer

         Jeff Tuder, Chief Financial Officer
E-mail: [***]
             [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1155 Avenue of the Americas, 22nd Floor
New York, New York 10036
Attn: Elliott Smith; Gina Eiben
E-mail: [***]; [***]

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If to the Company, to:

Old Glory Holding Company
206 S. Main Street
Elmore City, Oklahoma 73433
Attn: Michael P. Ring, President & CEO
E-mail: [***]

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

Attention: Giovanni Caruso

E-mail: [***]

and a copy (which shall not constitute notice) to:

Paul Foster Law Offices, PC
2150 McKown Dr.

Norman, Oklahoma 73072

Attn: Paul Foster

E-mail: [***]

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

12. Construction; Miscellaneous. Sections 9.5, 9.6, 9.9, 9.10, and 9.14 - 9.17 of the Business Combination Agreement shall apply to this agreement, mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the date first written above.

DAAQ:

DIGITAL ASSET ACQUISITION CORP.

By:	/s/ Peter Ort
Name: Peter Ort
Title: Principal Executive Officer and Co-Chairman

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR SHAREHOLDERS:

DAAQ SPONSOR LLC

By:	/s/ Peter Ort
Name: Peter Ort
Title: Managing Member

/s/ Rebecca Rettig
Rebecca Rettig

/s/ Tom Trowbridge
Tom Trowbridge

/s/ Kristin Smith
Kristin Smith

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:

OLD GLORY HOLDING COMPANY

By:	/s/ Michael Ring
Name: Michael Ring
Title:

[Signature Page to Sponsor Support Agreement]

ANNEX F

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is dated as of January 12, 2026, by and between Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ”), and [●], a [●] (the “Stockholder”), a stockholder of Old Glory Holding Company, a Delaware corporation, registered as a Bank Holding Company under the Bank Holding Company Act of 1956 (the “Company”). Each of DAAQ and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, DAAQ and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended or modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, DAAQ shall domesticate as a Texas corporation (the “Domestication”) with the continuing entity following the Domestication to be renamed “Old Glory Financial Company” (“PubCo”), and following the Domestication, the Company will merge with and into PubCo, with PubCo as the surviving company in the merger, and each Company Share (including the Subject Company Shares (as defined below)) will be converted into the right to receive PubCo Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of issued and outstanding Company Shares set forth on Schedule A hereto (the “Owned Shares”, and together with any other Company Shares that the Stockholder acquires record and beneficial ownership of after the date hereof, collectively, the “Subject Company Shares”); and

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Business Combination Agreement and as a material inducement to DAAQ agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Stockholder desires to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Company Shareholder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within three (3) Business Days) following the date on which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholder, in its, his or her capacity as a stockholder of the Company, shall duly execute and deliver to the Company and DAAQ the Company Shareholder Written Consent under which the Stockholder shall irrevocably and unconditionally consent with respect to the Subject Company Shares to the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger). Without limiting the generality of the foregoing, prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such other matters, actions or proposals necessary or reasonably requested by the Company or DAAQ for consummation of the Merger or the other Transactions. Without limiting the generality of the foregoing, prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (i) any Acquisition Proposal with respect to the Company or any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal with respect to the Company or (ii) any other matter, action or proposal that would reasonably be expected to result in a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement.

(b) Without limiting any other rights or remedies of DAAQ, the Stockholder hereby irrevocably appoints DAAQ or any officer of DAAQ designated by DAAQ as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Stockholder, (i) to attend on behalf of the Stockholder any meeting of the Company Shareholders with respect to the matters described in Section 1(a), (ii) to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent) with respect to, the Subject Company Shares on the matters specified in, and in accordance and consistent with, Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for DAAQ entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

2. Other Covenants and Agreements.

(a) The Stockholder agrees that the Stockholder shall (i) be bound by and subject to (A) Section 6.3 (Confidentiality and Access to Information) and Section 6.4 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Stockholder is directly party thereto, and (B) Section 9.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto and (ii) not, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 6.6(a) of the Business Combination Agreement.

(b) The Stockholder acknowledges and agrees that DAAQ is entering into the Business Combination Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, DAAQ and the other DAAQ Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

3. Stockholder Representations and Warranties. The Stockholder represents and warrants to DAAQ as follows:

(a) If the Stockholder is an entity, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Stockholder has, if the Stockholder is an entity, the requisite corporate, limited liability company or other similar power and authority, and if the Stockholder is a person, the capacity, right and authority, to execute and deliver this Agreement, to perform the Stockholder’s covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by DAAQ), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of the Stockholder’s covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of the Stockholder’s covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) to the extent Stockholder is an entity, result in any breach of any provision of the Stockholder’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Stockholder or any of the Stockholder’s properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of the Stockholder’s covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Owned Shares and has valid, good and marketable title to the Owned Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 6.1(b)(vi) of the Business Combination Agreement, the Stockholder does not own, beneficially or of record, any Equity Securities of any Group Company or have the right to acquire any Equity Securities of any Group Company. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Owned Shares and, except for this Agreement and the Business Combination Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares that would adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of the Stockholder’s covenants, agreements or obligations hereunder in any material respect.

(f) There is no Proceeding pending or, to the Stockholder’s knowledge, threatened in writing against or involving the Stockholder or any of the Stockholder’s Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on the Stockholder’s own behalf and on behalf of the Stockholder’s Representatives, acknowledges, represents, warrants and agrees that (i) the Stockholder has conducted the Stockholder’s own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the DAAQ Parties and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which the Stockholder is or will be a party and (ii) the Stockholder has been furnished with or given access to such documents and information about the DAAQ Parties and their respective businesses and operations as the Stockholder and the Stockholder’s Representatives have deemed necessary to enable the Stockholder to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which the Stockholder is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which the Stockholder is or will be a party, the Stockholder has relied solely on the Stockholder’s own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which the Stockholder is or will be a party and no other representations or warranties of any DAAQ Party (including, for the avoidance of doubt, none of the representations or warranties of any DAAQ Party set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Stockholder, on the Stockholder’s own behalf and on behalf of the Stockholder’s Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which the Stockholder is or will be a party, none of the DAAQ Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

4. Transfer of Subject Company Shares. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of DAAQ (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b); provided, however, that the foregoing shall not apply to any Transfer (A) to any Affiliates of the Stockholder; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; and (D) by virtue of the Stockholder’s organizational documents upon liquidation or dissolution of the Stockholder; provided, that Stockholder shall, and shall cause any transferee of any Transfer of the type set forth in clauses (A) through (C), to enter into a written agreement in form and substance reasonably satisfactory to DAAQ, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the Stockholder hereunder and the making of all the representations and warranties of the Stockholder set forth in Section 3 with respect to such transferee and the Stockholder’s Subject Company Shares received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement prior to the Acquisition Closing in accordance with its terms. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve the Stockholder from liability for any breach of this Agreement prior to such termination. Section 2(a) and Sections 6 to 13 of this Agreement shall survive the termination of this Agreement.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Owned Shares, and not in such Stockholder’s capacity as a director, officer or employee of any Group Company, and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder or any representative of such Stockholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.

7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties, as applicable, as follows:

If to any DAAQ Party, to:

Digital Asset Acquisition Corp.
174 Nassau Street, Suite 2100
Princeton, New Jersey 08542
Attn: Peter Ort, Principal Executive Officer
          Jeff Tuder, Chief Financial Officer
E-mail: [***]
             [***]

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
1155 Avenue of the Americas, 22nd Floor
New York, New York 10036
Attn: Elliott Smith; Gina Eiben
E-mail: [***]; [***]

If to the Company, to:

Old Glory Holding Company
206 S. Main Street
Elmore City, Oklahoma 73433
Attn: Michael P. Ring, President & CEO
E-mail: [***]

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

Attention: Giovanni Caruso

E-mail: [***]

and a copy (which shall not constitute notice) to:

 Paul Foster Law Offices, PC

2150 McKown Dr.

Norman, Oklahoma 73072

 Attn: Paul Foster

 E-mail: [***]

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

8. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

9. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and DAAQ. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without DAAQ’s prior written consent (in the case of the Stockholder) and the Stockholder’s written consent (in the case of DAAQ) (in each case, to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9 shall be void.

10. Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11. Disclosure. Each Stockholder authorizes DAAQ to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Entities), such Stockholder’s identity and ownership of the Subject Company Shares, the nature of such Stockholder’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by DAAQ. Each Stockholder will promptly provide any information reasonably requested in writing by DAAQ for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including, for the avoidance of doubt, any filings by DAAQ with the SEC).

12. Acknowledgements. The Parties each acknowledges that (a) Perkins Coie LLP, counsel for DAAQ, is representing DAAQ in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (b) Loeb & Loeb LLP, counsel for the Company, is representing the Company in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (c) none of the foregoing firms is representing the Stockholder in connection with this Agreement, the Merger, the Business Combination Agreement, the Ancillary Document or the transactions contemplated hereby, thereby or otherwise and (d) the Stockholder acknowledges that such Stockholder has had the opportunity to consult with such Stockholder’s own counsel.

13. Construction; Miscellaneous. Sections 9.5, 9.6, 9.9, 9.10, and 9.14 - 9.17 of the Business Combination Agreement shall apply to this agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

DIGITAL ASSET ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Company Shares	Number of Shares
Class A Common Stock	[●]
Class B Common Stock	[●]

Equity Securities	Number of Shares
[●]
[●]

Schedule A – Page 1

ANNEX H

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2026, by and among Old Glory Holding Company, a Delaware corporation registered as a Bank Holding Company under the Bank Holding Company Act of 1956 (the “Company”), Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ” or “PubCo” following the Domestication), and each of DAAQ Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the Persons set forth on Schedule 1 hereto (the “Sponsor Holders”) and the Persons set forth on Schedule 2 hereto (the “OGB Holders”). The Sponsor, the Sponsor Holders, the OGB Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among DAAQ and the Company; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, DAAQ and the Company and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Securities shall become subject to limitations on Transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, DAAQ and the Company hereby agree with each of the Holders as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Lock-Up Period” shall mean, with respect to each of the Holders and their respective Permitted Transferees, the period beginning on the Closing Date and ending on the earlier of (A) one year after the Closing and (B) after the Closing, (x) the date on which the last sale price of PubCo Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day period commencing at least 150 days after the Closing Date, or (y) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Pubco’s stockholders having the right to exchange their PubCo Shares for cash, securities or other property.

(b) “Lock-Up Securities” shall mean the PubCo Shares, including any PubCo Shares issuable upon exercise of any options (“Company Options”) or warrants (“Company Warrants”) of the Company, held by the Holders immediately following the Closing but excluding, for the avoidance of doubt, the Company Options or Company Warrants themselves. For the avoidance of doubt, “Lock-Up Securities” shall not include any DAAQ Warrants held by the Holders immediately following the Closing or any PubCo Shares issuable upon exercise of such DAAQ Warrants.

(c) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to Transfer Lock-Up Securities prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(d) “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(h) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposal of or agreement to dispose of; directly or indirectly, or establishment or increase of a put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or engagement in any Short Sales, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees that it shall not Transfer any Lock-Up Securities until the end of the Lock-Up Period applicable to such Holder.

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Securities during the Lock-Up Period (i) to (A) any direct or indirect partners, members or equity holders of the Sponsor, any affiliates of the Sponsor or any funds or accounts controlled, managed or advised by such Persons or their respective affiliates or (B) the Sponsor Holders or any direct or indirect partners, members or equity holders of the Sponsor Holders, any affiliates of the Sponsor Holders or any funds or accounts controlled, managed or advised by such Persons or their respective affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of such individual’s immediate family or an affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vi) to the Company; (vii) in connection with a liquidation, merger, share exchange, reorganization, tender offer approved by the board of directors of the Company (the “Company Board”) or a duly authorized committee thereof or other similar transaction which results in all of the Company’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property subsequent to the Closing Date; (viii) in connection with any legal, regulatory or other order; or (ix) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) and (ix), such Permitted Transferees must enter into a duly executed joinder to this Agreement in the form of Exhibit A hereto; provided, further, that no filing by any Holder under the Exchange Act or other public announcement shall be made (including voluntarily) in connection with such Transfer except as otherwise compelled or required to comply with applicable law or legal process or any request by a Governmental Entity or the rules of any securities exchange, foreign securities exchange, futures exchange, commodities exchange or contract market; provided, further, that any Transfer pursuant to this Section 2(b) shall not involve a disposition for value.

(c) In order to enforce this Section 2, the Company may impose stop-transfer instructions with respect to the Lock-Up Securities until the end of the Lock-Up Period; provided that such instructions permit the transfers contemplated by clause (b) above.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a securityholder of the Company with respect to the Lock-Up Securities during the Lock-Up Period, including the right to vote any Lock-Up Security that such Holder is entitled to vote, as applicable.

(e) Notwithstanding anything in this Agreement to the contrary, the Company Board shall be entitled to release any Holder from any or all of its obligations hereunder on behalf of the Company.

(f)   The lock-up provisions in this Section 2 shall, with respect to any Holder, supersede the lock-up provisions contained in Sections 7(a) of that certain letter agreement, dated as of April 28, 2025, by and among DAAQ, the Sponsor and DAAQ’s officers, directors and advisors (the “Prior Agreement”) with respect to such Holder and such provision of the Prior Agreement shall be of no further force or effect with respect to such Holder.

2

3. Validity of Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the applicable Lock-Up Securities as one of its equity holders for any purpose.

4. Effectiveness; Termination. This Agreement shall be effective upon consummation of the transactions contemplated by the Business Combination Agreement and shall terminate on the date on which Holder no longer holds Lock-Up Securities.

5. Miscellaneous.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law principle, provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Texas.

(b) Consent to Jurisdiction and Service of Process. Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Texas Business Court (as well as to any courts to which an appeal may be taken from the Texas Business Court), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of such proceeding or action shall be heard and determined only in such court and (iv) agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transaction contemplated hereby in any other court. Service of process with respect thereto may be made upon any party to this Agreement by mailing a copy thereof by registered or certified mail, postage paid, to such party at its address as provided in Section 5(h), without limiting the right of a party to serve process in any other matter permitted by applicable laws.

(c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(c).

(d) Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(e) Specific Performance. Each Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by such Holder, money damages will be inadequate and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

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(f)   Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by (i) the Company and (ii) Holders holding a majority of the PubCo Shares that are then subject to this Agreement; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects a Holder, solely in its capacity as a holder of Lock-Up Securities, shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid or (iii) when delivered by FedEx or other nationally recognized overnight delivery service, addressed, if to the Company, to: [●], [●], Attn: Investor Relations, email [●], with a copy, which shall not constitute notice, to [●], Attn: [●], email: [●]; and if to any Holder, at such Holder’s address or email address as set forth in the Company’s books and records.

(i)   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(j)   Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement (other than Section 2(f)) shall limit any of the rights, remedies or obligations of the Company or any of the Holders under any other agreement between any of the Holders and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or the Company under this Agreement.

(k) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(l)  Counterparts. The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail or otherwise by electronic transmission evidencing an intent to sign this Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

DAAQ:

DIGITAL ASSET ACQUISITION CORP.

By:
Name:	[●]
Title:	[●]

COMPANY:

Old Glory HOLDING Company

By:
Name:	[●]
Title:	[●]

HOLDER:

DAAQ SPONSOR LLC

By:
Name:	[●]
Title:	[●]

[Signature Page to Lock-Up Agreement]

SCHEDULE 1

SPONSOR HOLDERS

[TO COME]

Schedule 1-1

SCHEDULE 2

OGB HOLDERS

[TO COME]

Schedule 2-1

EXHIBIT A

FORM OF JOINDER TO LOCKUP AGREEMENT

Reference is made to the Lockup Agreement, dated as of [●], 2026, by and among Digital Asset Acquisition Corp.) (“DAAQ”), Old Glory Holding Company (the “Company”), DAAQ Sponsor LLC, the OGB Holders (as defined therein) and the Sponsor Holders (as defined therein) who from time to time become a party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and each undersigned holder of common stock of the Company (each, a “New Shareholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Shareholder Party hereby agrees to and does become party to the Lockup Agreement as a Holder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Shareholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title:

[Old Glory Financial Company]

By:
Name:
Title:

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. DAAQ’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. DAAQ has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures DAAQ against its obligations to indemnify its officers and directors.

DAAQ’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to DAAQ and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by DAAQ if (i) DAAQ has sufficient funds outside of the Trust Account or (ii) DAAQ consummates an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DAAQ pursuant to the foregoing provisions, DAAQ has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No	Exhibit
2.1†	Business Combination Agreement, dated as of January 13, 2026, by and between Digital Asset Acquisition Corp. and Old Gory Holding Company (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).
2.2*	Form of Certificate of Merger of Old Glory Holding Company with and into OGB Financial Company (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.1	Amended and Restated Memorandum and Articles of Incorporation of DAAQ (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).
3.2*	Form of Certificate of Formation of OGB Financial Company (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
3.3*	Form of Bylaws of OGB Financial Company (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-284776), filed with the SEC on April 23, 2025).
4.2	Specimen Class A Ordinary Shares Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-284776), filed with the SEC on April 23, 2025).
4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-284776), filed with the SEC on April 23, 2025).
4.4	Warrant Agreement, dated April 28, 2025, by and between the Registrant and Efficiency, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).

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Exhibit No	Exhibit
4.5*	Specimen Common Stock Certificate of OGB Financial Company
4.6*	Specimen Warrant Certificate of OGB Financial Company
5.1*	Opinion of Jackson Walker L.L.P. as to the validity of the securities being registered.
8.1+	Opinion of Loeb & Loeb LLP regarding certain U.S. federal income tax matters.
10.1	Letter Agreement, dated April 28, 2025, by and among the Registrant, DAAQ Sponsor LLC and each of the executive officers and directors of Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).
10.2	Investment Management Trust Agreement, dated April 28, 2025, by and between the Registrant and Efficiency, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).
10.3	Registration Rights Agreement, dated April 28, 2025, by and among the Registrant, DAAQ Sponsor LLC and the other holders party thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).
10.4	Private Placement Warrants Purchase Agreement, dated April 28, 2025, by and between the Registrant and DAAQ Sponsor LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).
10.5	Private Placement Warrants Purchase Agreement, dated April 28, 2025, by and between the Company, the Representative and Clear Street (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).
10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-284776), filed with the SEC on April 23, 2025).
10.7	Administrative Services Agreement, dated April 28, 2025, by and between the Company and DAAQ Sponsor LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 001-42612), filed with the SEC on May 1, 2025).
10.8	Promissory Note, dated December 11, 2024, issued to DAAQ Sponsor LLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-284776), filed with the SEC on April 23, 2025).
10.9	Securities Subscription Agreement, dated December 11, 2024, between DAAQ Sponsor LLC and the Registrant (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-284776), filed with the SEC on April 23, 2025).
10.10	Sponsor Support Agreement, dated as of January 13, 2026 by and among Digital Asset Acquisition Corp., Old Glory Holding Company, DAAQ Sponsor LLC and the other parties thereto Form of Certificate of Formation of OGB Financial Company (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.11	Form of Old Glory Support Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.12*	Form of Registration Rights Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.13	Form of Lock-Up Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).
10.14*	Form of OGB Pubco Equity Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).
23.1+	Consent of WithumSmith+Brown, PC.
23.2+	Consent of Crowe LLP.
23.3*	Consent of Jackson Walker L.L.P. (included in Exhibit 5.1 hereto).
23.4+	Consent of Loeb & Loeb LLP (included in Exhibit 8.1 hereto).
24.1**	Power of Attorney (included on signature page to the initial registration statement).
99.1*	Form of Proxy Card.
99.2**	Old Glory Bank FDIC and Oklahoma State Banking Department Consent Order.
99.3+	Master Agreement between Fiserv Solutions, LLC and Old Glory Bank, as successor to Old Glory Holding Company, dated June 13, 2022.
99.4+	Master Agreement between Q2 Software Inc. and Old Glory Bank, as successor to Old Glory Holding Company, dated June 1, 2022.
99.5+	Consent of Director Nominee Peter Ort
99.6+	Consent of Director Nominee Michael Sonnenshein
99.7+	Consent of Director Nominee Joseph Meade
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table.

*	To be filed by amendment.
**	Previously filed.
+	Filed herewith.
†	Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. Digital Asset Acquisition Corp. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

II-2

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-3

(5)	That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey on May 29, 2026.

Digital Asset Acquisition Corp.

By:	/s/ Peter Ort
Peter Ort
Principal Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Peter Ort	Principal Executive Officer and Co-Chairman	May 29, 2026
Peter Ort	(Principal Executive Officer)

/s/ Jeff Tuder	Principal Financial Officer and Co-Chairman	May 29, 2026
Jeff Tuder	(Principal Financial and Accounting Officer)

*	Director	May 29, 2026
Rebecca Rettig

*	Director	May 29, 2026
Kristin Smith

*	Director	May 29, 2026
Thomas R. Trowbridge IV

*/s/ Peter Ort
Peter Ort
Attorney-in-Fact

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, Oklahoma on May 29, 2026.

Old Glory Holding Company

By:	/s/ Mike P. Ring
Mike P. Ring
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Co-Registrant and in the capacity and on the dates indicated.

Signature	Title	Date

/s/ Mike P. Ring	President, Chief Executive Officer and Director	May 29, 2026
Mike P. Ring	(Principal Executive Officer)

/s/ David Bright	Chief Financial Officer	May 29, 2026
David Bright	(Principal Financial and Accounting Officer)

/s/ Ben Carson	Director	May 29, 2026
Ben Carson

/s/ Larry Elder	Director	May 29, 2026
Larry Elder

/s/ Anthony Dieste	Director	May 29, 2026
Anthony Dieste

/s/ Dan Schneider	Director	May 29, 2026
Dan Schneider

II-6

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Digital Asset Acquisition Corp., has signed this registration statement or amendment thereto in Princeton, New Jersey, on May 29, 2026.

Digital Asset Acquisition Corp.

By:	/s/ Peter Ort
Peter Ort
Principal Executive Officer

II-7